UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INOTEK PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies Ordinary Shares of Rocket Pharmaceuticals, Ltd., par value $0.01
(2)

Aggregate number of securities to which transaction applies:

130,998,789 shares of common stock of Inotek Pharmaceuticals Corporation (“Inotek”) to be issued or issuable upon the exercise of options, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, by and among Inotek, Rome Merger Sub, a wholly-owned subsidiary of Inotek, and Rocket Pharmaceuticals, Ltd. (“Rocket”), assuming the exchange ratio determined based on information as to equity ownership as of September 19, 2017 and other assumptions discussed in this proxy statement, including the assumption that Rocket shareholders will own approximately 81% of the combined company, on a fully-diluted basis and that Inotek stockholders will own approximately 19% of the combined company, on a fully-diluted basis.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon 130,998,789 shares of Inotek common stock being issued in the transaction to Rocket shareholders, multiplied by $2.05, which is the average of high and low trading prices as reported on The NASDAQ Global Market within five business days prior to October 12, 2017. The filing fee was determined by multiplying $0.0001245 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $268,547,517.45
	(5)	Total fee paid: $33,434.17

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $0
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED OCTOBER 12, 2017—SUBJECT TO COMPLETION

Dear Inotek Stockholder:

You are cordially invited to attend the special meeting of the stockholders of Inotek Pharmaceuticals Corporation, a Delaware corporation, which we refer to as Inotek, which will be held at [●], local time, on [●], at [●], unless postponed or adjourned to a later date. This is an important special meeting that affects your investment in Inotek.

On September 12, 2017, Inotek and Rocket Pharmaceuticals, Ltd., which we refer to as Rocket, entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, pursuant to which a wholly-owned subsidiary of Inotek will merge with and into Rocket with Rocket surviving as a wholly -owned subsidiary of Inotek. Immediately following the effective time (as defined herein) of the merger, Rocket’s shareholders will own approximately 81% of the combined company, on a fully-diluted basis and Inotek’s stockholders will own approximately 19% of the combined company, on a fully-diluted basis, if Inotek has a valuation $47 million, which is based on a projected net cash balance (or cash and cash equivalents minus outstanding liabilities) at the closing of $42 million, plus an additional $5 million of enterprise value. Following the merger, Inotek will change its name to “Rocket Pharmaceuticals, Inc.,” which we refer to as New Rocket or the combined company.

Inotek is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the merger. At the special meeting, Inotek will ask its stockholders to approve the issuance of Inotek’s common stock pursuant to the merger agreement. Pursuant to NASDAQ rules, the issuance of Inotek’s common stock requires Inotek’s stockholders approval because it exceeds 20% of the number of shares of Inotek common stock outstanding prior to the issuance. Furthermore, the issuance of the shares requires Inotek’s approval under NASDAQ’s rules because it will result in a “change of control” of Inotek. Inotek will also ask its stockholders to approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock, which we refer to as the reverse stock split. Upon the effectiveness of the amendment to Inotek’s seventh amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Inotek’s common stock will be combined into a lesser number of shares to be determined by Inotek’s board of directors prior to the effective time of such amendment and public announcement by Inotek.

After careful consideration, Inotek’s board of directors has approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Inotek’s stockholders. Accordingly, Inotek’s board of directors unanimously recommends that stockholders vote “FOR” the issuance of Inotek’s common stock pursuant to the merger agreement and the resulting “change of control” of Inotek under NASDAQ rules, “FOR” the amendment to Inotek’s seventh amended and restated certificate of incorporation to effect the reverse stock split to maintain the listing of Inotek common stock on the NASDAQ Global Market and “FOR” the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the issuance of Inotek’s common stock pursuant to the merger agreement and the transactions contemplated therein or to approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock at the time of the special meeting.

More information about Inotek, Rocket and the proposed transactions are contained in the accompanying proxy statement. Inotek urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 14.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. You can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

Inotek is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

David P. Southwell
President, and Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Inotek common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], and is first being mailed to stockholders on or about [●], 2017.

91 HARTWELL AVENUE, LEXINGTON, MA 02421

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2017.

To the Stockholders of Inotek Pharmaceuticals Corporation:

A special meeting of stockholders of Inotek Pharmaceuticals Corporation, which we refer to as Inotek, will be held at [●], local time, on [●], 2017, at [●], to consider and act upon the following matters:

1.	To approve the issuance of Inotek’s common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, by and among Inotek, Rome Merger Sub, a wholly-owned subsidiary of Inotek, and Rocket Pharmaceuticals, Ltd., which we refer to as Rocket, and the resulting “change of control” of Inotek under NASDAQ rules.

2.	To approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock.

3.	To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

If Inotek is to complete the merger with Rocket, stockholders must approve Proposal 1. The approval of Proposal 2 is not a condition to the completion of the merger with Rocket.

Stockholders also will consider and act on any other matters as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

Inotek’s common stock is the only type of security entitled to vote at the special meeting. The board of directors has fixed [●], 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Inotek’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Inotek had [●] shares of common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Inotek’s common stock present in person or represented by proxy and entitled to vote on such matter at the special meeting is required for approval of Proposal 1. The affirmative vote of holders of a majority of the outstanding shares of Inotek’s common stock as of the record date for the special meeting is required for approval of Proposal 2. Whether or not you plan to attend the special meeting in person, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposals 1 through 3. If you fail either to return your proxy card or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against Proposal 2. If you attend the special meeting, you may, upon your written request, withdraw your proxy and vote in person. You may revoke your proxy at any time before the polls close at the special meeting by sending a written notice to the Corporate Secretary of Inotek, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet

(only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●] or by attending the special meeting and voting in person.

By Order of the Board of Directors of Inotek Pharmaceuticals Corporation

David P. Southwell President, and Chief Executive Officer and Director

[●], 2017

Lexington, Massachusetts

INOTEK’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF INOTEK AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. INOTEK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTEK’S STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules thereunder, contains a notice of meeting with respect to the special meeting of stockholders at which Inotek’s stockholders will consider and vote on the proposals to approve the issuance of Inotek’s common stock issuable to the holders of Rocket’s ordinary shares pursuant to the merger agreement described in this proxy statement and the resulting “change of control” of Inotek under NASDAQ rules and an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock to maintain the listing of Inotek common stock on the NASDAQ Global Market.

Additional business and financial information about Inotek can be found in documents previously filed by Inotek with the U.S. Securities and Exchange Commission, which we refer to as the SEC. This information is available to you without charge on the SEC’s website, Inotek stockholders will also be able to obtain the proxy statement, free of charge, from Inotek by requesting copies in writing using the following contact information:

INOTEK PHARMACEUTICALS CORPORATION

Attn: Corporate Secretary

91 Hartwell Avenue

Lexington, MA 02421

Tel: (781) 676-2100

You may also request additional copies from Inotek’s proxy solicitor, The Proxy Advisory Group, LLC, using the following contact information:

18 East 41st Street, Suite 2000

New York, NY 10017-6219

Stockholders Call Toll-Free: (888) 337-7699

See “Where You Can Find More Information” beginning on page 152.

i

Annex A	Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, among Inotek Pharmaceuticals Corporation, Rome Merger Sub and Rocket Pharmaceuticals, Ltd.
Annex B-1	Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016.
Annex B-2	Inotek’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.
Annex B-3	Inotek’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.
Annex C	Opinion of Inotek’s Financial Advisor.
Annex D-1	Form of Voting Agreement with certain of Inotek’s stockholders.
Annex D-2	Form of Voting Agreement with certain of Rocket’s shareholders.
Annex D-3	Form of Lock-up Agreements with certain of Inotek’s stockholders and Rocket’s shareholders.
Annex E	Certificate of Amendment to the Certificate of Incorporation of Inotek Pharmaceutical Corporation (reverse stock split).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Except as specifically indicated, the following information and all other information contained in this proxy statement does not give effect to the reverse stock split described in Proposal 2.

The following section provides answers to frequently asked questions about the special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the annexes.

Q:	What is the merger?

A:	Inotek and Rocket have entered into an Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, which we refer to as the merger agreement, that contains the terms and conditions of the proposed business combination of Inotek and Rocket. Under the merger agreement, Rome Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of Inotek formed by Inotek in connection with the merger, which we refer to as the acquisition subsidiary, will merge with and into Rocket, with Rocket surviving as a wholly-owned subsidiary of Inotek. This transaction is referred to as the merger. Immediately following the effective time of the merger, Rocket’s shareholders will own approximately 81% of the combined company, on a fully-diluted basis and Inotek’s stockholders will own approximately 19% of the combined company, on a fully-diluted basis, if Inotek has a valuation $47 million, which is based on a projected net cash balance (or cash and cash equivalents minus outstanding liabilities) at the closing of $42 million, plus an additional $5 million of enterprise value.

For a more complete description of the merger, please see the section entitled “The Merger Agreement” beginning on page 73 of this proxy statement.

Q:	What will happen to Inotek if, for any reason, the merger with Rocket does not close?

A:	Inotek has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Rocket. In the event the merger does not close, Inotek will have a limited ability to continue its current operations without obtaining additional financing. Although Inotek’s board of directors may elect to, among other things, attempt to complete another strategic transaction if the merger with Rocket does not close, Inotek’s board of directors may instead divest all or a portion of Inotek’s business or take steps necessary to liquidate or dissolve Inotek’s business and assets if a viable alternative strategic transaction is not available.

Q:	Why is Inotek proposing to merge with Rocket?

A:	Inotek’s board of directors considered a number of factors that supported its decision to approve the merger agreement. In the course of its deliberations, Inotek’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement.

For a more complete discussion of Inotek’s reasons for the merger, please see the section entitled “The Merger—Inotek’s Reasons for the Merger; Recommendations of the Inotek Board of Directors” beginning on page 52 of this proxy statement.

Q:	What is required to consummate the merger?

A:

To consummate the merger, Inotek’s stockholders must approve the issuance of shares of Inotek’s common stock in the merger and the resulting “change of control” of Inotek under NASDAQ rules, which requires the affirmative vote of the holders of a majority of the shares of Inotek’s common stock present in person or represented by proxy and entitled to vote on such matter at the special meeting. In addition, Rocket’s shareholders must adopt the merger agreement, which requires the affirmative vote (or action by written consent) of holders of (a) either (i) at least two-thirds of the shares of Rocket’s share capital outstanding acting at a general meeting or class meeting of Rocket or (ii) the holders of all of the shares of Rocket share capital outstanding acting by written consent and (b) the holders of a majority of the outstanding shares of each series of Rocket preferred shares. On September 19, 2017 by the requisite vote, the shareholders of Rocket adopted the merger agreement at an extraordinary general meeting of shareholders of Rocket. In addition to obtaining stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived in order to consummate the merger. Inotek’s board of directors expects that a reverse stock split of Inotek common stock will increase the market price of Inotek common stock so that Inotek is able to maintain compliance with the relevant NASDAQ listing requirements for the foreseeable future.

For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 76 of this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:	Neither Inotek nor Rocket is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Inotek must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Inotek’s common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of Inotek under NASDAQ rules. Prior to consummation of the merger, Inotek intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ’s “reverse merger” rules and to effect the initial listing of Inotek’s common stock issuable in connection with the merger.

Q:	What will Rocket’s shareholders receive in the merger?

A:	Subject to the terms of the merger agreement, the percentage of the combined company that Rocket shareholders will own as of the closing of the merger is subject to adjustment at the closing based on the level of Inotek’s net cash as of a certain determination date. On a pro forma basis, based upon the number of shares of Inotek common stock to be issued in the merger, (i) current Inotek stockholders will own approximately 19% of the combined company, on a fully-diluted basis, and current Rocket shareholders will own approximately 81% of the combined company, on a fully-diluted basis, if Inotek’s net cash is between the range of $40.5 million and $43.5 million as of the determination date.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 73 of this proxy statement.

Q:	What are the material federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Inotek stockholders will not sell, exchange or dispose of any shares of Inotek common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Inotek stockholders as a result of the merger.

For a more complete description of the tax consequences of the merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67 of this proxy statement.

v

Q:	Why is Inotek seeking stockholder approval to issue shares of common stock to existing shareholders of Rocket in the merger?

A:	Because Inotek’s common stock is listed on the NASDAQ Global Market, we are subject to NASDAQ Listing Rules. Rule 5635(a) of NASDAQ Listing Rules requires stockholder approval with respect to issuances of Inotek’s common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Inotek’s common stock before the issuance. Rule 5635(b) of the NASDAQ Listing Rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

In the case of the merger, Inotek will be issuing approximately 130,998,789 shares of its common stock on a fully diluted basis, and the common stock to be issued pursuant to the merger agreement will represent greater than 20% of its voting stock. Accordingly, Inotek is seeking stockholder of approval of this issuance under NASDAQ Listing Rules.

Q:	What is the reverse stock split and why is it necessary?

A:	Immediately prior to the effective time of the merger, the outstanding shares of Inotek’s common stock will be combined into a lesser number of shares to be determined by Inotek’s board of directors prior to the effective time and publicly announced by Inotek. The board of directors of Inotek believes that a reverse stock split may be desirable for a number of reasons. Inotek common stock is currently, and will be following the completion of the merger, listed on The NASDAQ Global Market. According to applicable NASDAQ rules, in order for Inotek common stock to continue to be listed on The NASDAQ Global Market, Inotek must satisfy certain requirements established by The NASDAQ Global Market. The Inotek board of directors expects that a reverse stock split of Inotek common stock will increase the market price of Inotek common stock so that Inotek is able to maintain compliance with the relevant NASDAQ listing requirements for the foreseeable future.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Inotek as of the record date, and thus you are entitled to vote at Inotek’s special meeting. This document serves as a proxy statement used to solicit proxies for the special meeting. This document contains important information about the merger and the special meeting of Inotek, and you should read it carefully.

Q:	How does Inotek’s board of directors recommend that Inotek’s stockholders vote?

A:	After careful consideration, Inotek’s board of directors unanimously recommends that Inotek’s stockholders vote:

•	FOR Proposal 1 to approve the issuance of Inotek’s common stock pursuant to the merger agreement and the resulting “change of control” of Inotek under NASDAQ rules;

•	FOR Proposal 2 to approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect the reverse stock split to maintain the listing of Inotek common stock on the NASDAQ Global Market; and

•	FOR Proposal 3 to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

Q:	What risks should Inotek’s stockholders consider in deciding whether to vote in favor of the share issuance and the reverse stock split?

A:	Inotek’s stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page 14, which sets forth certain risks and uncertainties related to the merger and reverse stock split, risks and uncertainties to which the combined company’s business will be subject, risks and uncertainties to which Inotek, as an independent company, is subject and risks and uncertainties to which Rocket, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:	Inotek and Rocket anticipate that the consummation of the merger will occur in the first quarter of 2018 as promptly as practicable after the special meeting and following satisfaction or waiver of all closing conditions. However, the exact timing of the consummation of the merger is not yet known. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 76 of this proxy statement.

Q:	How will the merger affect share options to acquire Rocket ordinary shares?

A:	Upon the effectiveness of the merger, each outstanding option to purchase Rocket’s ordinary shares, whether vested or unvested will be assumed by Inotek and become options to purchase Inotek’s common stock and each share of Rocket preferred shares outstanding shall be converted to ordinary shares, which shall have the right to receive a number of Inotek’s common stock equal to an exchange ratio. For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 73 of this proxy statement.

Q:	How will the reverse stock split and the merger affect stock options and warrants to acquire Inotek’s common stock and Inotek’s stock option plans?

A:	As of the effective time of the reverse stock split, Inotek will adjust and proportionately decrease the number of shares of Inotek’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants to acquire Inotek’s common stock. All stock options and warrants to acquire shares of Inotek’s common stock that are outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger. In addition, as of the effective time of the reverse stock split, Inotek will adjust and proportionately decrease the total number of shares of Inotek’s common stock that may be the subject of future grants under Inotek’s stock option plans.

Q:	What do I need to do now?

A:	You are urged to read this proxy statement carefully, including each of the annexes, and to consider how the merger affects you. If your shares are registered directly in your name, you may submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date and sign the enclosed proxy card and mail return it in the enclosed postage-paid envelope. Alternatively, you can deliver your completed proxy card in person or vote by completing a ballot in person at the special meeting.

Q:	How many shares must be represented to have a quorum and hold the special meeting?

A:	A quorum of Inotek’s stockholders is necessary to hold a valid meeting. A quorum will be present if Inotek stockholders of record holding at least a majority of Inotek’s outstanding common stock entitled to vote at the special meeting are present in person or represented by proxy.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against Proposal 2, and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Q:	May I vote in person?

A:	If you are a stockholder of Inotek and your shares of Inotek’s common stock are registered directly in your name with Inotek’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Inotek. If you are a Inotek stockholder of record, you may attend the special meeting to be held on [●], 2017 and vote your shares in person, rather than signing and returning your proxy.

If your shares of Inotek’s common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the special meeting.

Q:	If my Inotek shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “discretionary,” but may not vote the shares with respect to “non-discretionary” matters. Your broker will not be able to vote your shares of Inotek’s common stock without specific instructions from you for “non-discretionary” matters. You should instruct your broker to vote your shares, following the procedures provided by your broker. Under rules applicable to broker-dealers, Proposal 1 is considered a non-discretionary matter. Proposals 2 and 3 qualify as discretionary matters.

Q:	May I change my vote after I have submitted a proxy by telephone or via the internet or mailed my signed proxy card?

A:	Any Inotek stockholder of record voting by proxy, other than those Inotek stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Inotek, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●] or by attending the special meeting and voting in person. Attendance alone at the special meeting will not revoke a proxy. If a stockholder of Inotek has instructed a broker to vote its shares of Inotek’s common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Q:	Who will count the vote?

A:	Votes will be counted by the inspector of elections appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions.

Q:	Should Inotek’s stockholders send in their stock certificates now?

A:	No. After the merger is consummated, Inotek’s stockholders will receive written instructions, as applicable, from Inotek’s transfer agent for exchanging their certificates representing shares of Inotek’s common stock for new certificates giving effect to the reverse stock split.

Q:	Am I entitled to appraisal rights?

A:	Inotek’s stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the special meeting.

Q:	Have Rocket’s shareholders agreed to adopt the merger agreement?

A:	Yes. On September 19, 2017, Rocket’s stockholders adopted the merger agreement and approved the merger and related transactions at an extraordinary general meeting of shareholders of Rocket.

Q:	Have any of Inotek’s stockholders agreed to vote in favor of the issuance of the shares in the merger?

A:	Yes. In connection with the execution of the merger agreement, holders of approximately 5% of Inotek’s fully-diluted common stock (including common stock which may be issued upon exercise of options and vesting of restricted stock units or settlement of vested restricted stock units) have entered into agreements with Rocket and Inotek that provide, among other things, that the stockholders subject to these agreements will vote in favor of the issuance of shares of Inotek’s common stock in the merger and grant to Rocket an irrevocable proxy to vote all of such stockholders’ shares of Inotek’s common stock in favor of the approval of the issuance of the shares of Inotek’s common stock in the merger and against any proposal made in opposition to, or in competition with, the issuance of shares of Inotek’s common stock in the merger.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 73 of this proxy statement.

Q:	Who is paying for this proxy solicitation?

A:	Inotek will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Inotek’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Inotek and Rocket may use the services of its directors, officers and other employees to solicit proxies from Inotek’s stockholders without additional compensation. In addition, Inotek has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm, to solicit proxies from Inotek’s stockholders for a success-based fee of $20,000, which is deemed earned and payable upon successfully securing stockholder approval for all proposals referenced herein. Inotek will also reimburse The Proxy Advisory Group, LLC, for reasonable out-of-pocket expenses capped at $2,000. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Inotek’s common stock for the forwarding of solicitation materials to the beneficial owners of Inotek’s common stock. Inotek will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials

Q:	Who can provide me with additional information and help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger and the other proposals being considered at the special meeting, including the procedures for voting your shares, you should contact The Proxy Advisory Group, LLC, Inotek’s proxy solicitor, by telephone at (888) 337-7699.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. See “Where You Can Find More Information” beginning on page 152 of this proxy statement. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

The Companies

Inotek Pharmaceuticals Corporation

91 Hartwell Avenue

Lexington, MA 02421

(781) 676-2100

Inotek is a clinical-stage biopharmaceutical company which had been focused on the discovery, development and commercialization of therapies for ocular diseases, including glaucoma. The company had been developing trabodenoson in a monotherapy and in a fixed-dose combination therapy, which we refer to as FDC, to treat glaucoma. After failing to meet the primary endpoints in its first pivotal Phase 3 trial of trabodenoson monotherapy for the treatment of primary open-angle glaucoma or ocular hypertension and its Phase 2 FDC clinical trial of trabodenoson and latanoprost for the treatment of glaucoma, Inotek voluntarily discontinued its development of trabodenoson.

Rome Merger Sub

91 Hartwell Avenue

Lexington, MA 02421

(781) 676-2100

The acquisition subsidiary is a wholly-owned subsidiary of Inotek that was recently incorporated in the Cayman Islands for the purpose of the merger. It does not conduct any business and has no material assets.

Rocket Pharmaceuticals, Ltd.

430 East 29th Street, Suite 1040

New York, NY 10016

(646) 440-9100

Rocket Pharmaceuticals, Ltd. is an emerging, clinical-stage biotechnology company focused on developing first-in-class gene therapy treatment options for rare, undertreated diseases. Rocket’s multi-platform development approach applies the well-established lentiviral virus, which we refer to as LVV, adeno-associated virus, which we refer to as AAV, gene therapy platforms. Rocket’s lead clinical program is a LVV-based gene therapy for the treatment of Fanconi Anemia, which we refer to as FA, a difficult to treat genetic disease that leads to bone marrow failure and potentially cancer. Preclinical studies of additional bone marrow-derived disorders are ongoing and target Pyruvate Kinase Deficiency, which we refer to as PKD, Leukocyte Adhesion Deficiency-1, which we refer to as LAD-1 and Infantile Malignant Osteopetrosis. Rocket is also developing an AAV-based gene therapy program for an undisclosed rare pediatric disease.

The Combined Company

At the effective time of the merger, the current stockholders of Inotek and current shareholders of Rocket are expected to own approximately 19% and 81% of the combined company, respectively, on a fully-diluted basis, which is based on Inotek’s estimated net cash balance (or cash and cash equivalents minus outstanding liabilities) at the closing of $42 million, plus an additional $5 million of enterprise value. The ownership percentage is subject to adjustment based on Inotek’s net cash as of a certain determination date, as discussed in “The Merger Agreement—Merger Consideration.” The principal executive office of the combined company is expected to be located in New York, NY.

Summary of the Merger

Upon the terms and subject to the conditions of the merger agreement, the acquisition subsidiary, a wholly-owned subsidiary of Inotek formed by Inotek in connection with the merger, will merge with and into Rocket. The merger agreement provides that upon the consummation of the merger the separate existence of acquisition subsidiary shall cease. Rocket will continue as the surviving corporation and will be a wholly-owned subsidiary of Inotek. Immediately following the effective time of the merger, Rocket’s shareholders will own approximately 81% of the combined company, on a fully-diluted basis and Inotek’s stockholders will own approximately 19% of the combined company, on a fully-diluted basis, if Inotek has a valuation $47 million, which is based on a projected net cash balance (or cash and cash equivalents minus outstanding liabilities) at the closing of $42 million, plus an additional $5 million of enterprise value. Following the merger, Inotek will change its name to “Rocket Pharmaceuticals, Inc.,” which we refer to as New Rocket or the combined company.

Reasons for the Merger (see page 52)

The board of directors of Inotek considered various reasons for the merger, as described herein.

Opinion of Inotek’s Financial Advisor (see page 55)

In connection with the merger, Inotek’s financial advisor, Perella Weinberg Partners LP, which we refer to as Perella Weinberg, delivered its opinion to the board of directors of Inotek that, as of September 12, 2017, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Inotek.

The full text of Perella Weinberg’s written opinion, dated September 12, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg in connection with such opinion, is attached hereto as Annex C and is incorporated by reference herein. Perella Weinberg’s opinion does not address Inotek’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to Inotek. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Inotek common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter. Perella Weinberg’s opinion does not in any manner address the price at which Inotek common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of Inotek. Perella Weinberg provided its opinion for the information and assistance of the board of directors of Inotek in connection with, and for the purposes of its evaluation of, the merger.

Overview of the Merger Agreement

Merger Consideration (see page 73)

At the effective time of the merger:

•	any shares of Rocket ordinary shares or preferred shares held as treasury stock or held or owned by Rocket or any of its subsidiaries or acquisition subsidiary shall be cancelled and retired and cease to exist and no consideration shall be delivered in exchange therefor; and

•	each share of Rocket preferred shares outstanding shall be converted to Rocket ordinary shares, which shall have the right to receive a number of Inotek common stock equal to the “exchange ratio” (as defined in the merger agreement) and each share of Rocket ordinary shares outstanding shall be converted solely into the right to receive a number of shares of Inotek common stock equal to such “exchange ratio.”

No fractional shares of Inotek common stock will be issuable pursuant to the merger to Rocket shareholders. Instead, each Rocket shareholder who would otherwise be entitled to receive a fraction of a share of Inotek common stock will be aggregated and then, if a fraction of a share of Inotek common stock results from that aggregation, be rounded up to the nearest whole share of Inotek common stock.

Stock Options (see page 75)

Each outstanding option to purchase Rocket ordinary shares that is outstanding and unexercised immediately prior to the effective time, whether or not vested, shall be converted into and become an option to purchase Inotek common stock, and Inotek shall assume the Rocket share option plans and each such Rocket option in accordance with its terms (as in effect as of the date of the merger agreement).

Convertible Notes (see page 82)

Each outstanding convertible note of Inotek will remain outstanding after the merger unless converted by the holder thereof or repurchased by Inotek. Inotek and Rocket have agreed to ensure that the merger does not constitute a “Fundamental Change” or “Make-Whole Fundamental Change,” each as defined in the indentures governing the convertible notes.

Conditions to Completion of the Merger (see page 76)

Consummation of the merger is subject to a number of conditions (subject to certain exceptions in the merger agreement), including, among others, the following:

•	there must not have been issued a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and there shall not be any legal requirement which has the effect of making the consummation of the merger illegal;

•	obtaining requisite Rocket and Inotek stockholder approvals;

•	all representations and warranties in the merger agreement must be true and correct, except in each case where the failure of to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the party making the representations and warranties;

•	the NASDAQ Listing Application must have been approved; and

•	receipt of all required consents, performance or compliance with in all material respects all covenants and obligations on or before the closing of the merger and delivery of certain certificates and other documents required under the merger agreement for the closing of the merger.

In addition, the obligation of Inotek and the acquisition subsidiary to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Rocket must have complied with and performed each of the covenants and obligations in the merger agreement that Rocket is required to comply with or to perform at or prior to the closing; and

•	there shall have been no effect, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets or operations of Rocket and its subsidiaries taken as a whole; or the ability of Rocket to consummate the merger or any of the other contemplated transactions or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Rocket.

In addition, the obligation of Rocket to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Inotek must have complied with and performed each of the covenants and obligations in the merger agreement that Inotek is required to comply with or to perform at or prior to the closing; and

•	there shall have been no effect, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets or operations of the Inotek and its subsidiaries taken as a whole; or the ability of Inotek to consummate the merger or any of the other contemplated transactions or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Inotek.

No Solicitation (see page 78)

Each of Rocket and Inotek agreed that, subject to specified exceptions in the merger agreement, Rocket and Inotek shall not, nor shall either of them authorize or permit any of their subsidiaries or any representatives of their subsidiaries to, directly or indirectly:

•	initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an acquisition proposal;

•	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an acquisition approval; or

•	enter into any letter of intent, agreement in principle or other similar type of agreement relating to an acquisition proposal, or enter into any agreement or agreement in principle requiring either Inotek or Rocket (as applicable) to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

Termination of the Merger Agreement (see page 84)

Either Inotek or Rocket can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated.

Termination Fee (see page 85)

The merger agreement provides for the payment of a termination fee of $2,000,000 by each of Inotek and Rocket to the other party upon termination of the merger agreement under specified circumstances.

NASDAQ Listing (see page 76)

Pursuant to the merger agreement, Inotek agreed to use its reasonable best efforts to cause the shares of Inotek common stock being issued in the merger to be approved for listing on NASDAQ at or prior to the effective time of the merger.

Voting Agreements (see page 87)

Concurrently with the execution of the merger agreement, certain Inotek stockholders, owning in the aggregate approximately 5% of Inotek’s fully-diluted common stock (including common stock which may be issued upon exercise of options and vesting of restricted stock units or settlement of vested restricted stock units), and certain Rocket shareholders, owning in the aggregate approximately 67.2% of Rocket’s outstanding share capital (on an as-converted to Rocket ordinary share basis), entered into voting agreements with Inotek and Rocket. The voting agreements provide, among other things, that the parties to the voting agreements will vote the shares of Inotek capital stock and Rocket share capital held by them in favor of the transactions contemplated by the merger agreement and grant a proxy to vote such shares in favor of the transactions. In addition, the voting agreements place restrictions on the transfer of the shares of Inotek capital stock and Rocket share capital held by the respective signatory stockholders or shareholders.

In addition, pursuant to the conditions of the merger agreement, holders of the number of shares of Rocket share capital required to approve the merger have already approved the merger via written consent.

Lock-up Agreements (see page 87)

Concurrently with the execution of the merger agreement, certain Inotek stockholders, owning in the aggregate approximately 5% of Inotek’s fully-diluted common stock (including common stock which may be issued upon exercise of options and vesting of restricted stock units or settlement of vested restricted stock units), and certain Rocket shareholders, owning in the aggregate approximately 67.2% of Rocket’s outstanding share capital (on an as-converted to Rocket ordinary share basis), entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Inotek’s common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain warrants and options, from the closing of the merger until 180 days from the closing date of the merger.

Management Following the Merger (see page 80)

At the effective time of the merger, the executive management team of the combined company is expected to include the following individuals:

Name	Position with the Combined Company	Current Position
Gaurav Shah, MD	Chief Executive Officer	Chief Executive Officer of Rocket
Jonathan Schwartz, MD	Chief Medical Officer	Chief Medical Officer of Rocket
Brian Batchelder	Vice President of Finance	Vice President of Finance of Rocket

The Board of Directors Following the Merger (see page 80)

At the effective time of the merger, the combined company will initially have a seven member board of directors, comprised of Roderick Wong, MD, as Chairman, David Southwell, Gaurav Shah, MD, Carsten Boess, Naveen Yalamanchi, MD and Pedro Granadillo, as well as one additional member to be designated by Rocket prior to the closing.

Interests of Inotek’s Directors and Executive Officers in the Merger (see page 63)

Inotek’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Inotek stockholders generally. These interests include:

•	Inotek’s executive officers are parties to employment agreements or offer letters that provide for severance benefits, including accelerated vesting of outstanding equity awards, in the event of certain qualifying terminations of employment following the merger;

•	Inotek’s executive officers will receive cash retention awards, subject to continued employment with Inotek through the effective time of the merger; and

•	Inotek’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Inotek’s Directors and Executive Officers in the Merger” beginning on page [●]. The Inotek board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Federal Securities Law Consequences; Resale Restrictions (see page 67)

The issuance of Inotek’s common stock in the merger to Rocket shareholders will be effected by means of a private placement, which is exempt from registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act.

Material U.S. Federal Income Tax Consequences of the Merger (see page 67)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Inotek stockholders will not sell, exchange or dispose of any shares of Inotek common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Inotek or its stockholders as a result of the merger.

Risk Factors (see page 14)

The merger, including the possibility that the merger may not be consummated, poses a number of risks to Inotek and its stockholders. In addition, both Inotek and Rocket are subject to various risks associated with their businesses and their industries, and the combined business will also be subject to those and other risks.

Regulatory Approvals (see page 75)

Neither Inotek nor Rocket is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Inotek must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Inotek’s common stock in the merger and the private placement, including the filing with the SEC of this proxy statement.

Anticipated Accounting Treatment (see page 69)

The merger will be treated by Inotek as a reverse merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. For accounting purposes, Rocket is considered to be acquiring Inotek in this transaction.

Appraisal Rights (see page 71)

Inotek’s stockholders are not entitled to appraisal rights in connection with the merger.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Inotek and Rocket, summary unaudited pro forma condensed combined financial data for Inotek and Rocket and comparative historical and unaudited pro forma per share data for Inotek and Rocket.

Selected Historical Consolidated Financial Data of Inotek

The following table summarizes Inotek’s consolidated financial data. Inotek derived the following consolidated statements of operations data for the years ended December 31, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2016 and 2015 from its audited consolidated financial statements and related notes, included in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, which is included as Annex B-1 to this proxy statement, which we refer to as the Inotek 10-K. Inotek derived the following consolidated statements of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 from its audited consolidated financial statements and related notes not included in this proxy statement. The consolidated statements of operations data for the six months ended June 30, 2017 and 2016 and the consolidated balance sheet data as of June 30, 2017 are derived from its unaudited consolidated financial statements and related notes, included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, as filed with the SEC on August 3, 2017 and incorporated by reference herein, which we refer to as the Inotek 10-Q. Inotek’s historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The following selected financial data have been derived from Inotek’s consolidated financial statements and should be read in conjunction with “Inotek’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in the Inotek 10-Q, the Inotek 10-K and Inotek’s Registration Statement on Form S-1 (File No. 333-206336).

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2016	2015	2014	2013	2012	2017	2016
						(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Operating expenses:
Research and development	$(31,985)	$(12,554)	$(5,592)	$(5,330)	$(3,542)	$(10,721)	$(14,080)
General and administrative	(9,894)	(7,842)	(2,112)	(1,324)	(2,307)	(5,101)	(4,837)

Loss from operations	(41,879)	(20,396)	(7,704)	(6,654)	(5,849)	(15,822)	(18,917)
Interest expense	(1,418)	(1,230)	(980)	(884)	(213)	(1,765)	—
Other income	—	—	—	3	4	—	—
Interest income	443	89	—	—	—	355	165
Loss on extinguishment of debt	—	(4,399)	—	—	—	—	—
Change in fair value of warrant liabilities	—	267	(845)	(81)	—	—	—
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	480	(2)	—	—	—	—
Change in fair value of 2020 Convertible Notes derivative liability	—	(42,793)	—	—	—	—	—

Net loss	$(42,854)	$(67,982)	$(9,531)	$(7,616)	$(6,058)	$(17,232)	$(18,752)

Net loss per share—basic and diluted	$(1.60)	$(3.72)	$(13.52)	$(10.05)	$(8.04)	$(0.64)	$(0.71)

Weighted-average common shares outstanding—basic and diluted	26,735,175	18,311,333	1,020,088	1,018,183	1,016,467	26,990,409	26,523,337

	December 31,					June 30, 2017
	2016	2015	2014	2013	2012
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$29,798	$80,042	$3,618	$12,793	$1,372	$27,610
Short-term investments	96,675	31,238	—	—	—	81,144
Total assets	129,647	113,321	5,520	12,863	1,421	111,065
Convertible notes payable	48,960	—	1,541	—	2,713	49,242
Notes payable	—	—	5,613	6,805	—	—
Total liabilities	56,479	4,508	10,278	10,525	3,789	53,535
Accumulated deficit	(238,877)	(196,023)	(128,041)	(118,510)	(110,894)	(256,109)
Total stockholders’ equity (deficit)	73,168	108,813	(51,559)	(38,895)	(30,930)	57,530

Selected Historical Financial Data of Rocket

The following table summarizes Rocket’s financial data. Rocket has derived the statements of operations data for the year ended December 31, 2016 and the period from July 14, 2015 (Inception) to December 31, 2015 and the balance sheet data as of December 31, 2016 and 2015 from Rocket’s audited financial statements included elsewhere in this proxy statement. The statement of operations data for the six months ended June 30, 2017 and 2016 and the balance sheet data as of June 30, 2017 have been derived from Rocket’s unaudited financial statements included elsewhere in this proxy statement. You should read the following selected financial data together with Rocket’s financial statements and the related notes appearing at the end of this proxy statement and “Rocket’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 117 of this proxy statement. Rocket’s historical results are not necessarily indicative of results that should be expected in the future, and results for the six months ended June 30, 2017 are not necessarily indicative of the results that should be expected for the full year ending December 31, 2017.

	Year Ended December 31, 2016	Period from July 14, 2015 (Inception) to December 31, 2015	Six Months Ended June 30,
			2017	2016
			(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Operating expenses
Research and development	$5,994	$3,236	$5,104	$2,294
General and administrative	1,580	184	1,287	493

Total operating expenses	7,574	3,420	6,391	2,787

Loss from operations	(7,574)	(3,420)	(6,391)	(2,787)
Loss on debt conversion	—	(777)	—	—
Interest expense	—	(7)	—	—
Interest income	1	—	—	—
Research and development incentives	—	—	(192)	—

Net loss	$(7,573)	$(4,204)	$(6,199)	$(2,787)

Net loss per share attributable to common stockholders, basic and diluted	$(84.43)	$(173.58)	$(69.49)	$(31.07)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	89,699	24,219	89,202	89,699

	December 31,		June 30, 2017
	2016	2015
			(unaudited)
	(in thousands)
Balance Sheet and other Data:
Cash	$9,460	$15,487	$28,297
Working capital (1)	7,844	15,379	26,705
Total assets	10,187	15,819	30,108
Total liabilities	1,816	279	2,230
Total shareholders’ equity	8,371	15,540	27,878

(1)	Rocket defines working capital as current assets less current liabilities.

Selected Unaudited Pro Forma Combined Financial Data of Inotek and Rocket

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical financial statements of Inotek and Rocket, after giving effect to the merger. The unaudited pro forma combined balance sheet data as of June 30, 2017 gives effect to the merger as if it took place on June 30, 2017. The unaudited pro forma combined statement of operations data for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the merger as if it took place on January 1, 2016. In the unaudited pro forma combined financial data, the merger has been accounted for as a business combination, with Rocket being the accounting acquirer. The allocation of purchase consideration reflected in the unaudited pro forma combined financial data is preliminary and will be adjusted based on the fair value of purchase consideration on the closing date of the merger and upon completion of the final valuations of the fair value of the assets acquired and liabilities assumed of Inotek on the closing date of the merger. Although Rocket management believes that the fair values assigned to the assets to be acquired and liabilities to be assumed reflected in the unaudited pro forma combined financial data are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocation.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. Accordingly, the historical consolidated financial data of Inotek and Rocket has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined company. In addition, the pro forma adjustments reflecting the completion of the merger are based upon the application of the acquisition method of accounting in accordance with U.S. GAAP and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented.

The following selected unaudited pro forma combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements,” beginning on page 132, Inotek’s audited and unaudited consolidated financial statements and the notes thereto included as an Annex B-1, B-2 and B-3 to this proxy statement, Rocket’s audited and unaudited financial statements and the notes thereto beginning on page F-1, the sections entitled “Inotek’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 114, and “Rocket’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 117, and the other information contained in this proxy statement.

The following information does not give effect to the proposed reverse stock split of Inotek common stock described in the section entitled “Matters Being Submitted to a Vote of Inotek’s Stockholders—Proposal 2: Approval of the Reverse Stock Split,” beginning on page 88 of this proxy statement.

	Year Ended December 31, 2016	Six Months Ended June 30, 2017

	(in thousands, except per share data)
Statements of Operations Data
Loss from operations	$(49,309)	$(22,120)
Net loss	$(49,974)	$(22,964)
Net loss attributable to common stockholders	$(49,974)	$(22,964)
Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(0.17)

As of June 30, 2017
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$55,907
Short-term investments	$81,144
Working capital (1)	$124,088
Total assets	$152,238
Total liabilities	$68,584
Accumulated deficit	$(24,902)
Total shareholders’ equity	$83,654

(1)	Rocket defines working capital as current assets less current liabilities.

Comparative Historical And Unaudited Pro Forma Per Share Data

The information below reflects historical per share information for Inotek and Rocket and unaudited pro forma per share information of the combined company as if Inotek and Rocket had been combined as of or for the periods presented. The per share amounts below do not give effect to the proposed reverse stock split of Inotek common stock described in the section entitled “Matters Being Submitted to a Vote of Inotek’s Stockholders—Proposal 2: Approval of the Reverse Stock Split,” beginning on page 88 of this proxy statement.

The pro forma amounts in the table below have been derived from the unaudited pro forma combined financial information included in the section entitled “Unaudited Pro Forma Combined Financial Statements,” beginning on page 132 of this proxy statement. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had Inotek and Rocket been combined as of or for the periods presented.

The information below should be read in conjunction with the audited and unaudited consolidated financial statements of Inotek and the related notes, the audited and unaudited consolidated financial statements of Rocket and the related notes, and the unaudited pro forma combined financial information and the related notes, all of which are included elsewhere in this proxy statement or in annexes to this proxy statement.

	As of and for the year ended December 31, 2016	As of and for the six months ended June 30, 2017
Inotek
Book value per share—historical (1)	$2.71	$2.13
Basic and diluted net loss per share—historical	$(1.60)	$(0.64)

Rocket
Book value per share—historical (1)	$93.32	$312.54
Basic and diluted net loss per share—historical	$(84.43)	$(69.49)

Rocket Unaudited Pro Forma Equivalent Data per Share (2)
Book value per share—pro forma	$0.31	$1.03
Basic and diluted net loss per share—historical	$(0.28)	$(0.23)

Unaudited Pro Forma Combined
Book value per share—pro forma (3)	—	$0.63
Basic and diluted net loss per share—pro forma	$(0.38)	$(0.17)

(1)	Historical book value per share is calculated by taking total shareholders’ equity divided by total outstanding common shares (Inotek) or total outstanding ordinary shares (Rocket), as of the end of the period.
(2)	Rocket Unaudited Pro Forma Equivalent Data per share is calculated by applying the preliminary pro forma share exchange ratio of 302.16497 to the unaudited pro forma per share data.
(3)	Combined pro forma book value per share is calculated by taking pro forma combined total shareholder equity divided by pro forma combined total outstanding common shares.

MARKET PRICE AND DIVIDEND INFORMATION

Inotek’s common stock began trading on the NASDAQ Global Market under the symbol “ITEK” on February 18, 2015. The following table details the high and low sales prices for the common stock as reported by the NASDAQ Global Market for the periods indicated.

	Price Range
	High	Low
Fiscal Year 2015
First Quarter (beginning February 18, 2015)	$6.10	$5.19
Second Quarter	$6.11	$4.75
Third Quarter	$17.65	$4.81
Fourth Quarter	$13.30	$9.42
Fiscal Year 2016
First Quarter	$11.59	$6.09
Second Quarter	$10.64	$6.73
Third Quarter	$9.76	$6.64
Fourth Quarter	$9.48	$6.00
Fiscal Year 2017
First Quarter	$2.15	$1.53
Second Quarter	$2.20	$1.65
Third Quarter	$1.83	$0.90
Fourth Quarter (through October 11, 2017)	$3.03	$1.94

Rocket is a private company and its ordinary shares are not publicly traded. There has never been, nor is there expected to be in the future, a public market for Rocket’s ordinary shares.

On September 11, 2017, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of Inotek’s common stock as reported on the NASDAQ Global Market was $1.02 per share. On [●], 2017, the last practicable date before the printing of this proxy statement, the closing price per share of Inotek’s common stock as reported on the NASDAQ Global Market was $[●], per share.

Following the consummation of the merger, and subject to successful application for initial listing with the NASDAQ Global Market, Inotek’s common stock will continue to be listed on the NASDAQ Global Market, but will trade under the symbol “RCKT” and under the combined company’s new name, “Rocket Pharmaceuticals, Inc.,” which we refer to as New Rocket.

As of the record date, Inotek had approximately [●] stockholders of record.

Inotek has never declared or paid cash dividends on its capital stock. Inotek currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Inotek’s board of directors.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Inotek common stock in the merger and the resulting “change of control” of Inotek under NASDAQ rules and the amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock. These factors should be considered in conjunction with the other information included or incorporated by reference by Inotek in this proxy statement.

Risks Related to the Merger

If the proposed merger with Rocket is not consummated, Inotek’s business could suffer materially and Inotek’s stock price could decline.

The consummation of the proposed merger with Rocket is subject to a number of closing conditions, including the approval by Inotek’s stockholders, approval by NASDAQ of Inotek’s application for initial listing of Inotek’s common stock in connection with the merger, and other customary closing conditions. Inotek is targeting a closing of the transaction in the first quarter of 2018.

If the proposed merger is not consummated, Inotek may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Inotek has incurred and expects to continue to incur significant expenses related to the proposed merger with Rocket even if the merger is not consummated.

•	the merger agreement contains covenants relating to Inotek’s solicitation of competing acquisition proposals and the conduct of Inotek’s business between the date of signing the merger agreement and the closing of the merger. As a result, significant business decisions and transactions before the closing of the merger require the consent of Rocket. Accordingly, Inotek may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the merger agreement is terminated after Inotek has invested significant time and resources in the transaction process, Inotek will have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•	Inotek could be obligated to pay Rocket a $2,000,000 termination fee in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Inotek’s customers, prospective customers, collaborators and other business partners and investors in general may view the failure to consummate the merger as a poor reflection on its business or prospects.

•	some of Inotek’s suppliers, distributors, collaborators and other business partners may seek to change or terminate their relationships with Inotek as a result of the proposed merger.

•	as a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Inotek’s ability to retain its key employees, who may seek other employment opportunities.

•	Inotek’s management team may be distracted from day to day operations as a result of the proposed merger.

•	the market price of Inotek’s common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

In addition, if the merger agreement is terminated and Inotek’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, Inotek’s board of directors may elect to, among other things, divest all or a portion of Inotek’s business, or take the steps necessary to liquidate all of Inotek’s business and assets, and in either such case, the consideration that Inotek receives may be less attractive than the consideration to be received by Inotek pursuant to the merger agreement.

Some of Inotek’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

Officers and directors of Inotek participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, their continued service as a director of the combined company, retention and severance benefits, the acceleration of restricted stock and option vesting and continued indemnification. These interests, among others, may influence the officers and directors of Inotek to support or approve the merger. For a more detailed discussion see “The Merger—Interests of Inotek’s Directors and Executive Officers in the Merger” beginning on page 63 of this proxy statement.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between September 12, 2017, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Inotek or Rocket, to the extent they resulted from the following and do not have a materially disproportionate effect on Inotek or Rocket, as the case may be:

•	changes in general economic, business, financial or market conditions;

•	changes or events affecting the industries or industry sectors in which the parties operate generally;

•	changes in generally accepted accounting principles;

•	changes in laws, rules, regulations, decrees, rulings, ordinances, codes or requirements issued, enacted, adopted or otherwise put into effect by or under the authority of any governmental body;

•	changes caused by the announcement or pendency of the merger;

•	changes caused by any action taken by either party with the prior written consent of the other party;

•	changes caused by any decision, action, or inaction by the U.S. Federal Drug Administration, which we refer to as the FDA or another comparable foreign governmental body, with respect to any product candidate of either party;

•	changes caused by any act of war, terrorism, national or international calamity or any other similar event;

•	with respect to Inotek, a decline in Inotek’s stock price; or

•	with respect to Inotek, a change in the listing status of Inotek’s common stock on the NASDAQ Global Market

If adverse changes occur but Inotek and Rocket must still complete the merger, the combined company’s stock price may suffer.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Inotek’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Inotek’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

During the pendency of the merger, Inotek may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Inotek or Rocket to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of Inotek’s common stock, a tender offer for Inotek’s common stock, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s stockholders.

The amount of merger consideration is dependent on amount of net cash of Inotek as of a certain determination date prior to closing.

Subject to the terms of the merger agreement, the percentage of the combined company that Inotek stockholders will own as of the closing of the merger is subject to adjustment at the closing based on the level of Inotek’s net cash as of a certain determination date prior to closing. The level of net cash as of that determination date will be reduced by certain specified liabilities, as defined further in the merger agreement, including out-of-pocket costs in connection with any stockholder litigation filed against Inotek and related parties related to the merger agreement, including amounts payable to financial advisors and attorneys that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Inotek. Thus, Inotek’s liabilities, including costs in defending against litigation, insofar as these liabilities reduce net cash, may reduce the percentage of the combined company that Inotek stockholders will own as of the closing of the merger. Based on Inotek’s current level of net cash and taking into account Inotek’s projected expenses in connection with the proposed transaction, if the merger were to close today, the stockholders of Inotek would own approximately 19% of the combined company on a fully-diluted basis and current Rocket shareholders would own approximately 81% of the combined company on a fully-diluted basis. However, in addition to the specified liabilities referenced above, any reductions in Inotek’s net cash balance caused by unexpected liabilities may also reduce the ownership percentage held by Inotek stockholders as of the closing of the merger. There can be no assurances as to Inotek’s level of net cash between now and closing.

Because the lack of a public market for Rocket’s ordinary shares makes it difficult to evaluate the fairness of the merger, Rocket’s shareholders may receive consideration in the merger that is greater than or less than the fair market value of Rocket’s ordinary shares.

The outstanding share capital of Rocket is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Rocket. Since the percentage of Inotek’s equity to be issued to Rocket’s shareholders was determined based on negotiations between the parties, it is possible that the value of the Inotek’s common stock to be issued in connection with the merger will be greater than the fair market value of Rocket. Alternatively, it is possible that the value of the shares of Inotek’s common stock to be issued in connection with the merger will be less than the fair market value of Rocket.

The combined company will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations from Massachusetts to other offices of the combined company as well as costs associated with terminating existing office leases and the loss of benefits of certain favorable office leases. Actual transaction costs may substantially exceed Rocket’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code could harm the combined company.

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as amended. For a full description of the tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67 of this proxy statement. To comply with the requirements for a Section 368(a) reorganization, certain structural and other requirements for the transaction must be met; if not satisfied, the Rocket shareholders could be subject to tax liability.

The merger is expected to result in a limitation on Inotek’s ability to utilize our net operating loss carryforward.

Under Section 382 of the Code, use of Inotek’s net operating loss carryforwards, which we refer to as NOLs, will be limited if Inotek experiences a cumulative change in ownership of greater than 50% in a moving three year period. Inotek will experience an ownership change as a result of the merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time will be limited. The limitation will be determined by the fair market value of Inotek’s common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Inotek’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The opinion received by Inotek’s board of directors from Perella Weinberg has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion.

Perella Weinberg delivered its opinion to the board of directors of Inotek that, as of September 12, 2017, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Inotek. The opinion does not speak as of the time the merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Inotek or Rocket, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Inotek and Rocket. Perella Weinberg does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. See the section entitled “The Merger—Opinion of Inotek’s Financial Advisor” and Annex C to this proxy statement.

Certain stockholders could attempt to influence changes within Inotek which could adversely affect Inotek’s operations, financial condition and the value of Inotek’s common stock.

Inotek’s stockholders may from time-to-time seek to acquire a controlling stake in Inotek, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt Inotek’s operations and divert the attention of the Inotek board of directors and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect Inotek’s operations, financial condition, Inotek’s ability to consummate the merger and the value of Inotek common stock.

Inotek and Rocket may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of Inotek and Rocket management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Inotek and Rocket may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Inotek, Rocket and the combined company.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase Inotek’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of Inotek’s common stock above the minimum bid price requirement under the NASDAQ Listing Rules so that the listing of the combined company and the shares of Inotek common stock being issued in the merger on either NASDAQ Global Market or NASDAQ Capital Market will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Inotek’s common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio chosen by its board of directors in its sole discretion, or result in any permanent or sustained increase in the market price of Inotek’s common stock, which is dependent upon many factors, including Inotek’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for the NASDAQ Capital Market or the NASDAQ Global Market initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of Inotek’s common stock.

Although the board of directors believes that the anticipated increase in the market price of Inotek’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Inotek’s common stock.

The reverse stock split may lead to a decrease in Inotek’s overall market capitalization.

Should the market price of Inotek’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in Inotek’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Inotek’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Inotek’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Inotek

For risks related to the business of Inotek, please refer to the section entitled “Item 1A. Risk Factors” set forth in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement, and the section entitled “Item 1A. Risk Factors” set forth in Inotek’s Quarterly Reports on Form 10-Q as filed with the SEC on May 10, 2017 and August 3, 2017, included as Annex B-2 and Annex B-3 respectively, which sections are incorporated by reference herein.

Risks Related to Rocket

Risks Related To Product Regulatory Matters

Rocket’s gene therapy product candidates are based on novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval. Currently, no gene therapy products have been approved in the United States and only a few such products have been approved in the European Union.

Rocket has concentrated its research and development efforts to date on a gene therapy platform, and Rocket’s future success depends on the successful development of viable gene therapy product candidates. Rocket cannot guarantee that it will not experience problems or delays in developing current or future product candidates or that such problems or delays will not cause unanticipated costs, or that any such development problems or delays can be solved. Rocket may also experience unanticipated problems or delays in expanding Rocket’s manufacturing capacity or transferring Rocket’s manufacturing process to commercial partners, which may prevent Rocket from completing its clinical studies or commercializing its products on a timely or profitable basis, if at all.

In addition, the clinical study requirements of the FDA, the European Medicines Agency, which we refer to as the EMA and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates such as Rocket’s can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other product candidates. Currently, only a few gene therapy products have received marketing authorization in the U.S. or the European Union, including uniQure N.V.’s Glybera and GlaxoSmithKline LLC’s Strimvelis. It is therefore difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for Rocket’s product candidates in the United States, the European Union or other jurisdictions. Approvals by the EMA and the European Commission may not be indicative of what the FDA may require for approval. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approvals necessary to bring a potential product to market could decrease Rocket’s ability to generate sufficient product revenue and Rocket’s business, financial condition, results of operations and prospects could be materially harmed.

Regulatory requirements governing gene therapy products have evolved and may continue to change in the future. For example, the FDA established the Office of Tissues and Advanced Therapies within its Center for Biologics Evaluation and Research, which we refer to as CBER, to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise the CBER on its review. These and other regulatory review agencies, committees and advisory groups and the requirements and guidelines they promulgate may lengthen the regulatory review process, require Rocket to perform additional preclinical studies or clinical trials, increase Rocket’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of Rocket’s gene therapy product candidates or lead to significant post-approval limitations or restrictions.

Rocket may encounter substantial delays in commencement, enrollment or completion of Rocket’s clinical trials or may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, which could prevent Rocket from commercializing its current and future product candidates on a timely basis, if at all.

Before obtaining marketing approval from regulatory authorities for the sale of Rocket’s current and future product candidates, Rocket must conduct extensive clinical trials to demonstrate the safety and efficacy of Rocket’s product candidates. Clinical trials are expensive, time-consuming and outcomes are uncertain.

To date, Rocket’s experience with clinical trials has been limited. Rocket’s only clinical program to date has been with respect to a lentiviral treatment for Fanconi Anemia, a rare mutation of the FANC-A gene, which is still ongoing, and Rocket has not completed any clinical trials to date. Rocket cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A clinical trial failure can occur at any stage of testing.

Identifying and qualifying patients to participate in clinical trials of Rocket’s product candidates is critical to Rocket’s success. Rocket may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics, to complete Rocket’s clinical trials in a timely manner. Patient enrollment and trial completion is affected by numerous factors including:

•	severity of the disease under investigation;

•	design of the study protocol;

•	size of the patient population;

•	eligibility criteria for the study in question;

•	perceived risks and benefits of the product candidate under study, including as a result of adverse effects observed in similar or competing therapies;

•	proximity and availability of clinical study sites for prospective patients;

•	availability of competing therapies and clinical studies;

•	efforts to facilitate timely enrollment in clinical studies;

•	patient referral practices of physicians; and

•	ability to monitor patients adequately during and after treatment.

In particular, each of the conditions for which Rocket plans to evaluate its current product candidates are rare genetic diseases with limited patient pools from which to draw for clinical studies. Additionally, the process of finding and diagnosing patients may prove costly. Finally, Rocket’s treatment process requires that the procurement of cells from subjects be conducted where the cells can be shipped to a transduction facility within the required timelines, and this can be an unstable process.

Rocket’s current product candidates are being developed to treat severe genetic diseases. Rocket may not be able to initiate or continue clinical studies if Rocket cannot enroll a sufficient number of eligible patients to participate in the clinical studies pursuant to the requirements of the FDA, the EMA or other applicable regulatory agencies.

In addition, to the extent Rocket seeks to obtain regulatory approval for its product candidates in foreign countries, Rocket’s ability to successfully initiate, enroll and complete a clinical study in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with clinical research organizations, or CROs, and physicians;

•	different standards for the conduct of clinical trials;

•	absence in some countries of established groups with sufficient regulatory expertise for review of AAV gene therapy protocols;

•	Rocket’s inability to locate qualified local partners or collaborators for such clinical trials; and

•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

If Rocket has difficulty enrolling a sufficient number of patients to conduct its clinical trials as planned, Rocket may need to delay, limit or terminate ongoing or planned clinical trials, any of which would harm its business, financial condition, results of operations and prospects. Any inability to successfully complete preclinical studies and clinical trials could result in additional costs to Rocket or impair Rocket’s ability to generate revenues from product sales, regulatory and commercialization milestones and royalties.

Rocket has not completed any clinical studies of its current product candidates. Initial results in Rocket’s ongoing clinical studies may not be indicative of results obtained when these studies are completed. Furthermore, success in early clinical studies may not be indicative of results obtained in later studies.

Rocket’s Fanconi Anemia gene therapy treatment is currently in clinical testing, and several of Rocket’s other gene therapy programs are in the preclinical stage, which Rocket expects to ultimately enter the clinical stage. Study designs and results from previous or ongoing studies are not necessarily predictive of Rocket’s future clinical study results, and initial or interim results may not continue or be confirmed upon completion of the study. Positive data may not continue or occur for subjects in Rocket’s clinical studies or for any future subjects in Rocket’s ongoing or future clinical studies, and may not be repeated or observed in ongoing or future studies involving Rocket’s product candidates. Furthermore, Rocket’s product candidates may also fail to show the desired safety and efficacy in later stages of clinical development despite having successfully advanced through initial clinical studies. Rocket cannot guarantee that any of these studies will ultimately be successful or that preclinical or early stage clinical studies will support further clinical advancement or regulatory approval of Rocket’s product candidates.

Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

Even if Rocket successfully completes the necessary preclinical studies and clinical trials, Rocket cannot predict when, or if, Rocket will obtain regulatory approval to commercialize a product candidate and the approval may be for a more narrow indication than Rocket seeks.

Rocket cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. Rocket has not received approval from regulatory authorities in any jurisdiction to market any of its product candidates. Even if Rocket’s product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, issue a complete response letter, or ultimately Rocket may not be able to obtain regulatory approval. In addition, Rocket may experience delays or rejections if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, Rocket may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Rocket’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of data obtained from preclinical and clinical testing could delay, limit or prevent the receipt of marketing approval for a product candidate.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or Risk Evaluation and Mitigation Strategies, which we refer to as REMS). These regulatory authorities may require precautions or contra-indications with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of Rocket’s product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for Rocket’s product candidates and materially harm its business, financial condition, results of operations and prospects.

Even if Rocket obtains regulatory approval for a product candidate, its products will remain subject to regulatory scrutiny.

Even if Rocket obtains regulatory approval in a jurisdiction, the applicable regulatory authority may still impose significant restrictions on the indicated uses or marketing of Rocket’s product candidates, or impose ongoing requirements for potentially costly post-approval studies, post-market surveillance or patient or drug restrictions. Additionally, the holder of an approved Biologics License Application, which we refer to as BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The holder of an approved BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. FDA guidance advises that patients treated with some types of gene therapy undergo follow-up observations for potential adverse events for as long as 15 years. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with good manufacturing practices, which we refer to as GMP, and adherence to commitments made in the BLA. If Rocket or a regulatory agency discovers previously unknown problems with a product such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If Rocket fails to comply with applicable regulatory requirements following approval of any of its product candidates, a regulatory agency may take a variety of actions, including:

•	issue a warning letter asserting that Rocket is in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical studies;

•	refuse to approve a pending marketing application, such as a BLA or supplements to a BLA submitted by Rocket;

•	seize products; or

•	refuse to allow Rocket to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require Rocket to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Rocket’s ability to commercialize its product candidates and generate revenues and could harm its business, financial condition, results of operations and prospects.

In addition, the FDA’s policies, and those of comparable foreign regulatory authorities, may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Rocket’s product candidates. Rocket cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If Rocket is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Rocket is not able to maintain regulatory compliance, Rocket may lose any marketing approval which Rocket may have obtained and Rocket may not achieve or sustain profitability, which would materially harm Rocket’s business, financial condition, results of operations and prospects.

Rocket may never obtain FDA approval for any of its product candidates in the United States, and even if Rocket does, Rocket may never obtain approval for or commercialize any of its product candidates in any other jurisdiction, which would limit Rocket’s ability to realize its full market potential.

In order to eventually market any of Rocket’s product candidates in any particular foreign jurisdiction, Rocket must establish and comply with numerous and varying regulatory requirements regarding safety and efficacy on a jurisdiction-by-jurisdiction basis. Approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, preclinical studies and clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for Rocket and require additional preclinical studies or clinical trials which could be costly and time- consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Rocket’s products in those countries. The foreign regulatory approval process involves similar risks to those associated with FDA approval. Rocket does not have any product candidates approved for sale in any jurisdiction, including international markets, nor has Rocket attempted to obtain such approval. If Rocket fails to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, Rocket’s target market will be reduced and Rocket’s ability to realize the full market potential of its products will be unrealized.

Rocket’s product candidates may cause undesirable and unforeseen side effects or be perceived by the public as unsafe, which could delay or prevent their advancement into clinical trials or regulatory approval, limit the commercial potential or result in significant negative consequences.

Gene therapy is still a relatively new approach to disease treatment and adverse side effects could develop with Rocket’s product candidates. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material.

Possible adverse side effects that could occur with treatment with gene therapy products include an immunologic reaction soon after administration which could substantially limit the effectiveness and durability of the treatment. If certain side effects are observed in testing of Rocket’s potential product candidates, Rocket may decide or be required to halt or delay further clinical development of its product candidates.

In addition to side effects caused by the product candidate, the administration process or related procedures associated with a given product candidate also can cause adverse side effects. If any such adverse events occur, Rocket’s clinical trials could be suspended or terminated. Under certain circumstances, the FDA, the European

Commission, the EMA or other regulatory authorities could order Rocket to cease further development of, or deny approval of, Rocket’s product candidates for any or all targeted indications. Moreover, if Rocket elects, or is required, to not initiate or to delay, suspend or terminate any future clinical trial of any of its product candidates, the commercial prospects of such product candidates may be harmed and Rocket’s ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm Rocket’s ability to develop other product candidates, and may harm Rocket’s business, financial condition and prospects significantly.

Furthermore, if undesirable side effects caused by Rocket’s product candidate are identified following regulatory approval of a product candidate, several potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw approvals of such product candidate;

•	regulatory authorities may require additional warnings on the label;

•	Rocket may be required to change the way a product candidate is administered or conduct additional clinical trials; and

•	Rocket’s reputation may suffer.

Any of these occurrences may harm Rocket’s business, financial condition and prospects significantly.

Rocket may be unable to obtain orphan drug designation or exclusivity for some product candidates. If Rocket’s competitors are able to obtain orphan drug exclusivity for products that constitute the same drug and treat the same indications as its product candidates, Rocket may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including the U.S. and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the U.S., or a patient population greater than 200,000 in the U.S. where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the U.S. In the European Union, following the opinion of the EMA’s Committee for Orphan Medicinal Products, the European Commission grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union. Additionally, orphan designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biologic product.

Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the European Commission from approving another marketing application for a product that constitutes the same drug treating the same indication for that marketing exclusivity period, except in limited circumstances. If another sponsor receives such approval before Rocket does (regardless of Rocket’s orphan drug designation), Rocket will be precluded from receiving marketing approval for Rocket’s product for the applicable exclusivity period. The applicable period is seven years in the U.S. and 10 years in the European Union. The exclusivity period in the U.S. can be extended by six months if the BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation or if the product is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be revoked if any regulatory agency determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

Even if Rocket requests orphan drug designation for any of its product candidates, Rocket cannot guarantee that the FDA or the European Commission will grant any of its product candidates such designation. Additionally, the designation of any of Rocket’s product candidates as an orphan product does not guarantee that any regulatory agency will accelerate regulatory review of, or ultimately approve, that product candidate, nor does it limit the ability of any regulatory agency to grant orphan drug designation to product candidates of other companies that treat the same indications as Rocket’s product candidates prior to Rocket’s product candidates receiving exclusive marketing approval.

Even if Rocket obtains orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition. In the U.S., even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the European Union, marketing authorization may be granted to a similar medicinal product for the same orphan indication if:

•	the second applicant can establish in its application that its medicinal product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

•	the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

•	the holder of the marketing authorization for the original orphan medicinal product cannot supply sufficient quantities of orphan medicinal product.

Risks Related To Manufacturing, Development and Commercialization Of Rocket’s Product Candidates

Products intended for use in gene therapies are novel, complex and difficult to manufacture. Rocket could experience production problems that result in delays in its development or commercialization programs, limit the supply of its products or otherwise harm its business.

Rocket currently has development, manufacturing and testing agreements with third parties to manufacture supplies of its product candidates. Several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of suppliers.

Rocket’s product candidates require processing steps that are more complex than those required for many other chemical pharmaceuticals. Moreover, unlike chemical pharmaceuticals, the physical and chemical properties of biologics such as Rocket’s generally cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product will perform in the intended manner. Accordingly, Rocket employs multiple steps to control its manufacturing process to assure that the process works and the product candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory. Rocket may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other comparable applicable foreign standards or specifications with consistent and acceptable production yields and costs.

In addition, the FDA, the EMA and other comparable foreign regulatory authorities may require Rocket to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other comparable foreign regulatory authorities may require that Rocket not distribute a lot until the competent authority authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause Rocket to delay clinical trials or product launches which could be costly to Rocket and otherwise harm Rocket’s business, financial condition, results of operations and prospects.

Rocket also may encounter problems contracting with, hiring and retaining the experienced scientific, quality control and manufacturing personnel needed to operate Rocket’s manufacturing process which could result in delays in Rocket’s production or difficulties in maintaining compliance with applicable regulatory requirements.

Any problems in Rocket’s manufacturing process or the facilities with which Rocket contracts could make Rocket a less attractive collaborator for potential partners, including larger pharmaceutical companies and academic research institutions, which could limit Rocket’s access to attractive development programs. Problems in third party manufacturing processes or facilities also could restrict Rocket’s ability to meet market demand for Rocket’s products. Additionally, should Rocket manufacturing agreements with third parties be terminated for any reason, there may be a limited number of manufacturers who would be suitable replacements and it could take a significant amount of time to transition the manufacturing to a replacement.

Rocket may not successfully commercialize Rocket’s drug candidates.

Rocket’s gene therapy product candidates are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies, and Rocket’s failure to develop safe, commercially viable products would severely limit Rocket’s ability to become profitable or to achieve significant revenues. Rocket may be unable to successfully commercialize Rocket’s product candidates because of several reasons, including:

•	some or all of Rocket’s product candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;

•	Rocket’s product candidates, if safe and effective, may nonetheless not be able to be developed into commercially viable products;

•	it may be difficult to manufacture or market its product candidates on a scale that is necessary to ultimately deliver its products to end-users;

•	proprietary rights of third parties may preclude Rocket from marketing its product candidates; and

•	third parties may market superior or equivalent drugs which could adversely affect the commercial viability and success of Rocket’s product candidates.

Rocket’s ability to successfully develop and commercialize its product candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

Market acceptance and sales of Rocket’s product candidates may depend on coverage and reimbursement policies and health care reform measures. Decisions about formulary coverage as well as levels at which government authorities and third party payors, such as private health insurers and health maintenance organizations, reimburse patients for the price they pay for Rocket’s products as well as levels at which these payors pay directly for Rocket’s products, where applicable, could affect whether Rocket is able to successfully commercialize these products. Rocket cannot guarantee that reimbursement will be available for any of its product candidates. Nor can Rocket guarantee that coverage or reimbursement amounts will not reduce the demand for, or the price of, its product candidates. Rocket has not commenced efforts to have its product candidates reimbursed by government or third party payors. If coverage and reimbursement are not available or are available only at limited levels, Rocket may not be able to successfully commercialize its products. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, was signed into law, and in recent years, numerous proposals to change the health care system in the U.S. have been made. These reform proposals include measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control. If Rocket’s products are or become subject to government regulation that limits or prohibits payment for Rocket’s products, or that subjects the price of Rocket’s products to governmental control, Rocket may not be able to generate revenue, attain profitability or commercialize its products.

In addition, third party payors are increasingly limiting both coverage and the level of reimbursement of new drugs. They may also impose strict prior authorization requirements and/or refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse patients for their use of newly-approved drugs. If Rocket is unable to obtain adequate levels of reimbursement for its product candidates, Rocket’s ability to successfully market and sell its product candidates will be harmed. The manner and level at which reimbursement is provided for services related to Rocket’s product candidates (e.g., for administration of Rocket’s product to patients) is also important to successful commercialization of its product candidates. Inadequate reimbursement for such services may lead to physician resistance and limit Rocket’s ability to market or sell its products.

Rocket faces intense competition and rapid technological change and the possibility that its competitors may develop therapies that are more advanced or effective than Rocket’s, which may adversely affect Rocket’s financial condition and its ability to successfully commercialize its product candidates.

Rocket is engaged in gene therapy for severe genetic and rare diseases, which is a competitive and rapidly changing field. Rocket has competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions.

Many of Rocket’s competitors may have substantially greater financial, technical and other resources, such as larger research and development staff, manufacturing capabilities, experienced marketing and manufacturing organizations. Rocket’s competitors may succeed in developing, acquiring or licensing on an exclusive basis products that are more effective or less costly than any product candidate that Rocket may develop, or achieve earlier patent protection, regulatory approval, product commercialization and market penetration than Rocket. Additionally, technologies developed by Rocket’s competitors may render its potential product candidates uneconomical or obsolete, and Rocket may not be successful in marketing Rocket’s product candidates against those of Rocket’s competitors.

In addition, as a result of the expiration or successful challenge of Rocket’s patent rights, Rocket could face increased litigation with respect to the validity and/or scope of patents relating to Rocket’s competitors’ products. The availability of Rocket’s competitors’ products could limit the demand, and the price Rocket is able to charge, for any products that Rocket may develop and commercialize, thereby causing harm to Rocket’s business, financial condition, results of operations and prospects.

Rocket may not be successful in its efforts to build a pipeline of additional product candidates.

Rocket’s business model is centered on applying its expertise in rare genetic diseases by establishing focused selection criteria to develop and advance a portfolio of gene therapy product candidates through development into commercialization. Rocket may not be able to continue to identify and develop new product candidates in addition to the pipeline of product candidates that its research and development efforts to date have resulted in. Even if Rocket is successful in continuing to build Rocket’s pipeline, the potential product candidates that Rocket identify may not be suitable for clinical development. If Rocket does not successfully develop and commercialize product candidates based upon its approach, Rocket will not be able to obtain product revenue in future periods, which likely would result in significant harm to Rocket’s financial position and results of operations.

The success of Rocket’s research and development activities, upon which Rocket primarily focuses, is uncertain.

Rocket’s primary focus is on its research and development activities and the clinical testing and commercialization of its product candidates. Research and development was Rocket’s most significant operating expense for the year ended December 31, 2016. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could significantly exceed budgeted amounts and estimated time frames may require significant extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow Rocket’s research and development effort and Rocket’s business could ultimately suffer. Rocket anticipates that it will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time.

Risks Related To Third Parties

Rocket relies on third parties to conduct its preclinical studies and clinical trials and perform other tasks for Rocket. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, Rocket may not be able to obtain regulatory approval for or commercialize Rocket’s product candidates and Rocket’s business, financial condition and results of operations could be substantially harmed.

Rocket has relied upon and plans to continue to rely upon third parties, including contract research organizations, which we refer to as CROs, medical institutions, and contract laboratories to monitor and manage data for Rocket’s ongoing preclinical and clinical programs. Nevertheless, Rocket maintains responsibility for ensuring that each of Rocket’s clinical trials and preclinical studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and Rocket’s reliance on these third parties does not relieve Rocket of its regulatory responsibilities. Rocket and its vendors are required to comply with current requirements on GMP, good clinical practices, or GCP, and good laboratory practice, or GLP, which are a collection of laws and regulations enforced by the FDA, EMA or comparable foreign authorities for all of Rocket’s drug candidates in clinical development.

Regulatory authorities enforce these regulations through periodic inspections of preclinical study and clinical trial sponsors, principal investigators, preclinical study and clinical trial sites, and other contractors. If Rocket or any of its vendors fails to comply with applicable regulations, the data generated in Rocket’s preclinical studies and clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign authorities may require Rocket to perform additional preclinical studies and clinical trials before approving Rocket’s marketing applications. Rocket cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Rocket’s clinical trials comply with GCP regulations. In addition, Rocket’s clinical trials must be conducted with products produced consistent with GMP regulations. Rocket’s failure to comply with these regulations may require Rocket to repeat clinical trials, which would delay the development and regulatory approval processes.

If any of Rocket’s relationships with these third parties, medical institutions, clinical investigators or contract laboratories terminate, Rocket may not be able to enter into arrangements with alternative CROs on commercially reasonable terms, or at all. In addition, Rocket’s CROs are not its employees, and except for remedies available to Rocket under its agreements with such CROs, Rocket cannot control whether or not they devote sufficient time and resources to Rocket’s ongoing preclinical and clinical programs. If Rocket’s CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Rocket’s protocols, regulatory requirements, or for other reasons, Rocket’s clinical trials may be extended, delayed or terminated and Rocket may not be able to obtain regulatory approval for or successfully commercialize its product candidates. CROs may also generate higher costs than anticipated. As a result, Rocket’s business, financial condition and results of operations and the commercial prospects for Rocket’s product candidates could be materially and adversely affected, Rocket’s costs could increase, and its ability to generate revenue could be delayed.

Switching or adding additional CROs, medical institutions, clinical investigators or contract laboratories involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work replacing a previous CRO. As a result, delays occur, which can materially impact Rocket’s ability to meet its desired clinical development timelines. Though Rocket carefully manages its relationships with its CROs, Rocket cannot guarantee that Rocket will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on its business, financial condition or results of operations.

Rocket expects to rely on third parties to conduct some or all aspects of its drug product manufacturing, research and preclinical and clinical testing, and these third parties may not perform satisfactorily.

Rocket does not expect to independently conduct all aspects of its gene therapy production, product manufacturing, research and preclinical and clinical testing. Rocket currently relies, and expects to continue to rely, on third parties with respect to these items. In some cases these third parties are academic, research or similar institutions that may not apply the same quality control protocols utilized in certain commercial settings.

Rocket’s reliance on these third parties for research and development activities will reduce Rocket’s control over these activities but will not relieve Rocket of its responsibility to ensure compliance with all required regulations and study protocols. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Rocket’s studies in accordance with regulatory requirements or Rocket’s stated study plans and protocols, Rocket will not be able to complete, or may be delayed in completing, the preclinical and clinical studies required to support future product submissions and approval of its product candidates.

Generally these third parties may terminate their engagements with Rocket at will upon notice. If Rocket needs to enter into alternative arrangements, it could delay Rocket’s product development activities.

Reliance on third-party manufacturers entails risks to which Rocket would not be subject if Rocket manufactured the product candidates itself, including:

•	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

•	reduced control as a result of using third party manufacturers for all aspects of manufacturing activities;

•	the risk that these activities are not conducted in accordance with Rocket’s study plans and protocols;

•	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to Rocket; and

•	disruptions to the operations of its third party manufacturers or suppliers caused by conditions unrelated to its business or operations, including the bankruptcy of the manufacturer or supplier.

Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact Rocket’s ability to successfully commercialize future products. Some of these events could be the basis for FDA action, including an injunction, recall, seizure or total or partial suspension of production.

Rocket may not be successful in finding strategic collaborators for continuing development of certain of its product candidates or successfully commercializing its product candidates.

Rocket may seek to establish strategic partnerships for developing and/or commercializing certain of Rocket’s product candidates due to relatively high capital costs required to develop the product candidates, manufacturing constraints or other reasons. Rocket may not be successful in its efforts to establish such strategic partnerships or other alternative arrangements for its product candidates for several reasons, including because its research and development pipeline may be insufficient, Rocket’s product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view Rocket’s product candidates as having the requisite potential to demonstrate efficacy or market opportunity. In addition, Rocket may be restricted under existing agreements from entering into future agreements with potential collaborators.

If Rocket is unable to reach agreements with suitable licensees or collaborators on a timely basis, on acceptable terms or at all, Rocket may have to curtail the development of a product candidate, reduce or delay its development program, delay its potential commercialization, reduce the scope of any sales or marketing activities or increase Rocket’s expenditures and undertake development or commercialization activities at its own expense. If Rocket elects to independently fund development or commercialization activities, Rocket may need to obtain additional expertise and additional capital, which may not be available on acceptable terms or at all. If Rocket fails to enter into collaboration arrangements and do not have sufficient funds or expertise to undertake necessary development and commercialization activities, Rocket may not be able to further develop its product candidates and Rocket’s business, financial condition, results of operations and prospects may be materially harmed.

The commercial success of any of Rocket’s product candidates will depend upon its degree of market acceptance by physicians, patients, third party payors and others in the medical community.

Ethical, social, legal and other concerns about gene therapy could result in additional regulations restricting or prohibiting Rocket’s products. Even with the requisite approvals from the FDA in the United States, the EMA in the European Union and other regulatory authorities internationally, the commercial success of Rocket’s product candidates will depend, in part, on the acceptance of physicians, patients and health care payors of gene therapy products in general, and Rocket’s product candidates in particular, as medically beneficial, cost-effective and safe. Any product that Rocket commercializes may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, Rocket may not generate significant product revenue and may not become profitable. The degree of market acceptance of gene therapy products and, in particular, Rocket’s product candidates, if approved for commercial sale, will depend on several factors, including:

•	the efficacy and safety of such product candidates as demonstrated in preclinical studies and clinical trials;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the cost of Rocket’s treatment relative to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA or the European Commission;

•	patient awareness of, and willingness to seek, gene therapy;

•	the willingness of physicians to prescribe new therapies;

•	the willingness of physicians to undergo specialized training with respect to administration of Rocket’s product candidates;

•	the willingness of the target patient population to try new therapies;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA, EMA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support;

•	the timing of market introduction of competitive products;

•	publicity concerning Rocket’s products or competing products and treatments; and

•	sufficient third party payor coverage and reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after it is approved and launched. The failure of any of Rocket’s product candidates to achieve market acceptance could materially harm Rocket’s business, financial condition, results of operations and prospects.

Risks Related To Personnel and Other Risks Related To Rocket’s Business

Rocket’s business could suffer if it loses the services of, or fail to attract, key personnel.

Rocket is highly dependent upon the efforts of the company’s senior management, including Rocket’s Chief Executive Officer, Gaurav Shah, MD; and Rocket’s Chief Medical Officer and Head of Development, Jonathan Schwartz, MD; and Rocket’s Vice President of Finance, Brian Batchelder. The loss of the services of these individuals and other members of Rocket’s senior management could delay or prevent the achievement of research, development, marketing, or product commercialization objectives. Rocket’s employment arrangements with the key personnel are “at-will.” Rocket does not maintain any “key-man” insurance policies on any of the key employees nor does Rocket intend to obtain such insurance. In addition, due to the specialized scientific nature of Rocket’s business, Rocket is highly dependent upon its ability to attract and retain qualified scientific and technical personnel and consultants. In view of the stage of Rocket’s organizational development and research and development programs, Rocket has restricted its hiring to research scientists, consultants and a small administrative staff and has made only limited investments in manufacturing, production, sales or regulatory compliance resources. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of Rocket’s operations, however, and Rocket may be unsuccessful in attracting and retaining these personnel.

Rocket may need to expand its organization and may experience difficulties in managing this growth, which could disrupt its operations.

As of September 1, 2017, Rocket had less than 20 full-time employees. As Rocket’s business activities expand, Rocket may expand its full-time employee base and hire more consultants and contractors. Rocket’s management may need to divert a disproportionate amount of its attention away from day-to-day activities and devote a substantial amount of time to managing these growth activities. Rocket may not be able to effectively manage the expansion of its operations, which may result in weaknesses in Rocket’s infrastructure, operational setbacks, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Rocket’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If Rocket’s management is unable to effectively manage Rocket’s growth, Rocket’s expenses may increase more than expected, Rocket’s ability to generate and/or grow revenues could be reduced and Rocket may not be able to implement its business strategy.

Rocket’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

Rocket is exposed to the risk of fraud or other misconduct by its employees, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to Rocket. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and cause serious harm to Rocket’s reputation or could cause regulatory agencies not to approve Rocket’s product candidates. Rocket has a code of business ethics and conduct applicable to all employees, but it is not always possible to identify and deter employee or third-party misconduct, and the precautions Rocket takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Rocket from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Rocket, and Rocket is not successful in defending the company or asserting its rights, those actions could have a significant impact on Rocket’s business, including the imposition of significant fines or other sanctions.

Rocket’s internal computer systems, or those of its third-party collaborators or other contractors, may fail or suffer security breaches, which could result in a material disruption of Rocket’s development programs.

Rocket’s internal computer systems and those of its current and any future collaborators and other consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While Rocket has not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in Rocket’s operations, it could result in a material disruption of Rocket’s development programs and its business operations, whether due to a loss of its trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in Rocket’s regulatory approval efforts and significantly increase Rocket’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Rocket’s data or applications, or inappropriate disclosure of confidential or proprietary information, Rocket could incur liability, its competitive position could be harmed and the further development and commercialization of Rocket’s product candidates could be delayed.

Rocket may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that Rocket’s employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Rocket employs individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Although Rocket tries to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for Rocket, Rocket may be subject to claims that Rocket or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of Rocket’s employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If Rocket fails in defending any such claims, in addition to paying monetary damages, Rocket may lose valuable intellectual property rights or personnel, which could adversely impact Rocket’s business. Even if Rocket is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Given Rocket’s commercial relationships outside of the United States, in particular in the European Union, a variety of risks associated with international operations could harm its business.

Rocket engages in various commercial relationships outside the United States and Rocket may commercialize its product candidates outside of the United State. In many foreign countries it is common for others to engage in business practices that are prohibited by U.S. laws and regulations applicable to Rocket, including the Foreign Corrupt Practices Act. Although Rocket may implement policies and procedures specifically designed to comply with these laws and policies, there can be no assurance that Rocket’s employees, contractors and agents will comply with these laws and policies. If Rocket is unable to successfully manage the challenges of international expansion and operations, Rocket’s business and operating results could be harmed.

Rocket may be, and expect that it will be to the extent Rocket commercializes its product candidates outside the United States, subject to various risks associate with operating internationally, including:

•	different regulatory requirements for approval of drugs and biologics in foreign countries;

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	business interruptions resulting from geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods and fires, or from economic or political instability; and

•	greater difficulty with enforcing Rocket’s contracts in jurisdictions outside of the United States.

These and related risks could materially harm Rocket’s business, financial condition, results of operations and prospects.

Risks Related To Rocket’s Intellectual Property

Rocket’s rights to license intellectual property for the development and commercialization of its product candidates are subject, in part, to the terms and conditions of licenses granted to Rocket by others.

Rocket is heavily reliant upon licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the development of its technology and products, including technology related to Rocket’s manufacturing process and Rocket’s gene therapy product candidates. These and other licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which Rocket may wish to license its platform or develop or commercialize its technology and products in the future. As a result, Rocket may not be able to prevent competitors from developing and commercializing competitive products in territories not included in all of its licenses.

Licenses to additional third party technology that may be required for Rocket’s licensing or development programs may not be available in the future or may not be available on commercially reasonable terms, or at all, which could materially harm Rocket’s business and financial condition.

In some circumstances, Rocket may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain or enforce the patents, covering technology that Rocket’s license from third parties. If Rocket’s licensors fail to maintain such patents, or lose rights to those patents or patent applications, the rights Rocket has licensed may be reduced or eliminated and Rocket’s right to develop and commercialize any of its products that are the subject of such licensed rights could be impacted. In addition to the foregoing, the risks associated with patent rights that Rocket licenses from third parties will also apply to patent rights Rocket may own in the future.

Furthermore, the research resulting in certain of Rocket’s licensed patent rights and technology was funded by the U.S. government. As a result, the government may have certain rights, or march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose Rocket’s confidential information to third parties and to exercise march-in rights to use or allow third parties to use Rocket’s licensed technology. The government can exercise its march-in rights if it determines that action is necessary because Rocket fails to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give preference to U.S. industry. In addition, Rocket’s rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the U.S. Any exercise by the government of such rights could harm Rocket’s competitive position, business, financial condition, results of operations and prospects.

If Rocket is unable to obtain and maintain patent protection for is products and related technology, or if the scope of the patent protection obtained is not sufficiently broad, Rocket’s competitors could develop and commercialize products and technology similar or identical to Rocket’s, and Rocket’s ability to successfully commercialize its products may be harmed.

Rocket’s success depends, in large part, on its ability to obtain and maintain patent protection in the U.S. and other countries with respect to its product candidates and its manufacturing technology. Rocket’s licensors have sought and Rocket may intend to seek to protect its proprietary position by filing patent applications in the U.S. and abroad related to many of its novel technologies and product candidates that are important to is business.

The patent prosecution process is expensive, time-consuming and complex, and Rocket may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, certain patents in the field of gene therapy that may have otherwise potentially provided patent protection for certain of Rocket’s product candidates have expired or will soon expire. In some cases, the work of certain academic researchers in the gene therapy field has entered the public domain, which Rocket believes precludes its ability to obtain patent protection for certain inventions relating to such work. It is also possible that Rocket will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection.

Rocket is party to intellectual property license agreements with several entities, each of which is important to its business, and Rocket expects to enter into additional license agreements in the future. Rocket’s existing license agreements impose, and Rocket expects that future license agreements will impose, various diligence, development and commercialization timelines, milestone obligations, payments and other obligations on Rocket. If Rocket or its licensees fail to comply with Rocket’s obligations under these agreements, or Rocket is subject to a bankruptcy, the licensor may have the right to terminate the license, in which event Rocket could lose certain rights provided by the licenses, including that Rocket may not be able to market products covered by the license.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Rocket’s patent rights are highly uncertain. Pending and future patent applications may not result in patents being issued which protect Rocket’s technology or product candidates or which effectively prevent others from commercializing competitive technologies and product candidates. Changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of Rocket’s patents or narrow the scope of Rocket’s patent protection.

Rocket may not be aware of all third party intellectual property rights potentially relating to its technology and product candidates. Publications of discoveries in the scientific literature often lag the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, Rocket cannot be certain that Rocket was the first to make the inventions claimed in any owned or any licensed patents or pending patent applications, or that Rocket was the first to file for patent protection of such inventions.

Even if the patent applications Rocket licenses or may own in the future do issue as patents, they may not issue in a form that will provide Rocket with any meaningful protection, prevent competitors or other third parties from competing with Rocket or otherwise provide Rocket with any competitive advantage. Rocket’s competitors or other third parties may avail themselves of safe harbor under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman Amendments) to conduct research and clinical trials and may be able to circumvent Rocket’s patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and Rocket’s patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit Rocket’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of is technology and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Rocket’s intellectual property may not provide sufficient rights to exclude others from commercializing products similar or identical to Rocket’s.

If Rocket breaches its license agreements, it could have a material adverse effect on Rocket’s commercialization efforts for its product candidates.

If Rocket breaches any of the agreements under which Rocket licenses intellectual property relating to the use, development and commercialization rights to its product candidates or technology from third parties, Rocket could lose license rights that are important to its business. Licensing of intellectual property is of critical importance to Rocket’s business and involves complex legal, business and scientific issues. Disputes may arise between Rocket and its licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement;

•	whether and the extent to which Rocket technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Rocket’s right to sublicense patent and other intellectual property rights to third parties under collaborative development relationships;

•	Rocket’s diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of is product candidates, and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Rocket’s licensors and Rocket and its partners; and

•	whether and the extent to which inventors are able to contest to the assignment of their rights to Rocket’s licensors.

If disputes over intellectual property that Rocket has in-licensed prevent or impair Rocket’s ability to maintain its current licensing arrangements on acceptable terms, Rocket may be unable to successfully develop and commercialize the affected product candidates. In addition, if disputes arise as to ownership of licensed intellectual property, Rocket’s ability to pursue or enforce the licensed patent rights may be jeopardized. If Rocket or its licensors fail to adequately protect this intellectual property, Rocket’s ability to commercialize its products could suffer.

Rocket may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and Rocket may be unable to protect its rights to, or use, its technology.

If Rocket chooses to engage in legal action to prevent a third party from using the inventions claimed in its patents or patents which Rocket licenses, that third party has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if Rocket were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that Rocket does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe Rocket’s rights to these patents.

Furthermore, a third party may claim that Rocket is using inventions covered by the third party’s patent rights and may go to court to stop Rocket from engaging in tits normal operations and activities, including making or selling its product candidates. These lawsuits are costly and could affect Rocket’s results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that Rocket is infringing the third party’s patents and would order Rocket to stop the activities covered by the patents. In addition, there is a risk that a court will order Rocket to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Rocket is sued for patent infringement, Rocket would need to demonstrate that its products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Rocket’s competitors have filed, and may in the future file, patent applications covering technology similar to Rocket’s. Any such patent application may have priority over Rocket’s patent applications and could further require Rocket to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to Rocket’s, Rocket may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office, to determine priority of invention in the U.S. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of Rocket’s United States patent position with respect to such inventions.

Some of Rocket’s competitors may be able to sustain the costs of complex patent litigation more effectively than Rocket can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Rocket’s ability to raise the funds necessary to continue its operations.

If Rocket is unable to protect the confidentiality of its trade secrets, its business and competitive position may be harmed.

In addition to the protection afforded by patents, Rocket relies upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain its competitive position. Rocket seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its contractors, collaborators, employees and consultants. Nonetheless, Rocket may not be able to prevent the unauthorized disclosure or use of its technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and Rocket does not know whether the steps Rocket has taken to protect its proprietary technologies will be effective. If any of the contractors, collaborators, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, Rocket may not have adequate remedies for any such breach or violation. As a result, Rocket could lose its trade secrets. Enforcing a claim that a third party illegally obtained and is using its trade secrets, like patent litigation, is expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing or unwilling to protect trade secrets.

Rocket’s trade secrets could otherwise become known or be independently discovered by Rocket’s competitors. Competitors could purchase Rocket’s product candidates and attempt to replicate some or all of the competitive advantages Rocket derives from its development efforts, willfully infringe Rocket’s intellectual property rights, design around Rocket’s protected technology or develop their own competitive technologies that fall outside of Rocket’s intellectual property rights. If any of Rocket’s trade secrets were to be lawfully obtained or independently developed by a competitor, Rocket would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Rocket. If Rocket’s trade secrets are not adequately protected or sufficient to provide an advantage over Rocket’s competitors, Rocket’s competitive position could be adversely affected, as could Rocket’s business. Additionally, if the steps taken to maintain Rocket’s trade secrets are deemed inadequate, Rocket may have insufficient recourse against third parties for misappropriating Rocket’s trade secrets.

Risks Related To Rocket’s Financial Position

Rocket has a history of operating losses, and Rocket may not achieve or sustain profitability. Rocket anticipates that it will continue to incur losses for the foreseeable future. If Rocket fails to obtain additional funding to conduct its planned research and development effort, Rocket could be forced to delay, reduce or eliminate its product development programs or commercial development efforts.

Rocket is an early-stage gene therapy company with a limited operating history on which to base your investment decision. Gene therapy product development is a highly speculative undertaking and involves a substantial degree of risk. Rocket’s operations to date have been limited primarily to organizing and staffing its company, business planning, raising capital, acquiring and developing product and technology rights and conducting preclinical research and development activities for its product candidates. Rocket has never generated any revenue from product sales. Rocket has not obtained regulatory approvals for any of its product candidates, and has funded its operations to date through proceeds from sales of its preferred stock.

Rocket has incurred net losses since its inception. Rocket incurred a net loss of $7.6 million for the year ended December 31, 2016, and a net loss of $4.2 million for the period from July 14, 2015 (Rocket’s inception) to December 31, 2015. As of December 31, 2016, Rocket had an accumulated deficit of $11.8 million. Substantially all of its operating losses has resulted from costs incurred in connection with its research and development programs and from general and administrative costs associated with its operations. Rocket expects to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future as Rocket intends to continue to conduct research and development, clinical testing, regulatory compliance activities, manufacturing activities, and, if any of its product candidates is approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Rocket incurring significant losses for the foreseeable future. Rocket’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on Rocket’s stockholders’ deficit and working capital.

Rocket may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Rocket to delay, limit or terminate certain of its licensing activities, product development efforts or other operations.

Rocket expects to require substantial future capital in order to seek to broaden licensing of its gene therapy platforms, complete preclinical and clinical development for its current product candidates and other future product candidates, if any, and potentially commercialize these product candidates. Rocket expects its spending levels to increase in connection with its preclinical and clinical trials. In addition, if Rocket obtains marketing approval for any of its product candidates, Rocket expects to incur significant expenses related to product sales, medical affairs, marketing, manufacturing and distribution. Furthermore, Rocket expects to incur additional costs associated with operating as a public company. Accordingly, Rocket will need to obtain substantial additional funding in connection with its continuing operations. If Rocket is unable to raise capital when needed or on acceptable terms, Rocket could be forced to delay, reduce or eliminate certain of its licensing activities, its research and development programs or other operations.

Rocket’s operations have consumed significant amounts of cash since inception. As of December 31, 2016, Rocket’s cash was $9.5 million. As of June 30, 2017 Rocket’s cash was $28.3 million. Rocket’s future capital requirements will depend on many factors, including:

•	the timing of enrollment, commencement, completion and results of Rocket’s clinical trials, including Rocket’s only current clinical trial for Fanconi Anemia;

•	the results of Rocket’s preclinical studies for Rocket’s current product candidates and any subsequent clinical trials;

•	the scope, progress, results and costs of drug discovery, laboratory testing, preclinical development and clinical trials, if any, for Rocket’s internal product candidates;

•	the costs associated with building out additional laboratory and manufacturing capacity, if any;

•	the costs, timing and outcome of regulatory review of Rocket’s product candidates;

•	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of Rocket’s product candidates for which Rocket receives marketing approval;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property rights and defending any intellectual property-related claims;

•	Rocket’s current licensing agreements or collaborations remaining in effect;

•	Rocket’s ability to establish and maintain additional licensing agreements or collaborations on favorable terms, if at all;

•	the extent to which Rocket acquires or in-licenses other product candidates and technologies; and

•	the costs associated with being a public company.

Many of these factors are outside of Rocket’s control. Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Rocket may never generate the necessary data or results required to obtain regulatory and marketing approval and achieve product sales. In addition, Rocket’s product candidates, if approved, may not achieve commercial success. Accordingly, Rocket will need to continue to rely on additional financing to achieve its business objectives.

To the extent that additional capital is raised through the sale of equity or equity-linked securities, the issuance of those securities could result in substantial dilution for Rocket’s current shareholders and the terms may include liquidation or other preferences that adversely affect the rights of Rocket’s current shareholders. Adequate additional financing may not be available to Rocket on acceptable terms, or at all. Rocket also could be required to seek funds through arrangements with partners or otherwise that may require Rocket to relinquish rights to its intellectual property, its product candidates or otherwise agree to terms unfavorable to Rocket.

Rocket’s limited operating history may make it difficult for Rocket to evaluate the success of its business to date and to assess Rocket’s future viability.

Rocket is a clinical stage company formed in 2015. Rocket’s operations to date have predominantly focused on organizing and staffing its company, business planning, raising capital, acquiring its technology, administering and expanding its gene therapy platforms, identifying potential product candidates, undertaking research, preclinical studies and clinical trials of its product candidates and establishing licensing arrangements and collaborations. Rocket has not yet completed clinical trials of its product candidates, obtained marketing approvals, manufactured a commercial-scale product or conducted sales and marketing activities necessary for successful commercialization. Consequently, any predictions made about Rocket’s future success or viability may not be as accurate as they could be if Rocket had a longer operating history.

In addition, as a new business, Rocket may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. Rocket expects to eventually transition from a company with a licensing and research focus to a company that is also capable of supporting clinical development activities and Rocket may need to transition to supporting commercial activities in the future. Rocket cannot guarantee that it will be successful in these transitions.

Rocket’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes to offset its post-change income may be limited. Rocket may experience ownership changes in the future. As a result, if Rocket earns net taxable income, Rocket’s ability to use its pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to Rocket. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. At December 31, 2016, Rocket had net operating losses of approximately $7.0 million for New York City tax purposes. As of December 31, 2016, Rocket had no unrecognized tax benefits or liabilities for uncertain tax positions. Rocket files income tax returns in the United States and New York State and New York City, but for the year ended December 31, 2016 did not report any income effectively connected with a U.S. trade or business.

Rocket has never generated any revenue from product sales and may never be profitable.

Rocket’s ability to generate revenue and achieve profitability depends on Rocket’s ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory, pricing and reimbursement approvals necessary to commercialize its product candidates. Rocket does not anticipate generating revenues from product sales for the foreseeable future, if ever. Rocket’s ability to generate future revenues from product sales depends heavily on its success in:

•	completing research and preclinical and clinical development of Rocket’s product candidates;

•	seeking and obtaining regulatory and marketing approvals for product candidates for which Rocket completes clinical studies;

•	developing a sustainable, commercial-scale, reproducible, and transferable manufacturing process for Rocket’s vectors and product candidates;

•	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products and services to support clinical development and the market demand for Rocket’s product candidates, if approved;

•	launching and commercializing product candidates for which Rocket obtains regulatory and marketing approval, either by collaborating with a partner or, if launched independently, by establishing a sales force, marketing and distribution infrastructure;

•	obtaining sufficient pricing and reimbursement for Rocket’s product candidates from private and governmental payors;

•	obtaining market acceptance of Rocket’s product candidates and gene therapy as a viable treatment option;

•	addressing any competing technological and market developments;

•	identifying and validating new gene therapy product candidates;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which Rocket may enter; and

•	maintaining, protecting and expanding Rocket’s portfolio of intellectual property rights, including patents, trade secrets and know-how.

Even if one or more of the product candidates that Rocket will develop is approved for commercial sale, Rocket anticipates incurring significant costs associated with commercializing any approved product candidate. Rocket’s expenses could increase beyond expectations if Rocket is required by the FDA, the EMA, or other regulatory agencies, domestic or foreign, to perform clinical and other studies in addition to those that Rocket currently anticipates. Even if Rocket is able to generate revenues from the sale of any approved products, Rocket may not become profitable and may need to obtain additional funding to continue operations.

Risks Related to the Combined Company

If any of the events described in “Risks Related to Inotek” or “Risks Related to Rocket” occur, those events could cause potential benefits of the merger not to be realized.

Following completion of the merger, the combined company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Inotek” and “Risks Related to Rocket.” To the extent any of the events in the risks described in those sections occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

The historical financial information of Inotek and Rocket presented herein may not be representative of their respective results or financial condition if they had been operated as a combined company, and as a result may not be representative of the combined company’s results or financial condition after the merger.

The historical financial information of Inotek and Rocket included elsewhere in this proxy statement reflect assumptions and allocations made by Inotek and Rocket, respectively. The historical results and financial condition of Inotek and Rocket presented herein may be different from those that would have resulted had Inotek and Rocket been operated together as a combined company during the applicable periods or at the applicable dates. As a result the historical financial information of Inotek and Rocket is not indicative of future operating results or financial position of the combined company.

The unaudited pro forma condensed combined financial information presented herein may not be representative of the combined companies’ results after the merger.

The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma consented combined financial information has been derived from the historical financial statements of Inotek and Rocket and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the merger. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not ultimately be accurate, and other factors may affect the combined company’s results and financial condition following consummation of the merger. The unaudited pro forma condensed combined financial information does not reflect the costs of integration activities or transaction-related costs or incremental expenditures associated with the transaction. Accordingly, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement does not reflect what Inotek’s or Rocket’s results or financial condition would have been had Inotek and Rocket been a consolidated entity during all periods presented.

Failure by the combined company upon completion of the merger to comply with the initial listing standards of NASDAQ will prevent its stock from being listed on NASDAQ.

Upon completion of the merger, Inotek, under the new name “Rocket Pharmaceuticals, Inc.,” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on NASDAQ. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the merger agreement, Inotek agreed to use its reasonable best efforts to cause the shares of Inotek common stock being issued in the merger to be approved for listing on NASDAQ at or prior to the effective time of the merger. Based on information currently available to Inotek, Inotek anticipates that its stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the closing of the merger unless it effects a reverse stock split. The board of directors of Inotek intends to effect a reverse stock split of the shares of Inotek common stock at a ratio of between one-for-two to one-for-ten. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the merger, if Inotek is unable to satisfy NASDAQ listing requirements, NASDAQ may notify Inotek, which we refer to as New Rocket, that its shares of common stock will not be listed on NASDAQ.

Upon a potential delisting from NASDAQ, if New Rocket common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of New Rocket’s common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in New Rocket common stock. Also, it may be difficult for New Rocket to raise additional capital if New Rocket’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of New Rocket’s common stock and could have a material adverse effect on New Rocket.

The merger will result in changes to Inotek’s board of directors and the combined company may pursue different strategies than either Inotek or Rocket may have pursued independently.

If Inotek and Rocket complete the merger, the composition of Inotek’s board of directors will change in accordance with the merger agreement. Following completion of the merger, the combined company’s board of directors will consist of seven members, two of whom shall be designed by Inotek and the other five of whom shall be designated by Rocket. Currently, it is anticipated that the combined company will continue to advance the product and development efforts and business strategies of Rocket primarily. However, because the composition of the board of directors of the combined company will consist of directors from both Inotek and Rocket, the combined company may determine to pursue certain business strategies that neither Inotek nor Rocket would have pursued independently.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions.

Upon completion of the merger, Rocket shareholders are estimated to beneficially own or control approximately 81% of the combined company, on a fully-diluted basis. Accordingly Rocket shareholders will have substantial influence over the outcome of a corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These shareholders also may exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company.

The combined company’s management will be required to devote a substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses that Rocket did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as rules implemented by the SEC and The NASDAQ Global Market, impose various requirements on public companies, including those related to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Certain members of Rocket’s management, which will continue as the management of the combined company, do not have significant experience in addressing these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of Rocket and will make some activities more time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The combined company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The combined company will need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404 of the Sarbanes-Oxley Act. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the combined company. Moreover, if the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline and the combined company could be subject to sanctions or investigations by The NASDAQ Global Market, the SEC or other regulatory authorities.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and after expiration of the lock-up period could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger or after expiration of the lock-up period and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Inotek and Rocket are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

Some provisions of the combined company’s charter document, Delaware law and the indenture that governs the convertible notes may have antitakeover effects that could discourage an acquisition of the combined company by others, even if an acquisition would be beneficial to the combined company’s stockholders, and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Provisions in New Rocket’s amended and restated certificate of incorporation and bylaws as well as provisions of the DGCL, could make it more difficult for a third party to acquire New Rocket or increase the cost of acquiring New Rocket, even if doing so would benefit stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•	allowing the authorized number of New Rocket’s directors to be changed only by resolution of the board of directors;

•	limiting the removal of directors by the stockholders;

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of New Rocket stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	requiring the approval of the holders of at least 75% of the votes that all New Rocket stockholders would be entitled to cast to amend or repeal New Rocket’s bylaws.

These provisions may frustrate or prevent any attempts by New Rocket stockholders to replace or remove management by making it more difficult for stockholders to replace members of New Rocket’s board of directors, which will be responsible for appointing the members of New Rocket management. In addition, New Rocket will be subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to New Rocket stockholders.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Inotek or Rocket, the management of either such company or the proposed transaction between Inotek and Rocket, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Inotek and Rocket undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmaceutical industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Inotek has filed with the SEC as well as the possibility that (1) the parties may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) the parties may not be able to satisfy the conditions precedent to consummate the proposed transaction; (4) the proposed transaction may divert management’s attention from Inotek’s ongoing business operations; (5) the anticipated benefits of the proposed transaction might not be achieved; (6) Rocket’s clinical programs and pre-clinical studies may not be successful or completed on time; (7) Rocket may not be able to successfully demonstrate safety and efficacy of its clinical programs or pre-clinical studies; (8) Rocket’s expectations regarding the future development of its clinical programs and pre-clinical studies may not materialize; (9) Rocket’s clinical programs may not obtain necessary regulatory or other approvals; (10) Rocket’s clinical programs may not meet proof of concept; (11) Rocket may not be able to raise the necessary capital to conduct Rocket’s clinical programs and pre-clinical studies or such capital may not be available; (12) the prospective market size of Rocket’s drug candidates may be different than currently anticipated; (13) the proposed transaction may involve unexpected costs; (14) the business may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; (15) the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; (16) the parties may be subject to risks related to the proposed transaction, including any legal proceedings related to the proposed transaction and the general risks associated with the respective businesses of Inotek and Rocket, including the general volatility of the capital markets, terms and deployment of capital, volatility of Inotek share prices, changes in the biotechnology industry, interest rates or the general economy, underperformance of Inotek’s or Rocket’s assets and investments, decreased ability to raise funds and the degree and nature of Inotek’s and Rocket’s competition, as well as the risk that unexpected reductions in Inotek’s cash balance could adversely affect the portion of the combined company that the Inotek stockholders retain; (17) activist investors might not approve of the proposed transaction; or (18) the risks that are more fully described in the section titled “Risk Factors” in Inotek’s most recent Quarterly Report on Form 10-Q filed with the SEC, as well as subsequent and other documents filed from time to time with the SEC by Inotek could materialize. Additionally, forward-looking statements related to Rocket’s future expectations are subject to numerous risks and uncertainties, including risks that planned development milestones and timelines will not be met. Neither Inotek nor Rocket gives any assurance that either Inotek or Rocket will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Inotek described in the “Risk Factors” section of this proxy statement, Inotek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Inotek from time to time with the SEC. All forward-looking statements included in this proxy statement are based upon information available to Inotek and Rocket the date hereof, and neither Inotek nor Rocket assumes any obligation to update or revise any such forward-looking statements.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 73 of this proxy statement describe the material aspects of the merger, including the merger agreement. While Inotek believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, and the other documents to which Inotek has referred to or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find More Information” beginning on page 155 of this proxy statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee, members of Inotek management or Inotek’s representatives and other parties.

Prior to July 2017, Inotek was a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, including glaucoma. As discussed below, in July 2017, Inotek announced top-line results of its Phase 2 fixed-dose combination trial of trabodenoson and latanoprost for the treatment of glaucoma. The trial did not meet its primary efficacy endpoint and Inotek has since discontinued development of trabodenoson in order to focus on evaluating strategic alternatives.

From time to time, Inotek has considered various strategic business initiatives intended to strengthen its business and enhance stockholder value. These have included licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or acquisitions of or mergers with other companies with other products, product candidates or technologies. In this regard, Inotek engaged Perella Weinberg in September 2014 to assist Inotek in these activities. Inotek engaged Perella Weinberg, among other reasons, because Perella Weinberg is nationally recognized as having investment banking professionals with significant experience in investment banking and mergers and acquisitions transactions involving life sciences companies.

On January 3, 2017, Inotek publicly announced that MATrX-1, the first pivotal Phase 3 trial of its lead clinical candidate, trabodenoson, did not achieve its primary endpoint, and that once additional data was obtained Inotek would determine next steps in its trabodenoson monotherapy program.

In the late afternoon of January 6, 2017, the Inotek board of directors held a meeting. Members of Inotek management and representatives of Goodwin Procter LLP, which we refer to as Goodwin, Inotek’s legal counsel, were present. The Inotek board of directors discussed the risks, challenges, and strategic opportunities facing Inotek taking into consideration that the MATrX-1 trial did not achieve its primary endpoint and the near-term cash requirements. The Inotek board of directors and management discussed the advantages and disadvantages of various alternatives and the potential value to stockholders of liquidating Inotek. Following discussion, the Inotek board of directors instructed management to proceed with various strategic actions, including preserving cash available by discontinuing certain activities and terminating the employment of some individuals for cost reduction purposes, exploring the restructuring of Inotek’s convertible notes and continuing as an independent company while awaiting data expected mid-year from the Phase 2 fixed-dose combination trial of trabodenoson and latanoprost for the treatment of glaucoma. The Inotek board of directors also directed management to begin to explore strategic alternatives, including potential business combination transactions with the assistance of Perella Weinberg.

Before and after the January 6, 2017 meeting of the Inotek board of directors and throughout the strategic review process, members of Inotek management and its board of directors consulted with representatives from Goodwin to discuss certain legal aspects of the process and the board of directors’ fiduciary duties.

During the remainder of January and February 2017, members of Inotek management met with representatives of Perella Weinberg to further discuss the process for contacting potential counterparties for a potential business combination transaction, and identified a list of approximately 600 companies and assets, based on criteria established by management after consultations with several members of the Inotek board of directors. These criteria focused on novel assets, interesting or clear biology, addressing high unmet medical needs, and potential for technology platform. While therapeutic area was a factor considered, the review was not limited to the areas of expertise possessed by members of Inotek’s management team (e.g. ophthalmology and immunology). Management control and the size of the counterparty were not factors in this review. With the assistance of representatives of Perella Weinberg, Inotek narrowed this list down to approximately 70 companies using this criteria.

In mid-January 2017, at the direction of the board of directors of Inotek, Perella Weinberg began to formally market to outside parties Inotek’s interest in exploring a possible business combination. In this process, members of Inotek management and representatives of Perella Weinberg contacted the potential target companies identified to gauge their preliminary interest in a potential strategic business combination with Inotek. Of the companies contacted, 23 companies expressed interest in exploring a potential business combination transaction with Inotek and entered into confidentiality agreements with Inotek to conduct further mutual diligence. Two of these confidentiality agreements contained standstill provisions. Under one such confidentiality agreement, the standstill obligations automatically terminated upon Inotek’s entry into a merger agreement and the other confidentiality agreement permitted confidential proposals to be made to Inotek at any time following Inotek’s entry into a merger agreement.

On February 2, 2017, the Inotek board of directors held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Mr. Southwell provided an update on management’s efforts to explore the strategic actions discussed at the previous board of directors meeting. Mr. Southwell and representatives of Perella Weinberg also provided an update on the recently initiated strategic process. At this meeting, the Inotek board of directors also established an advisory transaction committee, which we refer to as the Transaction Committee, for convenience in order to assist the board of directors in exploring a potential strategic transaction, including a possible business combination transaction. Timothy Barberich, Gary Phillips, MD, Carsten Boess and J. Martin Carroll, all of whom are nonexecutive, independent directors, and have significant experience with acquisition transactions were appointed to the transaction committee (Mr. Boess was subsequently appointed to the Transaction Committee on July 3, 2017). Subsequently, on July 3, 2017, Mr. Carroll was appointed chairman of the Transaction Committee. The board of directors authorized the Transaction Committee to oversee the strategic exploration process, and, in between meetings of the board of directors, to give direction to Inotek’s financial and legal advisors and to lead on behalf of Inotek (or to give guidance to Inotek’s representatives in connection with) any negotiations with potentially interested parties and periodically to brief the board of directors on the status of the strategic exploration process.

On March 21, 2017, the Inotek board of directors held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Management provided an update on the MATrX-1 trial findings and on the timing of the Phase 2 fixed-dose combination trial of trabodenoson. Management reported that a data readout was expected in July 2017, that the last subject had been screened, that the target was to randomize the last patient in April 2017, and that the total enrollment target was 200 patients. Management also provided an update on Inotek’s financial position and 2017 financial forecasts. Representatives of Perella Weinberg provided an update on the strategic process, including the parties contacted and discussion held to date. The Inotek board of directors discussed potential strategic alternatives for Inotek. The Inotek board of directors and management again discussed the advantages and disadvantages of various alternatives and the potential value to stockholders of liquidating Inotek. Following this discussion, the board of directors directed management and its advisors to continue the strategic process.

During the period between January through May 2017, members of management and representatives of Perella Weinberg had preliminary discussions with several companies that executed confidentiality agreements with Inotek, but none of these discussions resulted in any specific proposals.

On May 12, 2017, as a result the strategic process outreach, Inotek and a privately held biopharmaceutical company, which we refer to as Company A, entered into a mutual confidentiality agreement, which did not contain a standstill provision. Subsequently, members of Inotek management and representatives of Perella Weinberg met or held conference calls with representatives of Company A in order to gain an understanding of Company A’s corporate structure and background, drug candidate pipelines, clinical and regulatory status, market opportunities and competitive landscape, strength of intellectual property portfolio, timelines, and capital requirements.

On June 20, 2017, the Inotek board of directors held a meeting. Members of management and representatives of Goodwin were present. Management provided a progress report on MATrX-1 and the timing of the Phase 2 fixed-dose combination trial of trabodenoson, including the anticipated timing for data availability in July 2017. The Inotek board of directors discussed various strategic alternatives depending on the data readout and taking into consideration the ongoing strategic process. Management also provided an update on Inotek’s financial position and 2017 financial forecasts.

On June 27, 2017, Mr. Southwell met with the chief executive officer of Company A to discuss their respective interest in a potential reverse merger transaction between Inotek and Company A.

On July 3, 2017, the Inotek board of directors held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Management provided a report on the preliminary, ongoing analysis of data for the Phase 2 fixed-dose combination trial of trabodenoson, including the failure of the trial to meet its primary efficacy endpoint. Mr. Southwell and representatives of Perella Weinberg provided an update on the strategic process and the discussions to date with interested parties and their perceived level of interest. The Inotek board of directors discussed the risks, challenges, and strategic opportunities facing Inotek taking into consideration the results of the trabodenoson fixed-dose combination trial and near-term cash requirements. The Inotek board of directors directed management to publicly announce that Inotek would be exploring strategic alternatives in conjunction with the public announcement of the trabodenoson fixed-dose combination trial results. Also at the meeting, Mr. Boess was appointed to the Transaction Committee and Mr. Carroll was appointed chairman of the Transaction Committee.

On July 7, 2017, Inotek publicly announced that its Phase 2 fixed dose combination trial with trabodenoson failed to meet its primary efficacy endpoint and that Inotek would explore strategic alternatives with the assistance of Perella Weinberg.

On July 10, 2017, the Transaction Committee held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Mr. Southwell and representatives of Perella Weinberg provided an update on the strategic process, including regarding unsolicited correspondences from potentially interested parties received in light of Inotek’s recent public announcement. Mr. Southwell and representatives of Perella Weinberg also provided an update regarding the recent discussion with Company A. The Inotek board of directors directed management and its advisors to continue discussions with Company A and to have discussions with any other potentially interested parties.

On July 12, 2017, the chief executive of Company A sent to Mr. Southwell a non-binding term sheet indicating that Company A would be interested in a reverse merger transaction with Inotek. The term sheet provided that following the merger, the stockholders of Inotek would hold approximately 49% of the combined company, on a fully diluted basis, and current Company A stockholders will own approximately 51% of the combined company, on a fully diluted basis, provided that if Inotek had less than $50 million of net cash at closing, the Inotek ownership percentage would be reduced by the amount which the Inotek net cash amount is less than $50 million. The proposal also included a condition to closing that Inotek’s net cash amount be at least $50 million. The proposal required that in connection with execution of a merger agreement, Inotek would provide a $5 million loan to Company A. The proposal also contemplated a termination fee of $5 million payable by Inotek for termination of the merger agreement under certain circumstances. The proposal also contemplated that the board of directors of the combined company would consist of nine individuals, with specific designees to be identified in the definitive merger agreement.

Following receipt of the proposed term sheet, representatives of Inotek engaged in discussions with representatives of Company A regarding the material terms of the proposal, and representatives of Inotek indicated that they expected that the minimum net cash closing condition and requirement for a $5 million loan would not be viewed favorably by the Inotek board of directors. During this time, Inotek and Company A, and their representatives, also engaged in further mutual due diligence.

On July 19, 2017, Inotek entered into a mutual confidentiality agreement that did not contain a standstill provision with a publicly listed U.K. biopharmaceutical company, which we refer to as Company B, that had contacted representatives of Perella Weinberg in light of Inotek’s July 7, 2017 public announcement. Subsequently, members of Inotek management and representatives of Perella Weinberg met or held conference calls with representatives of Company B in order to gain an understanding of Company B’s corporate structure and background, drug candidate pipelines, clinical and regulatory status, market opportunities and competitive landscape, strength of intellectual property portfolio, timelines, and capital requirements. In February 2017, as part of Inotek’s marketing efforts described above, Inotek had contact with Company B, but the parties did not enter into a confidentiality agreement or have any substantive discussions at that time.

On July 24, 2017, the vice president of business development of Inotek met with representatives of Rocket at an industry function in New York City, and arranged to meet again at Rocket’s offices later that week, and informed Mr. Southwell of the meeting. Later on July 24, 2017, the Transaction Committee held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Management and representatives of Perella Weinberg provided an update on the developments related to the strategic process since the previous Transaction Committee meeting, including that management, with the assistance of Perella Weinberg, had narrowed its evaluation efforts to scientific, clinical and business diligence efforts with respect to the three parties presenting a potentially realistic chance of producing the greatest value for Inotek stockholders. These parties were Company A, Company B and Rocket. The Inotek board of directors directed management and its advisors to continue further in-depth financial, business and scientific due diligence and evaluation of these three parties.

Following this meeting, members of Inotek management and representatives of Perella Weinberg participated in follow-up mutual diligence sessions with each of Company A, Company B and Rocket and their respective advisors.

On July 26, 2017, Inotek and Rocket entered into mutual confidentiality agreement, which did not contain a standstill provision.

Between July 26, 2017 and August 23, 2017, members of Inotek management and representatives of Perella Weinberg had discussions with Rocket and its representatives regarding proposed terms for a potential reverse merger transaction between Inotek and Rocket. During these discussions, representatives of Rocket indicated to representatives of Inotek that Rocket was interested in pursuing a reverse merger transaction with Inotek in which Inotek stockholders would receive a 17% ownership interest in the combined company, on a fully diluted basis, following the reverse merger.

During the week of July 31, 2017, Mr. Southwell had meetings with representatives of Company B in England and generally discussed the status of Inotek’s diligence review of Company B and the discussions between the parties and their respective representatives. During these discussions, representatives of Company B indicated to representatives of Inotek that Company B was interested in pursuing a business combination transaction with Inotek where the Inotek stockholders would receive a 40% ownership interest, on a fully diluted basis, in the combined company following the closing. The discussion did not otherwise result in any specific proposals.

On August 4, 2017, the Transaction Committee held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Mr. Southwell and representatives of Perella Weinberg provided an update on the discussions with Company A, Company B and Rocket and the diligence efforts of those companies and Inotek since the last Transaction Committee meeting and the perceived levels of interest of those companies. The Transaction Committee believed that while the level of ownership for Inotek stockholders being proposed by each of the three companies could be in a range that would provide substantial value to Inotek’s stockholders, the Transaction Committee discussed how best to further enhance stockholder value through the strategic process with Rocket, Company A and Company B and other potential strategic alternatives involving Inotek. Following these discussions, the Transaction Committee directed management and its advisors to continue discussions with each of the three companies and complete diligence and seek improved terms from each of the three companies. Specifically, the Transaction Committee was concerned with certain proposed transaction terms, transaction execution risk and due diligence matters associated with Company A, and due diligence matters associated with Company B’s studies which required further consultation with independent experts. Following the meeting, Inotek management and its advisors proceeded to address these and other issues.

On August 9, 2017, the Transaction Committee held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Mr. Southwell and representatives of Perella Weinberg provided an update on the discussions with Company A, Company B and Rocket and their perceived levels of interest in a transaction with Inotek. Management also discussed the results of their due diligence review of each of the three companies. The Inotek board of directors and management reviewed the possibility of a business combination with each of the companies, including strategic fit, long term growth platform, short and long term financial benefits, cultural fit and views of the strengths of the various companies, and other factors affecting whether to continue to include each company in the strategic process. Mr. Southwell reported that Company A had withdrawn its requirement for a $5 million loan in connection with its proposed reverse merger transaction. Following discussion, the Transaction Committee directed management and its advisors to propose terms for a reverse merger with Company A that included a 49% ownership interest, on a fully diluted basis, in the combined company for Inotek stockholders, a reciprocal $2.5 million termination fee and equal representation for Inotek and Company A on the board of directors of the combined company. Management also reported that its further diligence review of Company B resulted in certain heightened due diligence concerns, which impacted the expected valuation of Company B. Following discussion the Transaction Committee concluded that a transaction with Company B was not likely to be in the best interest of Inotek and its stockholders, and directed management to terminate discussions with Company B. Management also provided an update on discussions with Rocket and that Rocket was proposing a 17% fully diluted ownership interest for the Inotek stockholders in a combined company. The Transaction Committee directed management and its advisors to continue discussions with Rocket and seek improved proposed terms.

On August 13, 2017, Inotek provided a draft merger agreement to Company A. The draft merger agreement incorporated the terms discussed by the Inotek Transaction Committee at its August 9, 2017 meeting.

On August 15, 2017, as directed by the Transaction Committee, Inotek terminated strategic transaction discussions with Company B.

On August 17, 2017, representatives of Goodwin and representatives of Company A’s outside legal counsel discussed key points of the merger agreement. On August 20, 2017, Company A’s outside counsel provided a revised draft of the merger agreement which included a minimum net cash closing condition, among other revisions in favor of Company A.

On August 18, 2017, Mr. Southwell and Gaurav Shah, MD, chief executive officer of Rocket, had an in-person meeting to discuss the respective interests of Inotek and Rocket in a potential reverse merger transaction. During the meeting, Dr. Shah indicated that in order for the parties to continue discussions, Inotek should present a term sheet for a reverse merger for Rocket’s consideration and that Rocket would require the execution of an exclusivity agreement. Dr. Shah and Mr. Southwell agreed in principle to a percentage ownership of Inotek that was based primarily on the net cash delivered by Inotek at closing. The parties also agreed that Inotek would send Rocket a proposed term sheet for Rocket’s consideration.

On August 21, 2017, the Inotek board of directors held a meeting. Members of management and representatives of Perella Weinberg and Goodwin were present. Mr. Southwell and representatives of Perella Weinberg provided an update on the discussions with each of Company A, Company B and Rocket since the last board of directors meeting. Mr. Southwell reported that there were concerns about Company A’s near term capital requirements and that Company A could have a clinical hold resulting in a seven to 12 month delay and that it was also believed that Company A was having concurrent discussions regarding a potential sale of Company A to a large publicly traded biopharmaceutical company and/or a capital financing transaction. Mr. Southwell and representatives of Perella Weinberg reported that Rocket had increased the proposed ownership percentage for Inotek stockholders, on a fully diluted basis, in the combined company from 17% to 19% based on Inotek’s expected cash at closing, and their view was that this was the maximum ownership level for Inotek stockholders that Rocket would be willing to agree to in the reverse merger.

After considering the information made available to them throughout the strategic process, the Inotek board of directors identified Rocket as the prospective strategic partner which represented the greatest potential value for Inotek and its stockholders, taking all of the previously identified criteria into account. The Inotek board of directors also discussed that it was only willing to agree to an exclusivity period with Rocket because the board of directors was reasonably satisfied with the results of the outreach to other potential strategic acquirers. Following discussion, the Inotek board of directors directed management and its advisors to continue discussions with Rocket and to expeditiously reach agreement on the terms of a proposed transaction with Rocket for the Board’s consideration, subject to the input provided at this meeting, and to enter into exclusivity with Rocket.

On August 21, 2017, as directed by the Inotek board of directors, Inotek management provided Rocket a proposed non-binding term sheet and from August 21, 2017 through August 23, 2017, Inotek and Rocket, together with their respective advisors, engaged in negotiations regarding the non-binding term sheet and continued their mutual due diligence.

On August 22, 2017, Mr. Southwell had a conversation with Roderick Wong, MD, the chairman of the Rocket board of directors, and generally discussed the status of discussions between the parties and their respective representatives. Mr. Southwell and Dr. Wong also discussed the the composition of the board of directors of the potential combined company, and agreed to consider including Mr. Southwell and Mr. Boess from Inotek’s board. Mr. Boess was proposed as the chair of the audit committee of the potential combined company. The conversation did not result in any additional proposals.

On August 23, 2017, Inotek and Rocket entered into a non-binding term sheet that contemplated, among other things, that following a transaction with Rocket the stockholders of Inotek would hold, on a fully diluted basis, approximately 19% of the combined company and current Rocket shareholders would hold, on a fully diluted basis, approximately 81% of the combined company if Inotek has a valuation of at least $47 million, which was based on a projected net cash balance (or cash and cash equivalents minus outstanding liabilities) at the closing of $42 million, plus an additional $5 million of enterprise value. Under the term sheet, Rocket had a stipulated valuation of $200 million which was not subject to any adjustments. The term sheet contemplated that ten days prior to the closing, Inotek’s estimated net cash at closing will be mutually agreed upon and the final exchange ratio will be calculated based on the relative values of the parties as described in the merger agreement. The term sheet also contemplated that if Inotek’s net cash at closing is within a range of $40.5 million to $43.5 million, no adjustment will be made to the foregoing split. The term sheet contemplated that the board of directors of the combined company would consist of five individuals, with one such member to be designated by

Inotek and a reciprocal termination fee equal to $2 million. The term sheet also provided for a mutual exclusivity period for an initial 14 day period, which would renew for additional seven day periods as long as the parties continued to negotiate in good faith. Following execution of the term sheet, Inotek ceased discussions with all parties other than Rocket (including Company A).

On August 30, 2017, Goodwin provided a draft of the merger agreement to Rocket’s legal counsel, Gibson, Dunn & Crutcher LLP, which we refer to as Gibson. The draft merger agreement contemplated the terms agreed to in the August 23, 2017 term sheet between Inotek and Rocket.

On September 5, 2017, Gibson provided a revised draft of the merger agreement to Goodwin. From September 5, 2017 through the announcement of the execution of the merger agreement on September 12, 2017, representatives of Perella Weinberg and Goodwin, and Rocket and Gibson, had various telephonic discussions to finalize the merger agreement and related agreements.

On September 12, 2107, the Inotek board of directors held a meeting to discuss the terms of the proposed transaction with Rocket. Members of management and representatives of Perella Weinberg and Goodwin were present. Representatives of Goodwin reviewed the draft merger agreement and provided an update on the proposed terms and conditions. Representatives of Goodwin reviewed the fiduciary duties of the Inotek board of directors with respect to the proposed merger with Rocket. Representatives of Goodwin provided an overview of the negotiation process to date with Rocket’s representatives, as well as a presentation regarding the terms of the draft merger agreement, the draft voting agreement and draft lock-up agreement. The Inotek board of directors also discussed that to date, Rocket had not had, and had not requested to have, discussions with Inotek management or directors regarding their roles, compensation, retention or investment arrangements in connection with the proposed transaction, other than Mr. Southwell’s and Mr. Boess’ positions as directors of the combined company following the merger that is described in the section entitled “Interests of Inotek’s Directors and Executive Officers in the Merger” beginning on page 63 of this proxy statement. Representatives of Perella Weinberg reviewed certain financial matters concerning Rocket and the proposed merger. The representatives of Perella Weinberg then delivered to the Inotek board of directors an oral opinion, which was confirmed by the delivery of a written opinion dated September 12, 2017, that, as of that date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, the exchange ratio, as provided in the merger agreement, was fair, from a financial point of view, to Inotek. The Inotek board of directors also considered that representatives of Perella Weinberg informed the Inotek board of directors that Perella Weinberg had not provided any investment banking services to Rocket for which Perella Weinberg received compensation from Rocket in the last two years. In addition, during such two-year period, none of Perella Weinberg and its corporate advisory affiliates owned any equity or debt interests in Rocket. After further discussing the advantages and risks of the proposed transaction that are described in the section entitled “Inotek’s Reasons for the Merger; Recommendations of the Inotek Board of Directors,” and based on the discussions and deliberations at the Inotek board of directors meetings and after receiving Inotek’s management’s favorable recommendation of the merger, the Inotek board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Inotek and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, authorized management to execute the merger agreement on behalf of Inotek, resolved to recommend that Inotek stockholders vote to approve the issuance of the shares of Inotek common stock in connection with the merger.

Later on September 12, 2017, the parties finalized and executed the merger agreement, the voting agreements and the lock-up agreements, and issued a joint press release publicly announcing their entry into the merger agreement.

Inotek’s Reasons for the Merger; Recommendations of the Inotek Board of Directors

In the course of its evaluation of the merger and the merger agreement, the Inotek board of directors held numerous meetings, consulted with its management, legal counsel and its financial advisor and reviewed a significant amount of information and, in reaching its decision to approve the merger and the merger agreement, the Inotek board of directors considered a number of factors, including, among others, the following factors:

•	information concerning Inotek’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•	Inotek’s business and financial prospects if it were to remain an independent company and the Inotek board of directors’ determination that Inotek could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•	the possible alternatives to the merger, the range of possible benefits and risks to the Inotek stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and Inotek board of directors’ assessment that the merger presented a superior opportunity to such alternatives for Inotek stockholders;

•	the Inotek board of directors’ view of the valuation of the potential merger candidates. In particular, taking into account the advice of Perella Weinberg, the board of directors’ view that Rocket was the most attractive candidate because of its clinical and preclinical gene therapy programs. After considering the financial advice it had received from Perella Weinberg, the Inotek board of directors believed that the merger would create a publicly traded gene therapy company that would create more value for Inotek’s stockholders than any of the other proposals that the Inotek board of directors had received;

•	the ability of Inotek’s stockholders to participate in the future growth potential of the combined company following the merger;

•	the results of discussions with third parties relating to a possible business combination or similar transaction with Inotek;

•	the process undertaken by the Inotek board of directors in connection with pursuing a strategic transaction and the terms and conditions of the proposed merger, in each case in light of the current market dynamics;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Inotek’s common stock;

•	the potential for obtaining a superior offer from an alternative purchaser in light of the other potential strategic buyers previously identified and contacted by or on behalf of Inotek and the risk of losing the proposed transaction with Rocket;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties;

•	The financial analysis presented by Perella Weinberg to the Inotek board of directors on September 12, 2017 and Perella Weinberg’s opinion, dated September 12, 2017, to the Inotek board of directors that, as of the date of the opinion and based upon its analysis and subject to the assumptions made, matters considered, qualifications and limitations set forth therein, the exchange ratio, as provided in the merger agreement, was fair to Inotek from a financial point of view (as more fully described in the section entitled “The Merger—Opinion of Inotek’s Financial Advisor” beginning on page 55);

•	the likelihood that the merger would be consummated; and

•	the merger agreement, subject to the limitations and requirements contained in the merger agreement, provides the Inotek board of directors with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Rocket of a termination fee of $2 million (which the Inotek board of directors believes is reasonable under the circumstances) to terminate the merger agreement, to accept a superior proposal.

In the course of its deliberations, the Inotek board of directors also considered, among other things, the following negative factors:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on Inotek’s business and stock price;

•	the challenges inherent in the combination of the two divergent businesses of the size and scope of Inotek and Rocket;

•	certain provisions of the merger agreement that could have the effect of discouraging proposals for competing proposals involving Inotek, including the restrictions on Inotek’ ability to solicit proposals for competing transactions involving Inotek and that under certain circumstances Inotek may be required to pay to Rocket termination fee of $2 million;

•	the substantial fees and expenses associated with completing the merger; and

•	the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Inotek as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to Inotek in such an event.

Although this discussion of the information and factors considered by the Inotek board of directors is believed to include the material factors considered by the Inotek board of directors, it is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Inotek board of directors did not find it practicable to and did not quantify or attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in best interests of Inotek and its stockholders. In addition, the Inotek board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Inotek board of directors, but rather the Inotek board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Inotek management, Goodwin and Perella Weinberg.

Recommendation of the Inotek Board of Directors

After careful consideration, the Inotek board of directors approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, and in the best interests of, the stockholders of Inotek. Therefore, the Inotek board of directors recommends Inotek stockholders vote “FOR” the issuance of the shares of Inotek common stock in the merger and the other Inotek proposals set forth in this proxy statement.

In considering the recommendation of the Inotek board of directors with respect to the issuance of shares of Inotek common stock in the merger, you should be aware that the directors and executive officers of Inotek may have interests in the merger that are different from, or are in addition to, the interests of Inotek stockholders. Please see “The Merger—Interests of Inotek’s Executive Officers and Directors in the Merger.”

INOTEK’S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF INOTEK’S STOCKHOLDERS AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT. INOTEK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTEK’S STOCKHOLDERS APPROVE THE ISSUANCE OF INOTEK’S COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE REVERSE STOCK SPLIT.

Opinion of Inotek’s Financial Advisor

Inotek retained Perella Weinberg to act as its financial advisor in connection with the merger. Inotek selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the business and affairs of Inotek and the industry in which Inotek conducts its businesses. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On September 12, 2017, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Inotek that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Inotek. In providing its opinion, Perella Weinberg noted that the exchange ratio is intended to result in holders of Rocket ordinary shares and Inotek common stock immediately prior to the effective time of the merger holding, on a fully diluted basis, approximately 81% and 19% of the outstanding Inotek common stock, respectively, on a pro forma basis immediately following the effective time of the merger and that the exchange ratio and, accordingly, such percentages are subject to adjustment based upon Inotek’s net cash as of the closing of the merger.

The full text of Perella Weinberg’s written opinion, dated September 12, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg in connection with such opinion, is attached hereto as Annex C and is incorporated by reference herein. Perella Weinberg’s opinion does not address Inotek’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to Inotek. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Inotek’s common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter. Perella Weinberg’s opinion does not in any manner address the price at which Inotek’s common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Inotek. Perella Weinberg provided its opinion for the information and assistance of the board of directors of Inotek in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Rocket and Inotek, including research analyst reports for Inotek;

•	reviewed certain internal information, primarily related to expense forecasts, furnished to Perella Weinberg by the managements of Inotek and Rocket, respectively, and approved for Perella Weinberg’s use by Inotek. See the section entitled Certain Prospective Financial Information of Inotek beginning on page 62 of this proxy statement for a more complete description of Inotek’s net cash projections;

•	discussed the past and current business, operations, financial condition and prospects of Inotek with senior executives of Inotek;

•	discussed the past and current business, operations, financial condition and prospects of Rocket with senior executives of Inotek and Rocket;

•	reviewed publicly available market capitalization data regarding companies in the biopharmaceutical industry that Perella Weinberg believed to be comparable in certain respects to Rocket;

•	reviewed the publicly available financial terms of certain initial public offerings and business combination transactions involving companies in the biopharmaceutical industry that Perella Weinberg believed to be comparable in certain respects to Rocket;

•	reviewed the historical trading prices and trading activity for Inotek common stock;

•	participated in discussions among representatives of Rocket and Inotek and their respective advisors;

•	reviewed a draft, dated September 10, 2017, of the merger agreement (which we refer to as the Draft Agreement); and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that is available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of Inotek that such information did not contain any material omissions or misstatements of material fact. With respect to information provided to Perella Weinberg by Inotek and Rocket, Perella Weinberg was advised by the management of Inotek and Rocket, respectively, and assumed, with the consent of the board of directors of Inotek, that such information had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Inotek and Rocket, as applicable, and Perella Weinberg expressed no view as to the assumptions on which such information was based.

In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Inotek, Rocket or any of their respective subsidiaries, nor was it furnished with any such valuations or appraisals nor did it assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Inotek, Rocket or any of their respective subsidiaries. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement (or the impact of the merger thereon) under any applicable laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed merger agreement would not differ from the Draft Agreement reviewed by it in any respect material to its analysis, and that the merger would be consummated on the terms set forth in the merger agreement, without any modification, waiver or delay that would be material to its analysis. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Rocket, Inotek or the contemplated benefits of the merger. Perella Weinberg also assumed that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to Inotek of the exchange ratio provided for in the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement or any other related document or the form or structure of the merger or the likely timeframe in which the merger will be consummated. Perella Weinberg expressed no view or opinion as to any such matters. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the exchange ratio provided for in the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the merger or any related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood Inotek to have received such advice as it deemed necessary from qualified professionals.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed with the board of directors of Inotek in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

In preparing its analysis, Perella Weinberg took into account that the exchange ratio contained in the merger agreement is calculated by attributing values of $47,000,000 and $200,000,000 to Inotek and Rocket, respectively, subject to an adjustment based upon Inotek’s net cash as of the closing of the merger.

As the board of directors of Inotek was aware, Rocket’s management did not provide Perella Weinberg with, and Perella Weinberg did not otherwise have access to, financial forecasts regarding Rocket’s business, other than certain expense forecasts, and, accordingly, Perella Weinberg did not perform either a discounted cash flow analysis or any multiples-based analyses with respect to Rocket.

Market Valuation Analysis—Inotek

Perella Weinberg reviewed the historical trading price per share of Inotek common stock for the 180-days ended September 11, 2017, the last trading day prior to the day on which Inotek and Rocket publicly announced the merger.

Using publicly available information, Perella Weinberg reviewed the closing price per share of Inotek Common Stock on September 11, 2017 and the volume weighted average trading price (which we refer to as VWAP) for the Inotek common stock during each of the preceding 30-day, 60-day, 90-day and 180-day periods and calculated Inotek’s market capitalization relative to its net cash position, as of June 30, 2017, of approximately $57 million. The results of the analysis were as follows:

	Share Price	Premium (Discount) to Current Share Price as of September 11, 2017	Approximate Market Capitalization Based on Share Price (in millions)
Closing Price on September 11, 2017	$1.02	—	$29
VWAP for 30-days ended September 11, 2017	$0.99	(3.1)%	$28
VWAP for 60-days ended September 11, 2017	$1.19	16.6%	$34
VWAP for 90-days ended September 11, 2017	$1.31	28.2%	$37
VWAP for 180-days ended September 11, 2017	$1.65	61.4%	$47

Perella Weinberg noted that Inotek had a net cash position of $57M as of June 30, 2017 and that Inotek anticipates delivering $42M of Inotek’s net cash at closing of the merger. Perella Weinberg noted that the stipulated valuation for Inotek in the merger provided for in the merger agreement was $47 million based on an estimated $42M of Inotek’s net cash to be delivered at the closing of the merger plus an agreed $5M of enterprise value, subject to adjustment for Inotek’s net cash at the closing of the merger. Perella Weinberg further noted that the $47 million value attributed to Inotek’s common stock pursuant to the exchange ratio formula in the merger agreement (assuming $42 million of Inotek’s net cash at the closing of the merger) was higher than Inotek’s market capitalization as of September 11, 2017.

Selected IPO Analysis—Rocket

Perella Weinberg reviewed publicly available information relating to the following initial public offerings for gene therapy companies in the biopharmaceutical industry which raised in excess of $50 million of gross proceeds since January 1, 2013, which we refer to as the Selected IPOs.

Pricing Date	Issuer	Indication	Development Stage	Pre-money Valuation (in millions)
July 19, 2016	Audentes Therapeutics, Inc.	Pompe disease	Pre-clinical(1)	$240
February 10, 2016	AveXis, Inc.	SMA Type 1	Phase I	$353
November 10, 2015	Voyager Therapeutics, Inc.	Advanced Parkinson’s Disease	Phase I	$294
October 21, 2015	Dimension Therapeutics, Inc.	Hemophilia B	Phase III	$252
September 16, 2015	REGENXBIO Inc.	Homozygous Familial Hypercholesterolemia	Phase I/II	$419
January 29, 2015	Spark Therapeutics, Inc.	Biallelic RPE65-mediated IRD	Phase III	$379
July 30, 2014	Avalanche Biotechnologies, Inc.	Wet AMD	Phase I/II	$261
March 26, 2014	Applied Genetic Technologies Corporation	X-linked Retinoschisis	Phase I/II	$111
February 4, 2014	uniQure N.V.	Lipoprotein lipase deficiency	Phase III(2)	$207
January 29, 2014	Celladon Corporation	Congestive heart failure	Phase II	$97
June 18, 2013	bluebird bio, Inc.	Transfusion-Dependent ß-thalassemia	Phase II/III(3)	$287

(1)	Audentes disclosed that it intended to file IND in third quarter of 2016 per IPO prospectus.
(2)	Glybera received EU approval in 2012. Phase III Development Stage refers to FDA status.
(3)	Disclosed that it was entering Phase III in the second half of 2013.

Perella Weinberg noted that although such companies had certain financial and operating characteristics that could be considered similar to those of Rocket, none of the companies had the same management make-up, technology, size or mix of business as Rocket and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Rocket. Perella Weinberg also noted that market conditions have varied over the precedent time periods.

Perella Weinberg calculated the pre-money valuation of each of the companies that participated in the Selected IPOs at the time of pricing of its initial public offering, and compared these pre-money valuations to the $200 million value attributed to the Rocket Shares pursuant to the exchange ratio formula in the merger agreement.

The results of this analysis are summarized as follows:

Pre-money Valuation (in millions)
Low	$97
Mean	$264
Median	$261
High	$419

Selected Public Company Market Valuation Analysis—Rocket

Perella Weinberg reviewed publicly available information relating to the market capitalization of the following publicly-traded early-stage gene therapy biopharmaceutical companies, which we refer to as the Selected Companies:

Issuer	Lead Indication	Development Stage	Market Capitalization (in millions)
Abeona Therapeutics Inc.	Sanfilippo Syndrome Type A	Phase I/II	$606
Adverum Biotechnologies, Inc.	Alpha-I Antitrysin Deficiency	Pre-clinical(1)	$190
Applied Genetic Technologies Corporation	X-Linked Retinoschisis	Phase I/II(2)	$85
Audentes Therapeutics, Inc.	X-Linked Myotublar Myopathy	Phase I/II	$731
REGENXBIO Inc.	Wet AMD	Phase I/II	$988
Voyager Therapeutics, Inc.	Advanced Parkinson’s Disease	Phase I	$424

(1)	Adverum has disclosed that it plans to initiate patient enrollment in a Phase I/II trial in Q4 2017.
(2)	On June 8, 2017, AGTC announced topline safety data for X-Linked Retinoschisis Phase I/II Study; it disclosed that the product candidate was generally well tolerated and demonstrated good safety profile.

Perella Weinberg noted that although such companies had certain financial and operating characteristics that could be considered similar to those of Rocket, none of the companies had the same management, make-up, technology, size or mix of business as Rocket and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Rocket.

Perella Weinberg calculated the aggregate market capitalization of each of the Selected Companies based upon the closing price of the common stock of each Selected Company on September 11, 2017 and the fully-diluted number of shares outstanding, using the treasury stock method, and compared these pre-money valuations to the $200 million value attributed to the Rocket Shares pursuant to the exchange ratio formula in the merger agreement.

The results of this analysis are summarized as follows:

Market Capitalization (in millions)
Low	$85
Mean	$504
Median	$515
High	$988

Selected Merger and Acquisition Transaction Analysis—Rocket

Using publicly available information, Perella Weinberg reviewed the terms of the following acquisitions since January 1, 2015 of early-stage companies in the biopharmaceutical industry with no product candidates beyond Phase 2 at the time of announcement of the transaction, which we refer to as the Selected Transactions:

Announcement Date	Acquiror	Target	Total Transaction Value (in millions)	Upfront Consideration (in millions)		Milestone/ CVR (in millions)
May 23, 2017	Bioverativ Inc.	True North Therapeutics	$825	$400		$425
January 26, 2017	Celgene Corporation	Delinia, Inc.	$775	$300		$475
September 30, 2016	Celgene Corporation	EngMab AG	$600	$600		$0
August 1, 2016	Pfizer Inc.	Bamboo Therapeutics, Inc.	$688	$193	*	$495
February 1, 2016	Avalanche Biotechnologies, Inc.	Annapurna Therapeutics SAS	$106	$106		$0
November 9, 2015	Astellas Pharma Inc.	Ocata Therapeutics, Inc.	$379	$379		$0
October 9, 2015	Roche Holding Ltd.	Adheron Therapeutics Inc.	$580	$105		$475
July 28, 2015	Merck & Co., Inc.	cCAM Biotherapeutics Ltd.	$605	$95		$510
April 27, 2015	Celgene Corporation	Quanticel Pharmaceuticals, Inc.	$485	$100		$385

(1)	Represents $43M upfront consideration paid for the 22% stake Pfizer acquired in Q1 2016 plus $150M upfront consideration for the remaining 78% equity acquired in Q3 2016.

Perella Weinberg noted that although the companies that were acquired in the Selected Transactions had certain financial and operating characteristics that could be considered similar to those of Rocket, none of the companies had the same management, make-up, technology, size or mix of business as Rocket and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Rocket. Perella Weinberg also noted that market conditions have varied over the precedent time periods.

Perella Weinberg calculated the aggregate value of each of the target companies in the Selected Transactions taking into account upfront transaction consideration and, if applicable, the maximum potential value of milestone payments or contingent value rights, and compared the upfront cash consideration paid in the Selected Transactions to the $200 million value attributed to the Rocket Shares pursuant to the exchange ratio formula in the merger agreement. For Selected Transactions which included non-cash consideration, Perella Weinberg based the value of such non-cash consideration on the implied value of the acquirer’s capital stock set forth in the transaction documents for such transactions. The results of this analysis are summarized as follows:

	Total Transaction Value (in millions)	Upfront Consideration (in millions)	Milestone/ CVR (in millions)
Low	$106	$95	$385
Mean	$560	$253	$461
Median	$600	$193	$475
High	$825	$600	$510

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Inotek, Rocket or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the board of directors of Inotek as to the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio provided for in the merger agreement to Inotek. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.

As described above, the opinion of Perella Weinberg to the board of directors of Inotek was one of many factors taken into consideration by the board of directors of Inotek in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the exchange ratio provided for in the merger agreement, which was determined through arms-length negotiations between Inotek and Rocket. Perella Weinberg did not recommend any specific amount for the exchange ratio or that any specific amount for the Exchange Ratio constituted the only appropriate exchange ratio for the merger.

Pursuant to the terms of the engagement letter between Perella Weinberg and Inotek, dated September 14, 2014, as amended by the letter agreement between Perella Weinberg and Inotek, dated September 11, 2017, Inotek agreed to pay Perella Weinberg a fee of $3 million, of which $1 million became payable upon the delivery of Perella Weinberg’s opinion (which amount would have become payable if Perella Weinberg had determined in good faith that it was not able to deliver its opinion), and the remainder of which will become payable upon the closing of the merger. In addition, Inotek agreed to reimburse Perella Weinberg for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons for certain liabilities that may arise out of its engagement by Inotek and the rendering of its opinion.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Inotek or any of its affiliates. During the two year period prior to the date of its opinion, Perella Weinberg and its affiliates provided services to and received compensation from Inotek in connection with Inotek’s convertible bond offering in August 2016. During the two-year period prior to the date of its opinion, Perella Weinberg and its affiliates had not provided any investment banking services to Rocket for which they had received compensation. In addition, during such two-year period, none of Perella Weinberg and its corporate advisory affiliates owned any equity or debt interests in Rocket. Perella Weinberg and its affiliates in the future may provide services to Inotek and Rocket and their respective affiliates and in the future may receive compensation for the rendering of such services.

Certain Prospective Financial Information of Inotek

Inotek does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results due to, among other things, the inherent difficulty of predicting financial performance for future periods and the unpredictability of the underlying assumptions and estimates. In connection with its due diligence process and evaluation of the merger, Inotek’s management prepared certain prospective financial information relating to the estimated cash position for Inotek for the second half of fiscal year 2017, which we refer to as estimated net cash projections. The estimated net cash projections reflect Inotek’s cash balance for the stated time period less certain liabilities such as estimated transaction and severance costs. The estimated net cash projections were prepared for the purpose of determining the stipulated valuation of Inotek under the merger agreement and were provided to Perella Weinberg and Rocket for that purpose, on August 26, 2017 and August 29, 2017, respectively. The estimated net cash projections were not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. No non-GAAP to GAAP reconciliation of the estimated net cash projections was created or used during the transaction process. However, Inotek has included below a summary of the estimated net cash projections to provide its stockholders and investors access to certain non-public information that was furnished to third parties in connection with the merger.

Inotek’s estimated net cash projections took into account assumptions with respect to general business, economic, competitive, regulatory, market and financial conditions and other future events, as well as matters specific to Inotek’s business including the impact of clinical trial results on Inotek’s business. The inclusion of Inotek’s estimated net cash projections in this proxy statement should not be regarded as an indication that Inotek or Inotek’s board of directors considered, or now considers, these estimated net cash projections to be material to Inotek’s stockholders or necessarily indicative of actual future results. The estimated net cash projections did not give effect to any changes or expenses as a result of the merger or any other effects of the merger. Inotek does not consider the estimated net cash projections to be a reliable prediction of future results. You should not place undue reliance on the unaudited financial projections of Inotek contained in this proxy statement. Please read the information set forth below under the heading “Important Information about Inotek’s Estimated Net Cash Projections.”

Period	Net Available Cash (end of period) (millions)
July 2017	$45.7
August 2017	$44.8
September 2017	$43.8
October 2017	$43.2
November 2017	$42.6
December 2017	$42.1

Important Information about Inotek’s Estimated Net Cash Projections

While Inotek’s estimated net cash projections were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying Inotek’s estimated net cash projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages 14 and 44, respectively, all of which are difficult to predict and many of which are beyond the control of Inotek and/or Rocket and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the estimated net cash projections will be realized, and actual results likely will differ, and may differ materially, from those reflected in Inotek’s estimated net cash projections, whether or not the merger is completed.

Inotek’s management believes the estimated net cash projections were prepared in good faith and on a reasonable basis based on the best information available to Inotek’s management at the time of their preparation. Inotek’s estimated net cash projections, however, are not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information.

The prospective financial information of Inotek included in this section has been prepared by, and is the responsibility of, Inotek’s management. Inotek’s independent registered public accounting firm has neither examined, compiled nor performed any procedures with respect to the accompanying Inotek prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of Inotek’s independent registered public accounting firm included in this proxy statement relates to the historical financial information of Inotek. It does not extend to the prospective financial information of Inotek and should not be read to do so.

By including in this proxy statement a summary of Inotek’s estimated net cash projections, neither Inotek nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Inotek compared to the information contained in Inotek’s estimated net cash projections. Inotek has made no representation to Rocket, in the merger agreement or otherwise, concerning Inotek’s estimated net cash projections. Inotek’s estimated net cash projections summarized in this section were prepared for the periods described above and have not been updated to reflect any changes since the date of this proxy statement or any actual net cash position of Inotek. Neither Inotek, Rocket nor, after completion of the merger, the combined company undertakes any obligation, except as required by law, to update or otherwise revise Inotek’s estimated net cash projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The foregoing summary of Inotek’s estimated net cash projections is not included in this proxy statement in order to induce any Inotek stockholder to vote in favor of any of the proposals described in this proxy statement.

Interests of Inotek’s Directors and Executive Officers in the Merger

In considering the recommendation of Inotek’s board of directors that you vote in favor of the merger proposals outlined herein, you should be aware that aside from their interests as Inotek stockholders, the directors and executive officers of Inotek have interests in the merger that are different from, or in addition to, those of other Inotek stockholders generally. Members of the Inotek board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Inotek stockholders to vote in favor of the merger proposals outlined herein. See the section entitled “The Merger—Reasons for the Merger.” Inotek stockholders should take these interests into account in deciding whether to vote in favor of the merger proposals outlined herein. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Pursuant to the merger agreement, it is expected that Inotek’s current directors Carsten Boess and David P. Southwell will continue to serve on the combined company’s board of directors following the merger. The merger agreement further provides that for a period of six years following the effective time of the merger:

•	Inotek and Rocket will each, jointly and severally, indemnify and hold harmless all individuals who are present or former directors and officers or who become, prior to the effective date of the merger, directors or officers of Inotek or Rocket (including both Mr. Boess and Mr. Southwell) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that such person is or was a director or officer of Inotek or Rocket, whether asserted or claimed prior to, at or after the effective time of the merger, relating to acts or omissions taken prior to the effective time to the fullest extent permitted under applicable law;

•	the organizational documents of each of Inotek and Rocket, as the surviving corporation in the merger, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Inotek and Rocket than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational documents) of Inotek and Rocket, as applicable; and

•	each of Inotek and Rocket, will maintain in effect directors’ and officers’ liability insurance policies, with coverage containing terms and conditions at least as favorable as the coverage under the presently existing policies maintained by Inotek and Rocket; provided, however, that in no event shall Inotek and Rocket be required to expend for such insurance coverage more than an amount equal to 200% of the current annual premiums paid by Inotek and Rocket, as applicable, for its existing policy.

Inotek’s executive officers are as follows:

Name	Position
David P. Southwell	President, Chief Executive Officer and Director
Rudolf Baumgartner, M.D.	Executive Vice President and Chief Medical Officer
Dale Ritter	Vice President-Finance, Treasurer and Secretary

Severance and Change in Control Provisions of Employment Arrangements

Inotek previously entered into employment agreements or offer letters with each of David P. Southwell, effective as of August 11, 2014, as last amended September 1, 2017; Rudolf Baumgartner, M.D., dated May 2, 2007, as last amended September 12, 2017; and Dale Ritter, effective as of August 28, 2014, as last amended September 1, 2017, which we refer to as the Inotek Employment Agreements. The merger will constitute a change in control under each of the Inotek Employment Agreements, and we expect that each executive officer will be eligible to receive certain severance payments and other benefits in connection with a termination by Inotek without “cause” or the executive’s resignation for “good reason” (as such terms are defined in the respective Inotek Employment Agreement, and each such termination, a “qualifying termination”) following the merger.

Pursuant to the terms of Mr. Southwell’s employment agreement, if he experiences a qualifying termination of employment, then he will be entitled to receive (i) base salary and COBRA continuation (of the employer’s portion of the premium cost) for the 12-month period immediately following termination and (ii) 12 months’ accelerated vesting of his then-outstanding time-based equity awards. In lieu of these severance benefits, if Mr. Southwell experiences a qualifying termination following a “change in control” (as defined in

Mr. Southwell’s employment agreement), he will instead be entitled to receive a lump sum severance payment equal to 18 months base salary and COBRA continuation (or the employer’s portion of the premium cost) for the 18-month period following termination. In either case, such severance payments and benefits are subject to Mr. Southwell’s execution and non-revocation of a separation agreement, including a general release of claims against Inotek. In addition, pursuant to the merger agreement, all of Mr. Southwell’s then-outstanding unvested equity awards will become fully vested and exercisable as of the effective time of the merger, regardless of whether he experiences a qualifying termination.

With respect to Dr. Baumgartner, under the terms of his offer letter, if he experiences a qualifying termination of employment at any time, then he will be entitled to receive (i) base salary for the 12-month period immediately following termination and (ii) COBRA continuation (of the employer’s portion of the premium cost) until the earlier of the end of the 12-month severance period or the end his eligibility under COBRA continuation coverage for any reason, subject to Dr. Baumgartner’s execution and non-revocation of a comprehensive release of claims against Inotek. In the event Dr. Baumgartner experiences a qualifying termination, all of his then-outstanding unvested equity awards will become fully exercisable or nonforfeitable as of such date. In addition, pursuant to the merger agreement, in the event of a “change in control” (as defined in Dr. Baumgartner’s offer letter), all of his then-outstanding unvested equity awards will become fully vested and exercisable regardless of whether he experiences a qualifying termination.

With respect to Mr. Ritter, his offer letter provides that, if he experiences a qualifying termination of employment at any time, then he will be entitled to receive (i) base salary for the six-month period immediately following termination and (ii) COBRA continuation (of the employer’s portion of the premium cost) until the earlier of the end of six-month severance period or the end of his eligibility under COBRA continuation coverage, subject to his execution and non-revocation of a comprehensive release of claims against Inotek. In the event Mr. Ritter experiences a qualifying termination, all of his then-outstanding stock options and other stock-based awards held at the time of termination will become fully exercisable or nonforfeitable as of such date. In addition, pursuant to the merger agreement, in the event of a “change in control” (as defined in Mr. Ritter’s offer letter) all of his then-outstanding stock options and other stock-based awards will become fully vested and exercisable.

In consideration of the payments and benefits to be received under each of the Inotek Employment Agreements, each executive officer is also a party to a restrictive covenants agreement with Inotek that contains customary restrictive covenants, including non-competition and non-solicitation provisions that apply during the term of the executive’s employment with Inotek and for 12 months thereafter. The receipt of the severance payments and benefits described above are conditioned on the executive officer not violating the terms of his respective restrictive covenants agreement with Inotek.

For an estimate of the value of the payments and benefits described above that would become payable under the Inotek Employment Agreements in the event of a qualifying termination of employment following the merger, see “—Golden Parachute Compensation” and the assumptions set forth under that subheading, below.

Retention Awards

Pursuant to letter agreements entered into September 12, 2017 with each executive officer, Inotek is awarding cash retention bonuses to such executives in exchange for his continued active employment in a full-time capacity through the effective time of the merger. The retention awards will become payable within five business days following the effective time of the merger. For the individual value of the retention awards granted to each executive officer, see “—Golden Parachute Compensation” and the assumptions set forth under that subheading, below.

Quantification of Equity Acceleration

Pursuant to the merger agreement and consistent with the terms of Inotek’s 2004 Stock Option and Incentive Plan and Inotek’s 2014 Stock Option and Incentive Plan, as amended, which we refer to collectively as the Inotek

Stock Plans, all outstanding stock options under the Inotek Stock Plans will become fully vested and exercisable and restricted stock units or RSUs under the Inotek Stock Plans will become fully vested, in each case as of the effective time of the merger.

The following table identifies for each of Inotek’s executive officers the number of shares subject to his outstanding RSUs under the Inotek Stock Plans that would become fully vested in connection with the merger. The table assumes that the effective time of the merger is on January 30, 2018, that the estimated implied value per share of Inotek common stock is equal to the average closing price over the first five business days following September 12, 2017, or $1.29, and that no RSUs are settled and no dividends are paid with respect to Inotek common stock between the date of this proxy statement and the effective time of the merger.

In addition, while each of Inotek’s executive officers and non-employee directors holds outstanding stock options that will become fully vested and exercisable as of the effective time of the merger, the option exercise price per share exceeds the estimated implied value per share for each such stock option. Accordingly, such stock options have not been included in the table below.

Executive Officers	Shares Underlying Accelerating Inotek RSUs (#) (1)	Total Equity Award Consideration ($) (2)
David P. Southwell	525,000	$677,250
Rudolf Baumgartner, M.D.	221,250	$285,413
Dale Ritter	25,000	$32,250

(1)	Pursuant to the terms of the merger agreement and consistent with the terms of the Inotek Stock Plans, each outstanding stock option and RSU will accelerate in full as of the effective time of the merger; however, this table does not present information with respect to stock options held by Inotek’s executive officers or non-employee directors, as the exercise price of each such option exceeds the estimated implied value per share.
(2)	The amounts included in this column are equal to (i) the aggregate number of shares of Inotek common stock subject to the RSUs, multiplied by (ii) an estimated implied value per share of $1.29.

In connection with the merger, Inotek’s board of directors has approved the extension of the exercise period for stock options held by Inotek employees and non-employee directors for a period of 12 months following such optionee’s termination of employment or cessation of service as a director, as applicable, following the merger.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger and that is payable or may become payable to Inotek’s named executive officers, who are Messrs. Southwell and Ritter and Dr. Baumgartner. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive, may materially differ from the amounts set forth in the table.

The table below assumes that the effective time of the merger will occur on January 30, 2018, that the named executive officer experiences a qualifying termination of employment immediately following the effective time, that no amount of withholding taxes are applicable to any payments set forth in the table and that no payments are delayed for six months to the extent required under Section 409A of the Code. The amounts set forth in the table are estimates based on an implied value of $1.29 per share of Inotek common stock, which is equal to the average closing price per share of Inotek common stock over the first five business days following

September 12, 2017. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “—Severance and Change in Control Provisions of Employment Arrangements” above.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Other ($) (4)	Total ($)
David P. Southwell	719,585	677,250	47,909	239,862	1,684,606
Rudolf Baumgartner, M.D.	405,099	285,413	31,939	141,785	864,236
Dale Ritter	141,231	32,250	11,473	84,739	269,693

(1)	The cash amounts payable to each named executive officer consist of a severance payment equal to a specified number of months of base salary continuation, as follows: Mr. Southwell, 18 months base salary, payable in a lump sum; Dr. Baumgartner, 12 months, payable in equal monthly installments; and Mr. Ritter, six months, payable in equal monthly installments. All cash severance payments are “double trigger” and would be due upon a qualifying termination of employment following the merger. The cash severance payments are subject to the named executive officer’s execution and nonrevocation of a release of claims in favor of Inotek.
(2)	The amounts listed in this column include the aggregate value of outstanding unvested RSUs granted under the Inotek Stock Plans that will accelerate as of the effective time of the merger, calculated based on the number of shares subject to the RSU multiplied by the implied per share value. In accordance with the applicable disclosure rules, outstanding stock options held by the named executive officers have been omitted from this calculation, as each such stock option has an option exercise price per share that exceeds the implied per share value.
(3)	The amounts listed in this column represent the estimated value of payments for COBRA health continuation coverage for a specified number of months following termination, pursuant to the terms of the respective executive’s Inotek Employment Agreement, as follows: Mr. Southwell, 18 months; Dr. Baumgartner, 12 months; and Mr. Ritter, six months. Such amounts are based on the applicable named executive officer’s elected level of coverage for the plan year 2017 and the rate applicable to such coverage effective for calendar year 2017.
(4)	Pursuant to letter agreements between Inotek and each named executive officer, each executive will be entitled to receive a cash retention award subject to his continued employment with Inotek in a full-time capacity through the effective time of the merger. Each retention award is “single trigger” and will be payable in a lump sum within five days following the effective time of the merger.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Inotek’s common stock in the merger to Rocket shareholders will be effected by means of a private placement, which is exempt from registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. The merger agreement provides that Rocket will use commercially reasonable efforts to take such actions and cause holders of Rocket’s share capital to provide all documentation, including investor questionnaire to allow Inotek to issue Inotek’s common stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split and the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the reverse stock split and the merger that are expected to apply to each Inotek stockholder. This summary is based upon current provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all in effect as of the date hereof and all of which are subject to change. Any change, which may be retroactive, could alter the tax consequences to Inotek stockholders as described in this summary. No attempt has been made to comment on all of the U.S. federal income tax consequences of the reverse stock split and the merger that may be relevant to particular holders, including holders who do not hold their shares as capital assets; holders subject to special treatment under the Code such as dealers in securities; banks; insurance companies; other financial institutions; mutual funds; real estate investment trusts; tax-exempt organizations; investors in pass-through entities; stockholders who are subject to the alternative minimum tax provisions of the Code; stockholders who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction; U.S. holders, as defined below, that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; stockholders who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant; and certain expatriates or former long-term residents of the United States. Stockholders described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split and the merger.

In the case of a stockholder that is a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of Inotek capital stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split and the merger.

In addition, the following discussion does not address the tax consequences of the reverse stock split and the merger under state, local or non-U.S. tax laws or federal tax laws other than the income tax.

Inotek stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the reverse stock split and the merger in light of their personal circumstances and the consequences under state, local and non-U.S. tax laws and other federal tax laws.

Reverse Stock Split

Inotek stockholders generally will not recognize gain or loss as a result of the reverse stock split. The aggregate adjusted tax basis in the shares of Inotek common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Inotek common stock exchanged therefor. In general, each Inotek stockholder’s holding period for the shares of Inotek common stock received pursuant to the reverse stock split will include the holding period in the shares of Inotek common stock exchanged therefor. Inotek stockholders that acquired Inotek common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Merger

Rocket and Inotek intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Rocket and Inotek will use its commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to, and not to permit or cause any affiliate or any subsidiary of Rocket or Inotek to, take any action or cause any action to be taken which would reasonable be expected to cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code. Rocket and Inotek will cooperate and use their commercially reasonable efforts in order for Rocket to obtain from Mayer Brown LLP, and Inotek to obtain from Goodwin Procter LLP, an opinion that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Inotek stockholders will not sell, exchange or dispose of any shares of Inotek common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Inotek stockholders as a result of the merger.

Anticipated Accounting Treatment

The merger will be treated by Inotek as a reverse merger under the purchase method of accounting in accordance with accounting principles GAAP. For accounting purposes, Rocket is considered to be acquiring Inotek in this transaction. Therefore, the aggregate consideration paid in connection with the merger will be allocated to Inotek’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Inotek will be consolidated into the results of operations of Rocket as of the effective time of the merger. These allocations will be based upon a valuation that has not yet been finalized.

THE SPECIAL MEETING

Date, Time and Place

A special meeting of Inotek’s stockholders will be held at [●] local time, on [●], 2017 at [●].

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

1.	To approve the issuance of Inotek’s common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, by and among Inotek, the acquisition subsidiary, a wholly-owned subsidiary of Inotek, and Rocket, and the resulting “change of control” of Inotek under NASDAQ rules.

2.	To approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock.

3.	To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

If Inotek is to complete the merger with Rocket, stockholders must approve Proposal 1. The approval of Proposal 2 is not a condition to the completion of the merger with Rocket.

Stockholders also will consider and act on any other matters as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors has fixed [●], 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Inotek’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Inotek had [●] shares of common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the internet or by mail or vote by attending the special meeting and voting in person.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until [●] Eastern Time on [●] by calling the toll-free telephone number on the enclosed proxy card.

•	Submitting a Proxy via the internet: You can submit a proxy via the internet until [●] Eastern Time on [●] by accessing the web site listed on your proxy card and following the instructions you will find on the web site.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided or return it to [●].

•	By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow the instructions from the holder of record carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

How to Change Your Vote

Any Inotek stockholder of record voting by proxy, other than those Inotek stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by:

•	sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Inotek;

•	delivering a duly executed proxy card to the Corporate Secretary of Inotek bearing a later date than the proxy being revoked;

•	Submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●]; or

•	Attending the special meeting, withdrawing your proxy, and voting in person. Attendance alone at the special meeting will not revoke a proxy.

If a stockholder of Inotek has instructed a broker to vote its shares of Inotek’s common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Proxies; Counting Your Vote

A majority of the shares entitled to vote, present in person or represented by proxy constitute a quorum at the special meeting. Stockholders shall have one vote for each share of stock entitled to vote owned by them as of the record date. Assuming the presence of a quorum at the meeting:

•	To approve the issuance of Inotek’s common stock pursuant to the merger agreement and the resulting “change of control” of Inotek under NASDAQ rules, the affirmative vote of the holders of a majority of the shares of Inotek’s common stock present in person or represented by proxy and entitled to vote on such matter at the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

•	To approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock, the affirmative vote of holders of a majority of the outstanding shares of Inotek’s common stock as of the record date for the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention will have the same effect as a vote against the approval of this proposal.

•	To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2; the affirmative vote of the holders of a majority of the Inotek’s common stock having voting power present in person or represented by proxy at the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention will have the same effect as a vote against the approval of this proposal.

Appraisal Rights

Holders of Inotek common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger. If the merger is completed, Rocket’s stockholders are entitled to appraisal rights or dissenters’ rights under the Delaware General Corporation Law or the California Corporations Code, if and to the extent applicable.

Voting by Inotek’s Directors, Executive Officers and Certain Stockholders

Certain Inotek stockholders, including certain directors and officers of Inotek, owned approximately 5% of Inotek’s fully-diluted common stock (including common stock which may be issued upon exercise of options and vesting of restricted stock units or settlement of vested restricted stock units) and are subject to voting agreements to which each such stockholder has granted a proxy to vote such stockholder’s shares of Inotek common stock in favor of the transactions contemplated by the merger agreement, as further described in the section entitled “Agreements Related To The Merger” beginning on page 87 of this proxy statement.

Solicitation of Proxies

Inotek will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Inotek’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Inotek and Rocket may use the services of its directors, officers and other employees to solicit proxies from Inotek’s stockholders without additional compensation. In addition, Inotek has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm, to solicit proxies from Inotek’s stockholders for a success-based fee of $20,000, which is deemed earned and payable upon successfully securing stockholder approval for all proposals referenced herein. Inotek will also reimburse The Proxy Advisory Group, LLC, for reasonable out-of-pocket expenses capped at $2,000. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Inotek’s common stock for the forwarding of solicitation materials to the beneficial owners of Inotek’s common stock. Inotek will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Inotek urges you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

Form of the Merger

Upon the terms and subject to the conditions of the merger agreement, Rome Merger Sub, which we refer to as the acquisition subsidiary, a Delaware corporation and wholly-owned subsidiary of Inotek formed by Inotek in connection with the merger, will merge with and into Rocket. The merger agreement provides that upon the consummation of the merger the separate existence of acquisition subsidiary shall cease. Rocket will continue as the surviving corporation and will be a wholly-owned subsidiary of Inotek. Under the merger agreement, the parties agreed to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by the merger agreement as long as any such alternative structure does not impose a material delay on, or condition to, the consummation of the merger, cause any condition to the consummation of the merger contained in the merger agreement to not be capable of being satisfied (unless waived) or adversely affect any of the parties thereto or either of the parties’ stockholders.

After completion of the merger, Inotek will be renamed “Rocket Pharmaceuticals, Inc.” and expects to trade on the NASDAQ Global Market under the symbol “RCKT”.

Effective Time of the Merger

The merger agreement requires the parties to promptly consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Rocket and the approval by the Inotek stockholders of the issuance of Inotek common stock in the merger. The merger will become effective upon the registration of the plan of merger by the Cayman Registrar of Companies or at such later time as specified in such plan of merger and as mutually agreed between Inotek and Rocket. The time at which the merger becomes effective is referred to herein as the “effective time.” Neither Inotek nor Rocket can predict the exact timing of the consummation of the merger.

Merger Consideration

At the effective time of the merger and without any further action on the part of Inotek, acquisition subsidiary, Rocket or any shareholder of Rocket:

•	any shares of Rocket ordinary shares or preferred shares held as treasury shares or held or owned by Rocket or, the acquisition subsidiary immediately prior to the effective time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

•	each share of Rocket preferred share outstanding shall be converted to Rocket ordinary shares, which shall have the right to receive a number of Inotek’s common stock equal to the “exchange ratio” (as defined in the merger agreement) and each share of Rocket ordinary shares outstanding immediately prior to the effective time (excluding shares to be cancelled as described above and shares which are held by Rocket shareholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares in accordance with the Companies Law (as revised) of the Cayman Islands, which we refer to as Cayman Law, if and to the extent applicable) shall be converted solely into the right to receive a number of shares of Inotek common stock equal to such exchange ratio.

The “exchange ratio” shall be equal to the quotient obtained by dividing (a) the product of (i) the Rocket Ownership Factor multiplied by (ii) the quotient of (x) the total number of outstanding shares of Inotek Common Stock on a fully-diluted basis divided by (y) the Inotek Ownership Factor; by (b) the total number of outstanding Rocket Ordinary Shares on a fully-diluted basis.

For purposes of calculating the exchange ratio:

•	Rocket Ownership Factor shall mean a percentage equal to 100% minus the Inotek Ownership Factor;

•	Inotek Ownership Factor shall mean nineteen percent (19%); provided however that if Inotek’s Net Cash as of the “determination date” (as defined in the merger agreement) is less than $40.5 million (Lower Target Net Cash) or greater than $43.5 million (Upper Target Net Cash); and

•	Inotek Ownership Factor shall mean the percentage quotient obtained by dividing (a) the sum of (i) the $47 million, minus (ii) the difference between the Adjusted Lower Target Net Cash (i.e. any amount that is less than the Lower Target Net Cash) and the Lower Target Net Cash (if any) plus (iii) the difference between the Adjusted Upper Target Net Cash (i.e. the amount, if any, that net cash is greater than the Upper Target Net Cash) and the Upper Target Net Cash (if any); by (b) the sum of (i) $200 million, minus (ii) the difference between the Adjusted Lower Target Net Cash and Lower Target Net Cash (if any), plus (c) the difference between the Adjusted Upper Target Net Cash and the Upper Target Net Cash (if any) plus (iv) $47 million.

Not less than ten days prior to the closing of the merger, Inotek will deliver to Rocket a schedule setting forth its good faith estimated calculation of net cash as of the projected closing date of the merger. If Rocket objects to the net cash calculation, the parties shall attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of net cash. If the parties are unable to negotiate an agreed-upon determination of net cash or any component thereof, any remaining disagreements will be referred to an independent auditor jointly selected by Inotek and Rocket, or if the parties cannot agree on an independent auditor, either Inotek or Rocket may request that the Boston, Massachusetts Office of the American Arbitration Association select an independent auditor. The determination of the amount of net cash made by the accounting firm shall be final and binding on Inotek and Rocket.

For illustrative purposes only, assuming Inotek’s net cash was determined to be $42 million, the exchange ratio (without giving effect to the proposed reverse stock split of Inotek common stock described elsewhere in this proxy) for the Rocket share capital would be approximately 302 shares of Inotek common stock for each share of Rocket share capital as of September 19, 2017. Therefore, if the merger had been completed based on such calculation and a Rocket shareholder owned 1,000 shares of Rocket share capital as of the effective time, such Rocket shareholder would have had the right to receive approximately 302,000 shares of Inotek common stock in exchange for your shares of Rocket share capital.

The example above assumes the following:

•	30,728,111 shares of Inotek common stock are outstanding on a fully-diluted basis;

•	433,534 shares of Rocket ordinary shares are outstanding on a fully-diluted basis;

•	Rocket Ownership Factor is 81%

•	Inotek Ownership Factor is 19%

The exchange ratio will be determined, as discussed above and as described in the merger agreement, based upon the amount of “net cash” of Inotek, which, as defined in the merger agreement, generally consists of Inotek’s cash and cash equivalents less certain expenses and liabilities, as of a determination date prior to the closing date of the merger.

The following table illustrates the percentage ownership of the combined company by Inotek’s and Rocket’s shareholders, on fully-diluted basis, assuming various amounts of net cash of Inotek as of the determination date.

Inotek’s Net Cash as of Determination Date Calculated Pursuant to Merger Agreement	Inotek Stockholder Ownership of Combined Company	Rocket Shareholder Ownership of Combined Company
Equal to or greater than $40.5 million and lower than or equal to $43.5 million	19.00%	81.00%
Equal to $65.0 million	25.51%	74.49%
Equal to $50.0 million	21.10%	78.90%
Equal to $37.5 million	18.03%	81.97%
Equal to $20.0 million	11.7%	88.30%

No fractional shares of Inotek common stock will be issuable to Rocket shareholders pursuant to the merger. Notwithstanding any other provision of the merger agreement, all fractional shares of Inotek common stock that a holder of Rocket ordinary shares converted pursuant to the merger would otherwise be entitled to receive will be aggregated and then, if a fractional share of Inotek common stock results from that aggregation, be rounded up to the nearest whole share of Inotek common stock.

Stock Options

At the effective time of the merger, each outstanding option, whether or not vested, to purchase ordinary shares issued by Rocket unexercised prior to the effective time of the merger shall be converted into and become an option to purchase Inotek common stock, and Inotek shall assume the Rocket Share Option Plans (as defined in the merger agreement) and each such Rocket option in accordance with its terms (as in effect as of September 12, 2017). All rights with respect to each Rocket option shall be assumed by Inotek in accordance with its terms. Accordingly, from and after the effective time of the merger each option or warrant assumed by Inotek may be exercised solely for shares of Inotek common stock.

The number of shares of Inotek common stock subject to each outstanding Rocket option assumed by Inotek shall be determined by multiplying (A) the number of shares of Rocket common stock that were subject to such option, as in effect immediately prior to the effective time by (B) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Inotek common stock.

The per share exercise price for the Inotek common stock issuable upon exercise of each Rocket option assumed by Inotek shall be determined by dividing (A) the per share exercise price of Rocket common stock subject to such option, as in effect immediately prior to the effective time, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent.

Any restriction on the exercise of any Rocket option assumed by Inotek shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Rocket option shall, subject to certain exceptions set forth in the merger agreement, otherwise remain unchanged.

Regulatory Approvals

Neither Inotek nor Rocket is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Inotek must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Inotek’s common stock in the merger, including the filing with the SEC of this proxy statement and the required shareholder approval for the resulting “change of control” of Inotek under NASDAQ rules. The merger agreement provides that Rocket and Inotek shall use reasonable best efforts to respond as promptly as is practicable in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any other governmental body in connection with antitrust or competition matters.

NASDAQ Listing

Inotek’s common stock is currently listed on the NASDAQ Global Market under the symbol “ITEK”. Pursuant to the merger agreement, Inotek has agreed to use its reasonable best efforts to maintain its existing listing on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) and to cause the shares of Inotek common stock being issued in the merger to be approved for listing on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) at or prior to the effective time of the merger.

Prior to consummation of the merger, Inotek will file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ “reverse merger” rules. If such application is accepted, Inotek anticipates that its common stock will continue to be listed on the NASDAQ Global Market following the closing of the merger under the trading symbol “RCKT.”

Amendments to Inotek’s Certificate of Incorporation; Memorandum and Articles of Association of the Surviving Corporation

At the effective time, the certificate of incorporation of Inotek shall be the certificate of incorporation of Inotek immediately prior to the effective time of the merger, subject to any amendment thereto to effect the reverse stock split as described herein. In addition, at the effective time, the memorandum and articles of association of Rocket, as the surviving corporation in the merger, shall be amended and restated in its entirety to read identically to the memorandum and articles of association of the acquisition subsidiary immediately in effect prior to the effective time of the merger.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger or otherwise consummate the transactions to be consummated at closing is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the closing of the merger, of various conditions (subject to certain exceptions set forth in the merger agreement), which include the following:

•	there must not have been any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by any court of competent jurisdiction or other governmental body, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger illegal;

•	shareholders of Rocket must have approved the merger and other transactions contemplated by the merger agreement, and stockholders of Inotek must have approved the issuance of Inotek common stock in the merger; and

•	the NASDAQ Listing Application must have been approved.

In addition, each party’s obligation to complete the merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	all representations and warranties of the other party contained in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be consummated, except in each case where the failure of to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the party making the representations or for those representation and warranties which address matters only as of a particular date;

•	the other party to the merger agreement must have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it on or before the closing of the merger;

•	the other party to the merger agreement party must have received all required governmental and other legally required consents, and such consents must be in full force and effect at the closing of the merger;

•	the other party must not have experienced a continuing material adverse effect since the date of the merger agreement; and

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the closing of the merger, including, without limitation, a certificate executed by the chief executive officer of the other party confirming that certain of the conditions set forth above have been duly satisfied.

In addition, the obligation of Inotek and the acquisition subsidiary to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	there shall have been no effect, states of fact, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on (a) the business, financial condition, assets or operations of Inotek and its subsidiaries, taken as a whole, or (b) the ability of Rocket to consummate the merger or any of the other contemplated transactions or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Rocket. The merger agreement provides that certain events shall not, either alone or in combination, be considered a materially adverse effect as it relates to Rocket, including, without limitation:

•	any adverse effect that results from (i) general economic, business, financial or market conditions; (ii) conditions in any of the industries or industry sectors in which Rocket or any of its subsidiaries operates; or (iii) any act of terrorism, war, national or international calamity or any other similar event (in each case, provided that such adverse effect does not affect Rocket and its subsidiaries, taken as a whole, in a disproportionate manner as compared to the Rocket’s industry peers);

•	any adverse effect resulting from any change in any applicable law, statute, rule, regulation, ruling or decree of any governmental body after the date of the merger agreement (provided that such adverse effect does not affect Rocket in a disproportionate manner as compared to the Rocket’s industry peers or as compared to Inotek);

•	any changes in GAAP after the date of the merger agreement;

•	any adverse effect resulting from any action taken by Rocket or any of its subsidiaries with Inotek’s prior written consent or the taking of any action expressly required by the merger agreement;

•	any decision or action, or inaction, by the FDA or other comparable foreign governmental body, with respect to any product candidate of Rocket;

•	any effect resulting from the announcement or pendency of the merger (including any litigation or any loss of or adverse change in the relationship of Rocket and its subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto).

In addition, the obligation of Rocket to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

there shall have been no effect, states of fact, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on (a) the business, financial condition, assets or operations of Inotek and its subsidiaries taken as a whole, or (b) the ability of Inotek to consummate the merger or any of the other contemplated transactions or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Inotek. The merger agreement provides that certain events shall not, either alone or in combination, be considered a materially adverse effect as it relates to Inotek, including, without limitation:

•	any adverse effect that results from (i) general economic, business, financial or market conditions; (ii) conditions in any of the industries or industry sectors in which Inotek or any of its subsidiaries operates; or (iii) any act of terrorism, war, national or international calamity or any other similar event (in each case, provided that such adverse effect does not affect Inotek and its subsidiaries, taken as a whole, in a disproportionate manner as compared to the Inotek’s industry peers);

•	any adverse effect resulting from any change in any applicable law, statute, rule, regulation, ruling or decree of any governmental body after the date of the merger agreement (provided that such adverse effect does not affect Inotek in a disproportionate manner as compared to the Inotek’s industry peers or as compared to Rocket);

•	any changes in GAAP after the date of the merger agreement;

•	any adverse effect resulting from any action taken by Inotek or any of its subsidiaries with Rocket’s prior written consent or the taking of any action expressly required by the merger agreement;

•	any decision or action, or inaction, by the FDA or other comparable foreign governmental body, with respect to any product candidate of Inotek;

•	any changes in the listing status of Inotek common stock on the NASDAQ Global Market or a determination by The NASDAQ Stock Market that such listing status of Inotek may change;

•	any effect resulting from the announcement or pendency of the merger (including any litigation or any loss of or adverse change in the relationship of Inotek and its subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto); and

•	a decline in Inotek’s stock price, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred).

No Solicitation

Each of Rocket, any of its subsidiaries or any Representative (as defined in the merger agreement) of any of Rocket or its subsidiaries, without Inotek’s prior written consent, shall not directly or indirectly:

•	initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a “company acquisition proposal” (as defined in the merger agreement);

•	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a company acquisition proposal; or

•	enter into any letter of intent, agreement in principle or other similar type of agreement relating to a “company acquisition proposal,” or enter into any agreement or agreement in principle requiring Rocket to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

Each of Inotek, any of its subsidiaries or any Representative (as defined in the merger agreement) of any of Inotek or its subsidiaries, without Rocket’s prior written consent, shall not directly or indirectly:

•	initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a “parent acquisition proposal” (as defined in the merger agreement);

•	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a parent acquisition proposal; or

•	enter into any letter of intent, agreement in principle or other similar type of agreement relating to a “parent acquisition proposal,” or enter into any agreement or agreement in principle requiring Inotek to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

However, before obtaining the applicable Inotek stockholder approvals required to consummate the merger and the proposed stock issuance Inotek may furnish nonpublic information regarding Inotek to, and may enter into discussions or negotiations with, any third party in response to a bona fide written “parent acquisition proposal” (as defined below), which Inotek’s board of directors determines in good faith, after consultation with its outside counsel and independent financial advisor, constitutes or is reasonably likely to result in a “superior offer” (as defined in the merger agreement) if:

•	Inotek receives from the third party making the “parent acquisition proposal” an executed confidentiality agreement containing terms which are not less restrictive to such person than those contained in the confidentiality agreement between Inotek and Rocket, and containing additional provisions that expressly permit Inotek to comply with the provisions in the merger agreement related to non-solicitation;

•	a copy of such confidentiality agreement is promptly, and in any event within twenty-four hours, provided to Rocket for informational purposes only;

•	Inotek contemporaneously supplies to Rocket any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Rocket;

•	Neither Inotek nor any representative of Inotek has breached the non-solicitation provisions of the merger agreement described above; and

•	Inotek’s board of directors determines in good faith, based on the advice of outside legal counsel, that taking such action would be required to comply with the fiduciary duties of such board of directors under applicable legal requirements.

The merger agreement defines “parent acquisition proposal” as any proposal, indication of interest or offer for:

•	a merger (including a reverse merger), consolidation, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Inotek or any of its subsidiaries;

•	a sale, lease, exchange, mortgage, pledge, transfer, or other acquisition of fifteen percent (15%) or more of the assets of Inotek and its subsidiaries, taken as a whole, in one or a series of related transactions;

•

a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Inotek (including securities of Inotek currently beneficially owned by such Person;

•	any liquidation or dissolution of a party.

The merger agreement provides that if any party or any representative of such party receives any inquiries, discussion, proposal or expression of interest, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such acquisition proposal or inquiry) advise the other party, orally and in writing, and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror of such acquisition proposal. Such party shall keep the other party informed, on a current basis, of the status and material developments (including any changes to the terms) of any such acquisition proposal.

Meeting of Inotek’s Stockholders and Rocket Shareholder Approval

Inotek is obligated under the merger agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the issuance of shares of Inotek common stock and the merger and the reverse stock split. The Inotek stockholders’ meeting shall be held as promptly as practicable after this proxy statement is filed with the SEC and either (i) the SEC has indicated either that it does not intend to review the proxy statement or that’s its review is completed or (ii) at least ten calendar days have passed since the proxy statement was filed with the SEC without receiving any correspondence from the SEC commenting upon or indicating that it intends to review the proxy statement. Inotek has agreed to use reasonable best efforts to ensure that all proxies solicited in connection with the stockholders’ meeting are solicited in compliance with all applicable laws. Inotek’s obligation to hold such meeting shall not be limited or otherwise affected by any withdrawal or modification of the recommendation of the Inotek board of directors with respect to the issuance of shares of Inotek common stock in the merger.

Rocket is obligated under the merger agreement to obtain written consents of its stockholders sufficient to adopt the merger agreement and approve the merger and related transactions. By September 19, 2017, Rocket had obtained the requisite vote necessary to approve the merger and related transactions at an extraordinary general meeting of shareholders of Rocket.

Directors and Officers Following the Merger

At and immediately after the effective time of the merger, the combined company will initially have a seven member board of directors. The initial directors to serve on the board of directors of the combined company shall be Roderick Wong, MD, Managing Partner of RTW Investments, and will include David Southwell, President and Chief Executive Officer of Inotek, Carsten Boess, current Inotek director, Gaurav Shah, MD, Chief Executive Officer of Rocket, as well as three additional members, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. At and immediately after the effective time of the merger, the officers of the company shall include Gaurav Shah, MD, who will serve as Chief Executive Officer of the combined company.

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years following the effective time of the merger, each of Inotek and Rocket, as the surviving corporation in the merger, will, to the fullest extent permitted under the DGCL or Cayman Law, jointly and severally, indemnify and hold harmless all individuals who are present or former directors and officers or who become, prior to the effective date of the merger, directors or officers of Inotek or Rocket, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Inotek or Rocket, whether asserted or claimed prior to, at or after the effective time of the merger, relating to acts or omissions taken prior to the effective time to the fullest extent permitted under the DGCL or Cayman Law for directors or officers of Delaware corporations or Cayman Island companies, as applicable. Each such indemnified person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Inotek or Rocket, as the surviving corporation in the merger, jointly and severally, upon receipt by Inotek or Rocket, from such person of a request for such advancement; provided that such person provides an undertaking, to the extent then required by the DGCL or Cayman Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of Inotek and the memorandum and articles of association of Rocket, as the surviving corporation in the merger, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Inotek and Rocket than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational documents) of Inotek and Rocket, as applicable.

The merger agreement also provides that, for a period of six years commencing at the closing of the merger, each of Inotek and Rocket, will maintain in effect directors’ and officers’ liability insurance policies, with coverage containing terms and conditions at least as favorable as the coverage under the presently existing policies maintained by Inotek and Rocket; provided, however, that in no event shall Inotek and Rocket be required to expend for such insurance coverage more than an amount equal to 200% of the current annual premiums paid by Inotek and Rocket, as applicable, for its existing policy. In addition, the merger agreement provides that Inotek shall maintain directors’ and officers’ liability insurance policies commencing at the closing date of the merger, on commercially reasonable terms and conditions and with coverage limits customary for United States public companies similarly situated to Inotek.

Covenants; Conduct of Business Pending the Merger

During the period commencing on September 12, 2017 and ending at the earlier of the date of termination of the merger agreement and the effective time of the merger, Inotek has agreed that it will conduct its business in the ordinary course consistent with the operating plans and financial model delivered to Rocket in accordance with past practices and in compliance with all applicable laws, rules, regulations, and certain contracts, and to take other agreed-upon actions, including, without limitation, providing Rocket prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances. During the same period, Rocket also agreed that it will conduct its business in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, rules, regulations and certain contracts, and to take other agreed-upon actions, including, without limitation, providing Inotek prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances.

Inotek and Rocket also agreed that prior to the effective time of the merger, subject to certain limited exceptions set forth in the merger agreement, without the consent of the other party, each of Inotek and Rocket would not, and would not cause or permit any of their subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of common stock from terminated employees, and provided that such repurchase is at the lower of the current fair value or the original cost basis for such shares);

•	amend its certificate of incorporation, bylaws, memorandum and articles of association, or other charter or organizational documents, as applicable, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock or share split, reverse stock or share split or similar transaction, except as related to any of the transactions contemplated by the merger agreement;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000 individually or $250,000 in the aggregate, other than in the ordinary course of business (as defined in the merger agreement); and in the case of Rocket excluding any such expenditures or commitments set forth in its operating budget;

•	adopt, establish or enter into any employee plan; cause or permit any employee plan to be amended other than as required by law or to make amendments for the purposes of section 409A of the tax code (subject to review and approval by the other party, with such approval not to be unreasonably withheld); pay or establish any bonus any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; accelerate the vesting of any compensation or benefit; hire or promote any employee; or grant any severance, retention, termination or similar payments or benefits to any individual;

•	enter into any material transaction outside the ordinary course of business;

•	acquire any material asset, sell, lease or otherwise irrevocably dispose of any of its material assets or properties or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•	make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement; enter into any closing agreement with respect to any tax (in the case of Inotek, other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to taxes or tax returns); settle or compromise any claim, audit or assessment in respect of material tax; apply for or enter into any ruling from any tax authority with respect to taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	enter into, amend or terminate any material contract;

•	initiate, compromise or settle any legal proceeding; and

•	fail to make any material payment with respect to any of its accounts payable or indebtedness in a timely manner in accordance with the terms thereof and consistent with past practice.

Convertible Notes

In August 2016, Inotek issued an aggregate $52,000,000 aggregate principal amount of 5.75% convertible senior notes due in 2021. Each outstanding convertible note of Inotek will remain outstanding after the merger unless converted by the holder thereof or repurchased by Inotek. Under the merger agreement, each of Inotek and Rocket has agreed to ensure that the merger does not constitute a “Fundamental Change” or “Make-Whole Fundamental Change,” each as defined in the indentures governing the convertible notes.

Other Agreements

Each of Inotek and Rocket has agreed to use its commercially reasonable efforts to:

•	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger and any transaction contemplated by the merger agreement and to promptly submit any additional information required by any such governmental entity;

and each of Inotek and Rocket shall use its reasonable best efforts to:

•	coordinate with the other in preparing and exchanging information and promptly provide the other with copies of all filings or submissions made in connection with the merger;

•	obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the merger agreement;

•	lift any injunction prohibiting, or any other legal bar to, the merger or other transactions contemplated by the merger agreement; and

•	take all actions and satisfy all conditions necessary to consummate the merger and any transaction contemplated by the merger agreement.

Inotek and Rocket have agreed that:

•	Inotek and Rocket shall take all actions necessary to ensure that the merger shall not constitute a “Fundamental Change” or “Make-Whole Fundamental Change” (each as defined in the indenture governing the “Parent Convertible Notes” (as defined in the merger agreement));

•	Inotek shall use its reasonable best efforts to maintain its existing listing on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) and to cause the shares of Inotek common stock being issued in the merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) at or prior to the effective time of the merger;

•	Rocket shall take all action necessary in accordance with all applicable Legal Requirements and Rocket’s memorandum and articles of association, charter, bylaws and other organizational documents to call, give notice of, convene and hold a meeting of the Rocket shareholders to consider and vote on proposals to adopt and approve the merger agreement, the merger and the other contemplated transactions sufficient to obtain approval by 11:59 P.M. New York time on September 22, 2017 (as previously discussed, on September 19, 2017 by the requisite vote, the shareholders of Rocket adopted the merger agreement at an extraordinary general meeting of shareholders of Rocket);

•	Rocket shall use its reasonable best efforts to obtain an investment representation letter from each holder of its capital stock and shall take all action required to effect the conversion of its issued and outstanding shares of preferred stock into shares of common stock in accordance with the merger agreement;

•	as promptly as practicable following the date of the merger agreement, and in any event no later than ten days after Rocket shall have delivered the requisite financials, Inotek shall prepare and cause to be filed with the SEC this proxy statement and shall use its commercially reasonable efforts to (i) cause the proxy statement to comply with the rules and regulations promulgated by the SEC, (ii) respond promptly to any comments of the SEC or its staff and (iii) cause the proxy statement to be mailed to Inotek’s stockholders as promptly as practicable after it has been filed with the SEC and either (a) the SEC has indicated either that it does not want to review the proxy statement or its review is completed or (b) at least ten calendar days has passed since the proxy statement was filed with the SEC;

•	for a period of six years after the closing of the merger, the combined company will indemnify each of the directors and officers of Inotek and Rocket to the fullest extent permitted under the DGCL and Cayman Law and will maintain directors’ and officers’ liability insurance for the directors and officers of Inotek and Rocket; and

•	Inotek shall maintain directors’ and officers’ liability insurance policies commencing at the closing date of the merger, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Inotek.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals of the merger and the issuance of Inotek common stock have been obtained, as set forth below:

•	by mutual written consent duly authorized by the Boards of Directors of each of Inotek and Rocket;

•	by either Inotek or Rocket if the merger has not been consummated by March 15, 2018; provided, that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement;

•	by either Inotek or Rocket if a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

•	by Inotek if the Rocket shareholder approval has not been obtained by 11:59 P.M. New York time on September 22, 2017 (as previously discussed, on September 19, 2017 by the requisite vote, the shareholders of Rocket adopted the merger agreement at an extraordinary general meeting of shareholders of Rocket);

•	by either Inotek or Rocket if the stockholders of Inotek have not given the requisite approval to consummate the merger or any of the transactions contemplated by the merger agreement, including the sale of shares of Inotek’s common stock to be issued to Rocket shareholders, and the reverse stock split; provided, that this right to terminate the merger agreement shall not be available to Inotek if failure to obtain the approval of the Inotek stockholders was caused by the action or failure to act of Inotek and such action or failure to act constitutes a material breach by Inotek of the merger agreement;

•	by Rocket, at any time prior to the approval of the issuance of the shares of Inotek common stock pursuant to the merger, if (each such event, an “Inotek triggering event”):

•	the Inotek board of directors fails to recommend that the stockholders of Inotek vote to approve the merger and the issuance of Inotek common stock in connection with the merger or withdraws or modifies its recommendation in a manner adverse to Rocket;

•	Inotek fails to include in this proxy statement the recommendation of its board of directors;

•	the Inotek board of directors approves, endorses or recommends any acquisition proposal; or

•	Inotek enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement;

•	by Inotek, at any time prior to the adoption of the merger agreement by the stockholders of Rocket, if (each such event, a “Rocket triggering event”):

•	the Rocket board of directors fails to recommend that the Rocket shareholders vote or act by written consent to approve the merger or withdraws or modifies its recommendation in a manner adverse to Inotek;

•	the Rocket board of directors approves, endorses or recommends any acquisition proposal; or

•	Rocket enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement;

•

by Inotek or Rocket if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy; provided, however, that if such breach or inaccuracy is curable, then the merger agreement will not terminate as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that the merger agreement shall not terminate as a result of such particular breach or inaccuracy if such breach is cured prior to such termination becoming effective); and

•	by Inotek, at any time prior to the receipt of the stockholder approval of the merger agreement and the transactions contemplated thereby, in connection with Inotek entering into a definitive agreement to effect a “Parent Superior Offer” (as defined in the merger agreement).

Termination Fee

Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is consummated.

Fee Payable by Inotek

Inotek must pay Rocket, within ten business days after the termination of the merger agreement, a nonrefundable termination fee of $2,000,000 if, among other events specified in the merger agreement, the merger agreement is terminated by Inotek or Rocket because (i) the merger has not been consummated by March 15, 2018 (and, prior to termination of the merger agreement, a person publicly makes an acquisition proposal or amends an acquisition proposal made prior to the date of the merger agreement and, within 12 months after such termination, Inotek enters into a definitive agreement to consummate, or consummates, any such acquisition proposal),; (ii) the stockholders of Inotek do not approve the merger agreement, the merger, the issuance of Inotek common stock in connection with the merger and the other transactions contemplated by the merger agreement (and, prior to the Inotek stockholder meeting, a person publicly makes an acquisition proposal or amends an acquisition proposal made prior to the date of the merger agreement and, within 12 months after such termination, Inotek enters into a definitive agreement to consummate, or consummates, any such acquisition proposal); or (iii) an Inotek triggering event (as defined in the merger agreement ); or (iv) Inotek enters into a definitive agreement to effect a parent superior offer.

In addition, either party may terminate the merger agreement if the stockholders of Inotek do not approve the merger and related transactions. In the event the stockholders of Inotek fail to approve the merger and related transactions and Rocket terminates the merger agreement, Inotek shall pay Rocket the out-of-pocket fees and expenses, incurred by or on behalf of the person entitled to payment, in connection with the preparation, negotiation, execution and performance of merger agreement and the transactions contemplated thereby in an amount not to exceed $500,000 promptly, and in any event not more than two business days following such termination; provided that the payment by Inotek of the amount not to exceed $500,000 shall be credited against any termination fee payable pursuant to the foregoing paragraph.

Fee Payable by Rocket

Rocket must pay Inotek, within ten business days after the termination of the merger agreement, a nonrefundable termination fee of $2,000,000 if the merger agreement is terminated by Inotek because Rocket shareholder approval was not obtained by 11:59 P.M. New York time on September 22, 2017 (as previously discussed, on September 19, 2017 by the requisite vote, the shareholders of Rocket adopted the merger agreement at an extraordinary general meeting of shareholders of Rocket).

Representations and Warranties

The merger agreement contains customary representations and warranties of Inotek, Rocket and the acquisition subsidiary for a transaction of this type. Inotek’s representations and warranties are qualified by its disclosure schedules and, in some cases, by Inotek’s SEC reports. Rocket’s representations and warranties are qualified by its disclosure schedules. The representations and warranties in the merger agreement relate to, among other things:

•	subsidiaries and due organization;

•	governing documents, charters and codes of conduct;

•	capital structure;

•	financial statements and, with respect to Inotek, documents filed with the SEC and the accuracy of information contained in those documents;

•	any material changes or events;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	material agreements, contracts and commitments;

•	any undisclosed liabilities;

•	compliance with legal and regulatory requirements;

•	filing of tax returns and payment of taxes;

•	employee and labor matters, benefit plans and related matters;

•	environmental matters;

•	insurance matters;

•	legal proceedings, orders and other litigation matters;

•	authority to enter into the merger agreement and the related agreements;

•	votes required for completion of the merger and approval of the proposals that will come before each of the Inotek special meeting and the Rocket written stockholder consent;

•	any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement; and

•	any brokerage or finder’s fee or other fee or commission in connection with the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Rocket and Inotek to complete the merger.

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of Inotek and Rocket at any time, except that after the merger agreement has been adopted by either the stockholders of Inotek or the shareholders of Rocket, no amendment which by law requires further approval of the stockholders or shareholders of either party, as the case may be, shall be made without such further stockholder or shareholder approval.

AGREEMENTS RELATED TO THE MERGER

In connection with the execution of the merger agreement, certain Rocket shareholders and Inotek stockholders entered into voting agreements with Inotek and Rocket pursuant to which, among other things, each of these shareholders and stockholders agreed, solely in its capacity as a stockholder or shareholder, to vote (i) in favor of adoption and approval of (A) the issuance of the shares of Inotek’s common stock by virtue of the merger (B) the adoption of the merger agreement and approval of the merger, and (C) an amendment to the certificate of incorporation of Inotek to effect the reverse stock split; (ii) against any action or agreement that, to the knowledge of the stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Inotek or any of its subsidiaries or affiliates under the merger agreement or that would reasonably be expect to result in any of the conditions to Inotek’s or any of its subsidiaries’ or affiliates’ obligations under the merger agreement not being fulfilled; and (iii) against any Inotek acquisition proposal, or any agreement, transaction, or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely effect the consummation of the merger and all other transactions contemplated by the merger agreement. The voting agreements grant a proxy to vote such shares in favor of the transactions contemplated by the merger agreement. In addition, the voting agreements place restrictions on the transfer of the shares of Inotek and Rocket shares held by the respective signatory stockholders and shareholders.

As of September 12, 2017, the shareholders of Rocket that entered into voting agreements owned in the aggregate approximately 67.2% of the outstanding Rocket capital share on an as-converted to common stock basis. On September 19, 2017, Rocket’s shareholders adopted the merger agreement and approved the merger and related transactions at an extraordinary general meeting of shareholders of Rocket.

As of September 12, 2017, stockholders owning in the aggregate approximately 5% of Inotek’s fully-diluted common stock (including common stock which may be issued upon exercise of options and vesting of restricted stock units or settlement of vested restricted stock units) have entered into voting agreements. The Inotek stockholders that entered into the voting agreements are Timothy Barberich, Carsten Boess, J. Martin Carroll, Paul G. Howes, Patrick Machado, Gary Phillips, M.D., David P. Southwell, Richard N. Spivey, PharmD, PhD, Rudolf A. Baumgartner, M.D. and Dale Ritter.

In addition, pursuant to the conditions of the merger agreement, certain Rocket shareholders and Inotek stockholders identified above, entered into lock-up agreements with Inotek and Rocket pursuant to which, among other things, each of these shareholders and stockholders agreed, solely in its capacity as a shareholder or stockholder, not to, except in limited circumstances (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for Inotek’s common stock (including without limitation, Inotek’s common stock or such other securities which may be deemed to be beneficially owned by the stockholder in accordance with the rules and regulations of the SEC and securities of Inotek which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stockholder’s shares regardless of whether any such transaction described in the aforementioned clause (i) this clause (ii) is to be settled by delivery of Inotek’s common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of Inotek’s common stock or any security convertible into or exercisable or exchangeable for Inotek’s common stock; from the closing of the merger until 180 days from the closing date of the merger.

MATTERS BEING SUBMITTED TO A VOTE OF INOTEK’S STOCKHOLDERS

Proposal 1: Approval of the Issuance of Common Stock in the Merger

General

At the special meeting, Inotek’s stockholders will be asked to approve the issuance of Inotek’s common stock pursuant to the merger agreement and the resulting “change of control” of Inotek under NASDAQ rules. Immediately following the effective time of the merger, Rocket’s shareholders will own approximately 81% of the combined company on a fully-diluted basis and Inotek’s stockholders will own approximately 19% of the combined company, on a fully-diluted basis, subject to various assumptions and conditions described in detail in this proxy statement. The terms of, reasons for and other aspects of the merger agreement and the issuance of Inotek’s common stock pursuant to the merger agreement are described in detail in the other sections of this proxy statement.

The full text of the merger agreement is attached to this proxy statement as Annex A.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Inotek’s common stock present in person or represented by proxy and entitled to vote on such matter at the special meeting. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 1.

INOTEK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTEK’S STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF INOTEK’S COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING “CHANGE OF CONTROL” OF INOTEK UNDER NASDAQ RULES.

Proposal 2: Approval of the Reverse Stock Split

General

At the special meeting, Inotek’s stockholders will be asked to approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Inotek’s common stock. Upon the effectiveness of the amendment to Inotek’s seventh amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Inotek’s common stock will be combined into a lesser number of shares such that one share of Inotek’s common stock will be issued for a specified number of shares, which shall be greater than one and equal to or less than 10, of outstanding Inotek’s common stock, with the exact number within the range to be determined by Inotek’s board of directors prior to the effective time of such amendments and publicly announced by Inotek. The forms of the proposed amendments to the Inotek seventh amended and restated certificate of incorporation will, together, effect the reverse stock split, as more fully described below, but will not change the number of authorized shares, or the par value, of Inotek’s common stock.

If Proposal 2 is approved, the reverse stock split would become effective as soon as reasonably practicable, provided Inotek’s board of directors still believes that a reverse stock split is in the best interests of Inotek and its stockholders at such time. Inotek’s board of directors may effect only one reverse stock split in connection with this Proposal 2. Inotek’s board of directors’ decision will be based on a number of factors, including market conditions, existing and expected trading prices for Inotek’s common stock and the listing requirements of the NASDAQ Global Market. Even if the stockholders approve the reverse stock split, Inotek reserves the right not to effect the reverse stock split if Inotek’s board of directors does not deem the reverse stock split to be in the best interests of Inotek and its stockholders. Inotek’s board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares of Inotek’s common stock in the merger and the resulting “change of control” of Inotek under NASDAQ rules.

Purpose

The Inotek board of directors believes that a reverse stock split may be desirable for a number of reasons. Inotek common stock is currently, and will be following the completion of the merger, listed on The NASDAQ Global Market. According to applicable NASDAQ rules, in order for Inotek common stock to continue to be listed on The NASDAQ Global Market, Inotek must satisfy certain requirements established by The NASDAQ Global Market. The Inotek board of directors expects that a reverse stock split of Inotek common stock will increase the market price of Inotek common stock so that Inotek is able to maintain compliance with the relevant NASDAQ listing requirements for the foreseeable future.

The Inotek board of directors also believes that the increased market price of Inotek common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Inotek common stock and will encourage interest and trading in Inotek common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Inotek common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of Inotek common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Inotek board of directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of the common stock.

Notwithstanding the foregoing, there can be no assurance that: (a) the market price per share following the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Inotek common stock outstanding before the reverse stock split; (b) the market price per share following the reverse stock split would remain in excess of the minimum price required for listing on The NASDAQ Global Market for a sustained period of time; (c) the Inotek common stock will not be delisted from NASDAQ due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of Inotek common stock remains in excess of such required minimum price; and (d) the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower-priced stock. The market price of Inotek common stock will also be based on Inotek’ performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Inotek common stock declines, the percentage decline as an absolute number and as a percentage of Inotek’s overall market capitalization may be greater than would occur in the absence of the proposed reverse stock split.

NASDAQ Requirements for Listing on the NASDAQ Global Market

Inotek’s common stock is currently listed on the NASDAQ Global Market under the symbol “ITEK.”

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. These are referred to as NASDAQ’s “reverse merger” rules. Accordingly, the listing standards of the NASDAQ Global Market or NASDAQ Capital Market will require Inotek to have, among other things, a $4.00 per share (or, to the extent applicable, $3.00 per share) minimum bid price upon the effective time of the merger. Because the current price of Inotek common stock is less than the required minimum bid prices, the reverse stock split is necessary to obtain approval of the listing of the combined company and the shares of Inotek common stock being issued in the merger on either market.

Additionally, Inotek’s board of directors believes that maintaining its listing on the NASDAQ Global Market may provide a broader market for Inotek’s common stock and facilitate the use of Inotek’s common stock in financing and other transactions. Inotek’s board of directors unanimously approved the reverse stock split partly as a means of maintaining the share price of Inotek’s common stock following the merger above $4.00 per share or, to the extent applicable, $3.00 per share.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company being able to issue more shares without further stockholder approval. Inotek currently has no plans to issue shares, other than in connection with the merger, and to satisfy obligations under Inotek’s employee stock options and warrants from time to time as these options and warrants are exercised. The reverse stock split will not affect the number of authorized shares of Inotek’s common stock, which will continue to be 120,000,000.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to implement the reverse stock split and Inotek’s board of directors implements the reverse stock split, Inotek will amend Inotek’s seventh amended and restated certificate of incorporation to effect the reverse stock split. The text of the forms of the proposed amendment to Inotek’s certificate of incorporation is attached to this proxy statement as Annex E.

The reverse stock split will be effected simultaneously for all outstanding shares of Inotek’s common stock. The reverse stock split will affect all of Inotek’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Inotek, except to the extent that the reverse stock split results in any of Inotek’s stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Inotek’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

As of the effective time of the reverse stock split, Inotek will adjust and proportionately decrease the number of shares of Inotek’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Inotek’s common stock. In addition, as of the effective time of the reverse stock split, Inotek will adjust and proportionately decrease the total number of shares of Inotek’s common stock that may be the subject of the future grants under Inotek’s stock option plans.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Inotek’s stockholders approve the proposal to effect the reverse stock split, and if Inotek’s board of directors still believes that a reverse stock split is in the best interests of Inotek and its stockholders, Inotek’s board of directors will determine the ratio of the reverse stock split to be implemented. Inotek will file the certificates of amendment with the Secretary of State of the State of Delaware immediately prior to the effective time of the merger. Inotek’s board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning on the effective date of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. Inotek expects that Inotek’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Inotek. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Fractional Shares

No certificates or scrip representing fractional shares of Inotek’s common stock will be issued in connection with the reverse stock split. Each holder of Inotek’s common stock who would otherwise have been entitled to receive a fraction of a share of Inotek’s common stock shall be entitled to receive, in lieu thereof, upon surrender of such holder’s certificate(s) representing such fractional shares of Inotek’s common stock, cash (without interest) in an amount equal to such fractional part of a share of Inotek’s common stock multiplied by the average last reported sales price of Inotek’s common stock at 4:00 p.m., Eastern time, end of regular trading hours on NASDAQ during the 10 consecutive trading days ending on the last trading day prior to the effective date of the merger.

By authorizing the reverse stock split, stockholders will be approving the combination of any whole number of shares of common stock between and including a number that is greater than one and less than or equal to 10 into one share. The certificate of amendment filed with the Secretary of State of the State of Delaware effecting the reverse stock split will include only that number determined by the board of directors to be in the best interests of Inotek and its stockholders. In accordance with these resolutions, the board of directors will not implement any amendment providing for a different split ratio.

Inotek’s stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Inotek is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Inotek or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the common stock capital account on Inotek’s balance sheet. However, because the par value of Inotek’s common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Inotek will be increased because there will be fewer shares of Inotek’s common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Inotek’s board of directors or contemplating a tender offer or other transaction for the combination of Inotek with another company, the reverse stock split proposal is not being proposed in response to any effort of which Inotek is aware to accumulate shares of Inotek’s common stock or obtain control of Inotek, other than in connection with the merger with Rocket, nor is it part of a plan by management to recommend a series of similar amendments to Inotek’s board of directors and stockholders. Other than the proposals being submitted to Inotek’s stockholders for their consideration at the special meeting, Inotek’s board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Inotek.

No Appraisal Rights

Under DGCL, Inotek’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Inotek will not independently provide stockholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Inotek’s common stock held by stockholders before the reverse stock split were, and the shares of common stock held after the reverse stock split will be, held as “capital assets,” as defined in the Code. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Inotek stockholders generally will not recognize gain or loss as a result of the reverse stock split. The aggregate adjusted tax basis in the shares of Inotek common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Inotek common stock exchanged therefor. In general, each Inotek stockholder’s holding period for the shares of Inotek common stock received pursuant to the reverse stock split will include the holding period in the shares of Inotek common stock exchanged therefor. Inotek stockholders that acquired Inotek common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

This summary of certain material U.S. federal income tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the outstanding shares of Inotek’s common stock as of the record date for the special meeting is required for approval of Proposal 2. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” for Proposal 2 will have the same effect as a vote against the approval of Proposal 2.

INOTEK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTEK STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO AMEND INOTEK’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Proposal 3: Approval of Possible Adjournment of the Special Meeting

General

If Inotek fails to receive a sufficient number of votes to approve Proposals 1 or 2, Inotek may propose to adjourn the special meeting. Inotek currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal Nos. 1 and 2.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the Inotek’s common stock having voting power present in person or represented by proxy at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 or 24. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 3.

INOTEK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTEK’S STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1 or 2.

INOTEK’S BUSINESS

For a description of Inotek’s business, please refer to the section entitled “Item 1. Business” set forth in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement, which section is incorporated by reference herein. For a description of legal proceedings Inotek is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement, and the section entitled “Item 1. Legal Proceedings” set forth in Inotek’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, included as Annex B-2 and Annex B-3 to this proxy statement, as filed with the SEC on May 10, 2017 and August 3, 2017, respectively, which sections are incorporated by reference herein.

INOTEK’S PROPERTY

For a description of Inotek’s property, please refer to the section entitled “Item 2. Properties” set forth in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement, which section is incorporated by reference herein.

ROCKET’S BUSINESS

Overview

Rocket is a multi-platform biotechnology company focused on the development of first-in-class gene therapies for rare and devastating pediatric diseases. Rocket has two LVV programs currently undergoing clinical trials targeting FA (a genetic defect in the bone marrow that reduces production of blood cells), and three additional LVV programs targeting other rare genetic diseases, two of which are expected to enter the clinic in 2018. In addition, Rocket has an AAV program for which it expects to file an IND application in 2018, which will permit the commencement of human clinical studies shortly thereafter. Rocket has full global commercialization and development rights to all of its product candidates under royalty-bearing license agreements, with the exception of the CRISPR/Cas9 development program (described below) for which Rocket currently has development rights.

Rocket’s two leading LVV and AAV technology platforms are each being designed in collaboration with leading academic and industry partners. Through its gene therapy platforms, Rocket aims to restore normal cellular function by modifying the defective genes that cause each of the targeted disorders.

Gene Therapy Overview

Genes are composed of sequences of deoxyribonucleic acid (“DNA”), which code for proteins that perform a broad range of physiologic functions in all living organisms. Although genes are passed on from generation to generation, genetic changes, also known as mutations, can occur in this process. These changes can result in the lack of production of proteins or the production of altered proteins with reduced or abnormal function, which can in turn result in disease.

Gene therapy is a therapeutic approach in which an isolated gene sequence or segment of DNA is administered to a patient, most commonly for the purpose of treating a genetic disease that is caused by genetic mutations. Currently available therapies for many genetic diseases focus on administration of large proteins or enzymes and typically address only the symptoms of the disease. Gene therapy aims to address the disease-causing effects of absent or dysfunctional genes by delivering functional copies of the gene sequence directly into the patient’s cells, offering the potential for curing the genetic disease, rather than simply addressing symptoms.

For the development of Rocket’s gene therapy treatments, Rocket is using a modified non-pathogenic virus. Viruses are particularly well suited as delivery vehicles, as viruses are adept at penetrating cells and delivering genetic material inside a cell. In creating Rocket’s viral delivery vehicles, the viral (pathogenic) genes are removed and are replaced with a functional form of the missing or mutant gene that is the cause of the patient’s genetic disease. The functional form of a missing or mutant gene is called a therapeutic gene, or the “transgene.” The process of inserting the transgene is called “transduction.” Once a virus is modified by replacement of the viral genes with a transgene, the modified virus is called a “viral vector.” The viral vector delivers the transgene to the targeted tissue or organ (such as the cells inside a patient’s bone marrow). Rocket has two viral vectors in development, LVV and AAV. Rocket believes that its LVV and AAV-based programs have the potential to offer a significant therapeutic benefit to patients that is durable (long-lasting) and with a favorable safety profile.

The gene therapies can be delivered either ex-vivo (outside the body), in which case the patient’s cells are extracted and the vector is delivered to these cells in a controlled, safe laboratory setting, with the modified cells then being reinserted into the patient, or in-vivo (inside the body), in which case the vector is injected directly into the patient at a targeted site, with the aim of the vector delivering the transgene to the targeted cells.

Rocket believes that scientific advances, clinical progress, and the greater regulatory acceptance of gene therapy have created a promising environment to advance gene therapy products as these products are being designed to restore cell function and improve clinical outcomes, which in many cases include prevention of death at an early age. The recent FDA approval of Novartis’s treatment of pediatric acute lymphoblastic leukemia, which we refer to as ALL, indicates that there is a regulatory pathway forward for gene therapy products.

Pipeline Overview

LVV Programs. Rocket’s LVV-based programs utilize third-generation, self-inactivating lentiviral vectors to target selected rare diseases. Currently, Rocket is developing LVV programs to treat FA, Leukocyte Adhesion Deficiency-I, which we refer to as LAD-I, Pyruvate Kinase Deficiency, which we refer to as PKD, and Infantile Malignant Osteopetrosis, which we refer to as IMO. Brief descriptions of these conditions and the Rocket programs for each is set forth below.

Fanconi Anemia (FA)

Rocket’s LVV-based programs utilize third-generation, self-inactivating lentiviral vectors to correct defects in patients’ hematopoietic stem cells, which are the cells found in bone marrow that are capable of generating blood cells over a patient’s lifetime. Defects in the genetic coding of hematopoietic stem cells can result in severe, and potentially life-threatening anemia, which is when a patient’s blood lacks enough properly functioning red blood cells to carry oxygen throughout the body. Stem cell defects can also result in severe and potentially life-threatening decreases in white blood cells resulting in susceptibility to infections, and in platelets responsible for blood clotting, which may result in severe and potentially life-threatening bleeding episodes. Patients with FA have a genetic defect that prevents the normal repair of genes and chromosomes within blood cells in the bone marrow, which frequently results in the development of AML (acute myeloid leukemia, a type of blood cancer), as well as bone marrow failure and congenital defects. The average lifespan of an FA patient is estimated to be 30 years.

Rocket currently has the following two LVV-based programs targeting FA:

•	RP-L101. RP-L101 is a program that Rocket in-licensed from Fred Hutchinson Cancer Center in Seattle, Washington, which we refer to as Hutch. RP-L101 is currently being studied in a Phase 1 clinical trial that is treating FA patients at Hutch under an IND sponsored by Hutchinson. Rocket is entitled to the data from this clinical study and has the commercial rights to the drug being studied under this IND.

•	RP-L102. RP-L102 is a program that Rocket in-licensed from CIEMAT (Centro de Investigaciones Energéticas, Medioambientales y Tecnológicas), which is a leading research institute in Madrid, Spain. RP-L102 is currently being studied in a Phase 1/2 clinical trial treating FA patients with a modified process under an Investigational Medicinal Product Dossier (IMPD) sponsored by CIEMAT. Rocket is entitled to the data from this clinical study and has the commercial rights to the drug being studied under this IMPD.

Leukocyte Adhesion Deficiency-I (LAD-I)

LAD-I is a genetic disorder that causes the immune system to malfunction, resulting in a form of immunodeficiency. Immunodeficiencies are conditions in which the immune system is unable to protect the body effectively from foreign invaders such as viruses, bacteria, and fungi. Starting from birth, people with LAD-I frequently develop serious bacterial and fungal infections. Life expectancy in individuals with LAD-I is often severely shortened. Due to repeat infections, affected individuals may not survive past infancy.

Rocket currently has one LVV-based program targeting LAD-I, RP-L201. RP-L201 is a pre-clinical program that Rocket in-licensed from CIEMAT. This program is currently being developed through an ongoing collaboration with CIEMAT, with an IMPD expected to be filed by CIEMAT in the first half of 2018. Upon the filing and clearance of the IMPD, Rocket expects to commence enrolling patients at CIEMAT in a clinical trial in 2018.

Pyruvate Kinase Deficiency (PKD)

PKD is an inherited lack of the enzyme “pyruvate kinase,” which is used by red blood cells. Without this enzyme, red blood cells break down too easily, resulting in a low level of these cells, which in turn causes a form of anemia that can range in severity from mild (asymptomatic) to severe (resulting in childhood mortality or the requirement for frequent, lifelong blood transfusions). The pediatric population is the most commonly and severely affected subgroup of patients with PKD, and often results in removal of the spleen, jaundice and chronic iron overload.

Rocket currently has one LVV-based program targeting PKD, RP-L301. RP-L301 is a pre-clinical program that Rocket in-licensed from CIEMAT. This program is currently being developed through an ongoing collaboration with CIEMAT, with an IMPD expected to be filed by CIEMAT in late 2018. Upon the filing and clearance of the IMPD, Rocket expects to commence enrolling patients at CIEMAT in a clinical trial in 2018.

Infantile Malignant Osteopetrosis (IMO)

IMO is a genetic disorder characterized by increased bone density and bone mass secondary to impaired bone resorption. Osteopetrosis is a disorder of bone development in which the bones become thickened. Normally, small areas of bone are constantly being broken down by special cells called osteoclasts, then made again by cells called osteoblasts. In osteopetrosis, the cells that break down bone (osteoclasts) do not work properly, which leads to the bones becoming thicker and not as healthy. IMO is a severe form of osteopetrosis that typically presents early in the first year of life and is associated with severe manifestations leading to death within the first decade of life without undergoing allogenic hematopoietic stem cell transplantation, which we refer to as HSCT (bone marrow transplant). For patients who do receive a bone marrow transplant, positive results have been limited, with frequent graft failure or rejection (graft-versus-host-disease, which we refer to as GVHD) and other severe complications. Untreated, IMO patients also suffer from a compression of the bone-marrow space, which results in bone marrow failure, anemia and increased infection risk due to the lack of production of white blood cells.

Rocket currently has one LVV-based program targeting IMO, RP-L401. RP-L401 is a pre-clinical program that Rocket in-licensed from Lund University, Sweden. This program is currently being developed through an ongoing collaboration with Lund University, with an IMPD expected to be filed by upon completion of IND/IMPD-enabling studies.

AAV Program

Rocket’s AAV-based program involves the direct injection of the viral vector into the patient, rather than modifying the patient’s cells ex-vivo. In Rocket’s preclinical studies of its AAV-based program to date, this method of therapy has displayed substantial tropism, which is the ability to hone in on the organs most afflicted by the underlying disorder, with the aim of modifying cellular function to enable the production of sufficient quantities of a missing protein to restore proper function to the afflicted cells.

Rocket is currently developing RP-A501, which is an AAV-based program for an undisclosed rare disease. This program is currently in pre-clinical development, with IND-enabling studies ongoing. Rocket expects to file an IND for this program in 2018.

CRISPR/Cas9 based-program

In addition to its LVV and AAV programs, Rocket also has program evaluating CRISPR/Cas9-based gene editing for FA. This program is currently in the discovery phase. CRISPR/Cas9-based gene editing is a different method of correcting the defective genes in a patient, where the editing is very specific and targeted to a particular sequence. “CRISPR/Cas9” stands for Clustered, Regularly Interspaced Short Palindromic Repeats

(CRISPR) Associated protein-9. The CRISPR/Cas9 technology can be used to make “cuts” in DNA at specific sites of targeted genes, making it potentially more precise in delivering gene therapies than using vector-based delivery approaches. CRISPR/Cas9 can also be adapted to regulate the activity of an existing gene without modifying the actual DNA sequence, which is referred to as gene regulation.

The chart below shows the current phases of development which Rocket’s programs and product candidates:

Strategy

Rocket seeks to bring hope and relief to patients with devastating, undertreated, rare pediatric diseases through the development and commercialization of potentially curative first-in-class gene therapies. To achieve these objectives, Rocket intends to develop into a fully-integrated biotechnology company. In the near- and medium-term, Rocket intends to develop its first-in-class product candidates, which are target devastating diseases with substantial unmet need. In the medium- and long-term Rocket expects to develop proprietary in-house analytics and manufacturing capabilities and to expand its pipeline to target additional indications that Rocket believes to be potentially compatible with its gene therapy technologies. Rocket has assembled a leadership and research team with expertise in cell and gene therapy, rare disease drug development and commercialization.

Rocket believes that its competitive advantage lies in its disease-based selection approach, a rigorous process with defined criteria to identify target diseases. Rocket believes that this approach to asset development differentiates Rocket as a gene therapy company and potentially provides Rocket with a first-mover advantage.

Gene Therapy Background

Genes are the individual protein-encoding units that are located in the chromosomes within the majority of cells that comprise living things. Genes are composed of sequences of deoxyribonucleic acid, which we refer to as DNA, and encode for the proteins that perform a broad range of physiologic functions within living organisms. Gene mutations are abnormalities—alterations in the correct sequence of DNA molecules.

Some diseases are known to result directly from gene mutations. Diseases that are caused by mutations in a single gene are known as monogenic diseases. Monogenic diseases are those genetic abnormalities that are the most amenable to gene therapy, since correction of the mutated gene in a sufficient cell population may result in correction of the disorder.

Gene therapy is the use of genetic material (most frequently DNA) to treat a disorder by delivering a correct copy of a gene into a patient’s cells. The healthy, functional copy of this gene can enable the cell to function correctly. If a sufficient number of cells within the affected organ or tissue are able to function properly as a result of this therapy, then the disorder may be reversed.

In gene therapy, DNA that encodes for a corrected gene and its associated protein is packaged within a “vector”, which is often a virus that has been modified so that it can insert its DNA into specific cells but cannot replicate or cause infections. This vector is used to transfer the DNA to the affected cells within the body. Treatment of blood-based disorders frequently relies on introduction of the vector to blood stem and progenitor cells (hematopoietic stem and progenitor cells, which we refer to as HSPCs) after they have been removed from the body and separated from other blood or bone marrow cells. This is known as ex vivo transduction. Following ex vivo transduction, the corrected HSPCs must then be reinfused into a patient in a way that allows them to grow inside the bone marrow, so that they can replenish a patient’s hematopoietic (blood) system with cells that express a corrected (healthy) version of the protein that caused the disease. For Rocket’s current gene therapy programs, hematopoietic stem cells are transduced with LVV containing the gene of interest.

When therapeutic vectors are directly injected into the body (either intravenously (IV) or directly into a specific tissue in the body), this is known as in vivo gene therapy. As is the case with ex vivo gene therapy, in vivo gene therapy is effective if the vector is able to enter the appropriate cell population in sufficient number, and is able to insert the corrected gene into these cells’ DNA. If the corrected gene is transferred and subsequently expressed by the cell machinery, the missing or defective protein can be produced and the underlying disorder may be corrected. Gene therapy of monogenic diseases is considered an approach by which the underlying cause of a disease may be treated.

Essential Terminology.

Set forth below is an abbreviated index of certain key terms and optimal ranges of values used in the discussion of LVV and AAV gene therapies.

Term	Definition	Optimal Ranges
LVV Therapy (hematopoietic disorders)

CD34+ cell(s)	Hematopoietic Stem Cell (most CD34+ cells are not true stem cells, but this continues to be the most clinically useful measure)	Will depend on underlying disorder, generally >1 million CD34+ cells/kg.

Vector copy number (VCN) [product]	The average number of gene copies per infused stem cell (as determined by DNA analysis; this is an average ratio, not a precise value)	2.0 (“normal” value) 0.5 to 2 has been target in FA studies (5.0 considered maximum)

Vector copy number (VCN) [in vivo, post-treatment]	The average number of gene copies per peripheral blood or bone marrow cell (as determined by DNA analysis; this is an average ratio, not a precise value)	Will depend on underlying disorder, but many disorders may be correctable with in vivo VCNs <<1.0

AAV Therapy

Vector copy number (VCN) [in vivo, post-treatment]	The average number of gene copies per cell in the organ of interest (as determined by DNA analysis; this is an average ratio, not a precise value)	Will depend on underlying disorder, but many disorders may be correctable with in vivo VCNs <<1.0 vg: viral genome

<< : substantially less than

Rocket Development Programs

Fanconi Anemia Complementation Group A (FANCA):

Fanconi Anemia Overview

FA, a rare and life-threatening DNA-repair disorder, generally arises from a mutation in a single FA gene. An estimated 60-70% of cases arise from mutations in the Fanconi-A, which we refer to as FANCA, gene, which is the focus of the current Rocket programs.

FA results in bone marrow failure, developmental abnormalities, myeloid leukemia and other malignancies, often during the early years and decades of life. Bone marrow aplasia (failure) is the most frequent cause of early morbidity and mortality in FA, with a median onset before 10 years of age. Leukemia is the next most common cause of mortality, ultimately occurring in about 20% of patients later in life. Solid organ malignancies, such as head and neck cancers, can also occur, although at lower rates during the first two to three decades of life.

Although improvements in allogeneic HSCT, currently the most frequently utilized therapy for FA, have resulted in more frequent hematologic correction of the disorder, HSCT is associated with both acute and long-term risks, including transplant-related mortality, GVHD, a sometimes fatal side effect of allogeneic transplant characterized by painful ulcers in the GI tract, liver toxicity and skin rashes, as well as increased risk of subsequent cancers. Rocket’s gene therapy programs in FA are designed to enable a minimally toxic hematologic correction using a patient’s own stem cells during the early years of life. Rocket believes that the development of a safe and broadly applicable autologous gene therapy can be transformative for these patients.

Current Therapy

Allogeneic HSCT may be curative for the hematologic manifestations of FA and is currently considered a standard-of-care in FA. However HSCT is limited in that not all patients have a suitable donor and there is associated short term mortality and potential for acute and chronic GVHD with HSCT, especially in patients who do not receive an allograft from a sibling-human leukocyte antigen (HLA)-matched donor. 100-day mortality following allogeneic HSCT continues to be in the 10-15% range due to infection, graft failure and other complications. In a European Group for Blood and Marrow Transplant 2013 publication, a retrospective analysis detailed results from 795 FA patients receiving HSCT between 1972-2010 in which Grade 2-4 Acute GVHD was reported in 19-36% of patients and Chronic GVHD was identified in 16-20% of patients.

HSCT likely increases the already high risk of subsequent solid tumor malignancies for patients with FA, most notably squamous carcinoma of the head and neck (SCCHN). Based on the findings in one series of data, HSCT was associated with a 4-fold increase in SCCHN risk relative to FA patients who did not receive a transplant, with cancers developing at an earlier age.

Other therapies utilized for FA include androgens, corticosteroids and hematopoietic growth factors, although the benefits of these therapies are considered modest and transient for the majority of patients. Side effects may also be considerable. For androgens, for example, these include masculinization, short stature, peliosis, hepatitis, liver adenomas and hepatocellular carcinoma.

Because of the severity of the disease and limitations with existing standards-of-care, additional, minimally-toxic therapies are urgently needed in FA, especially if these can be administered with reduced short- and long-term toxicity relative to allogeneic HSCT.

Rationale for Gene Therapy in FA

Gene therapy has been considered a compelling investigative therapeutic option in FA since the genetic basis of the disorder was characterized, and has been the subject of studies in both preclinical models and in several clinical studies. In addition to the monogenic nature of each patient’s disease, Rocket believes there are three critical factors that will lead Rocket’s gene therapy programs into the next generation of promising therapy:

1.	The ability of HSCT (stem cell transplant) to cure the hematologic component of FA is proof-of-principal that gene therapy will work in FA. If a sufficient number of hematopoietic stem cells with a correct (non-Fanconi) gene are able to engraft in the bone marrow of an FA patient, the blood component of FA can be eradicated, including both the risk of bone marrow failure and of leukemia. Rocket believes that gene therapy with a patient’s own gene-corrected blood stem cells will work in a similar manner, but likely with fewer side effects than those resulting from an allogeneic (donor-mediated) transplant and with reduced long-term treatment cost burden.

2.	Evidence that HSCs with wild-type (non-mutated) FANC genes have a proliferative advantage over their counterparts bearing a FANC mutation. This selective advantage has been demonstrated in preclinical models, but more importantly has been proven in the clinical setting in FA patients with evidence of mosaicism, which is a situation where some cells contain two mutant alleles but other cells harbor one (or two) wild-type allele(s), resulting from a reversion in the FANC mutation in even a single cell and which occurs in as many as 10-15% of FA patients. Mosaicism has been associated with stable or increasing blood counts for years. In one series, this stability was evident in 8 of 8 mosaic patients over a median of 5 years with no evidence of leukemic transformation, with one patient followed for 27 years with ongoing hematologic stability. In contrast, aplasia developed in 31 of 45 non-mosaic patients. These sustained blood counts support the contention that even a modest number of wild-type stem cells may substantially repopulate a FA patient’s bone marrow, reducing rates of bone marrow aplasia and possibly leukemia.

Confirmation of this selective advantage in gene therapy has been demonstrated in a patient treated with gene therapy at CIEMAT.

3.	Improved vector design, stem cell selection methods, cell harvest and transduction procedures have substantially improved the quality of autologous gene therapy cell products; many of these improvements have been included in Rocket’s Hutch and CIEMAT programs,. As a result, Rocket believes that there is reliable potential to confer disease correction at levels comparable to allogeneic transplant. For example, stem cell selection methods at both Hutch and CIEMAT have increased both CD34+ cell yield and purity, while retaining select non-CD34+ populations that may be essential for successful engraftment of gene-corrected cells in the bone marrow. Additionally, improved transduction processes at both Hutch and CIEMAT combined with improved vector processing have now led to product VCNs at or above the target range of >1 in recently treated patients.

Clinical Development Programs RP-L101 and RP-L102

Efforts underway at Rocket partners Hutch (developing RP-L101) and CIEMAT (developing RP-L102) have incorporated the recommendations of an international working group that convened November 2010 with the intent of consolidating medical and scientific findings and optimization of future gene therapy clinical study design, with programs designed to overcome FA-specific gene therapy challenges. Rocket partners have demonstrated the ability to successfully mobilize and harvest target numbers of stem cells (HSPCs) generally acknowledged to be required for successful therapy. This has been accomplished through the selection of younger patients, and mobilization (a method to increase the number of bone marrow-derived stem cells circulating in the blood) with both G-CSF and plerixafor. Improvements to cell processing, such as reduced transduction time requirements, optimized transduction conditions, and modified HSPC selection processes, have also led to substantive improvements in cell recovery and in vivo VCN.

As of September 1, 2017, three patients have received infusion of gene-corrected stem cells with RP-L101 (Hutch), and four patients have received gene-corrected stem cells with RP-L102 (CIEMAT). No cytotoxic conditioning has been used to date. No serious, unexpected side effects have been seen to date in all seven patients.

All patients treated as of September 2017 on either protocol have had stable blood counts during the months subsequent to investigational therapy, despite decreases noted during the months and years preceding gene therapy. Additionally, in vivo VCN (gene markings) in the four patients treated at CIEMAT (RP-L102) have been evident in peripheral blood cells during the months subsequent to therapy, with progressive increases noted over time in each patient.

FIGURE 1: Peripheral blood mononuclear cell in vivo VCN (gene markings) at 1.5-15 months in 4 FANCA patients receiving RP-L102 (Rio P et al. Proc. ESGCT 2017).

After the first patient was treated at Hutchinson, modifications to transduction conditions have yielded improved product VCN data, with transduction products from patients 2 and 3 achieving product VCN levels of 1.83 and 1.87 (preliminary, on day of transduction) respectively.

Improvements in the clinical and cell-processing components of Rocket’s FA trials are expected to yield more robust and readily-identifiable disease-reversal, both for the RP-L101 and RP-L102 programs. These improvements include selection of younger patients and identification of blood count profiles that are indicative of adequate stem cell populations capable of mobilization and engraftment in numbers sufficient for reversal of the disorder.

In contrast to the high doses of cytotoxic conditioning required for allogeneic transplant in most bone marrow disorders, Rocket’s expectation is that the selective growth advantage of gene-corrected HSPCS in FA will enable the use of non-cytotoxic conditioning agents, low-dose cytotoxic agents, or possibly no conditioning agents to facilitate engraftment.

The engraftment of gene-corrected cells is likely to reduce the incidence of bone marrow failure. In addition, gene-corrected cells are likely to diminish the replicative stress in FA bone marrow, which has been increasingly implicated as a likely driver of leukemogenesis.

Low dose non-myeloablative cytotoxic and non-cytotoxic conditioning agents to facilitate engraftment of corrected stem cells will also be explored. In addition to transduction enhancers, these modifications will be further evaluated in the clinical programs starting in 2018.

Regulatory Status

In the United States, the FA program is in the clinical-stage with an IND in place with the FDA since 2011. Three patients have been treated to date, and enrollment continues. The FA program in the European Union is in the clinical-stage with an IMPD is in place with Spanish Health Authority. Four patients have been treated to date, and enrollment continues. Both the FDA and European Medicines Agency (EMA) have granted orphan drug designation for the “Lentiviral vector carrying the Fanconi anemia-A (FANCA) gene for the treatment of Fanconi anemia type A.”

Leukocyte Adhesion Deficiency-1 (LAD-I):

Overview of LAD-I

LAD-I is a rare autosomal recessive disorder of white blood cell adhesion and migration, resulting from mutations in the ITGB2 gene encoding for the Beta-2 Integrin component CD18. Deficiencies in CD18 result in an impaired ability for neutrophils (a subset of infection-fighting white blood cells) to leave blood vessels and enter into tissues where these cells are needed to combat infections. As is the case with many rare diseases, true estimates of incidence are difficult; however, several hundred cases (both living and deceased) have been reported to date.

Most LAD-I patients are believed to have the severe form of the disease. Severe LAD-I is notable for recurrent, life-threatening infections and substantial infant mortality in patients who do not receive an allogeneic HSCT. Mortality for severe LAD-I has been reported as 75% by age two.

Current Therapy

Allogeneic HSCT is the only known curative therapy, with survival rates of approximately 75% in recent studies. Allogeneic HSCT in LAD-I has been associated with frequent severe GVHD, including chronic GVHD and high rates of subsequent non-bacterial infections (most notably cytomegalovirus (CMV) and other viral and systemic fungal infections).

Because LAD-I is the result of mutations in a single gene (ITGB2), Rocket is developing RP-L201 to enable a potentially curative therapy utilizing patients’ own HSPCs, without the dependency on the rapid identification of an appropriate donor required in allogenic HSCT therapy. It is anticipated that autologous therapy with RP-L201 will also enable definitive correction of this life-threatening disorder with reduced short- and long-term toxicity relative to allogeneic HSCT.

Rationale for Gene Therapy in LAD-I

Rocket believes there are two key reasons why gene therapy could have a transformative role in the treatment of LAD-1: (1) the existence evidence that even modest correction of the expression of the genetic mutation will increase patient survival in severe form of the disease, and (2) consistent and robust improvements in transduction and cell processing. Of note, proprietary transduction protocols currently yield product VCNs ≥ 1 and transduction efficiencies of >50%. In addition, with the addition of either of two transduction enhancing agents, at least a doubling of product VCN has been demonstrated in preliminary experiments. Studies evaluating combinations of transduction enhancers are underway.

Rocket believes that combined with a relatively straightforward cell harvest procedure in LAD-I and the likely modest CD18 expression required for clinical impact, RP-L201 can yield a gene therapy product that confers disease resolution comparable to allogeneic HSCT, and without the severe HSCT-associated acute and chronic toxicities.

Pre-Clinical Proof of Concept

Pre-clinical results have indicated correction of LAD-I in mouse models, including restoration of neutrophils’ ability to adhere to endothelial surfaces and migrate from blood vessels towards inflammatory sources. Specifically, gene correction has been shown to restore functional CD18 expression in a CD18 hypomorphic mouse (CD18HYP) model, in which a CD18 mutation results in impaired inflammatory responses, leukocytosis (high white blood cell count), and hepatosplenomegaly (swelling of liver and spleen).

FIGURE 7: A) Lymphocyte CD18 expression of transplanted CD18HYP mice (primary and secondary transplants) following transduction with human CD18-containing vector evaluating 3 different promotors. The Chim.hCD18 vector has been chosen because it is predominantly expressed on mature myeloid lineages (not depicted here). B) CD11a expression is increased following transplant of transduced stem cells relative to control vector, indicating restoration of ß2-Integrin dimerization (Leon-Rico 2016).

The ability of gene correction to restore neutrophil migration towards inflammatory stimuli was also confirmed in an air-pouch inflammation model and a lung inflammation model. Finally, gene correction has also been shown to increase CD18 expression, CD18/CD11 dimerization, and neutrophil functionality in human cord-blood derived CD34+ cells that were modified to an LAD-I phenotype via transduction of short-hairpin RNA (shRNA) targeted to CD18 mRNA.

Regulatory Status

In the EU, the LAD program has been discussed with Spanish Health Authority in a pre-IMPD submission meeting in 2017. This program has been granted ODD by EMA and by FDA.

The program is in pre-clinical stage of development and expected to be in clinic in the first half of 2018.

Pyruvate Kinase Deficiency (PKD):

Overview of PKD

Red blood cell PKD is a rare autosomal recessive disorder resulting from mutations in the PKLR gene encoding for a component of the red blood cell glycolytic pathway. PKD is characterized by chronic non-spherocytic hemolytic anemia, with anemia severity that can range from mild (asymptomatic) to severe forms that may result in childhood mortality or requirement for frequent, lifelong red blood cell (RBC) transfusions. The pediatric population is the most commonly and severely affected subgroup of patients with PKD, and PKD often results splenomegaly (surgical removal of the spleen), jaundice and chronic iron overload which is likely the result of both chronic hemolysis and RBC transfusions. The variability in anemia severity is believed to arise from the large number of diverse mutations that may affect the PKLR gene. Estimates of disease incidence have ranged between 3.2 and 51 cases per million in the white U.S. and EU population. Industry estimates suggest at least 2,500 cases in the U.S. and EU have already been diagnosed despite the lack of molecularly targeted therapies.

Current Therapy

Therapy for PKD is largely supportive, comprised of RBC transfusions and splenectomy for patients who require frequent transfusions. Chronic RBC transfusions alleviate anemia symptoms, but are associated with increased morbidity, predominantly from iron overload which may result in cirrhosis and cardiomyopathy if not diligently managed. Iron chelation, is often considered essential to offset the iron overload associated with chronic hemolysis and RBC transfusions. Iron chelation entails continuous oral or injected therapy, often for the duration of a patient’s lifetime and has been associated with diminished quality of life.

Splenectomy may confer a benefit in PKD, frequently yielding increased hemoglobin (Hb) levels of 1-3g/dL and a reduction in transfusion requirements. However, some patients do not benefit from this procedure, and it is estimated that a substantial proportion of PKD patients remain transfusion-dependent despite splenectomy. Splenectomy does not eliminate hemolysis, iron overload or the need for iron chelation. It also confers an increased susceptibility to serious bacterial infections, and potentially increases the risk of other PKD-associated complications such as venous thromboembolism and aplastic or hemolytic crises.

Allogeneic HSCT has been performed successfully for a small number of PKD patients, with reported correction of the clinical and laboratory features of the disorder. Although reports of HSCT in PKD suggest that correction of the genetic defect in hematopoietic stem cells may be curative of the disorder, HSCT requires identification of an appropriate HLA-matched donor, is associated with considerable short- and long-term complications including transplant-related mortality and is not considered a standard-of-care in PKD.

Rationale for Gene Therapy in PKD

Patients with heterozygous PKR mutations have 50% of normal enzyme activity and are phenotypically normal. This suggests that it is not necessary for a therapy to achieve normal enzyme levels to have a clinically meaningful effect. In PKD affected mice transplanted with normal marrow, even 10% normal marrow was enough to restore normal red blood cells. Rocket has conducted experiments in which bone marrow cells from healthy mice are transplanted into PKD affected mice and these results suggest that significant improvement in PKD may be achieved with 20% correction of bone marrow, and complete clinical resolution is likely achieved when the percentage of bone marrow gene-corrected cells is in the 20-40% range. A recent study showed a PKD affected dog treated with an ex vivo gene therapy was rendered transfusion independent with a normalization of LDH, despite only partial gene correction.

Of note, proprietary transduction protocols in PKD now yield product VCNs of 2, with VCNs increasing to ≥4 with addition of transduction enhancers. Rocket expects that mobilization and harvesting procedures will be relatively straightforward for PKD patients (see Figure 3 below).

FIGURE 3: Results from experiment testing the addition of a transduction enhancer to an early batch of non-optimized vector. From left to right product VCN with 3 increasing doses of transduction enhancer without vector (negative controls), then 2 dose levels of vector each combined with increasing doses of enhancer.

Pre-Clinical Proof-of-Concept

Rocket expects that mobilization and harvesting procedures will be relatively straightforward for PKD patients. Pre-clinical results have demonstrated that RP-L301 corrects multiple components of the disorder in a PKD mouse model, including increases in hemoglobin (in both primary and secondary transplant recipients), reduction in reticulocytosis, correction of splenomegaly and reduction in hepatic erythroid clusters and iron deposits.

FIGURE 4: Increases in RBC, Hb and reduction in reticulocytes 40-280 days following transplantation of gene corrected cells in PKD mice (primary transplants) (Garcia-Gomez 2016).

FIGURE 5: Correction of splenomegaly at 140 days following transplantation of gene corrected cells in PKD mice (Garcia-Gomez 2016).

Regulatory status

In the EU, the PKD program has been discussed with the EMA via a Scientific Advisory meeting in 2016. This program has been granted EMA orphan drug disease designation and FDA orphan drug disease designation. The program is in pre-clinical stage of development and Rocket expects the program to be in the clinic before the end of 2018.

Infantile Malignant Osteopetrosis (IMO):

Overview of Infantile Malignant Osteopetrosis

IMO represents the autosomal recessive, severe variants of a group of disorders characterized by increased bone density and bone mass secondary to impaired bone resorption. IMO typically presents early in the first year of life and is associated with severe manifestations leading to death within the first decade of life in the absence of allogeneic HSCT, although HSCT results have been limited to-date and notable for frequent graft failure, GVHD and other severe complications.

Approximately 50% of IMO results from mutations in the TCIRG1 gene, resulting in cellular defects that prevent osteoclast bone resorption. As a result of this defect, bone growth is markedly abnormal. It is estimated that IMO occurs in 1 out of 250,000-300,000 within the general global population, although incidence is higher in specific geographic regions including Costa Rica, parts of the Middle East, the Chuvash Republic of Russia, and the Vasterbotten Province of Northern Sweden.

IMO is characterized by increased bone mass and density, multiple deformities and a propensity for fractures in patients surviving infancy. Skull deformities include macrocephaly and frontal bossing. Thoracic size may be decreased. Bone sclerosis impinges cranial nerve and spinal foramina with resulting neurologic abnormalities including hydrocephalus, progressive blindness and auditory impairment. Compression of bone marrow space results in bone marrow failure with compensatory hepatosplenomegaly and increased infection risk secondary to neutropenia.

Rocket believes that its IMO program has the potential to be a safer and more consistently curative therapy for this challenging pediatric disease.

Current Therapy

Allogeneic HSCT is potentially curative, but notable for considerable rates of engraftment failure, GVHD, pulmonary and hepatic complications. In a recent multicenter retrospective series, long-term survival rates for HSCT recipients with IMO were approximately 60% for matched-sibling recipients, and 40% for those with mismatched or unrelated allografts.

Pre-Clinical Proof-of-Concept

Because osteoclasts are derived from the monocyte/macrophage lineage, correction of the TCIRG1 gene in hematopoietic stem cells will enable development of functional, bone-resorbing osteoclasts, as has been demonstrated in pre-clinical models. Pre-clinical results demonstrate that gene correction of HSPCs from IMO patients is feasible, and that these HSPCs can engraft in immunocompromised mice. Osteoclasts from these mice demonstrate increased bone resorption in vitro, as measured by increased calcium and collagen fragment CTX-I.

Additional pre-clinical experiments have demonstrated correction of an osteopetrotic (IMO) phenotype displayed by the oc/oc mouse model, in which even limited engraftment of wild-type murine bone marrow cells (including 4-5% wild-type engraftment) has been associated with reversal of the osteopetrosis phenotype.

Regulatory status

This program is currently in pre-clinical stages of development. Additional preclinical studies are planned to enable clinical investigation of RP-L401 in 2019.

AAV-Targeted Program:

RP-A101 is in pre-clinical development as an in vivo therapy of an undisclosed neuromuscular and cardiovascular disorder that is estimated to have a prevalence of 15,000 to 30,000 in the US/EU. This is a monogenic disorder that presents with severe clinical manifestations in childhood, adolescence and young adulthood, and is frequently fatal within several years of presentation in the absence of a curative organ transplant procedures.

Preliminary pre-clinical studies have indicated that clinically feasible AAV doses can restore functional levels of protein in knockout mouse models, and that gene/protein restoration are associated with marked histologic improvement in the organs in which the disorder causes extensive morbidity and mortality.

FIGURE 6: Representative electron microscopy tissue images from animal model of undisclosed AAV program. Left panels indicate wild-type (normal) animals; Middle panels indicate diseased animals treated with control (EGFP) vector; Right panels indicate RP-A101 mediated restoration of architecture and resolution of additional abnormalities.

FIGURE 7: Western blot comparing missing protein expression levels in KO mouse model in target tissue (with the right three bars representing increasing doses).

Rocket’s AAV program is designed to enable a single-injection definitive therapy for this devastating disease in which there exists no reliably curative treatment option.

Regulatory Status

RP-A101 is currently in pre-clinical development. A FDA pre-pre-IND meeting has been scheduled for early 2018, and Rocket anticipates filing an IND in second half of 2018.

CRISPR/Cas9 gene editing in Fanconi Anemia:

Gene editing by means of CRISPR/Cas9 nucleases continues to be a promising investigational mechanism involving direct correction of a specified gene mutation. Gene editing has been feasible with increasing efficiency in cultured FA lymphoblast cell lines and in CD34+ hematopoietic stem cells from FA patients. Editing in FANCA HSPCs has conferred a proliferation advantage versus uncorrected in-vitro stem cells, conferred resistance to mitomycin-C, and enabled assembly of Fanconi DNA repair cellular elements.

Regulatory Status

This program is currently in discovery stage of drug development.

Intellectual property

Rocket strives to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of its business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. Rocket also relies on trade secrets relating to its proprietary technology platform and on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain its proprietary position in the field of gene therapy that may be important for the development of Rocket’s business. Rocket additionally intends to rely on regulatory protection afforded through orphan drug designations, data exclusivity, market exclusivity, and patent term extensions where available.

Rocket’s commercial success may depend in part on its ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to its business; defend and enforce its patents; preserve the confidentiality of its trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Rocket’s ability to stop third parties from making, using, selling, offering to sell or importing its future products may depend on the extent to which Rocket has rights under valid and enforceable patents or trade secrets that cover these activities. With respect to both licensed and company-owned intellectual property, Rocket cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications filed by Rocket in the future, nor can Rocket be sure that any of its existing patents or any patents that may be granted to us in the future will be commercially useful in protecting its commercial products and methods of manufacturing the same.

Rocket has in-licensed numerous patent applications and possesses substantial know-how and trade secrets relating to the development and commercialization of gene therapy products. Rocket’s proprietary intellectual property, including patent and non-patent intellectual property, is generally directed to gene expression vectors and methods of using the same for gene therapy. As of October 2017, Rocket’s patent portfolio includes four in-licensed patent families relating to its product candidates and related technologies, discussed more fully below. Specifically, Rocket have in-licensed two pending international patent applications, filed under the Patent Cooperation Treaty (PCT), relating to Rocket’s disclosed product candidates, one pending PCT application relating to an undisclosed product candidate, and pending patent applications in the U.S., Europe and Japan relating to devices, methods, and kits for harvesting and genetically-modifying target cells.

Fanconi Anemia

Rocket’s Fanconi anemia program includes two in-licensed patent families. The first family includes a pending PCT application with claims directed to polynucleotide cassettes and expression vector compositions containing Fanconi anemia complementation group genes and methods for using such vectors to provide gene therapy in mammalian cells for treating Fanconi anemia. This application was exclusively in-licensed from CIEMAT, Centro de Investigacion Biomedica En Red, which we refer to as CIBER, Fundacion Instituto de investigacion Sanitaria Fundacion Jimenez Diaz, which we refer to as FIISFJD, and Fundacion Para la Investigacion Biomedica del Hospital Del Nino Jesus, which we refer to as FIBHNJS. Rocket expects any patents in this family, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire in 2037, absent any patent term adjustments or extensions.

The second family includes pending U.S., Japanese, and European patent applications related to a portable platform for use in hematopoietic stem/progenitor cell-based gene therapy. This patent family was exclusively in-licensed from the Fred Hutchinson Cancer Research Center. Rocket expects any patents in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire in 2036, absent any patent term adjustments or extensions.

Pyruvate Kinase Deficiency (PKD)

(a)	Rocket’s PKD patent portfolio includes a pending PCT application with claims directed to polynucleotide cassettes and expression vector compositions containing pyruvate kinase genes and methods for using such vectors to provide gene therapy in mammalian cells for treating pyruvate kinase deficiency. This application was exclusively in-licensed from CIEMAT, CIBER, and FIISFJD. Rocket expects any patents in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, to expire in 2037, absent any patent term adjustments or extensions.

Rocket’s objective is to continue to expand its portfolio of patents and patent applications in order to protect Rocket’s gene therapy product candidates and manufacturing processes. From time to time, Rocket may also evaluate opportunities to sublicense its portfolio of patents and patent applications that it owns or exclusively licenses, and Rocket may enter into such licenses from time to time.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Rocket files, the patent term is 20 years from the date of filing the non-provisional application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration of a U.S. patent as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Moreover, a patent can only be extended once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of a BLA, Rocket expects to apply for patent term extensions for patents covering Rocket’s product candidates and their methods of use.

Rocket may rely, in some circumstances, on trade secrets to protect its technology. However, trade secrets can be difficult to protect. Rocket seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors and third parties. Rocket also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Rocket has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Rocket may not have adequate remedies for any breach. In addition, Rocket’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Rocket’s consultants or collaborators use intellectual property owned by others in their work for Rocket, disputes may arise as to the rights in related or resulting know-how and inventions.

Material Contracts

License Agreements with Fred Hutchinson Cancer Research Center

In November 2015, Rocket entered into an exclusive license agreement with Hutchinson granting Rocket worldwide, sublicenseable, exclusive rights to certain patents, materials and other intellectual property relating to lentiviral vector-based technology for patient stem cell transduction useful for, among other things, treating Fanconi Anemia. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts (a) to research, develop, obtain regulatory approval for and commercialize products based on the licensed intellectual property, generally, and (b) to follow an agreed development plan and to achieve specific development, regulatory and commercial milestones for such products, in particular. In exchange for the license, Rocket is obligated to pay Hutchinson an up-front payment (in the form of Rocket equity), an annual license maintenance fee, royalty payments based on net sales of products covered by a valid claim within the licensed patents, developmental and commercial milestone payments, and sublicense revenue payments. Hutchinson is responsible for prosecuting and maintaining the licensed patents (the cost of which is to be reimbursed by Rocket), but Hutchinson will follow any reasonable comments of Rocket with respect to such prosecution. Rocket has first right to enforce the licensed patents against infringement unless the parties agree otherwise.

In December 2015, Rocket entered into an exclusive license agreement with Hutchinson granting Rocket worldwide, sublicenseable, exclusive rights to certain patents covering Hutchinson’s “Prodigy” platform, a portable platform for hematopoietic stem/progenitor cell gene therapy. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts (a) to research, develop, obtain regulatory approval for and commercialize products based on the licensed patents, generally, and (b) to follow an agreed development plan and to achieve specific development milestones for such products, in particular. In exchange for the license, Rocket is obligated to pay Hutchinson an up-front payment (in the form of Rocket equity), developmental milestone payments, and sublicense revenue payments. Hutchinson is responsible for prosecuting and maintaining the licensed patents (the cost of which is to be reimbursed by Rocket), but Hutchinson will follow any reasonable comments of Rocket with respect to such prosecution. Rocket has first right to enforce the licensed patents against infringement unless the parties agree otherwise.

License Agreements with CIEMAT

In March 2016, Rocket entered into a license agreement with CIEMAT, CIBER, and FIISFJD (which we refer to collectively as CIEMAT (March 2016), granting Rocket worldwide, exclusive rights to certain patents, know-how and other intellectual property relating to lentiviral vectors containing the human PKLR gene solely within the field of treating pyruvate kinase deficiency (PKD). Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts to (a) develop and obtain regulatory approval for one or more products or processes covered by the licensed intellectual property, introduce such products or processes into the commercial market and then make them reasonably available to the public; (b) develop or commercialize at least one product or process covered by the licensed intellectual property in at least one country for at least two uninterrupted years following regulatory approval, and (c) use the licensed intellectual property in an adequate, ethical and legitimate manner. In exchange for the license, Rocket is obligated to pay CIEMAT (March 2016) an up-front payment, royalty payments based on net sales of products or processes involving any of the licensed intellectual property, developmental and regulatory milestone payments, and sublicense revenue payments. Rocket is responsible for prosecuting and maintaining the licensed patents at Rocket’s expense, in cooperation with CIEMAT (March 2016). Rocket also has the first responsibility to enforce and defend the licensed patents against infringement and/or challenge, in cooperation with CIEMAT (March 2016). For five years following the effective date of the license agreement, Rocket has a right of first refusal to license any improvements to the licensed intellectual property obtained by CIEMAT (March 2016) at market value. Rocket is obligated to license (without charge) to CIEMAT (March 2016) for non-commercial use any improvements to the licensed intellectual property that Rocket creates.

In July 2016, Rocket entered into a license agreement with CIEMAT, CIBER, and FIISFJD (which we refer to collectively as CIEMAT (July 2016)) granting Rocket worldwide, exclusive rights to certain patents, know-how, data and other intellectual property relating to lentiviral vectors containing the Fanconi anemia-A gene solely within the field of human therapeutic uses of VSV-G packaged integration component lentiviral vectors for Fanconi anemia type-A gene therapy. This license is only sublicenseable with the prior consent of CIEMAT (July 2016), not to be unreasonably withheld. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts to (a) develop and obtain regulatory approval for one or more products or processes covered by the licensed intellectual property, introduce such products or processes into the commercial market and then make them reasonably available to the public; (b) develop or commercialize at least one product or process covered by the licensed intellectual property in at least one country for at least two uninterrupted years following regulatory approval, and (c) use the licensed intellectual property in an adequate, ethical and legitimate manner. In exchange for the license, Rocket is obligated to pay CIEMAT (July 2016) an up-front payment, royalty payments based on net sales of products or processes involving any of the licensed intellectual property, regulatory and financing milestone payments, and sublicense revenue payments. Rocket is responsible for prosecuting and maintaining the licensed patents at Rocket’s expense, in cooperation with CIEMAT (July 2016). Rocket also has the first responsibility to enforce and defend the licensed patents against infringement and/or challenge, in cooperation with CIEMAT (July 2016). For five years following the effective date of the license agreement, Rocket has a right of first refusal to license any improvements to the licensed intellectual property obtained by CIEMAT (July 2016) at market value. Rocket is obligated to license (without charge) to CIEMAT (July 2016) for non-commercial use any improvements to the licensed intellectual property that Rocket creates.

Contract Research and Collaboration Agreement with Lund University and J. Richter

In August 2016, Rocket entered into a research and collaboration agreement with Lund University and Johan Richter, M.D., Ph.D. under which Dr. Richter grants to Rocket an exclusive, perpetual, sublicenseable, worldwide license to certain intellectual property rights of Dr. Richter relating to lentiviral-mediated gene transfer to treat Osteopetrosis. In exchange for the license, Rocket is obligated to make an up-front payment, certain clinical and commercial milestone payments, royalty payments (on net sales of products covered by a valid claim within the licensed intellectual property) and sublicense revenue payments to Dr. Richter. Under the terms of the agreement, Lund University and Dr. Richter are obligated to perform contract research for Rocket regarding the use of lentiviral-mediated gene transfer to treat Osteopetrosis. Intellectual property resulting from the contract research created by Dr. Richter is included in the license described above and also subject to an option for Rocket to purchase ownership of such rights. Intellectual property created by Lund University in conducting such research is non-exclusively licensed to Rocket for non-commercial use and also subject to an option for Rocket to purchase or license such intellectual property under commercially reasonable terms. Rocket is obligated to pay for the contract research according to an agreed budget in quarterly installments in advance.

INOTEK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For Inotek’s management’s discussion and analysis of financial condition and results of operations, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement, and the section entitled “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Inotek’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, included as Annex B-2 and Annex B-3 to this proxy statement, as filed with the SEC on May 10, 2017 and August 3, 2017, respectively, which sections are incorporated by reference herein.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT

INOTEK’S MARKET RISK

For quantitative and qualitative disclosures about Inotek’s market risk, please refer to the section entitled “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” set forth in Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement, and the section entitled “Item 3. Quantitative and Qualitative Disclosures About Market Risk” set forth in Inotek’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, included as Annex B-2 and Annex B-3 to this proxy statement, as filed with the SEC on May 10, 2017 and August 3, 2017, respectively, which sections are incorporated by reference herein.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT

ROCKET’S MARKET RISK

Rocket is exposed to market risks in the ordinary course of business. Market risk is the risk of change in fair value of a financial instrument due to changes in interest rates, equity prices, financing, exchange rates or other factors. These market risks are principally limited to foreign currency exchange risk.

Foreign Currency Exchange Risk

All of Rocket’s employees and the majority of Rocket’s operations are currently located in the United States. Rocket has engaged in contracts with contractors or other vendors in a currency other than the U.S. dollar. To date, Rocket has had minimal exposure to fluctuations in foreign currency exchange rates as the time period from the date that transactions are initiated and the date of payment or receipt of payment is generally of short duration. Accordingly, Rocket believes it does not have a material exposure to foreign currency risk.

ROCKET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Rocket’s financial statements and accompanying notes appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Information Regarding Forward-Looking Statements” on page 44 for additional factors relating to such statements, and see “Risk Factors” relating to Rocket beginning on page 19 for a discussion of certain risk factors applicable to Rocket’s business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Rocket is a multi-platform biotechnology company focused on the development of first-in-class gene therapies for rare and devastating pediatric diseases. Rocket has two LVV programs currently undergoing clinical trials targeting FA (a genetic defect in the bone marrow that reduces production of blood cells), and three additional LVV programs targeting other rare genetic diseases, two of which are expected to enter the clinic in 2018. In addition, Rocket has an AAV program for which it expects to file an IND application in 2018, which will permit the commencement of human clinical studies shortly thereafter. Rocket has full global commercialization and development rights to all of its product candidates under royalty-bearing license agreements, with the exception of the CRISPR/Cas9 development program for which Rocket currently has development rights.

Rocket’s two leading LVV and AAV technology platforms are each being designed in collaboration with leading academic and industry partners. Through its gene therapy platforms, Rocket aims to restore normal cellular function by modifying the defective genes that cause each of the targeted disorders.

Since inception in 2015, Rocket has devoted substantially all of its resources to organizing and staffing the company, business planning, raising capital, acquiring or discovering product candidates and securing related intellectual property rights, conducting discovery, research and development activities for the programs and planning for potential commercialization. Rocket does not have any products approved for sale and has not generated any revenue from product sales. From inception through June 30, 2017, Rocket raised net cash proceeds of approximately $41.9 million from private investors through both equity and convertible debt financing to fund operating activities.

Since inception, Rocket has incurred significant operating losses. Rocket’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of the current or future product candidates and programs. Rocket had a net loss of $7.6 million and $4.2 million for the year ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015, respectively, and $6.2 million and $2.8 million for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, Rocket had an accumulated deficit of $18.0 million. Rocket expects to continue to incur significant expenses and higher operating losses for the foreseeable future as Rocket advances its current product candidates from discovery through preclinical development and clinical trials and seek regulatory approval of their product candidates. In addition, if Rocket obtains marketing approval for any of their product candidates, Rocket expects to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, Rocket expects to incur additional costs as a public company in the event the merger occurs. Accordingly, Rocket will need additional financing to support continuing operations and potential acquisitions of licensing or other rights for product candidates.

Until such a time as Rocket can generate significant revenue from product sales, if ever, Rocket will seek to fund its operations through public or private equity or debt financings or other sources, which may include collaborations with third parties and government programs or grants. Adequate additional financing may not be available to Rocket on acceptable terms, or at all. Rocket can make no assurances that it will be able to raise the cash needed to fund its operations and if Rocket fails to raise capital when needed, Rocket may have to significantly delay, scale back or discontinue the development and commercialization of one or more product candidates or delay pursuits of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Rocket is unable to predict the timing or amount of increased expenses or when or if Rocket will be able to achieve or maintain profitability. Even if Rocket is able to generate product sales, Rocket may not become profitable. If Rocket fails to become profitable or is unable to sustain profitability on a continuing basis, then Rocket may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

Recent Developments

On September 12, 2017, Rocket entered into a merger agreement with Inotek pursuant to which Inotek will acquire all of the outstanding equity of Rocket. Subject to the terms and conditions of the merger agreement, at the closing of the transaction, Inotek will be renamed Rocket Pharmaceuticals, Inc.

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, including glaucoma. Inotek’s lead product candidate has been trabodenoson, a first-in-class selective adenosine mimetic that they rationally designed to lower intraocular pressure, which we refer to as IOP, by restoring the eye’s natural pressure control mechanism. Inotek’s first pivotal Phase 3 clinical trial of trabodenosen did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. In July 2017, Inotek voluntarily discontinued development of its clinical programs and continued engaging Perella Weinberg Partners as a financial advisor to assist Inotek in pursuing strategic alternatives, which resulted in the proposed merger with Rocket. As of June 30, 2017, Inotek had $109 million of cash, cash equivalents and short term investments, $52 million of convertible debt, and $4 million in other liabilities.

Following the closing of the merger, the shareholders of Rocket are expected to own approximately 81% of the combined company (on a fully diluted basis) and the stockholders of Inotek are expected to own approximately 19% of the combined company (on a fully diluted basis). The transaction has been approved by the board of directors of both companies and by the shareholders of Rocket. The transaction is expected to close in the first quarter of 2018, subject to the approval of the stockholders of Inotek and other customary closing conditions, as detailed in this proxy statement.

In connection with the transaction, Rocket will be deemed to be the accounting acquirer and therefore the transaction will be treated as a reverse acquisition because (i) Rocket shareholders are expected to own approximately 81% of the voting interests of the combined company immediately following the closing of the transaction; (ii) directors appointed by Rocket will hold a majority of the board seats in the combined company; and (iii) Rocket management will hold all key positions in the management of the combined company. Rocket is expected to incur additional general and administrative expenses as it complies with the NASDAQ exchange listing and SEC requirements. In addition, Rocket will be treated as the predecessor company for financial reporting purposes going forward.

Financial Operations Overview

Revenue

To date, Rocket has not generated any revenue from any sources, including from product sales, and Rocket does not expect to generate any revenue from the sale of products in the near future. If Rocket’s development efforts for product candidates are successful and result in regulatory approval or license agreements with third parties, Rocket may generate revenue in the future from product sales.

Operating Expenses

Research and Development Expenses

Rocket’s research and development program expenses consist primarily of external costs incurred for the development of its product candidates. These expenses include:

•	expenses incurred under agreements with research institutions that conduct research and development activities including, process development, preclinical, and clinical activities on Rocket’s behalf;

•	costs related to process development, production of preclinical and clinical materials, including fees paid to contract manufacturers and manufacturing input costs for use in internal manufacturing processes;

•	consultants supporting process development and regulatory activities; and

•	costs related to in-licensing of rights to develop and commercialize Rocket’s product candidate portfolio.

Rocket recognizes external development costs based on contractual payment schedules aligned with program activities, invoices for work incurred, and milestones which correspond with costs incurred by the third parties. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses.

Rocket’s direct research and development expenses are tracked on a program-by-program basis for product candidates and consist primarily of external costs, such as research collaborations and third party manufacturing agreements associated with Rocket’s preclinical research, process development, manufacturing, and clinical development activities. Rocket’s direct research and development expenses by program also include fees incurred under license agreements. Rocket’s personnel, non-program and unallocated program expenses include costs associated with activities performed by Rocket’s internal research and development organization and generally benefit multiple programs. These costs are not separately allocated by product candidate and consist primarily of:

•	salaries and personnel-related costs, including benefits, travel and share-based compensation, for Rocket’s scientific personnel performing research and development activities;

•	facilities and other expenses, which include expenses for rent and maintenance of facilities, and depreciation expense; and

•	lab supplies and equipment used for internal research and development activities.

The table below summarizes Rocket’s research and development expenses incurred by program:

	Year Ended December 31,	Period from July 14, 2015 (Inception) to December 31,	Six Months Ended June 31,
	2016	2015	2017	2016
	(in thousands)
Fanconi Anemia	$1,545	$762	$575	$445
Pyruvate Kinase Deficiency	936	—	587	624
Leukocyte Adhesion Deficiency-1	280	—	282	—
Infantile Malignant Osteopetrosis	140	—	103	—
Undisclosed Indication	—	—	586	—
Unallocated research and development expenses	3,093	2,474	2,971	1,225

Total research and development expenses	$5,994	$3,236	$5,104	$2,294

Rocket’s research and development activities are central to its business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development. As a result, Rocket expects that research and development expenses will increase substantially over the next several years as it increases personnel costs, including share-based compensation, supports ongoing clinical studies, seeks to achieve proof-of-concept in one or more product candidates, advances preclinical programs to clinical programs, and prepares regulatory filings for product candidates.

Rocket cannot determine with certainty the duration and costs to complete current or future clinical studies of product candidates or if, when, or to what extent Rocket will generate revenues from the commercialization and sale of any of its product candidates that obtain regulatory approval. Rocket may never succeed in achieving regulatory approval for any of its product candidates. The duration, costs, and timing of clinical studies and development of product candidates will depend on a variety of factors, including:

•	the scope, rate of progress, and expense of ongoing as well as any clinical studies and other research and development activities that Rocket undertakes;

•	future clinical study results;

•	uncertainties in clinical study enrollment rates;

•	changing standards for regulatory approval; and

•	the timing and receipt of any regulatory approvals.

Rocket expects research and development expenses to increase for the foreseeable future as it continues to invest in research and development activities related to developing product candidates, including investments in manufacturing, as its programs advance into later stages of development and as it conducts additional clinical trials. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of product candidates is highly uncertain. As a result, Rocket is unable to determine the duration and completion costs of research and development projects or when and to what extent Rocket will generate revenue from the commercialization and sale of any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel, including share-based compensation and travel expenses for Rocket’s employees in executive, operational, finance, legal, business development, and human resource functions. Other general and administrative expenses include facility-related costs, professional fees for accounting, tax and legal and consulting services.

Rocket expects general and administrative expenses to increase for the foreseeable future due to anticipated increases in headcount to support the continued advancement of its product candidates. Rocket also anticipates that it will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company assuming the proposed merger with Inotek occurs.

Research and development incentives

New York City allows investors and owners of emerging technology companies focused on biotechnology to claim a tax credit against the General Corporation Tax and Unincorporated Business Tax for amounts paid or incurred for certain facilities, operations, and employee training in New York City. Payments received in connection with the NYC Biotech credit program are recognized in the period that the payment is received due to the uncertainty associated with the amount of credit that Rocket may receive.

Critical Accounting Policies and Significant Judgments and Estimates

Rocket’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of Rocket’s financial statements and related disclosures requires

Rocket to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in Rocket’s financial statements. Rocket bases its estimates on historical experience, known trends and events and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Rocket evaluates estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

While Rocket’s significant accounting policies are described in more detail in Note 3 to its financial statements appearing elsewhere in this proxy statement, Rocket believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Accrued Research and Development Expenses

Rocket estimates its accrued research and development expenses as of the date of each of its balance sheets. Rocket recognizes external development costs based on contractual payment schedules aligned with program activities, invoices for work performed, and milestones which correspond with costs incurred by the third parties. This process involves reviewing contracts and purchase orders with service providers, identifying services that have been performed on Rocket’s behalf, confirming the level of service performed are aligned with the contract, expected remaining period of performance and the associated cost incurred for the service when Rocket has not yet been invoiced or otherwise notified of actual cost. Expenses that are paid in advance of performance are deferred as a prepaid expense and expensed as the services are provided.

Examples of estimated accrued research and development expenses include fees paid to:

•	collaborations with research organizations in connection with preclinical development, process development and clinical studies;

•	contract manufacturing organizations and other vendors related to process development and manufacturing of materials for use in preclinical development and clinical studies; and

•	service providers for professional service fees such as consulting and other research and development related services.

Rocket’s understanding of the status and timing of services performed relative to the actual status and timing may vary and may result in Rocket reporting changes in estimates in any particular period. To date, there have been no material differences from Rocket’s estimates to the amount actually incurred.

Share-based compensation

Rocket has issued options to purchase its ordinary shares. Rocket accounts for share based compensation in accordance with Accounting Standards Codification, which we refer to as ASC, Topic 718, Compensation—Stock Compensation. ASC Topic 718 establishes accounting for share-based awards exchanged for employee services. Under the fair value recognition provisions of ASC Topic 718, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service or vesting period. Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the use of highly subjective assumptions, including the expected life of the share-based payment awards, the fair value of ordinary shares and share price volatility. Rocket accounts for share-based awards to non-employees in accordance with FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees, which requires the fair value of the award to be re-measured at fair value as the award vests.

Rocket estimates the grant date fair value of share options and the related compensation expense, using the Black-Scholes option valuation model. This option valuation model requires the input of subjective assumptions including: (1) fair value of ordinary shares, (2) expected life (estimated period of time outstanding) of the options granted, (3) volatility, (4) risk-free rate and (5) dividends. In general, the assumptions used in calculating the fair value of share-based payment awards represent Rocket’s management best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and Rocket uses different assumptions, Rocket’s share-based compensation expense could be materially different in the future.

Significant Factors Used in Determining the Fair Value of Rocket’s Ordinary Shares

As there has been no public market for Rocket’s ordinary shares to date, the estimated fair value of Rocket’s ordinary shares has been determined by its board of directors as of the date of each option grant, with input from its management, considering Rocket’s most recently available third-party valuations of ordinary shares and Rocket’s board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. Rocket was assisted in the process by third-party valuations prepared in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Rocket’s ordinary shares valuations were prepared using market approaches to estimate Rocket’s enterprise value and the option-pricing method, which we refer to as OPM, to allocate the enterprise value among the various classes of equity securities. The OPM treats preferred and ordinary shares, warrants, options and any other similar instruments as a series of different call options on the fair value of the equity of a business enterprise. The OPM considers the rights to distributions of different securities interests in the entity including the level of seniority among the securities, dividend requirements, conversion ratios, and cash allocations. This method implicitly considers the effect of the liquidation preference as of any expected future liquidity date(s), not as of the valuation date. Key inputs in the application of the OPM include the fair value of the business enterprise as of the valuation date, the expected volatility of the total equity value of the entity and the expected term until a liquidity event. The expected term is based on a weighted average of the expected timing of future potential liquidity events. In addition to considering the results of these third-party valuations, Rocket’s board of directors considered various objective and subjective factors to determine the fair value of its ordinary shares as of each grant date, which may be as a date later than the most recent third-party valuation date, including:

•	the prices at which Rocket sold preferred shares and the superior rights and preferences of the preferred share relative to Rocket’s ordinary shares at the time of each grant;

•	the progress of Rocket’s research and development programs, including the status of Rocket’s clinical trials for its product candidates;

•	Rocket’s stage of development and commercialization and Rocket’s business strategy;

•	external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

•	Rocket’s financial position, including cash on hand, and Rocket’s historical and forecasted performance and operating results; and

•	the lack of an active public market for Rocket’s equity securities.

The assumptions underlying these valuations represent the best estimates of Rocket’s management, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors or expected outcomes change and Rocket uses significantly different assumptions or estimates, the resulting share-based compensation expense could be materially different. Following the closing of the contemplated merger with Inotek, the fair value of the combined company’s common stock will be determined based on the quoted market price of the combined company’s common stock.

Results of Operations

Comparison of the Six Months Ended June 30, 2017 and 2016

The following table summarizes the results of operations for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,		Change
	2017	2016
	(in thousands)
Operating expenses:
Research and development	$5,104	$2,294	$2,810
General and administrative	1,287	493	794

Total operating expenses	6,391	2,787	3,604

Loss from operations	(6,391)	(2,787)	(3,604)

Research and development incentives	(192)	—	(192)

Net loss	$(6,199)	$(2,787)	$3,412

Research and development expenses

	Six Months Ended June 30,		Change
	2017	2016
	(in thousands)
Direct research and development expenses by program:
Fanconi Anemia	$575	$445	$130
Pyruvate Kinase Deficiency	587	624	(37)
Leukocyte Adhesion Deficiency-1	282	—	282
Infantile Malignant Osteopetrosis	103	—	103
Undisclosed Indication	586	—	586
Unallocated research and development expenses:
Personnel related (including stock-based compensation)	1,363	930	433
Other	1,608	295	1,313

Total research and development expenses	$5,104	$2,294	$2,810

Research and development expense increased $2.8 million to $5.1 million for the six months ended June 30, 2017 compared to the prior year. The increases were primarily a result of a full six months of program activity in 2017 versus limited expenses in 2016 while Rocket started up new development programs. The $0.1 million increase in the Fanconi Anemia program was due to manufacturing and process development activities. The $0.3 million increase in the Leukocyte Adhesion Deficiency-I program was associated pre-clinical development activities. The increase in the Infantile Malignant Osteoporosis program was due to pre-clinical activity work. The increase in the Undisclosed Indication was due to $0.2 million for pre-clinical development activities and $0.3 million for process development activities. The increase of $1.7 million in unallocated costs were due primarily to a $0.4 million increase in compensation due to additions in headcount, $0.5 million increase in consultant expense for process development activities, $0.1 million for rent, $0.1 million for laboratory operating expenses, and $0.1 million for depreciation, increased legal and professional fees of $0.3 million and $0.2 million for travel and meeting attendance.

General and administrative expense

General and administrative expense increased $0.8 million to $1.3 million for the period ended June 30, 2017 compared to the prior year. The increase was primarily due to a $0.4 million increase in personnel costs, including share-based compensation expense, as a result of headcount additions, a $0.2 million increase in rent and office related expenses, and a $0.2 million increase in accounting, professional and consulting expenses in connection with supporting the growth in Rocket’s business. Rocket expects an increase in general administrative expense in future periods leading up to the closing of the pending merger with Inotek due to extraordinary expenses, including legal expenses, relating to the transactions.

Research and development incentives

Research and development incentives were $0.2 million for the six months ended June 30, 2017 compared to $0 for the corresponding period in 2016, consisting primarily of a payment received in connection with the New York City Biotech credit program.

Comparison of the Years Ended December 31, 2016 and 2015

The following table summarizes the results of operations for the years ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015 for Rocket:

	Year Ended December 31, 2016	Period from July 14, 2015 (Inception) to December 31, 2015	Change
	(in thousands)
Operating expenses:
Research and development	$5,994	$3,236	$2,758
General and administrative	1,580	184	1,396

Total operating expenses	7,574	3,420	4,154

Loss from operations	(7,574)	(3,420)	(4,154)
Other income (expense):
Loss on debt conversion	—	(777)	777
Interest expense	—	(7)	7
Interest income	1	—	1

Total other income (expense), net	1	(784)	785

Net loss	$(7,573)	$(4,204)	$(3,369)

Research and development expenses

	Year Ended December 31,	Period from July 14, 2015 (Inception) to December 31,	Change
	2016	2015
	(in thousands)
Direct research and development expenses by program:
Fanconi Anemia	$1,545	$762	$783
Pyruvate Kinase Deficiency	936	—	936
Leukocyte Adhesion Deficiency-1	280	—	280
Infantile Malignant Osteopetrosis	140	—	140
Unallocated research and development expenses:
Personnel related (including stock-based compensation)	1,949	2,421	(472)
Other	1,144	53	1,091

Total research and development expenses	$5,994	$3,236	$2,758

Research and development expense increased by $2.8 million to $6.0 million for the year ended December 31, 2016. The increase was primarily a result of the recognition of expense for the full year 2016 versus five months of expense incurred from the date of Rocket’s inception in July 2015. The increase of $2.8 million was primarily due to increases of $0.8 million, $0.9 million, $0.3 million and $0.1 million in direct costs associated with Rocket’s Fanconi Anemia, Pyruvate Kinase Deficiency, Leukocyte Adhesion Deficiency and Infantile Malignant Osteopetrosis programs, respectively and a $0.6 million increase related to unallocated research and development costs.

The increase in direct costs for Rocket’s Fanconi Anemia program was primarily due to third party research collaboration costs of $0.8 million for process development, preclinical and clinical research activities, most of which were initiated in the 4th quarter of 2015 and the first quarter of 2016.

The increase in direct costs for Pyruvate Kinase Deficiency program was primarily due to third party research collaboration costs of $0.9 million for process development and preclinical research. The research collaboration was initiated in 2016.

The increase in direct costs for Rocket’s Leukocyte Adhesion Deficiency program was primarily due to process development and pre-clinical research activities. The research collaboration was initiated in 2016.

The increase in direct costs for Rocket’s Infantile Malignant Osteopetrosis program was primarily due to pre-clinical research activities. The research collaboration was initiated in 2016.

The $1.1 million increase in unallocated research and development expenses was due primarily to an increase of $0.3 million for the use of consultants supporting regulatory and process development, $0.3 million for rent expense, $0.2 million for travel and meeting expense, and $0.3 million for depreciation and other operating expense, partially offset by a net decrease of $0.5 million in personnel-related costs due to increase in cash compensation expense of $1.7 million offset by reduced share option expense of $2.2 million.

General and administrative expense

General and administrative expense increased by $1.4 million to $1.6 million for the year ended December 31, 2016 from the previous period. The increase was primarily due to a $0.9 million increase in personnel-related costs, including share-based compensation expense, a $0.1 million increase in facilities-related costs, a $0.1 million increase in accounting and other professional fees, and a $0.1 million increase in consulting expense. The increases were primarily a result of incurring twelve months of expenses for 2016 as compared to the approximately five months of expense incurred from the date of Rocket’s inception in July 2015.

Loss on debt conversion

Loss on debt conversion was $0.8 million for the period from July 14, 2015 (inception) to December 31, 2015. In December 2015, in connection with the sale of Rocket’s Series A convertible preferred shares, all of Rocket’s then outstanding convertible notes were automatically converted into shares of Series A convertible preferred shares. Rocket recorded a loss on debt conversion related to this transaction.

Liquidity, Capital Resources and Plan of Operations

Since inception, Rocket has not generated any revenue from any sources, including from product sales, and has incurred significant operating losses and negative cash flows from its operations. Rocket has funded operations to date primarily with proceeds from the sale of preferred shares and the issuance of convertible notes. Through June 30, 2017, Rocket received net cash proceeds of $33.4 million from sales of preferred shares and $7.0 million from the issuance of convertible notes which were automatically converted into Series A preferred shares during 2015, and $1.5 million from the sale of ordinary shares.

As of June 30, 2017, Rocket had cash of $28.3 million. Based upon current operating plans, Rocket expects that its existing cash, along with net cash held by Inotek upon consummation of the merger, will be sufficient to fund operations at least into 2020. Rocket based this estimate on assumptions that may prove to be wrong, and Rocket could exhaust all available capital resources sooner than expected.

Cash Flows

The following table summarizes Rocket’s cash flows for each of the periods presented:

	Six Months Ended June 30,		Year Ended December 31, 2016	Period From July 14, 2015 (Inception) to December 31, 2015
	2017	2016
	(in thousands)
Net cash used in operating activities	$(5,879)	$(2,691)	$(5,503)	$(759)
Net cash used in investing activities	(729)	(191)	(540)	(161)
Net cash provided by financing activities	25,445	116	16	16,407

Net increase (decrease) in cash	$18,837	$(2,766)	$(6,027)	$15,487

Operating Activities

During the six months ended June 30, 2017, operating activities used $5.9 million of cash, primarily resulting from Rocket’s net loss of $6.2 million, partially offset by net non-cash charges of $0.3 million, including share-based compensation expense of $0.2 million. Changes in Rocket’s operating assets and liabilities for the six months ended June 30, 2017 consisted primarily of a $0.4 million increase in accrued research and development costs, offset by an increase in prepaid expenses of $0.4 million. The increase in accrued research and development costs and the increase in prepaid expenses were primarily due to the increase in spending related to third party manufacturing and process development costs.

During the six months ended June 30, 2016, operating activities used $2.7 million of cash, primarily resulting from Rocket’s net loss of $2.8 million and net cash used by changes in Rocket’s operating assets and liabilities of $0.1 million, partially offset by net non-cash charges of $0.2 million, including share-based compensation expense of $0.1 million. Net cash used by changes in Rocket’s operating assets and liabilities for the six months ended June 30, 2016 consisted primarily of a $0.1 million increase in prepaid expenses primarily due to preclinical expenses.

During the year ended December 31, 2016, operating activities used $5.5 million of cash, primarily resulting from Rocket’s net loss of $7.6 million, partially offset by changes in Rocket’s operating assets and liabilities of $1.5 million and non-cash charges of $0.5 million, including share-based compensation expense of $0.3 million. Net cash used by changes in Rocket’s operating assets and liabilities for the year ended December 31, 2016 consisted primarily of a $1.1 million increase in accrued research and development costs, a $0.4 million increase in accounts payable and accrued expenses and a $0.1 million decrease in prepaid expenses. The increase in accrued research and development costs and accounts payable and accrued expenses were primarily due to an increase in pre-clinical, clinical and process development related activities.

During the period from July 14, 2015 (inception) to December 31, 2015, operating activities used $0.8 million of cash, resulting from Rocket’s net loss of $4.2 million, partially offset by non-cash charges of $3.4 million and net cash provided by changes in Rocket’s operating assets and liabilities of $0.1 million. Non-cash charges consisted primarily of share-based compensation expense of $2.3 million and a loss on conversion of debt of $0.8 million. Net cash provided by changes in Rocket’s operating assets and liabilities for the year ended December 31, 2015 consisted primarily of a $0.3 million increase in accounts payable and accrued expenses, partially offset by an increase in prepaid expenses of $0.2 million. The increase in accounts payable and accrued expenses and the increase in prepaid expenses were primarily due to pre-clinical expenses incurred in Rocket’s first year.

Investing Activities

During the six months ended June 30, 2017 and 2016, Rocket used $0.7 million and $0.2 million, respectively, of cash in investing activities, consisting of purchases of property and equipment.

During the year ended December 31, 2016, Rocket used $0.5 million of cash in investing activities, consisting of $0.3 million in purchases of property and equipment and an increase in restricted cash of $0.2 million attributable to an irrevocable standby letter of credit associated with its operating leases.

During the period from July 14, 2015 (inception) to December 31, 2015, Rocket used $0.2 million of cash in investing activities, consisting of purchases of property and equipment.

Financing Activities

During the six months ended June 30, 2017, net cash provided by financing activities was $25.4 million, consisting of proceeds from Rocket’s issuance of Series B convertible preferred shares.

During the six months ended June 30, 2016, net cash provided by financing activities was $0.1 million, consisting primarily of proceeds of $0.1 million from Rocket’s issuance of Series A convertible preferred shares.

During the year ended December 31, 2016, net cash provided by financing activities was not significant.

During the period from July 14, 2015 (inception) to December 31, 2015, net cash provided by financing activities was $16.4 million, consisting primarily of net proceeds of $7.0 million from the issuance of convertible notes, net proceeds of $7.9 million from the issuance of Series A convertible preferred shares and proceeds of $1.5 million from the issuance of ordinary shares.

Funding Requirements

Rocket expects expenses to increase substantially in connection with its ongoing activities, particularly as Rocket advances the preclinical activities and clinical trials and process development of its product candidates. In addition, Rocket expects to incur additional costs associated with operating as a public company assuming the closing of the merger with Inotek occurs. Rocket’s expenses will also increase as it:

•	leverages its programs to advance other product candidates into preclinical and clinical development;

•	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

•	establishes a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which Rocket may obtain marketing approval and intend to commercialize on its own or jointly;

•	hires additional clinical, quality control and scientific personnel;

•	expands its operational, financial and management systems and increase personnel, including personnel to support its clinical development, manufacturing and commercialization efforts and its operations as a public company;

•	maintains, expands and protects its intellectual property portfolio; and

•	acquires or in-licenses other product candidates and technologies.

As of June 30, 2017, Rocket had cash of $28.3 million. Rocket believes that its existing cash will be sufficient to fund operations through October 2018, and that its existing cash along with net cash held by Inotek upon consummation of the merger will be sufficient to fund operations at least into 2020. Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical product candidates, Rocket is unable to estimate the exact amount of working capital requirements. Rocket’s future funding requirements will depend on, and could increase significantly as a result of, many factors, including:

•	the scope, progress, results and costs of researching and developing its product candidates, and conducting preclinical studies and clinical trials;

•	the costs, timing and outcome of regulatory review of its product candidates;

•	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of its product candidates for which it receives marketing approval;

•	the costs of manufacturing commercial-grade product to support commercial launch;

•	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•	the revenue, if any, received from commercial sale of its products, should any of its product candidates receive marketing approval;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property rights and defending intellectual property-related claims;

•	Rocket’s ability to establish and maintain collaborations on favorable terms, if at all;

•	the extent to which Rocket acquires or in-licenses other product candidates and technologies; and

•	the timing, receipt and amount of sales of, or milestone payments related to Rocket’s royalties on, current or future product candidates, if any.

Until such time, if ever, as Rocket can generate substantial product revenue, Rocket expects to finance its cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties. To the extent that Rocket raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Rocket may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of the common stockholders of the combined company following the closing of the merger with Inotek. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit Rocket’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, additional debt financing would result in increased fixed payment obligations.

If Rocket raises funds through governmental funding, collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, Rocket may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Rocket. If Rocket is unable to raise additional funds through equity or debt financings when needed, Rocket may be required to delay, reduce or eliminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market themselves.

Contractual Obligations and Commitments

The following table summarizes Rocket’s contractual obligations prior to the merger as of June 30, 2017, excluding any commitment that will be assumed in the merger and the effects that such obligations are expected to have on Rocket’s liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Manufacturing commitments (1)	$721	$721	$—	$—	$—
Research collaborations (2)	2,832	2,832	—		—
Operating lease commitments (3)	2,382	563	1,165	654	—

Total	$5,935	$4,116	$1,165	$654	$—

(1)	Amounts in the table reflect commitments for costs associated with Rocket’s external contract manufacturing organization, which Rocket engaged to manufacture clinical trial materials.
(2)	Amounts in the table reflect commitments for costs associated with Rocket’s external research collaborations engaged in process development, preclinical and clinical activities.
(3)	Amounts in the table reflect payments due under an operating lease that Rocket entered into on March 31, 2016 for approximately 4,400 square feet of office and laboratory space in New York, NY that expires on July 31, 2021. Lease commitment is made up of two expenses: direct rent expense of $1,855 and facility operating expenses allocated to Rocket of $527.

Rocket’s clinical development commitments in the preceding table include agreements that are enforceable and legally binding on Rocket and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. For obligations with cancellation provisions, the amounts included in the preceding table are limited to the noncancelable portion of the agreement terms or the minimum cancellation fee.

Rocket did not include any contractual obligations that were signed after June 30, 2017 in the preceding table. Rocket enters into contracts in the normal course of business with research organizations for preclinical research studies and clinical trials, and with contract manufacturing organizations. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Rocket did not include any contingent payment obligations, such as milestone payments and royalties, in the preceding table as the amount, timing and likelihood of such payments is not fixed and determinable. Such contingent payment obligations are described below.

•	In November 2015, Rocket entered into an exclusive license agreement with Fred Hutch Cancer Research Center, which we refer to as Hutch, granting Rocket worldwide, sublicenseable, exclusive rights to certain patents, materials and other intellectual property relating to lentiviral vector-based technology for patient stem cell transduction useful for, among other things, treating Fanconi Anemia. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts (a) to research, develop, obtain regulatory approval for and commercialize products based on the licensed intellectual property, generally, and (b) to follow an agreed development plan and to achieve specific development, regulatory and commercial milestones for such products, in particular. In exchange for the license, Rocket is obligated to pay Hutch an up-front payment, an annual license maintenance fee, royalty payments based on net sales of products covered by a valid claim within the licensed patents, developmental and commercial milestone payments, and sublicense revenue payments.

•	In December 2015, Rocket entered into an exclusive license agreement with Hutch, granting Rocket worldwide, sublicenseable, exclusive rights to certain patents covering Hutch’s “Prodigy” platform—a globally portable platform for hematopoietic stem/progenitor cell gene therapy. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts (a) to research, develop, obtain regulatory approval for and commercialize products based on the licensed patents, generally, and (b) to follow an agreed development plan and to achieve specific development milestones for such products, in particular. In exchange for the license, Rocket is obligated to pay Hutch an up-front payment, royalty payments based on net sales of products covered by a valid claim within the licensed patents developmental milestone payments, and sublicense revenue payments.

•	In March 2016, Rocket entered into a license agreement with Centro de Investigaciones Energeticas, Medioambientales y Tecnologicas, Centro de Investigaction Biomedia en Red, and Fundacion Instituto de Investigacion Sanitaria Fundacion Jimenez Diaz, which we refer to collectively as the CIEMAT Licensors, granting Rocket worldwide, exclusive rights to certain patents, know-how and other intellectual property relating to lentiviral vectors containing the human PKLR gene solely within the field of treating pyruvate kinase deficiency (PKD). This license is only sublicenseable with the prior consent of the CIEMAT Licensors. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts to (a) develop and obtain regulatory approval for one or more products or processes covered by the licensed intellectual property, introduce such products or processes into the commercial market and then make them reasonably available to the public; (b) develop or commercialize at least one product or process covered by the licensed intellectual property in at least one country for at least two uninterrupted years following regulatory approval, and (c) use the licensed intellectual property in an adequate, ethical and legitimate manner. In exchange for the license, Rocket is obligated to pay the CIEMAT Licensors an up-front payment, royalty payments based on net sales of products or processes involving any of the licensed intellectual property, developmental and regulatory milestone payments, and sublicense revenue payments. For five years following the effective date of the license agreement, Rocket has a right of first refusal to license any improvements to the licensed intellectual property obtained by the CIEMAT Licensors. Rocket is obligated to license (without charge) to the CIEMAT Licensors for non-commercial use any improvements to the licensed intellectual property that Rocket creates.

•	In July 2016, Rocket entered into a license agreement with Centro de Investigaciones Energeticas, Medioambientales y Tecnologicas, Centro de Investigaction Biomedia en Red, Fundacion Instituto de Investigacion Sanitaria Fundacion Jimenez Diaz, Fundacion para la Investigacion Biomedica del Hospital del Nino Jesus (which we refer to collectively as the CIEMAT Licensors) granting Rocket worldwide, exclusive rights to certain patents, know-how, data and other intellectual property relating to lentiviral vectors containing the Franconi anemia-A gene solely within the field of human therapeutic uses of VSV-G packaged integration component lentiviral vectors for Franconi anemia type-A gene therapy. This license is only sublicenseable with the prior consent of the CIEMAT Licensors. Under the terms of the agreement, Rocket is obligated to use commercially reasonable efforts to (a) develop and obtain regulatory approval for one or more products or processes covered by the licensed intellectual property, introduce such products or processes into the commercial market and then make them reasonably available to the public; (b) develop or commercialize at least one product or process covered by the licensed intellectual property in at least one country for at least two uninterrupted years following regulatory approval, and (c) use the licensed intellectual property in an adequate, ethical and legitimate manner. In exchange for the license, Rocket is obligated to pay the CIEMAT Licensors an up-front payment, royalty payments based on net sales of products or processes involving any of the licensed intellectual property, regulatory and financing milestone payments, and sublicense revenue payments. For five years following the effective date of the license agreement, Rocket has a right of first refusal to license any improvements to the licensed intellectual property obtained by the CIEMAT Licensors. Rocket is obligated to license (without charge) to the CIEMAT Licensors for non-commercial use any improvements to the licensed intellectual property that Rocket creates.

Off-Balance Sheet Arrangements

Rocket did not have during the periods presented, and do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Rocket’s financial position and results of operations is disclosed in Note 3 to Rocket’s June 30, 2017 financial statements appearing elsewhere in this proxy statement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the merger of a wholly-owned subsidiary of Inotek, with and into Rocket, in a transaction to be accounted for as a reverse acquisition, with Rocket being deemed the acquiring company for accounting purposes. Rocket is considered the accounting acquirer even though Inotek will be the issuer of the common stock in the merger. The following information does not give effect to the proposed reverse stock split described in the section entitled “Matters Being Submitted to a Vote of Inotek’s Stockholders—Proposal 2: Approval of the Reverse Stock Split,” beginning on page 88 of this proxy statement.

In the unaudited pro forma combined financial information, the Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The Merger will be accounted for as a reverse acquisition with Rocket being deemed the acquiring company for accounting purposes. Under ASC 805, Rocket, as the accounting acquirer, will record the assets acquired and liabilities assumed of Inotek in the Merger at their fair values as of the acquisition date.

Rocket was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including: (1) shareholders of Rocket are expected to own approximately 81% of the voting interests of the combined company immediately following the closing of the transaction (on a fully diluted basis); (2) the majority of the board of directors of the combined company will be composed of directors designated by Rocket under the terms of the merger agreement; and (3) existing members of Rocket management will be the management of the combined company.

Because Rocket has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of Rocket will become the historical financial statements of the combined company.

The unaudited pro forma combined balance sheet as of June 30, 2017 gives effect to the Merger as if it took place on June 30, 2017. The unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 gives effect to the Merger as if it took place on January 1, 2016. The historical financial statements of Inotek and Rocket have been adjusted to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined company.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used for Inotek’s operations, changes in fair value of the Inotek common stock and other changes in Inotek’s assets and liabilities between June 30, 2017 and the closing date of the Merger.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Inotek and Rocket been a combined company during the specified periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Inotek and Rocket and the sections of this proxy statement entitled “Inotek’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Rocket’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Inotek’s historical unaudited financial statements for the six months ended June 30, 2017 and 2016 and its historical audited consolidated financial statements for the years ended December 31, 2016 and 2015 are included elsewhere in this proxy statement. Rocket’s historical unaudited financial statements for the six months ended June 30, 2017 and 2016 and its historical audited financial statements for the year ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015 are also included elsewhere in this proxy statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2017

(in thousands)

	Historical		Pro Forma Adjustments	Note 4		Pro Forma Combined
	Rocket	Inotek
Assets
Current assets:
Cash and cash equivalents	$28,297	$27,610	$—			$55,907
Short-term investments	—	81,144	—			81,144
Prepaid expenses and other current assets	529	1,067	—			1,596

Total current assets	28,826	109,821	—			138,647
Goodwill	—	—	5,490	(b	)	11,626
			6,136	(e	)
Property, plant and equipment, net	1,077	1,076	(561)	(b	)	1,592
Restricted cash	205	—	—			205
Other assets	—	168	—			168

Total assets	$30,108	$111,065	$11,065			$152,238

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued expenses, and other current liabilities	$588	$2,424	$8,422	(e	)	$11,434
Accrued research and development costs	1,533	367	—			1,900
Accrued interest	—	1,225	—			1,225

Total current liabilities	2,121	4,016	8,422			14,559
2021 Convertible Notes, net of issuance costs	—	49,242	3,979	(b	)	53,221
Lease liability	—	—	418	(b	)	418
Deferred rent	109	—	—			109
Other long-term liabilities	—	277	—			277

Total liabilities	2,230	53,535	12,819			68,584

Shareholders’ equity
Preferred shares	41,505	—	(41,505)	(a	)	—
Ordinary shares—Rocket	1	—	2	(a	)	—
			(3)	(b	)
Common shares—Inotek	—	270	772	(b	)	1,042
Additional paid-in capital	4,348	313,441	41,503	(a	)	107,514
			(260,157)	(b	)
			3,739	(c	)
			4,640	(d	)
Accumulated deficit	(17,976)	(256,109)	259,848	(b	)	(24,902)
			(3,739)	(c	)
			(4,640)	(d	)
			(2,286)	(e	)
Accumulated other comprehensive loss	—	(72)	72	(b	)	—

Total shareholder’s equity	27,878	57,530	(1,754)			83,654

Total liabilities and shareholders’ equity	$30,108	$111,065	$11,065			$152,238

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2016

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4		Pro Forma Combined
	Rocket	Inotek
Operating expenses:
Research and development	$5,994	$31,985	$(54)	(f	)	$37,891
			(34)	(g	)
General and administrative	1,580	9,894	(34)	(f	)	11,418
			(22)	(g	)

Total operating expenses	7,574	41,879	(144)			49,309

Loss from operations	(7,574)	(41,879)	144			(49,309)
Interest income	1	443				444
Interest expense	—	(1,418)	309	(h	)	(1,109)

Net loss	$(7,573)	$(42,854)	$453			$(49,974)

Net loss per share attributable to common shareholders, basic and diluted	$(84.43)	$(1.60)				$(0.38)

Weighted average number of common shares outstanding—basic and diluted	89,699	26,735,175	105,849,292	(i	)	132,674,166

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2017

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4		Pro Forma Combined
	Rocket	Inotek
Operating expenses:
Research and development	$5,104	$10,721	$(38)	(f	)	$15,771
			(16)	(g	)
General and administrative	1,287	5,101	(27)	(f	)	6,349
			(12)	(g	)

Total operating expenses	6,391	15,822	(93)			22,120

Loss from operations	(6,391)	(15,822)	93			(22,120)
Interest income	—	355				355
Interest expense	—	(1,765)	374	(h	)	(1,391)
Research and development incentives	192	—				192

Net loss	$(6,199)	$(17,232)	$467			$(22,964)

Net loss per share attributable to common shareholders, basic and diluted	$(69.49)	$(0.64)				$(0.17)

Weighted average number of common shares outstanding—basic and diluted	89,202	26,990,409	105,444,379	(i	)	132,523,990

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

1. Description of the Transactions and Basis of Presentation

Description of the Merger

Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, by and among Inotek, Rocket, and Rome Merger Sub, Rocket will merge with Rome Merger Sub in exchange for the issuance to the selling shareholders of a specified number of shares of Inotek common stock and will assume all outstanding share options of Rocket. Following the Merger, Rocket will survive the merger as a wholly owned subsidiary of Inotek.

Based on the outstanding share capital of Rocket as of the date of the merger agreement and the shares issuable upon the conversion of preferred shares of Rocket into ordinary shares of Rocket that are expected to be converted prior to the closing of the Merger, Inotek expects to issue 104,200,382 shares of Inotek common stock in the merger in exchange for 100% of the outstanding ordinary shares of Rocket (excluding outstanding Rocket stock option awards which will be converted at the effective time of the merger to equivalent stock option awards of the combined company). Following the closing of the Merger, the shareholders of Rocket are expected to hold approximately 81% of the outstanding shares of Inotek common stock (on a fully diluted basis). The relative percentage ownership of the combined company was derived using a stipulated value of Rocket of approximately $200 million and of Inotek of approximately $47 million.

Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The unaudited pro forma combined balance sheet as of June 30, 2017 was prepared using the historical balance sheets of Inotek and Rocket as of June 30, 2017 and gives effect to the Merger as if it occurred on June 30, 2017. The unaudited pro forma combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 were prepared using the historical statements of operations of Inotek and Rocket for the year ended December 31, 2016 and the six months ended June 30, 2017 and give effect to the merger as if it occurred on January 1, 2016.

Management has preliminarily concluded that the merger represents a business combination pursuant to ASC 805. In addition, because Rocket has been determined to be the accounting acquirer in the merger, but not the legal acquirer, the merger is deemed a reverse acquisition under the guidance of ASC 805. Management has not yet completed a final valuation analysis of the fair market value of Inotek’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Inotek in the merger based on a preliminary valuation analysis and purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined balance sheet. The final purchase price allocation may (1) result in allocations to goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) include other changes to assets and liabilities and (3) include changes to the fair value of purchase consideration in the merger.

Inotek and Rocket did not record any income tax benefits for the net losses incurred and tax credits earned during the six months ended June 30, 2017 and the year ended December 31, 2016 due to the uncertainty of realizing a benefit from those items. Each company maintains a full valuation allowance on its net deferred tax assets. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments described in Note 4.

2. Preliminary Purchase Price

Pursuant to the merger agreement, at the closing of the merger, Inotek expects to issue to Rocket shareholders and holders of outstanding stock options a number of shares of Inotek common stock and stock options, respectively, representing approximately 81% of the outstanding shares of common stock of the combined company (on a fully diluted basis). The estimated preliminary purchase price, which represents the consideration transferred to Inotek stockholders in the Merger, is calculated based on the fair value of the common stock of the combined company that Inotek stockholders will own as of the closing date of the transaction because, with no active trading market for shares of Rocket, the fair value of the Inotek common stock represents a more reliable measure of the fair value of consideration transferred in the Merger. Accordingly, the accompanying unaudited pro forma combined financial information reflects an estimated purchase price of approximately $58.1 million, which consists of the following (in thousands, except share and per share amounts):

Estimated number of shares of the combined company to be owned by Inotek stockholders (1)	28,322,702
Multiplied by the fair value per share of Inotek common stock (2)	2.05

Estimated purchase price	$58,062

(1)	The final purchase price will be determined based on the number of shares of common stock of the combined company that Inotek stockholders own as of the closing date of the merger. For purposes of this unaudited pro forma combined financial information, the estimated number of shares represents 27,010,202 shares of Inotek common stock and 1,312,500 unvested restricted stock units outstanding as of June 30, 2017 which fully vest upon a change of control. The estimated number of shares does not reflect the impact of a proposed reverse stock split that is expected to be effected prior to consummation of the merger.
(2)	The estimated purchase price was based on the the last average of the high and low trading prices as reported on The NASDAQ Global Market within five business days prior to October 11, 2017. The requirement to base the final purchase price on the number of shares of and fair market value of Inotek common stock outstanding immediately prior to the closing of the merger could result in a purchase price and goodwill (or a bargain purchase gain) different from that assumed in this unaudited pro forma combined financial information, and that difference may be material. A 10% increase (decrease) to the Inotek share price from the $2.05 per share price assumed in the unaudited pro forma combined financial information would increase (decrease) the purchase price by $5.8 million, with a corresponding change to the goodwill, or resulting in a bargain purchase gain. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the closing date of the merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.

The following table illustrates the effect of a change in Inotek’s common stock price on the estimated total purchase price and estimated goodwill (bargain purchase gain) in the merger (in thousands, except per share amounts):

Change in Stock Price	Inotek Stock Price	Estimated Purchase Price	Estimated Goodwill
Increase of 10%	$2.26	$63,868	$17,432
Decrease of 10%	$1.85	$52,255	$5,819
Increase of 20%	$2.46	$69,674	$23,238
Decrease of 20%	$1.64	$46,449	$13

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Inotek based on their estimated fair values as of the merger closing date. Because the estimated consideration to be paid by Rocket in the merger is more than the estimated fair values of Inotek’s net assets acquired, goodwill equal to the difference has been reflected in the unaudited pro forma combined balance sheet. The goodwill of $11.6 million determined for the purpose of this unaudited pro forma combined financial information has been calculated using preliminary estimate of the fair value of the net assets of Inotek as of June 30, 2017. The final determination of whether goodwill (or a bargain purchase gain) exists and the amount of such goodwill (or bargain purchase gain), if any, will be based on (1) the final determination of the fair values of the net assets of Inotek acquired on the closing date of the merger and (2) the fair value of purchase consideration on the closing date of the merger, both of which may be materially different from the amounts as of June 30, 2017. Management believes that the net assets of Inotek will decline prior to the close of the merger, which could result in an increase in goodwill.

The preliminary allocation of the preliminary estimated purchase price to the acquired assets and liabilities assumed of Inotek, based on their estimated fair values as of June 30, 2017, is as follows (in thousands):

	Estimated Fair Value Based on Historical Balance Sheet of Inotek at June 30, 2017	Pro Forma Adjustment to Record Inotek Transaction Costs	Purchase Price Allocation—Pro Forma
Cash and cash equivalents	$27,610	$—	$27,610
Short-term investments	81,144	—	81,144
Prepaid expenses and other current assets	1,067	—	1,067
Property and equipment, net	515	—	515
Other assets	168	—	168
Total current liabilities	(4,016)	(6,136)	(10,152)
Convertible notes	(53,221)	—	(53,221)
Lease liability	(418)	—	(418)
Other long-term liabilities	(277)	—	(277)

Net tangible assets acquired	$52,572	$(6,136)	46,436

Total consideration			(58,062)

Goodwill			$11,626

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until Rocket management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements for the reasons described in Note 1.

3. Shares of Inotek Common Stock Issued to Rocket Shareholders upon Closing of the Merger

Prior to the closing of the Merger all outstanding preferred shares of Rocket will be converted into ordinary shares of Rocket. Based on the 89,199 ordinary shares of Rocket outstanding as of June 30, 2017 and the issuance of 255,647 ordinary shares upon conversion of all outstanding preferred shares, the number of Rocket ordinary shares outstanding immediately prior to the closing of the Merger was estimated for the purpose of the unaudited pro forma combined financial information to be 344,846. Based on that estimate and the preliminary estimated exchange ratio determined in accordance with the terms of the merger agreement of 302.16497, Inotek expects to issue 104,200,382 shares of Inotek common stock in the merger, determined as follows:

Ordinary shares of Rocket outstanding as of June 30, 2017	89,199
Preferred shares of Rocket outstanding as of June 30, 2017 (as converted to ordinary shares)	255,647

Ordinary shares of Rocket assumed outstanding prior to the closing of the Merger	344,846
Exchange ratio	302.16497

Estimated shares of Inotek common stock issued to Rocket shareholders upon closing of the Merger	104,200,382
Estimated shares of Inotek common stock issuable upon exercise of Rocket stock options outstanding as of June 30, 2017 (as adjusted for the exchange ratio of 302.16497)	26,768,191

Estimated shares of Inotek common stock issuable to Rocket shareholders upon closing of the Merger (fully diluted)	130,968,573

The actual number of shares of Inotek common stock that Rocket shareholders will receive at closing depends on Inotek’s net cash balance, as defined in the merger agreement, as well as the total number of outstanding shares of common stock of Inotek and ordinary shares of Rocket, each determined on a fully diluted basis in accordance with the terms of the merger agreement at the merger closing date.

4. Pro Forma Adjustments

The unaudited pro forma combined financial information includes pro forma adjustments that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on Rocket’s management’s review of Inotek’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Inotek to conform to the accounting policies of Rocket are not expected to be significant. Inotek does not anticipate declaring and paying any cash dividends prior to the closing of the merger.

The unaudited pro forma combined financial information does not reflect the proposed Inotek reverse stock split that is expected to be effected prior to consummation of the merger.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)	To reflect the conversion of all outstanding Rocket preferred shares into 255,647 common shares of Rocket (see Note 3).

(b)	To record (i) the issuance of 104,200,382 shares of Inotek common stock to the shareholders of Rocket as consideration upon closing of the Merger, (ii) adjustments to the fair value of assets acquired and liabilities assumed, and (iii) the elimination of Inotek’s historical stockholders’ equity.

(c)	To record pre-combination stock-based compensation expense of $3.7 million associated with unrecognized compensation expense as of June 30, 2017 related to Inotek’s outstanding restricted stock units and certain stock options, some of which will fully vest in accordance with the terms of the merger agreement and some that will fully vest upon completion of the merger and for which there is no future service requirement.

(d)	To record post-combination stock-based compensation expense of $4.6 million, comprised of $4.1 million associated with unrecognized compensation expense as of June 30, 2017 related to Inotek’s outstanding stock options which will fully vest in accordance with the terms of the merger agreement and for which there is no future service requirement, and $0.5 million of incremental compensation expense associated with the extension of the exercise periods associated with certain outstanding Inotek stock options in connection with the merger.

(e)	To reflect $8.4 million as an estimate of both Rocket’s and Inotek’s additional acquisition-related transaction costs that are not already included in accrued liabilities as of June 30, 2017. Of the $8.4 million of incremental transaction costs, approximately $2.3 million relate to Rocket and have been reflected as an increase to accumulated deficit in the unaudited combined pro forma balance sheet. The remaining approximately $6.1 million of incremental transactions costs relate to Inotek (see note 2). The transaction costs of Inotek include approximately $1.1 million in employee severance and change-in-control obligations for Inotek employees that will be reflected as pre-combination compensation expense of Inotek. The remaining estimated transaction costs consist primarily of banker fees, legal expenses, and auditor and printer fees to be incurred by Inotek and Rocket. These pro forma adjustments are not reflected in the unaudited pro forma combined statements of operations as these amounts are not expected to have a continuing impact on the operating results of the combined company.

(f)	To reduce depreciation expense based on the preliminary estimated fair value of acquired property and equipment.

(g)	To adjust rent expense based on the amortization of the preliminary estimated fair value of assumed lease.

(h)	To reduce interest expense due to the amortization of a premium on Inotek’s debt resulting from the preliminary estimated fair value of the assumed debt, and to reverse interest expense recorded upon amortization of debt issuance costs based on the preliminary estimated fair value of assumed debt, which effectively eliminates any previously recorded issuance costs.

(i)	To reflect an increase in the weighted average shares outstanding for the period after giving effect to the issuance of Inotek common stock in connection with the merger. The adjustment has been prepared to give effect to shares issued from the conversion of Rocket preferred shares immediately prior to the closing of the merger. The following table presents these pro forma adjustments without giving effect to the proposed reverse stock split, as follows (presented on a weighted average basis):

		Pro-Forma Weighted Average Shares
	All Shares Issued/Issuable upon Merger	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Rocket ordinary shares: issued and outstanding	89,199	89,699	89,202
Conversion of Rocket outstanding Series A and B preferred shares	255,647	255,647	255,647

Rocket ordinary shares outstanding immediately prior to the merger	344,846	345,346	344,849

Post conversion basis at the conversion rate of 302.16497	104,200,382	104,351,464	104,201,288
Inotek common shares outstanding at the time of the Merger	27,010,202	27,010,202	27,010,202
Equity awards subject to outstanding Inotek restricted stock units (that fully vest upon merger)	1,312,500	1,312,500	1,312,500

	28,322,702	28,322,702	28,322,702

	132,523,084	132,674,166	132,523,990

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER

Executive Officers and Directors

Termination of Current Executive Officers of Inotek

The employment of the current executive officers of Inotek is expected to be terminated upon the consummation of the merger. However, if necessary, certain executive officers may provide transitional services to the combined company following the consummation of the merger.

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

The Merger Agreement provides that promptly after closing of the merger, Inotek shall take all action necessary to cause the resignation of all members of the existing Inotek board of directors except for Carsten Boess and David P. Southwell, the two current Inotek directors who will continue to serve on the combined company’s board of directors.

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Inotek, namely Carsten Boess and David P. Southwell and (ii) five members designated by Rocket, namely Roderick Wong, MD, as Chairman, Naveen Yalamanchi, MD, Gaurav Shah, MD, Pedro Granadillo and one additional director to be designated by Rocket prior to the closing. The staggered board structure of the current Inotek board of directors will remain in place for the combined company following the consummation of the merger.

The following table lists the names and ages as of October 11, 2017, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the merger:

Name	Age	Position(s)
Executive Officers
Gaurav Shah, MD	42	Chief Executive Officer and Director
Jonathan Schwartz, MD	53	Chief Medical Officer
Brian Batchelder	58	Vice President of Finance

Non-Employee Directors
Roderick Wong, MD	40	Chairman of the Board
Naveen Yalamanchi, MD	40	Director
Carsten Boess	51	Director
David P. Southwell	56	Director
Pedro Granadillo	70	Director

Executive Officers

Gaurav Shah, MD. Dr. Shah was appointed Chief Executive Officer of Rocket in September 2015. Prior to joining Rocket, from 2011-2015, Dr. Shah held various leadership positions at Novartis including Global Program Head for CART-19, Global Clinical Program Head for CTL-019 and Biosimilars, and Global Clinical Leader for Afinitor. Prior to Novartis, he spent three years at Eli Lilly and Company as Medical Director overseeing clinical development of numerous programs including olaratumab. During his industry tenure, Dr. Shah has participated in several drug development programs resulting in successful regulatory approvals, such as CTL-019 in pediatric ALL, the first cell and gene therapy approved in the US, and successful commercial launches. Prior to joining industry, Dr. Shah was Assistant Professor of Medicine/Oncology at Columbia University. He holds a B.A. in Behavioral Neuroscience from Harvard University and an MD from Columbia University. Dr. Shah completed his internal medicine residency at Brigham and Women’s Hospital/Harvard Medical School and completed his hematology/oncology fellowship training at the Memorial-Sloan Kettering

Cancer Center. Dr. Shah currently serves as Venture Partner at RTW Funds, a healthcare-focused investment firm. Rocket believes Dr. Shah is qualified to serve on the combined company’s board of directors due to his role as Chief Executive Officer of Rocket and his significant leadership and management experience in the biopharmaceutical industry.

Jonathan Schwartz, MD. Dr. Schwartz joined Rocket in January 2016 and currently serves as Chief Medical Officer and Head of Clinical Development. Dr. Schwartz is responsible for leading Rocket’s medical and program development. Dr. Schwartz has over 20 years of combined clinical practice and drug development experience. Prior to Rocket, Dr. Schwartz was Vice-President of Clinical Development at Stemline Therapeutics where he oversaw development efforts for anticancer, vaccine and small-molecule platforms, a position he held since 2014. Prior to Stemline, he spent seven years at Eli Lilly and Company in several leadership positions including Vice-President of Clinical Science where he led development teams for numerous drug programs including ramucirumab. Previously, Dr. Schwartz was Associate Professor of Medicine at the Mount Sinai Medical Center in New York, specializing in the treatment and translational research of hepatobiliary malignancies and also served as Director for the Hematology-Oncology Fellowship training program. Jonathan has a BA in American Civilization from Brown University and an MD from Washington University (St. Louis). He completed post-graduate Internal Medicine and Hematology-Oncology training at the Mount Sinai and New York Presbyterian Hospitals.

Brian Batchelder. Mr. Batchelder joined Rocket in May 2016 and currently services as Vice-President of Finance. Mr. Batchelder has over 25 years of finance experience in the biotech and medical device industry. Prior to joining Rocket, he was the Vice President of Finance and subsidiary CFO of ImClone Systems, a wholly-owned subsidiary of Eli Lilly and Company. In that role he was a member of ImClone’s Senior Management Committee and was responsible for the strategic planning and leadership of all finance and related operations of the subsidiary. He played a significant role in the $6.5 billion sale of ImClone to Eli Lilly & Company in 2008, and supported the commercial launch of ERBITUX® (cetuximab), a cancer treatment with over $1.5 billion in annual worldwide sales. Prior to ImClone, Mr. Batchelder served as Senior Director of Finance for Pharmacia’s North America Pharmaceutical Operations from 2000 to 2003. Prior to Pharmacia, he was Director of U.S. Finance & Administration at Convatec, a division of Bristol-Myers Squibb. Mr. Batchelder received a B.S. in Chemical Engineering from Carnegie Mellon University and an MBA in Finance from Columbia University.

Non-Employee Directors

Roderick Wong, MD. Dr. Wong joined Rocket as Chairman of the Board in July 2015. Dr. Wong has over 15 years of healthcare investment experience. Since 2010, he has served as Managing Partner and Chief Investment Officer of RTW Investments, a healthcare-centered investment firm. Prior to RTW, Dr. Wong was a Managing Director and the Portfolio Manager for the Davidson Kempner Healthcare Funds. Prior to joining Davidson Kempner, Dr. Wong held various healthcare investment and healthcare research roles at SAC Capital Company and Cowen & Company. Dr. Wong served on the Board of Directors of Penwest Pharmaceuticals in 2010. He received an MD from the University of Pennsylvania Medical School, received an MBA from Harvard Business School, and graduated with a BS in Economics from Duke University. Rocket believes Dr. Wong is qualified to serve on the combined company’s board of directors due to his service prior to closing of the transaction as Chairman of the Board of Directors of Rocket and his years of experience and extensive knowledge of the biopharmaceutical industry.

Naveen Yalamanchi, MD. Dr. Yalamanchi joined Rocket as a Director in July 2015. Dr. Yalamanchi has over 15 years of healthcare investment and research experience. Since 2015, Dr. Yalamanchi has served as Partner and Portfolio Manager at RTW Investments, a healthcare-centered investment firm. Prior to RTW, Dr. Yalamanchi was Vice-President and co-portfolio manager at Calamos Arista Partners, a subsidiary of Calamos Investments, a position he held from 2012-2015. Prior to joining to Calamos Arista Partners, Dr. Yalamanchi held various healthcare investment roles at Millennium Management and Davidson Kepmner

Capital Management. Dr. Yalamanchi holds a BS in Biology from MIT and an MD from Stanford University. He completed his surgery internship at UCLA medical center. Dr. Yalamanchi currently serves as an observer of the Board of Directors of Dermtech, Inc., a privately held diagnostic company. Rocket believes Dr. Yalamanchi is qualified to serve on the combined company’s board of directors due to his service prior to closing of the transaction as member of the Board of Directors of Rocket and his years of experience and extensive knowledge of the healthcare industry.

Carsten Boess. Mr. Boess has served as a director of Inotek Pharmaceuticals since January 2016. He is currently the Chief Business Officer at Kiniksa Pharmaceuticals, a privately held biotechnology company. He previously served as Senior Vice President and Chief Financial Officer at Synageva Biopharma Corporation from 2011 until the company’s acquisition by Alexion Pharmaceuticals in 2015. Prior to his role at Synageva, Mr. Boess served in multiple roles with increasing responsibility for Insulet Corporation, including Chief Financial Officer from 2006 to 2009 and Vice President of International Operations from 2009 to 2011. Prior to that, Mr. Boess served as Executive Vice President of Finance for Serono Inc. from 2005 to 2006. In addition, he was a member of the Geneva based World Wide Executive Finance Management Team while at Serono. Mr. Boess was also Chief Financial Officer at Alexion Pharmaceuticals, and was a finance executive at Novozymes of North America and Novo Nordisk in France, Switzerland and China. Mr. Boess received a Bachelor’s degree and Master’s degree in Economics and Finance, specializing in Accounting and Finance from the University of Odense, Denmark. Rocket believes that Mr. Boess’ qualifications to serve on the combined company’s board of directors include his business and financial experience working at pharmaceutical companies.

David P. Southwell. Mr. Southwell has served as President and Chief Executive Officer of Inotek Pharmaceuticals since July 2014, and as member of Inotek’s Board of Directors since August 2014. From March 2010 to October 2012, Mr. Southwell served as Executive Vice President, Chief Financial Officer of Human Genome Sciences, Inc., or Human Genome Sciences, which is owned by GlaxoSmithKline plc. Prior to his time at Human Genome Sciences, Mr. Southwell served as Executive Vice President and Chief Financial Officer of Sepracor Inc. from July 1994 to July 2008. Mr. Southwell has served on the Board of Directors of PTC Therapeutics Inc. since December 2005. Mr. Southwell received a B.A. from Rice University and an M.B.A. from Dartmouth College, where he serves on the Board of Overseers of the Tuck School. Rocket believes that Mr. Southwell’s qualifications to serve on the combined company’s board of directors include his broad experience serving on the boards of directors of public companies, his specific experience with public therapeutics companies and his executive leadership, managerial and business experience.

Pedro Granadillo. Mr. Granadillo has over 40 years of biopharmaceutical industry experience with expertise in human resources, manufacturing, quality and corporate governance. From 1970 until his retirement in 2004, Mr. Granadillo held multiple leadership roles at Eli Lilly and Company including Senior Vice-President of Global Manufacturing and Human Resources and a member of the Executive Committee. He currently serves on the Board of Directors of Haemonetics Corporation, a position he has held since 2004. Mr. Grandillo has previously served on the Boards of Directors at Dendreon Corporation, Noven Pharmaceuticals, and NPS Pharmaceuticals, which sold to Shire for $5.2 Billion in 2015. Mr. Granadillo graduated from Purdue University with a Bachelor of Science in Industrial Engineering. Rocket believes that Mr. Granadillo’s qualifications to serve on the combined company’s board of directors include in his depth of knowledge of the industry and his many years of experience serving on the boards of directors of healthcare companies.

In accordance with Inotek’s certificate of incorporation and by-laws, the Inotek board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. The director classes for Inotek are currently as follows:

•	Class I Directors (term ending in 2018): David P. Southwell; Richard N Spivey, PharmD, PhD

•	Class II Directors (term ending in 2019): Carsten Boess; J. Martin Carroll; Gary Phillips, MD

•	Class III Directors (term ending in 2020): Timothy Barberich; Paul G. Howes; Patrick Machado

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Inotek, namely Carsten Boess and David P. Southwell and (ii) five members designated by Rocket, namely Roderick Wong, MD, as Chairman, Naveen Yalamanchi, MD, Gaurav Shah, MD, Pedro Granadillo and one additional director to be designated by Rocket prior to the closing. Upon consummation of the merger, it is anticipated that the combined company’s directors listed above will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I Directors (term ending in 2018): David P. Southwell; Pedro Granadillo

•	Class II Directors (term ending in 2019): Carsten Boess; Roderick Wong, MD; and Gaurav Shah, MD

•	Class III Directors (term ending in 2020): Naveen Yalamanchi, MD and one additional director to be designated by Rocket prior to the closing.

Family Relationships

There are no family relationships among any of the current Inotek directors and executive officers, and there are no family relationships, among any of the proposed combined company directors and officers. There are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of Inotek’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, Inotek’s board of directors believes that each of the directors of the combined company, with the exception of Mr. Shah and Mr. Wong, will be an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules following the consummation of the Rocket Transaction.

DESCRIPTION OF INOTEK’S CAPITAL STOCK

The following description of Inotek’s common stock and preferred stock summarizes the material terms and provisions of Inotek’s common stock and preferred stock. The following description of Inotek’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Inotek’s seventh amended and restated certificate of incorporation, which we refer to in this section as the certificate of incorporation, and Inotek’s amended and restated by-laws, as may be amended, which we refer to in this section as the by-laws, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of Inotek’s Annual Report on Form 10-K for the year ended December 31, 2016, included as Annex B-1 to this proxy statement and by applicable law, and does not include changes resulting from the amendments to Inotek’s certificate of incorporation to effect a reverse stock split of Inotek’s common stock. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Inotek’s authorized capital stock consists of 120,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 19, 2017, Inotek had 27,222,745 shares of common stock outstanding and no shares of preferred stock outstanding

Common Stock

Holders of Inotek’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Inotek’s common stock do not have any cumulative voting rights. Holders of Inotek’s common stock are entitled to receive ratably any dividends declared by the Inotek board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of a liquidation, dissolution or winding up of Inotek, holders of Inotek’s common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Listing

Inotek’s common stock is listed on the NASDAQ Global Market under the symbol “ITEK.” On [●], the last reported sale price for our common stock on the NASDAQ Global Market was $[●] per share. As of [●], Inotek had approximately [●] stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for Inotek’s common stock is Continental Stock Transfer and Trust Company.

Preferred Stock

Inotek’s board of directors currently has the authority, without further action by the Inotek stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by Inotek could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation of Inotek. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Inotek or other corporate action. No shares of preferred stock are outstanding, and Inotek has no present plans to issue any shares of preferred stock.

Provisions of Inotek’s Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law

Certain provisions of the DGCL and of Inotek’s certificate of incorporation and by-laws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of Inotek’s common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of Inotek to first negotiate with the Inotek board of directors. These provisions might also have the effect of preventing changes in the management of Inotek. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, Inotek believes that the advantages gained by protecting its ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of Inotek’s common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Board Composition and Filling Vacancies. Inotek’s certificate of incorporation provides for the division of The Inotek board of directors into three classes serving staggered three-year terms, with one class being elected each year. Inotek’s certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Inotek board of directors, however occurring, including a vacancy resulting from an increase in the size of the Inotek board, may only be filled by the affirmative vote of a majority of directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of the Inotek board of directors.

No Written Consent of Stockholders. Inotek’s certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of the bylaws or removal of directors by Inotek’s stockholders without holding a meeting of stockholders.

Meetings of Stockholders. Inotek’s certificate of incorporation and by-laws provide that only a majority of the members of the Inotek board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Inotek’s by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Inotek’s by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Inotek’s stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to Inotek’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Inotek’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Inotek’s by-laws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and By-Laws. Any amendment of the certificate of incorporation must first be approved by a majority of Inotek’s directors, and if required by law or the certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability, exclusive jurisdiction and the amendment of the certificate of incorporation and bylaws must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Inotek’s by-laws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the Inotek board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Delaware Anti-Takeover Law. Inotek is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	Before the stockholder became interested, the Inotek board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by the Inotek board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the

•	corporation any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF INOTEK

The following table provides information known to Inotek with respect to beneficial ownership of Inotek’s common stock by its directors, by its named executive officers, by all of its current executive officers and directors as a group, and by each person Inotek believes beneficially owns more than 5% of its outstanding common stock as of September 19, 2017. For purposes of this table, we have also included a column that relates to the potential percent owned by each of Inotek’s directors, named executive officers, and more than 5% beneficial owners following the merger, after giving effect to the issuance of the shares issuable pursuant to the merger agreement and the assumption of the ordinary shares of Rocket by Inotek. Except as indicated in the footnotes to this table, to Inotek’s knowledge the persons named in the table below have sole voting and investment power with respect to all Inotek common stock beneficially owned and such shares are owned directly by such person. Beneficial ownership information of persons other than Inotek’s current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the SEC or information supplied by these persons. Unless otherwise noted, the address of each person listed on the table is c/o Inotek Pharmaceuticals Corporation, 91 Hartwell Avenue, Second Floor, Lexington, MA 02421.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (Pre-Merger)	Percent of Class (Pre-Merger)	Number of Shares Beneficially Owned (Post- Merger)	Percent of Class (Post- Merger)
Directors and Executive Officers
David P. Southwell (1)	583,781	2.1%	1,283,781	*
Rudolf Baumgartner, M.D. (2)	421,297	1.5%	716,297	*
Dale Ritter (3)	90,138	*	127,638	*
Timothy Barberich (4)	17,750	*	17,750	*
Carsen Boess (5)	34,250	*	34,250	*
J. Martin Carroll (6)	59,748	*	59,748	*
Paul G. Howes (7)	152,756	*	152,756	*
Patrick Machado (8)	18,750	*	18,750	*
Gary Phillips, M.D. (9)	35,750	*	35,750	*
Richard N. Spivey, Pharm. D., Ph.D. (10)	37,250	*	37,250	*
All directors and executive officers as a group (10 persons) (11)	1,451,470	5.1%	2,483,970	1.5%

5% Stockholders
OrbiMed Entities (12)	2,788,111	9.9%	2,788,111	1.7%
Rho Ventures Entities (13)	2,627,790	9.7%	2,627,790	1.6%
Prudential Financial, Inc. (14)	1,981,692	7.3%	1,981,692	1.2%
MedImmune Ventures, Inc. (15)	1,917,906	7.0%	1,917,906	1.2%
Citadel Entities (16)	1,917,020	6.6%	1,917,020	1.2%
Care Capital Entities (17)	1,519,647	5.6%	1,519,647	1.0%
Great Point Partners, LLC (18)	1,500,000	5.5%	1,500,000	0.9%

*	Represents beneficial ownership of less than one percent.
(1)	Consists of (i) 66,640 shares of common stock and (ii) 517,141 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017. Number of shares beneficially owned post-merger includes 700,000 restricted stock units that will vest in connection with the merger and will be settled in accordance with the terms of the individual award agreement.
(2)	Consists of (i) 136,190 shares of common stock and (ii) 285,107 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017. Number of shares beneficially owned post-merger includes 295,000 restricted stock units that will vest in connection with the merger and will be settled in accordance with the terms of the individual award agreement.

(3)	Consists of (i) 19,827 shares of common stock and (ii) 70,311 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017. Number of shares beneficially owned post-merger includes 37,500 restricted stock units that will vest in connection with the merger and will be settled in accordance with the terms of the individual award agreement.
(4)	Consists of 17,750 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(5)	Consists of 34,250 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(6)	Consists of (i) 10,000 shares of common stock and (ii) 49,748 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(7)	Consists of (i) 101,489 shares of common stock and (ii) 51,267 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(8)	Consists of (i) 18,750 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(9)	Consists of 35,750 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(10)	Consists of 37,250 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(11)	Consists of (i) 334,146 shares of common stock and (ii) 1,117,324 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 19, 2017.
(12)	Based on Schedule 13G filed with the SEC on February 13, 2017, consists of (a) 879,530 shares of common stock beneficially owned by OrbiMed Advisors LLC (“OrbiMed Advisors”), (b) 399,202 shares of common stock issuable upon conversion of convertible notes beneficially owned by OrbiMed Advisors (c) 1,035,327 shares of common stock held by OrbiMed Capital LLC (“OrbiMed Capital”) and (d) 474,052 shares of common stock upon conversion of convertible notes held by OrbiMed Capital. Samuel D. Isaly is a control person of OrbiMedAdvisors and OrbiMed Capital. The principal address of the beneficial owners is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(13)	Based on Schedule 13G filed with the SEC on February 12, 2016, consists of (a) 892,415 shares beneficially owned by Rho Ventures IV (QP), L.P. (“Rho QP”), (b) 930,029 shares beneficially owned by Rho Ventures IV GmbH & Co. BETEILIGUNGS KG (“Rho GmbH”), (c) 636,496 shares beneficially owned by Rho Ventures IV Holdings LLC (“Rho Holdings”), and (d) 168,850 shares beneficially owned by Rho Ventures IV, L.P. (“Rho IV”). The voting and dispositive decisions with respect to the shares held by Rho IV, Rho Holdings, and Rho QP are made by the following managing members of their general partner or managing member, Rho Management Ventures IV, L.L.C.: Mark Leschly, Habib Kairouz and Joshua Ruch. The voting and dispositive decisions with respect to the shares held by Rho GmbH are made by the following managing directors of its general partner, Rho Capital Partners Verwaltungs GmbH: Mark Leschly, Habib Kairouz and Joshua Ruch. The address for the Rho Venture Entities is 152 West 57th Street, 23rd Floor, New York, New York 10019.
(14)	Based on Schedules 13G/A filed with the SEC on January 24, 2017 and February 3, 2017, consists of (i) 1,980,842 shares of common stock held directly by Jennison Associates LLC (“Jennison”) and (ii) 850 shares of common stock held directly by Quantitative Management Associates LLC (“Quantitative”). Jennison and Quantitative are each a wholly-owned subsidiary of Prudential Financial, Inc., and over which Prudential Financial, Inc. has sole voting and dispositive power. The principal business address of the beneficial owner is 751 Broad Street, Newark, NJ 07102-3777.
(15)	Based on Schedule 13G filed with the SEC on February 16, 2016, consists of 1,917,906 shares beneficially owned by MedImmune Ventures, Inc. The voting and investment power of the shares held by MedImmune Ventures, Inc. is determined by Ron Laufer, Senior Managing Director of MedImmune Ventures, Inc. Isai Peimer, a former member of the Inotek board of directors, was a Managing Director at MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is 1 MedImmune Way, Gaithersburg, Maryland 20878.
(16)	Based on Schedule 13G/A filed with the SEC on February 14, 2017, consists of 1,917,020 shares of common stock issuable upon conversion of convertible notes beneficially owned by Citadel Equity Fund

Ltd. (“CEF”), Citadel Clearing LLC (“CCLC”) and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CEF. Citadel Advisors Holdings II LP (“CAH2”) is the managing member of Citadel Advisors. CLP Holdings Six LLC (“CLP6”) is the portfolio manager of CCLC. CALC III LP if the non-member manager of Citadel Securities and CLP6. Citadel GP LLC (“CGP”) is the general partner of CALC3 and CAH2. Kenneth Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address of the principal business office of Citadel is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(17)	Based on Schedule 13D/A filed with the SEC on February 10, 2017, consists of (a) 1,494,688 shares beneficially owned by Care Capital Investments III, L.P (“Investments III”) and (b) 24,959 shares beneficially owned by Care Capital Offshore Investments III, LP. (“Offshore III”). The voting and disposition of the shares held by Investments III and Offshore III is determined by the following managing members of their general partner, Care Capital III, LLC: A.N. “Jerry” Karabelas, Ph.D., a former member of the Inotek board of directors, Jan Leschly, Richard Markham and David R. Ramsay. The address of the Care Capital Entities is 47 Hull Street, Suite 310, Princeton, New Jersey 08540.
(18)	Based on Schedule 13G/A filed with the SEC on February 14, 2017, consists of (a) 421,498 shares of common stock beneficially owned by Biomedical Value Fund, L.P. (“BVF”) (the “BVF Shares”), (b) 607,500 shares of common stock beneficially owned by Biomedical Offshore Value Fund, Ltd. (“BOVF”) (the “BOVF Shares”) and (c) 471,002 shares of common stock beneficially owned by GEF-SMA, LP (“GEFSMA”) (the “GEF-SMA Shares”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, BOVF and GEF-SMA, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares, BOVF Shares and GEF-SMA Shares. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and investment power with respect to the BVF Shares, BOVF Shares and GEF-SMA Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares, BOVF Shares and GEF-SMA Shares. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares, the BOVF Shares and the GEF-SMA Shares described above, except to the extent of their respective pecuniary interests. The address of Great Point is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

WHERE YOU CAN FIND MORE INFORMATION

Inotek files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information Inotek files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review Inotek’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Inotek’s web site at http://www.inotekpharma.com. Information included on Inotek’s web site is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Inotek has referred you. Inotek has not authorized anyone else to provide you with any information. Inotek provided the information concerning Inotek, and Rocket provided the information concerning Rocket, appearing in this proxy statement.

HOUSEHOLDING

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker unless Inotek has received contrary instructions from one or more of the stockholders. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. Inotek will promptly deliver a separate copy of the proxy materials to such stockholders if you make a written or oral request to our corporate secretary at 91 Hartwell Avenue, Lexington, MA 02421, or by calling (781) 676-2100.

If you have more questions about this proxy statement, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017-6219

Stockholders Call Toll-Free: (888) 337-7699

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

FUTURE STOCKHOLDER PROPOSALS

Inotek currently plans to delay its 2018 annual stockholders’ meeting and only hold an annual meeting in 2018 as Inotek if the merger is not completed. If the merger is completed, the combined company will distribute information regarding an annual meeting in 2018. You may submit proposals for consideration at the 2018 annual stockholder meeting, in the event Inotek holds a 2018 annual meeting. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the Secretary of Inotek, c/o Inotek Pharmaceuticals Corporation, 91 Hartwell Avenue, Lexington, MA 02421. The required notice must be in writing and received by Inotek’s corporate secretary at Inotek’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting. Provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, a stockholder’s notice must be received by Inotek’s corporate secretary not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Accordingly, for stockholder proposals to be brought before the 2018 annual meeting of stockholders, the required notice must be received by Inotek’s corporate secretary at the address set forth above no earlier than February 20, 2018 and no later than March 22, 2018. Nominations not received within this time frame will be considered untimely.

In addition, any stockholder proposal intended to be included in the proxy statement for Inotek’s next annual stockholders’ meeting must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 26, 2017. Under Rule 14a-8, Inotek is not required to include stockholder proposals in the proxy materials unless this condition is satisfied. Accordingly, any notice of stockholder proposals received after this date will be considered untimely. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, Inotek will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. Nothing in this paragraph shall be deemed to require Inotek to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Inotek has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Inotek.

The following documents are incorporated by reference into this proxy statement:

(a)	Inotek’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017;

(b)	Inotek’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 10, 2017 and August 3, 2017, respectively; and

(c)	Inotek’s Current Reports on Form 8-K, as filed with the SEC on January 3, 2017, April 13, 2017, June 21, 2017, July 7, 2017, August 8, 2017, September 1, 2017 and September 13, 2017.

Inotek is delivering to its stockholders with this proxy statement the aforementioned annual report in accordance with Item 13(b)(2) of Schedule 14A and its quarterly reports on Form 10-Q subsequent to December 31, 2016. In addition, all reports and other documents that Inotek subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the special meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Inotek Pharmaceuticals Corporation

Attn: Corporate Secretary

91Hartwell Avenue

Lexington, MA 02421

Phone: (781) 676-2100

E-mail: info@inotekpharma.com

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

INOTEK HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR THE COMPANY THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INOTEK HAS PUBLICLY FILED WITH THE SEC. INTOEK IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Rocket Pharmaceuticals, Ltd.

We have audited the accompanying balance sheets of Rocket Pharmaceuticals, Ltd. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2016 and for the period July 14, 2015 (inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rocket Pharmaceuticals, Ltd. as of December 31, 2016 and 2015, and the results of its their operations and their cash flows for the year ended December 31, 2016 and for the period from July 14, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

New York, New York

August 30, 2017 (except for footnote 9 which date is October 11, 2017)

Rocket Pharmaceuticals, Ltd.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash	$9,460	$15,487
Prepaid expenses	93	171

Total current assets	9,553	15,658

Property, plant and equipment, net	429	161
Restricted cash	205	—

Total assets	$10,187	$15,819

Liabilities and shareholders’ equity

Current liabilities:

Accounts payable and accrued expenses	$620	$265
Accrued research and development costs	1,089	—
Related party payable	—	14

Total current liabilities	1,709	279
Long term liabilities

Deferred rent	107	—

Total liabilities	1,816	279

Commitments and contingencies

Shareholders’ equity

Preferred shares, $0.01 par value, authorized 1,000,000 shares

Series A convertible preferred shares; 300,000 shares designated as Series A; 128,738 and 127,698 shares issued and outstanding at December 31, 2016 and 2015; liquidation preference of $16,092 and $15,962 at December 31, 2016 and 2015, respectively.	16,060	15,930
Ordinary Shares, $0.01 par value, 4,000,000 shares authorized; 89,699 shares issued and outstanding at December 31, 2016 and 2015	1	1
Additional paid-in capital	4,087	3,813
Accumulated deficit	(11,777)	(4,204)

Total shareholders’ equity	8,371	15,540

Total liabilities and shareholders’ equity	$10,187	$15,819

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31, 2016	Period From July 14, 2015 (Inception) to December 31, 2015
Revenue	$—	$—

Operating expenses:
Research and development	5,994	3,236
General and administrative	1,580	184

Total operating expenses	7,574	3,420

Loss from operations	(7,574)	(3,420)
Loss on debt conversion	—	(777)
Interest expense	—	(7)
Interest income	1	—

Net loss	$(7,573)	$(4,204)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(84.43)	$(173.58)

Weighted-average ordinary shares outstanding—basic and diluted	89,699	24,219

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Statements of Shareholders’ Equity

For the year ended December 31, 2016 and for the period from July 14, 2015 (inception) to

December 31, 2015

(in thousands except share amounts)

	Series A Convertible Preferred Shares		Ordinary Shares		Additional paid in capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Par value
Balance at July 14, 2015 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares at formation	—	—	89,699	1	1,500	—	1,501
Issuance of Series A convertible preferred share, net of issuance costs of $33	63,400	7,892	—	—	—	—	7,892
Conversion of debt into Series A convertible preferred shares	62,221	7,778	—	—	—	—	7,778
Issuance of Series A convertible preferred shares in connection with license agreements	2,077	260	—	—	—	—	260
Share-based compensation	—	—	—	—	2,313	—	2,313
Net loss for the period from July 14, 2015 (inception) to December 31, 2015	—	—	—	—	—	(4,204)	(4,204)

Balance at December 31, 2015	127,698	15,930	89,699	1	3,813	(4,204)	15,540
Issuance of Series A convertible preferred shares in connection with license agreements	240	30	—	—	—	—	30
Issuance of Series A convertible preferred shares in connection with license agreements	800	100	—	—	—	—	100
Share-based compensation	—	—	—	—	274	—	274
Net loss for the year ended December 31, 2016	—	—	—	—	—	(7,573)	(7,573)

Balance at December 31, 2016	128,738	$16,060	89,699	$1	$4,087	$(11,777)	$8,371

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2016	Period From July 14, 2015 (Inception) to December 31, 2015
Operating Activities:
Net loss	$(7,573)	$(4,204)
Adjustments to reconcile net loss to net cash used in operating activities:
Series A preferred shares issued for services	100	260
Loss on debt conversion	—	777
Depreciation expense	67	—
Share-based compensation expense	274	2,313
Deferred rent	107	—
Changes in operating assets and liabilities:
Prepaid expenses	78	(171)
Accounts payable and accrued expenses	355	266
Accrued research and development costs	1,089	—

Net cash used in operating activities	(5,503)	(759)

Investing activities:
Purchases of property, plant and equipment	(335)	(161)
Restricted cash	(205)	—

Net cash used in investing activities	(540)	(161)

Financing activities:
Proceeds from issuance of convertible notes	—	7,000
(Payments) proceeds from related party payable	(14)	14
Proceeds from issuance of ordinary shares	—	1,501
Proceeds from issuance of Series A convertible preferred shares net	30	7,892

Net cash provided by financing activities	16	16,407

Net change in cash	(6,027)	15,487
Cash at beginning of period	15,487	—

Cash at end of period	$9,460	$15,487

Supplemental disclosure of non-cash financing activities:
Conversion of notes into Series A convertible preferred shares	$—	$7,778

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

1. Organization and Nature of Business

Rocket Pharmaceuticals, Ltd. (“Rocket Pharma”, or the “Company”) is an emerging biotechnology company focused on non-malignant bone marrow disorders using lentiviral based gene therapy. The Company is developing treatments for orphan diseases in several bone marrow-derived monogenic diseases with the goal of bringing curative gene therapies to patients with rare, undertreated diseases. Rocket Pharma’s lead program is directed toward Fanconi Anemia (“FA”) and is being developed in collaboration with the Fred Hutchinson Cancer Research Center in Seattle Washington (“Hutch”) and Centre for Energy, Environment and Technology (“CIEMAT”), located in Madrid Spain. The Company is also targeting research in other diseases such as Pyruvate Kinase Deficiency (“PKD”), Leukocyte Adhesion Deficiency-I (“LAD-I”), and Infantile Malignant Osteopetrosis. Rocket Pharma was incorporated in the Cayman Islands on July 14, 2015 and has offices and lab space in New York City.

2. Risk and Liquidity

The Company has not generated any revenue and has incurred losses since inception. Operations of the Company are subject to certain risks and uncertainties, including, among others, uncertainty of drug candidate development, technological uncertainty, uncertainty regarding patents and proprietary rights, having no commercial manufacturing experience, marketing or sales capability or experience, dependency on key personnel, compliance with government regulations and the need to obtain additional financing. Drug candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities.

The Company’s drug candidates are in the development stage. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.

The Company’s financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has experienced negative cash flows and had an accumulated deficit of $11,777 as of December 31, 2016. As of December 31, 2016, the Company had $9,460 of cash on hand. The Company expects that its cash on hand and the Series B Preferred Share raise of $25,000 (see note 16) in 2017 would be sufficient to fund its operating expenses and capital expenditure requirements through at least October 2018. The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of equity transactions and share-based awards. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates.

Research and Development

Research and development costs, which include salaries and staff costs, license costs, regulatory and scientific consulting fees, as well as contract research, and share-based compensation expense, are accounted for in accordance with ASC Topic 730, Research and Development, (“ASC 730”).

The Company does not currently have any commercial biopharmaceutical products, and does not expect to have any for several years, if at all. Accordingly, research and development costs are expensed as incurred. While certain of the Company’s research and development costs may have future benefits, the policy of expensing all research and development expenditures is predicated on the fact that the Company has no history of successful commercialization of product candidates to base any estimate of the number of future periods that would be benefited.

Share-Based Compensation

The Company measures the compensation expense of share options and other share-based awards granted to employees and directors using the grant date fair value of the award and recognizes compensation expense as determined by the Black-Scholes Option pricing model on a straight-line basis over their requisite service period, which is generally the vesting period of the respective award.

The Company initially measures the compensation expense of share-based awards granted to consultants using the grant date fair value of the award. Compensation expense is recognized over the period during which services are rendered by such consultants. At the end of each financial reporting period prior to completion of services being rendered, the compensation expense is remeasured using the then current fair value of the share-based award, based on updated assumption inputs in the Black-Scholes option pricing model.

The Company classifies share-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

The Company recognizes compensation expense for only the portion of awards that are expected to vest. In developing a forfeiture rate estimate, the Company estimated pre-vesting forfeitures for service-based awards. The impact of a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual forfeiture rate is materially different from the Company’s estimate, the Company may be required to record adjustments to share-based compensation expense in future periods.

The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected share volatility based on the historical volatility of a publicly traded set of peer companies. The expected term of the Company’s share options has been determined utilizing the “simplified” method for awards that qualify as “plain vanilla” options. The expected term of share options granted to non-employees is equal to the contractual term of the option award. The risk free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Cash

Cash is maintained at U.S. financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced losses related to these balances.

Property Plant and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the useful life of the asset. The estimated useful lives is three to five years. Expenditures for repairs and maintenance of assets are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of assets disposed of are removed from the accounts and any resulting gain or loss is included in loss from operations. If the carrying amount of the assets or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. No impairment losses were recognized during the year ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts payable, and accrued expenses approximate their fair values due to their short-term nature.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carry-forwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. The Company reduces the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax asset.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level rent expense recognized over the lease term.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Foreign currency transactions

Certain transactions in 2016 are denominated in Euros. Gains and losses on foreign currency transactions is not significant for the year ended December 31, 2016.

Comprehensive Loss

Comprehensive loss is equal to net loss for all periods presented.

Net Loss per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of ordinary shares and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to ordinary shareholders is computed by dividing the net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted net income (loss) attributable to ordinary shareholders is computed by adjusting net income (loss) attributable to ordinary shareholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to ordinary shareholders is computed by dividing the diluted net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period, including potential dilutive ordinary shares. For purpose of this calculation, outstanding options, warrants to purchase ordinary shares, convertible preferred shares and contingently issuable equity are considered potential dilutive ordinary shares.

The Company’s convertible preferred shares contractually entitled the holders of such shares to participate in dividends but contractually did not require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to ordinary shareholders, diluted net loss per share attributable to ordinary shareholders is the same as basic net loss per share attributable to ordinary shareholders, since dilutive ordinary shares are not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncements

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance and presentation related to restricted cash in the statement of cash flows, including stating that restricted cash should be included within cash and cash equivalents on the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2017 for public companies and is effective for annual periods beginning after December 31, 2018 for all other entities, with early adoption permitted, and is to be applied retrospectively. Rocket is currently evaluating the impact this standard will have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, for

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

public companies and is effective for annual periods beginning after December 31, 2019 for all other entities, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the potential impact of the adoption of this standard.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU was adopted for the year ended December 31, 2016.

4. Property, Plant, and Equipment, Net

Property, plant, and equipment, net consisted of the following:

	December 31, 2016	December 31, 2015
Laboratory equipment	$306	$161
Computer equipment	78	—
Furniture and fixtures	111	—

	495	161
Less: Accumulated depreciation	(66)	—

	$429	$161

Depreciation expense was $66 and $0 for the year ended December 31, 2016 and for the period from July 14, 2015 (inception) to December 31, 2015, respectively.

5. Convertible Preferred Shares

As of December 31, 2016 and 2015, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 1,000,000 shares of $0.01 par value Preferred Shares.

In December 2015, the Company entered into a Series A Preferred Share Purchase Agreement (“SPA”) with multiple purchasers (collectively “Investors”) pursuant to which the Company was authorized to sell up to 300,000 shares of Series A Preferred Shares, for $125 per share. Upon the initial closing of the SPA the Company sold an aggregate of 63,400 shares of Series A Preferred Shares for a total of $7,925 (“Initial Closing”) to eight Investors. The Company recorded the transaction net of issuance costs of $33.

As a result of the Initial Closing, the Company’s existing Convertible Notes were automatically converted into 62,221 shares of Series A Preferred Shares in December 2015 (see Note 8).

During the year ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015, the Company issued 800 and 2,077 shares of Series A Preferred Shares to Hutch under licensing agreements, respectively.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

During the year ended December 31, 2016, the Company sold 240 shares of Series A Preferred Shares to private investors at $125 per share for a total of $30.

The holders of the Series A Preferred Shares have the following rights and preferences:

Dividends

The holders of Series A Preferred Shares are entitled to dividends only when and if declared or paid on any ordinary shares on an as-converted basis. The right to dividends on Series A Preferred Shares shall not be cumulative and no rights shall accrue to holders of the Series A Preferred Shares by reason of the fact that dividends on ordinary shares are not declared or paid in any year.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of Deemed Liquidation Event (as defined below), holders of Series A Preferred Shares are entitled to receive pro rata, in preference to all other shareholders, and to the extent available, an amount equal to the Original Issue Price, adjusted for any share dividends, share splits or recapitalizations, plus any declared dividend accrued but unpaid. In the event that proceeds are not sufficient to permit payment in full to these holders, the proceeds are ratably distributed among the holders of Series A Preferred Shares on a pari passu basis to the full preferential amount each such holder was otherwise entitled to receive.

The merger or consolidation of the Company into or with another company in which the Members shall own less than a majority of the voting securities of the surviving company, or the sale, transfer or lease of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company, (“Deemed Liquidation Event”), unless waived by holders of a simple majority of the outstanding Series A Preferred Shares voting as a single class on an as converted basis.

Conversion

Each Series A Preferred Share is convertible into ordinary shares at the option of the holder at any time. Each Series A Preferred Share can be converted into ordinary shares as determined by dividing the liquidation preference for each series of preferred shares with regard to the conversion price in effect for each series of preferred shares at the time of such conversion. The initial conversion price per Series A Preferred Share is $125 per share. The conversion price is subject to adjustment for any share dividend, share split, combination or other similar recapitalization. All Series A Preferred Shares shall automatically convert upon (i) a qualified public offering with net proceeds of not less than $15,000 at a purchase price per share of not less than two times the conversion price of preferred shares, subject to appropriate adjustment for any subdivision, consolidation, bonus issues, or other recapitalization. (ii) in the event the Company is acquired (by merger, purchase of substantially all assets, or combination) in a transaction where the acquisition value (in cash or publicly traded securities) for the Company would result in a liquidation distribution to the holders of Series A Preferred Shares of at least two times the original price per Share for the Series A Preferred Shares of such series, and (iii) in the event that holders of a simple majority of such series of Series A Preferred Shares elect to convert all of the Series A Preferred Shares of such series into ordinary shares.

Redemption

The Series A Preferred Shares are not redeemable.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Voting Rights

The holders of Series A Preferred Shares are entitled to vote, together with the holders of ordinary shares, on all matters submitted to shareholders for a vote. Holders of Series A Preferred Shares have the right to vote the number of shares equal to the number of ordinary shares into which such Series A Preferred Shares could convert on the record date for determination of shareholders entitled to vote.

6. Ordinary Shares

Each ordinary share entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Ordinary shareholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferred dividend rights of the Series A Preferred Shares. When dividends are declared on ordinary shares, the Company must declare at the same time a dividend payable to the holders of Series A Preferred Shares equivalent to the dividend amount they would receive if each preferred share were converted into an ordinary share. The Company may not pay dividends to ordinary shareholder until all dividends declared but unpaid on the Preferred Shares have been paid in full. The Company has never declared a cash dividend.

As of December 31, 2016, and 2015, the Company had reserved 258,738 and 257,698 shares, respectively, for the conversion of the outstanding shares of Series A Preferred Shares (see Note 5), the exercise of outstanding share options and the number of shares remaining available for future grant under the Company’s 2015 Share Option Plan (see Note 7).

7. Share-Based Awards

2015 Share Option Plan

The Company’s 2015 Share Option Plan provides for the Company to grant incentive stock options or nonqualified stock options for the purchase of ordinary shares to employees, members of the board of directors and consultants. The 2015 Share Option Plan is administered by an administrative committee appointed by the board of directors or, in the absence of such appointment, the entire board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or their committee if so delegated, except that the exercise price per share of share options may not be less than 100% of the fair market value of the share of ordinary shares on the date of grant (or 110% of the fair market value in the case of an employee who owns shares representing more than 10% of the voting power of all classes of shares for the Company) and the term of share options may not be greater than ten years (or five years in the case of an employee who owns shares representing more than 10% of the voting power of all classes of shares for the Company). The Company generally grants share-based awards with service conditions only (“service-based” awards).

The total number of shares of ordinary shares that may be issued under the 2015 Share Option Plan was 130,000 shares as of December 31, 2016, of which 48,722 shares remained available for grant.

As required by the 2015 Share Option Plan, the exercise price for share options granted was not to be less than the fair value of ordinary shares as determined by the Company as of the date of grant. The Company valued its ordinary shares by taking into consideration its most recently available valuation of ordinary shares performed by management and the board of directors as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Share Option Valuation

The weighted average assumptions that the Company used in the Black-Scholes pricing model to determine the fair value of the share options granted to employees and directors were as follows:

	Year Ended December 31, 2016	Period from July 14, 2015 (inception) to December 31, 2015
Risk-free interest rate	1.65%	1.75%
Expected dividend yield	0.0%	0.0%
Expected stock price volatility	96.10%	96.10%
Expected term of options (in years)	6.00	5.00
Expected forfeiture rate	0.0%	0.0%

The Company recognizes compensation expense for only the portion of awards that are expected to vest.

Share Options

The following table summarizes share option activity under the 2015 Share Option Plan from July 14, 2015 (inception) to December 31, 2016:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at July 14, 2015	—	—	—
Granted	120,000	$30.55
Exercised	—	—
Cancelled	—	—
Forfeited	(50,000)	0.01

Outstanding at December 31, 2015	70,000	52.51	9.9
Granted	13,203	91.89
Exercised	—
Cancelled	—
Forfeited	(1,925)	9.13

Outstanding at December 31, 2016	81,278	$60.02	9.0

Options exercisable at December 31, 2016	58,344	$60.94	8.9

Options vested and expected to vest at December 31, 2016	81,278	$60.02	9.0

The weighted average grant date fair value of share options granted during the year ended December 31, 2016 and for the period from July 14, 2015 (inception) to December 31, 2015 was $74.15 and $22.57, respectively.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Share-Based Compensation

The Company recorded $274 and $2,314 of share-based compensation expense as research and development and general and administrative expense in its statements of operations for the year ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015, respectively. Share-based compensation research and development expense was $159 and $2,314 and general and administrative expense was $115 and $0 for the year ended December 31, 2016 and the period from July 14, 2015 (inception) to December 31, 2015, respectively.

As of December 31, 2016, the Company had an aggregate of $963 of unrecognized share-based compensation cost, which is expected to be recognized over weighted average periods of 2.17 years.

8. Convertible Notes

On November 17, 2015, the Company entered into a Convertible Note Purchase Agreement (the “NPA”) with multiple investors, whereby the investors were willing to loan to the Company in one or more disbursements up to an aggregate amount of $3,000. On that date the Company issued convertible promissory notes (“Notes”) to multiple investors (collectively “the Holders”) for an aggregate of $1,000 to fund operations. On December 14, 2015, the NPA was amended to increase the authorized principal amount of Notes to an aggregate of $10,000, and the Company issued additional Notes of $6,000 to multiple investors for a cumulative aggregate of $7,000. The initial maturity date of the Notes was September 30, 2016 (“Maturity Date”). The Company initially bifurcated their redemption feature which was included in the calculation of the loss on debt conversion.

The Notes bore interest at a rate of 0.5% per year, with interest payable at the Maturity Date. The Company could not prepay the Notes prior to the maturity date without the consent of requisite Holders.

The Company converted $7,000 (face amount) of notes into 62,221 shares of Series A convertible Shares valued at $7,778. The Company recognized loss on debt conversion expense of $777 for the period from July 14, 2015 (inception) to December 31, 2015.

9. Net Loss Per Share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows:

	Year Ended December 31, 2016	Period from July 14, 2015 (Inception) to December 31, 2015
Numerator:
Net loss attributable to ordinary shareholders	$(7,573)	$(4,204)

Denominator:
Weighted-average ordinary shares outstanding—basic and diluted	89,699	24,219

Net loss per share attributable to ordinary shareholders—basic and diluted	$(84.43)	$(173.58)

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

The Company excluded the following potential ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to ordinary shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	December 31, 2016	December 31, 2015
Options to purchase ordinary shares	81,278	70,000
Redeemable convertible preferred shares (as converted to ordinary shares)	128,738	127,698

	210,016	197,698

10. Income Taxes

The Company is not subject to tax in its country of incorporation and is only subject to tax in the United States on its income that is effective connected with a US trade or business. The Company has determined that its activities in the US do not rise to the level of US trade or business for federal income tax purposes; and therefore, it has not recorded a current or deferred Federal income tax expense or benefit since its inception. The Company’s loss before income taxes was $(7,573) and $(4,204) for the year ended December 31, 2016 and for the period from July 14, 2015 (inception) to December 31, 2015, respectively, and was generated entirely in New York City. The Company is subject to tax for state and local purposes in the US; however, due to the fact that the Company has reported losses since inception it has not recorded and current or net deferred income tax expense or benefit.

A reconciliation of income tax benefit computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	For the year ended December 31, 2016	For the period July 14, 2015 (Inception) to December 31, 2015
U.S. tax at statutory rate	34%	34%
Foreign source income not subject to tax	(34%)	(34%)
New York City tax	6.3%	3.3%
Valuation allowance	(6.3%)	(3.3%)

Effective tax rate	0%	0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The Company has not recorded any deferred assets or liabilities for US federal income tax purposes. Due to the Company’s cumulative history of losses, the Company has determined that it is more likely that not that it will not realize any deferred tax assets for local income tax purposes and has established a valuation allowance against these deferred tax assets.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

The significant components of the Company’s deferred income tax assets and liabilities after applying the enacted corporate tax rates are as follows:

	For the year ended December 31, 2016	For the period July 14, 2015 (Inception) to December 31, 2015
Deferred income tax assets (liabilities)
Operating losses carried forward	$458	$23
Other	25	—
Valuation allowance	(483)	(23)

Net deferred income tax asset	$—	$—

As of December 31, 2016, the Company has accumulated net operating losses of approximately $7,043 for New York City tax purposes, which may be available to carry forward and offset future years’ taxable income. The losses expire in various amounts starting in 2035.

As of December 31, 2016, the Company had no unrecognized tax benefits or liabilities for uncertain tax positions. The Company files income tax returns in the United States and New York State and New York City, but did not report any income effectively connected with a U.S. trade or business. The federal, state and local income tax returns are generally subject to tax examinations for all periods since inception.

11. Commitments and Contingencies

Legal Liabilities

The Company may be subject to various claims and legal proceedings that arise from time to time in the ordinary course of its business. While the Company intends to defend vigorously its position and cannot predict the outcome of these ongoing legal proceedings, an adverse outcome in any of these proceedings could have a material effect on the Company’s current and future financial position, results of operations or cash flows.

The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial position, results of operations or cash flows.

12. Agreements Related to Intellectual Property

The Company has entered into various license and research and collaboration arrangements. The transactions principally resulted in the acquisition of intellectual property which is in the pre-clinical phase and have not been tested for safety or feasibility. In all cases, the Company did not acquire tangible assets, processes, protocols or operating systems. The Company expenses the acquired intellectual property assets as of the acquisition date on the basis that the cost of intangible assets purchased from others for use in research and development activities, has no alternative future uses.

License 161101 and SRA 161101

On November 17, 2015, the Company entered into an exclusive license agreement (“License 161101”) with Hutch under which the Company was granted an exclusive license under the patents specified in the agreement of the License 161101 (the “Patents”) to make, have made, use, sell, offer to sell, and import products and processes using gene therapy for the treatment of FA. The Company additionally has the right to grant one or more

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

sublicenses to any or all of the rights licensed in connection with License 161101. The License Agreement is in effect for the earlier of (a) the expiration date of the last-to-expire patent, on a country-by-country basis, in which a valid claim covers a product in the country in which the product is sold, or (b) 15 years following regulatory approval of the first product. The Company will record as expense any contingent milestone payments or royalties in the period in which such liabilities are incurred.

The Company is obligated to make aggregate payments of up to $1,600 to Hutch upon the achievement of specified development and regulatory milestones. With respect to any commercialized products covered by License 161101, the Company is obligated to pay a low to mid-single digit royalty on net sales, subject to specified adjustments, by the Company or its sub licensees or affiliates. In the event that the Company enters into a sublicense agreement with a sub licensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sublicenses in specified circumstances.

The Company may terminate this agreement at any time by providing Hutch with 180 days advance notice. License 161101 was amended on January 16, 2016 to include additional patents. No additional consideration was provided by the Company and no other changes were made to the terms of License 161101.

Concurrent with License 161101, the Company entered into Sponsored Research Agreement SRA161101 (“SRA 161101”) with Hutch, whereby Hutch will perform a research program in accordance with the Research Plan agreed to between the two parties (as defined in SRA 161101). SRA161101 began on November 19, 2015 and continued for one year and was renewed by mutual agreement of the parties. The Company and Hutch expect the Research Plan to continue for a five-year period.

The Company is obligated under the first-year budget for SRA 161101 (as amended) to make aggregate payments of $675 prior to December 31, 2016. In the event the Research Agreement is terminated early; Hutch agrees to return any unexpended and uncommitted funds.

License 161201 and SRA 161201

On December 23, 2015, the Company entered into an exclusive license agreement (“License 161201”) with Hutch under which the Company was granted an exclusive license under the patents specified in License 161201 (the “Patents”) to make, have made, use, sell, offer to sell, and import products and processes. The Company additionally has the right to grant one or more sublicenses to all of the rights licensed in connection with the License Agreement. The License Agreement is in effect for the earlier of (a) the expiration date of the last-to-expire patent, on a country-by-country basis, in which a valid claim covers a product in the country in which the product is sold, or (b) 15 years following regulatory approval of the first product.

The Company is obligated to make aggregate payments of up to $200 to Hutch upon the achievement of specified development and regulatory milestones. In the event that the Company enters into a sublicense agreement with a sub licensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sublicenses in specified circumstances.

The Company may terminate this agreement at any time by providing Hutch with 180 days advance notice.

Concurrent with License 161201, the Company entered into Sponsored Research Agreement SRA161201 (“SRA 161201”) with Hutch, whereby Hutch will perform a research program in accordance with the Research Plan agreed to between the two parties (as defined in SRA 161201). SRA 161201 began on December 23, 2015 and continued for one year and is under negotiation to renew by mutual agreement. The Company and Hutch expect the Research Plan to continue for a five-year period.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

The Company is obligated under the first-year budget for SRA 161201 to make aggregate payments of $580. In the event the Research Agreement is terminated early, Hutch agrees to return any unexpended and uncommitted funds. It is anticipated that the total funding provided by the Company to the third party for the Research Agreement and the Investigator-Initiated Study Agreement will be up to $1,850; however, the details and annual budget will be determined by the mutual agreement of the Company and Hutch.

PKD (pyruvate kinase deficiency) License Agreement with CIEMAT

On March 8, 2016, the Company entered into an exclusive license agreement (“PKD License”) with CIEMAT under which the Company was granted an exclusive license to develop, make, manufacture, use, commercialize, sell, offer, lease, and import products and processes related to pyruvate kinase deficiency (“PKD”). The Company additionally has the right to grant one or more sublicenses to any or all of the rights listed in connection with the PKD License, with CIEMAT’s prior written consent. The PKD License is in effect for a duration for each of the countries defined in the PKD License for as long as a license right exists that covers the licensed product or process in such country, or until the end of any additional legal protection that should be obtained for the license rights in each country.

The Company is obligated to make aggregate payments of up to €1,350 to CIEMAT upon the achievement of specified development and regulatory milestones. With respect to any commercialized products covered by the PKD License, the Company is obligated to pay a low to mid-single digit royalty on net sales, subject to specified adjustments, by the Company or its sub licensees or affiliates. In the event that the Company enters into a sublicense agreement with a sub licensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sub licensees in specified circumstances.

The Company may terminate this agreement at any time by providing CIEMAT with 90 days advance notice (as described below).

Concurrent with the PKD License, the Company entered into a Research Cooperation Agreement (“RCA”) with CIEMAT, whereby CIEMAT will perform a research program in accordance with the research program agreed to between the two parties (as defined in the RCA). The RCA began on March 8, 2016 and will continue through December 1, 2020 or such later date as may be mutually agreed upon by the Company and CIEMAT.

The Company is obligated under the RCA to make aggregate payments of €4,190. At the end of the research program, any unspent funds previously paid by the Company shall be returned to the Company within 90 days of the termination or expiration of the research program. Payments made under this agreement are considered advance payments that are refundable by CIEMAT in the event of early termination, and therefore these amounts are expensed as research services are performed.

Master Research Agreement with CIEMAT

On July 7, 2016, the Company entered into a master research agreement (“MRA”) with CIEMAT whereby the Company will co-fund different research programs to be conducted by CIEMAT that would be described in specific exhibits to the MRA, providing up to €5,150 in total funding support across the various research programs. The MRA also stipulates the Company will be entitled to acquire certain rights to intellectual property arising out of the various research programs through a separate license agreement. The term of the MRA is from July 7, 2016 through July 7, 2021 or such later date as may be mutually agreed upon by the Company and CIEMAT.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

FA License Agreement with CIEMAT

On July 15, 2016, the Company entered into an exclusive license agreement (“FA License”) with CIEMAT under which the Company was granted an exclusive license to develop, make, manufacture, use, commercialize, sell, offer, lease, and import products and processes related to FA. The Company additionally has the right to grant one or more sublicenses to any or all of the rights listed in connection with the FA License, with CIEMAT’s prior written consent. The FA License is in effect for a duration for each of the countries defined in the FA License for as long as a license right exists that covers the licensed product or process in such country, or until the end of any additional legal protection that should be obtained for the license rights in each country.

The Company is obligated to make aggregate payments of up to €5,025 to CIEMAT upon the achievement of specified development and regulatory milestones. With respect to any commercialized products covered by the FA License, the Company is obligated to pay a mid-single digit royalty on net sales, subject to specified adjustments, by the Company or its sub licensees or affiliates. In the event that the Company enters into a sublicense agreement with a sub licensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sub licensees in specified circumstances.

The Company may terminate this agreement at any time by providing CIEMAT with advance notice.

LAD-1 (leukocyte adhesion deficiency-I) Agreement with CIEMAT

On July 15, 2016, the Company entered into a collaboration agreement (as Annex 2 to the MRA) with CIEMAT to perform research in the area of Lentiviral-mediated gene therapy (the “LAD-1 Agreement”) for a period of five years from the effective date or later if mutually agreed.

The LAD-I Agreement also provides the Company an option to acquire the related intellectual property rights from CIEMAT to make, manufacture, use, commercialize, sell, offer, lease, and import related products and processes. The Company additionally has the right to grant one or more sublicenses to any or all of the rights listed, with CIEMAT’s prior written consent. Such future license would be in effect for a duration for each of the countries defined in the license for as long as a license right exists that covers the licensed product or process in such country, or until the end of any additional legal protection that should be obtained for the license rights in each country.

The Company is obligated to make aggregate payments of up to €3,040 to CIEMAT upon the achievement of specified development and regulatory milestones in addition to €25 per licensed indication. With respect to any commercialized products covered by a future license agreement, the Company is obligated to pay a low to mid-single digit royalty on net sales, subject to specified adjustments, by the Company or its sub licensees or affiliates. In the event that the Company enters into a sublicense agreement with a sub licensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sub licensees in specified circumstances.

The Company may terminate this agreement at any time by providing CIEMAT 180 days advance notice.

At the end of the research program, any unspent funds previously paid by the Company shall be returned to the Company within 90 days of the termination or expiration of the research program. Payments under this agreement are considered advance payments that are refundable by CIEMAT in the event of early termination, and therefore these amounts will be expensed as service is performed over the term of the agreement.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Research and Collaboration Agreement with Lund University and Researcher

On August 16, 2016, The Company entered into a contract research and collaboration agreement with Lund University (“LU”) and a researcher (collectively “the LU Agreement”) to perform gene therapy research in the area of Infantile Malignant Osteopetrosis for a period of two years from the effective date or completion of the activities, whichever is the earliest.

The Agreement provides the Company an option to acquire rights from LU in the following manner. Either a) acquire ownership rights to the results on commercially reasonable terms and conditions or b) acquire, on commercially reasonable terms and conditions, an exclusive or non-exclusive, perpetual, assignable license, which may be regionally or field limited, with the right to sub-license, to make, have made, use, import, offer to sell and sell the results under any and all rights which LU has to results. Additionally, the Agreement provides the Company an option to acquire the Researcher’s ownership rights to the results on commercially reasonable terms and conditions.

The Company is obligated to make aggregate payments of up to €478 to LU and the Researcher upon the achievement of specified development and regulatory milestones. With respect to any commercialized products covered by the LU Agreement, the Company is obligated to pay a low single digit royalty on net sales, subject to specified adjustments, by the Company or its sub licensees or affiliates. In the event that the Company enters into a sublicense agreement with a sub licensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sub licensees in specified circumstances.

The Company may terminate this agreement at any time by providing LU and the Researcher with 90 days’ advance notice.

Payments under this agreement are considered advance payments that are refundable by LU and the Researcher in the event of early termination, and therefore these amounts are expensed as service is performed over the term of the agreement.

13. Related Party Transaction

The Company received an advance of $14 from an officer of the Company in 2015. The balance was repaid in January 2016.

14. Operating Lease

On March 31, 2016, the Company entered into a lease agreement for its office space which has a term ending on July 31, 2021. Rent expense associated with this operating lease for year ended December 31, 2016 was $358. Minimum lease payments due under the lease for subsequent years are summarized in the table below:

2017	$427
2018	440
2019	453
2020	467
2021	279

Total minimum lease payments	$2,066

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

In connection with the lease agreement, the Company established an irrevocable standby letter of credit (“LOC”) with a bank in an aggregate amount of $203. The LOC’s serves as the Company’s security deposit on the lease, with the landlord as the beneficiary. The LOC expires on April 8, 2017 but will be automatically renewed to April 8th of each succeeding calendar year up to October 29, 2021, unless written notice is provided no later than 90 days before the then existing expiration date. The Company provided restricted cash to the bank as collateral for the stand by letter of credit.

15. 401(k) Savings Plan

Effective January 1, 2016, the Company has a defined contribution savings plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. This Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the Plan may be made at the discretion of the Company’s board of directors. The Company has elected to match 4% of employee contributions to the Plan, subject to certain limitations. The Company’s matching contribution for the year ended December 31, 2016 was $28.

16. Subsequent Events

Manufacturing Agreements

On January 6, 2017, the Company entered into a letter of intent with a third party manufacturer to outsource the process development and manufacturing of future products. The Company paid a $125 non-refundable fee upon signing the letter of intent which is creditable against fees and expenses associated with a future master service agreement (“MSA”) executed with such manufacturer. Additionally, $610 has been paid through July 31, 2017

On August 9, 2017, the Company entered into an agreement with a third party manufacturer to produce Lentiviral vectors for PKD and LAD. This work is being done in concert with the CIEMAT. The contract is in the amount of €971 which will reduce the agreed to contract amount with CIEMAT by this same amount.

Series B Financing

In February 2017, the Company entered into a Series B Preferred shares (“Series B”) purchase agreement with multiple purchasers (collectively “Series B Investors”) pursuant to which the Company was authorized to sell and issue up to 300,000 shares of Series B for $200.50 per share. The Company sold an aggregate of 126,909 shares of Series B for a total of approximately $25,445 to fifteen Series B investors.

As less than all the Series B authorized were sold or issued at the initial closing, the Company may sell within 12 months after the initial closing, up to the balance of the unissued Series B as may be approved by the Company in its sole discretion.

Additionally, as a result of the Series B initial closing, the Company’s 171,262 designated and unissued shares of Series A Preferred may no longer be issued.

University License and Research Agreement

On January 31, 2017, the Company entered into a Research Agreement with a research based university (“University”), whereby the University will perform research in accordance with the research program agreed to between the two parties. The Research Agreement began on January 31, 2017 and will continue through January 31, 2019.

Rocket Pharmaceuticals, Ltd.

Notes to Financial Statements

(in thousands, except share and per share amounts)

The Company is obligated under the Research Agreement to make aggregate payments of $1,078 which includes a $100 payment upon signing of the agreement which was paid on March 9, 2017. At the end of the research program, any unspent funds previously paid by the Company shall be returned to the Company within 90 days of the termination or expiration of the research program.

On February 10, 2017, the Company entered into an exclusive License Agreement with the University under which the Company has an exclusive license to develop, make, manufacture, use, commercialize, sell, offer for sale, and import licensed products and non-exclusive license, in the field within the territory and during the term of the agreement.

The Company is obligated to make aggregate payments of up to $1,425 under the License Agreement upon the achievement of specified development and regulatory milestones. With respect to any commercialized products covered by the License Agreement, the Company is obligated to pay a low to mid-single digit royalty on net sales, subject to specified adjustments, by the Company or its sublicensees or affiliates. In the event, that the Company enters into a sublicense agreement with a sublicensee, the Company will be obligated to pay a portion of any consideration the Company receives from such sublicensees in specified circumstances.

Other Transactions

On February 24, 2017, the Company entered into a service agreement with a third party manufacturer for the development and manufacturing services of GMP vectors. The Company is obligated to make aggregate payments of €1,265.

On March 6, 2017, the Company entered into a clinical trial agreement with Hutch to perform a clinical trial entitled: Gene Therapy for Patients with Fanconi Anemia Complementation Group A. The Company is obligated to make aggregate payments of $1,223 inclusive of the Company paying $136 upon signing the agreement.

The Company has evaluated events and transactions subsequent to the balance sheet date through the time these financial statements were available for issuance on August 30, 2017.

Rocket Pharmaceuticals, Ltd.

Unaudited Balance Sheet

(in thousands, except share and per share amounts)

June 30, 2017
Assets

Current assets:
Cash	$28,297
Prepaid expenses	529

Total current assets	28,826

Property, plant and equipment, net	1,077
Restricted cash	205

Total assets	$30,108

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable and accrued expenses	$588
Accrued research and development costs	1,533

Total current liabilities	2,121

Long term liabilities:
Deferred rent	109

Total liabilities	2,230

Commitments and contingencies

Shareholders’ equity:

Preferred shares, $0.01 par value, authorized 1,000,000 shares

Series B convertible preferred shares; 300,000 shares designated as Series B; 126,909 shares issued and outstanding; liquidation preference of $25,445.	25,445

Series A convertible preferred shares; 300,000 shares designated as Series A; 128,738 shares issued and outstanding; liquidation preference of $16,092 at June 30, 2017.	16,060

Ordinary Shares, $0.01 par value, 4,000,000 shares authorized; 89,199 shares issued and outstanding at June 30, 2017.	1

Additional paid-in capital	4,348
Accumulated deficit	(17,976)

Total shareholders’ equity	27,878

Total liabilities and shareholders’ equity	$30,108

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Unaudited Statements of Operations

(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2017	2016
Revenue	$—	$—

Operating expenses:
Research and development	5,104	2,294
General and administrative	1,287	493

Total operating expenses	6,391	2,787

Loss from operations	(6,391)	(2,787)

Research and development incentives	(192)	—

Net loss	$(6,199)	$(2,787)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(69.49)	$(31.07)

Weighted-average ordinary shares outstanding—basic and diluted	89,202	89,699

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Unaudited Statement of Shareholders’ Equity

For the six months ended June 30, 2017

(in thousands, except share amounts)

	Series B Convertible Preferred Shares		Series A Convertible Preferred Shares		Ordinary Shares		Additional paid in capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2016	—	$—	128,738	$16,060	89,699	$1	$4,087	$(11,777)	$8,371
Repurchase of ordinary shares	—	—	—	—	(500)	—	—	—	—
Issuance of Series B convertible preferred shares	126,909	25,445	—	—	—	—	—	—	25,445
Share-based compensation	—	—	—	—	—	—	261	—	261
Net loss	—	—	—	—	—	—	—	(6,199)	(6,199)

Balance at June 30, 2017	126,909	$25,445	128,738	$16,060	89,199	$1	$4,348	$(17,976)	$27,878

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Unaudited Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities:
Net loss	$(6,199)	$(2,787)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	81	21
Deferred rent	2	69
Share-based compensation expense	261	127
Changes in operating assets and liabilities:
Prepaid expenses	(436)	(146)
Accounts payable and accrued expenses	(32)	25
Accrued research and development costs	444	—

Net cash used in operating activities	(5,879)	(2,691)

Investing activities:
Purchases of property, plant and equipment	(729)	(191)

Net cash used in investing activities	(729)	(191)

Financing activities:
Payments of related party payable	—	(14)
Proceeds from issuance of convertible preferred shares, net	25,445	130

Net cash provided by financing activities	25,445	116

Net change in cash	18,837	(2,766)
Cash at beginning of period	9,460	15,487

Cash at end of period	$28,297	$12,721

The accompanying notes are an integral part of these financial statements.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

1. Organization and Nature of Business

Rocket Pharmaceuticals, Ltd. (“Rocket Pharma”, or the “Company”) is an emerging biotechnology company focused on non-malignant bone marrow disorders using lentiviral based gene therapy. The Company is developing treatments for orphan diseases in several bone marrow-derived monogenic diseases with the goal of bringing curative gene therapies to patients with rare, undertreated diseases. Rocket Pharma’s lead program is directed toward Fanconi Anemia (“FA”) and is being developed in collaboration with the Fred Hutchinson Cancer Research Center in Seattle Washington (“Hutch”) and Centre for Energy, Environment and Technology (“CIEMAT”), located in Madrid Spain. The Company is also targeting research in other diseases such as Pyruvate Kinase Deficiency (“PKD”), Leukocyte Adhesion Deficiency-I (“LAD-I”), Infantile Malignant Osteopetrosis, and an undisclosed indication. Rocket Pharma was incorporated in the Cayman Islands on July 14, 2015 and has offices and lab space in New York City.

2. Risk and Liquidity

The Company has not generated any revenue and has incurred losses since inception. Operations of the Company are subject to certain risks and uncertainties, including, among others, uncertainty of drug candidate development, technological uncertainty, uncertainty regarding patents and proprietary rights, having no commercial manufacturing experience, marketing or sales capability or experience, dependency on key personnel, compliance with government regulations and the need to obtain additional financing. Drug candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities.

The Company’s drug candidates are in the development stage. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.

The Company’s financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has experienced negative cash flows and had an accumulated deficit of $17,976 as of June 30, 2017. As of June 30, 2017, the Company had $28,297 of cash on hand. The Company expects that its cash on hand would be sufficient to fund its operating expenses and capital expenditure requirements through at least October 2018. The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of equity transactions and share-based awards. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying unaudited condensed financial statements have been prepared in accordance with US GAAP for interim financial information. The accompanying unaudited financial statements do not include all of the information and footnotes required by US GAAP for complete financial statements. The unaudited condensed financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2017 and the results of its operations and cash flows for the six months ended June 30, 2017 and 2016. The results for the six months ended June 30, 2017 are not necessarily indicative of results to be expected for the year ending December 31, 2017, any other interim periods or any future year or period.

Research and Development

Research and development costs, which include salaries and staff costs, license costs, regulatory and scientific consulting fees, as well as contract research, and share-based compensation expense, are accounted for in accordance with ASC Topic 730, Research and Development, (“ASC 730”).

The Company does not currently have any commercial biopharmaceutical products, and does not expect to have any for several years, if at all. Accordingly, research and development costs are expensed as incurred. While certain of the Company’s research and development costs may have future benefits, the policy of expensing all research and development expenditures is predicated on the fact that the Company has no history of successful commercialization of product candidates to base any estimate of the number of future periods that would be benefited.

Share-Based Compensation

The Company measures the compensation expense of share options and other share-based awards granted to employees and directors using the grant date fair value of the award and recognizes compensation expense as determined by the Black-Scholes Option pricing model on a straight-line basis over their requisite service period, which is generally the vesting period of the respective award.

The Company initially measures the compensation expense of share-based awards granted to consultants using the grant date fair value of the award. Compensation expense is recognized over the period during which services are rendered by such consultants. At the end of each financial reporting period prior to completion of services being rendered, the compensation expense is remeasured using the then current fair value of the share-based award, based on updated assumption inputs in the Black-Scholes option pricing model.

The Company classifies share-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

The Company recognizes compensation expense for only the portion of awards that are expected to vest. In developing a forfeiture rate estimate, the Company estimated pre-vesting forfeitures for service-based awards. The impact of a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual forfeiture rate is materially different from the Company’s estimate, the Company may be required to record adjustments to share-based compensation expense in future periods.

The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected share volatility based on the historical volatility of a publicly traded set of peer companies. The expected term of the Company’s share options has been determined utilizing the “simplified” method for awards that qualify as “plain vanilla” options. The expected term of share options granted to non-employees is equal to the contractual term of the option award. The risk free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Cash

Cash is maintained at U.S. financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced losses related to these balances.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the useful life of the asset. The estimated useful lives are three to five years. Expenditures for repairs and maintenance of assets are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of assets disposed of are removed from the accounts and any resulting gain or loss is included in loss from operations. If the carrying amount of the assets or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. No impairment losses were recognized during the six months ended June 30, 2017.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts payable, and accrued expenses approximate their fair values due to their short-term nature.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carry-forwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. The Company reduces the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax asset.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level rent expense recognized over the lease term.

Foreign currency transactions

Certain transactions in 2017 are denominated in Euros. Gains and losses on foreign currency transactions is not significant for the six months ended June 30, 2017.

Comprehensive Loss

Comprehensive loss is equal to net loss for all periods presented.

NYC Biotechnology Tax Credit Program

New York City allows investors and owners of emerging technology companies focused on biotechnology to claim a tax credit against the General Corporation Tax and Unincorporated Business Tax for amounts paid or incurred for certain facilities, operations, and employee training in New York City. During the six months ended June 30, 2017, the Company received a payment of $192 from New York City in connection with this program. The payment is recorded as research and development incentives in the Company’s statements of operations.

Net Loss per Share

The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of ordinary and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to ordinary shareholders is computed by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted net income (loss) attributable to ordinary shareholders is computed by adjusting net income (loss) attributable to ordinary shareholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to ordinary shareholders is computed by dividing the diluted net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period, including potential dilutive ordinary shares. For purpose of this calculation, outstanding options, warrants to purchase ordinary shares, convertible preferred shares and contingently issuable equity are considered potential dilutive ordinary shares.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

The Company’s convertible preferred shares contractually entitled the holders of such shares to participate in dividends but contractually did not require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to ordinary shareholders, diluted net loss per share attributable to ordinary shareholders is the same as basic net loss per share attributable to ordinary shareholders, since dilutive ordinary shares are not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2017-09 will have on its financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The standard is effective for annual periods beginning after December 15, 2017 for all companies and is effective for annual periods beginning after December 31, 2018 for all other entities, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2017-01 will have on its financial statements.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance and presentation related to restricted cash in the statement of cash flows, including stating that restricted cash should be included within cash and cash equivalents on the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2017, with early adoption permitted, and is to be applied retrospectively for all companies and is effective for annual periods beginning after December 31, 2018 for all other entities. Rocket is currently evaluating the impact this standard will have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted for all companies and is effective for annual periods beginning after December 31, 2018 for all other entities. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the potential impact of the adoption of this standard.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

4. Property, Plant, and Equipment, Net

Property, plant, and equipment, net consisted of the following:

June 30, 2017
Laboratory equipment	$1,020
Computer equipment	94
Furniture and fixtures	111

1,225
Less: Accumulated depreciation	(148)

$1,077

Depreciation expense was $81 and $21 for the six months ended June 30, 2017 and 2016, respectively.

5. Convertible Preferred Shares

As of June 30, 2017, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 1,000,000 shares of $0.01 par value Preferred Shares.

In February 2017, the Company entered into a Series B Preferred shares (“Series B”) purchase agreement with multiple purchasers (collectively “Series B Investors”) pursuant to which the Company was authorized to sell and issue up to 300,000 shares of Series B for $200.50 per share. The Company sold an aggregate of 126,909 shares of Series B for a total of approximately $25,445 to fifteen Series B investors.

As less than all the Series B authorized were sold or issued at the initial closing, the Company may sell within 12 months after the initial closing, up to the balance of the unissued Series B as may be approved by the Company in its sole discretion.

Additionally, as a result of the Series B initial closing, the Company’s 171,262 designated and unissued shares of Series A Preferred may no longer be issued.

During the six months ended June 30, 2016, the Company issued 800 shares of Series A Preferred Shares to Hutch under a licensing agreement.

The holders of the Series A and Series B Preferred Shares have the following rights and preferences:

Dividends

The holders of Series A and Series B Preferred Shares are entitled to dividends only when and if declared or paid on any ordinary shares on an as-converted basis. The right to dividends on Series A and Series B Preferred Shares shall not be cumulative and no rights shall accrue to holders of the Series A and Series B Preferred Shares by reason of the fact that dividends on ordinary shares are not declared or paid in any year.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of Deemed Liquidation Event (as defined below), holders of Series B Preferred shares are entitled

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

to receive pro rata, in preference to Series A and all other shareholders, and to the extent available, an amount equal to the Original Issue Price, adjusted for any share dividends, share splits or recapitalizations, plus any declared dividend accrued but unpaid. In the event that proceeds are not sufficient to permit payment in full to these holders, the proceeds are ratably distributed among the holders of Series B Preferred Shares on a pari passu basis to the full preferential amount each such holder was otherwise entitled to receive.

The merger or consolidation of the Company into or with another company in which the Members shall own less than a majority of the voting securities of the surviving company, or the sale, transfer or lease of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company, (“Deemed Liquidation Event”), unless waived by holders of a simple majority of the outstanding Series B and Series A Preferred Shares voting as a single class on an as converted basis.

Conversion

Each share of Series A and Series B Preferred Shares is convertible into ordinary shares at the option of the holder at any time. Each share of Series A and Series B Preferred Shares can be converted into shares of ordinary shares as determined by dividing the liquidation preference for each series of preferred shares with regard to the conversion price in effect for each series of preferred shares at the time of such conversion. The initial conversion price per Series A and Series B Preferred share is $125.00 and $200.50 per share, respectively. The conversion price is subject to adjustment for any share dividend, share split, combination or other similar recapitalization. All Series A and Series B Preferred Shares shall automatically convert upon (i) a qualified public offering with net proceeds of not less than $15,000 at a purchase price per share of not less than two times the conversion price of preferred shares, subject to appropriate adjustment for any subdivision, consolidation, bonus issues, or other recapitalization. (ii) in the event the Company is acquired (by merger, purchase of substantially all assets, or combination) in a transaction where the acquisition value (in cash or publicly traded securities) for the Company would result in a liquidation distribution to the holders of Series A and Series B Preferred Shares of at least two times the original price per Share for the Series A and Series B Preferred Shares of such series, and (iii) in the event that holders of a simple majority of such series of Series A and Series B Preferred Shares elect to convert all of the Series A and Series B Preferred Shares of such series into ordinary shares.

Redemption

The Series A and Series B Preferred Shares are not redeemable.

Voting Rights

The holders of Series A and Series B Preferred Shares are entitled to vote, together with the holders of ordinary shares, on all matters submitted to shareholders for a vote. Holders of Series A and Series B Preferred Shares have the right to vote the number of shares equal to the number of shares of ordinary shares into which such Series A and Series B Preferred Shares could convert on the record date for determination of shareholders entitled to vote.

6. Ordinary Shares

Each ordinary share entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Ordinary shareholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferred dividend rights of the Series A and Series B Preferred Shares. When

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

dividends are declared on shares of ordinary shares, the Company must declare at the same time a dividend payable to the holders of Series A and Series B Preferred Shares equivalent to the dividend amount they would receive if each preferred share were converted into ordinary shares. The Company may not pay dividends to ordinary shareholders until all dividends declared but unpaid on the Preferred Shares have been paid in full. The Company has never declared a cash dividend. During the six months ended June 30, 2017, the Company repurchased 500 shares of ordinary shares from an investor at a price of $0.01 per share.

As of June 30, 2017, the Company had reserved 385,647 shares for the conversion of the outstanding shares of Series A and Series B Preferred Shares (see Note 5), the exercise of outstanding share options and the number of shares remaining available for future grant under the Company’s 2015 Share Option Plan (see Note 7).

7. Share-Based Awards

2015 Share Option Plan

The Company’s 2015 Share Option Plan provides for the Company to grant incentive stock options or nonqualified stock options for the purchase of ordinary shares to employees, members of the board of directors and consultants. The 2015 Share Option Plan is administered by an administrative committee appointed by the board of directors or, in the absence of such appointment, the entire board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or their committee if so delegated, except that the exercise price per share of share options may not be less than 100% of the fair market value of the ordinary share on the date of grant (or 110% of the fair market value in the case of an employee who owns shares representing more than 10% of the voting power of all classes of shares for the Company) and the term of shares options may not be greater than ten years (or five years in the case of an employee who owns shares representing more than 10% of the voting power of all classes of shares for the Company). The Company generally grants share-based awards with service conditions only (“service-based” awards).

The total number of ordinary shares that may be issued under the 2015 Share Option Plan was 130,000 shares as of June 30, 2017, of which 41,412 shares remained available for grant.

As required by the 2015 Share Option Plan, the exercise price for share options granted was not to be less than the fair value of ordinary shares as determined by the Company as of the date of grant. The Company valued its ordinary shares by taking into consideration its most recently available valuation of ordinary shares performed by management and the board of directors as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

Share Option Valuation

The weighted average assumptions that the Company used in the Black-Scholes pricing model to determine the fair value of the share options granted to employees and directors were as follows:

	Six Months Ended June 30,
	2017	2016
Risk-free interest rate	1.96%	1.41%
Expected dividend yield	0.0%	0.0%
Expected share price volatility	91.24%	96.66%
Expected term of options (in years)	6.00	6.22
Expected forfeiture rate	0.0%	0.0%

The Company recognizes compensation expense for only the portion of awards that are expected to vest.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

Share Options

The following table summarizes share option activity under the 2015 Share Option Plan from December 31, 2016 to June 30, 2017:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at December 31, 2016	81,278	$60.02	9.0
Granted	7,310	124.81
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2017	88,588	$65.37	7.9

Options exercisable at June 30, 2017	64,264	$60.05	8.5

Options vested and expected to vest at June 30, 2017	88,588	$65.37	7.9

The weighted average grant date fair value of share options granted during the six months ended June 30, 2017 and 2016 was $96.67 and $71.10, respectively.

Share-Based Compensation

The Company recorded $261 and $127 of share-based compensation expense as research and development and general and administrative expense in its statements of operations for the six months ended June 30, 2017 and 2016, respectively. Share-based compensation research and development expense was $153 and $92 and general and administrative expense was $108 and $ 35 for the six months ended June 30, 2017 and 2016, respectively.

As of June 30, 2017, the Company had an aggregate of $1,484 of unrecognized share-based compensation cost, which is expected to be recognized over weighted average periods of 3.79 years.

8. Net Loss Per Share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows:

	Six Months Ended June 30,
	2017	2016
Numerator:
Net loss attributable to ordinary shareholders	$(6,199)	$(2,787)

Denominator:
Weighted-average ordinary shares outstanding—basic and diluted	89,202	89,699

Net loss per share attributable to ordinary shareholders—basic and diluted	$(69.49)	$(31.07)

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

The Company excluded the following potential ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to ordinary shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2017	2016
Options to purchase ordinary shares	88,588	79,005
Series A and Series B convertible preferred shares (as converted to ordinary shares)	255,647	128,738

	344,235	207,743

9. Commitments and Contingencies

Legal Liabilities

Rocket may be subject to various claims and legal proceedings that arise from time to time in the ordinary course of its business.

Rocket is not involved in any legal proceeding that it expects to have a material effect on its business, financial position, results of operations or cash flows.

10. Agreements Related to Intellectual Property

The Company has entered into various license and research and collaboration arrangements. The transactions principally resulted in the acquisition of intellectual property which is in the pre-clinical phase and have not been tested for safety or feasibility. In all cases, the Company did not acquire tangible assets, processes, protocols or operating systems. The Company expenses the acquired intellectual property assets as of the acquisition date on the basis that the cost of intangible assets purchased from others for use in research and development activities, has no alternative future uses.

Clinical Trial Agreement with Hutch

On March 6, 2017, the Company entered into a clinical trial agreement with Hutch to perform a clinical trial entitled: Gene Therapy for Patients with Fanconi Anemia Complementation Group A. The Company is obligated to make aggregate payments of $1,223 inclusive of the Company paying $136 upon signing the agreement.

11. Manufacturing Agreements

In the first half of 2017, the company entered into commitments with multiple contract manufacturers in the normal course of business aggregating $3,600 over the life of the agreements.

12. Related Party Transaction

The Company is party to a consulting agreement with a sibling of one of the company’s key employees to provide professional real estate advisory services. During the six months ended June 30, 2017, the Company incurred expenses in connection with this agreement totaling $31. The agreement may be terminated by the company upon 14 days written notice.

Rocket Pharmaceuticals, Ltd.

Notes to Unaudited Financial Statements

(in thousands, except share and per share amounts)

13. Operating Lease

On March 31, 2016, the Company entered into a lease agreement for its office space which has a term ending on July 31, 2021. Rent expense associated with this operating lease for the six months ended June 30, 2017 and 2016 was $285 and $2, respectively. Minimum lease payments due under the lease for subsequent years are summarized in the table below:

2017 (remaining six months)	$216
2018	440
2019	453
2020	467
2021	279

$1,855

In connection with the lease agreement, the Company established an irrevocable standby letter of credit (“LOC”) with a bank in an aggregate amount of $203. The LOC’s serves as the Company’s security deposit on the lease, with the landlord as the beneficiary. The LOC expires on April 8, 2017 but will be automatically renewed to April 8th of each succeeding calendar year up to October 29, 2021, unless written notice is provided no later than 90 days before the then existing expiration date. The Company provided restricted cash to the bank as collateral for the stand by letter of credit.

14. 401(k) Savings Plan

Effective January 1, 2016, the Company has a defined contribution savings plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. This Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the Plan may be made at the discretion of the Company’s board of directors. The Company has elected to match 4% of employee contributions to the Plan, subject to certain limitations. The Company’s matching contribution for the six months ended June 30, 2017 and 2016 was $37 and $14, respectively.

15. Subsequent Events

The Company has evaluated events and transactions subsequent to the balance sheet date through the time these financial statements were available for issuance on October 11, 2017. There have been commitments with multiple contract manufacturing organizations aggregating $3,850 as part of the normal course of business.

On September 12, 2017, Rocket entered into a Merger Agreement with Inotek pursuant to which Inotek will acquire all of the outstanding equity of Rocket. Subject to the terms and conditions of the Merger Agreement, at the closing of the transaction, Inotek will be renamed Rocket Pharmaceuticals, Inc.

Following the closing of the merger, the shareholders of Rocket are expected to own approximately 81% of the combined company (on a fully diluted basis) and the stockholders of Inotek are expected to own approximately 19% of the combined company (on a fully diluted basis). The transaction has been approved by the board of directors of both companies and by the shareholders of Rocket. The merger is subject to the approval of the stockholders of Inotek and other customary closing conditions. As of June 30, 2017, Inotek had $109 million of cash and short term investments, $52 million of convertible debt, and $5 million in other liabilities.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

INOTEK PHARMACEUTICALS CORPORATION,

a Delaware corporation;

ROME MERGER SUB,

a Cayman Islands exempted company; and

ROCKET PHARMACEUTICALS, LTD.,

a Cayman Islands exempted company

Dated as of September 12, 2017

The Agreement and Plan of Merger and Reorganization (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Agreement, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties.

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A        Certain Definitions

Exhibit B        Forms of Support Agreements

Exhibit C        Form of Lock-up Agreements

Company Disclosure Schedule

Parent Disclosure Schedule

INDEX OF DEFINED TERMS

Accounting Firm	6
Adjusted Aggregate Valuation	A-1
Adjusted Lower Target Net Cash	A-1
Adjusted Parent Valuation	A-1
Agreement	1
Antitrust Laws	47
Antitrust Proceedings	46
Board Declassification	50

Book Entry Shares	4
Business Day	A-1
Cayman Law	A-1
Cayman Merger Documents	2
Certifications	24
Closing	2
Closing Date	2
COBRA	A-1

A-iii

Code	1
Company	1
Company Acquisition Proposal	42
Company Associate	A-1
Company Board Recommendation	45
Company Contract	A-1
Company Disclosure Schedule	7
Company Employee Plan	17
Company Financials	9
Company Intellectual Property	11
Company IP Rights	A-1
Company Material Adverse Effect	A-1
Company Material Contract	13
Company Most Recent Balance Sheet	9
Company Options	A-2
Company Ordinary Shares	A-2
Company Ownership Factor	A-2
Company Preferred Shares	A-2
Company Products	13
Company Public Company Financials	A-2
Company Share Option Plans	9
Company Share Stock	A-1
Company Shareholder Approval	21
Company Shareholder Meeting	45
Company Stipulated Valuation	A-2
Company Stock Certificate	4
Company Third Party Intellectual Property	11
Confidentiality Agreement	A-2
Consent	A-2
Contemplated Transactions	A-2
Contingent Workers	17
Contract	A-2
D&O Indemnified Parties	48
Delivery Date	5
Determination Date	5
DGCL	A-3
Dispute Notice	6
Dissenting Shares	5
Effect	A-3
Effective Time	2
Encumbrance	A-3
Entity	A-3
Environmental Law	A-3
ERISA	A-3
ERISA Affiliate	A-3
Exchange Act	A-3
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	A-3
Existing Company D&O Policies	20
Existing Parent D&O Policies	35

Expense Reimbursement Amount	55
FDA	14
Fully-Diluted Basis	A-3
GAAP	9
Goodwin Opinion	50
Governmental Authority	A-3
Governmental Authorization	A-3
Governmental Body	A-3
Grant Date	18
Hazardous Materials	A-4
HSR	46
Intellectual Property	A-4
IRS	A-4
Key Employee	A-4
Knowledge	A-4
Legal Proceeding	A-4
Legal Requirement	A-4
Liability	13
Lock-up Agreements	1
Lower Target Net Cash	A-4
Mayer Brown Opinion	50
Merger	1
Merger Sub	1
Multiemployer Plan	A-5
Multiple Employer Plan	A-5
NASDAQ Listing Application	50
Net Cash	A-4
Net Cash Calculation	5
Net Cash Schedule	5
Ordinary Course of Business	A-5
Parent	1
Parent Acquisition Proposal	43
Parent Associate	A-5
Parent Board Recommendation	46
Parent Change of Recommendation	43
Parent Common Stock	A-5
Parent Contract	A-5
Parent Convertible Notes	A-5
Parent Disclosure Schedule	22
Parent Employee Plan	32
Parent Intellectual Property	27
Parent IP Rights	A-5
Parent Material Adverse Effect	A-5
Parent Material Contract	29
Parent Options	A-6
Parent Ownership Factor	A-6
Parent Preferred Stock	A-6
Parent Products	29
Parent Qualified Bidder	42
Parent RSU	A-6
Parent SEC Documents	24

A-iv

Parent Stipulated Valuation	A-6
Parent Stock Plans	23
Parent Stockholder Approval	36
Parent Stockholders’ Meeting	45
Parent Superior Offer	43
Parent Third Party Intellectual Property	27
Parent Warrants	A-6
Party	A-6
Person	A-6
Plan of Merger	A-6
Pre-Closing Period	37
Proxy Statement	A-7
Representatives	A-7
Required Company Stockholder Vote	21
Required Parent Stockholder Vote	36

Response Date	6
Reverse Stock Split	A-7
Sarbanes-Oxley Act	A-7
SEC	A-7
Securities Act	A-7
Shareholder	A-7
Subsidiary	A-7
Surviving Corporation	2
Tax	A-7
Tax Return	A-7
Termination Fee	54
Transaction Litigation	A-7
Treasury Regulations	A-7
Upper Target Net Cash	A-7
WARN Act	19

A-v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of September 12, 2017, among INOTEK PHARMACEUTICALS CORPORATION, a Delaware corporation (“Parent”), ROME MERGER SUB, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and ROCKET PHARMACEUTICALS, LTD, a Cayman Islands exempted company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A) Parent and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and Cayman Law. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

(B) For U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(C) The Board of Directors of Parent (i) has determined that the Merger is advisable and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of this Agreement and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

(D) The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and in the best interests of, Merger Sub and its sole shareholder, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend the approval and adoption of this Agreement and the approval of the Merger to Parent as the sole shareholder of Merger Sub.

(E) The Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of, the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of the Company.

(F) In order to induce the Company to cause the Merger to be consummated, certain of Parent’s officers, directors and stockholders have executed support agreements in the form attached hereto as Exhibit B and lock-up agreements in the form attached hereto as Exhibit C relating to sales and certain other dispositions of shares of Parent Common Stock or certain other securities after the Closing.

(G) In order to induce Parent and Merger Sub to cause the Merger to be consummated, certain of the Company’s officers, directors and shareholders have executed support agreements in the form attached hereto as Exhibit B and lock-up agreements in the form attached hereto as Exhibit C relating to sales and certain other dispositions of shares of Parent Common Stock or certain other securities after the Closing (the “Lock-up Agreements”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Structure of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Corporation”).

(b) The Parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement as long as any such alternative structure does not (i) impose any material delay on, or condition to, the consummation of the Merger, (ii) cause any condition set forth in Article VI, Article VII and Article VIII to not be capable of being satisfied (unless duly waived by the Party entitled to the benefits thereof) or (iii) adversely affect any of the Parties or either of the Parties’ stockholders or shareholders (as applicable).

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Cayman Law. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

Section 1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI, Article VII and Article VIII of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VI, Article VII and Article VIII to be satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing, provided that if all the conditions set forth in Article VI, Article VII and Article VIII shall not have been satisfied or waived on such date, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by filing the Plan of Merger (together with the documentation set forth on Part 1.3 of the Company Disclosure Schedule, the “Cayman Merger Documents”) with, and obtaining approval from, the Cayman Registrar of Companies in accordance with Cayman Law. The Merger shall become effective at the time of the registration of such Plan of Merger by the Cayman Registrar of Companies or at such later time as may be specified in such Plan of Merger as mutually agreed between Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4 Governing Documents; Directors and Officers. At the Effective Time:

(a) the memorandum and articles of association of the Surviving Corporation shall be in the form appended to the Plan of Merger;

(b) the Certificate of Incorporation of Parent shall be the Certificate of Incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation ; provided, however, that at the Effective Time, Parent shall file an amendment to its Certificate of Incorporation to effect the Reverse Stock Split and the Board Declassification; and

(c) the directors of Parent shall be as set forth in Section 5.14.

Section 1.5 Conversion of Shares and Treatment of Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i) any Company Ordinary Shares or Company Preferred Shares held as treasury shares or held or owned by the Company or, Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Preferred Shares outstanding shall be converted to Company Ordinary Shares, which shall have the right to receive a number of Parent Common Stock equal to the Exchange Ratio and each share of Company Ordinary Shares outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio.

(b) If any shares of Company Ordinary Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted share purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Parent Common Stock issued in exchange for such shares of Company Ordinary Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Notwithstanding any other provision of this Agreement, all fractional shares of Parent Common Stock that a holder of Company Common Stock converted pursuant to the Merger would otherwise be entitled to receive will be aggregated and then, if a fractional share of Parent Common Stock results from that aggregation, be rounded up to the nearest whole share of Parent Common Stock.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plans shall be exchanged for options to purchase Parent Common Stock in accordance with Section 5.5(a).

(e) Each ordinary share, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable ordinary share, $0.01 par value per share, of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Share Capital or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Ordinary Shares, Company Preferred Shares and Company Options the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Ordinary Shares and Company Preferred Shares outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company

Ordinary Shares or Company Preferred Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Ordinary Shares or Company Preferred Shares outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(a)) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.7.

Section 1.7 Exchange and Payment.

(a) Prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Ordinary Shares pursuant to this Section 1.7. The shares of Parent Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly, and in any event within three Business Days, after the Effective Time, the Parties shall cause the Exchange Agent to issue and deliver to each holder of uncertificated Company Ordinary Shares represented by book entry (“Book Entry Shares.”) that number of shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 1.5 and any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled.

(c) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article I shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 1.5(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 1.5(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 1.5(b) payable with respect to such whole shares of Parent Common Stock.

(d) Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Share Capital immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Article I, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Legal Requirement with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid. Prior to making any deduction or withholding pursuant to this Section 1.7(d), the Parent or the Merger Sub shall use reasonable efforts to provide reasonable advance written notice to the Company of the amounts subject to deduction or withholding and a reasonable opportunity to provide forms or other evidence that would reduce or exempt such amounts from such deduction or withholding. The Parties agree to cooperate to minimize the amount of any withholding pursuant to this Section 1.7(d).

(e) No Party shall be liable to any holder of any Book Entry Shares or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Share Capital that are outstanding immediately prior to the Effective Time and which are held by shareholders who have indicated by way of written objection (pursuant to section 238(2) of Cayman Law) the desire to dissent with respect to such shares of Company Share Capital (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Share Capital held by them in accordance with Cayman Law, unless and until such shareholders fail to elect to dissent by way of a written notice (pursuant to section 238(5) of Cayman Law) or effectively withdraw or otherwise lose their appraisal rights under Cayman Law. All Dissenting Shares held by shareholders who shall have failed to elect to dissent by way of a written notice (pursuant to section 238(5) of Cayman Law) or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Share Capital under Cayman Law shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Parent prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands or in connection with Section 238 of Cayman Law, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers). In the event that any written objections are served by the dissenting shareholders to the Company pursuant to Section 238(2) of Cayman Law, the Company shall serve written notice of the authorization of the Merger (in form and substance reasonably acceptable to Parent) to such dissenting shareholders pursuant to Section 238(4) of Cayman Law within twenty (20) days of the approval of the Merger by the shareholders of the Company. Except with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of each of the Surviving Corporation and Parent shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 1.10 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.11 Determination of Net Cash.

(a) Not less than ten days prior to the Closing (the “Determination Date”), Parent will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash (as determined in accordance with the definition of Net Cash) (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of the projected Closing Date, prepared and certified by the Vice President-Finance of Parent. If the Closing does not occur within 15 days from the Delivery Date, then an updated Net Cash Schedule shall be delivered to the Company in accordance with this Section 1.11. Parent shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule.

(b) Within five days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions.

(c) If, on or prior to the Response Date, (i) the Company notifies Parent in writing that it has no objections to the Net Cash Calculation set forth in the Net Cash Schedule or (ii) the Company fails to deliver a Dispute Notice as provided in Section 1.11(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Net Cash or any component thereof pursuant to Section 1.11(d) within two Business Days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor jointly selected by Parent and the Company. If the parties are unable to select an independent auditor within five days, then either Parent or Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). The parties shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and all other items reasonably requested by the Accounting Firm in connection with resolving the disputed items, and shall use commercially reasonable efforts to cause the Accounting Firm to make its determination as promptly as practicable, but in any event, within fifteen days of accepting its selection. The Company and Parent will provide the Accounting Firm a statement of its position as to the amount for each disputed item within five Business Days of the selection of the Accounting Firm. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company (absent manifest error) and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, and the applicable Exchange Ratio. If at any time Parent and the Company resolve the disputed items, then, notwithstanding the preceding provisions of this Section 1.11(e), the Accounting Firm’s involvement promptly will be discontinued and the Net Cash Calculation will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes under this Agreement, except in the case of intentional or willful misrepresentation or manifest error. The costs and expenses of the Accounting Firm shall be borne equally by Parent and the Company, and, notwithstanding the foregoing, such portion of the costs and expenses of the Accounting Firm borne by Parent and any fees, costs or expenses incurred by the Parent following the Determination Date in connection with the procedures set forth in this Section 1.11(e) shall be deducted from the final determination of the amount of Net Cash.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, as of the date of this Agreement and the Closing Date, to Parent and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Parent

(the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock or share capital of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) The Company and each Subsidiary of the Company is a company or corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c) The Company and each Subsidiary of the Company is qualified to do business as a foreign company or corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.2 Governing Documents; Charters and Codes of Conduct. The Company has delivered to Parent accurate and complete copies of the memorandum and articles of association, charter, bylaws and other organizational documents, including all currently effective amendments thereto, for the Company and each of its Subsidiaries. Part 2.2 of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s and its Subsidiaries’ boards of directors; and (b) any code of conduct or similar policy adopted by the Company, Subsidiaries of the Company, or by their respective boards of directors, or any committees of their respective boards of directors. Neither the Company nor any Subsidiary of the Company has taken any action in breach or violation of any of the provisions of its memorandum and articles of association, charters, bylaws or other organizational documents nor is in breach or violation of any of the material provisions of their respective memorandum and articles of association, charters, bylaws or other organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.3 Capitalization, Etc.

(a) The authorized share capital of the Company is $50,000, consisting of (i) 4,000,000 Company Ordinary Shares, par value $0.01 per share, of which 89,199 shares are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 Company Preferred Shares, par value $0.01 per share, of which 255,647 have been issued and are outstanding as of the date of this Agreement. Part 2.3(a) of the Company Disclosure Schedule sets forth the capitalization of the Company as of the date of this Agreement, including the number of shares of the following: (i) issued and outstanding Company Ordinary Shares; (ii) unvested Company Ordinary Shares and (iii) each series of Company Preferred Shares. The Company does not hold any shares of its share capital as treasury shares. All of the outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding Company Ordinary Shares or Company Preferred Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right that has not been waived by the relevant shareholder(s) thereof and none of the outstanding Company Ordinary Shares or Company Preferred Shares is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Ordinary Shares or Company Preferred Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Ordinary Shares or other securities. Part 2.3(a) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to Company Ordinary Shares (including shares issued pursuant to the exercise of share options) and Company Preferred Shares, and specifies, with respect to such repurchase rights, each holder of Company Ordinary Shares or Company Preferred Shares, the date of purchase of such Company Ordinary Shares or Company Preferred Shares, the number of Company Ordinary Shares or Company Preferred Shares subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Company Ordinary Shares or Company Preferred Shares filed an election under Section 83(b) of the Code with respect to such Company Ordinary Shares or Company Preferred Shares within 30 days of purchase. Each share of Company Preferred Shares is convertible into one share of Company Ordinary Shares (and shall be so converted prior to the Effective Time). The Company has never issued certificates representing any shares of Company Ordinary Shares or Company Preferred Shares and all shares of Company Share Capital are uncertificated.

(b) Except for the Company share option plans identified in Part 2.3(b) of the Company Disclosure Schedule (the “Company Share Option Plans”), the Company does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the option holder; (ii) the number Company Ordinary Shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Company Option expires; and (vii) whether such Company Option is an “incentive share option” (as defined in the Code) or a non-qualified share option. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted share options, and the forms of all share option agreements evidencing such options.

(c) Except for the outstanding Company Options or as set forth on Part 2.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or share capital or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or share capital or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share capital or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of share capital or other securities of the Company. There are no outstanding or authorized share appreciation, phantom share, profit participation or other similar rights with respect to the Company.

(d) All outstanding Company Ordinary Shares, Company Preferred Shares, options, warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 2.4 Financial Statements.

(a) Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheet at December 31, 2016, and the Company’s audited statements of operations, cash flow and shareholders’ equity for the years ended December 31, 2016 and 2015 and the notes thereto and (ii) the Company’s unaudited consolidated balance sheet as of June 30, 2017 (the “Company Most Recent Balance Sheet”), together with the related unaudited statements of operations, cash flow and shareholders’ equity for the six-month period then ended, and any notes thereto (collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company and each Subsidiary of the Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since the date of the Company’s formation (which was on July 14, 2015), the Company has not identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 2.5 Absence of Changes. Since December 31, 2016, there has not been any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. After December 31, 2016 and on or before the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company or any Subsidiary of the Company (whether or not covered by insurance);

(b) neither the Company nor any Subsidiary of the Company has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or share capital or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or share capital or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(c) neither the Company nor any Subsidiary of the Company has sold, issued or granted, or authorized the issuance of: (i) any capital stock or share capital or other security (except for Company Ordinary Shares issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or share capital or any other security (except for Company Options identified in Part 2.3(b) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or share capital or other security except for the repurchase or reacquisition of shares pursuant to the Company’s rights arising upon an individual’s termination as an employee, director or consultant;

(d) there has been no amendment to the memorandum and articles of association, charters, bylaws or other organizational documents of the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock or share split, reverse stock or share split or similar transaction;

(e) neither the Company nor any Subsidiary of the Company has amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any Company Share Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted share purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or share);

(f) neither the Company nor any Subsidiary of the Company has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) neither the Company nor any Subsidiary of the Company has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h) neither Company nor any Subsidiary of the Company has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i) neither the Company nor any Subsidiary of the Company has changed any of its accounting methods, principles or practices;

(j) neither the Company nor any Subsidiary of the Company has changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns, entered into any closing agreement with respect to any Tax, settled or compromised any claim, audit or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) neither the Company nor any Subsidiary of the Company has commenced or settled any Legal Proceeding;

(l) neither the Company nor any Subsidiary of the Company has entered into any material transaction outside the Ordinary Course of Business;

(m) neither the Company nor any Subsidiary of the Company has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(n) there has been no entry into, amendment or termination of any Company Material Contract; and

(o) neither the Company nor any Subsidiary of the Company has negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(m)” above (other than negotiations between the Parties to enter into this Agreement).

Section 2.6 Title to Assets. The Company and each Subsidiary of the Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet at December 31, 2016; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries taken as a whole; and (c) liens described in Part 2.6 of the Company Disclosure Schedule.

Section 2.7 Real Property; Leasehold. Neither the Company nor any Subsidiary of the Company owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule (a) which are in full force and effect, subject to:

(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (b) in respect of which the Company or such applicable Subsidiary is not in default.

Section 2.8 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by the Company and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by and material to the Company or any Subsidiary of the Company (the “Company Intellectual Property”) that conveys an exclusive license or is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or (ii) any license, sublicense or other agreement to which the Company or any Subsidiary of the Company is a party and pursuant to which the Company or any Subsidiary of the Company is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Company Third Party Intellectual Property”). The execution and delivery of this Agreement by the Company and the Closing will not, as a result of any Company Contract, result in Parent, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c) Part 2.8(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by the Company or any Subsidiary of the Company. Part 2.8(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the business of the Company and its Subsidiaries as currently conducted, licensed to the Company or any Subsidiary of the Company. Subject to the limitations therein, Parts 2.9(j) and (k) of the Company Disclosure Schedule set forth complete and accurate lists of licenses in respect of Company Third Party Intellectual Property and Company Intellectual Property, respectively.

(d) All items of Intellectual Property set forth in Part 2.8(c)(i) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and to the Company’s Knowledge, all such rights are valid and enforceable. To the Company’s Knowledge all items of Intellectual Property set forth in Part 2.8(c)(ii) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable. To the Company’s Knowledge, the Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since the date of the Company’s formation, neither the Company nor any Subsidiary of the Company has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) All former and current employees, consultants and contractors of the Company or its Subsidiaries who contribute or have contributed to the creation of any Company Intellectual Property have executed written instruments that assign to the Company or the relevant Subsidiary all right, title and interest in and to any such Company Intellectual Property, subject to any retained rights therein or encumbrances thereon set forth in any applicable Company Contracts under which such Company Intellectual Property was created.

(g) The Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since its date of formation, has been in compliance in all material respects with all applicable Legal Requirements, including laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since the date of the Company’s formation, there have been no written allegations or claims received by the Company or any Subsidiary of the Company from any Governmental Body or any person of a breach of any such laws, policies or obligations. To the Company’s Knowledge, since the date of the Company’s formation, there have been no material losses or thefts of any such information.

Section 2.9 Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies, except for Company Contracts set forth in Part 2.13 of the Company Disclosure Schedule:

(a) each Company Contract relating to the retention of, or the performance of services by, any individual consultant or independent contractor, not terminable by the Company or its Subsidiaries on 90 or fewer days’ notice without liability;

(b) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company, its Subsidiaries or any of its or their officers or directors;

(c) each Company Contract containing (i) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on the Company or its applicable Subsidiary;

(d) each Company Contract relating to capital expenditures and involving obligations by the Company or its Subsidiaries after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(e) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Company Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of the Company or any Subsidiary of the Company or any loans or debt obligations with officers or directors of the Company;

(g) each Company Contract involving payment or receipt by the Company or any of its Subsidiaries in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company;

(h) each Company Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which the Company or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Subsidiary of the Company or (ii) any Contract to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell or commercialize any Company products or service except agreements with sales representatives in the Ordinary Course of Business;

(i) each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(j) each Company Contract under which the Company or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Company Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $15,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements);

(k) each Company Contract under which the Company or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any Company Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(l) any other Company Contract (i) which involves payment or receipt by the Company or its Subsidiaries under any such Contract of $150,000 or more in the aggregate or obligations after the date of this Agreement in excess of $150,000 in the aggregate or (ii) that is material to the business or operations of the Company and its Subsidiaries.

The Company has delivered to Parent accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts (as defined below), including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company has, nor to the Company’s Knowledge, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above or any Company Contract listed in Part 2.13 of the Company Disclosure Schedule (any such Contract, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of termination or cancellation under any Company Material Contract.

Section 2.10 Liabilities. Neither the Company nor any Subsidiary of the Company has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Most Recent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Most Recent Balance Sheet in the Ordinary Course of Business and which are not individually or in the aggregate material; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof); and (d) Liabilities described in Part 2.10 of the Company Disclosure Schedule.

Section 2.11 Compliance; Permits; Restrictions.

(a) The Company and each Subsidiary of the Company is and, since the date of the Company’s formation, has been in compliance with all Legal Requirements applicable to the Company or any Subsidiary of the Company, and, since the date of the Company’s formation, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(b) Each of the current product candidates of the Company or any Subsidiary of the Company (the “Company Products”) is being, and at all times has been, developed, tested, manufactured, distributed, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”), including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c) Neither the Company, any Subsidiary of the Company, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has, at any time since the date of the Company’s formation, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since the date of the Company’s formation, neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d) To the Company’s Knowledge, the clinical trials conducted by or on behalf of the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside of the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in the Public Health Service Act (including section 402(j)), the Federal Food, Drug, and Cosmetic Act, and applicable FDA regulations set forth at 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application). Neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any entity conducting clinical trials on behalf of the Company or its Subsidiaries, has used any clinical investigator who has been disqualified or who has been the subject of disqualification proceedings pursuant to 21 C.F.R. §314.70 or similar regulations.

(e) Neither the Company nor any Subsidiary of the Company is subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(f) Neither the Company, any Subsidiary of the Company, nor, to the Company’s Knowledge, any employee of the Company or any Subsidiary of the Company, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirements, nor has the Company, any Subsidiary of the Company or, to the Company’s Knowledge, any employee of the Company or any Subsidiary of the Company, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 2.12 Tax Matters.

(a) The Company and each of its Subsidiaries (i) has filed all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, the Company makes no representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by the Company or any of its Subsidiaries for any federal, state or other Tax purposes, or (B) any limitation on use by the Company or any of its Subsidiaries of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws, (ii) has timely paid all material Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on the Company’s audited consolidated balance sheet at December 31, 2016, for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries. Since December 31, 2016, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding.

(c) The Company and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet, in accordance with GAAP) on any of the assets of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with the Company or any of its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated U.S. federal income Tax Return. Neither the Company nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person (other than Taxes of the Company and its Subsidiaries, and other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns).

(f) The Company has delivered or made available to Parent complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of the Company and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries (and predecessors of each), with respect to U.S. federal income Tax and all other material Taxes.

(g) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law.

(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code (and any analogous provision of state, local or foreign law) that is currently in effect.

(l) Neither the Company nor any of its Subsidiaries has ever had any permanent establishment or other fixed place of business in, or been a resident of, any country other than in its country of formation. The Company and each of its Subsidiaries are and have at all times been resident for Tax purposes in their country of incorporation or formation and are not and have not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double Taxation).

(m) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(n) No written notice of a claim or pending investigation has ever been received by the Company or any of its Subsidiaries from any Taxing authority in any jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes asserting that the Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction.

(o) The Company and each of its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions pursuant to this Agreement.

(p) The Company and each of its Subsidiaries are treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Neither the Company nor any of its Subsidiaries (i) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) is treated as a U.S. corporation under Section 7874(b) of the Code, and (iii) has elected under Code Section  897(i) to be treated as a domestic corporation.

Section 2.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company and Company Subsidiary employees is terminable by the Company or the applicable Subsidiary of the Company at will and, except as set forth in Part 2.13(a) of the Company Disclosure Schedule, no employees are subject to any contract with the Company, except with respect to noncompetition, confidentiality and assignment of inventions. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) Part 2.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the current employees of the Company describing for each employee the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, bonus potential, status (i.e. active or inactive and if inactive the type of leave and estimated duration), and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated herein. Part 2.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all the current material independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.

(c) To the Knowledge of the Company, no officer or Key Employee of the Company or any Subsidiary of the Company has threatened or expressed in writing any intention to terminate his or her employment.

(d) Neither the Company nor any Subsidiary of the Company is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company or any Subsidiary of the Company.

(e) No labor dispute, walk out, strike, hand billing, picketing of any nature, or work stoppage or any other concerted interference with normal operations involving the employees of the Company or any Subsidiary has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the three (3) years prior to the date hereof.

(f) Part 2.13(f) of the Company Disclosure Schedule lists all material written (and describes all material non-written) employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, with or for the benefit of any present or former employee or director of the Company or any subsidiary which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, or any subsidiary, or under which the Company or any ERISA Affiliate has any current or contingent liability (each, a “Company Employee Plan”).

(g) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualified status, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(h) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) No Company Employee Plan nor any employee benefit plan maintained, contributed to, or required to be contributed to by any ERISA Affiliate or subsidiary of the Company (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability that has not been paid in full with respect to, any such plan or (ii) is a Multiemployer Plan, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability with to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(j) No Company Employee Plan provides for medical or any other non-pension benefits beyond termination of service or retirement, other than pursuant to COBRA or an analogous state law requirement and the Company has never promised to provide such post-termination benefits.

(k) With respect to Company Options granted pursuant to any Company Share Option Plans, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Company Option grant was made in accordance with the terms of any Company Share Option Plans and all other applicable Legal Requirements, (iii) the per share exercise price of each Company Option was equal to or greater than the fair market value of a Company Ordinary Shares on the applicable Grant Date determined in a manner consistent with Section 409A of the Code, and (iv) each such Company Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(l) Except as set forth on Part 2.13(l) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer. Neither the Company nor any Subsidiary of the Company is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of the Company, no payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company or any Subsidiary of the Company, including the grant, vesting or exercise of any share option, would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(n) The Company and each Subsidiary of the Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of the Company are currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any governmental authority. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices. The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986.

(o) There are no pending or threatened claims or actions against the Company, any Subsidiary of the Company, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(p) Part 2.13(p) of the Company Disclosure Schedule lists all liabilities of the Company and its Subsidiaries to any employee that result from the termination by the Company or any Subsidiary of the Company of such employee’s employment or provision of services, a change of control of the Company or any Subsidiary of the Company, or a combination thereof. Neither the Company nor any Subsidiary of the Company has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(q) Neither the Company nor any Subsidiary of the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) Neither the Company nor any Subsidiary of the Company is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(s) There is no contract, agreement, plan or arrangement to which Company or any ERISA Affiliate is a party or by which it is bound to compensate any employee for Taxes paid pursuant to Sections 4999 or 409A of the Code.

Section 2.14 Environmental Matters. The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received since the date of the Company’s formation any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary of the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received since the date of the Company’s formation any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property; and (b) it has no material liability under any Environmental Law.

Section 2.15 Insurance.

(a) The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date of the Company’s formation, neither the Company nor any Subsidiary of the Company has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Subsidiary of the

Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Subsidiary of the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

(b) The Company has delivered to Parent accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each of its Subsidiaries as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.15(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each of its Subsidiaries with respect to the Existing Company D&O Policies.

Section 2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any Subsidiary of the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.16 of the Company Disclosure Schedule, the Company has provided Parent or its counsel all pleadings related to such Legal Proceeding. The Company has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Subsidiary of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Subsidiary of the Company or to any material assets owned or used by the Company or any Subsidiary of the Company.

Section 2.17 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has: (a) determined that the Merger is in the best commercial interests of the Company; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended the approval of this Agreement by the holders of Company Ordinary Shares and Company Preferred Shares and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders in connection with the solicitation of the Company Shareholder Approval (as defined below). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.18 Intentionally Omitted.

Section 2.19 Vote Required. The affirmative vote (or action by written consent) (the “Company Shareholder Approval”) of (a) either (i) the holders of two-thirds of the shares of Company Share Capital outstanding acting at any general meeting or class meeting of the Company or (ii) the holders of all of the shares of Company Share Capital outstanding acting by written consent and (b) the holders of a majority of the outstanding shares of each series of Company Preferred Shares (the “Required Company Stockholder Vote”), is the only vote or consent of the holders of any class or series of Company Share Capital necessary to adopt or approve this Agreement and approve the Merger and the other Contemplated Transactions and the matters set forth in Section 5.2(a) of this Agreement.

Section 2.20 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the memorandum and articles of association, charter, bylaws or other organizational document of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Shareholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.20(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.20(b) having been made, conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.20(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Part 2.20(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any Company license or Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound required to be obtained in connection with the consummation of the Contemplated Transactions, and the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) the approval of the Board of Directors of the Company to the Contemplated Transactions and the Plan of Merger, (ii) obtaining the Company Stockholder Approval, (iii) the filing of the Plan of Merger (together with the Cayman Merger Documents set forth in Part 1.3 of the Company Disclosure Schedule) with the Cayman Registrar of Companies and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iv) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 2.21 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the

Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

Section 2.22 Accredited Investor Status. Prior to the date of this Agreement each holder of Company Ordinary Shares and Company Preferred Shares has previously represented to the Company that he, she or it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 2.23 Disclosure. The information supplied by the Company and each of its Subsidiaries for inclusion in the Proxy Statement (including any Company Public Company Financials) will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows, except as set forth in (x) the Parent SEC Documents filed prior to the date hereof or (y) the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any part or subpart of the Parent Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Parent Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material (including for purposes of federal and state securities laws), has resulted in or would reasonably be expected to result in a Parent Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 3.1 Subsidiaries; Due Organization; Etc.

(a) Parent has no Subsidiaries, except for Merger Sub and the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule; and neither Parent nor any Subsidiary of Parent identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule. Parent has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Parent, Merger Sub and each other Subsidiary of Parent is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c) Parent, Merger Sub and each other Subsidiary of Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2 Governing Documents; Charters and Codes of Conduct. Parent has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws, memorandum and articles of association and other charter and organizational documents, including all currently effective amendments thereto, for Parent and each of its Subsidiaries. Part 3.2 of the Parent Disclosure Schedule lists, and Parent has delivered to the Company, accurate and complete copies of: (a) the charters of all committees of Parent’s and its Subsidiaries’ boards of directors; and (b) any code of conduct or similar policy adopted by Parent, Subsidiaries of Parent, or by their respective boards of directors, or any committees of their respective boards of directors. Neither Parent nor any Subsidiary of Parent has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws, memorandum and articles of association or other charter and organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws, memorandum and articles of association or other charter and organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of (i) One Hundred Twenty Million (120,000,000) shares of Parent Common Stock, par value $0.001 per share, of which Twenty Seven Million Ten Thousand Two Hundred Two (27,010,202) shares have been issued and are outstanding as of this Agreement and (ii) Five Million (5,000,000) shares of undesignated Parent Preferred Stock, par value $0.001 per share of which no shares have been issued and are outstanding. Parent does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Part 3.3(a) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options), and specifies, with respect to such repurchase rights, each holder of Parent Common Stock, the date of purchase of such Parent Common Stock, the number of shares of Parent Common Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Parent Common Stock filed an election under Section 83(b) of the Code with respect to such Parent Common Stock within 30 days of purchase.

(b) Except for the 2004 stock option and incentive plan, the 2014 stock option and incentive plan, as amended and the employee stock purchase plan (collectively, the “Parent Stock Plans”), Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the option holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option; (iii) the exercise price of such Parent Option; (iv) the date on which such Parent Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Parent Option expires; and (vii) whether such Parent Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c) Part 3.3(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent RSU outstanding as of the date of this Agreement: (i) the name of the holder of the Parent RSU;

(ii) the number of shares of Parent Common Stock subject to such Parent RSU; (iii) the date on which such Parent RSU was granted; and (iv) the applicable vesting schedule. Parent has made available to the Company accurate and complete copies of all equity incentive plans pursuant to which Parent has ever granted restricted stock units, and the forms of all restricted stock unit award agreements evidencing such restricted stock units.

(d) Part 3.3(d) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Warrant outstanding as of the date of this Agreement: (i) the name of the warrant holder; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant; (iii) the exercise price of such Parent Warrant; (iv) the date on which such Parent Warrant was granted; and (v) the date on which such Parent Warrant expires. Parent has delivered to the Company accurate and complete copies of all Parent Warrants.

(e) Except for the outstanding Parent Options, Parent RSUs, Parent Warrants or as set forth on Part 3.3(e) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(f) All outstanding shares of Parent Common Stock and options, restricted stock units, warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 3.4 SEC Filings; Financial Statements.

(a) All material documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the registration statements, proxy statements, Certifications (as defined below) and other documents filed by Parent with the SEC since January 1, 2014 (the “Parent SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Legal Requirements.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(c) Parent’s auditor has at all times since January 1, 2016 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) From January 1, 2016, through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the NASDAQ Global Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

(e) Parent and each Subsidiary of Parent internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) Since January 1, 2014, Parent has not identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (iii)  any claim or allegation regarding any of the foregoing.

Section 3.5 Absence of Changes. Since December 31, 2016, there has not been any Parent Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. After December 31, 2016 and on or before the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Parent or any Subsidiary of Parent (whether or not covered by insurance);

(b) neither Parent nor any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock (other than intercompany transfers or dividends paid or payable to Parent by its Subsidiaries); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Parent or any of its Subsidiaries;

(c) neither Parent nor any of its Subsidiaries has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options and vesting of restricted stock units); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options identified in Part 3.3(b) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to Parent rights arising upon an individual’s termination as an employee, director or consultant;

(d) there has been no amendment to the certificate of incorporation, bylaws, memorandum and articles of association or other charter or organizational documents of Parent or any Subsidiary of Parent and neither Parent nor any Subsidiary of Parent has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) neither Parent nor any of its Subsidiaries has amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Parent Stock Plans; (ii) any Parent Option or any Contract evidencing or relating to any Parent Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) neither Parent nor any Subsidiary of Parent has formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(g) neither Parent nor any Subsidiary of Parent has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h) neither Parent nor any Subsidiary of Parent has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Parent Employee Plan; (ii) caused or permitted any Parent Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i) neither Parent nor any Subsidiary of Parent has changed any of its accounting methods, principles or practices;

(j) neither Parent nor any Subsidiary of Parent changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns, entered into any closing agreement with respect to any Tax, settled or compromised any claim, audit or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) neither Parent nor any Subsidiary of Parent has commenced or settled any Legal Proceeding;

(l) neither Parent nor any Subsidiary of Parent has entered into any material transaction outside the Ordinary Course of Business;

(m) neither Parent nor any Subsidiary of Parent has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(n) there has been no entry into, amendment or termination of any Parent Material Contract; and

(o) neither Parent nor any Subsidiary of Parent has negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(m)” above (other than negotiations between the Parties to enter into this Agreement).

Section 3.6 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Parent or a Parent Subsidiary free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet at December 31, 2016; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries, taken as a whole; and (c) liens described in Part 3.6 of the Parent Disclosure Schedule.

Section 3.7 Real Property; Leasehold. Neither Parent nor any Subsidiary of Parent owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Parent Disclosure Schedule (a) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (b) in respect of which Parent or such applicable Subsidiary is not in default.

Section 3.8 Intellectual Property.

(a) To Parent’s Knowledge, Parent and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property used in the business of Parent and its

Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by Parent and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by and material to Parent or any Subsidiary of Parent (the “Parent Intellectual Property”) that conveys an exclusive license or is otherwise material to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted or (ii) any license, sublicense or other agreement to which Parent or any Subsidiary of Parent is a party and pursuant to which Parent or any Subsidiary of Parent is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Parent Third Party Intellectual Property”). The execution and delivery of this Agreement by Parent and the Closing will not, as a result of any Parent Contract, result in Parent, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c) Part 3.8(c)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by Parent or any Subsidiary of Parent. Part 3.8(c)(ii) of the Parent Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the business of Parent and its Subsidiaries as currently conducted, licensed to Parent or any Subsidiary of Parent. Subject to the limitations therein, Parts 3.9(j) and (k) of the Parent Disclosure Schedule set forth complete and accurate lists of licenses in respect of Parent Third Party Intellectual Property and Parent Intellectual Property, respectively.

(d) All items of Intellectual Property set forth in Part 3.8(c)(i) of the Parent Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and to Parent’s Knowledge, all such rights are valid and enforceable. To Parent’s Knowledge all items of Intellectual Property set forth in Part 3.8(c)(ii) of the Parent Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable. To Parent’s Knowledge, Parent and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Parent Intellectual Property of a nature that Parent intends to keep confidential. To Parent’s Knowledge, no third party is infringing, violating or misappropriating any of Parent Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

(e) To Parent’s Knowledge, the conduct of the business of Parent and its Subsidiaries as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2014, neither Parent nor any Subsidiary of Parent has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) All former and current employees, consultants and contractors of Parent or its Subsidiaries who contribute or have contributed to the creation of any Parent Intellectual Property have executed written instruments that assign to Parent or the relevant Subsidiary all right, title and interest in and to any such Parent Intellectual Property, subject to any retained rights therein or encumbrances thereon set forth in any applicable Parent Contracts under which such Parent Intellectual Property was created.

(g) Parent’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since January 1, 2014, has been in compliance in all material respects with all applicable Legal Requirements, including laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since January 1, 2014, there have been no written allegations or claims received by Parent or any Subsidiary of Parent from any

Governmental Body or any person of a breach of any such laws, policies or obligations. To Parent’s Knowledge, since January 1, 2014, there have been no material losses or thefts of any such information.

Section 3.9 Agreements, Contracts and Commitments. Part 3.9 of the Parent Disclosure Schedule identifies, except for Parent Contracts set forth in Part 3.13 of the Parent Disclosure Schedule:

(a) each Parent Contract relating to the retention of , or the performance of services by, any individual consultant or independent contractor, not terminable by Parent or its Subsidiaries on 90 or fewer days’ notice without liability;

(b) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Parent and any of its officers or directors;

(c) each Parent Contract containing (i) any covenant limiting the freedom of Parent, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on Parent or its applicable Subsidiary;

(d) each Parent Contract relating to capital expenditures and involving obligations by Parent or its Subsidiaries after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(e) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Parent Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of Parent or any Subsidiary of Parent or any loans or debt obligations with officers or directors of Parent;

(g) each Parent Contract involving payment or receipt by Parent or any of its Subsidiaries in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent;

(h) each Parent Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which Parent or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or such Subsidiary of Parent or (ii) any Contract to license any third party to manufacture or produce any Parent product, service or technology or any Contract to sell or commercialize any Parent products or service except agreements with sales representatives in the Ordinary Course of Business;

(i) each Parent Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(j) each Parent Contract under which Parent or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Parent Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $15,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements);

(k) each Parent Contract under which Parent or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any Parent Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(l) any other Parent Contract (i) which involves payment or receipt by Parent or its Subsidiaries under any such Contract of $150,000 or more in the aggregate or obligations after the date of this Agreement in excess of $150,000 in the aggregate or (ii) that is material to the business or operations of Parent and its Subsidiaries.

Parent has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Parent Material Contracts (as defined below), including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any Subsidiary of Parent has, nor to Parent’s Knowledge, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which Parent or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above or any Parent Contract listed in Part 3.13 of the Parent Disclosure Schedule (any such Contract, a “Parent Material Contract”) in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Parent has not received any written notice of termination or cancellation under any Parent Material Contract.

Section 3.10 Liabilities. Neither Parent nor any Subsidiary of Parent has any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of Parent’s unaudited consolidated balance sheet at June 30, 2017; (b) normal and recurring current Liabilities that have been incurred by Parent since the date of Parent’s unaudited consolidated balance sheet at June 30, 2017 in the Ordinary Course of Business that are not individually or in the aggregate material; (c) Liabilities for performance of obligations of Parent or any Subsidiary of Parent under Contracts (other than for breach thereof); and (d) Liabilities described in Part 3.10 of the Parent Disclosure Schedule.

Section 3.11 Compliance; Permits; Restrictions.

(a) Parent and each Subsidiary of Parent is and, since January 1, 2012, has been in compliance with all Legal Requirements applicable to Parent or any Subsidiary of Parent, and, since January 1, 2012, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Each of the current product candidates of Parent or any Subsidiary of Parent (the “Parent Products”) is being, and at all times has been, developed, tested, manufactured, distributed, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and applicable regulations enforced by the FDA, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c) Neither Parent, any Subsidiary of Parent, nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or distributors has, at any time since January 1, 2012, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2012, neither Parent nor any Subsidiary of Parent nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d) To Parent’s Knowledge, the clinical trials conducted by or on behalf of Parent or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in the Public Health Service Act (including section 402(j)), the Federal Food, Drug, and Cosmetic Act, and applicable FDA regulations set forth at 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application). Neither Parent, its Subsidiaries, nor, to Parent’s Knowledge, any entity conducting clinical trials on behalf of Parent or its Subsidiaries, has used any clinical investigator who has been disqualified or who has been the subject of disqualification proceedings pursuant to 21 C.F.R. §314.70 or similar regulations.

(e) Neither Parent nor any Subsidiary of Parent is subject to any investigation that is pending and of which Parent has been notified in writing or, to Parent’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729) or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(f) Neither Parent, any Subsidiary of Parent, nor, to Parent’s Knowledge, any employee of Parent or any Subsidiary of Parent, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has Parent, any Subsidiary of Parent or, to Parent’s Knowledge, any employee of Parent or any Subsidiary of Parent, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 3.12 Tax Matters.

(a) Parent and each of its Subsidiaries (i) has filed all material Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, neither Parent nor Merger Sub makes any representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by Parent or any of its Subsidiaries for any federal, state or other Tax purposes, or (B) any limitation on use by Parent or any of its Subsidiaries of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws, (ii) has timely paid all material Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on Parent’s audited consolidated balance sheet at December 31, 2016, for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries. Since December 31, 2016, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding.

(c) Parent and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet, in accordance with GAAP) on any of the assets of Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with Parent or any of its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns). Neither Parent nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is Parent) filing a consolidated U.S. federal income Tax Return. Neither Parent nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person (other than Taxes or Parent and its Subsidiaries and other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns).

(f) Parent has delivered or made available to the Company complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of Parent and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Parent and each of its Subsidiaries (and predecessors of each), with respect to U.S. federal income Tax and all other material Taxes.

(g) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) use of an improper method of accounting a taxable period ending on or before the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business or (vi) election by Parent or any of its Subsidiaries under Section 108(i) of the Code.

(i) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations, or any similar provision of state, local, or foreign law.

(j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Neither Parent nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code (and any analogous provision of state, local or foreign law) that is currently in effect.

(l) Neither Parent nor any of its Subsidiaries has ever had any permanent establishment or other fixed place of business in, or been a resident of, any country other than in its country of formation. Parent and each of its Subsidiaries are and have at all times been resident for Tax purposes in their country of incorporation or formation and are not and have not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double Taxation).

(m) Parent and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(n) No written notice of a claim or pending investigation has ever been received by Parent or any of its Subsidiaries from any Taxing authority in any jurisdiction where either Parent or any of its Subsidiaries does not file Tax Returns or pay Taxes asserting that Parent or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction.

(o) Parent and each of its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions pursuant to this Agreement.

Section 3.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of Parent and Subsidiary of Parent employees is terminable by Parent or the applicable Subsidiary of Parent at will and, except as set forth in Part 3.13(a) of the Parent Disclosure Schedule, no employees are subject to any contract with the Company, except with respect to noncompetition, confidentiality and assignment of inventions. Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Associates to the extent currently effective and material.

(b) Part 3.13(b) of the Parent Disclosure Schedule contains a complete and accurate list of all of the current employees of Parent describing for each employee the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, bonus potential, status (i.e. active or inactive and if inactive the type of leave and estimated duration), and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated herein. Part 3.13(b) of the Parent Disclosure Schedule contains a complete and accurate list of all the current material independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of Parent and classified by Parent as other than employees or compensated other than through wages paid by the Parent through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.

(c) To the Knowledge of Parent, no officer or Key Employee of Parent or any Subsidiary of Parent has threatened or expressed in writing any intention to terminate his or her employment.

(d) Neither Parent nor any Subsidiary of Parent is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of Parent or any Subsidiary of Parent.

(e) No labor dispute, walk out, strike, hand billing, picketing of any nature, or work stoppage or any other concerted interference with normal operations involving the employees of Parent or Subsidiary of the Parent has occurred, is in progress or, to the Knowledge of Parent, has been threatened in the three (3) years prior to the date hereof.

(f) Part 3.13(f) of the Parent Disclosure Schedule lists all material written (and describes all material non-written) employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, with or for the benefit of any present or former employee or director of Parent or any Subsidiary which is maintained by, administered or contributed to by, or required to be contributed to by, Parent, or any ERISA Affiliate, or under which Parent or any Subsidiary has any current or contingent liability (each, a “Parent Employee Plan”).

(g) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualified status, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements of such reliance. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(h) Each Parent Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) No Parent Employee Plan nor any employee benefit plan maintained, contributed to, or required to be contributed to by an ERISA Affiliate or Subsidiary of Parent (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Parent nor any Subsidiary of Parent or ERISA Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability that has not been paid in full with respect to, any such plan or (ii) is a Multiemployer Plan, and neither Parent nor any Subsidiary of Parent or ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability with respect to any Multiemployer Plan. No Parent Employee Plan is a Multiple Employer Plan.

(j) No Parent Employee Plan provides for medical or any other non-pension benefits beyond termination of service or retirement, other than pursuant to COBRA or an analogous state law requirement and Parent has never promised to provide such post-termination benefits.

(k) With respect to Parent Options granted pursuant to the Parent Stock Plans, (i) each grant of a Parent Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of Parent (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Parent Option grant was made in accordance with the terms of the Parent Stock Plans and all other applicable Legal Requirements, including the rules of the NASDAQ Global Market and any other exchange on which Parent securities are traded, (iii) the per share exercise price of each Parent Option was equal to the fair market value of a share of Parent Common Stock on the applicable Grant Date and i) each such Parent Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in Parent filings with the SEC in accordance with the Exchange Act and all other applicable Legal Requirements.
(l) Except as set forth on Part 3.13(l) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer. Neither Parent nor any Subsidiary of Parent is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of Parent, no payment pursuant to any Parent Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to Parent or any Subsidiary of Parent, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(n) Parent and each Subsidiary of Parent is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against Parent in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of Parent are currently being audited or investigated, or to the knowledge of Parent, subject to imminent audit or investigation by any governmental authority. Neither Parent nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices. Parent is in compliance with the requirements of the Immigration Reform Control Act of 1986.

(o) There are no pending or threatened claims or actions against Parent, any Subsidiary of Parent, any Parent trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(p) Part 3.13(p) of the Parent Disclosure Schedule lists all liabilities of Parent and its Subsidiaries to any employee that result from the termination by Parent or any Subsidiary of Parent of such employee’s employment or provision of services, a change of control of Parent or any Subsidiary of Parent, or a combination thereof. Neither Parent nor any Subsidiary of Parent has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(q) Neither Parent nor any Subsidiary of Parent has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) Neither Parent nor its Subsidiaries has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(s) There is no contract, agreement, plan or arrangement to which Parent or any ERISA Affiliate is a party or by which it is bound to compensate any employee for Taxes paid pursuant to Sections 4999 or 409A of the Code.

Section 3.14 Environmental Matters. Parent and each Subsidiary of Parent is in compliance with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent or any Subsidiary of Parent is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s compliance with any Environmental Law in the future. To the Knowledge of Parent: (a) no current or prior owner of any property leased or controlled by Parent has received since January 1, 2014 any written notice or other communication relating to property owned or leased at any time by Parent, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in compliance with or violated any Environmental Law relating to such property; and (b)  it has no material liability under any Environmental Law.

Section 3.15 Insurance.

(a) Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each Subsidiary of Parent. Each of such insurance policies is in full force and effect and Parent and each Subsidiary of Parent are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither Parent nor any Subsidiary of Parent has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Parent or any Subsidiary of Parent. All information provided to insurance carriers (in applications and otherwise) on behalf of Parent and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Parent or any Subsidiary of Parent, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any Subsidiary of Parent of its intent to do so.

(b) Parent has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Parent and each of its Subsidiaries as of the date of this Agreement (the “Existing Parent D&O Policies”). Part 3.15(b) of the Parent Disclosure Schedule accurately sets forth the most recent annual premiums paid by Parent with respect to the Existing Parent D&O Policies.

Section 3.16 Transactions with Affiliates. Since the date of Parent’s last proxy statement filed in 2017 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the Parent Disclosure Schedule, Parent has provided the Company or its counsel all pleadings related to such Legal Proceeding. Parent has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Parent or any Subsidiary of Parent, or any of the assets owned or used by Parent or any Subsidiary of Parent, is subject. To the Knowledge of Parent, no officer or other Key Employee of Parent or any Subsidiary of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any Subsidiary of Parent or to any material assets owned or used by Parent or any Subsidiary of Parent.

Section 3.18 Authority; Binding Nature of Agreement. Parent and each of its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Parent and Merger Sub has: (a) determined that the Merger is fair to, advisable and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) in the case of Parent, recommended the adoption and approval of this Agreement by the holders of Parent Common Stock and directed that this Agreement and the issuance of shares of Parent Common Stock in the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of Parent or Merger Sub (as applicable), enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.19 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Parent and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or any other similar provision under Cayman Law) are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state or foreign takeover statute or similar state or foreign Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.20 Vote Required. The affirmative vote (the “Parent Stockholder Approval”) of the holders of a majority of the shares of Parent Common Stock outstanding is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock in the Merger (the “Required Parent Stockholder Vote”).

Section 3.21 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the consummation by Parent of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Parent or of the memorandum and articles of association, charter, bylaws, or other organizational document of any Subsidiary of Parent, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Encumbrances on Parent’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Parent Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.21(b) having been made, conflict with or violate any Legal Requirement applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.21(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect. Part 3.21(a) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any Parent license or Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound required to be obtained in connection with the consummation of the Contemplated Transactions, the absence of which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Contemplated Transactions, except for (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which Parent is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

Section 3.22 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

Section 3.23 Disclosure. The information supplied by Parent and each of its Subsidiaries for inclusion in the Proxy Statement (including the consolidated financial statements of Parent contained therein or incorporated by reference to the Parent SEC Documents) will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 3.24 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will have been duly authorized and will be validly issued, fully paid and non-assessable. The Parent Common Stock that, effective upon Closing, will be issuable upon exercise of Company Options and/or Company Warrants assumed in the Contemplated Transactions, pursuant to Section 5.5 of this Agreement, will have been duly authorized and reserved for issuance.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) any written materials or communications sent by or on behalf of a Party to its stockholders;

(ii) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(iii) any material non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(iv) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

Section 4.2 Operation of Parent’s Business.

(a) Except as set forth on Part 4.2 of the Parent Disclosure Schedule, during the Pre-Closing Period: (i) Parent shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Parent Material Contracts; and (ii) Parent shall promptly notify the Company of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Parent or any Subsidiary of Parent that is commenced, or, to the Knowledge of Parent, threatened in writing against, Parent, any Subsidiary of Parent or (to the Knowledge of Parent) any director, officer or Key Employee of Parent or any Subsidiary of Parent after the date of the Merger Agreement; and (C) any written notice or other written communication from any Person alleging that any payment or other obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to Contracts or dealings in the Ordinary Course of Business.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing, by delivering an updated Parent Disclosure Schedule, of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII and Article VIII impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 8.1.

Section 4.3 Operation of the Company’s Business.

(a) Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Company Material Contracts; and (ii) the Company shall promptly notify Parent of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any Subsidiary of the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company, any Subsidiary of the Company or (to the Knowledge of the Company) any director, officer or Key Employee of the Company or any Subsidiary of the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify Parent in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII and Article VIII impossible or materially less likely. No notification given to Parent pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

Section 4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Parent Disclosure Schedule, (iii) as required by applicable Legal Requirements or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any Subsidiary of Parent to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Parent Common Stock from terminated employees of Parent or its Subsidiaries, and provided that such repurchase is at the lower of the current fair value or the original cost basis for such shares);

(ii) other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for shares of Parent Common Stock issued upon the valid exercise of outstanding Parent Options and vesting of restricted stock units, each of which shall be subject to the adjustments contemplated in the definition of “Fully-Diluted Basis”); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

(iii) amend the certificate of incorporation, bylaws, memorandum and articles of association or other charter or organizational documents of Parent or any Subsidiary of Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi) (A) adopt, establish or enter into any Parent Employee Plan; (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees; (D) accelerate the vesting of any compensation or benefit; (E) hire or promote any employee; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, sell, lease other otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties;

(ix) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(x) change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns enter into any closing agreement with respect to any Tax; settle or compromise any claim, audit or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(xi) enter into, amend or terminate any Parent Material Contract;

(xii) initiate, compromise or settle any Legal Proceeding;

(xiii) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(xiv) agree to take, take or permit any Subsidiary of Parent to take or agree to take, any of the actions specified in clauses (i) through (x) of this Section 4.4(a).

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Legal Requirements or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or share capital; or repurchase, redeem or otherwise reacquire any shares of capital stock or share capital or other securities (except for shares of Company Ordinary Shares from terminated employees of the Company or its Subsidiaries, and provided that such repurchase is at the lower of the current fair value or the original cost basis for such shares);

(ii) amend the memorandum and articles of association, charter, bylaws or other organizational documents of the Company or any Subsidiary of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock or share split, reverse stock or share split or similar transaction, except as related to the Contemplated Transactions;

(iii) other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or share capital or other security (except for Company Ordinary Shares issued upon the valid exercise of outstanding Company Options and vesting of restricted share units, each of which shall be subject to the adjustments contemplated in the definition of “Fully-Diluted Basis”); (B) any option, warrant or right to acquire any capital stock or share capital or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or share capital or other security (other than as permitted by clause (A) above);

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments (excluding any such expenditures or commitments to the extent set forth in the Company’s fiscal 2017 or fiscal 2018 operating budget) in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;;

(vi) (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Parent; (C) pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) accelerate the vesting of any compensation or benefit; (E) hire or promote any employee; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, sell, lease or otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties;

(ix) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(x) change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; enter into any closing agreement with respect to any Tax; settle or compromise any claim, audit or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes;; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) enter into, amend or terminate any Company Material Contract;

(xii) initiate, compromise or settle any Legal Proceeding;

(xiii) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(xiv) agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (x) of this Section 4.4(b).

Section 4.5 Mutual Non-Solicitation.

(a) No Solicitation by the Company.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article IX, without the prior written consent of Parent, none of the Company, any of its Subsidiaries or any

Representative of any of the Company or its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

(ii) For purposes of this Agreement, “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger (including a reverse merger), tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Company or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and (iii) Except as otherwise provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Parent, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation.

(iv) Nothing in this Section 4.5 shall prohibit the Board of Directors of the Company from making any disclosure to the shareholders of the Company, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Legal Requirements.

(b) No Solicitation by Parent.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article IX, without the prior written consent of Company, none of Parent, its Subsidiaries or any Representative of Parent or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Parent Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Parent Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Merger and issuance of the Parent Common Stock by Parent’s stockholders at the Parent Stockholders’ Meeting, Parent may take the following actions in response to an unsolicited bona fide written Parent Acquisition Proposal received after the date hereof that the Board of Directors of Parent has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Parent Superior Offer: (1) furnish nonpublic information regarding Parent to the third party making the Parent Acquisition Proposal (a “Parent Qualified Bidder”);

and (2) engage in discussions or negotiations with the Parent Qualified Bidder and its representatives with respect to such Parent Acquisition Proposal; provided that (w) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Parent to comply with the terms of this Section 4.5 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Parent contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Parent has not breached this Section 4.5, and (z) the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Parent under applicable Legal Requirements.

(ii) For purposes of this Agreement,

A. “Parent Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger (including a reverse merger), tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Parent or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Parent and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Parent (including securities of Parent currently beneficially owned by such Person); provided, however, that the term “Parent Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

B. “Parent Superior Offer” shall mean an unsolicited bona fide Parent Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Parent Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Parent Acquisition Proposal (including the financing terms and the ability of such third party to finance such Parent Acquisition Proposal), (1) is more favorable from a financial point of view to Parent’s stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such Parent Superior Offer pursuant to and in accordance with Section 4.5(b)(v) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Parent on terms no less favorable to Parent than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Parent nor any committee of the Board of Directors of Parent shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to the Company, the Parent Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Parent Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of the Merger and issuance of the Parent Common Stock by Parent’s stockholders at the Parent Stockholders’ Meeting, Parent receives a Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Parent Superior Offer, and the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that such Parent Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of Parent under applicable Legal Requirements, the Board of Directors of Parent may (i) effect a Parent Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Parent Superior Offer and terminate this Agreement; provided, however that Parent shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless Parent has complied with this Section 4.5 and in advance of or concurrently with such termination Parent pays the fee set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following the Company’s receipt of written notice from Parent that the Board of Directors of Parent and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Parent Acquisition Proposal), and (B) at the end of such period, the Board of Directors of Parent and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with Parent’s outside legal counsel and financial advisors, that such Parent Acquisition Proposal remains a Parent Superior Offer. During any such five (5) Business Day period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Parent Acquisition Proposal, to which Parent shall negotiate in good faith.

(v) Nothing in this Section 4.5 shall prohibit Parent from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, respectively, or from the Board of Directors of Parent making any disclosure to Parent’s stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Legal Requirements.

(c) Both the Company and Parent shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Parent Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Parent shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Parent Acquisition Proposal, respectively.

(d) The Company and Parent shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than ten Business Days after the Company shall have delivered the Company Public Company Financials to Parent, Parent shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten calendar days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement. Each Party shall promptly furnish to the other Party all information concerning such Party, its Subsidiaries and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate fully with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent. Parent shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement and all of its own legal, accounting, proxy solicitation, printing and mailing costs and other amounts related thereto.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to ensure that the issuance of the Parent Common Stock in the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act and from registration or qualification requirements under applicable state securities laws.

Section 5.2 Company Shareholder Approval.

(a) The Company shall take all action necessary in accordance with all applicable Legal Requirements and the Company memorandum and articles of association, charter, bylaws and other organizational documents to call, give notice of, convene and hold a meeting of the Company Shareholders to consider and vote on proposals to adopt and approve this Agreement, the Merger and the other Contemplated Transactions (the “Company Stockholder Meeting”) sufficient to obtain the Company Shareholder Approval by 11:59 P.M. New York time on September 22, 2017.

(b) The Company agrees that (i) the Company’s Board of Directors shall recommend that the holders of Company Ordinary Shares and Company Preferred Shares take action by written consent or vote to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above, (ii) the statement of information provided to the holders of Company Ordinary Shares and Company Preferred Shares shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s shareholders approve the Merger being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) The Company’s obligations under Section 5.2(a) and Section 5.2(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

Section 5.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Proxy Statement is filed with the SEC and either (i) the SEC has indicated either that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed, or (ii) at least ten calendar days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon or indicating that it intends to review the Proxy Statement. Parent shall use reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Parent agrees that, subject to Section 5.3(c): (i) Parent’s Board of Directors shall recommend that the holders of Parent Common Stock vote to approve the issuance of Parent Common Stock in the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent recommends that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent’s Board of Directors that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the stockholders of Parent by the Required Parent Stockholder Vote, Parent’s Board of Directors may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company if, but only if Parent’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel and financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) or solicit the Parent Stockholder Approval in accordance with Section 5.3(b) shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless Parent’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements. Parent shall not withdraw or modify in a manner adverse to the Company the Parent Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(c).

Section 5.4 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, as promptly as practicable but in no event later than ten Business Days from the date of this Agreement, prepare and file any required Notification and Report Forms required under the Hart Scott Rodino Act of 1976, as amended (“HSR Act “), and shall promptly file within 20 days of the date of this Agreement any other notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall use reasonable best efforts to respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters relating to the Contemplated Transactions (together, “Antitrust Proceedings”). The Parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Proceedings. Without limiting the foregoing, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Bodies relating to any Antitrust Proceedings, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Proceeding, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Proceedings, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Proceeding and (vi) provide each other with copies of all written communications to or from any Governmental Body relating to any Antitrust Proceedings. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of the Company and Parent agrees, and shall cause each of its Subsidiaries, subject to Section 5.7(b), to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Contemplated Transactions to be consummated as soon as reasonably practicable. The Company, on the one hand, and Parent on the other hand, shall each pay 50% of all filing fees under the HSR Act and other applicable Antitrust Laws.

Section 5.5 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Share Option Plans and each such Company Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Ordinary Shares under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) Parent’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) Parent shall file with the SEC, promptly following the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.5(a).

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Share Option Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

Section 5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or the Company, whether asserted or claimed prior to, at or after the Effective Time, relating to acts or omissions taken prior to the Effective Time to the fullest extent permitted under the DGCL or Cayman Law for directors or officers of Delaware corporations or Cayman Island companies, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or Cayman Law to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Parent and the memorandum and articles of association Surviving Corporation shall contain, and Parent shall cause the memorandum and articles of association of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Parent and the Company than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational documents) of Parent and the memorandum and articles of association of Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or the Company.

(c) Each of Parent and the Company shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Parent and the Company (provided that each of Parent and the Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable in any material respect); provided, however, that in no event shall Parent and the Company be required to expend pursuant to this Section 5.6(c) more than an amount equal to 200% of the respective current annual premiums paid by Parent and the Company for such insurance.

(d) Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6 but if and only if and to the extent that such persons are successful on the merits of such enforcement action.

(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

Section 5.7 Additional Agreements.

(a) Subject to Section 5.7(b), the Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of the Closing.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of Company and Parent shall be obligated under this Agreement to use their reasonable best efforts: (i) to divest, dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (iv) to make or cause any of its Subsidiaries to proffer and make any undertaking or other commitment (to any Governmental Body or otherwise) regarding its future operations; or (v) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions, provided, however, that (y) such actions are necessary to consummate the Contemplated Transactions, and (z) no such action, either individually or in the aggregate, would be reasonably expected to result in a material adverse impact on any Party’s expected benefits from the Contemplated Transactions.

Section 5.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section  5.8.

Section 5.9 Listing. Parent shall use its reasonable best efforts to maintain its existing listing on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) and to cause the shares of Parent Common Stock being issued in the Merger, including the shares of Parent Common Stock issuable in connection with the assumption of Company Options, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market (or the NASDAQ Capital Market) at or prior to the Effective Time (the “NASDAQ Listing Application”).

Section 5.10 Tax Matters.

(a) Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) Parent, Merger Sub and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Mayer Brown LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing (the “Mayer Brown Tax Opinion”), and Parent to obtain the opinion of Goodwin Procter LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing (the “Goodwin Tax Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of each of the Goodwin Tax Opinion and the Mayer Brown Tax Opinion shall be conditioned upon the receipt by each counsel of customary representation letters from each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 5.11 Transaction Litigation. Parent shall as promptly as reasonably practicable notify the Company in writing of, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation. Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 5.12 Parent Employee Plans. Each of the Company and Parent acknowledge that the transaction contemplated hereby shall constitute a “change in control” for purposes of each Parent Employee Plan that uses such term or a similar term. Prior to the Effective Time, Parent shall take all actions that may be necessary (under the Parent Employee Plans and otherwise) to effectuate the provisions of this Section 5.12 and to ensure that, without any action on the part of the holders thereof, each outstanding Parent Option and Restricted Stock Award shall become fully vested effective as the Effective Time.

Section 5.13 Other Proposals. If agreed upon by both Parent and the Company, Parent shall submit to Parent’s stockholders at the Parent Stockholders’ Meeting an amendment to Parent’s certificate of incorporation to authorize the Board of Directors of Parent to effect a Reverse Stock Split. Parent shall submit to Parent’s stockholders at the Parent Stockholders’ Meeting an amendment to Parent’s certificate of incorporation to provide for the term of office for each director to expire at each of Parent’s subsequent annual meetings of stockholders (the “Board Declassification)”.

Section 5.14 Board of Directors and Officers of Parent. Subject to any Legal Requirement, at and immediately after the Effective Time, initial directors to serve on the board of directors of Parent shall consist of up to seven individuals, two of whom shall be designated by Parent (and mutually agreeable to the Company) and the other five of whom shall be designated by the Company (until each of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal). Prior to the Effective Time, Parent shall deliver to the Company the resignations of all members of the Parent board of directors and all officers of Parent who, following the Effective Time, will not continue to serve on the board of directors or as officers of Parent, as applicable.

Section 5.15 Parent Convertible Notes. Parent and the Company shall take all actions necessary to ensure that the Merger shall not constitute a “Fundamental Change” or “Make Whole Fundamental Change”, each as defined in the indentures governing the Parent Convertible Notes.

Section 5.16 Private Placement. The Company shall use commercially reasonable efforts to take such actions and cause the holders of Company Share Capital to provide all documentation, including investor questionnaires, reasonably requested by Parent to allow Parent to issue the Parent Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Parent: that either (a) (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Parent Common Stock; and (iii) that the Parent Common Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing or (b) such holder is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 5.17 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Company Shareholder Vote, and the issuance of the Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

Section 6.3 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.4 NASDAQ Notification. The NASDAQ Listing Application shall have been approved.

ARTICLE VII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); provided, however, that the representations and warranties made by the Company in Section 2.1(a), Section 2.1(b), Section 2.17, Section 2.19 and Section 2.21 shall not be subject to the qualification in the preceding clause (a); provided further, that the representations and warranties set forth in Section 2.3(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

Section 7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

Section 7.3 Consents. Any Governmental Authorization or other Consent required to be obtained by the Company under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 7.5 Officer Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Section 7.1, Section 7.2 and Section 7.4 have been duly satisfied.

ARTICLE VIII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

Section 8.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) individually, or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); provided, however, that the representations and warranties made by Parent in Section 3.1(a), Section 3.1(b), Section 3.18, Section 3.20 and Section 3.22 shall not be subject to the qualification in the preceding clause (a); provided further, that the representations and warranties set forth in Section 3.3(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

Section 8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

Section 8.3 Consents. Any Governmental Authorization or other Consent required to be obtained by Parent under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

Section 8.5 Officer Certificate. The Company shall have received the following documents a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the Merger and issuance of Parent Common Stock in the Merger by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 15, 2018; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if the Company Shareholder Approval shall not have been obtained by 11:59 P.M. New York time on September 22, 2017;

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Merger, the Contemplated Transactions and the issuance of shares of Parent Common Stock in the Merger and (ii) the Merger, such transactions or any of the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Parent Stockholder Approval) if a Parent Change of Recommendation shall have occurred or Parent fails to include the Parent Board Recommendation in the Proxy Statement;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 and Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Parent or Merger Sub to the Company of such breach or inaccuracy and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1. or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in connection with the Company entering into a definitive agreement to effect a Company Superior Offer; or

(j) by Parent, at any time prior to the receipt of the Parent Stockholder Approval, in connection with Parent entering into a definitive agreement to effect a Parent Superior Offer.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) the last sentence of Section 5.1(a), this Section 9.2, Section 9.3, and Article X shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement or for fraud.

Section 9.3 Expenses; Termination Fees.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) Parent shall pay to the Company, within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $2,000,000 (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by Parent pursuant to Section 9.1(j);

(ii) by the Company pursuant to Section 9.1(f); or

(iii) by Parent or the Company, as applicable, pursuant to Section 9.1(b) or Section 9.1(e) and, in the case of termination pursuant to Section 9.1(b), prior to the termination of this Agreement, or in the case of termination pursuant to Section 9.1(e), prior to the Parent Stockholders’ Meeting, any person publicly makes a Parent Acquisition Proposal or amends a Parent Acquisition Proposal made prior to the date of this Agreement and, within 12 months after such termination, Parent enters into a definitive agreement to consummate, or consummates, any Parent Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 9.3(b)(iii), the references to 15% in the definition of Parent Acquisition Proposal shall be deemed to be 50%.

(c) The Company shall pay to Parent, within ten (10) Business Days after termination of the Agreement, the Termination Fee in the event of the termination of this Agreement by Parent pursuant to Section 9.1(d).

(d) In the event this agreement is terminated by the Company pursuant to Section 9.1(e), then Parent shall pay, or cause to be paid, to the Company out-of-pocket fees and expenses, incurred by or on behalf of the person entitled to payment, in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000 (the “Expense Reimbursement Amount”) promptly, and in any event not more than two business days following such termination; provided that the payment by Parent of the Expense Reimbursement Amount pursuant to this Section 9.3(d) shall be credited against any Termination Fee payable by Parent hereunder.

(e) If either Party fails to pay when due any amount payable by such Party under this Section 9.3 or then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time. Notwithstanding the foregoing, nothing shall limit any Party from making any claims in respect of fraud.

Section 10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s shareholders or before or after the approval of the issuance of shares of Parent Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders or shareholders, no amendment shall be made which by law requires further approval of the stockholders or shareholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

Section 10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this

Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except as otherwise required by Cayman Law. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7; and (f) each of the Parties irrevocably waives the right to trial by jury.

Section 10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email (via PDF attachment) to the address or email address set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub:

c/o Inotek Pharmaceuticals Corporation

91 Hartwell Avenue

Lexington, MA 02421

Telephone No.: (781) 676-2100

Attention: David Southwell

                 Dale Ritter

Email: DPSouthwell@inotekpharma.com

           DRitter@inotekpharma.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Telephone No.: (617) 570-1055

Attention: Mitchell Bloom

                 Edwin O’Connor

                 Andrew Goodman

Email: MBloom@goodwinlaw.com

            EOConnor@goodwinlaw.com

            AGoodman@goodwinlaw.com

if to the Company:

Rocket Pharmaceuticals, Ltd.

430 East 29th Street

Suite 1040

New York, NY 10016

Telephone: (646) 440-9100

Email: gs@rocketpharma.com

Attention: Gaurav Shah, Chief Executive Officer

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher, LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Telephone: (415) 393-8200

Attention: Ryan A. Murr

Email: RMurr@gibsondunn.com

Section 10.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The use of the word “or” shall not be exclusive.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual data room set up by the providing Party in connection with this Agreement prior to the date hereof.

(g) References to any specific Governmental Authority or Governmental Body means and includes any successor Governmental Authority or Governmental Body to the one cited.

(h) References to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ David P. Southwell
Name:	David P. Southwell
Title:	President and Chief Executive Officer

ROME MERGER SUB

By:	/s/ David P. Southwell
Name:	David P. Southwell
Title:	President

ROCKET PHARMACEUTICALS, LTD.

By:	/s/ Gaurav Shah
Name:	Gaurav Shah
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Adjusted Aggregate Valuation” shall mean the sum of (a) the Company Stipulated Valuation, minus (b) the difference between the Adjusted Lower Target Net Cash and Lower Target Net Cash (if any), plus (c) the difference between the Adjusted Upper Target Net Cash and the Upper Target Net Cash (if any) plus (d) the Parent Stipulated Valuation.

“Adjusted Lower Target Net Cash” shall mean any amount that is less than the Lower Target Net Cash.

“Adjusted Parent Valuation” shall mean the sum of (a) the Parent Stipulated Valuation, minus (b) the difference between the Adjusted Lower Target Net Cash and the Lower Target Net Cash (if any) plus (c) the difference between the Adjusted Upper Target Net Cash and the Upper Target Net Cash (if any).

“Adjusted Upper Target Net Cash” shall mean the amount, if any, that Net Cash is greater than the Upper Target Net Cash.

“Business Day” shall mean any day other than Saturday, Sunday or any day on which banks in the State of New York are authorized or obligated to be closed.

“Cayman Law” shall mean the Companies Law (as revised) of the Cayman Islands.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any ERISA Affiliate.

“Company Share Capital “ shall mean the Company Ordinary Shares and the Company Preferred Shares.

“Company Contract” shall mean any Contract: (a) to which the Company or any Subsidiary of the Company is a party; (b) by which the Company or any Subsidiary of the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company or any Subsidiary of the Company has, or may become subject to, any obligation; or (c) under which the Company or any Subsidiary of the Company has or may acquire any right or interest.

“Company IP Rights” shall mean all Intellectual Property relating to the Company’s product candidates which is owned, licensed, or controlled by the Company or its Subsidiaries that is necessary or used in the Company’s business as presently conducted.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or operations of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, with respect to the foregoing clause (a) only that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (D) any adverse effect resulting from any change (after the date hereof) in any applicable Legal Requirement of any Governmental Body (provided that such adverse effect does not affect the Company in a disproportionate manner as compared to the Company’s industry peers or as compared to Parent); (E) any changes (after the date hereof) in GAAP; (F) any adverse effect resulting from any action taken by the Company or any of its Subsidiaries with Parent’s prior written consent or the taking of any action expressly required by this Agreement; (G) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Body, with respect to any product candidate of the Company and (H) any Effect resulting from the announcement or pendency of the Merger (including any litigation or any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto).

“Company Options” shall mean compensatory options to purchase Company Ordinary Shares issued by the Company.

“Company Ordinary Shares” shall mean the Ordinary Shares, $0.01 par value per share, of the Company.

“Company Ownership Factor” shall mean a percentage equal to 100% minus the Parent Ownership Factor.

“Company Preferred Shares” shall mean collectively the Series A Preferred Shares and Series B Preferred Shares, $0.01 par value per share, of the Company.

“Company Public Company Financials” shall mean (a) the Company’s audited balance sheet at December 31, 2016 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2016 and 2015 and (b) any other financial statements of the Company as may be required to be included in the Proxy Statement, in each of clauses (a) and (b) in a form that satisfies all applicable requirements for including in the Proxy Statement.

“Company Stipulated Valuation” shall mean $200,000,000.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated July 26, 2017 between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Legal Requirements.

“DGCL” shall mean the Delaware General Corporation Law.

“Effect” shall mean any effect, states of fact, change, event, circumstance or development.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to a Person shall mean any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employee” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall be equal to the quotient obtained by dividing (a) the product of (i) the Company Ownership Factor multiplied by (ii) the quotient of (x) the total number of outstanding shares of Parent Common Stock on a Fully-Diluted Basis divided by (y) the Parent Ownership Factor; by (b) the total number of outstanding Company Ordinary Shares on a Fully-Diluted Basis.

“Fully-Diluted Basis” shall mean after giving effect to (a) all outstanding shares of debt or equity securities that are convertible into or exchangeable for shares of a particular class or series of capital stock and (b) all outstanding options, warrants and other rights to acquire shares of a particular class or series of capital stock, whether directly or indirectly, and all outstanding options, warrants and rights to acquire other securities convertible into or exchangeable for shares of such class or series of capital stock, but excluding any reserved but unissued stock options as of the Effective Time.

“Governmental Authority” shall mean any foreign or domestic court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or instrumentality or authority or any stock market or stock exchange or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including The NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean (a) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employee” shall mean, with respect to the Company or Parent, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any executive officer of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including, for the avoidance of doubt, under the authority of The NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Lower Target Net Cash” shall mean $40,500,000.

“Net Cash” shall mean, as of any particular time, (x) Parent’s cash and cash equivalents and accounts receivables (in each case determined in accordance with GAAP) minus (y) the aggregate of the following obligations and liabilities of Parent, calculated without duplication:

(i) All current liabilities of Parent (including accounts payable, accrued expenses, accrued interest and other current liabilities) as determined in accordance with GAAP (but excluding any amounts of rent owed following the Closing Date);

(ii) All severance payments, deferred compensation, accrued vacation and paid-time-off, retention bonuses or any other payments made or required to be made, owed or owing at or following the Closing to any employees of Parent (including the employer portion of any payroll taxes relating thereto);

(iii) All indebtedness of Parent for borrowed money or in respect of capitalized leases or the purchase of assets of Parent (including accrued interest thereon through the Determination Date);

(iv) All closing or transactional costs in connection with the Contemplated Transactions, any alternative transaction or the process of selling Parent (including in connection with any stockholder litigation relating to this Agreement or any of the Contemplated Transactions), including amounts payable to financial advisors (including investment banks) or attorneys that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Parent;

(v) Those accrued expenses not already contemplated by clauses (i) through (iv) above, resulting from any incurred but yet unbilled professional fees, clinical costs, preclinical costs or operational costs pertaining to goods or services previously provided to Parent as of the Determination Date as determined in accordance with GAAP;

(vi) The amount of any remaining deductible or retention amounts under the Existing Parent D&O Policies less $437,500 (provided that if the amount of any remaining deductible or retention amounts under the Existing Parent D&O Policies is less than $437,500, such amount shall equal $0 for purposes of determining Net Cash);

(vii) The aggregate costs for obtaining the D&O tail insurance policy under Section 5.6(c).

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Ordinary Course of Business” shall mean, (a) in the case of the Company such actions taken in the ordinary course of its normal operations and consistent with its past practices, and, (ii) in the case of Parent and each of its Subsidiaries,(x) during the period prior to the date of this Agreement, such actions taken in the ordinary course of its normal operations and consistent with its past practices and (y) during the period following the date of this Agreement, such actions taken consistent with the operating plans and financial model delivered to the Company.

“Parent Associate” shall mean any current or former employee, independent contractor, officer or director of Parent or any ERISA Affiliate.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which Parent or any Subsidiary of Parent is a party; (b) by which Parent or any Subsidiary of Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent or any Subsidiary of Parent has, or may become subject to, any obligation; or (c) under which Parent or any Subsidiary of Parent has or may acquire any right or interest.

“Parent Convertible Notes” shall mean the 5.75% Convertible Senior Notes due 2021 issued pursuant to that certain Base Indenture, dated as of August 5, 2016 and that First Supplemental Indenture, dated as of August 5, 2016, by and between Parent and Wilmington Trust, National Association.

“Parent IP Rights” shall mean all Intellectual Property relating to Parent’s product candidates which is owned, licensed, or controlled by Parent or its Subsidiaries that is necessary or used in the Parent business as presently conducted.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or operations of Parent and its Subsidiaries taken as a whole; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, with respect to the foregoing clause (a) only, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Parent Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which Parent or any of its Subsidiaries operates (provided that such adverse effect does not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (D) any adverse effect resulting from any change (after the date hereof) in any applicable Legal Requirement of any Governmental Body (provided that such adverse effect does not affect Parent in a disproportionate manner as compared to Parent’s industry peers or as compared to the Company); (E) any changes (after the date hereof) in GAAP; (F) any adverse effect resulting from any action taken by Parent or any of its Subsidiaries with the Company’s prior written consent or the taking of any action expressly required by this Agreement; (G) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Body, with respect to any product candidate of Parent; (H) any changes in the listing status of the Parent Common Stock on the NASDAQ Global Market or a determination by The NASDAQ Stock Market that such listing status of Parent may change; (I) any Effect resulting from the announcement or pendency of the Merger (including any litigation or any loss of or adverse change in the relationship of Parent and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto); and (J) a decline in Parent’s stock price, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred).

“Parent Options” shall mean compensatory options to purchase shares of Parent Common Stock issued by Parent.

“Parent Ownership Factor” shall mean nineteen percent (19%); provided however that if Parent’s Net Cash as of the Determination Date is less than the Lower Target Net Cash or greater than the Upper Target Net Cash, “Parent Ownership Factor” shall mean the percentage quotient obtained by dividing (a)(i) the Adjusted Parent Valuation by (ii) the Adjusted Aggregate Valuation.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Parent.

“Parent RSU” shall mean compensatory restricted stock units payable when vested in shares of Parent Common Stock issued by Parent.

“Parent Stipulated Valuation” shall mean $47,000,000.

“Parent Warrants” shall mean warrants to purchase shares of Parent Common Stock or Parent Preferred Stock issued by Parent.

“Party” or “Parties” shall mean the Company, Merger Sub and Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Plan of Merger” shall mean the plan of merger to be filed by the Company, in substantially the form agreed to by Parent and the Company, with the Cayman Registrar of Companies in connection with the Closing.

“Proxy Statement” shall mean the Proxy Statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Reverse Stock Split” shall mean a reverse split of all outstanding shares of Parent Common Stock whereby each outstanding share of Parent Common Stock would be combined, converted and changed into and become a fractional number of fully paid and non-assessable shares of Parent Common Stock to be determined by Parent and the Company, but which in any event will be between the range of one-for-two and one-for-ten.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shareholder” shall mean each shareholder of the Company, and “Shareholders” shall mean all shareholders of the Company, in each case as determined immediately prior to the Effective Time.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax imposed by a Governmental Body, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or any other duty, levy, assessment, fee or other charge in the nature of a tax, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving Parent, the Board of Directors of Parent, any committee thereof and/or any of Parent’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transaction (including any such claim or Legal Proceeding based on allegations that Parent’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Board of Directors of Parent, any member of the board of directors of any of Parent’s Subsidiaries or any officer of Parent or any of its Subsidiaries).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Upper Target Net Cash” shall mean $43,500,000.

EXHIBIT B

FORMS OF SUPPORT AGREEMENTS

Annex B-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-36829

Inotek Pharmaceuticals Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3475813
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

91 Hartwell Avenue Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

(781) 676-2100

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $0.01 par value	NASDAQ Global Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate market value of the registrant’s voting and non-voting common stock held by non-affiliates of the registrant (without admitting that any person whose shares are not included in such calculation is an affiliate) computed by reference to the price at which the common stock was last sold on June 30, 2016 was $43.8 million.

As of March 15, 2017, there were 26,986,318 shares of common stock, $0.01 par value per share, outstanding.

EXPLANATORY NOTE

The Company meets the “accelerated filer” requirements as of the end of its 2016 fiscal year pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended. However, pursuant to Rule 12b-2 and SEC Release No. 33-8876, the Company (as a smaller reporting company transitioning to the larger reporting company system based on its public float as of June 30, 2016) is not required to satisfy the larger reporting company requirements until its first quarterly report on Form 10-Q for the 2017 fiscal year and thus remains eligible to use the scaled disclosure requirements applicable to smaller reporting companies under Item 10 of Regulation S-K under the Securities Act of 1933, as amended, in this Annual Report on Form 10-K.

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Page
PART I.
Item 1.	Business	B-1-5
Item 1A.	Risk Factors	B-1-46
Item 1B.	Unresolved Staff Comments	B-1-88
Item 2.	Properties	B-1-88
Item 3.	Legal Proceedings	B-1-88
Item 4.	Mine Safety Disclosures	B-1-88

PART II.
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	B-1-89
Item 6.	Selected Financial Data	B-1-90
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	B-1-91
Item 7A.	Quantitative and Qualitative Disclosures about Market Risk	B-1-105
Item 8.	Financial Statements and Supplementary Data	B-1-106
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	B-1-106
Item 9A.	Controls and Procedures	B-1-106
Item 9B.	Other Information	B-1-107

PART III
Item 10.	Directors, Executive Officers and Corporate Governance	B-1-108
Item 11.	Executive Compensation	B-1-114
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	B-1-121
Item 13.	Certain Relationships and Related Transactions, and Director Independence	B-1-124
Item 14.	Principal Accountant Fees and Services	B-1-125

PART IV
Item 15.	Exhibits, Financial Statements and Schedules	B-1-126
Item 16.	Form 10-K Summary	B-1-126

Signatures		B-1-127

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FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Annual Report on Form 10-K are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	federal, state, and non-U.S. regulatory requirements, including regulation of our current or any other future product candidates by the U.S. Food and Drug Administration (the “FDA”);

•	the success, timing and cost of our current Phase 3 program for trabodenoson as a monotherapy and planned Phase 3 and other clinical trials and anticipated Phase 2 program for our fixed-dose combination product candidate, including statements regarding the timing of initiation and completion of the trials;

•	the timing of and our ability to submit regulatory filings with the FDA and to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy, including with respect to our potential sales force in the United States and our partnering and collaboration efforts outside the United States;

•	third-party payor reimbursement for our current product candidates or any other potential products;

•	our expectations regarding the clinical safety, tolerability and efficacy of our product candidates and results of our clinical trials;

•	the glaucoma patient market size and the rate and degree of market adoption of our product candidates by ophthalmologists, optometrists and patients;

•	the timing, cost or other aspects of a potential commercial launch of our product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing;

•	our expectations regarding licensing, acquisitions and strategic operations;

•	the potential advantages of our product candidates;

•	our competitors and their product candidates, including our expectations regarding those competing product candidates;

•	our ability to protect and enforce our intellectual property rights, including our patented and trade secret protected proprietary rights in our product candidates; and

•	anticipated trends and challenges in our business and the markets in which we operate.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Form 10-K.

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Any forward-looking statements in this Annual Report on Form 10-K reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under Part I, Item 1A. Risk Factors and elsewhere in this Annual Report on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This Annual Report on Form 10-K also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

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PART I

Item 1.	Business

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other diseases of the eye. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. We developed this molecule to selectively stimulate a particular adenosine subreceptor in the eye with the effect of augmenting the intrinsic function of the eye’s trabecular meshwork, or TM. The TM regulates the pressure inside the eye and is also the main outflow path for the fluid inside of the eye that often builds up pressure in patients with glaucoma. We believe that by restoring the natural function of the TM and this outflow path, rather than changing the fundamental dynamics of pressure regulation in the eye, trabodenoson’s mechanism of action should result in a lower risk of unintended side effects and long term safety issues than other mechanisms of action. Additionally, trabodenoson’s unique mechanism of action in the TM should complement the activity of existing glaucoma therapies that exert their IOP-lowering effects on different parts of the in-flow and out-flow system of the eye.

Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. We are also evaluating the potential of trabodenoson to slow the loss of vision associated with glaucoma and degenerative retinal diseases.

The recently completed Phase 3 pivotal trial, MATrX-1, did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. The review of the MATrX-1 data is ongoing and upon completion of all analyses, we plan to request a meeting with the U.S. Food and Drug Administration, or FDA, in the first half of 2017 to discuss these findings.

Statistically significant results for the primary endpoint of our completed Phase 2 clinical trial, and secondary endpoints of our completed MATrX-1 Phase 3 trial (Daily IOP Change from Diurnal Baseline and Analysis of Responders (subjects whose IOP decreased by >= 5 mmHg from baseline)), indicate that trabodenoson monotherapy has IOP-lowering effects, with a favorable safety and tolerability profile.

Our completed Phase 2 trial of trabodenoson co-administered with latanoprost, a prostaglandin analogue, or PGA, demonstrated IOP-lowering in patients who have previously had inadequate responses to treatment with latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

Upon successful completion of additional Phase 3 studies, we plan to submit a New Drug Application, or NDA, to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States. We plan to submit a marketing authorization application, or MAA, in Europe after filing our NDA for approval of trabodenoson in the United States.

According to the British Journal of Ophthalmology, there were an estimated 2.8 million Americans with glaucoma in 2010. Once glaucoma develops, it is a chronic condition that requires life-long treatment. PGAs are the most widely prescribed drug class for glaucoma and include the most widely prescribed glaucoma drug, latanoprost. When PGA monotherapy is insufficient to control IOP or is poorly tolerated, non-PGA products, such as beta blockers, alpha agonists and carbonic anhydrase inhibitors, are generally used either as an add-on therapy to the PGA or as an alternative monotherapy. Both PGAs and non-PGAs can cause adverse effects in the eye. In addition, non-PGA drugs can have adverse effects in the rest of the body and have been shown to have

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poor tolerability profiles. As a result, we believe there is a significant unmet need for a treatment that effectively lowers IOP by restoring outflow and the natural pressure control by the TM, that has a favorable safety and tolerability profile, and that works effectively in combination with other treatments.

Additionally, no existing treatments offer the potential to directly treat the underlying cause of glaucoma associated vision loss: the death of retinal ganglion cells, or RGCs, the nerve tissue in the retina that relays the visual signal to the brain. We believe that a drug with the potential to make these cells more resilient to the stress caused by glaucoma would achieve broad market acceptance as the treatment preferred among patients and physicians.

We own a large patent estate covering a wide range of countries and markets for our current product candidates and have patents and pending patent applications related to trabodenoson pharmaceutical compositions and methods of use for trabodenoson, certain of which can extend patent protection through to 2031 and 2034. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing our own specialty sales force in the United States.

Our Strategy

Our goal is to become a leading biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to treat glaucoma. The key elements of our strategy are as follows:

•	Complete clinical development and seek marketing approval for our lead product candidate, trabodenoson monotherapy. In 2012, we completed a Phase 2 trial of trabodenoson monotherapy, which demonstrated statistically significant IOP-lowering and a favorable safety profile. We had an End-of-Phase 2 meeting with the FDA in 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. At the meeting, we reached agreement on the design of our initial Phase 3 study, as well as the overall regulatory path for trabodenoson. We completed our initial Phase 3 pivotal trial, MATrX-1, and reported top-line data on January 3, 2017. MATrX-1 did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. The review of the MATrX-1 data is ongoing and upon completion of all analyses, we plan to request a meeting with the FDA in the first half of 2017 to discuss both these findings and the subsequent necessary steps needed to attain marketing approval of trabodenoson monotherapy for the treatment of glaucoma in the United States. If we file an NDA for approval of trabodenoson monotherapy in the United States, we plan to submit an MAA in Europe.

•	Complete clinical development and seek marketing approval of a fixed-dose combination product that includes both trabodenoson and latanoprost. As many as half of glaucoma patients, typically those with more severe disease, need to use two or more glaucoma drugs to sufficiently reduce their IOP. The initial treatment for glaucoma patients is usually the use of a prescription eye drop from the PGA drug class. However, as PGAs are often unable to lower IOP sufficiently to reach the patient’s medically targeted level, non-PGA products are used either as an add-on therapy to the PGA or as an alternative monotherapy in place of PGAs. There are currently no FDC products approved for use in the United States that include a PGA. We intend to formulate and conduct clinical development in order to seek marketing approval for an FDC product that includes both trabodenoson and latanoprost, the best-selling PGA. We believe that the favorable safety and tolerability profile and complementary mechanism of action of trabodenoson could, if approved, make an FDC with latanoprost a highly effective, well-tolerated and more convenient QD regimen for treating glaucoma in patients who have a less functional TM and therefore need additional help lowering their IOP. Our completed Phase 2 trial of trabodenoson co-administered with the PGA, latanoprost, demonstrated IOP-lowering in patients who have previously had inadequate responses to the PGA, latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

•

Establish a specialty sales force to maximize the commercial potential of trabodenoson in the United States. We have retained worldwide commercial rights to trabodenoson. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing a glaucoma-focused specialty sales force of approximately 150 people targeting ophthalmologists and

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optometrists throughout the United States. For markets outside the United States, we intend to explore partnership opportunities through collaboration and licensing arrangements.

•	Evaluate the potential of trabodenoson and other assets to slow the loss of vision associated with glaucoma and degenerative retinal diseases or for additional ophthalmic indications. Based on an animal model that indicated trabodenoson’s potential to directly protect RGCs, the nerve tissue in the retina that relays the visual signal to the brain, we plan to conduct clinical trials to measure the rate of vision loss over time, rather than IOP control, in patients treated with trabodenoson. Should the results of these trials be positive, we plan to seek labeling indicative of trabodenoson’s potential to change the course of glaucoma-related vision loss, beyond that of IOP-lowering effect alone. In addition, this effect, if proven, could address the subset of glaucoma patients that do not have high IOPs, but still suffer from vision loss over time. We are also evaluating other potential indications where therapy with trabodenoson may be beneficial. To begin this process, we are conducting pre-clinical trials for optic neuropathies and degenerative retinal diseases. In addition, we are evaluating other preclinical assets in additional ocular indications.

Glaucoma Overview

Glaucoma is a disease of the eye in which damage to the optic nerve leads to progressive, irreversible vision loss. Its characteristics can include structural evidence of optic nerve damage, vision loss and consistently elevated IOP.

Physiology of the Eye

The eye is a fibrous sack which must stay “inflated” with a fluid that maintains the eye’s form, known as aqueous humor, at the proper pressure in order to maintain its shape and effectively focus light to the retina where the light stimulus is then relayed to the brain and converted into a visual image. To maintain the eye’s pressure—and therefore its shape—and as a means to provide nutrients to eye tissue, aqueous humor is constantly produced inside the eye by a tissue known as the ciliary body. The ciliary body sits just behind the iris, which is the colored part of the eye. Aqueous humor flows forward through a hole in the center of the iris, called the pupil, and down into the angle defined by the front of the iris and the back of the cornea, which is the clear covering on the front of the eye. This angle is the same angle referred to in Primary Open Angle Glaucoma, or POAG, the most common form of glaucoma. Below is a diagram depicting certain parts of the eye, including the ciliary body, iris and the angle defined by the front of the iris and the back of the cornea:

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In this angle, in front of the outer rim of the iris, is the TM, a natural, pressure-regulating drain. It is here that in a healthy, well-functioning eye, approximately 70% of the aqueous humor exits and flows into a drainage canal known as Schlemm’s canal, which empties back into the venous drainage system. The remaining approximately 30% of the aqueous humor leaves the eye through a secondary pathway called the uveoscleral pathway. The diagram below reflects the TM and the uveoscleral pathway, the two pathways for the aqueous humor to leave the eye.

Development of High IOP and its Effects on Glaucoma

In a typical glaucoma patient, there is resistance to drainage of the aqueous fluid (i.e., not enough aqueous humor exits the eye), creating excess pressure and compressing the retina, the layer of tissue covering the inside of the back half of the eye that actually converts light into nerve impulses. For people to “see,” these impulses—the visual signal—must be relayed through the optic nerve back to the brain for processing. The cells in the retina require nutrients and oxygen that are delivered via blood vessels entering and exiting the eye through the same opening as the nerve fibers carrying the visual signal. However, when IOP is too high, it is more difficult to pump blood enriched in oxygen and nutrients into the retina. The diagram below reflects the anatomy of the eye and how elevated IOP can impair the nerve tissue in the retina and the optic nerve head.

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The deprivation of blood supply to the retina may damage RGCs, the nerve tissue in the retina that relays the visual signal to the brain. These RGCs have long tails called axons that extend back to the brain to carry the visual image. In fact, the optic nerve is nothing more than a bundle of these axons extending to the vision processing center of the brain. When an RGC dies, one of the connections between the retina and the brain is lost, and like most cases when a nerve is damaged or cut—like in a spinal cord injury—there is no known way to repair the damage and, as a result, some portion of vision is permanently lost. Therefore, the root cause of vision loss in glaucoma is not high IOP per se, but the impact of high IOP on the retina, and specifically the RGCs.

Clinical Definition of Glaucoma

There are two key elements to the clinical definition of glaucoma: structural evidence of optic nerve damage and vision loss. Common risk factors include age, family history, corneal thickness and high IOP, commonly measured in millimeters of mercury, or mmHg. Currently, the only known way to treat glaucoma and slow the progression of vision loss is to reduce IOP. While treatment approaches are based on an assessment of the patient’s risk factors for vision loss, elevated IOP is by far the best understood contributor to development of glaucoma. We believe that the general treatment patterns in the figure below, relative to a patient’s IOP, are typical.

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The Ocular Hypertension Treatment Study, or the OHTS, was a large, randomized academic trial published in 2002 that followed a total of 1,636 participants who initially had no evidence of glaucoma-related damage. The OHTS found that higher IOPs generally indicate a higher risk for progression to glaucoma. An IOP of 10 to 21 mmHg is generally considered in the normal range. Individuals with IOPs greater than 21 and up to 25 mmHg will often not be prescribed drug therapy unless they have evidence of both structural changes and some vision loss, or some combination of these and other risk factors for future vision loss. In fact, the United Kingdom’s National Institute of Health and Care Excellence Guidelines, or NICE Guidelines, for the treatment of suspected glaucoma (structural changes but without vision loss) plus elevated IOP, does not recommend treatment of eyes with corneal thickness of 555-590 nm and IOP of 25 mmHg or below. Drug treatment is much more common when patients have IOPs greater than 25 mmHg.

Glaucoma Market

According to the British Journal of Ophthalmology, there were an estimated 2.8 million Americans with glaucoma in 2010. According to the Archives of Ophthalmology, that number will reach approximately 3.4 million by 2020. Approximately 120,000 of these patients are suffering from blindness as a result of destruction to their optic nerve. Glaucoma can affect patients of all ages and ethnicities. However, according to the Archives of Ophthalmology, the prevalence rate (the proportion of people in the population that have glaucoma) increases with age. The most significant increases in prevalence rates occur above 55 years of age. The prevalence in the population aged 65 years and younger is approximately twice that of the population 55 years or younger. Glaucoma is a chronic condition with no known cure and as a result patients are typically treated for the rest of their lives. Patients with glaucoma report decreased quality-of-life, difficulties with daily functioning, including driving, and are more likely to report falls and motor vehicle collisions.

According to IMS Health, sales of glaucoma drugs in 2013 were approximately $2.0 billion in the United States and $5.6 billion worldwide and 31.2 million prescriptions were written for glaucoma medications in the United States. According to IMS Health, approximately two-thirds of these prescriptions were for generic drugs, including latanoprost and timolol, which are the top two selling drugs for the treatment of glaucoma. Due

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to the lack of innovation in medications for glaucoma, most of the drugs used to treat glaucoma are generic drugs. IMS Health projects U.S. sales of glaucoma drugs to be $3.1 billion in 2018, an increase of approximately 54% over 2013 sales.

Existing Glaucoma Treatments

The initial treatment for glaucoma patients is typically the use of a prescription eye drop from a class of drugs called PGAs. According to IMS Health, prescriptions for PGAs make up more than half of all prescriptions for glaucoma medications. The PGAs’ primary mechanism of action for treating glaucoma is thought to be increasing fluid outflow through the uveoscleral pathway. A number of adverse effects are known to occur in all drugs in the PGA class and, as a result, these side effects are assumed to be associated with the mechanism of action. Most notable of these side effects is eye redness, or conjunctival hyperemia.

When PGAs are insufficient to control IOP or are poorly tolerated, non-PGA products are used either as an add-on therapy to the PGA or as an alternative monotherapy in place of a PGA. Non-PGAs can include a beta-blocker, an alpha (adrenergic) agonist or a carbonic anhydrase inhibitor alone. FDC products containing these non-PGAs are dominated by beta-blocker combinations, which can take the form of a beta-blocker combined with an alpha agonist (Combigan®), or a beta-blocker combined with a carbonic anhydrase inhibitor (Cosopt® or generic equivalent). Finally, there is a non-PGA combination (Simbrinza®) which consist solely of an alpha agonist and a carbonic anhydrase inhibitor. Non-PGA drugs generally have poorer tolerability in the eye than PGA drugs, and some have systemic adverse effects that limit the patient population in which they can be used safely. Moreover, their IOP-lowering effect is generally less than that of PGAs and the vast majority of non-PGAs are required to be dosed multiple times daily.

The existing classes of treatment available for glaucoma each have varying mechanisms of action, levels of IOP-lowering, side effects and other adverse effects, as described in the following table.

Summary of Existing Glaucoma Treatments:

Drug Classification (Generic Names)	Mechanism of Action*	IOP Reduction**	Known Side Effects*	Other Precautions, Warnings, Contraindications and Adverse Effects*
Prostaglandin analog latanoprost Travatan (travoprost) Lumigan (bimatoprost)	Increase uveoscleral and/or trabecular outflow	6-8 mmHg (25%-33%)

- Eye redness (conjunctival hyperemia)

- Visual disturbances (blurred vision, loss of visual acuity)

- Itching (pruritis)

- Burning

- Stinging

- Eye pain

- Darkening of the eyelids (periocular hyperpigmentation)

- Permanent eye (iris) color change

- Macular edema - History of herpetic keratitis - Ocular edema

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Drug Classification (Generic Names)	Mechanism of Action*	IOP Reduction**	Known Side Effects*	Other Precautions, Warnings, Contraindications and Adverse Effects*
Beta-adrenergic antagonist, or beta-blocker timolol	Decrease aqueous production	N/A mmHg (20%-25%)

- Burning

- Stinging

- Eye lid swelling (Blepharitis)

- Corneal inflammation (keratitis)

- Itching (pruritis)

- Eye pain

- Dry eyes, foreign body sensation

- Visual disturbances

- Drooping eye lids (ptosis)

- Swelling of retina (cystoid macular edema)

- Muscle weakness

- Anaphylaxis

- Severe respiratory and cardiac reactions

- Contraindicated in bronchial asthma (or history of), severe chronic obstructive pulmonary disease, sinus bradycardia (slower heart rate), second or third degree atrioventricular block, overt cardiac failure, cardiogenic shock

Alpha-adrenergic agonist, or alpha agonist brimonidine	Decrease aqueous production; increase uveoscleral outflow	2-6 mmHg (20%-25%)	- Allergic conjunctivitis - Eye redness (conjunctival hyperemia) - Itchy eyes (eye pruritis)	- Severe cardiovascular disease - Depression - Cerebral or coronary insufficiency - High blood pressure (orthostatic hypertension) - Contraindicated in patients on monoamine oxidase inhibitor therapy

Carbonic anhydrase inhibitor dorzolamide brinzolamide	Decrease aqueous production	3-5 mmHg (15%-20%)	- Bitter taste - Burning - Stinging - Allergic conjunctivitis - Corneal inflammation (superficial punctate keratitis)	- Conjunctivitis - Eye lid reactions - Sulfonamide allergy

*	According to FDA-approved labeling.
**	mmHg, according to FDA-approved labeling; % from baseline, according to American Academy of Ophthalmology Glaucoma Panel.

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The chart below illustrates the respective proportions of glaucoma prescriptions issued in 2013 by class, according to IMS Health.

Glaucoma Treatments Currently in Development.

We believe there are currently two leading classes of new drugs in clinical development for glaucoma: Rho kinase inhibitors and adenosine mimetics.

A Rho kinase inhibitor is currently in Phase 3 clinical trials and is the furthest along of the potential new glaucoma drug therapies: Aerie Pharmaceuticals, Inc.’s AR-13324. Like with PGAs, conjunctival hyperemia has been reported with the Rho kinase inhibitor class.

Adenosine mimetics are compounds that mimic or simulate some of the actions or effects of adenosine, a naturally-occurring molecule with many, diverse biologic effects. There are four known subreceptors that are specific to adenosine: A1, A2a, A2b and A3. These subreceptors can cause many effects if stimulated. In the adenosine mimetic group, there are compounds targeting three different adenosine subreceptors: A1, A2a and A3. We believe that A1 selectivity is necessary for optimal IOP-lowering effect. To our knowledge, the two compounds being developed by other companies that were selective for the A2a subreceptor have been discontinued from clinical development for glaucoma. A third compound being developed that we believe targets both the A1 (IOP-lowering) and the A3 (IOP-increasing) subreceptors is still being studied. We believe that because this third compound is dosed orally, it is challenging to isolate its pharmacologic effects solely to the eye. We believe we are the only company to be developing an adenosine mimetic highly selective for the A1 subreceptor for ophthalmic indications.

Market Opportunity

Since 1996, there have been no new drug classes approved in the United States for glaucoma. As a result, there are persistent inadequacies in the tools that ophthalmologists use to manage patients with glaucoma. Thus, we believe there is a need for an innovative glaucoma treatment that offers:

•	significant IOP-lowering;

•	a favorable safety and tolerability profile;

•	a novel mechanism of action that complements existing therapies; and

•	convenient dosing.

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Our Solution—Trabodenoson

Trabodenoson is a first-in-class selective adenosine mimetic that is designed to lower IOP with a mechanism of action that we believe augments the natural function of the TM. In addition, by enhancing a naturally occurring process to make the eye function more like that of a younger, healthier eye, rather than changing the fundamental dynamics of pressure regulation in the eye, we believe there is a lower risk of unintended side effects that could result in safety or tolerability issues in the long term. We believe trabodenoson enhances metabolic activity in the TM, which helps clear the pathway for the aqueous humor, the fluid in the eye, to flow out of the eye, thereby lowering IOP. We believe that trabodenoson’s mechanism of action improves the function of the eye, and that trabodenoson has the potential to be used as a monotherapy in place of current glaucoma treatments. In addition, we expect that trabodenoson’s purported mechanism of action in the TM should complement the activity of all currently-approved glaucoma drugs that work in other ways to lower IOP.

We believe the following elements of trabodenoson’s product profile will drive its adoption, if approved, in the glaucoma market:

•	Meaningful IOP-Lowering. After three months of monotherapy treatment in a Phase 3 clinical trial, MATrX-1, in glaucoma patients who had discontinued any other medications, trabodenoson (500 mcg) lowered IOP by an average of 4.25 mmHg from diurnal baseline. Moreover, daily average IOP reduction was statistically significantly greater than placebo at days 84, 42, and 14, with marginal significance at day 28. MATrX-1 did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. The review of the MATrX-1 data is ongoing and upon completion of all analyses, we plan to request a meeting with the FDA in the first half of 2017 to discuss these findings.

•	Favorable Safety Profile. Prior to MATrX-1, in four completed trabodenoson clinical trials over a wide range of doses, no patients had been withdrawn due to a trabodenoson-related side effect in the eye. In our multiple-dose Phase 3 MATrX-1 monotherapy clinical trial, drug-related dropouts were 1.1 % of patients across all doses tested. Furthermore, in our completed multiple-dose Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders, there also was no change in the rate of hyperemia from study baseline after four, eight or 12 weeks of treatment. No systemic effects of the drug have been identified, despite rigorous monitoring including cardiac and renal function, when administered as an eye drop. We believe this safety profile could be important in the potential for trabodenoson to become a preferred treatment alternative for patients that experience undesired side effects with existing therapies.

•	Unique, Complementary Mechanism of Action. We believe that trabodenoson’s mechanism of action augments a naturally occurring process by clearing the path for aqueous humor outflow in the TM. We expect that this mechanism of action should complement all currently-approved glaucoma drugs which work in other ways to lower IOP, including by reducing aqueous humor production and increasing outflow through the uveoscleral pathway. This complementary mechanism was confirmed in patients already receiving latanoprost therapy in a recently completed multiple-dose Phase 2 trial. In this Phase 2 trial of trabodenoson co-administered with latanoprost in a population of PGA poor-responders, patients on latanoprost experienced an additional 5.8 mmHg IOP lowering from their study baseline and 4.3 mmHg from their diurnal baseline after 12 weeks treatment (eight weeks BID plus four weeks QD). These results make trabodenoson, with its favorable safety profile, a candidate to add to other glaucoma medications when a further reduction of the IOP is desirable.

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•	Convenient Dosing. Current Phase 2 clinical data indicate that QD dosing with trabodenoson in PGA poor-responders is well tolerated and lowers IOP significantly. We believe a QD dosing regimen minimizes the burden on patients to remember to take their medication, thus, we believe, potentially improving compliance with the therapy. If confirmed and approved in our Phase 3 program, QD dosing would make trabodenoson easier to use than most non-PGA products, and trabodenoson’s dosing frequency would match the best-in-class PGAs, which would facilitate an FDC with a PGA that could be dosed QD.

We believe that trabodenoson’s IOP-lowering results, complementary mechanism of action, dosing and safety profile make it well suited for use in an FDC with a PGA, which could be a convenient option for patients currently using two or more glaucoma drugs to lower IOP.

Trabodenoson Discovery—Background

Adenosine is a naturally occurring molecule that has a broad array of biological effects. Its effects are mediated through activity at four known adenosine-specific subreceptors: A1, A2a, A2b and A3. These subreceptors are present throughout the body on the cells of different tissues, and at different concentrations. When adenosine binds and activates these different subreceptors, it can cause many diverse effects.

In 1995, a study was published in the Journal of Pharmacology and Experimental Therapeutics describing how adenosine mimetics can lower IOP by activating adenosine A1 subreceptors in rabbits. In 2001, an animal study published by the University of Pennsylvania School of Medicine confirmed that stimulation of A1 lowered IOP, but that stimulating A2a or A3 subreceptors increased IOP.

Our scientists began a rational deconstruction of this complex biology in order to isolate the protective activity of adenosine and to incorporate it into novel therapeutics. Beginning with the structure of adenosine, we created a series of molecules to bind with, and therefore induce the biological effects associated with stimulation of a single adenosine subreceptor. In this way, the undesired biological actions of native adenosine were systematically removed, one by one by eliminating the activity at non-target subreceptors. This rational drug design process relied heavily on our understanding of structure activity relationships, which relate the variation in the structure of the adenosine mimetics and their ability to bind and activate ideally just one adenosine subreceptor. Ultimately, a number of molecules emerged from these efforts with isolated and specialized activity, including some adenosine mimetics that only targeted the A1 subreceptor, leading to the discovery of trabodenoson.

The high affinity binding of trabodenoson to the A1 subreceptor is shown by the small Ki in the table below, and its selectivity for this IOP-lowering activity is indicated by much higher Ki’s for A2a and A3 receptors where its binding is relatively weak.

Trabodenoson is a Potent and Selective A1 Adenosine Mimetic

	A1	A2a	A3	Selectivity Ratios
Compound	(Ki, nM)	(Ki, nM)	(Ki, nM)	A2a/A1	A3/A1
Trabodenoson	0.97	4,690	704	4,835x	725x

Trabodenoson’s	key characteristics include:

1.	Potency—Ki in single-digit nM range (0.97nM);

2.	High Selectivity—over A2a> 1000-fold and A3>500-fold;

3.	Ease of Fat Solubility—allowing corneal penetration so it can reach the TM; and

4.	A high compatibility with the often sensitive tissues in the front of the eye.

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We believe that trabodenoson is the only adenosine mimetic with high selectivity for the single desired target of action, the A1 subreceptor, and that stimulation of this subreceptor in the TM effects a meaningful improvement in the metabolic activity in the TM that helps to clear the pathway for the aqueous humor to flow out of the eye, lowering IOP. This metabolic activity takes the form of an increase or up-regulation of proteases—such as Protease A or MMP-2—that digests and removes accumulated proteins that can block the healthy flow of the aqueous humor out of an eye with glaucoma. This metabolic activity is a naturally occurring or endogenous process that is enhanced by treatment with trabodenoson. We believe this process does not radically change the way the TM controls eye pressure, but rather restores the natural process of pressure control in the TM, which is different from other therapies that decrease aqueous humor production or increase the permeability of the eye to increase outflow.

Product Pipeline

Our product pipeline includes trabodenoson, as a monotherapy delivered in an eye drop formulation, as well as an FDC that includes trabodenoson plus latanoprost in an eye drop formulation, which we refer to as our FDC product candidate. We are also evaluating the potential for trabodenoson to directly target optic neuropathies and degenerative retinal diseases. The following table summarizes key information about our product development programs.

Trabodenoson

Our first product candidate, trabodenoson, is a monotherapy dosed in an eye drop. Our clinical trials have shown that trabodenoson has significant IOP-lowering effects, convenient dosing and a favorable safety profile when compared to the currently available glaucoma treatments, such as PGAs and non-PGAs. MATrX-1 did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. The review of the MATrX-1 data is ongoing and upon completion of all analyses, we plan to request a meeting with the FDA in the first half of 2017 to discuss these findings.

Trabodenoson-Latanoprost Fixed-Dose Combination

Our second product candidate is a combination of trabodenoson with a PGA, latanoprost, to create an FDC. As many as half of glaucoma patients, typically those with more severe disease, need to use two or more glaucoma drugs to sufficiently reduce their IOP. The available FDC products increase IOP-lowering but also

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have unpleasant tolerability challenges in the eye, as well as the adverse effects, safety warnings, precautions and contraindications that the two individually-dosed drugs carry in their FDA-approved package inserts. An FDC product containing a PGA plus a non-PGA has not yet been approved in the United States. We believe that none have gained FDA approval because the modest incremental benefit in IOP-lowering seen when a non-PGA is added to a PGA is too small in the context of the added side effects and clinical risks that come with the combined drugs. In contrast, based on our completed Phase 2 study in which trabodenoson therapy was co-administered with latanoprost, we believe that an FDC containing a PGA and trabodenoson would be well received in the glaucoma market, especially for use in patients with higher IOPs that currently use two or more glaucoma drugs to lower IOP.

We expect that trabodenoson will not adversely affect the safety profile of latanoprost, or any other currently-approved PGA, because of its favorable safety and tolerability profile from our completed Phase 2 trial in which trabodenoson and latanoprost were co-administered. We believe that trabodenoson’s mechanism for lowering IOP complements the mechanism of action of latanoprost and other PGAs, which work primarily on the secondary uveoscleral outflow, because trabodenoson is believed to act through the TM, the largest aqueous humor outflow path in the eye. In fact, our IOP-lowering studies in cynomolgus monkeys have shown that IOP-lowering is significantly better when the eye is treated with both trabodenoson and latanoprost, as compared to treatment with latanoprost alone.

Our completed Phase 2 trial of trabodenoson co-administered with latanoprost also demonstrated IOP-lowering in patients who have previously had inadequate responses to latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP. The safety profile of trabodenoson co-administered with latanoprost is similar to that of trabodenoson monotherapy. Moreover, trabodenoson had a sufficiently long duration of action, allowing it to be effectively dosed QD in conjunction with latanoprost. Assuming the trabodenoson safety profile remains favorable, a trabodenoson-latanoprost FDC therapy could present a much improved risk/benefit profile over other combinations of currently-approved PGAs and non-PGAs. Currently, a Phase 2 dose-ranging, fixed-dose combination trial investigating combinations of trabodenoson and latanoprost in a single eye drop is ongoing. Results are anticipated in mid-2017.

Trabodenoson for Optic Neuropathy and Degenerative Retinal Diseases

The neuroprotective potential of trabodenoson is supported by the basic biology of adenosine, which has shown that the stimulation of the A1 receptor can protect tissues of the central nervous system. A pre-clinical study of the impact of high IOP on RGCs showed that trabodenoson could protect this key population of cells in the retina that, when lost, result in the irreversible vision loss associated with glaucoma. While we have not yet conducted a formal program of studies to prove neuroprotection, we plan to study the potential of trabodenoson monotherapy and our FDC product candidate to slow the loss of vision significantly more than attributable to IOP lowering alone, either in glaucoma patients or in other rarer forms of optic neuropathies.

Clinical Data and Development Strategy

Our Phase 3 program for trabodenoson as a monotherapy incorporates the FDA-acceptable clinical endpoint of IOP, in studies with three months of treatment. We had an End-of-Phase 2 meeting with the FDA in 2015 to discuss our Phase 3 program for trabodenoson monotherapy, and to confirm the design and endpoints for the Phase 3 pivotal trials. At the meeting, we reached agreement on the design for our initial Phase 3 study, as well as the overall regulatory path for trabodenoson. The trial design for the initial Phase 3 study was a five-arm superiority trial including three doses of trabodenoson. The primary endpoint of the study was IOP, determined at four timepoints during the day, after 4, 6 and 12 weeks of treatment. The IOP of the trabodenoson treated subjects was statistically compared to those of placebo treated subjects. A timolol arm was included for study validation, but not for statistical comparison.

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We initiated our Phase 3 program for trabodenoson monotherapy in October 2015 and reported top-line data from the first pivotal trial in the program on January 3, 2017. While MATrX-1 did not meet its primary endpoint, it did demonstrate efficacy as compared to placebo. We are planning to complete the analyses of this trial, then request a meeting with the FDA in the first half of 2017 to discuss these findings.

We are planning to commence our Phase 3 program for the FDC of trabodenoson and latanoprost in 2018.

Clinical Results

MATrX-1 Trabodenoson Phase 3 Tolerability, Safety and Efficacy of Monotherapy in Glaucoma Patients

MATrX-1 was a Phase 3 randomized, double-masked, placebo-controlled trial of trabodenoson in approximately 300 subjects diagnosed with POAG or OHT. MATrX-1 assessed the efficacy, safety and tolerability of trabodenoson over three months of treatment. The primary endpoint was reduction of IOP as compared to the placebo treatment arm. In addition, the study contained a timolol 0.5% arm to validate the sensitivity of the patient population and serve as an internal control. IOP was measured at four time points during the day: 8AM, 10AM, 12PM, and 4PM on Days 14, 28, 42 and 84. Three doses of trabodenoson ophthalmic suspension were administered: 3%/1000 mcg once daily, 4.5%/1500 mcg twice daily, and 6%/2000 mcg once daily. The trial enrolled patients with a diagnosis of POAG or OHT and an IOP greater than or equal to 24 mmHg and less than or equal to 34 mmHg.

In early 2017 we announced the results of MATrX-1. The results showed a skewed distribution of the IOP data resulting from outliers, as identified from histogram and distribution statistics. To minimize their effects, a statistical approach using medians was considered more appropriate than an approach primarily based on means. Therefore, the analyses of IOP were performed using median data.

Results

Total subjects randomized and treated was 300. The demographics of the trial were well balanced with a distribution of roughly 2/3rd POAGs to 1/3rd OHT subjects. Mean baseline IOPs ranged from 26.3 to 26.8 mmHg for all groups except for the timolol group which had a baseline IOP of 27.4 mmHg, as shown below.

Efficacy

The data showed that trabodenoson 6% once-a-day (QD) was the most effective dose, with IOP lowering that was comparable to that observed in Phase 2. Average Daily IOPs Change from Diurnal baseline at all days tested were statistically significantly lower than placebo, and the overall efficacy of the 6% QD dose was approximately 4.25 mmHg at the end of the study. While the trial did not meet its primary endpoint of

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demonstrating statistical separation from placebo/vehicle on three days (each with four IOP time points) for a total of twelve time points throughout the trial (see below); this was primarily due to two factors: a placebo response that was substantially greater than that observed in Phase 2 (see below), and 4 ‘outlier’ sites out of a total 55 sites that had results well outside of the range of other sites.

These 4 ‘outlier’ sites had a few subjects (n=5) randomized to the placebo arm with extreme placebo/vehicle responses that were clearly outside the norm or expected physiology. When all the data (from active as well as placebo subjects) from these 4 ‘outlier’ sites were removed from the analyses, despite a reduction in the overall sample size by 29 subjects, statistical significance was greatly increased, as shown below. This indicates the strong confounding effect of these few, but extreme placebo/vehicle outliers on the efficacy results.

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Safety

All doses of trabodenoson were well-tolerated, with approximately 1.6% of patients discontinuing the study due to drug-related side effects. There were no serious adverse events, or SAEs, related to trabodenoson. Consistent with prior trials, no evidence of significant systemic effects was observed. Notably, hyperemia was comparable between the trabodenoson and placebo arms. Also, there were no reports of drug-related eye pain, itching or irritation in any of the trabodenoson arms.

Trabodenoson Phase 2 Tolerability, Safety and Efficacy of Monotherapy in Glaucoma Patients

In 2012, we completed a successful Phase 2 dose-ranging clinical trial in 144 patients with OHT (ocular hypertension with no visual field loss) or POAG, which demonstrated a clear dose response to trabodenoson. Statistically significant results for the primary endpoint of our Phase 2 clinical trials indicate that trabodenoson has IOP-lowering effects in line with the best existing therapies, with a favorable safety and tolerability profile at all doses tested. The trial was randomized, double-masked, placebo-controlled, and evaluated the efficacy, tolerability, safety, and pharmacokinetics of trabodenoson over two or four weeks of BID dosing with eye drops. Separate groups of patients received trabodenoson doses of 50, 100 or 200 mcg for two weeks, or 500 mcg for four weeks, and their IOP-lowering efficacy and safety data were compared to groups of patients dosed concurrently with placebo eye drops, also BID.

The primary efficacy endpoint was IOP (measured throughout the day). The primary efficacy analysis calculated the reduction in IOP from the patients’ IOP at the beginning of the study (recorded before active drug was administered at the study 8 AM baseline). A second analysis calculated the reduction in IOP from a time-matched diurnal baseline. The IOP drop from baseline for each dose group (50, 100, 200 and 500 mcg) was then compared statistically to the IOP drop of a matched placebo group treated concurrently.

Results

Patient Population: The characteristics of the patients in the dose groups were similar, including their ages, baseline IOPs, and diagnoses (OHT or POAG). The table below reflects information regarding the demographics

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of the patient populations that participated in the study, and shows that both diagnoses groups had similar baseline IOPs, and that groups treated with trabodenoson had characteristics that were similar to the placebo groups to which they were compared.

Baseline Demographics and IOP

		Trabodenoson Dose
	Placebo	50 mcg	100 mcg	200 mcg	500 mcg	Total Active
Mean Age	59	56.6	55.6	53.8	57.6	56.3
n	59	17	17	17	34	85
Baseline IOP (mmHg)	26.6	26.1	25.6	26.1	26.2	26
OHT n(%)	22(37.3)	6(35.3)	8(47.1)	6(35.3)	14(41.2)	34(40.0)
Baseline IOP (mmHg)	26.7	27.2	25	27.1	26.3	26.3
POAG n(%)	37(62.7)	11(64.7)	9(52.9)	11(64.7)	20(58.8)	51(60.0)
Baseline IOP (mmHg)	26.5	25.5	26.1	25.5	26.1	25.9

Efficacy

Both the 200 mcg dose and the 500 mcg doses at day 14, and the 500 mcg dose at day 28, met the primary endpoint demonstrating statistically significant improvements in IOP relative to the matched placebo (p<0.05 indicating a greater than 95% probability that the result was not a random event). Moreover, a clear increase in IOP-lowering efficacy was seen with increasing doses of trabodenoson (i.e. a dose response), and the most efficacious trabodenoson dose tested was the highest dose of 500 mcg. Trabodenoson’s primary efficacy endpoint (IOP drop from baseline) measured after four weeks of treatment (at day 28) had improved significantly from the same endpoint when measured after two weeks of treatment (at day 14). This improvement with additional treatment time was statistically significant (p=0.016). In the figure below, a clear trend for increasing IOP-lowering efficacy with increasing dose is evident. For the 500 mcg dose, the statistically significant increase in efficacy between day 14 and day 28 is illustrated on the right side of the figure.

On average, doubling doses between 50 and 500 mcg increases IOP lowering from diurnal baseline by approximately 0.7 mmHg.

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The IOP-lowering at the highest and most efficacious dose (500 mcg) was evaluated in various patient sub-populations to gain a sense of the ability to generalize the results over a diverse patient population. The figure below compares the IOP drop from study baseline (the primary endpoint analysis) for all patients (far left) to various sub-populations to the right of that. All of these patient subgroups responded to trabodenoson’s IOP-lowering effect.

When we rationally designed trabodenoson, our primary objective was to restore pressure regulation in eyes with high IOP, a risk factor for glaucoma. A healthy eye has a natural circadian rhythm that dictates a pattern of IOP over the day. We found that this pattern, or the shape of the IOP circadian rhythm curve throughout the day, is relatively unchanged by trabodenoson treatment, except that the overall IOP during the day is reduced by trabodenoson treatment as intended. We believe this indicates that the TM has been restored to an improved function resulting in a more normal average pressure, and that this normal daily IOP pattern indicates that the fundamental biology of pressure management in the eye has been preserved. The natural daily changes in IOP still exist, but at a significantly lower average pressure that we believe is less damaging to RGCs and the optic nerve. The figure below shows the primary efficacy parameter for the trial, IOP, at several timepoints throughout the day (diurnal IOP) for the highest dose tested and the placebo group at day 28.

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Furthermore, after 28 days of BID dosing, the IOP-lowering effect persisted for an additional 24 hours after the last dose of medication, which we believe indicates the potential for trabodenoson monotherapy to be dosed QD.

Safety and Tolerability

There were no SAEs or patients that withdrew due to safety findings that occurred once the drug was given. There were no signs of systemic safety issues in any of the non-ocular examinations, ECG evaluations or laboratory tests performed. Systemically, administration of trabodenoson eye drops was found to be well-tolerated. There were no changes noted from internal eye examinations or visual testing during drug treatment. The rate of conjunctival hyperemia in patients treated with trabodenoson was unchanged from the placebo run-in period (study baseline). There was no maximum tolerated dose determined because all doses tested were well-tolerated.

Trabodenoson Phase 2 Co-Administered with Latanoprost in Glaucoma Patients

In October 2014, we received top-line results from a Phase 2 trial in patients with POAG or OHT, in which trabodenoson eye drops were co-administered with latanoprost eye drops. The objective of the study was to evaluate the safety and additional IOP-lowering effect of trabodenoson when added either BID or QD to latanoprost. This trial enrolled 101 patients who had IOPs of greater than or equal to 24 mmHg despite one month of previous treatment with latanoprost. These patients are considered PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP. The trial was randomized, double-masked, placebo- and active- controlled.

Following four weeks of latanoprost eye drops, otherwise healthy patients with an IOP greater than 24 mmHg and a diagnosis of either OHT or POAG were randomized for Part 1 of the study. In Part 1, the study arm consisted of BID-dosed trabodenoson (1.5%; 500 mcg nominal dose) plus latanoprost 0.005%, at the approved dose, QD. The control arm consisted of timolol 0.5%, an approved BID dose plus latanoprost 0.005% QD. Patients in both arms were treated for a total of eight weeks in Part 1 of the study to evaluate the additive effects of trabodenoson BID to latanoprost QD, with an active control consisting of timolol BID.

At the end of Part 1, after eight weeks of treatment, patients began Part 2 of the study. In Part 2, the study arm was switched to a QD dose of trabodenoson (3.0%, 1,000 mcg nominal dose) plus latanoprost 0.005% QD, and patients in the control arm were switched to placebo QD plus latanoprost 0.005% QD. Part 2 was designed to measure the additive effects of trabodenoson QD to latanoprost QD over an additional four weeks. The number of patients planned for enrollment was ~100 (50 patients per arm) for Part 1 and ~80 (40 patients per arm) for Part 2. This trial is outlined below.

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The primary efficacy endpoint was IOP, measured throughout the day. The efficacy analyses calculated the reduction in IOP from the patients’ IOP at study baseline and diurnal baseline (recorded after taking latanoprost for four weeks but before trabodenoson or timolol were added). In Part 1, these IOP drops from baseline, on latanoprost, were compared to the IOP drops of the control arm treated concurrently with timolol. In Part 2, the IOP drop from baseline in patients receiving trabodenoson QD plus latanoprost QD was compared to patients receiving placebo QD plus latanoprost QD.

Safety evaluations included recording of withdrawals or terminations and adverse events, or AEs. In each patient, both eyes were evaluated at regular intervals with internal eye exams (including pupil dilation with slit lamp examination of the inside of the eye) and external eye examinations (of the outside surface of the eye, eye lids and surrounding tissue). Visual function was also assessed. Overall health was assessed by physical exam, vital signs (including heart rate and blood pressure), electrocardiograms, or ECGs, for heart function and analysis of urine and blood samples (clinical chemistry). Plasma samples were collected to analyze the pharmacokinetic parameters, such as the half-life of any drug detected in the systemic circulation.

Results

Patient Population: The characteristics of the patients in the dose groups were similar, including their age, and baseline IOPs, which were not adequately controlled following a four-week run-in using latanoprost therapy. The table below includes information on the demographics of the patients that participated in the study.

Baseline Demographics and IOP

	Part 1		Part 2
ITT population	Trabodenoson BID	Timolol BID	Trabodenoson QD	Placebo QD
n	50	51	37	43
Mean Age	62	61	63	61
Baseline IOP using latanoprost (mmHg)	25.71	25.86	25.68	25.86
OHT n (%)	23(46%)	13(25.5%)	15(40.5%)	12(28%)
Baseline IOP using latanoprost (mmHg)	25.78	25.65	25.93	25.29
POAG n (%)	27(54%)	38(74.5%)	22(59.5%)	31(72%)
Baseline IOP using latanoprost (mmHg)	25.65	25.93	25.50	26.08

Discontinuations:

In Part 1, there were four discontinuations due to either protocol violations or exclusionary criteria (three patients were in the trabodenoson group and one was in the timolol group). In Part 2, there were two discontinuations; one was discontinued due to an AE and the other did not to return during follow-up, but provided no explanation (both were in the placebo group).

Efficacy

After eight weeks of BID dosing in Part 1, patients treated with trabodenoson co-administered with latanoprost experienced further mean reductions of IOP of 3.4 and 4.9 mmHg from diurnal and study baselines, respectively, beyond the IOP-lowering of latanoprost. After switching to QD trabodenoson in Part 2, and treating for an additional four weeks, QD dosing with trabodenoson resulted in a mean reduction in IOP of 4.3 and 5.8 mmHg from diurnal and study baseline, respectively, from the IOP on latanoprost alone. At the end of Part 2 (after 12 weeks), the IOP-lowering seen in the Study Eye (the eye treated with trabodenoson) was statistically significantly greater than the IOP drop of the patient’s Control Eye (the patient’s other eye that only received QD latanoprost).

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In Part 1 the IOP drop at the end of 8 weeks of treatment, in this population of latanoprost poor-responders, was less than timolol BID (0.5%) which dropped pressure 6.1 and 7.6 mmHg, on average from diurnal and study baselines, respectively.

In Part 2 of the trial, QD trabodenoson lowered IOP an additional 4.3 and 5.8 mmHg from diurnal and study baseline, respectively, beyond the effect of latanoprost alone in this population of latanoprost poor-responders.

Consistency of Results across Phase II Studies

Mean reductions in IOP from study baseline ranging from 5.0 mmHg after four weeks of BID treatment to 5.8 mmHg after four weeks of QD treatment in the trial were similar to the 6.5 mmHg IOP reduction seen at the end of the four week Trabodenoson Phase 2 Tolerability, Safety and Efficacy of Monotherapy in Glaucoma Patients trial (the monotherapy trial). In the monotherapy trial, patients received only trabodenoson. The patients in the 2014 additivity trial represented a different patient population than those studied in the monotherapy trial. These patients had inadequate responses to latanoprost, as evidenced by persistently high IOP, despite latanoprost treatment for four weeks prior to randomization. This patient population typically requires the addition of a second drug to their PGA therapy to further lower IOP. Patients in the monotherapy trial, by contrast, were removed from all glaucoma medications, and thus represented a typical patient population studied in a Phase 3 glaucoma trial. Despite these differences in the patient populations, the efficacy of trabodenoson was consistent across trials, suggesting that trabodenoson’s mechanism of action is effective across a wide-range of glaucoma disease severity.

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Both OHT and POAG patients responded to trabodenoson with POAG subjects showing the largest IOP drops.

Safety and Tolerability

With the exception of a single patient who received placebo plus latanoprost, no patients dropped out of the trial as a result of a drug-related adverse effect or due to drug intolerability. Trabodenoson was well tolerated in the eye, with no drug related hyperemia detectable by ocular exam at four, eight or 12 weeks. Mild hyperemia seen on the first day of dosing in a minority of patients was back to baseline by the 10-week post dose ocular exams. Trabodenoson had no detectable systemic effects in any of the non-ocular examinations, ECG evaluations or laboratory tests performed. Overall AEs were similar in the BID phase (Trabodenoson 36%; Timolol 29%), with the trabodenoson rate dropping to 26% without the first-day hyperemias, and were also similar in the QD phase (Trabodenoson 16%; Placebo 14%) between treatment groups. However, timolol (dosed in one eye only) had systemic AEs associated with systemic beta blockade, including: dizziness, headache, fatigue and symptomatic sinus bradycardia.

Patients randomized to timolol also had lower pulse rates than in the trabodenoson group (the pulse rate was measured 30 minutes and one hour after dosing). This difference was statistically significant in the overall data (p=0.033) as well as at the individual timepoints (p=0.041 and p=0.030 at the 30 minute and one hour post-dose timepoints, respectively).

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The pulse rates for both groups are shown in the boxplot below, which includes the minimum and maximum values, median (white line), and the boundaries of the upper and lower quartiles (top and bottom of the box).

Trabodenoson Repeat-Dose Safety and Tolerability in Adult Healthy Volunteers

We conducted a randomized, double-masked, placebo-controlled, dose-escalation trial in healthy volunteers, aged 35-65, with the primary objective of characterizing the safety and tolerability profile of trabodenoson and identifying a maximum tolerated dose (a dose that was associated with limiting or intolerable side effects).

Ten subjects were assigned to each of seven consecutive cohorts (six to active trabodenoson and four to matched placebo). Cohorts 1 through 6 consisted of sequential, escalating doses (200, 400, 800, 1600, 2400 and 3200 mcg of trabodenoson) which were given topically to a single eye, BID, for 14 days. The 3200 mcg dose was the highest dose that could be administered to a single eye at one time due to, among others, the limitations of the formulation. Cohort 7 included eight step-wise escalating doses of trabodenoson, given in both eyes. Doses given to this cohort ranged from 200-3200 mcg in a single eye and totaled 1800-6400 mcg for both eyes combined. Dose escalation to the next dose level proceeded only after masked review of the safety data from the preceding dose level.

Systemic safety assessments included: AEs, other medications used, physical examinations, vital signs, clinical laboratory tests of blood and urine samples, extensive monitoring of cardiac function and health (12-lead ECG tracings, continuous cardiac monitoring and cardiac troponin concentrations), lung function testing (FEV1), sleep (Karolinska Sleepiness Scale), kidney function and withdrawals or terminations. No systemic safety signals were found at any of the doses tested.

Ocular safety assessments included vision tests (visual acuity), IOP measurements, as well as internal and external eye examinations. No significant changes were seen in IOP measurements and examination of the periorbital area, eyelids, eyelashes, pupils, cornea, iris and sclera. The only ocular finding was short-lived, self-limited conjunctival hyperemia that was dose-related, usually mild in severity, decreased with continuing exposure, and was not accompanied by evidence that it was related to inflammation, such as persistent anterior chamber cells or flare. The incidence of clinically significant eye redness reported as an AE was extremely low (1 of 42) in subjects randomized to trabodenoson.

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Early Terminations and Withdrawals

Three subjects randomized to placebo were terminated early from the study for reasons unrelated to the study drug. Only one subject assigned to active study drug was withdrawn. The study subject’s laboratory tests revealed findings consistent with gallbladder disease (chronic cholecystitis), so the subject was withdrawn from the clinical trial (without unmasking the subject’s treatment assignment) and referred for a surgical consult resulting in the subject having chronic gallbladder stones removed.

Pharmacokinetic Data

The pharmacokinetics data indicated that the exposure to trabodenoson generally increased in a dose-dependent manner. At the highest three doses, there were no apparent increases in systemic exposure with increasing dose. This plateau effect suggests that little additional drug is absorbed into systemic circulation following doses above 4800 mcg (2400 mcg per eye), as reflected in the figure below.

Conclusions

In conclusion, no safety or tolerability issues were identified in either the eye or the body as a whole. Due to the lack of clinically significant findings following in depth safety testing for systemic and ocular effects of trabodenoson, no maximum tolerated dose could be identified. Systemic exposure to trabodenoson appeared to be limited above ocular doses totaling 4800 mcg, indicating an apparent limitation to the amount of drug that can be delivered to the body by dosing in the eye.

Trabodenoson Monotherapy Tolerability, Safety and Efficacy

We conducted a Phase 1/2 multi-center, randomized, double-masked, placebo-controlled, dose-escalation trial in 70 adults with POAG and OHT with the primary objective of characterizing the safety and tolerability of increasing doses of a pilot formulation of trabodenoson monotherapy.

Subjects were sequentially assigned to one of seven consecutive cohorts (eight to active trabodenoson and four to matched placebo); consisting of sequential, escalating single-doses of 2.5, 7.5, 20, 60, 180, 350 or 700 mcg of trabodenoson given topically to a single study eye.

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Efficacy (IOP-lowering), tolerability, safety and pharmacokinetics assessments were performed following study drug administration, and dose escalation from one cohort to the next cohort proceeded only after masked review of the safety data from the preceding cohort.

Conclusions

In conclusion, trabodenoson monotherapy ophthalmic solution up to and including 700 mcg were well-tolerated. This preliminary formulation of trabodenoson demonstrated activity at lowering IOP following single doses of 350 mcg and 700 mcg in patients with POAG or OHT.

Development Strategy

Trabodenoson

We had an End-of-Phase 2 meeting with the FDA in 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. At the meeting, we reached agreement on the design of our initial Phase 3 study, as well as the overall regulatory path for trabodenoson. We commenced our Phase 3 program for trabodenoson monotherapy in October 2015 and reported top-line results in January 2017. The recently completed Phase 3 pivotal trial, MATrX-1, did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. The review of the MATrX-1 data is ongoing and upon completion of all analyses, we plan to request a meeting with the FDA in the first half of 2017 to discuss these findings.

The overall program will encompass a total subject exposure to trabodenoson of at least 1,300 patients. The final design of the second Phase 3 trial will be impacted by the findings of the initial Phase 3 trial. Following a run-in period, the second Phase 3 trial is expected to run for at least 12 weeks of active treatment with the primary endpoint of IOP-lowering over the day.

The initial Phase 3 trial was a three-month study with five treatment arms, for a total of approximately 300 patients with 3 trabodenoson treatment arms. The trabodenoson doses evaluated were 1,000 mcg QD, 2,000 mcg QD, and 1,500 mcg BID. The trial investigated both once-daily (QD) and twice-daily (BID) dosing, as some patients may benefit from a twice daily dosing regimen. The primary efficacy endpoint of the study was IOP, measured at four time points during the day after 4, 6 and 12 weeks of treatment. The IOP of the trabodenoson treated subjects was statistically compared to those of placebo treated subjects. A timolol arm was included for study validation, but not for statistical comparison.

The FDA requires that a total of at least 1,300 patients be exposed to at least a single dose of trabodenoson, and the complete submission package must also contain safety data from at least 300 patients treated with trabodenoson for at least six months, and at least 100 patients treated for at least a year. These longer-term treatments will be accomplished in a long-term safety trial conducted at the highest anticipated trabodenoson dose. If the primary objectives of all trials in our Phase 3 program are met, we plan to submit an NDA to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States.

Fixed-Dose Combination of Trabodenoson and Latanoprost

We are also developing an FDC of trabodenoson and latanoprost. We have not filed a separate investigational new drug application, or IND, for the FDC, as we expect to be able to rely on the existing

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trabodenoson IND. Similarly, we have not conducted a Phase 1 trial for the FDC as we were able to rely on the safety and tolerability data generated in our completed trials for trabodenoson as a monotherapy.

The results of the Phase 2 trial that evaluated the efficacy and safety of the combination of latanoprost and trabodenoson, at two dose levels, and when given QD and BID, informed the design and format of the currently ongoing study which was structured to evaluate the safety and efficacy of various dose combinations and dosing patterns of an FDC of latanoprost and trabodenoson. The commencement of our Phase 2 program for the FDC product candidate as well as future FDC trials will depend on successful cGMP manufacturing of stable FDC dosage forms. We initiated our Phase 2 program in 2016 and plan to start our Phase 3 FDC program in 2018. We expect our FDC product candidate to benefit many patients with higher IOPs and more severe disease that typically require more aggressive medical treatment. For this reason, the patient population for the FDC program is expected to carry a higher disease burden. As with the monotherapy product development, the FDA requirements for long-term dosing data (at least 300 patients treated with the FDC for at least six months, and at least 100 patients treated for at least a year) will require the program to include a long-term safety study.

Neuroprotection and Degenerative Retinal Diseases

We plan to study the neuroprotective potential of trabodenoson monotherapy and our FDC product candidate to slow the loss of vision significantly more than attributable to IOP-lowering alone either in glaucoma patients or other rarer forms of optic neuropathy. While supported by the basic biology of adenosine, we have not yet conducted a formal program of studies to prove neuroprotection and have not filed an IND related to this program. This evaluation may include longer longitudinal studies in glaucoma patients, as potentially smaller patient groups with rapidly-progressing optic nerve damage. Although treatment times will be measured in years rather than months, this effort can run in parallel to the normal development trials, or may be included in the objectives of the planned long-term safety trials. The regulatory path for such an indication is thus far uncharted, so significant regulatory as well as clinical risk is anticipated for such a program and close interaction with regulatory agencies will be required. Due to the speculative nature of the development, it is difficult at this time to predict if or when an NDA submission in support of neuroprotection indication may be submitted. We plan to continue pre-clinical and proof-of-concept trials for optic neuropathies and degenerative retinal diseases in 2017.

Competition

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our experience and scientific knowledge provide us with competitive advantages, we face competition from established branded and generic pharmaceutical companies, such as Novartis International AG and its subsidiary Alcon Labs, Pfizer/Allergan Inc., Bausch + Lomb, Inc. (now a unit of Valeant Pharmaceuticals International, Inc.), Merck & Co., Inc., Santen Inc., Aerie Pharmaceuticals, Inc. and smaller biotechnology and pharmaceutical companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat glaucoma. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that the key competitive factors affecting the success of our product candidates, if approved, are likely to be efficacy, safety, convenience, price, tolerability and the availability of coverage and adequate reimbursement from governmental authorities and other third-party payors.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Glaukos Corporation recently commercialized a trabecular micro-bypass stent that is implanted in the eye during cataract surgery and allows fluid to flow from the anterior of the eye into the collecting channels, bypassing the TM. In addition, early-stage companies that are also developing glaucoma treatments, such as Aerie Pharmaceuticals, Inc., which is developing a Rho kinase/norepinephrine

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transport inhibitor, may prove to be significant competitors. We expect that our competitors will continue to develop new glaucoma treatments, which may include eye drops, oral treatments, surgical procedures, implantable devices or laser treatments.

Other early-stage companies may also compete through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer adverse effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours. In addition, our ability to compete may be affected because in many cases physicians, insurers or other third-party payors may encourage the use of generic products. The market for glaucoma prescriptions is highly competitive and is currently dominated by generic drugs, such as latanoprost and timolol, and additional products are expected to become available on a generic basis over the coming years. If any of our product candidates are approved, we expect that they will be priced at a premium over competitive generic products and consistent with other branded glaucoma drugs.

Manufacturing

Trabodenoson is a small molecule that is capable of being manufactured in reliable and reproducible synthetic processes from readily available starting materials. We believe the chemistry used to manufacture trabodenoson is amenable to a scale up and does not require unusual equipment in the manufacturing process. We do not currently operate manufacturing facilities for clinical or commercial production of our product candidates. We currently rely on third-party manufacturers to produce the active pharmaceutical ingredient and final drug product for our clinical trials. We manage such production with all our vendors on a purchase order basis in accordance with applicable master service and supply agreements. We do not have long-term agreements with these manufacturers or any other third-party suppliers. Latanoprost and timolol, used in our clinical trials, are available in commercial quantities from multiple reputable third-party manufacturers. We intend to procure quantities on a purchase order basis for our clinical and commercial production. If any of our existing third-party suppliers should become unavailable to us for any reason, we believe that there are a number of potential replacements, although we might experience a delay in our ability to obtain alternative suppliers. We also do not have any current contractual relationships for the manufacture of commercial supplies of our product candidates if they are approved. With respect to commercial production of our product candidates in the future, we plan to outsource production of the active pharmaceutical ingredients and final drug product manufacturing if they are approved for marketing by the applicable regulatory authorities.

We expect to continue to develop drug candidates that can be produced in a cost effective manner at contract manufacturing facilities. However, should a supplier or manufacturer on which we have relied to produce a product candidate provide us with a faulty product or such product is later recalled, we would likely experience delays and additional costs, each of which could be significant.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our products and product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights.

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We own a patent portfolio covering the trabodenoson compound that includes issued patents in the United States, Europe, Japan, and several other countries. These composition-of-matter patents are scheduled to expire by early 2026 in the United States and by mid-2025 abroad. We also own an issued U.S. patent and have pending patent applications in Europe and Japan relating to the use of trabodenoson for reducing IOP. The issued U.S. patent is scheduled to expire in 2031 and the pending foreign patent applications, if issued, are scheduled to expire by 2030. In 2016, we had a U.S. composition-of-matter patent issued that covers polymorphs of trabodenoson. This patent is scheduled to expire in 2033. A detailed freedom-to-operate analysis has been conducted and we are not aware of any third party rights or impediments to commercializing trabodenoson for use in ophthalmic indications in the United States or Europe.

Our patent portfolio includes issued U.S. patents relating to combinations of trabodenoson with carbonic anhydrase inhibitors, beta blockers and prostaglandins (PGAs). These U.S. patents are scheduled to expire in 2031 and 2032. At the end of 2016, we also had an ophthalmic formulation patent issue in the U.S. that covers our current ophthalmic formulation. This U.S. patent is scheduled to expire in 2034.

We are also pursuing additional patent applications in the United States and abroad relating to:

•	combinations of trabodenoson with PGAs, carbonic anhydrase inhibitors or beta blockers, in patent applications which, if issued, are scheduled to expire by 2031;

•	polymorphs of trabodenoson, in patent applications which, if issued, are scheduled to expire by 2033;

•	formulations of trabodenoson, in patent applications which, if issued, are scheduled to expire by 2034; and

•	ocular neuroprotective uses of trabodenoson, in patent applications which, if issued, are scheduled to expire by 2034.

As we advance the development of our trabodenoson products and clinical development we continue to look at opportunities to file additional patent applications covering new and innovative developments to ensure we have a patent portfolio that is multifaceted. For such additional applications, we will continue to seek patent protection in the United States and other jurisdictions that are important in the ophthalmic markets.

In addition to our patents and patent applications, we keep certain of our proprietary information as trade secrets, which we seek to protect by confidentiality agreements with our employees and third parties, and by seeking to maintain the physical security of our premises and physical and electronic security of our information technology systems.

Government Regulation

FDA Regulation and Marketing Approval

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and related regulations. Drugs are also subject to other federal, state and local statutes and regulations. Failure to comply with the applicable United States regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions and non-approval of product candidates. These sanctions could include, among other things, the imposition by the FDA or an Institutional Review Board, or IRB, of a clinical hold on trials, the FDA’s refusal to approve pending applications or related supplements, withdrawal of an approval, untitled or warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, restitution, disgorgement, civil penalties or criminal prosecution. Such actions by government agencies could also require us to expend a large amount of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on us.

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The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, approval, manufacture, distribution and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, post-approval monitoring, advertising, promotion, sampling and import and export of our products. Our drugs must be approved by the FDA through the NDA process before they may be legally marketed in the United States. See “The NDA Approval Process” below.

The process required by the FDA before drugs may be marketed in the United States generally involves the following:

•	completion of non-clinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLP, or other applicable regulations;

•	submission of an IND, which allows clinical trials to begin unless FDA objects within 30 days;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses conducted in accordance with FDA regulations and Good Clinical Practices, or GCP, which are international ethical and scientific quality standards meant to ensure that the rights, safety and well-being of trial participants are protected and that the integrity of the data is maintained;

•	preparation and submission to the FDA of an NDA;

•	review of the product by an FDA advisory committee, where appropriate or if applicable;

•	satisfactory completion of pre-approval inspection of manufacturing facilities and clinical trial sites at which the product, or components thereof, are produced to assess compliance with cGMP requirements and of selected clinical trial sites to assess compliance with GCP requirements; and

•	FDA approval of an NDA which must occur before a drug can be marketed or sold.

Preclinical Studies

Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or active pharmaceutical ingredient and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, are submitted to the FDA as part of an IND.

Companies usually must complete some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

IND and Clinical Trials

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements. Clinical trials are conducted under

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written study protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Prior to commencing the first clinical trial, an initial IND, which contains the results of preclinical testing along with other information, such as information about product chemistry, manufacturing and controls and a proposed protocol, must be submitted to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA unless the FDA within the 30-day time period raises concerns or questions about the drug product or the conduct of the clinical trial and imposes a clinical hold. A clinical hold may also be imposed at any time while the IND is in effect. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin or re-commence. Accordingly, submission of an IND may or may not result in the FDA allowing clinical trials to commence or continue.

A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or IND so long as the clinical trial is conducted in compliance with GCP, and the FDA is able to validate the data from the study through an onsite inspection if the agency deems it necessary.

A separate submission to the existing IND must be made for each successive clinical trial to be conducted during product development. Further, an independent IRB for each site at which the clinical trial will be conducted must review and approve the clinical trial before it commences at that site. Informed written consent must also be obtained from each trial subject. Regulatory authorities, including the FDA, an IRB, a data safety monitoring board or the sponsor, may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the clinical trial is not being conducted in accordance with FDA requirements.

For purposes of NDA approval, human clinical trials are typically conducted in sequential phases that may overlap:

•	Phase 1– the drug is initially given to healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. These trials may also provide early evidence on effectiveness. During Phase 1 clinical trials, sufficient information about the investigational drug’s pharmacokinetics and pharmacologic effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.

•	Phase 2– trials are conducted in a limited number of patients in the target population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•	Phase 3– when Phase 2 evaluations demonstrate that a dosage range of the product appears effective and has an acceptable safety profile, and provide sufficient information for the design of Phase 3 trials, Phase 3 trials are undertaken to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded patient population at multiple clinical trial sites. They are intended to further evaluate dosage, effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug and to provide an adequate basis for product labeling and approval by the FDA. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug.

All clinical trials must be conducted in accordance with FDA regulations, GCP requirements and their protocols in order for the data to be considered reliable for regulatory purposes. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all.

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An investigational drug product that is a combination of two different drugs in a single dosage form must comply with an additional rule that requires that each component make a contribution to the claimed effects of the drug product and the dosage of each component (amount, frequency, duration) is such that the combination is safe and effective for a significant patient population requiring such concurrent therapy as defined in the labeling of the drug product. This typically requires larger studies that test the drug against each of its components. In addition, typically, if a drug product is intended to treat a chronic disease, as is the case with our products, safety and efficacy data must be gathered over an extended period of time, which can range from six months to three years or more.

Government regulation may delay or prevent marketing of product candidates or new drugs for a considerable period of time and impose costly procedures upon our activities.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved up to a maximum of two years. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

The NDA Approval Process

In order to obtain approval to market a drug in the United States, a marketing application must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. Each NDA submission requires a substantial user fee payment unless a waiver or exemption applies. The application includes all relevant data available from pertinent non-clinical or preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators that meet GCP requirements.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the End-of-Phase 1 or 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the End-of-Phase 2 meetings to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 trials that they believe will support approval of the new drug.

The results of product development, non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept a NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. The FDA has 60 days from its receipt of an NDA to conduct an initial review to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. If the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is

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safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA has agreed to specific performance goals on the review of NDAs and seeks to review standard NDAs for new molecular entities in 10 months from the 60-day filing date (typically 12 months from submission of the NDA). The review process may be extended by the FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission. After the FDA completes its substantive review of an NDA, it will communicate to the sponsor that the drug will either be approved, or it will issue a complete response letter to communicate that the NDA will not be approved in its current form and inform the sponsor of changes that must be made or additional clinical, non-clinical or manufacturing data that must be received before the application can be approved, with no implication regarding the ultimate approvability of the application or the timing of any such approval, if ever. If or when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA may issue an approval letter. FDA has committed to reviewing such resubmissions in two to six months depending on the type of information included. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 trials may be made a condition to be satisfied for continuing drug approval. The results of Phase 4 trials can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA has authority to require sponsors to conduct post-marketing trials to specifically address safety issues identified by the agency. See “Post-Marketing Requirements” below.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy, or a REMS, from manufacturers to ensure that the benefits of a drug outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA. Based on statutory standards, elements of a REMS may include “Dear Doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases distribution and use restrictions, referred to as “elements to assure safe use,” or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. These elements are negotiated as part of the NDA approval, and in some cases the approval date may be delayed. Once adopted, REMS are subject to periodic assessment and modification.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

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Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution or use, or post-marketing trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including safety labeling or imposition of a REMS, the requirement to conduct post-market studies or clinical trials or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our products, or obtaining approval but for significantly limited use, would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

The Hatch-Waxman Amendments

Under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored by returning up to five years of patent life for a patent that covers a new product or its use. This period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, provided the sponsor acted with diligence. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Market Exclusivity

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain competing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for a drug product that contains the protected active moiety. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, or supplement, for example, for new indications, dosages or strengths of an existing drug. During the exclusivity period, the FDA may not approve an ANDA or 505(b)(2) application for the same conditions of approval as the innovator drug. This three-year exclusivity protects only the conditions of approval associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) applications with different conditions of approval. For example, if three-year exclusivity protected a new extended-release dosage form, the exclusivity would not block approval of an ANDA or 505(b)(2) application for the original immediate-release version of the drug. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data.

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Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling, or off-label use, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet. Although physicians may, in their independent professional medical judgment, prescribe legally available drugs for off-label uses, manufacturers typically may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval or may include a lengthy review process.

Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act, or the PDMA, a part of the FDCA.

In the United States, once a product is approved, its manufacturing is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such product or may result in restrictions on a product, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the product from the market.

In addition, the manufacturer and/or sponsor under an approved NDA are subject to annual product and establishment fees. These fees are typically increased annually.

The FDA also may require post-marketing testing, also known as Phase 4 testing, to monitor the effects of an approved product or place conditions on an approval via a REMS that could restrict the distribution or use of the product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, untitled or warning letters from the FDA, mandated corrective advertising or communications with doctors, withdrawal of approval, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

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Coverage and Reimbursement

Sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors, including government healthcare program administrative authorities, managed care organizations, private health insurers, and other entities. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all of part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Therefore, our products, once approved, may not obtain market acceptance unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that the payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. A decision by a third-party payor not to cover our product candidates could reduce physician utilization of our products once approved. Moreover, a third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Additionally, coverage and reimbursement for drug products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time-consuming process.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for drug products and medical services, examining the medical necessity and reviewing the cost effectiveness of drug products and medical services, in addition to questioning safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after FDA approval or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit.

In particular, our success may depend on our ability to obtain coverage and adequate reimbursement through Medicare Part D plans for our products that obtain regulatory approval. The Medicare Part D program provides a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. In general, Part D prescription drug plan sponsors have flexibility regarding coverage of Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class, with certain exceptions. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutics committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive regulatory approval. However, any negotiated prices for our future products covered by a Part D prescription drug plan will likely be discounted, thereby lowering the net price realized on our sales to pharmacies. Moreover, while the Part D program applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from Medicare Part D may result in a similar reduction in payments from non-government payors.

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The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the U.S. Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates, once approved. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Anti-Kickback and False Claims Laws and Other Regulatory Matters

In the United States, among other things, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation and enforcement by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, state Attorneys General and other state and local government agencies. Our current and future business activities, including for example, sales, marketing and scientific/educational grant programs must comply with healthcare regulatory laws, as applicable, which may include the Federal Anti-Kickback Statute, the Federal False Claims Act, as amended, the privacy and security regulations promulgated under the Health Insurance Portability and Accountability Act, or HIPAA, as amended, physician payment transparency laws, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The Federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully, directly or indirectly, in cash or in kind, solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the

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purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of, any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the intent standard under the Federal Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Federal False Claims Act. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties, and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the Federal Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, and the potential for additional legal or regulatory change in this area, it is possible that our future business activities, including our sales and marketing practices and/or our future relationships with ophthalmologists and optometrists might be challenged under anti-kickback laws, which could harm us.

Federal false claims and false statement laws, including the civil False Claims Act, prohibits any person or entity from, among other things, knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent. This statute has been interpreted to prohibit presenting claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been found liable under the Federal Civil False Claims Act in connection with their off-label promotion of drugs. Penalties for a civil False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the Federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and may suffer a decline in our stock price. In addition, private individuals have the ability to bring actions under the Federal Civil False Claims Act and certain states have enacted laws modeled after the Federal False Claims Act.

Additionally, HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

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There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, a similar federal requirement under the Physician Payments Sunshine Act, requires certain manufacturers to track and report to the federal government certain payments provided to physicians and teaching hospitals made in the previous calendar year, as well as certain ownership and investment interests held by physicians and their immediate family members. These laws may affect our sales, marketing and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state and federal authorities.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information on certain types of individuals and organizations. In addition, certain state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other and from HIPAA in significant ways and may not have the same effect, thus complicating compliance efforts.

The failure to comply with regulatory requirements subjects us to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant criminal, civil and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in federal healthcare programs, such as Medicare and Medicaid, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, refusal to allow us to enter into supply contracts, including government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We plan to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the law and program requirements to which we will or may become subject because we intend to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs.

Changes in law or the interpretation of existing law could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Affordable Care Act and Other Reform Initiatives

In the United States and some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare and containing or lowering the cost of healthcare.

By way of example, in March 2010, the ACA was enacted. The ACA includes measures that have or will significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA of greatest importance to the pharmaceutical industry are the following:

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The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the U.S. Department of Health and Human Services in exchange for state Medicaid coverage of most of the manufacturer’s drugs. ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical

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manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents to 23.1% of average manufacturer price, or AMP, and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP.

•	The ACA expanded the types of entities eligible to receive discounted 340B pricing, although, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs used in orphan indications. In addition, because 340B pricing is determined based on AMP and Medicaid drug rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discounts to increase. The ACA imposed a requirement on manufacturers of branded drugs and biologic agents to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D beneficiaries in the coverage gap (i.e., “donut hole”).

•	The ACA imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.

•	The ACA included the Federal Physician Payments Sunshine Act, which requires certain pharmaceutical manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exception, to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” provided, as well as any ownership or investment interests held by physicians and their immediate family members. Covered manufacturers were required to begin collecting data on August 1, 2013 and submit reports on aggregate payment data to CMS for the first reporting period (August 1, 2013—December 31, 2013) by March 31, 2014, and were required to report detailed payment data for the first reporting period and submit legal attestation to the completeness and accuracy of such data by June 30, 2014. Thereafter, covered manufacturers must submit reports by the 90th day of each subsequent calendar year. The information reported was made publicly available on a searchable website in September 2014.

•	The ACA established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.

•	The ACA created the Independent Payment Advisory Board which has the authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings.

•	The ACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to improve quality of care and lower program costs of Medicare, Medicaid and the Children’s Health Insurance Program, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation through 2019.

Many of the details regarding the implementation of the ACA are yet to be determined, and at this time, it remains unclear the full effect that the ACA would have on our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, created measures for

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spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

European Union Drug Development

In the European Union, our products will also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if an MAA from the competent regulatory agencies has been obtained, and the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trial regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated it must be approved by two distinct bodies in each of the EU countries where the trial is to be conducted: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. In addition, all serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the NCA and ECs of the Member State where they occurred.

The EU clinical trials legislation is currently undergoing a revision process mainly aimed at making more uniform and streamlining the clinical trials authorization process, simplifying adverse event reporting procedures, improving the supervision of clinical trials and increasing the transparency of clinical trials.

European Union Drug Review Approval

In the European Economic Area, or EEA, which is comprised of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining an MAA. There are two types of MAAs: the Community MAA, which is issued by the European Commission through the Centralized Procedure based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, a body of the EMA, and which is valid throughout the entire territory of the EEA; and the National MAA, which is issued by the competent authorities of the Member States of the EEA and only authorized marketing in that Member State’s national territory and not the EEA as a whole.

The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU. The National MAA is for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MAA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MAA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MAA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. If the RMS proposes to authorize the product, and the other Member States do not raise objections, the

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product is granted a national MAA in all the Member States where the authorization was sought. Before granting the MAA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Employees

We had twenty-four employees as of March 1, 2017. None of our employees are represented by any collective bargaining unit. We believe that we maintain good relations with our employees.

Corporate Information

We were incorporated in Delaware in 1999. Our principal executive offices are located at 91 Hartwell Avenue, Lexington, MA 02421, and our telephone number is (781) 676-2100. Our internet address is www.inotekpharma.com. We use our website as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. We make available on our website, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our SEC reports can be accessed through the Investors section of our website. Further, a copy of this Annual Report on Form 10-K is located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. The information found on our website is not incorporated by reference into this report or any other report we file with or furnish to the SEC. Our common stock is listed on the NASDAQ Global Market under the symbol “ITEK.”

Research and Development

For the years ended December 31, 2016, 2015 and 2014, our research and development expenses were $32.0 million, $12.6 million and $5.6 million, respectively.

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Item 1A.	Risk Factors

We operate in an industry that involves numerous risks and uncertainties. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this Annual Report on Form 10-K, including our financial statements and related notes hereto. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. The risks and uncertainties described below may change over time and other risks and uncertainties, including those that we do not currently consider material, may impair our business. In these circumstances, the market price of our common stock could decline.

Risks Related to Our Financial Position and Need for Additional Capital

We currently have no source of revenue and may never become profitable.

We are a clinical-stage biopharmaceutical company with a limited operating history. Our ability to generate revenue and become profitable depends upon our ability to successfully complete the development of our product candidates for the treatment of glaucoma and obtain the necessary regulatory approvals for our product candidates. We have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales. Even if we receive regulatory approval for the sale of our product candidates, we do not know when such product candidates will generate revenue, if at all. Our ability to generate product revenue depends on a number of factors, including our ability to:

•	successfully complete clinical development, and receive regulatory approval, for our product candidates, including trabodenoson monotherapy and trabodenoson with latanoprost as a fixed-dose combination, or FDC;

•	set an acceptable price for our product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	establish sales, marketing and distribution systems for our product candidates;

•	add operational, financial and management information systems and personnel, including personnel to support our clinical, manufacturing and planned future commercialization efforts;

•	have commercial quantities of our product candidates manufactured at acceptable cost levels;

•	successfully market and sell our product candidates in the United States and enter into partnerships or other arrangements to commercialize our product candidates outside the United States; and

•	maintain, expand and protect our intellectual property portfolio.

In addition, because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, and comparable non-U.S. regulatory authorities, or other regulatory authorities to perform studies or clinical trials in addition to those that we currently anticipate. Even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of these products.

Our ability to become and remain profitable depends on our ability to generate revenue. Even if we are able to generate revenues from the sale of our product candidates, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business or continue our operations. A decline in the value of our Company could also cause you to lose all or part of your investment.

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We have a history of net losses and anticipate that we will continue to incur net losses for the foreseeable future.

We have a history of losses and anticipate that we will continue to incur net losses for the foreseeable future. Our net losses were $42.9 million, $68.0 million and $9.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, we had an accumulated deficit of $238.9 million.

Investment in pharmaceutical product development is highly speculative because it entails substantial upfront expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. We have devoted most of our financial resources to research and development, including our non-clinical development activities and clinical trials. We are not currently generating revenues, and we cannot estimate with precision the extent of our future losses. We do not currently have any products that are available for commercial sale and we may never generate revenue from selling products or achieve profitability. We expect to continue to incur substantial and increasing losses through the projected commercialization of our product candidates. None of our product candidates have been approved for marketing in the United States and may never receive such approval. As a result of these factors, we are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. Our ability to produce revenue and achieve profitability is dependent on our ability to complete the development of our product candidates, obtain necessary regulatory approvals, and have our products manufactured and successfully marketed. We cannot assure you that we will be profitable even if we successfully commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

In February 2015, we completed our initial public offering of 6,667,000 shares of our common stock at a price of $6.00 per share and a concurrent offering of $20.0 million aggregate principal amount of 5.0% Convertible Senior Notes due in 2020, or the 2020 Convertible Notes. In March 2015, the underwriters exercised 299,333 shares of common stock at $6.00 per share and $1.0 million of the 2020 Convertible Notes pursuant to their overallotment options. We received net proceeds of approximately $36.5 million, after deducting underwriting discounts and offering-related costs, from our equity issuances and approximately $18.9 million in net proceeds, after deducting underwriting discounts and offering-related costs, from our debt issuances.

In August 2015, we completed an underwritten public offering of our common stock, or the Follow-on Offering. We issued 6,210,000 shares of our common stock at a price of $12.75 per share, including 810,000 shares from the underwriters’ full exercise of their overallotment option, and we received net proceeds of $74.0 million, after deducting underwriting discounts and offering-related costs.

In 2016, we sold 482,689 shares of common stock pursuant to our ATM and received net proceeds of $4.0 million.

In August 2016, we closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021, including $2.0 million from an exercise of the underwriters’ overallotment option, or the 2021 Convertible Notes, and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs. (See Note 5 in the accompanying notes to the financial statements).

We expect our research and development expenses to continue to be significant in connection with our product development activities, including our Phase 2 clinical trial for our FDC product candidate which commenced in July 2016, and our planned Phase 3 programs. In addition, if we obtain regulatory approval for our product candidates, we expect to incur increased sales and marketing expenses. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ deficit, financial position, cash flows and working capital.

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We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates.

Our operations have consumed substantial amounts of cash since inception. As of December 31, 2016, our cash and cash equivalents and short-term investments aggregated $126.5 million. We estimate that these funds will be sufficient to fund our projected operating requirements into 2019. We will need to obtain additional financing to conduct additional trials for the approval of our drug candidates and complete the development of any additional product candidates we might acquire. Moreover, our fixed expenses such as rent and other contractual commitments are substantial and may increase in the future.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future potential commercialization efforts. Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this forecast on a number of assumptions that may prove to be wrong, and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, timing, scope and costs of our clinical trials, including the ability to enroll patients in our planned and potential future clinical trials in a timely manner;

•	the time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities;

•	our ability to successfully commercialize our product candidates;

•	the amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such product candidates and the availability of coverage and adequate reimbursement from third parties;

•	selling and marketing costs associated with our product candidates, including the cost and timing of expanding our marketing and sales capabilities;

•	the terms and timing of any potential future collaborations, licensing or other arrangements that we may establish;

•	cash requirements of any future acquisitions and/or the development of other product candidates;

•	the costs of operating as a public company;

•	the time and cost necessary to respond to technological and market developments;

•	the costs of maintaining and expanding our existing intellectual property rights; and

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, marketing or distribution arrangements or a combination thereof. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. General market conditions or the market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may be dependent upon our stock being quoted on The NASDAQ Global Market, or NASDAQ, or upon obtaining shareholder approval. There can be no

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assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.

We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding when we need it could seriously harm our business.

Additional capital that we may need to operate or expand our business may not be available.

We may require additional capital to operate or expand our business. If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of holders of our common stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of holders of our common stock. Furthermore, volatility in the credit or equity markets may have an adverse effect on our ability to obtain debt or equity financing or the cost of such financing. If we do not have funds available to enhance our solution, maintain the competitiveness of our technology and pursue business opportunities, this could have an adverse effect on our business, operating results and financial condition.

The indenture governing our 2021 Convertible Notes contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions.

The indenture governing our 2021 Convertible Notes contain covenants that, among other things, restrict our and our subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants include restrictions on our ability and the ability of our future subsidiaries to incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock. In addition, the indenture governing our 2021 Convertible Notes will include a covenant that limits our ability to merge or consolidate with other entities in certain circumstances. These covenants and restrictions limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively.

A breach of any of these covenants or other provisions in our future debt agreements could result in an event of default, which if not cured or waived, could result in the 2021 Convertible Notes or such debt becoming immediately due and payable. This, in turn, could cause any of our other debt existing at such time to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the 2021 Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors, most of which are beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our obligations under our 2021 Convertible Notes and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or

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delaying investments or capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may not have the ability to raise the funds necessary to repurchase our 2021 Convertible Notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the 2021 Convertible Notes.

Holders of our 2021 Convertible Notes have the right to require us to repurchase their 2021 Convertible Notes upon the occurrence of a fundamental change, the occurrence of certain change of control transactions or delisting events, at a fundamental change repurchase price equal to 100% of the principal amount of the 2021 Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of 2021 Convertible Notes surrendered therefor. In addition, our ability to repurchase the 2021 Convertible Notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase 2021 Convertible Notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the 2021 Convertible Notes.

The fundamental change repurchase feature of our 2021 Convertible Notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of our 2021 Convertible Notes require us to repurchase the 2021 Convertible Notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the 2021 Convertible Notes to require us to repurchase the 2021 Convertible Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the 2021 Convertible Notes.

Risks Related to Development, Potential Regulatory Approval and Commercialization

We depend substantially on the success of our product candidates, particularly trabodenoson monotherapy and trabodenoson FDC, which are still in development. We may be unable to successfully develop and commercialize our product candidates, especially in light of our MATrX-1 clinical trial’s failure to meet its primary endpoint, or may experience significant delays in doing so, which would materially harm our business.

Our business and the ability to generate revenue related to product sales, if ever, will depend on the successful development, formulation and manufacturing, regulatory approval and commercialization of our product candidates trabodenoson monotherapy and trabodenoson FDC, which are still in development, and other potential products we may develop or license. In January 2017, we announced top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. MATrX-1 did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. The review of the MATrX-1 data is ongoing and upon completion of all analyses, we plan to request a meeting with the FDA in the first half of 2017 to discuss these findings. While we believe these results, along with further exploratory analyses, will be integral in determining the path forward for our trabodenoson monotherapy, there can be no assurance that we will be able to pursue further development efforts or obtain regulatory approval.

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We have invested a significant portion of our efforts and financial resources in the development of our existing product candidates. The success of our product candidates will depend on several factors, including:

•	successful completion of clinical trials, and the supporting non-clinical toxicology, formulation development, and manufacturing of supplies for the clinical program in accordance with current Good Manufacturing Practices, or cGMP;

•	receipt of regulatory approvals from the FDA and other applicable regulatory authorities outside the United States;

•	maintenance of existing relationships and establishment of arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

•	protecting our rights in our intellectual property;

•	launching commercial sales of our product candidates, if and when approved;

•	acceptance of any approved product by the medical community and patients;

•	obtaining coverage and adequate reimbursement from third-party payors for product candidates, if and when approved;

•	effectively competing with other products; and

•	achieving a continued acceptable safety and efficacy profile for our product candidates following regulatory approval, if and when received.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which would materially harm our business and we may not be able to earn sufficient revenues and cash flows to continue our operations.

Our product candidates are trabodenoson as a monotherapy and as an FDC consisting of trabodenoson with a prostaglandin analog, or PGA. We have no other product candidates in our near term product pipeline. As a result, we are substantially dependent on the successful development and commercialization of trabodenoson. The results of our chronic toxicology program could identify a safety problem, or our current and upcoming pivotal trials of trabodenoson monotherapy or our current Phase 2 program for the FDC product candidate could fail to demonstrate efficacy in lowering IOP, especially in light of our Phase 3 results, or could identify safety issues related to trabodenoson, which would materially and adversely affect our development strategy.

Our MATrX-1 pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension did not meet the primary endpoint, which could continue to harm our business and further disappoint our stockholders and cause the trading price of our common stock to continue to decrease.

Our lead product candidate in development is trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. In January 2017, we announced top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. Currently, management in conjunction with its clinical and regulatory advisors are evaluating the clinical and regulatory pathway forward, although this is subject to ongoing review and evaluation. No assurance can be given that a clinical and regulatory pathway forward will be possible without significantly more capital invested in the Company or will otherwise be successful. Further, no assurance can be given that additional capital would be available or that such capital would be available at acceptable terms.

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We have not obtained regulatory approval for any of our product candidates in the United States or in any other country.

We currently do not have any product candidates that have gained regulatory approval for sale in the United States or in any other country, and we cannot guarantee that we will ever have marketable products. Our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for and successfully commercialize product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval to market each product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. We have completed a Phase 2 trial in which we tested trabodenoson co-administered with latanoprost. We attended an End-of-Phase 2 meeting with the FDA for trabodenoson monotherapy in the first half of 2015 and initiated a pivotal Phase 3 program in the fourth quarter of 2015, which consists of two Phase 3 monotherapy pivotal trials and a long-term safety study. We completed our initial Phase 3 trial and reported top-line data on January 3, 2017. Because the primary endpoint of the trial was not met, we plan to discuss with the FDA the subsequent necessary steps needed to attain marketing approval of trabodenoson monotherapy for the treatment of glaucoma in the United States. We cannot predict whether any of our future trials, including our planned long-term safety trial of trabodenoson, will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date or will conduct. Moreover, any determination of changes in a study design and its confirmation with the FDA could result in a significant range of costs for the Phase 3 pivotal and long-term safety trials.

Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In the United States, we have not submitted a New Drug Application, or NDA, for any of our product candidates. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and reviewed by the FDA or, if accepted and reviewed, will be approved.

Regulatory authorities outside of the United States, such as in Europe and Japan and in emerging markets, also have requirements for approval of drugs for commercial sale with which we must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking non-U.S. regulatory approval could require additional non-clinical studies or clinical trials, which could be costly and time consuming. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or additional risks. For all of these reasons, we may not obtain non-U.S. regulatory approvals on a timely basis, if at all.

The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly both inside and outside of the United States, and approval is never guaranteed. Even if our product candidates were to successfully obtain approval from the regulatory authorities, any approval might significantly limit the approved indications for use, or require that precautions, contraindications, or warnings be included on the product labeling, or require expensive and time-consuming post-approval clinical trials or surveillance as conditions of approval. Following any approval for commercial sale of our product candidates, certain changes to the product, such as changes in manufacturing processes and additional labeling claims, will

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be subject to additional FDA review and approval. Also, regulatory approval for any of our product candidates may be withdrawn. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed. Furthermore, we may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue the development of any other product candidate in the future.

We are reevaluating our clinical and regulatory pathway forward for our trabodenoson monotherapy product candidate, and our product candidate might not be approved by regulatory authorities or introduced commercially for at least several years, if at all.

In January 2017, we announced disappointing top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. Currently, management in conjunction with its clinical and regulatory advisors are evaluating the clinical and regulatory pathway forward based on the data from the MATrX-1 trial. Going forward, trabodenoson will require further development and clinical testing and investment prior to obtaining required regulatory approvals, if ever, and commercialization in the United States and abroad. We cannot provide assurance that a new clinical and regulatory pathway will be successful or that trabodenoson will be developed successfully. Even if a viable clinical and regulatory pathway forward is identified, we cannot provide assurance that trabodenoson will:

•	prove to be safe and effective in clinical studies;

•	meet applicable regulatory standards or obtain required regulatory approvals;

•	demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease;

•	be capable of being produced in commercial quantities at reasonable costs;

•	obtain coverage and favorable reimbursement rates from insurers and other third-party payors; or

•	be marketed successfully or achieve market acceptance by physicians and patients.

Regulatory approval may be substantially delayed or may not be obtained for one or all of our product candidates if regulatory authorities require additional time or studies to assess the safety and efficacy of our product candidates.

We may be unable to initiate or complete development of our product candidates on schedule, if at all. To complete the studies for our product candidates, we will require additional funding. In addition, if regulatory authorities require additional time or studies to assess the safety or efficacy of our product candidates, we may not have or be able to obtain adequate funding to complete the necessary steps for approval for any or all of our product candidates. Preclinical studies and clinical trials required to demonstrate the safety and efficacy of our product candidates are time consuming and expensive and together take several years or more to complete. Delays in regulatory approvals or rejections of applications for regulatory approval in the United States, Europe, Japan or other markets may result from many factors, including:

•	our inability to obtain sufficient funds required for a clinical trial;

•	requests from regulatory authorities for additional analyses, reports, data, non-clinical and preclinical studies and clinical trials;

•	questions from regulatory authorities regarding interpretations of data and results and the emergence of new information regarding our product candidates or other products;

•	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

•	failure to reach agreement with the FDA or comparable non-US regulatory authorities regarding the scope or design of our clinical trials;

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•	our inability to manufacture in a timely manner or obtain from third parties sufficient quantities or quality of the product candidates or other materials required for a clinical trial;

•	our inability to enroll a sufficient number of patients who meet the inclusion and exclusion criteria in our clinical trials. For example, we are seeking patients with elevated levels of IOP for our clinical trials, which are more difficult to find;

•	our inability to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	our inability to reach agreements on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	our inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;

•	any determination that a clinical trial presents unacceptable health risks;

•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions;

•	our inability to obtain approval from Institutional Review Boards, or IRBs, to conduct clinical trials at their respective sites;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data; and

•	unfavorable or inconclusive results of clinical trials and supportive non-clinical studies, including unfavorable results regarding the effectiveness of product candidates during clinical trials.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

If the FDA requires us to change the design of our planned pivotal trials, the actual costs of these trials may be greater than what we estimated based on our current expectations regarding the design of these trials. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we initially contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these studies are not positive or are only modestly positive, we may be delayed in obtaining regulatory approval for that product candidate, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals and we may not have sufficient funding to complete the testing and approval process. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products if and when approved. If any of this occurs, our business will be materially harmed.

We have successfully formulated our fixed-dose combination product candidate in a way that is suitable for Phase 2 clinical use. However, we have not successfully manufactured the product at commercial scale, nor completed stability testing to confirm its acceptability for commercial use. Any such delay or failure could materially harm our commercial prospects, result in higher costs and deprive us of product candidate revenues.

We completed a Phase 2 trial and are currently conducting an additional Phase 2 trial to evaluate the efficacy, tolerability and safety of trabodenoson when co-administered with commercially-available latanoprost eye drops. We have formulated our FDC product candidate to include these two drugs in a single eye drop.

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However, we may never be able to formulate or manufacture our FDC product candidate at commercial scale, or be able to demonstrate that the product is stable enough to commercialize. Any delay or failure to develop a suitable product formulation or manufacturing process for our FDC product candidate could materially harm our commercial prospects, result in higher costs or deprive us of potential product revenues.

Failure can occur at any stage of clinical development. If the clinical trials for our product candidates are unsuccessful, we could be required to abandon development.

A failure of one or more clinical trials can occur at any stage of testing for a variety of reasons. The outcome of preclinical testing and early clinical trials may not be predictive of the outcome of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, adverse events may occur or other risks may be discovered in any clinical trials that will cause us to suspend or terminate our clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including but not limited to changes in or adherence to trial protocols, differences in size and type of the patient populations and the rates of dropout among clinical trial participants. We have exposed 414 clinical trial subjects to trabodenoson. The FDA expects that a total of at least 1,300 patients will be exposed to at least a single dose of trabodenoson before submission of an NDA, and the complete NDA submission package must also contain safety data from at least 300 patients treated with trabodenoson for at least six months, and at least 100 patients treated for at least a year. Our future clinical trial results therefore may not demonstrate safety and efficacy sufficient to obtain regulatory approval for our product candidates. Moreover, we still need to evaluate the long-term safety effects of our product candidates, the results of which could adversely affect our clinical development program.

Flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. In addition, clinical trials often reveal that it is not practical or feasible to continue development efforts. Further, we have never submitted an NDA for any product candidates.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. Further, regulatory agencies and IRBs may at any time order or data safety monitoring boards may at any time recommend to the sponsor the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants.

If the results of our clinical trials for our current product candidates or clinical trials for any future product candidates do not achieve the primary efficacy endpoints or demonstrate unexpected safety issues, the prospects for approval of our product candidates will be materially adversely affected. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have failed to achieve similar results in later clinical trials, including longer term trials, or have failed to obtain regulatory approval of their product candidates. Many compounds that initially showed promise in clinical trials or earlier stage testing have later been found to cause undesirable or unexpected adverse effects that have prevented further development of the compound. In addition, we have typically only tested our product candidates in a single eye, which may not accurately predict the efficacy or safety of our product candidates when dosed in both eyes. Our recently completed Phase 3 did not produce the results that we expected, and potential future Phase 3 pivotal trials and long-term safety studies of trabodenoson monotherapy may not produce the results that we expect or desire. Our current and planned clinical trials are also designed to test the use of trabodenoson in combination with latanoprost in a single dosage form. Accordingly, the efficacy of our primary product candidates may not be similar or correspond directly to their efficacy when used as a monotherapy. Our current product candidates remain subject to the risks associated with clinical drug development as indicated above.

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In addition to the circumstances noted above, we may experience numerous unforeseen events that could cause our clinical trials to be delayed, suspended or terminated, or which could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or implement a clinical hold;

•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	we may elect or be required to suspend or terminate clinical trials of our product candidates based on a finding that the participants are being exposed to health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•	our product candidates may have undesirable adverse effects or other unexpected characteristics.

If we elect or are required to suspend or terminate a clinical trial of any of our product candidates, our commercial prospects will be adversely impacted and our ability to generate product revenues may be delayed or eliminated.

Our product candidates may have undesirable adverse effects, which may delay or prevent regulatory approval or, if approval is received, require our products to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Unforeseen adverse effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. In particular, we are aware of the known potential of adenosine and adenosine-like drugs to affect the heart if present in the systemic circulation at high enough levels.

Any undesirable adverse effects that may be caused by our product candidates could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA and comparable non-U.S. regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if any of our product candidates receives regulatory approval and we or others later identify undesirable adverse effects caused by the product, we could face one or more of the following consequences:

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication, or other labeling changes;

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may seize the product;

•	we may be required to change the way that the product is administered, conduct additional clinical trials or recall the product;

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•	regulatory authorities nay impose a REMS;

•	we may be subject to litigation or product liability claims, fines, injunctions, or criminal penalties; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing such product, which in turn could delay or prevent us from generating significant revenues from its sale.

Trabodenoson is an adenosine mimetic. Adenosine is used therapeutically to manage cardiovascular arrhythmias, such as paroxysmal supraventricular tachycardia, a type of accelerated heart rate. All of our data to date reflects that trabodenoson does not have systemic effects, including no impact on the cardiovascular system when dosed in the eye. However, we are still conducting additional trials for trabodenoson and systemic effects may arise in future trials. Furthermore, if trabodenoson has the perception of having potential adverse effects because it is an adenosine mimetic, it may be negatively viewed by ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community which would adversely affect the market acceptance of our product candidates. In addition, the use of our product candidates outside the indications approved for use, or off-label use, or the use of our product candidate in an inappropriate manner, may increase the risk of injury to patients. If approved, clinicians may use our products for off-label uses, as the FDA does not restrict or regulate a clinician’s choice of treatment within the practice of medicine. Off-label use of our products may increase the risk of product liability claims against us. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If our product candidates receive regulatory approval, we will be subject to ongoing regulatory requirements and we may face future development, manufacturing and regulatory difficulties.

Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and European Medicines Agency, or EMA, requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, we and our potential future contract manufacturers will be subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we and others with whom we work will be required to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, EMA and other similar foreign agencies and to comply with certain requirements concerning advertising and promotion for our product candidates. Promotional communications with respect to prescription drugs also are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Accordingly, once approved, we may not promote our products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	require product recalls;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

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•	require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include shutdown of manufacturing facilities, imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	impose other administrative or judicial civil or criminal penalties or pursue criminal prosecution;

•	withdraw regulatory approval;

•	refuse to approve pending applications or supplements to approved applications filed by us or by our potential future collaborators;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products.

If we are unable to effectively establish a direct sales force in the United States, our business may be harmed.

We currently do not have an established sales organization and do not have a marketing or distribution infrastructure. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing a glaucoma-focused specialty sales force of approximately 150 people targeting high-prescribing ophthalmologists and optometrists throughout the United States. We will need to incur significant additional expenses and commit significant additional time and management resources to establish and train a sales force to market and sell our products. We may not be able to successfully establish these capabilities despite these additional expenditures.

Factors that may inhibit our efforts to successfully establish a sales force include:

•	our inability to compete with other pharmaceutical companies to recruit, hire, train and retain adequate numbers of effective sales and marketing personnel with requisite knowledge of our target market;

•	the inability of sales personnel to obtain access to adequate numbers of ophthalmologists and optometrists to prescribe any future approved products;

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization; and

•	a delay in bringing products to market after efforts to hire and train our sales force have already commenced.

In the event we are unable to successfully market and promote our products, our business may be harmed.

We currently intend to explore the licensing of commercialization rights or other forms of collaboration outside of the United States, which will expose us to additional risks of conducting business in international markets.

The non-U.S. markets are an important component of our growth strategy. If we fail to obtain licenses or enter into collaboration arrangements with selling parties, or if these parties are not successful, our revenue-generating growth potential will be adversely affected. Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

•	efforts to enter into collaboration or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the acquisition or development of product candidates;

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•	changes in a specific country’s or region’s political and cultural climate or economic condition;

•	differing regulatory requirements for drug approvals and marketing internationally, which could result in our being required to conduct additional clinical trials or other studies before being able to successfully commercialize our product candidates in any jurisdiction outside the United States;

•	differing reimbursement regimes and price controls in certain non-U.S. markets;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	potentially reduced protection for intellectual property rights;

•	potential third-party patent rights in countries outside of the United States;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

•	the effects of applicable foreign tax structures and potentially adverse tax consequences;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incidental to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

•	failure of our employees and contracted third parties to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

We face competition from established branded and generic pharmaceutical companies and if our competitors are able to develop and market products that are preferred over our products, our commercial opportunity will be reduced or eliminated.

The development and commercialization of new drug products is highly competitive. We face competition from established branded and generic pharmaceutical companies, smaller biotechnology and pharmaceutical companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat glaucoma. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Glaukos Corporation recently commercialized a trabecular micro-bypass stent that is implanted in the eye during cataract surgery and allows fluid to flow from the anterior of the eye into the collecting channels, bypassing the TM. In addition, early-stage companies that are also developing glaucoma treatments may prove to be significant competitors, such as Aerie Pharmaceuticals,

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Inc., which is developing a Rho kinase/norepinephrine transport inhibitor. We expect that our competitors will continue to develop new glaucoma treatments, which may include eye drops, oral treatments, surgical procedures, implantable devices or laser treatments. Other early-stage companies may also compete through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer adverse effects, are more convenient or are less expensive than our product candidates. The market for glaucoma prescriptions is highly competitive and is currently dominated by generic drugs, such as latanoprost and timolol, and additional products are expected to become available on a generic basis over the coming years. If any of our product candidates are approved, we expect that they will be priced at a premium over competitive generic products and consistent with other branded glaucoma drugs.

If our competitors market products that are more effective, safer, have fewer side effects or are less expensive than our product candidates or that reach the market sooner than our potential future products, if any, we may not achieve commercial success.

The commercial success of our product candidates will depend on the degree of market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community.

Our product candidates may not gain market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community. There are a number of available therapies marketed for the treatment of glaucoma. Some of these drugs are branded and subject to patent protection, but most others, including latanoprost and many beta blockers, are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by ophthalmologists and optometrists, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. Additionally, in patients with normal tension glaucoma whose IOP falls into the normal range, IOP is generally much more difficult to reduce. In these patients, trabodenoson may offer little or no clinical benefit, which may ultimately limit its utility in this subpopulation of glaucoma patients. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	the market price, affordability and patient out-of-pocket costs of our product candidates relative to other available products, which are predominantly generics;

•	the degree to which our product candidates obtain coverage and adequate reimbursement;

•	the effectiveness of our product candidates as compared with currently available products and any products that may be approved in the future;

•	patient willingness to adopt our product candidates in place of current therapies;

•	varying patient characteristics including demographic factors such as age, health, race and economic status;

•	changes in the standard of care for the targeted indications for any of our product candidates;

•	the prevalence and severity of any adverse effects or perception of any potential side effects;

•	limitations or warnings contained in a product candidate’s FDA-approved labeling;

•	limitations in the approved clinical indications for our product candidates;

•	relative convenience and ease of administration;

•	the strength of our selling, marketing and distribution capabilities;

•	the quality of our relationship with patient advocacy groups;

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•	sufficient third-party coverage and reimbursement; and

•	product liability claims.

In addition, the potential market opportunity for our product candidates is difficult to precisely estimate. Our estimates of the potential market opportunity for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research reports and other surveys. If any of these assumptions proves to be inaccurate, then the actual market for our product candidates could be smaller than our estimates of our potential market opportunity. If the actual market for our product candidates is smaller than we expect, our product revenue may be limited, and it may be more difficult for us to achieve or maintain profitability. If we fail to achieve market acceptance of our product candidates in the United States and abroad, our revenue will be more limited and it will be more difficult to achieve profitability.

If we fail to obtain and sustain coverage and an adequate level of reimbursement for our product candidates by third-party payors, potential future sales would be materially adversely affected.

The course of treatment for glaucoma patients primarily includes older drugs, and the leading products for the treatment of glaucoma currently in the market, including latanoprost and timolol, are available as generic brands. There will be no commercially viable market for our product candidates without coverage and adequate reimbursement from third-party payors, and any coverage and reimbursement policy may be affected by future healthcare reform measures. We cannot be certain that coverage and adequate reimbursement will be available for our product candidates or any other future product candidates we develop. Additionally, even if there is a commercially viable market, if the level of reimbursement is below our expectations, our anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. A current trend in the U.S. healthcare industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and other similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for our product candidates, which could result in product revenues being lower than anticipated. We believe our drugs will be priced significantly higher than existing generic drugs and consistently with current branded drugs. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. If we are unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid and private payors may not be willing to cover or provide adequate reimbursement for our drugs, which would significantly reduce the likelihood of them gaining market acceptance. In the United States, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor.

We expect that private insurers will consider the efficacy, cost effectiveness, safety and tolerability of our product candidates in determining whether to approve coverage and set reimbursement levels for such products. Obtaining these approvals can be a time consuming and expensive process. Our business and prospects would be materially adversely affected if we do not receive approval for coverage and reimbursement of our product

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candidates from private insurers on a timely or satisfactory basis. Limitations on coverage and reimbursement could also be imposed by government payors, such as the local Medicare carriers, fiscal intermediaries, or Medicare Administrative Contractors. Further, Medicare Part D, which provides a pharmacy benefit to certain Medicare patients, does not require participating prescription drug plans to cover all drugs within a class of products. Our business could be materially adversely affected if private or governmental payors, including Medicare Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, our product candidates or other potential products.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. For example, reimbursement in the European Union must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.

If the prices for our product candidates decrease or if governmental and other third-party payors do not provide coverage and adequate reimbursement levels, our revenue, potential for future cash flows and prospects for profitability will suffer.

Recently enacted and future legislation may increase the difficulty and cost of commercializing our product candidates and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, restrict or regulate post-marketing activities and affect our ability to profitably sell our product candidates for which we obtain regulatory approval.

In March 2010, President Obama signed into law the ACA, a sweeping law intended to, among other things, broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Among other changes that affect the pharmaceutical industry, the ACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of average manufacturer price, or AMP, which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates, which previously had been payable only on fee-for-service utilization, to Medicaid managed care utilization, and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. Further, the ACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and requires manufacturers to provide a 50% point-of-sale discount off the negotiated price of applicable branded drugs dispensed to beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Substantial new provisions affecting compliance have also been enacted, including the Physician Payments Sunshine Act, as described above. Although it is too early to determine the full effect of the ACA, the new law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach the required goals, thereby

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triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing approval testing and other requirements.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business in the future, or the effect any future legislation or regulation will have on us.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

The pricing of prescription pharmaceuticals is also subject to governmental control outside of the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

If we are found in violation of federal or state “fraud and abuse” laws or other healthcare laws, we may face penalties, which may adversely affect our business, financial condition and results of operation.

In the United States, we are subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The Federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, in cash or in kind, that is intended to induce or reward the referral of business, including the purchase, lease, order or arranging for or recommending the purchase, lease or order of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. Although we seek to structure our business arrangements in compliance with all applicable requirements, many healthcare fraud and abuse laws are broadly written, and it may be difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the Federal Anti-Kickback Statute. The federal false claims and civil monetary penalties laws, including the civil False Claims Act prohibits any individual or entity from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. The civil False Claims Act has been interpreted to prohibit presenting claims for items or

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services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks have resulted in the submission of false claims to governmental healthcare programs. In addition, private individuals have the ability to bring actions on behalf of the government under the civil False Claims Act as well as under the false claims laws of several states. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, we are prohibited from, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program.

Additionally, the federal Physician Payments Sunshine Act within the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to certain payments or other transfers of value provided to physicians and teaching hospitals, and certain ownership and investment interests held by physicians and their immediate family members.

Many states have adopted laws similar to the aforementioned laws, including state anti-kickback and false claims laws, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 U.S. Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There may be ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information on certain types of individuals and organizations. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other and from HIPAA in significant ways and may not have the same effect, thus complicating compliance efforts.

Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that the government could allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we could be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded federal or state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. Were this to occur, our business, financial condition and results of operations and cash flows may be materially adversely affected.

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If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues and liquidity may suffer, and our products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

We may not be able to identify additional therapeutic opportunities for our product candidates or to expand our portfolio of products.

We may explore other therapeutic opportunities with trabodenoson and seek to develop and commercialize a portfolio of new ophthalmic drugs or explore non-ophthalmic opportunities in addition to our product candidates that we are currently developing. We have no potential products in our research and development pipeline other than those potential products that are formulations of trabodenoson or that apply trabodenoson for the treatment of glaucoma, other neuropathies and degenerative retinal diseases.

Research programs to pursue the development of our product candidates for additional indications and to identify new potential products or product candidates and disease targets require substantial technical, financial and human resources whether or not we ultimately are successful. Our research programs may initially show promise in identifying potential indications and/or potential products, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications and/or potential products;

•	product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or

•	it may take greater human and financial resources to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs and clinical trials than we will possess, thereby limiting our ability to diversify and expand our product portfolio.

Because we have limited financial and managerial resources, we focus on research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other potential products or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs, which could materially adversely affect our future growth and prospects.

If we reallocate our resources to acquire or develop one or more new product candidates, we may not be successful in developing such new product candidates and we will once again be subject to all the risks and uncertainties associated with research and development of products and technologies.

We have explored the possibility of reallocating our resources toward developing, acquiring, by acquisition or in-license, new product candidates. If we decide to acquire one or more new product candidates, we cannot guarantee that any such acquisition would result in the identification and successful

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development of one or more approved and commercially viable products. The development of products and technologies is subject to a number of risks and uncertainties, including:

•	the time, costs and uncertainty associated with the clinical testing required to demonstrate the safety and effectiveness of a product candidate to obtain regulatory approvals;

•	the ability to raise sufficient funds to fund the research and development of any one or more new product candidates;

•	the ability to find third party strategic partners to assist or share in the costs of product development, and potential dependence on such strategic partners, to the extent Inotek may rely on strategic partners for future sales, marketing or distribution;

•	the ability to protect the intellectual property rights associated with any one or more new product candidates;

•	litigation;

•	competition;

•	ability to comply with ongoing regulatory requirements;

•	government restrictions on the pricing and profitability of products in the United States and elsewhere; and

•	the extent to which third-party payers, including government agencies, private health care insurers and other health care payers, such as health maintenance organizations, and self-insured employee plans, will cover and pay for newly approved therapies.

Risks Related to Our Reliance on Third Parties

We currently depend on third parties to conduct some of the operations of our clinical trials and other portions of our operations, and we may not be able to control their work as effectively as if we performed these functions ourselves.

We rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to oversee and conduct our clinical trials, and to perform data collection and analysis of our product candidates. We expect to rely on these third parties to conduct clinical trials of any other potential products that we develop. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our program. In addition, any CRO that we retain will be subject to the FDA’s regulatory requirements or similar foreign standards and we do not have control over compliance with these regulations by these providers. Our agreements with third-party service providers are on trial-by-trial and project-by-project bases. Typically, we may terminate the agreements with notice and occasionally the third party service provider may terminate the agreement without notice. Typically, we are responsible for the third party’s incurred costs and occasionally we have to pay cancellation fees. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or regulatory approval of our product candidates or commercialization of our product candidates, producing additional losses and depriving us of potential product revenue.

Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities, and we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, the protocols for the trial and the FDA’s regulations and international standards, referred to as Good Clinical Practice, or GCP, requirements, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.

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Preclinical studies must also be conducted in compliance with other requirements, such as Good Laboratory Practice, or GLP, and the Animal Welfare Act. Managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers.

Furthermore, these third parties may conduct clinical trials for competing drugs or may have relationships with other entities, some of which may be our competitors. As such, the ability of these third parties to provide services to us may be limited by their work with these other entities. The use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.

If these third parties do not successfully carry out their contractual duties or obligations and meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols according to regulatory requirements or for other reasons, our financial results and the commercial prospects for our current product candidates or our other potential products could be harmed, our costs could increase and our ability to obtain regulatory approval and commence product sales could be delayed.

We have no manufacturing capacity or experience and anticipate continued reliance on third-party manufacturers for the development and commercialization of our product candidates in accordance with manufacturing regulations.

We do not currently, nor currently intend to, operate manufacturing facilities for clinical or commercial production of our product candidates. We have no experience in drug formulation, and we lack the resources and the capabilities to manufacture our product candidates and potential products on a clinical or commercial scale. We do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We currently rely on third-party manufacturers to produce the active pharmaceutical ingredient and final drug product for our clinical trials. We currently have only one supplier of active pharmaceutical ingredient. We manage such production with all our vendors on a purchase order basis in accordance with applicable master service and supply agreements. We do not have long-term agreements with any of these or any other third-party suppliers. To the extent we terminate our existing supplier arrangements in the future and seek to enter into arrangements with alternative suppliers, we might experience a delay in our ability to obtain adequate supply for our clinical trials and commercialization. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if and when they are approved. Our third-party manufacturers have made only a limited number of lots of our product candidates to date and have not made any commercial lots. The manufacturing processes for our product candidates have never been tested at commercial scale, and the process validation requirement has not yet been satisfied for any product candidate. These manufacturing processes and the facilities of our third-party manufacturers will be subject to inspection and approval by the FDA before we can commence the manufacture and sale of our product candidates, and thereafter on an ongoing basis. Some of our third-party manufacturers have never been inspected by the FDA and have not been through the FDA approval process for a commercial product. Some of our third-party manufacturers are subject to FDA inspection from time to time. Failure by these third-party manufacturers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidates may result in regulatory actions such as the issuance of FDA Form 483 inspectional observations, warning letters or injunctions or the loss of operating licenses. Based on the severity of the regulatory action, our clinical or commercial supply of our product candidates could be interrupted or limited, which could have a material adverse effect on our business.

With respect to commercial production of our product candidates in the future, we plan on outsourcing production of the active pharmaceutical ingredients and final product manufacturing if and when approved for

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marketing by the applicable regulatory authorities. This process is difficult and time consuming and we can give no assurance that we will enter commercial supply agreements with any contract manufacturers on favorable terms or at all.

Reliance on third-party manufacturers entails risks, including:

•	manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of their agreements with us;

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

•	the possible breach of the manufacturing agreement by the third party;

•	product loss due to contamination, equipment failure or improper installation or operation of equipment or operator error;

•	the failure of the third-party manufacturer to comply with applicable regulatory requirements; and

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

Our manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our product candidates and potential products could be interrupted, resulting in delays and additional costs. We may also have to incur other charges and expenses for products that fail to meet specifications and undertake remediation efforts.

If third-party manufacturers fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before a third party can begin the commercial manufacturing of our product candidates and potential products, their manufacturing facilities, processes and quality systems must be in compliance with applicable regulations. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, any potential third-party manufacturer may be unable to initially pass federal, state or international regulatory inspections in a cost effective manner. If contract manufacturers fail to pass such inspection, our commercial supply of drug substance will be significantly delayed and may result in significant additional costs. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and comparable non-U.S. regulatory authorities, before and after product approval, and must comply with cGMP. Our contract manufacturers may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. In addition, contract manufacturers’ failure to achieve and maintain high manufacturing standards in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in patient injury, product liability claims, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. If a third-party manufacturer with whom we contract is unable to comply with manufacturing regulations, we may also be subject to fines, unanticipated compliance expenses, recall or seizure of our products, product liability claims, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions could materially adversely affect our financial results and financial condition.

Furthermore, changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, will require prior FDA review and/or approval of the manufacturing process and procedures in accordance with the FDA’s regulations, or comparable foreign requirements. This review may be costly and time consuming and could delay or prevent us from

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conducting our clinical trials or launching a product. The new facility will also be subject to pre-approval inspection. In addition, we have to demonstrate that the product made at the new facility is equivalent to the product made at the former facility by physical and chemical methods, which are costly and time consuming. It is also possible that the FDA may require clinical testing as a way to prove equivalency, which would result in additional costs and delay.

Any collaboration arrangement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and future product candidates.

We plan to seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and future product candidates outside of the United States. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we choose to enter into such arrangements, and the terms of the arrangements may not be favorable to us. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. To the extent such collaborators have programs that are competitive with our product candidates, they may decide to focus time and resources on development of those programs rather than our product candidates.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

If we are not able to establish collaborations, we may have to alter our development and commercialization plans.

The development and potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidates. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a

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significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Intellectual Property

We may not be able to protect our proprietary technology in the marketplace.

We depend on our ability to protect our proprietary technology. We rely largely on trade secret and patent laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Our success depends in large part on our ability and any future licensee’s ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We believe we will continue to be able to obtain, through prosecution of our current pending patent applications, adequate patent protection for our proprietary drug technology. If we are compelled to spend significant time and money protecting or enforcing our patents or patent applications, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. If we are unable to effectively protect the intellectual property that we own, other companies may be able to offer the same or similar products for sale, which could materially adversely affect our competitive business position and harm our business prospects. Our patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that we may have for our products.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the United States and many jurisdictions outside of the United States is not consistent. For example, in many jurisdictions the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or create uncertainty. In addition, publication of information related to our current product candidates and potential products may prevent us from obtaining or enforcing patents relating to these product candidates and potential products, including, without limitation, composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Our intellectual property consists of issued patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. The trabodenoson polymorph US patent is scheduled to expire in 2033. See “Business—Intellectual Property” included in this Annual Report on Form 10-K for the year ended December 31, 2016, for further information about our issued patents and patent applications.

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Patents that we own or may license in the future do not necessarily ensure the protection of our product candidates for a number of reasons, including without limitation the following:

•	we may not have been the first to make the inventions covered by our patents or pending patent applications;

•	we may not have been the first to file patent applications for these inventions;

•	any patents issued to us may not cover our products as ultimately developed;

•	our pending patent applications may not result in issued patents, and even if they issue as patents, they may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	our patents may not be broad or strong enough to prevent competition from other products that are identical or similar to our product candidates;

•	there can be no assurance that the term of a patent can be extended under the provisions of patent term extension afforded by U.S. law or similar provisions in foreign countries, where available;

•	our patents, and patents that we may obtain in the future, may not prevent generic entry into the U.S. market for our trabodenoson and other product candidates;

•	we may be required to disclaim part of the term of one or more patents;

•	there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim;

•	there may be patents issued to third parties that will affect our freedom to operate;

•	if our patents are challenged, a court could determine that they are invalid or unenforceable;

•	there might be significant changes in the laws that govern patentability, validity and infringement of our patents that adversely affects the scope of our patent rights;

•	a court could determine that a competitor’s technology or product does not infringe our patents;

•	our patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing; and

•	we may fail to obtain patents covering important products and technologies in a timely fashion or at all.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act have not yet become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act, in particular the first-to-file provision, and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we encounter delays in our development or clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

Our competitors may seek to invalidate our patents.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may seek to market generic versions of any approved

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products by submitting Abbreviated New Drug Applications, or ANDAs, to the FDA in which our competitors claim that our patents are invalid, unenforceable and/or not infringed. Alternatively, our competitors may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity or enforceability. In that regard, third parties may challenge our patents in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

A significant portion of our intellectual property portfolio currently includes pending patent applications that have not yet issued as patents. If our pending patent applications fail to issue our business will be adversely affected.

Our commercial success will depend significantly on maintaining and expanding patent protection for our product candidates, as well as successfully defending our current and future patents against third-party challenges. As of December 31, 2016, we own at least 50 issued patents and have at least 40 pending patent applications in the United States and a number of foreign jurisdictions relating to our current product candidates and proprietary technology. See “Business—Intellectual Property” included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for further information about our issued patents and patent applications. Our intellectual property consists of patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition of matter patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. The trabodenoson polymorph US patent is scheduled to expire in 2033.

There can be no assurance that our patent applications will issue as patents in the United States or foreign jurisdictions in which such applications are pending. Even if patents do issue on any of these applications, there can be no assurance that a third party will not challenge their validity or that we will obtain sufficient claim scope in those patents to prevent a third party from competing successfully with our products.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent we are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to prevent infringement of our patents or misappropriation of these intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

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Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or the USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In this event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our product candidates or potential products infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are accepted or issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that our product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover our product candidates.

Third parties may assert that we are employing their proprietary technology without authorization and may sue us for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect our results of operations and divert the attention of managerial and scientific personnel. If we are sued for patent infringement, we would need to demonstrate that our product candidates, potential products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we acquire or obtain a license under the applicable patents or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies

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licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may face claims of infringement, misappropriation or other violations of the rights of third-party intellectual property holders.

Pharmaceutical companies, biotechnology companies and academic institutions may compete with us in the commercialization of trabodenoson for use in ophthalmic indications and filing patent applications potentially relevant to our business. In order to contend with the strong possibility of third-party intellectual property conflicts, we periodically conduct freedom-to-operate studies, but such studies may not uncover all patents relevant to our business.

From time to time, we find it necessary or prudent to obtain licenses from third-party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, we may use the results of freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third-party intellectual property. For example, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. We strive to identify potential third-party intellectual property issues in the early stages of research of our research programs, in order to minimize the cost and disruption of resolving such issues.

In spite of these efforts to avoid obstacles and disruptions arising from third-party intellectual property, it is impossible to establish with certainty that our products will be free of claims that we infringe, misappropriate or otherwise violate the rights of third-party intellectual property holders. Even with modern databases and online search engines, freedom-to-operate searches are imperfect and may fail to identify relevant patents and published applications. Even when a third-party patent is identified, we may conclude that we do not infringe the patent or that the patent is invalid. If the third-party patent owner disagrees with our conclusion and we continue with the business activity in question, patent litigation may result. We might decide to initiate litigation in an attempt to have a court declare the third-party patent invalid or non-infringed by our activity.

We may be subject to claims that we or our employees have misappropriated the intellectual property, including trade secrets, of a third party, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities, biotechnology companies or other pharmaceutical companies, including our competitors or potential competitors. Some of these employees, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the intellectual property and other proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed such intellectual property, including trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but litigation may be necessary in the future to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

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In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we have not filed a patent application or where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets. Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, others may independently discover our trade secrets and proprietary information. Further, the FDA, as part of its Transparency Initiative, a proposal by the FDA to increase disclosure and make data more accessible to the public, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position and financial results.

Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Any lawsuits relating to infringement of intellectual property rights brought by or against us will be costly and time consuming and may adversely impact the price of our common stock.

We may be required to initiate litigation to enforce or defend our intellectual property. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such

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litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, our patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings, and other forms of post-grant review. In the United States, for example, post-grant review has recently been expanded. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel’s time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our common stock.

We will need to obtain FDA approval of any proposed product names, and any failure or delay associated with such approval may adversely affect our business.

Any name we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the USPTO. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies certain medical claims or contributes to an overstatement of efficacy. If the FDA objects to any of our proposed product names, we may be required to adopt an alternative name for our product candidates. If we adopt an alternative name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

If we do not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of our patents and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA regulatory approval for our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain earlier approval of competing products, and our ability to generate revenues could be materially adversely affected.

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Risks Related to Our Business Operations and Industry

We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

We are currently a small company with twenty-four full-time employees as of March 1, 2017, and we outsource to consultants or other organizations a portion of our operations, including but not limited to research and development and conduct of clinical trials and certain administrative functions. In order to commercialize our product candidates, we will need to substantially increase our operations. We plan to continue to build our compliance, financial and operating infrastructure to ensure the maintenance of a well-managed company. We expect to significantly expand our employment base when we reach the full commercial stages of our current product candidates’ life cycle.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical trials and the regulatory process effectively;

•	manage the manufacturing of product candidates and potential products for clinical and commercial use;

•	integrate current and additional management, administrative, financial and sales and marketing personnel;

•	develop a marketing and sales infrastructure;

•	hire new personnel necessary to effectively commercialize our product candidates;

•	develop our administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

Product candidates that we may acquire or develop in the future may be intended for patient populations that are large. In order to continue development and marketing of these product candidates, if approved, we would need to significantly expand our operations. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third parties. In particular, we will need to build out our finance, accounting and reporting infrastructure to meet our reporting obligations as a public company. Because we have never had this infrastructure, there may be increased risk that we will not be able to adequately meet these reporting obligations in a timely manner.

We are a clinical-stage company and it may be difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, conducting research and developing our product candidates. We have not yet demonstrated our ability to successfully complete a pivotal Phase 3 clinical trial, obtain regulatory approval of a product candidate, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history and more experience with late stage development and commercialization of product candidates.

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In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with a product development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We depend upon our key personnel and our ability to attract and retain employees.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. We are highly dependent on our senior management team and our scientific founders, as well as the other principal members of our management and scientific teams. Although we have formal employment agreements with our executive officers, these agreements do not prevent them from terminating their employment with us at any time. The loss of the services of any member of our senior management or scientific team or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of David P. Southwell, our President and Chief Executive Officer, Rudolf A. Baumgartner, M.D., our Executive Vice President and Chief Medical Officer, or Dale Ritter, our Vice President—Finance, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We do not currently carry “key person” insurance on the lives of members of executive management. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, or SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If we engage in acquisitions or mergers in the future, we will incur a variety of costs and we may never realize the anticipated benefits of such acquisitions.

We may attempt to acquire companies, businesses, technologies, services, products or other product candidates or merge with other companies in the future that we believe are a strategic fit with our business. We have no present agreement regarding any material acquisitions or other transactions. However, if we do undertake any acquisitions or mergers, the process of integrating an acquired or merged business, technology, service, product candidates or potential products into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management’s attention from our core business. In

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addition, we may fail to retain key executives and employees of acquired or merged companies, which may reduce the value of the acquisition or merger, or give rise to additional integration costs. Future acquisitions or mergers could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions or mergers could also result in the incurrence of debt, actual or contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition or merger.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payors and distributors to purchase, pay for and effectively distribute our products. Similarly, these macroeconomic factors could affect the ability of our potential future contract manufacturers, sole-source or single-source suppliers or licensees to remain in business or otherwise manufacture or supply product. Failure by any of them to remain in business could affect our ability to manufacture products.

If product liability lawsuits are successfully brought against us, our insurance may be inadequate and we may incur substantial liability.

We face an inherent risk of product liability claims as a result of the clinical testing of our product candidates. We will face an even greater risk if we commercially sell our product candidates or any other potential products that we develop. We maintain product liability insurance with an aggregate limit of $10 million that cover our clinical trials and we plan to maintain insurance against product liability lawsuits for commercial sale of our product candidates. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims in connection with our clinical trials and, in the future, commercial use of our product candidates, for which our insurance coverage may not be adequate, and the cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial.

For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	reduced resources of our management to pursue our business strategy;

•	decreased demand for our product candidates or potential products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

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•	termination of clinical trial sites or entire trial programs;

•	initiation of investigations by regulators;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant costs to defend resulting litigation;

•	diversion of management and scientific resources from our business operations;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We will need to increase our insurance coverage if our product candidates receive marketing approval and we begin selling them. However, the product liability insurance we will need to obtain in connection with the commercial sales of our product candidates, if and when they receive regulatory approval, may be unavailable in meaningful amounts or at a reasonable cost. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidates, if and when they obtain regulatory approval, which could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Additionally, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, auto, property, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our financial position, cash flows and results of operations.

Business interruptions could delay us in the process of developing our products and could disrupt our sales.

Our headquarters is located in Lexington, Massachusetts. We are vulnerable to natural disasters, such as severe storms and other events that could disrupt our business operations. We do not carry insurance for natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

A breach of the Company’s computer systems and networks could materially adversely affect the Company’s business and financial condition.

Our business requires us, including some of our vendors, to use and store personally identifiable and other sensitive information, such as health and medical data, for employees and patients. The security measures put in

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place by the Company, and such vendors, cannot provide absolute security, and the Company and our vendors’ information technology infrastructure may be vulnerable to criminal cyber-attacks or data security incidents due to employee error, malfeasance, or other vulnerabilities. The techniques used by criminals to obtain unauthorized access to sensitive data are increasing in sophistication and are often novel, or change frequently. Such attacks now often take the form of phishing, spear-phishing, and other forms of human engineering and impersonation. These attacks could target not only personally identifiable information of the Company’s employees and patients but the Company’s intellectual property, trade secrets (such as drug formulations), and other proprietary information. The Company may be unable to anticipate these techniques or implement adequate preventative measures. As a result, there is no guarantee that despite the Company’s best efforts, the Company will not become the victim of such an attack in the future, that unauthorized parties will not gain access to sensitive data stored on the Company’s systems or the systems of Company’s vendors, or that any such incident will be discovered in a timely manner.

Any such incident could compromise the Company’s or such vendors’ networks, and the information stored by the Company or such vendors could be accessed, misused, shared publicly, corrupted, lost, held for ransom, or stolen, resulting in fraud, including wire fraud related to Company assets, corporate espionage, or other harm. Moreover, if a data security incident or breach affects the Company’s systems or such vendors’ systems or results in the unauthorized release of personally identifiable information, the Company’s reputation could be materially harmed and the Company may be exposed to a risk of loss or litigation and possible liability, which could result in a material adverse effect on the Company’s business, results of operations, and financial condition. In the event clinical or other medical data from patients enrolled in clinical trials is exposed to unauthorized persons, either by the Company or the Company’s vendors, the Company could face challenges enrolling patients in future trials. The Company’s insurance coverage may not cover or may be inadequate to cover the losses it could incur should the Company experience a major data security event.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of fraud or other misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners and vendors. Misconduct by these parties could include failures to comply with the regulations of the FDA and comparable non-U.S. regulatory authorities, provide accurate information to the FDA and comparable non-U.S. regulatory authorities, comply with fraud and abuse and other healthcare laws in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We adopted a code of ethics, but it is not always possible to identify and deter employee and other third-party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws. If any such actions are instituted against us resulting from such misconduct those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

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We and our development partners, third-party manufacturers and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

We and our development partners, third-party manufacturers and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

The availability of our common stock and securities linked to our common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue equity and equity-linked securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute your ownership interest in our company and have an adverse effect on the price of our common stock.

Risks Related to Ownership of Our Common Stock

If we fail to maintain the listing of our common stock with a U.S. national securities exchange, the liquidity of our common stock could be adversely affected.

If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, our common stock. In addition, there can be no assurance that our common stock would be eligible for trading on any such alternative exchange or markets.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above your purchase price of our shares.

Our initial public offering was completed in February 2015. Therefore, there has only been a public market for our common stock for a short period of time. Our common stock is listed on NASDAQ. Since shares of our common stock were sold in our initial public offering in February 2015 at $6.00 per share, our stock price has reached a high of $19.45 per share and a low of $1.50 per share through March 1, 2017.

The trading price of our common stock is likely to continue to be volatile, and you can lose all or part of your investment in us. In fact, following our announcement of the results of our Phase 3 monotherapy clinical trial on January 3, 2017, the price of our common stock dropped $4.35 per share, or 71%, from $6.10 per share as of the close of business on December 30, 2016, to $1.75 per share as of the close of business on January 3, 3017. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in this Annual Report on Form 10-K for the fiscal year ended December 31, 2016, may have a significant impact on the market price of our common stock:

•	announcements of regulatory approval or a complete response letter, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

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•	announcements of therapeutic innovations or new products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	any adverse changes to our relationship with manufacturers or suppliers;

•	the results of our testing and clinical trials;

•	the results of our efforts to acquire or license additional product candidates;

•	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs;

•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	sales by us of securities linked to our common stock;

•	general economic and market conditions and overall fluctuations in the U.S. equity markets;

•	changes in accounting principles; and

•	the loss of any of our key scientific or management personnel.

In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, a significant decline in the financial markets and other related factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We and our management are parties to a lawsuit which, if adversely decided against, could adversely affect our business and cause the price of our common stock to continue to decrease. We may also be subject to other securities litigation in the future, which is expensive and could divert management attention.

Our share price has been and may continue to be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. This risk is especially relevant for us because our stock price declined following our announcement of top-line data from our Phase 3 clinical trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, against the Company, David Southwell, Rudolf Baumgartner, Dale Ritter, and William McVicar, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding our MATrX-1 Phase 3 clinical trial of trabodenoson. The lawsuit seeks among other things, unspecified

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compensatory damages, interest, attorneys’ fees and costs, and unspecified equitable/injunctive relief. The Company will vigorously defend plaintiff’s claims on the factual record, which it believes will prove that the Company is not liable to the plaintiff in any regard. This litigation or future litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in this or future litigation could also subject us to significant liabilities.

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

As of February 15, 2017, our officers and directors, and stockholders who individually own more than 5% of our outstanding common stock, in the aggregate, beneficially owned approximately 44% of our common stock.

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders or noteholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as a stockholder or noteholder, and they may act in a manner that advances their best interests and not necessarily those of other stockholders or noteholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock and 2021 Convertible Notes.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock or any of our securities linked to our common stock, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities or equity-linked securities. As of December 31, 2016, we have 26,986,318 outstanding shares of common stock, which excludes 6,483,791 shares of common stock issuable upon conversion of the 2021 Convertible Notes, 2,675,458 shares of common stock issuable upon the exercise of stock options outstanding and exercisable at a weighted-average exercise price of $6.30 per share and 470,000 unvested Restricted Stock Units outstanding as of December 31, 2016.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to holders of our common stock for the foreseeable future.

If we are unable to substantially utilize our net operating loss carryforward, our financial results will be adversely affected.

As of December 31, 2016 we had federal and state net operating losses of approximately $105.3 million and $62.7 million, respectively, which may be utilized against future federal and state income taxes, respectively. In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than fifty percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). Purchases of our common stock in amounts greater than specified levels, which are beyond our control, or prior issuances of our common stock, could create a limitation on our ability to utilize our NOLs for tax purposes in the future. Limitations imposed on our ability to utilize NOLs could cause federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, or have occurred in the past, we may not derive some or all of the expected benefits from our NOLs. We have determined that we have experienced prior ownership changes occurring in 2005, 2007, and 2015. NOLs generated prior to these changes, although subject to an annual limitation, can be utilized in future years as well as any post change NOLs. In addition, at the state level there may be periods during which the use of NOLs is suspended or otherwise limited, which would accelerate or may permanently increase state taxes owed.

The requirements associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our common stock is traded and other applicable securities rules and regulations. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC and NASDAQ may also impose various additional requirements on public companies. As a result, we incur substantial legal, accounting and other expenses. Further, the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We will incur increased costs as a result of operating as a public company, and our management team will be required to devote substantial time to new compliance initiatives.

Now that we are a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently

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implemented by the SEC and The NASDAQ Stock Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) December 31, 2020; (ii) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

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Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” For example, we have irrevocably elected under Section 107 of the JOBS Act not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

Some provisions of our charter document, Delaware law and the indenture that governs our 2021 Convertible Notes may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•	allowing the authorized number of our directors to be changed only by resolution of our board of directors;

•	limiting the removal of directors by the stockholders;

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	requiring the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal our bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

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In addition, the terms of our 2021 Convertible Notes require us to repurchase the 2021 Convertible Notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the 2021 Convertible Notes to require us to repurchase the 2021 Convertible Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the 2021 Convertible Notes.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

Our headquarters is located in Lexington, Massachusetts, and consists of approximately 15,000 square feet of leased office space under a lease that expires in February 2023.

Item 3.	Legal Proceedings

On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, against the Company, David Southwell, Rudolf Baumgartner, Dale Ritter, and William McVicar, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding our MATrX-1 phase 3 clinical trial of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages, interest, attorneys’ fees and costs, and unspecified equitable/injunctive relief.

From time to time, we may be subject to other various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, we do not believe we are party to any other claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 4.	Mine Safety Disclosures

Not applicable.

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PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

On February 18, 2015, our common stock began trading on the Nasdaq Global Select Market under the symbol “ITEK”. Prior to that time, there was no public market for our common stock. Shares sold in our initial public offering were priced at $6.00 per share. The following table shows the high and low prices per share of our common stock as reported on the Nasdaq Global Select Market for the period indicated:

2015	High	Low
February 18, 2015 to March 31, 2015 (First Quarter)	$6.20	$5.05
Second Quarter	$6.14	$4.68
Third Quarter	$19.45	$4.71
Fourth Quarter	$13.36	$9.01

2016	High	Low
First Quarter	$11.89	$5.81
Second Quarter	$10.90	$6.60
Third Quarter	$9.90	$6.42
Fourth Quarter	$9.60	$5.85

On March 6, 2017, the closing price for our common stock as reported on the NASDAQ Global Market was $1.55.

Stockholders

As of March 6, 2017, there were 35 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors. In addition, the terms of our outstanding indebtedness restrict our ability to pay cash dividends, and any future indebtedness that we may incur could preclude us from paying cash dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Securities authorized for issuance under equity compensation plans

Information about our equity compensation plans is incorporated herein by reference to Item 12 of Part III of this Annual Report on Form 10-K.

Recent Sales of Unregistered Securities

We deemed the grants and exercises of stock options described above to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

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Use of Proceeds from Registered Securities

In April 2016, we filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale by us of up to $200.0 million in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and; and (ii) a sales agreement prospectus covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $50.0 million of our common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC, or the ATM. The $50.0 million of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. During the year ended December 31, 2016, we sold 482,689 shares of common stock and received net proceeds of $4.0 million pursuant to the ATM. We are using the net proceeds from this offering primarily for research, development, manufacturing, and general and administrative expenses, and for other general corporate purposes.

In August 2016, we filed a prospectus supplement to our Form S-3 pursuant to which we closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021, including $2.0 million from an exercise of the underwriters’ overallotment option, or the 2021 Convertible Notes, and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs. We are using the net proceeds from this offering to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost for the reduction of IOP and for general corporate purposes.

Issuer Purchases of Equity Securities

There were no repurchases of shares of common stock made during the year ended December 31, 2016.

Item 6.	Selected Financial Data

We derived the selected consolidated statements of operations data for the years ended December 31, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2016 and 2015 from our audited consolidated financial statements appearing elsewhere in this annual report on Form 10-K.

The selected consolidated financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this report. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

	For the Years Ended December 31,
(in thousands, except share and per share data)	2016	2015
Consolidated Statements of Operations Data:
Operating expenses:
Research and development	$(31,985)	$(12,554)
General and administrative	(9,894)	(7,842)

Loss from operations	(41,879)	(20,396)
Interest expense	(1,418)	(1,230)
Interest income	443	89
Loss on extinguishment of debt	—	(4,399)
Change in fair value of warrant liabilities	—	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	480
Change in fair value of 2020 Convertible Notes derivative liability	—	(42,793)

Net loss	$(42,854)	$(67,982)

Net loss per common share—basic and diluted	$(1.60)	$(3.72)

Weighted-average common shares outstanding—basic and diluted	26,735,175	18,311,333

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	December 31,
(in thousands)	2016	2015
Consolidated Balance Sheet Data:
Cash and cash equivalents	$29,798	$80,042
Short-term investments	96,675	31,238
Total assets	129,647	113,321
Convertible notes payable	48,960	—
Total liabilities	56,479	4,508
Accumulated deficit	(238,877)	(196,023)
Total stockholders’ equity	73,168	108,813

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Financial Data” and our consolidated financial statements, related notes and other financial information included elsewhere in this Form 10-K. This discussion contains forward-looking statements that involve risks and uncertainties such as our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure (“IOP”). Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination (“FDC”) of trabodenoson with latanoprost, a prostaglandin analogue (“PGA”), given once-daily. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost demonstrated IOP-lowering in patients who have previously had inadequate response to latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

On January 3, 3017, we announced top-line results of MATrX-1, the first pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. The trial did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute intraocular pressure (“IOP”), from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. MATrX-1 did achieve several clinically meaningful secondary endpoints - the 6% dose was significant versus placebo in the daily IOP change from diurnal baseline at all days tested. Additionally, an analysis of responders (subjects with IOP reduction of 5mmHg or greater from baseline) indicated a statistically higher proportion of responders in the 6% trabodenoson group than the placebo group at all visits. There were no significant safety or tolerability events reported. The safety profile of trabodenoson was comparable to placebo and there was minimal drug related hyperemia.

In August 2016, we closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021, including $2.0 million from an exercise of the underwriters’

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overallotment option, (the “2021 Convertible Notes”), and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs. (See Note 5 in the accompanying notes to the consolidated financial statements).

In July 2016, we announced the initiation of a Phase 2 dose-ranging trial of a fixed-dose combination (“FDC”) of trabodenoson and latanoprost. The trial will enroll approximately 165 patients with an IOP greater than or equal to 25 mmHg and less than or equal to 34 mmHg; which represents the patients most likely to receive treatment for glaucoma or ocular hypertension. Data from this trial is expected in mid-2017.

In April 2016, we filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale by us of up to $200.0 million in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and; and (ii) a sales agreement prospectus covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $50.0 million of our common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC (the “ATM”). The $50.0 million of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. During the year ended December 31, 2016, we sold 482,689 shares of common stock and received net proceeds of $4.0 million pursuant to the ATM. At December 31, 2016, $45.6 million was available for sale of common stock under the ATM.

As disclosed in Item 5.02 of the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 7, 2016, we informed William McVicar, Ph.D. that his employment would be ending. Dr. McVicar stepped down from his position as our Executive Vice President, Chief Scientific Officer and executive officer effective October 4, 2016. Dr. McVicar has agreed to remain employed by us in a non-executive capacity as Senior Advisor, through April 4, 2017, unless we terminate him or he resigns sooner (such date, the “Separation Date”), to facilitate a smooth transition. In connection with the departure, we and Dr. McVicar have entered into a Transition Agreement signed on October 27, 2016 (the “Transition Agreement”), effective as of November 3, 2016. (See Note 9 of Notes to Consolidated Financial Statements.)

As of December 31, 2016, we had an accumulated deficit of $238.9 million and cash and cash equivalents and short-term investments aggregating $126.5 million. We estimate we have sufficient funding to sustain operations into 2019. See “Liquidity and Capital Resources.”

Since our inception on July 7, 1999, we have devoted substantially all of our resources to business planning, raising capital, product research and development, applying for and obtaining government and private grants, recruiting management, research and technical staff and other personnel, acquiring operating assets, and undertaking preclinical studies and clinical trials of our lead product candidates. We have not completed development of any product candidate and we have therefore not generated any revenues from product sales.

Factors Affecting our Results of Operations

We do not expect our expenses to increase in 2017 as we fully assess the results from the latest Phase 3 trial. Results from our ongoing Phase 2 trial with our FDC product candidate are expected in mid-2017. If we successfully develop and launch trabodenoson as a monotherapy or any other product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution of our products.

We will need to obtain additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any potential future commercialization efforts. We will need to generate significant revenues to achieve profitability, and we may never do so. As a result, we expect to incur significant expenses and increasing operating losses for the foreseeable future.

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Financial Overview

Revenue

We have not generated any revenue from product sales since our inception and do not expect to generate any revenue from the sale of products in the near future. Our ability to generate revenues will depend on the successful development, regulatory approval and commercialization of trabodenoson and any other future product candidates.

Research and Development Expenses

Research and development expenses consist primarily of the costs associated with our research and development activities, conducting preclinical studies and clinical trials and activities related to regulatory filings. Our research and development expenses consist of:

•	direct clinical and non-clinical expenses which include expenses incurred under agreements with contract research organizations (“CROs”), contract manufacturing organizations, clinical sites and costs associated with preclinical activities and development activities and costs associated with regulatory activities;

•	employee and consultant-related expenses, including compensation, benefits, travel and stock-based compensation expense for research and development personnel as well as consultants that conduct and support clinical trials and preclinical studies; and

•	facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in research and development activities.

We expense research and development costs as incurred. We record costs for some development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or other information our vendors provide to us.

The following table summarizes our research and development expenses by type of activity for the years ended December 31, 2016 and 2015:

	For the Years Ended December 31,
(in thousands)	2016	2015
Trabodenoson—direct clinical and non-clinical	$22,598	$8,653
Personnel and other expenses:
Employee and consultant-related expenses	7,763	3,483
Target validation expenses	802	—
Facility expenses	533	336
Other expenses	289	82

Total personnel and other expenses	9,387	3,901

Total research and development expenses	$31,985	$12,554

We do not track trabodenoson-related expenses by product candidate. All expenses related to trabodenoson as a monotherapy also benefit the FDC product candidate trabodenoson with latanoprost. We have expended approximately $74 million for external development costs related to trabodenoson from inception through December 31, 2016.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time consuming and the successful development of our product candidates is highly uncertain, especially considering the MATrX-1 Phase 3 clinical trial’s failure to meet its primary endpoint. Our future research and development

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expenses will depend on the clinical success of our product candidates, as well as ongoing assessments of the commercial potential of such product candidates. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. We do not expect our research and development expenses to increase in 2017 as we fully assess the results from the latest Phase 3 trial.

The successful development and commercialization of our product candidates is highly uncertain. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

•	the scope, progress, outcome and costs of our clinical trials and other research and development activities;

•	the efficacy and potential advantages of our product candidates compared to alternative treatments, including any standard of care;

•	the market acceptance of our product candidates;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	significant and changing government regulation; and

•	the timing, receipt and terms of any marketing approvals.

A change in the outcome of any of these variables with respect to the development of trabodenoson or any other product candidate that we may develop could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials or other testing beyond those that we currently contemplate for the completion of clinical development of trabodenoson or any other product candidate that we may develop or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

As a result of the uncertainties discussed above, we are unable to determine with certainty the duration and completion costs of our development programs or precisely when and to what extent we will receive revenue from the commercialization and sale of our product candidates. We may never succeed in achieving regulatory approval for one or more of our product candidates. The duration, costs and timing of clinical trials and development of any product candidates will depend on a variety of factors, including the uncertainties of future preclinical studies and clinical trials, uncertainties in the clinical trial enrollment rate and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including efficacy and tolerability profiles, manufacturing capability, competition, and commercial viability.

General and Administrative Expenses

General and administrative expenses consist of salaries and related benefit costs, including stock-based compensation for administrative personnel. Other significant general and administrative expenses include professional fees for legal, patents, consulting, investor and public relations, auditing and tax services as well as other direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in general and administrative activities.

Interest Expense

Interest expense in 2016 relates to our 2021 Convertible Notes which are due in August 2021. In 2015 and prior, interest expense related to our 2020 Convertible Notes, notes payable, convertible promissory notes,

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amortization of loan discounts as well as interest calculated based on the amortization of the beneficial conversion feature of the convertible promissory notes. In February 2015, we repaid our borrowings under our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co. LLC with the proceeds from our IPO and the convertible promissory notes converted into common stock pursuant to the IPO. In July and August of 2015 our 2020 Convertible Notes fully converted into common stock.

Interest Income

Interest income relates to interest earned from invested funds.

Results of Operations

Comparison of the Years Ended December 31, 2016 and 2015

The following table summarizes the results of our operations for the years ended December 31, 2016 and 2015:

	For the Years Ended December 31,		Increase (Decrease)
(in thousands)	2016	2015
Operating expenses:
Research and development	$(31,985)	$(12,554)	$19,431
General and administrative	(9,894)	(7,842)	2,052

Loss from operations	(41,879)	(20,396)	21,483
Interest expense	(1,418)	(1,230)	188
Interest income	443	89	(354)
Loss on extinguishment of debt	—	(4,399)	(4,399)
Change in fair value of warrant liabilities	—	267	267
Change in fair value of derivative liabilities	—	(42,313)	(42,313)

Net loss	$(42,854)	$(67,982)	$(25,128)

Loss from operations

Loss from operations increased $21.5 million to $41.9 million for the year ended December 31, 2016, as compared to $20.4 million for the year ended December 31, 2015, and related primarily to the $19.4 million increase in research and development expenses.

Research and development expenses

Research and development expenses increased $19.4 million to $32.0 million for the year ended December 31, 2016, as compared to $12.6 million for the year ended December 31, 2015. This increase primarily reflects $12.1 million of increased clinical expenses related to our Phase 3 trial with monotherapy that was ongoing for the full year and our Phase 2 trial with our FDC product candidate that commenced in October 2016. In 2016, we recorded a charge of $0.9 million relating to the termination of our Chief Scientific Officer. Additionally, employee-related expenses due to increased headcount and additional stock option grants increased $2.7 million, preclinical expenses increased $2.6 million and consulting expenses increased $0.7 million.

General and administrative expenses

General and administrative expenses increased $2.1 million to $9.9 million for the year ended December 31, 2016, as compared to $7.8 million for the year ended December 31, 2015. This increase primarily reflects $0.8 million related to increased staffing expenses due to increased headcount and salaries and $1.4 million

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primarily related to increased consulting and other outside services. Stock-based compensation expense decreased $0.2 million due to a one-time charge of $1.0 million in 2015 related to the elimination of repurchase rights and final vesting related to the Series X preferred shares held by our former CEO and CFO pursuant to our IPO, partially offset by higher stock compensation expense in 2016 due to increased headcount.

Interest expense

Interest expense increased $0.2 million, to $1.4 million, for the year ended December 31, 2016, as compared to $1.2 million for the year ended December 31, 2015. Interest expense in 2016 related to coupon interest and amortization of our debt discount and debt issuance costs related to our 2021 Convertible Notes. Interest expense in 2015 was comprised of $1.0 million for coupon interest and amortization of debt discount and deferred financing costs related to our 2020 Convertible Notes, $0.1 million related to our Convertible Bridge Notes and $0.1 million related to our notes payable.

Interest income

Interest income increased $0.3 million to $0.4 million for the year ended December 31, 2016, as compared to $0.1 million for the year ended December 31, 2015. This increase primarily reflects higher weighted average invested balances and interest rates.

Loss on extinguishment of debt

The loss on extinguishment of debt of $4.4 million in the year ended December 31, 2015, consisted of $3.7 million related to the July and August 2015 conversion of all of the 2020 Convertible Notes into common stock (see Note 5 in the accompanying notes to the consolidated financial statements), $0.4 million of unamortized debt discount and issuance costs related to our Convertible Bridge Notes and $0.3 million related to unamortized debt discount and issuance costs and prepayment fees related to our Notes Payable.

Change in fair value of warrant liabilities

The change in fair value of warrant liabilities for the year ended December 31, 2015, was a gain of $0.3 million related to a decrease in our warrant liabilities related to warrants to purchase shares of Series AA Preferred Stock that became warrants to purchase shares of common stock upon our IPO. There were no liability-classified warrants outstanding in 2016.

Change in fair value of derivative liabilities

The change in fair value of derivative liabilities for the year ended December 31, 2015, was a net loss of $42.3 million. We recorded a loss of $42.8 million in the year ended December 31, 2015, related to the final mark-to market of the 2020 Convertible Notes derivative liability in connection with the July and August 2015 full conversion of the 2020 Convertible Notes into common stock (see Note 5 in the accompanying notes to the consolidated financial statements), and a gain of $0.5 million related to the decrease in the value of the Convertible Bridge Notes redemption rights derivative.

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Comparison of the Years Ended December 31, 2015 and 2014

The following table summarizes the results of our operations for the years ended December 31, 2015 and 2014:

	For the Years Ended December 31,		Increase (Decrease)
(in thousands)	2015	2014
Operating expenses:
Research and development	$(12,554)	$(5,592)	$6,962
General and administrative	(7,842)	(2,112)	5,730

Loss from operations	(20,396)	(7,704)	12,692
Interest expense	(1,230)	(980)	250
Interest income	89	—	(89)
Loss on extinguishment of debt	(4,399)	—	4,399
Change in fair value of warrant liabilities	267	(845)	(1,112)
Change in fair value of derivative liabilities	(42,313)	(2)	42,311

Net loss	$(67,982)	$(9,531)	$58,451

Research and development expenses

Research and development expenses increased $7.0 million to $12.6 million for the year ended December 31, 2015, from $5.6 million for the year ended December 31, 2014. This increase was related to higher pre-clinical expenses of $4.7 million primarily related to work preparing drug product for our trabodenoson clinical trials, along with ongoing pre-clinical studies, higher payroll-related and stock-based compensation expense of $1.9 million related to increased staffing and higher consulting expenses of $0.6 million. This increase was partially offset by a $0.3 million net reduction in direct clinical trial expenses as a result of the completion of our Phase 2 trial in October 2014 over increased costs of our Phase 3 trial that commenced in October 2015.

General and administrative expenses

General and administrative expenses increased $5.7 million, to $7.8 million, for the year ended December 31, 2015, as compared to $2.1 million for the year ended December 31, 2014. This increase included $1.6 million in stock-based compensation of which $1.0 million related to the elimination of repurchase rights and final vesting related to the Series X preferred shares held by our former CEO and CFO pursuant to our IPO. The remaining increase was due primarily to higher compensation-related expenses of $2.0 million primarily related to increased staffing, including our current CEO and VP of Finance, higher insurance expenses and other public-company related expenses of $0.9 million, higher professional fees of $0.7 million, and higher consulting fees of $0.3 million.

Interest expense

Interest expense increased $0.2 million, to $1.2 million, for the year ended December 31, 2015, as compared to $1.0 million for the year ended December 31, 2014. Interest expense in 2015 was comprised of $1.0 million for coupon interest and amortization of debt discount and deferred financing costs related to our 2020 Convertible Notes, $0.1 million related to our Convertible Bridge Notes and $0.1 million related to our notes payable. Interest expense in 2014 related primarily to our Notes Payable.

Loss on extinguishment of debt

The loss on extinguishment of debt of $4.4 million in the year ended December 31, 2015, consisted of $3.7 million related to the July and August 2015 conversion of all of the 2020 Convertible Notes into common

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stock (see Note 5 in the accompanying notes to the consolidated financial statements), $0.4 million of unamortized debt discount and issuance costs related to our Convertible Bridge Notes and $0.3 million related to unamortized debt discount and issuance costs and prepayment fees related to our Notes Payable.

Change in fair value of warrant liabilities

The change in fair value of warrant liabilities for the year ended December 31, 2015, was a gain of $0.3 million related to a decrease in our warrant liabilities related to warrants to purchase shares of Series AA Preferred Stock that became warrants to purchase shares of common stock upon our IPO. The $0.8 million loss in the year ended December 31, 2014, related to an increase in the value of the warrant liabilities related to our Series AA Preferred Stock.

Change in fair value of derivative liabilities

The change in fair value of derivative liabilities for the year ended December 31, 2015, was a net loss of $42.3 million. We recorded a loss of $42.8 million in the year ended December 31, 2015, related to the final mark-to market of the 2020 Convertible Notes derivative liability in connection with the July and August 2015 full conversion of the 2020 Convertible Notes into common stock (see Note 5 in the accompanying notes to the consolidated financial statements), and a gain of $0.5 million related to the decrease in the value of the Convertible Bridge Notes redemption rights derivative.

Liquidity and Capital Resources

Since inception, we have incurred accumulated net losses and negative cash flows from our operations. We incurred net losses of $42.9 million and $68.0 million for the years ended December 31, 2016 and 2015, respectively. Our operating activities used $37.3 million and $17.4 million during the years ended December 2016 and 2015, respectively. As of December 31, 2016, the Company had $126.5 million of cash and cash equivalents and short term investments. We estimate we have sufficient funding to sustain operations into 2019.

On August 5, 2016, we closed an underwritten public offering of $52.0 million aggregate principal amount of the 2021 Convertible Note, and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs. (See Note 5 in the accompanying notes to the consolidated financial statements).

During the year ended December 31, 2016, we sold 482,689 shares of common stock and received net proceeds of $4.0 million pursuant to the ATM. At December 31, 2016, $45.6 million was available for sale of common stock under the ATM.

In August 2015, we completed the Follow-on Offering, issuing 6,210,000 shares of our common stock resulting in aggregate net proceeds to us of approximately $74.0 million.

In July and August 2015, holders of $21.0 million principal amount of our 2020 Convertible Notes elected to convert the principal into 3,333,319 shares of common stock. In addition, the Interest Make-Whole Payment was settled with shares of common stock, at our election, resulting in the issuance of 530,072 additional shares of common stock. As a result of these conversions, we no longer have an obligation to repay the principal or make cash interest payments on the 2020 Convertible Notes.

In the first quarter of 2015, we completed our IPO and concurrent offering of the 2020 Convertible Notes resulting in aggregate net proceeds to us of approximately $55.4 million.

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The following table summarizes our sources and uses of cash for each of the periods presented:

	For the Years Ended December 31,
(in thousands)	2016	2015
Cash used in operating activities	$(37,266)	$(17,416)
Cash used in investing activities	(66,059)	(31,675)
Cash provided by financing activities	53,081	125,515

Net increase (decrease) in cash and equivalents	$(50,244)	$76,424

Net cash used in operating activities

Net cash used in operating activities was $37.3 million for the year ended December 31, 2016, and principally resulted from our net loss of $42.9 million, partially offset by $2.9 million in noncash stock-based compensation and a $2.1 million net change in operating assets and liabilities.

Net cash used in operating activities was $17.4 million for the year ended December 31, 2015, and principally resulted from our net loss of $68.0 million, increases of prepaid expenses and other assets of $1.3 million and decreases in non-cash expenses related changes in fair value of warrant liabilities and Convertible Bridge Notes redemption rights derivative of $0.7 million. These amounts were partially offset by increases in non-cash expenses related to changes in the fair value of our 2020 Convertible Notes derivative liability of $42.8 million, loss on extinguishment of debt of $4.2 million, stock-based compensation of $2.4 million, increases in accounts payables and accrued expenses of $1.9 million and non-cash interest expense of $1.1 million.

Net cash used in investing activities

Net cash used in investing activities was $66.1 million for the year ended December 31, 2016, and related primarily to the purchase of $122.3 million of short-term investments and $56.7 million of proceeds from the maturity of short-term investments. Additionally, we purchased $0.5 million of property and equipment in the year ended December 31, 2016.

Net cash used in investing activities was $31.7 million for the year ended December 31, 2015, and related primarily to the purchase of $33.7 million of short-term investments, $2.4 million of proceeds from the maturity of short-term investments, and $0.4 million of purchases of property and equipment.

Net cash provided by financing activities

Net cash provided by financing activities was $53.1 million for the year ended December 31, 2016 and primarily reflects net proceeds of $48.7 million from the issuance of our 2021 Convertible Notes and net proceeds of $4.0 million from the issuance of common stock pursuant to our ATM.

Net cash provided by financing activities was $125.5 million for the year ended December 31, 2015, and reflects the net proceeds from (i) the issuance of common stock in our IPO of $38.1 million, (ii) our offering of 2020 Convertible Notes of $19.1 million, and (iii) the issuance of common stock in the Follow-on Offering of $74.0 million. These net proceeds from our common stock and 2020 Convertible Notes in 2015 do not reflect an aggregate of $1.8 million of IPO-related costs incurred in 2014. Additionally, in 2015, we made $5.8 million of payments related to the principal and termination of our notes payable.

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Operating Capital Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates and begin to commercialize any approved products. Since the closing of our IPO in February 2015, we are incurring additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing and manufacturing. Accordingly, we anticipate that we will need substantial additional funding in connection with our continuing operations.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we are able to raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could cause potential dilution. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of December 31, 2016:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating facilities lease (1)	$2,622	$402	$831	$869	$520
2021 Convertible Notes (2)	66,950	2,990	5,980	57,980	—

Total	$69,572	$3,392	$6,811	$58,849	$520

(1)	In May 2015, we entered into a lease agreement for our new headquarters in Lexington, Massachusetts. We occupied this space in September 2015 and the lease term commenced in the same month. In February 2016, we amended this lease by leasing an additional 3,888 square feet which we occupied in July 2016, and the lease term commenced in the same month.
(2)	Amounts represent principal and interest on our 2021 Convertible Notes.

We enter into contracts in the normal course of business with CROs and contract manufacturers to assist in the performance of our research and development activities and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts, they are not included in the table of contractual obligations and commitments.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

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Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations. We had cash and cash equivalents of $29.8 million at December 31, 2016, consisting primarily of funds in money market accounts. We also had $96.7 million in short-term investments consisting of certificates of deposit, agency bonds and United States Treasury securities. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 1.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect a sudden change in market interest rates to affect materially our operating results or cash flows.

JOBS Act

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we will adopt new or revised accounting standards at the same time as other public companies that are not emerging growth companies. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an emerging growth company, we are exempt from Sections 14A(a) and (b) of the Exchange Act which would otherwise require us to (i) submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “golden parachutes” and (ii) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and the rule requiring us to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements as the auditor discussion and analysis. We will continue to remain an “emerging growth company” until the earliest of the following: December 31, 2020; the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1 billion; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Critical Accounting Policies and Estimates

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated costs incurred for the services when we have not yet been invoiced or otherwise notified of the actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. We make estimates of our accrued expenses as of each balance sheet date in our consolidated financial statements based on facts and circumstances known to us at that time. Examples of estimated accrued research and development expenses include fees paid to:

•	CROs in connection with performing research and development services on our behalf;

•	investigative sites or other providers in connection with clinical trials;

•	vendors in connection with non-clinical development activities; and

•	vendors related to product manufacturing, development and distribution of clinical supplies.

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We base our expenses related to clinical trials on our estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage non-clinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the clinical expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed, enrollment of patients, number of sites activated and level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting expenses that are too high or too low in any particular period.

Fair Value Measurements

We are required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standard Codification, or ASC, Topic 820, Fair Value Measurements and Disclosures, establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of our company. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

•	Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

•	Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly;

•	Level 3—Valuations that require inputs that reflect our own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Our material financial instruments at December 31, 2016 and 2015, consisted of cash and cash equivalents and short-term investments. We have determined that our United States Treasury securities are subject to Level 1 fair value measurements as these assets are valued using quoted market prices in active markets without any valuation adjustments. We have determined that our certificates of deposit are categorized as Level 2 assets under the fair value hierarchy, as there are no quoted market prices in active markets, and our agency bonds as Level 2 assets under the fair value hierarchy, as these assets are not always valued daily using quoted market prices in active markets.

Stock-Based Compensation

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is recognized on a straight-line basis over the period during

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which the employee is required to provide service in exchange for the award. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. The fair value of restricted stock awards is based on the intrinsic value of such awards on the date of grant. Compensation cost for stock purchase rights under our employee stock purchase plan is measured and recognized on the date that we become obligated to issue shares of our common stock and is based on the difference between the fair value of our common stock and the purchase price on such date. Our estimates of these assumptions are primarily based on third-party valuations, historical data, peer company data and judgment regarding future trends and factors.

We account for stock options issued to non-employees in accordance with the provisions of the Financial Accounting Standards Board, or FASB, ASC Subtopic 505-50, Equity-Based Payments to Non-employees, which requires valuing the stock options using the Black-Scholes option pricing model and re-measuring such stock options at their current fair value as they vest.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

Determining the fair value of our convertible preferred stock warrants, convertible debt derivative and stock-based awards requires the use of subjective assumptions. In the absence of a publicly traded market for our securities, we conducted periodic valuations of our securities.

Valuations conducted in 2015 and 2014

A third-party valuation consultant was engaged to advise and assist us in connection with the valuations of our (i) Series AA preferred stock warrants outstanding at December 31, 2014, (ii) our convertible debt redemption rights derivative at issuance and at December 31, 2014, (iii) our common stock options issued in August 2014 and (iv) our 2020 Convertible Notes derivative liability at issuance and at the time of the conversions of the 2020 Convertible Notes during 2015. Because our previously outstanding Series X preferred stock was entitled to a contingent liquidation preference which varies based on the total value of our equity, we were precluded from using a closed-form model, such as the Black-Scholes option pricing method, to value the Series AA preferred stock warrants. Therefore, we employed a Monte Carlo simulation methodology to determine the fair value of securities in our capital structure during the period during the period prior to the February 2015 IPO.

Common Stock and Preferred Stock Warrant Valuations

Our initial equity value was determined by utilizing a risk-adjusted discounted cash flow model based upon market research and management’s assessment thereof, which is an income approach and was corroborated with market data, coupled with a series of Monte Carlo simulations which projected various equity values under different possible liquidity events including (i) initial public offering (“IPO”), (ii) merger and acquisition (“M&A”), and (iii) stay-private (“SP”) scenarios. The first two scenarios assumed positive results from our recent Phase 2 clinical trial, while the third scenario considered unfavorable results for valuations performed prior to December 31, 2014 and, at December 31, 2014, no IPO or M&A transaction.

Key assumptions underlying the discounted cash flow model are described below:

•	Based on the research and industry knowledge of our officers and consultants, we developed projections of market penetration, product selling prices and required infrastructure to estimate our future revenues and operating expenses to determine projected free cash flows from our two current product candidates containing trabodenoson, through patent expiration.

•	Probability of Success. To determine the probability of success for the various phases of development required for submission in an NDA, we utilized the clinical trial success rates as published in certain reports.

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•	Time to Liquidity. All 2014 valuations assumed liquidity events occurring between December 31, 2014 and April 1, 2015.

•	Risk Free rates. Risk free rates are based on published or imputed government treasury rates as of each valuation date.

•	Volatilities. Volatilities were derived from historical data from guideline publicly traded comparable companies. We used volatilities of 60% to 70% for the 2014 valuations.

The Monte Carlo-simulated total equity values were then allocated to each type of security using a current value (waterfall) method under each scenario and were then probability-adjusted using probability weights by scenario.

As of date:	IPO	M&A	SP
December 31, 2014	70%	25%	5%

Valuation models require the input of highly subjective assumptions. Because our shares had characteristics significantly different from that of publicly traded common stock and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models did not necessarily provide a reliable, single measure of the fair value of our previously outstanding Series AA preferred stock or Series X preferred stock. The foregoing valuation methodologies were not the only valuation methodologies available and will not be expected to be used to value our securities after our IPO. We cannot make complete assurances as to any particular valuation for our securities.

Convertible Debt Redemption Rights Derivative

The Convertible Bridge Notes redemption rights derivative required separate accounting and was valued using a single income valuation approach. We estimated the fair value of the redemption rights derivative using a ‘‘with and without’’ income valuation approach. Under this approach, we estimated the present value of the fixed interest rate debt based on the fair value of similar debt instruments excluding the embedded feature. This amount was then compared to the fair value of the debt instrument including the embedded feature using a probability weighted approach by assigning each embedded derivative feature a probability of occurrence, with consideration provided for the settlement amount including conversion discounts, prepayment penalties, the expected life of the liability and the applicable discount rate.

As of the issuance of the Convertible Bridge Notes on December 22, 2014 and on December 31, 2014, the Company ascribed a probability of occurrence of 25% to the change in control redemption feature of the Convertible Bridge Notes. The expected life of the feature was the remaining term of the debt and the discount rate was 18.9%. The Company classified the liability within Level 3 of the fair value hierarchy as the probability factor and the discount rate are unobservable inputs and significant to the valuation model.

2020 Convertible Notes derivative liability

Based on the characteristics of the (i) conversion option including make-whole provision, (ii) the Additional Interest, and (iii) the notes, we estimated the fair value of the conversion option including make-whole and the Additional Interest using the “with” and “without” method. Using this methodology, we first valued the notes with the conversion option including make-whole provision but excluding the Additional Interest (the “with” scenario) and subsequently valued the notes without the conversion option including make-whole provision and excluding the Additional Interest (the “without” scenario). The difference between the fair values of the notes in the “with” and “without” scenarios was the concluded fair value of the conversion option including make-whole provision as of the measurement date. We developed an estimate of fair value for the notes excluding the Additional Interest using a binomial lattice model. We modeled the decision to convert or hold by considering the maximum of the conversion or hold value at every node of the lattice in which the notes are convertible and

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choosing the action that maximizes the return to the notes’ holders. The significant assumptions used in the binomial model were: the market yield and the expected volatility.

We estimated the fair value of the Additional Interest using an income approach, specifically, the risk-neutral debt valuation method that is used to derive the value of a debt instrument using the expected cash flows and the risk-free rate. The significant assumptions used in estimating the expected cash flows were the market yield used to determine the risk-neutral probability of default and the expected recovery rate upon default.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern, which provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter, with early adoption permitted. We adopted this standard for the year ended December 31, 2016. The adoption of this ASU does not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current leasing guidance and upon adoption, will require lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. The new standard is effective for the annual period beginning after December 15, 2018, and can be early adopted by applying a modified retrospective approach for leases existing at, and entered into after, the beginning of the earliest comparable period presented in the financial statements. We are currently evaluating the impact of this accounting standard update on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation—Stock Compensation, and includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The new standard is effective for the annual period beginning after December 15, 2016, and for annual and interim periods thereafter, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations. We had cash and cash equivalents of $29.8 million at December 31, 2016, consisting primarily of funds in money market accounts. We also had $96.7 million in short-term investments consisting of certificates of deposit, agency bonds and United States Treasury securities. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 1.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect a sudden change in market interest rates to affect materially our operating results or cash flows.

Our 2021 Convertible Notes bear interest at a fixed rate and therefore a change in interest rates would not impact the amount of interest we would have paid on this indebtedness. Until the 2020 Convertible Notes were converted in July and August 2015, they bore interest at a fixed rate, therefore a change in interest rates would not impact the amount of interest we would have paid on this indebtedness.

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Item 8.	Financial Statements and Supplementary Data

The financial statements required to be filed pursuant to this Item 8 are appended to this report. An index of those financial statements is found in Item 15.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and our principal financial officer, evaluated, as of the end of the period covered by this Annual Report on Form 10-K, the effectiveness of our disclosure controls and procedures. Based on that evaluation of our disclosure controls and procedures as of December 31, 2016, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures as of such date are effective at the reasonable assurance level. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and our management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, our principal executive and principal financial and accounting officers and effected by our board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States (“GAAP”). Our internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its 2013 Internal Control—Integrated Framework. Based on this assessment, our management has concluded that, as of December 31, 2016, our internal control over financial reporting is effective based on those criteria.

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This annual report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to an exemption under Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act made available to us under the Jumpstart Our Business Startups Act of 2012.

Inherent Limitations of Internal Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

Not applicable.

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PART III. — OTHER INFORMATION

Item 10.	Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors, including their respective ages and positions as of the date hereof:

Name	Age	Position
Executive Officers:
David P. Southwell	56	President, Chief Executive Officer and Director
Rudolf Baumgartner, M.D.	57	Executive Vice President and Chief Medical Officer
William K. McVicar, Ph.D. (1)	59	Former Executive Vice President and Chief Scientific Officer
Dale Ritter	66	Vice President—Finance
Non-Management Directors:
Timothy Barberich (3)	69	Director
Carsten Boess (2)(4)	50	Director
J. Martin Carroll	67	Director
Paul G. Howes (2)	62	Director
Patrick Machado (2)	53	Director
Gary Phillips, M.D. (3)	50	Director
Richard N. Spivey, PharmD, PhD (3)(4)	67	Director

(1)	Dr. McVicar served as Executive Vice President and Chief Scientific Officer until October 4, 2016
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

David P. Southwell has served as our President and Chief Executive Officer since July 2014, and as one of our directors since August 2014. From March 2010 to October 2012, Mr. Southwell served as Executive Vice President, Chief Financial Officer of Human Genome Sciences, Inc., or Human Genome Sciences, which is owned by GlaxoSmithKline plc. Prior to his time at Human Genome Sciences, Mr. Southwell served as Executive Vice President and Chief Financial Officer of Sepracor Inc. from July 1994 to July 2008. Mr. Southwell has also served on the Board of Directors of PTC Therapeutics Inc. since December 2005 and THL Credit, Inc. since June 2007. Mr. Southwell received a B.A. from Rice University and an M.B.A. from Dartmouth College. We believe that Mr. Southwell’s qualifications to sit on our Board include his broad experience serving on the boards of directors of public companies, his specific experience with public therapeutics companies and his executive leadership, managerial and business experience.

Rudolf Baumgartner, M.D. has served as our Executive Vice President and Chief Medical Officer since June 2007. Dr. Baumgartner received a B.S. and an M.D. from Pennsylvania State University and completed post-doctoral training at the University of Michigan, Johns Hopkins University and the National Institutes of Health.

William K. McVicar, Ph.D. joined us in September 2007 as Executive Vice President, Pharmaceutical Development and served as our Executive Vice President and Chief Scientific Officer from January 2009 to

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October 2016. Dr. McVicar also served as our interim President from May 2013 until August 2014. Dr. McVicar now serves as a Senior Advisor to the Company until April 4, 2017. Dr. McVicar received a B.S. from the State University of New York College at Oneonta and a Ph.D. in Chemistry from the University of Vermont.

Dale Ritter joined us as a financial consultant in June 2014 and has served as our Vice President—Finance and Principal Financial and Accounting Officer, Treasurer and Secretary since August 2014. From May 2011 to November 2013, Mr. Ritter served Senior Vice President, Finance and Chief Accounting Officer at Coronado Biosciences, Inc. From January 2011 to May 2011, Mr. Ritter served as an Independent Financial Consultant and from 1994 to 2009 Mr. Ritter served in various roles and most recently as Senior Vice President and Chief Accounting Officer at Indevus Pharmaceuticals, Inc. Mr. Ritter received a B.A. from Syracuse University and an M.B.A. from Babson College.

Non-Management Directors

Timothy Barberich has served as one of our directors since September 2016. Mr. Barberich served as Chief Executive Officer of Sepracor Inc. from 1984 to 2007 and as Chairman of its Board from 1994 to 2009. Prior to working for Sepracor Inc., Mr. Barberich held positions at Millipore Corporation and American Cyanamid Company. Mr. Barberich has served as a member of the Board of Directors at GI Dynamics, Inc. since 2011, Verastem, Inc. since 2014, Neurovance, Inc. since 2010, Frequency Therapeutics, Inc. since 2016 and BioNevia LLC since 2008. Mr. Barberich also served on the Board of Directors of Heartware, Inc. from 2008 to 2016, Tokai Pharmaceuticals, Inc. from 2009 to 2016 and MirImmune, Inc. from 2015 to 2017. Mr. Barberich received his Bachelor of Science degree in Chemistry from King’s College. We believe that Mr. Barberich’s qualifications to sit on our Board include his experience as a director of and working in leadership roles at pharmaceutical companies.

Carsten Boess has served as one of our directors since January 2016. He is currently the Chief Business Officer at Kiniksa Pharmaceuticals, a privately held biotechnology company. He previously served as Senior Vice President and Chief Financial Officer at Synageva Biopharma Corporation from 2011 until the company’s acquisition by Alexion Pharmaceuticals in 2015. Prior to his role at Synageva, Mr. Boess served in multiple roles with increasing responsibility for Insulet Corporation, including Chief Financial Officer from 2006 to 2009 and Vice President of International Operations from 2009 to 2011. Prior to that, Mr. Boess served as Executive Vice President of Finance for Serono Inc. from 2005 to 2006. In addition, he was a member of the Geneva based World Wide Executive Finance Management Team while at Serono. Mr. Boess was also Chief Financial Officer at Alexion Pharmaceuticals, and was a finance executive at Novozymes of North America and Novo Nordisk in France, Switzerland and China. Mr. Boess received a Bachelor’s degree and Master’s degree in Economics and Finance, specializing in Accounting and Finance from the University of Odense, Denmark. We believe that Mr. Boess’ qualifications to sit on our Board include his business and financial experience working at pharmaceutical companies.

J. Martin Carroll has served as one of our directors since April 2016. In 2012, Mr. Carroll held a position leading corporate strategy and development for Boehringer Ingelheim GmBH in Ingelheim, Germany. From 2002 to 2011, he was President and CEO of US Businesses for Boehringer Ingelheim Corporation. From 1976 to 2001, Mr. Carroll held various positions at Merck & Company, Inc., including Executive Vice President – Customer Marketing and Sales. From 1972 to 1976, Mr. Carroll served in the United States Air Force. Mr. Carroll has served as a member of the Board of Directors at Catalent, Inc. and TherapeuticsMD, Inc. since 2015, and Mallinckrodt Pharmaceuticals since 2013. He has previously served on the Boards of Accredo Health Group, Inc. and Durata Therapeutics, Inc. Mr. Carroll received his Bachelor degree from College of the Holy Cross and his MBA from Babson College. We believe that Mr. Carroll’s qualifications to serve on our Board include his significant experience in leadership positions at pharmaceutical companies.

Paul G. Howes has served as one of our directors since September 2008. From January 2016 to present, Mr. Howes has been President of ThromboGenics Inc. Mr. Howes also served as our President and Chief

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Executive Officer from September 2008 to May 2013. Prior to his time with us, Mr. Howes served as President of the Americas Region of Bausch + Lomb Incorporated, which is now owned by Valeant Pharmaceuticals International, Inc., from July 2003 to February 2007. Prior to this time, Mr. Howes served in a variety of senior roles at Merck & Co., Inc. for sixteen years. Since May 2013, Mr. Howes has served as a member of the Board of Directors of various companies including: since May 2013, Kish Bancorp and Kish Bank, a financial conglomerate parent company and its community bank subsidiary; since November 2008, Prevent Blindness America, a vision-related charity for which Mr. Howes has served as Chairman since November 2013; since August 2014, ThromboGenics NV and ThromboGenics Inc., a global integrated biopharmaceutical company and its U.S.-based operating subsidiary. Mr. Howes received an A.B. from Harvard University and an M.B.A. from York University. We believe that Mr. Howes’ qualifications to sit on our Board include the intimate knowledge of our operations he developed as our President and Chief Executive Officer, his experience working with a public biopharmaceutical company, significant commercial experience in the field of ophthalmology and his executive leadership, managerial and business experience.

Patrick Machado has served as one of our directors since August 2016. Mr. Machado co-founded Medivation, Inc. and served as its Chief Business Officer from December 2009 to April 2014 and its Chief Financial Officer from December 2004 to April 2014. Prior to working for Medivation, Inc., Mr. Machado held positions at Cytyc Corporation, Pro•Duct Health, Inc., Chiron Corporation and Morrison & Foerster LLP. Mr. Machado has served as a member of the Board of Directors at Chimerix, Inc. since 2014, as a member of the Board of Directors of Scynexis, Inc. since 2015, and as a member of the Board of Directors of Medivation, Inc. from 2014 to 2016. Mr. Machado received his Bachelor of Science in Economics and Bachelor of Arts in German from Santa Clara University and his Juris Doctor from Harvard Law School. We believe that Mr. Machado’s qualifications to sit on our Board include his experience working as a director of and in leadership roles at pharmaceutical companies.

Gary Phillips, M.D. has served as one of our directors since October 2015. Dr. Phillips has also served on the Board of Directors of Aldeyra Therapeutics since 2009. From October 2013 and to the present, Dr. Phillips has been Senior Vice President, Chief Strategy Officer at Mallinckrodt Pharmaceuticals plc. He was also Senior Vice President and President of Autoimmune and Rare Diseases at Mallinckrodt from August to January 2015. Dr. Phillips was Head of Global Health & Healthcare Industries at the World Economic Forum in Geneva from January 2012 to September 2013. He was President of Reckitt Benckiser Pharmaceuticals, Inc. (now Indivior) from 2011 to 2012. He served as President of U.S. Surgical and Pharmaceuticals at Bausch & Lomb from 2002 to 2008. Dr. Phillips has also held executive roles at Merck Serono SA (a division of Merck KGaA) from 2008 to 2011, Novartis Corporation from 2000 to 2002, and Wyeth Pharmaceuticals, Inc. (now Pfizer, Inc.) from 1999 to 2000. Dr. Phillips was a healthcare strategy managing consultant at Towers Perrin (now Towers Watson & Co) from 1997 to 1999, and practiced as a general medicine clinician/officer in the US Navy, from which he was honorably discharged as a lieutenant commander. Dr. Phillips was educated at the University of Pennsylvania, where he received an M.D. (Alpha Omega Alpha) from the School of Medicine, an MBA from the Wharton School, and B.A. (summa cum laude, Phi Beta Kappa) in biochemistry with distinction from the School of Arts and Sciences. He completed postgraduate medical education at United States Naval Medical Center and maintains an active medical license. Currently, he serves on the boards of Aldeyra Therapeutics (NASDAQ: ALDX), Envisia Therapeutics, and Rheon Medical SA. We believe that Dr. Phillips’ qualifications to sit on our Board include his experience working in leadership roles at pharmaceutical companies.

Richard N. Spivey, PharmD, PhD has served as one of our directors since July 2015. Dr. Spivey currently serves as a scientific advisor to the pharmaceutical industry and as a member of the Board of Councilors, University of Southern California, and School of Pharmacy. From 2010 to 2015, he was the Senior Vice President, Global Regulatory Affairs at Allergan, plc. From 2002 to 2010, Dr. Spivey served various roles at Meda AB (previously MedPointe Inc.), most recently as the Chief Scientific Officer (Head of R&D). Dr. Spivey has also held positions at Pharmacia Corporation (now Pfizer Inc.), Schering-Plough Corporation (now Merck & Co.), Parke-Davis Pharmaceutical Research Division, and Boots Pharmaceuticals, Inc. Dr. Spivey received his PharmD from the University of Southern California and his PhD from the College of Pharmacy, University of

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Minnesota. We believe that Dr. Spivey’s qualifications to sit on our Board include his distinguished background in drug development and regulatory affairs spanning thirty-years of experience working at leading pharmaceutical companies.

Composition of Our Board of Directors

Our Board of Directors currently consists of eight members. Our nominating and governance committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and governance committee’s and Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.

Director independence. Our Board of Directors has determined that all members of the Board of Directors except Mr. Southwell, are independent, as determined in accordance with the rules of The NASDAQ Global Market, or NASDAQ. Our Board of Directors also determined that our former directors, Dr. A.N. “Jerry” Karabelas, Mr. Isai Peimer, Mr. Ittai Harel and Mr. Martin Vogelbaum, satisfied the independence requirements, as determined in accordance with the rules of NASDAQ. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. The composition and functioning of our Board of Directors and each of our committees complies with all applicable requirements of NASDAQ and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Staggered board. In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The following persons have been designated to serve as directors in the following classes until the term specified below or until his earlier death, resignation or removal:

•	Our Class I directors are David P. Southwell and Richard N. Spivey, PharmD, PhD (term expires on date of annual meeting of stockholders following the year ending December 31, 2017);

•	Our Class II directors are J. Martin Carroll, Gary M. Phillips, and Carsten Boess (term expires on date of annual meeting of stockholders following the year ending December 31, 2018); and

•	Our Class III directors are Paul G. Howes, Patrick Machado and Timothy Barberich (term expires on date of annual meeting of stockholders following the year ending December 31, 2016).

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional

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directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors.

The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our Chairperson of the board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our amended and restated bylaws do not require our Chairperson and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Director Nomination Process

There have been no material changes to the process by which stockholders may submit nominees for election to the Board of Directors to the Nominating and Corporate Governance Committee since that process was described in the Company’s Proxy Statement filed with the SEC on May 6, 2016.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our Board of Directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ and SEC rules and regulations.

Audit Committee

Carsten Boess, Paul G. Howes and Patrick Machado currently serve on the audit committee, which is chaired by Carsten Boess. Our Board of Directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable rules of NASDAQ. Our Board of Directors has designated Carsten Boess as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt, retention and treatment of complaints received regarding ethics-related issues or potential violations of our code of business conduct and ethics and accounting and auditing-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

Timothy Barberich, Gary Phillips, M.D., and Richard N. Spivey, PharmD, PhD currently serve on the compensation committee, which is chaired by Timothy Barberich. Our Board of Directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable rules of NASDAQ. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable rules of NASDAQ;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;

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•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the Board of Directors corporate succession plans for the Chief Executive Officer and other key officers.

Nominating and Corporate Governance Committee

Carsten Boess and Richard N. Spivey, PharmD, PhD currently serve on the nominating and corporate governance committee, which is chaired by Richard N. Spivey, PharmD, PhD. Our Board of Directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable rules of NASDAQ. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors and management.

Corporate Governance

Our Board of Directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.inotekpharma.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Item 11.	Executive Compensation

The following table sets forth the portion of compensation paid to the named executive officers that is attributable to services performed during the fiscal year ended December 31, 2016 and 2015.

Name and principal position	Fiscal Year	Salary $	Bonus $		Option Awards $ (3)	Stock Awards $ (4)	All other compensation $ (5)	Total $
David P. Southwell	2016	465,508	221,231	(1)	1,093,470	2,275,000	5,273	4,060,482
President and Chief Executive Officer	2015	440,152	257,000	(2)	602,912	—	138	1,300,202
Rudolf Baumgartner, M.D.	2016	393,095	144,538	(1)	839,175	780,000	9,761	2,166,569
Executive Vice President and Chief Medical Officer	2015	387,124	152,000	(2)	301,456	—	8,208	848,788
William K. McVicar, Ph.D.	2016	382,750	101,806	(1)	686,598	—	9,761	1,180,915
Former Executive Vice President and Chief Scientific Officer (6)	2015	372,523	148,000	(2)	301,456	—	8,208	830,187
Dale Ritter	2016	274,093	86,384	(1)	203,436	—	11,367	575,280
Vice President—Finance	2015	273,385	107,000	(2)	100,485	—	6,779	487,649

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(1)	For Mr. Southwell, Dr. Baumgartner and Mr. Ritter, represents bonus amounts earned in 2016 and paid in 2017. For Dr. McVicar, represents the amount of bonus paid in 2017 pursuant to his Transition Agreement.
(2)	Represents bonus amounts earned in 2015 and paid in 2016.
(3)	Reflects the grant date fair value of option awards, calculated in accordance with ASC Topic 718, disregarding the estimate on forfeitures. The assumptions we used for calculating grant date fair values are set forth in Note 8 of Notes to Consolidated Financial Statements in this Form 10-K.
(4)	Reflects the grant date fair value of stock awards, calculated in accordance with ASC Topic 718. The assumptions we used for calculating grant date fair values are set forth in Note 8 of Notes to Consolidated Financial Statements in this Form 10-K.
(5)	For 2016 consists of: for Mr. Southwell, $3,462 of matching contributions pursuant to the Company’s 401(k) Plan, $774 cost of the benefits of company-provided group-term life insurance in excess of $50,000 and $1,037 for the cost of disability insurance; for Dr. Baumgartner, $7,950 of matching contributions pursuant to the Company’s 401(k) Plan, $774 for the cost of the benefits of company-provided group-term life insurance in excess of $50,000 and $1,037 for the cost of disability insurance; for Dr. McVicar, $7,950 of matching contributions pursuant to the Company’s 401(k) Plan, $774 for the cost of the benefits of company-provided group-term life insurance in excess of $50,000 and $1,037 for the cost of disability insurance; for Mr. Ritter, $8,856 of matching contributions pursuant to the Company’s 401(k) Plan, $1,542 for the cost of the benefits of company-provided group-term life insurance in excess of $50,000 and $969 for the cost of disability insurance. For 2015 consists of: for Mr. Southwell, cost of the benefits of company-provided group-term life insurance in excess of $50,000; for Dr. Baumgartner, $7,950 of matching contributions pursuant to the Company’s 401(k) Plan and $258 for the cost of the benefits of company-provided group-term life insurance in excess of $50,000; for Dr. McVicar, $7,950 of matching contributions pursuant to the Company’s 401(k) Plan and $258 for the cost of the benefits of company-provided group-term life insurance in excess of $50,000; for Mr. Ritter, $6,383 of matching contributions pursuant to the Company’s 401(k) Plan and $396 for the cost of the benefits of company-provided group-term life insurance in excess of $50,000.
(6)	Dr. McVicar ceased being an executive officer on October 4, 2016.

Executive Agreements

We have entered into employment agreements with certain of our named executive officers. These employment agreements provide for “at will” employment and contain the additional terms summarized below:

David P. Southwell. On August 11, 2014, we entered into an employment agreement with Mr. Southwell, our President and Chief Executive Officer. In 2016, Mr. Southwell received a base salary of $465,750, which is subject to review and adjustment in accordance with our corporate policy. In 2016, Mr. Southwell was eligible for an annual performance bonus with a target amount of 50% of his base salary. In 2016, the Compensation Committee awarded Mr. Southwell a bonus of $221,231, representing 47.5% of his 2016 base salary. Mr. Southwell is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans. Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, Mr. Southwell will be eligible to receive the following payments and benefits in the event that his employment is terminated by us without cause or he terminates his employment with us for good reason: base salary continuation for 12 months; if Mr. Southwell is participating in our group health plan immediately prior to the date of termination and elects COBRA health continuation, we will pay him a monthly cash payment equal to the monthly employer contribution we would have made to provide him health insurance if he had remained employed by us until twelve months following the date of termination; and the portion of the stock options and other time-based equity awards held by Mr. Southwell as of the date of termination that would have vested in the 12 months following termination of his employment had he remained employed by us through such date shall immediately accelerate and become fully vested as of the date of termination.

Rudolf Baumgartner, M.D. On May 2, 2007, we entered into an employment agreement with Dr. Baumgartner, our Executive Vice President and Chief Medical Officer, which we amended on December 23,

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2008 and October 9, 2009. In 2016, Dr. Baumgartner received a base salary of $393,300, which is subject to review and adjustment in accordance with our corporate policy. In 2016, Dr. Baumgartner was eligible for an annual performance bonus with a target amount of 35% of his base salary. In 2016, the Compensation Committee awarded Dr. Baumgartner a bonus of $144,538, representing 36.75% of his 2016 base salary. Dr. Baumgartner is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans. Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, Dr. Baumgartner will be eligible to receive the following payments and benefits in the event that his employment is terminated by us without cause: base salary continuation for twelve months; and a monthly cash payment equal to the monthly employer contribution to provide him health and dental insurance coverage if he had remained employed by us until 12 months following the date of termination. The receipt of the severance payments and benefits set forth above shall be conditioned upon Dr. Baumgartner not violating the terms of a restrictive covenant agreement between Dr. Baumgartner and Inotek.

William K. McVicar, Ph.D. On August 23, 2007, we entered into an employment agreement with Dr. McVicar, our Executive Vice President and Chief Scientific Officer, which we amended on December 23, 2008 and October 9, 2009. Dr. McVicar stepped down from his position as our Executive Vice President, Chief Scientific Officer and executive officer effective as of October 4, 2016. Prior to his resignation, Dr. McVicar received a base salary of $382,950, which was subject to review and adjustment in accordance with our corporate policy. In 2016, Dr. McVicar was eligible for an annual performance bonus with a target amount of 35% of his base salary, payable at the discretion of our Board. In 2016, the Compensation Committee awarded Dr. McVicar a bonus of $101,806, pursuant to the Transition Agreement. Dr. McVicar was eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans. Pursuant to the Transition Agreement, Dr. McVicar will be a Senior Advisor to the Company until April 4, 2017 ( the “Separation Date”), and for twelve months thereafter, will continue to receive his base salary. The receipt of the severance payments and benefits set forth above shall be conditioned upon Dr. McVicar not violating the terms of a restrictive covenant agreement between Dr. McVicar and Inotek.

Dale Ritter. On August 28, 2014, we entered into an employment agreement with Mr. Ritter, our Vice President—Finance. In 2016, Mr. Ritter received an annual base salary of $274,235. Mr. Ritter is eligible for an annual performance bonus with a target amount of 30% of his annualized base salary. In 2016, the Compensation Committee awarded Mr. Ritter a bonus of $86,384, representing 31.5% of his 2016 base salary. Mr. Ritter is eligible to participate in our employee benefit plans in effect from time to time, subject to the terms of those plans. Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, Mr. Ritter will be eligible to receive base salary continuation for six months in the event that his employment is terminated by us without cause. The receipt of the severance payments and benefits set forth above shall be conditioned upon Mr. Ritter not violating the terms of a restrictive covenant agreement between Mr. Ritter and Inotek.

Termination and Change of Control Benefits

Subject to the execution and effectiveness of a separation agreement, including, among other things, a general release of claims, and each named executive officer, excluding Dr. McVicar, not violating the terms of a restrictive covenant agreement, each named executive officer will be eligible to receive the payments and benefits set forth below in the event that such executive officer’s employment is terminated by us without cause or the named executive officer terminates his or her employment with us for good reason, in either case within twelve months after a “change in control.” The payments and benefits described below and due to each named executive officer other than Mr. Southwell are in addition to, not in lieu of, the payments set forth above next to such named executive officer’s name. With respect to Mr. Southwell, the payments and benefits described below are in lieu of the payments set forth above next to Mr. Southwell’s name.

•

With respect to all named executive officers other than Mr. Southwell, all unvested stock options and other stock-based awards held by such named executive officer as of the date of the termination of such

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named executive officer’s employment shall immediately accelerate and become fully vested as of the date of termination of such named executive officer.

•	With respect to Mr. Southwell, a one-time lump payment equal to 18 months base salary within 45 days of termination.

Under the Transition Agreement, we have also agreed (i) to pay Dr. McVicar severance pay consisting of salary continuation at his final base salary rate, less applicable tax-related deductions and withholdings, effective for the twelve month period immediately following the Separation Date (the “Severance Pay Period”) and (ii) to pay the same portion of the COBRA premium payment reimbursements that we pay active employee for the same level of group medical and dental coverage as in effect for Dr. McVicar if he elects continuation of his COBRA coverage on the Separation Date until the end of the Severance Pay Period.

Equity Incentive Awards

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards for each of our named executive officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Per share option exercise price ($)	Option expiration date	Number of securities that have not vested		Market value of securities that have not vested ($) (5)
David P. Southwell	232,456	(1)	166,041	(1)	4.342	8/28/2024	—		—
	68,750	(2)	81,250	(2)	5.03	6/23/2025	—		—
	—		215,000	(3)	7.56	3/21/2026	—		—
	—		—		—		350,000	(5)	2,135,000	(6)
Rudolf Baumgartner, M.D.	2,170	(4)	—		40.578	6/3/2017
	197	(4)	—		40.578	3/20/2018
	116,228	(1)	83,020	(1)	4.342	8/28/2024
	34,370	(2)	40,630	(2)	5.03	6/23/2025
	—		165,000	(3)	7.56	3/21/2026
	—		—		—		120,000	(5)	732,000	(6)
William K. McVicar, Ph.D. (7)	1,269	(4)	—		40.58	9/18/2017
	462	(4)	—		40.58	12/31/2018
	115	(4)	—		40.58	3/20/2018
	116,228	(1)	83,020	(1)	4.342	8/28/2024
	34,370	(2)	40,630	(2)	5.03	6/23/2025
	—		135,000	(3)	7.56	3/21/2026
Dale Ritter	25,651	(1)	18,331	(1)	4.342	8/28/2024
	11,450	(2)	13,550	(2)	5.03	6/23/2025
	—		40,000	(3)	7.56	3/21/2026

(1)	These stock options were granted pursuant to our 2014 Stock Option and Incentive Plan (the “2014 Plan”) on August 28, 2014, have a ten-year term and vested 25% on the one-year anniversary of the grant date and the remaining 75% will vest equally over the following 36 monthly anniversaries.
(2)	These stock options were granted pursuant to our 2014 Plan on June 24, 2015, have a ten-year term, and vested 25% on the one-year anniversary of our IPO and the remaining 75% will vest equally over the following 36 monthly anniversaries.

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(3)	These stock options were granted pursuant to our 2014 Plan on March 22, 2016, have a ten-year term, and will vest 25% on January 1, 2017 and the remaining 75% will vest equally over the following 36 monthly anniversaries.
(4)	These stock options were granted pursuant to our 2004 Stock Option and Incentive Plan (the “2004 Plan”) and are fully vested.
(5)	These restricted stock units were granted pursuant to our 2014 Plan on December 13, 2016 and were amended on January 23, 2017 to modify their vesting schedule. The restricted stock units were modified such that, instead of vesting subject to the achievement of certain performance criteria, the awards will vest in equal annual installments over four years from the date of grant, subject to the named executive officer’s continued service through such each date.
(6)	The value of the restricted stock units reflected in the table is based on a price per share of $6.10, which was the closing price of our common stock as of December 30, 2016.
(7)	Dr. McVicar ceased being an executive officer on October 4, 2016.

Employee Stock Purchase Plan

In November 2014, the Company’s Board of Directors adopted and the stockholders approved the 2014 Employee Stock Purchase Plan (the “ESPP”). The ESPP permits eligible employees to purchase shares of the Company’s common stock through payroll withholdings and pursuant to specific offerings of common stock. An eligible employee may contribute up to 10%, in full percentages, of gross wages, which are withheld from each payroll, to the ESPP. At the end of each offering, an ESPP participant employee will purchase shares at 85% of the lower of the fair value of the Company’s common stock on the first and last day of the offering with aggregate withholdings as of the end of the offering. The offerings commence on June 1 and December 1 and are six months in duration. A participant may reduce his or her withholdings as many times as he or she wishes and may increase his or her withholdings two times during an offering. The Company’s Board of Directors has authorized the issuance of a number of shares of common stock issuable under the ESPP to the number that represents 1% of the Company’s outstanding common stock outstanding immediately after the IPO, or 160,276 shares. The ESPP provides that the number of shares reserved and available for issuance under the ESPP shall be cumulatively increased each January 1, beginning on January 1, 2016, by the lesser of (i) 600,000 shares of common stock or (ii) the number of shares necessary to set the number of shares of Common Stock under the Plan at 1% percent of the outstanding number of shares as of January 1 of the applicable year. However, the Board of Directors reserves the right to determine that there will be no increase for any year or that any increase will be for a lesser number of shares. On January 1, 2017, the number of shares reserved and available for issuance under the ESPP was increased by 31,555 to 269,863 shares. During 2016, 5,790 shares and 20,135 shares of common stock were purchased by plan participants and issued by the Company pursuant to two offerings under the ESPP at a purchase price of $7.82 and $5.44 per share, respectively. Mr. Southwell purchased 2,765 shares at $5.44 per share. Dr. Baumgartner purchased 2,530 shares at $5.44 per share. Dr. McVicar purchased 1,092 shares at $7.82 per share. Mr. Ritter purchased 782 shares at $7.82 per share and 1,765 shares at $5.44 per share.

Inotek Pharmaceuticals Corporation 401(k) Profit-Sharing Plan (the “401(k) Plan”)

The Company maintains the 401(k) Plan through which its employees who are not covered by a collective bargaining agreement and are not non-resident aliens may contribute a portion of their earnings on a tax-deferred basis, up to certain limitations specified by federal law. The Company may, in its sole discretion, make a matching contribution on behalf of a contributing employee. The Company has elected to match 100% of the first 3% of compensation contributed by an employee. All employee contributions are immediately vested. Matching contributions made by the Company vest based on years of service according to the following vesting schedule: less than one year, 0%; one year but less than two years, 25%; two years but less than three years, 50%; three years or more, 100%.

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EQUITY COMPENSATION PLAN INFORMATION

The following sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2016. Our equity plans consist of our 2014 Plan, our 2004 Plan and our ESPP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1) (2)	3,145,458	$6.30	241,342
Equity compensation plans not approved by security holders	—	—	—

Total	3,145,458	$6.30	241,342

(1)	No additional awards will be made under the 2004 Stock Option and Incentive Plan.
(2)	Includes 470,000 Restricted Stock Units issued pursuant to the 2014 Plan. There is no exercise price associated with these restricted stock units and therefore the weighted average price of outstanding options, warrants and rights reflects only the weighted average exercise price of the 2,675,458 options outstanding at December 31, 2016 issued pursuant to the 2004 and 2014 Plans.

DIRECTOR COMPENSATION

Director Compensation Table

The following table presents the total compensation for each person who served as a member of our Board during 2016. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2016. David P. Southwell, who is also our President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table.

Our Board adopted a formal director compensation policy for all of our non-employee directors that became effective upon the closing of our initial public offering.

2016 Director Compensation Table

Director name	Fees earned $ (8)	Option awards $ (6)		All other compensation ($)		Total ($)
Timothy Barberich	11,617	154,251	(1)	—		165,868
Carsten Boess	48,523	204,930	(2)	—		253,453
J. Martin Carroll	44,548	442,488	(3)	7,500	(7)	494,536
Ittai Harel	26,442	—		—		26,442
Paul G. Howes	38,915	58,288	(4)	—		97,203
A.N. “Jerry” Karabelas, Ph.D.	31,250	—		—		31,250
Patrick Machado	15,822	113,098	(5)	7,500	(7)	136,420
Isai Peimer	14,500	—		—		14,500
Gary Phillips, M.D.	41,123	58,288	(4)	—		99,411
Richard N. Spivey, PharmD, PhD	42,849	58,288	(4)	—		101,137
Martin Vogelbaum	25,240	—		—		25,240

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(1)	For Mr. Barberich, represents the grant date fair value of an initial grant of an option to purchase 24,000 shares of our common stock with an exercise price of $9.49 per share upon his becoming a director on September 28, 2016.
(2)	For Mr. Boess, represents the grant date fair value of $146,642 of an initial grant of an option to purchase 24,000 shares of our common stock with an exercise price of $8.99 per share upon his becoming a director on January 11, 2016 and the grant date fair value of $58,288 of an option to purchase 12,000 shares of our common stock granted to each then-current non-employee director on June 23, 2016 with an exercise price of $7.61 per share.
(3)	For Mr. Carroll, represents the grant date fair value of $123,691 of an initial grant of an option to purchase 24,000 shares of our common stock with an exercise price of $7.63 per share upon his becoming a director on April 1, 2016, the grant date fair value of $260,509 of an option to purchase 51,000 shares of our common stock upon his becoming chairman of the board on June 23, 2016, and the grant date fair value of $58,288 of an option to purchase 12,000 shares of our common stock granted to each then-current non-employee director on June 23, 2016 with an exercise price of $7.61 per share.
(4)	For Mr. Howes, Dr. Phillips and Dr. Spivey, represents the grant date fair value of $58,288 of an option to purchase 12,000 shares of our common stock granted to each then-current non-employee director on June 23, 2016 with an exercise price of $7.61 per share.
(5)	For Mr. Machado, represents the grant date fair value of an initial grant of an option to purchase 24,000 shares of our common stock with an exercise price of $6.91 per share upon his becoming a director on August 17, 2016.
(6)	Reflects the grant date fair value of option awards, calculated in accordance with ASC Topic 718, disregarding the estimate on forfeitures. The assumptions we used for calculating grant date fair values are set forth in Note 8 of Notes to Consolidated Financial Statements in this Form 10-K.
(7)	Represents consulting fees paid to Mr. Carroll and Mr. Machado prior to their becoming directors.
(8)	Represents fees earned in 2016, a portion of which were paid in 2017.

As of December 31, 2016, total options shares held by board members are as follows: 24,000 shares for Mr. Barberich and Mr. Machado; 36,000 shares for Mr. Boess, Dr. Phillips and Dr. Spivey; 87,000 shares for Mr. Carroll; and 33,857 shares for Mr. Howes.

Post IPO Non-Employee Director Compensation

The Company adopted a non-employee director compensation policy that became effective upon the Company’s IPO in February 2015. The purpose of this policy is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. During 2016, for service on the board of directors, annual cash retainers were paid as follows: for board members, $35,000, for the non-executive chairperson, $65,000. In 2017, for service on the board of directors, annual cash retainers will be paid as follows: for board members, $50,000, for the non-executive chairperson, $92,850. In addition to cash retainers for service on the board of directors, additional cash retainers are paid for service on committees of the board of directors. For service on the Audit Committee, annual cash retainers will be paid as follows: for committee members, $7,500, for the chairperson, $15,000. For service on the Compensation Committee, annual cash retainers will be paid as follows: for committee members, $5,000, for the chairperson, $10,000. For service on the Nominating and Corporate Governance Committee, annual cash retainers will be paid as follows: for committee members, $3,000, for the chairperson, $7,500.

In addition, each new non-employee director upon his/her election to the Board will receive a one-time option grant to purchase shares of the Company’s common stock, par value $0.01 per share in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board. On the date of each Annual Meeting of Stockholders, an annual option will be granted to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders to purchase shares of common stock in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board.

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All of the foregoing option grants will have an exercise price equal to the fair market value of a share of common stock on the date of grant.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of February 15, 2017 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock;

•	our named executive officers;

•	each of our other directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. A person is deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 26,986,318 shares of common stock outstanding as of February 15, 2017 and excludes (i) 6,483,791 shares of common stock issuable upon conversion of the 2021 Convertible Notes, (ii) 2,675,458 shares of common stock issuable upon the exercise of stock options outstanding as of February 15, 2017, at a weighted-average exercise price of $6.30 per share; (iii) 56,408 shares of common stock issuable upon the exercise of warrants outstanding as of February 15, 2017, which have an exercise price of $6.204 per share and (iv) 1,401,000 unvested Restricted Stock Units outstanding as of February 15, 2017. Shares of common stock that may be acquired by an individual or group within 60 days of February 15, 2017, pursuant to the exercise of options, warrants or other rights, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Unless otherwise noted below, the address of each person listed on the table is c/o Inotek Pharmaceuticals Corporation, 91 Hartwell Avenue, Second Floor, Lexington, MA 02421.

Name and address of beneficial owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
OrbiMed Entities (1)	2,788,111	10.0%
Rho Ventures Entities (2)	2,627,790	9.7%
Prudential Financial, Inc. (3)	1,981,692	7.3%
MedImmune Ventures, Inc. (4)	1,917,906	7.1%
Citadel Entities (5)	1,917,020	6.6%
Care Capital Entities (6)	1,519,647	5.6%
Great Point Partners, LLC (7)	1,500,000	5.6%

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Name and address of beneficial owner	Number of Shares Beneficially Owned	Percent of Class
Named executive officers and directors
David P. Southwell (8)	465,439	1.7%
Rudolf Baumgartner, M.D. (9)	353,980	1.3%
William K. McVicar, Ph.D. (10)	323,337	1.2%
Dale Ritter (11)	59,046	*
Timothy Barberich	—	*
Carsten Boess (12)	16,500	*
J. Martin Carroll (13)	25,000	*
Paul G. Howes (14)	138,506	*
Patrick Machado	—	*
Gary Phillips, M.D. (15)	18,000	*
Richard N. Spivey, Pharm.D., Ph.D. (16)	19,500	*
All directors and executive officers as a group (11 persons) (17)	1,419,308	5.1%

*	represents beneficial ownership of less than one percent.
(1)	Based on Schedule 13G filed with the SEC on February 13, 2017, consists of (a) 879,530 shares of common stock beneficially owned by OrbiMed Advisors LLC (“OrbiMed Advisors”), (b) 399,202 shares of common stock issuable upon conversion of convertible notes beneficially owned by OrbiMed Advisors (c) 1,035,327 shares of common stock held by OrbiMed Capital LLC (“OrbiMed Capital”) and (d) 474,052 shares of common stock upon conversion of convertible notes held by OrbiMed Capital. Samuel D. Isaly is a control person of OrbiMedAdvisors and OrbiMed Capital. The principal address of the beneficial owners is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(2)	Based on Schedule 13G filed with the SEC on February 12, 2016, consists of (a) 892,415 shares beneficially owned by Rho Ventures IV (QP), L.P. (“Rho QP”), (b) 930,029 shares beneficially owned by Rho Ventures IV GmbH & Co. BETEILIGUNGS KG (“Rho GmbH”), (c) 636,496 shares beneficially owned by Rho Ventures IV Holdings LLC (“Rho Holdings”), and (d) 168,850 shares beneficially owned by Rho Ventures IV, L.P. (“Rho IV”). The voting and dispositive decisions with respect to the shares held by Rho IV, Rho Holdings, and Rho QP are made by the following managing members of their general partner or managing member, Rho Management Ventures IV, L.L.C.: Mark Leschly, Habib Kairouz and Joshua Ruch. The voting and dispositive decisions with respect to the shares held by Rho GmbH are made by the following managing directors of its general partner, Rho Capital Partners Verwaltungs GmbH: Mark Leschly, Habib Kairouz and Joshua Ruch. The address for the Rho Venture Entities is 152 West 57th Street, 23rd Floor, New York, New York 10019.
(3)	Based on Schedules 13G/A filed with the SEC on January 24, 2017 and February 3, 2017, consists of (i) 1,980,842 shares of common stock held directly by Jennison Associates LLC (“Jennison”) and (ii) 850 shares of common stock held directly by Quantitative Management Associates LLC (“Quantitative”). Jennison and Quantitative are each a wholly-owned subsidiary of Prudential Financial, Inc., and over which Prudential Financial, Inc. has sole voting and dispositive power. The principal business address of the beneficial owner is 751 Broad Street, Newark, NJ 07102-3777.
(4)	Based on Schedule 13G filed with the SEC on February 16, 2016, consists of 1,917,906 shares beneficially owned by MedImmune Ventures, Inc. The voting and investment power of the shares held by MedImmune Ventures, Inc. is determined by Ron Laufer, Senior Managing Director of MedImmune Ventures, Inc. Isai Peimer, a former member of our Board of Directors, was a Managing Director at MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is 1 MedImmune Way, Gaithersburg, Maryland 20878.
(5)

Based on Schedule 13G/A filed with the SEC on February 14, 2017, consists of 1,917,020 shares of common stock issuable upon conversion of convertible notes beneficially owned by Citadel Equity Fund Ltd. (“CEF”), Citadel Clearing LLC (“CCLC”) and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CEF. Citadel Advisors Holdings II LP

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(“CAH2”) is the managing member of Citadel Advisors. CLP Holdings Six LLC (“CLP6”) is the portfolio manager of CCLC. CALC III LP if the non-member manager of Citadel Securities and CLP6. Citadel GP LLC (“CGP”) is the general partner of CALC3 and CAH2. Kenneth Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address of the principal business office of Citadel is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(6)	Based on Schedule 13D/A filed with the SEC on February 10, 2017, consists of (a) 1,494,688 shares beneficially owned by Care Capital Investments III, L.P (“Investments III”) and (b) 24,959 shares beneficially owned by Care Capital Offshore Investments III, LP. (“Offshore III”). The voting and disposition of the shares held by Investments III and Offshore III is determined by the following managing members of their general partner, Care Capital III, LLC: A.N. “Jerry” Karabelas, Ph.D., a former member of our Board of Directors, Jan Leschly, Richard Markham and David R. Ramsay. The address of the Care Capital Entities is 47 Hull Street, Suite 310, Princeton, New Jersey 08540.
(7)	Based on Schedule 13G/A filed with the SEC on February 14, 2017, consists of (a) 421,498 shares of common stock beneficially owned by Biomedical Value Fund, L.P. (“BVF”) (the “BVF Shares”), (b) 607,500 shares of common stock beneficially owned by Biomedical Offshore Value Fund, Ltd. (“BOVF”) (the “BOVF Shares”) and (c) 471,002 shares of common stock beneficially owned by GEF-SMA, LP (“GEF-SMA”) (the “GEF-SMA Shares”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, BOVF and GEF-SMA, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares, BOVF Shares and GEF-SMA Shares. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and investment power with respect to the BVF Shares, BOVF Shares and GEF-SMA Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares, BOVF Shares and GEF-SMA Shares. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares, the BOVF Shares and the GEF-SMA Shares described above, except to the extent of their respective pecuniary interests. The address of Great Point is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.
(8)	Consists of (i) 62,765 shares of common stock and (ii) 402,674 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(9)	Consists of (i) 132,315 shares of common stock and (ii) 221,665 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(10)	Consists of (i) 111,568 shares of common stock and (ii) 211,769 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017. Dr. McVicar ceased being an executive officer on October 4, 2016.
(11)	Consists of (i) 5,138 shares of common stock and (ii) 53,908 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(12)	Consists of 16,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(13)	Consists of (i) 10,000 shares of common stock and (ii) 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(14)	Consists of (i) 101,489 shares of common stock and (ii) 37,017 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(15)	Consists of 18,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(16)	Consists of 19,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.
(17)	Consists of (i) 423,275 shares of common stock and (ii) 996,033 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 15, 2017.

Equity Compensation Plan Information

For information concerning securities authorized for issuance under our equity compensation plans, see “Item 11 – Equity Compensation Plan Information” of this Form 10-K.

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Item 13.	Certain Relationships and Related Party Transactions, and Director Independence

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2014, which includes our last three full fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus and other documents incorporated by reference herein.

Sales and Purchases of Securities

In December 2014, we sold subordinated convertible promissory notes, or the “2014 bridge notes”, in the aggregate original principal amount of $2.0 million to existing stockholders. As consideration for our issuance of the 2014 bridge notes, each investor paid us an amount equal to the original principal amount of the note issued to the investor. The 2014 bridge notes mature on June 30, 2015, accrue interest at the rate of 8% per annum and are subordinate to all other senior indebtedness of the Company. As of the date of this prospectus, the aggregate outstanding principal and accrued interest under the 2014 bridge notes is approximately $2.0 million. Upon the closing of our initial public offering, all outstanding principal and accrued interest of the 2014 bridge notes, automatically converted into common stock at the initial public offering price. The following table summarizes the participation in the 2014 bridge notes financing by any of our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons.

Name	Principal Amount of Subordinated Convertible Promissory Note
Devon Park Bioventures, L.P. (1)	$626,942.90
Rho Ventures IV, L.P. (2)	$27,797.11
Rho Ventures IV (QP), L.P. (2)	$146,910.56
Rho Ventures IV GmbH & Co. Beteiligungs KG (2)	$153,102.29
Rho Ventures IV Holdings LLC (2)	$104,780.66
Care Capital Investments III, LP (3)	$369,989.00
Care Capital Offshore Investments III, LP (3)	$6,178.93
MedImmune Ventures, Inc. (4)	$338,551.12
Pitango Venture Capital Fund IV, L.P. (5)	$220,975.53
Pitango Venture Capital Principals Fund IV, L.P. (5)	$4,771.90

(1)	Devang V. Kantesaria, a former member of our Board of Directors, is a managing member of Devon Park Associates, LLC, of which Devon Park Bioventures, L.P., a former 5% shareholder, is an affiliated fund.
(2)	Martin Vogelbaum, a former member of our Board of Directors was a Partner at Rho, of which the Rho Venture Entities are affiliated funds.
(3)	A.N. “Jerry” Karabelas, a former member of our Board of Directors, is a managing member at Care Capital II, LLC and Care Capital III, LLC, of which the Care Capital Entities are affiliated funds.
(4)	Isai Peimer, a former member of our Board of Directors, was a Managing Director at MedImmune Ventures, Inc.
(5)	Ittai Harel, a former member of our Board of Directors, is a general partner with Pitango Venture Capital, of which the Pitango Venture Capital Fund Entities, former 5% shareholders, are affiliated funds.

B-1-124

Agreements With Our Stockholders

In connection with our preferred stock financings, we entered into a third amended and restated investor rights agreement, or Investor Rights Agreement, and a third amended and restated stockholders agreement, as amended, or Stockholders Agreement, in each case, with the purchasers of our preferred stock and, in the case of the stockholders agreement, certain holders of our common stock.

The rights under each of the Investor Rights Agreement and the Stockholders Agreement terminated upon the closing of our initial public offering, other than certain registration rights for certain holders of our preferred stock.

Employment Agreements

We have employment agreements with our executive officers, which provide for certain salary, bonus, stock option and severance compensation.

Indemnification Agreements

Our Seventh Amended and Restated Certificate of Incorporation and our bylaws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, we have previously entered into and intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our Board of Directors.

Director Independence

Information about director independence is incorporated herein by reference to Item 11 of Part III of this Annual Report on Form 10-K.

Item 14.	Principal Accountant Fees and Services

Our audit committee pre-approves all audit and permissible non-audit services provided by RSM US LLP (formerly McGladrey LLP). These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the services described below were approved by our audit committee.

In 2014, we retained RSM US LLP (formerly McGladrey LLP) to provide audit services for the fiscal years ended December 31, 2014, 2013, and 2012, and for services in connection with our IPO which took place in February 2015. In the table below, audit fees reflect fees for audit services for the years ended December 31, 2016 and 2015. Audit-Related Fees for 2015 reflect fees from our IPO-related and Follow-On offering services performed in 2015. Audit-Related Fees for 2016 primarily reflect fees from services performed on our registration statement on Form S-3.

	2016	2015
Audit Fees	$162,950	$162,900
Audit-Related Fees	67,300	148,000
Tax Fees	36,000	—
All Other Fees	—	—

Total	$266,250	$310,900

B-1-125

PART IV

Item 15.	Exhibits, Financial Statements and Schedules

(a)	The following documents are filed as part of this report:

(1)	Financial Statements:

Report of Independent Registered Public Accounting Firm	B-1-130
Consolidated Balance Sheets	B-1-131
Consolidated Statements of Operations	B-1-132
Consolidated Statements of Comprehensive Loss	B-1-133
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	B-1-134
Consolidated Statements of Cash Flows	B-1-135
Notes to Consolidated Financial Statements	B-1-136

(2)	Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable, not required or the information required is shown in the financial statements or the notes thereto.

(3)	Exhibits:

The exhibits filed as part of this Annual Report on Form 10-K are set forth on the Exhibit Index immediately following our consolidated financial statements. The Exhibit Index is incorporated herein by reference.

Item 16.	Form 10-K Summary

None.

B-1-126

SIGNATURES

Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on March 16, 2017.

Inotek Pharmaceuticals Corporation
By:	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose individual signature appears below hereby constitutes and appoints David P. Southwell and Dale Ritter, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date
/s/ David P. Southwell	President, Chief Executive Officer and Director	March 16, 2017
David P. Southwell	(Principal Executive Officer)

/s/ Dale Ritter	Vice President–Finance	March 16, 2017
Dale Ritter	(Principal Financial and Accounting Officer)

/s/ J. Martin Carroll	Director	March 16, 2017
J. Martin Carroll

/s/ Timothy Barberich	Director	March 16, 2017
Timothy Barberich

/s/ Carsten Boess	Director	March 16, 2017
Carsten Boess

/s/ Paul G. Howes	Director	March 16, 2017
Paul G. Howes

/s/ Patrick Machado	Director	March 16, 2017
Patrick Machado

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Name	Title	Date
/s/ Gary Phillips, M.D.	Director	March 16, 2017
Gary Phillips, M.D.

/s/ Richard N. Spivey, PharmD, PhD	Director	March 16, 2017
Richard N. Spivey, PharmD, PhD

B-1-128

Inotek Pharmaceuticals Corporation

Index to Financial Statements

Contents

Report of Independent Registered Public Accounting Firm	B-1-130
Consolidated Balance Sheets	B-1-131
Consolidated Statements of Operations	B-1-132
Consolidated Statements of Comprehensive Loss	B-1-133
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	B-1-134
Consolidated Statements of Cash Flows	B-1-135
Notes to Consolidated Financial Statements	B-1-136

B-1-129

Inotek Pharmaceuticals Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$29,798	$80,042
Short-term investments	96,675	31,238
Prepaid expenses and other current assets	1,876	1,086

Total current assets	128,349	112,366
Property and equipment, net	1,130	812
Other assets	168	143

Total assets	$129,647	$113,321

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,592	$1,633
Accrued expenses and other current liabilities	4,416	2,508
Accrued interest	1,204	—

Total current liabilities	7,212	4,141
2021 Convertible Notes, net of issuance costs	48,960	—
Other long-term liabilities	307	367

Total liabilities	56,479	4,508

Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred Stock, $0.001 par value: 5,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.01 par value: 120,000,000 shares authorized at December 31, 2016 and December 31, 2015; 26,986,318 shares and 26,423,394 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	270	264
Additional paid-in capital	311,829	304,583
Accumulated deficit	(238,877)	(196,023)
Accumulated other comprehensive loss	(54)	(11)

Total stockholders’ equity	73,168	108,813

Total liabilities and stockholders’ equity	$129,647	$113,321

The accompanying notes are an integral part of these consolidated financial statements.

B-1-130

Inotek Pharmaceuticals Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Years Ended December 31,
	2016	2015
Operating expenses:
Research and development	$(31,985)	$(12,554)
General and administrative	(9,894)	(7,842)

Loss from operations	(41,879)	(20,396)
Interest expense	(1,418)	(1,230)
Interest income	443	89
Loss on extinguishment of debt	—	(4,399)
Change in fair value of warrant liabilities	—	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	480
Change in fair value of 2020 Convertible Notes derivative liability	—	(42,793)

Net loss	$(42,854)	$(67,982)

Net loss per share attributable to common stockholders—basic and diluted	$(1.60)	$(3.72)

Weighted-average number of shares outstanding—basic and diluted	26,735,175	18,311,333

The accompanying notes are an integral part of these consolidated financial statements.

B-1-131

Inotek Pharmaceuticals Corporation

Consolidated Statements of Comprehensive Loss

(in thousands)

	For the Years Ended December 31,
	2016	2015
Net loss	$(42,854)	$(67,982)
Other comprehensive loss:
Net unrealized loss on marketable securities	(43)	(11)

Total comprehensive loss	$(42,897)	$(67,993)

The accompanying notes are an integral part of these consolidated financial statements.

B-1-132

Inotek Pharmaceuticals Corporation

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands, except share amounts)

	Series AA Redeemable Convertible Stock		Series X Redeemable Convertible Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount	Shares	Par value
Balances at December 31, 2014	24,057,013	$46,253	1,892,320	$548	1,020,088	$10	$76,472	$(128,041)	$—	$(51,559)
Stock-based compensation	—	—	—	—	—	—	2,380	—	—	2,380
Accretion of Series AA preferred stock to redemption value	—	131	—	—	—	—	(131)	—	—	(131)
Issuance of common stock upon initial public offering, net of $5,303 in offering costs	—	—	—	—	6,966,333	70	36,425	—	—	36,495
Conversion of Series AA preferred stock into common stock upon initial public offering	(24,057,013)	(46,384)	—	—	7,536,331	75	46,309	—	—	46,384
Conversion of Series X preferred stock into common stock upon initial public offering	—	—	(1,892,320)	(548)	466,319	5	543	—	—	548
Conversion of Convertible Bridge Notes into common stock upon initial public offering	—	—	—	—	337,932	3	2,024	—	—	2,027
Reclassification of fair value of warrant liability to equity upon initial public offering	—	—	—	—	—	—	215	—	—	215
Common stock issued pursuant to stock option plans	—	—	—	—	9,857	—	43	—	—	43
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	13,143	—	63	—	—	63
Conversion of 2020 Convertible Notes into common stock	—	—	—	—	3,863,391	39	66,337	—	—	66,376
Issuance of common stock upon secondary public offering	—	—	—	—	6,210,000	62	73,903	—	—	73,965
Unrealized comprehensive loss on marketable securities	—	—	—	—	—	—	—	—	(11)	(11)
Net loss	—	—	—	—	—	—	—	(67,982)	—	(67,982)

Balances at December 31, 2015	—	—	—	—	26,423,394	264	304,583	(196,023)	(11)	108,813
Stock-based compensation	—	—	—	—	—	—	2,909	—	—	2,909
Stock options exercised	—	—	—	—	54,310	1	190	—	—	191
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	25,925	—	155	—	—	155
Issuance of common stock, net of $403 in offering costs	—	—	—	—	482,689	5	3,992	—	—	3,997
Unrealized comprehensive loss on marketable securities	—	—	—	—	—	—	—	—	(43)	(43)
Net loss	—	—	—	—	—	—	—	(42,854)	—	(42,854)

Balances at December 31, 2016	—	$—	—	$—	26,986,318	$270	$311,829	$(238,877)	$(54)	$73,168

The accompanying notes are an integral part of these consolidated financial statements.

B-1-133

Inotek Pharmaceuticals Corporation

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(42,854)	$(67,982)
Adjustments to reconcile net loss to cash used in operating activities:
Noncash interest expense	222	1,132
Noncash rent expense	(60)	(20)
Loss on extinguishment of debt	—	4,239
Amortization of premium on marketable securities	225	75
Depreciation	169	45
Change in fair value of warrant liabilities	—	(267)
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	(480)
Change in fair value of 2020 Convertible Notes derivative liability	—	42,793
Stock-based compensation	2,909	2,380
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(948)	(1,256)
Accounts payable	(41)	487
Accrued expenses and other current liabilities	3,112	1,438

Net cash used in operating activities	(37,266)	(17,416)

Cash flows from investing activities:
Purchases of short-term investments	(122,277)	(33,693)
Proceeds from the maturities of short-term investments	56,705	2,430
Purchase of property and equipment	(487)	(412)

Net cash used in investing activities	(66,059)	(31,675)

Cash flows from financing activities:
Proceeds from issuance of 2021 Convertible Notes	52,000	—
Payments of 2021 Convertible Notes issuance costs	(3,262)	—
Net proceeds from issuance of common stock in initial public offering	—	38,085
Proceeds from issuance of 2020 Convertible Notes in initial public offering	—	21,000
Payments of 2020 Convertible Notes issuance costs	—	(1,841)
Net proceeds from issuance of common stock	3,997	73,965
Proceeds from the issuance of common stock pursuant to stock option plan	191	43
Proceeds from the issuance of common stock pursuant to employee stock purchase plan	155	63
Principal payments on notes payable	—	(5,800)

Net cash provided by financing activities:	53,081	125,515

Net change in cash and cash equivalents	(50,244)	76,424
Cash and cash equivalents, beginning of period	80,042	3,618

Cash and cash equivalents, end of period	$29,798	$80,042

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$89

Supplemental disclosure of noncash investing and financing activities:
Acquisition of leasehold improvements	$—	$445

Conversion of Series AA preferred stock into common stock upon initial public offering	$—	$46,384

Conversion of Series X preferred stock into common stock upon initial public offering	$—	$548

Conversion of Convertible Bridge Notes into common stock upon initial public offering	$—	$2,027

Conversion of 2020 Convertible Notes into common stock	$—	$66,376

Accretion of Series AA preferred stock to redemption value	$—	$131

Reclassification of fair value of warrant liability to equity upon initial public offering	$—	$215

Reclassification of deferred public offering costs to stockholders’ equity	$—	$1,590

Reclassification of deferred public offering costs to other assets	$—	$256

Net unrealized loss on marketable securities	$43	$11

The accompanying notes are an integral part of these consolidated financial statements.

B-1-134

Inotek Pharmaceuticals Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

1. Organization and Operations

Inotek Pharmaceuticals Corporation (the “Company”) is a clinical-stage biopharmaceutical company developing molecules with novel mechanisms of action to address significant diseases of the eye. The Company’s business strategy is to develop and progress its product candidates through human clinical trials. The Company’s headquarters are located in Lexington, Massachusetts.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates. The Company has not completed the development of any product candidates. The Company has no current source of revenue to sustain present activities and does not expect to generate revenue until and unless the Company receives regulatory approval of and successfully commercializes its product candidates. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of products candidates, to comply with government regulations, to successfully commercialize its potential products, to the protection of proprietary technology and to the dependence on key individuals.

In August 2016, the Company closed an underwritten public offering of $52,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2021, including $2,000 from an exercise of the underwriters’ overallotment option, (the “2021 Convertible Notes”), and received net proceeds of $48,738 after deducting underwriting discounts and offering-related costs (see Note 5).

In April 2016, the Company filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale of up to $200,000 in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and units; and (ii) a sales agreement prospectus covering the offering, issuance and sale of up to a maximum aggregate offering price of $50,000 of the Company’s common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC (the “ATM”). The $50,000 of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. During the year ended December 31, 2016, the Company sold 482,689 shares of common stock and received net proceeds of $3,997, pursuant to the ATM. At December 31, 2016, $45,599 was available for sale of common stock under the ATM.

In the first quarter of 2015, the Company completed its initial public offering (the “IPO”) of (i) 6,966,333 shares of common stock, including 299,333 shares from an exercise of the underwriters’ overallotment option at a price of $6.00 per share and (ii) $21,000 aggregate principal amount of 5.0% Convertible Senior Notes due 2020 (the “2020 Convertible Notes”), including $1,000 from an exercise of the underwriters’ overallotment option. Existing stockholders and their affiliated entities purchased approximately 3,005,000 shares of common stock issued in the IPO at the same terms. The Company received net proceeds of $36,495, after deducting underwriting discounts and offering-related costs, from its equity issuances and $18,903 in net proceeds, after deducting underwriting discounts and offering-related costs, from its debt issuances.

In July and August 2015, holders of $21,000 principal amount of the 2020 Convertible Notes elected to convert the principal into 3,333,319 shares of common stock. In addition, the Interest Make-Whole Payment (see Note 5) was settled with shares of common stock, at the election of the Company, resulting in the issuance of 530,072 additional shares of common stock.

In August 2015, the Company completed an underwritten public offering of its common stock (the “Follow-on Offering”). The Company issued 6,210,000 shares of its common stock at a price of $12.75 per

B-1-135

share, including 810,000 shares from the underwriters’ full exercise of their overallotment option, and received net proceeds of $73,965, after deducting underwriting discounts and offering-related costs.

Prior to this the Company has funded its operations primarily through the sale of preferred stock and issuance of convertible promissory notes and notes payable. As of December 31, 2016, the Company had an accumulated deficit of $238,877 and $126,473 of cash, cash equivalents and short-term investments.

The Company will need to expend substantial resources for research and development, including costs associated with the clinical testing of its product candidates and will need to obtain additional financing to fund its operations and to conduct trials for its product candidates. If such products were to receive regulatory approval, the Company would need to prepare for the potential commercialization of its product candidates and fund the commercial launch and continued marketing of its products.

The Company will require additional funding in the future and may not be able to raise such additional funds. The Company expects losses will continue as it conducts research and development activities. The Company will seek to finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, or any combination thereof. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt, limitations on the Company’s ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact the ability of the Company to conduct its business. If adequate funds are not available, the Company would delay, reduce or eliminate research and development programs and reduce administrative expenses. The Company may seek to access the public or private capital markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. In addition, if the Company raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to it. If the Company is unable to raise sufficient funding, it may be unable to continue to operate. There is no assurance that the Company will be successful in obtaining sufficient financing on acceptable terms and conditions to fund continuing operations, if at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition.

2. Significant Accounting Policies

Basis of Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries, Inotek Securities Corporation and Inotek Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the valuation of stock options used for the calculation of stock-based compensation, fair value of warrant liabilities and other derivative instruments, and determination of accruals related to research and clinical development.

B-1-136

Comprehensive loss—Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources, and currently consists of net loss and changes in unrealized gains and losses on short-term investments. Accumulated other comprehensive loss consists entirely of unrealized gains and losses from short-term investments as of December 31, 2016 and 2015.

Cash and Cash Equivalents—Cash and cash equivalents consist of bank deposits, certificates of deposit and money market accounts. Cash equivalents are carried at cost which approximates fair value due to their short-term nature and which the Company believes do not have a material exposure to credit risk. The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

The Company maintains its cash and cash equivalent balances in the form of money market, savings or operating accounts with financial institutions that management believes are creditworthy. The Company’s cash and cash equivalent accounts, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Short-term investments—Short-term investments consist of investments in certificates of deposit, agency bonds and United States Treasury securities. Management determines the appropriate classification of these securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company classifies its short-term investments as available-for-sale pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 320, Investments—Debt and Equity Securities. Short-term investments are recorded at fair value, with unrealized gains and losses included as a component of accumulated other comprehensive loss in stockholders’ equity and a component of total comprehensive loss, until realized. Realized gains and losses are included in investment income on a specific-identification basis. There were no realized gains or losses on short-term investments for the years ended December 31, 2016 and 2015. There was $43 and $11 of net unrealized losses on short-term investments for years ended December 31, 2016 and 2015, respectively.

The Company reviews short-term investments for other-than-temporary impairment whenever the fair value of a short-term investment is less than the amortized cost and evidence indicates that a short-term investment’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the statements of operations if the Company has experienced a credit loss, has the intent to sell the short-term investment, or if it is more likely than not that the Company will be required to sell the short-term investment before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Short-term investments at December 31, 2016 consist of the following:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
Current:
Certificates of deposit	$22,046	$—	$—	$22,046
Agency bonds	5,917	—	(4)	5,913
United States Treasury securities	68,766	1	(51)	68,716

	$96,729	$1	$(55)	$96,675

B-1-137

Short-term investments at December 31, 2015 consist of the following:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
Current:
Certificates of deposit	$16,160	$—	$—	$16,160
Agency bonds	10,036	—	(5)	10,031
United States Treasury securities	5,053	—	(6)	5,047

	$31,249	$—	$(11)	$31,238

At December 31, 2016 and 2015, all short-term investments held by the Company had contractual maturities of less than one year. The Company evaluated its securities for other-than-temporary impairment and determined that no such impairment existed at December 31, 2016 and 2015.

Property and Equipment—Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Classification	Estimated Useful Life
Computer hardware and software	3 - 5 years
Laboratory equipment	5 years
Office equipment	5 years
Leasehold improvements	Shorter of useful life or remaining life of lease

Debt Issuance Costs—Debt issuance costs at December 31, 2016 consists of underwriting discounts and offering-related costs incurred by the Company in connection with the closing of the 2021 Convertible Notes and are included as a direct deduction from the carrying amount of the 2021 Convertible Notes on the Company’s consolidated balance sheet. The Company amortizes debt issuance costs to interest expense over the life of the 2021 Convertible Notes using the effective interest method. (See Note 5). Amortization of debt issuance costs was $222 for the year ended December 31, 2016.

Debt issuance costs incurred in connection with the Company’s notes payable, Convertible Bridge Notes and 2020 Convertible Notes were capitalized at the inception of the notes and amortized over the term of the respective notes using the effective interest rate method. At December 31, 2015 and 2016, the Company no longer carried the notes payable, Convertible Bridge Notes or 2020 Convertible Notes on its consolidated balance sheet (see Note 5). Amortization of deferred issuance costs was $0 and $107 for the years ended December 31, 2016 and 2015, respectively, and recorded as a component of interest expense in the accompanying consolidated statements of operations.

Deferred Public Offering Costs—Deferred public offering costs, which consist primarily of direct, incremental legal, accounting, Securities and Exchange Commission and NASDAQ Global Market fees relating to the IPO and issuance of the 2020 Convertible Notes, were capitalized as a component of other assets on the balance sheet as of December 31, 2014. At December 31, 2014, the Company had $1,846 of deferred public offering costs. In the year ended December 31, 2015, the Company incurred an additional $1,620 of public offering costs and allocated (i) $2,377 of the aggregate public offering costs to the IPO and $627 to the 2020 Convertible Notes offering, which were recorded as deferred financing costs and were amortized to interest expense from the issuance of the 2020 Convertible Notes, through the conversion of the 2020 Convertible Notes in July and August 2015; and (ii) $462 to the Follow-on Offering.

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Research and Development Costs—Research and development costs are charged to expense as incurred and include, but are not limited to:

•	employee-related expenses including salaries, benefits, travel and stock-based compensation expense for research and development personnel;

•	expenses incurred under agreements with contract research organizations that conduct clinical and preclinical studies, contract manufacturing organizations and consultants;

•	costs associated with preclinical and development activities; and

•	costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, and information provided to the Company by its vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and are reflected in the financial statements as accrued expenses, or prepaid expenses and other current assets, if the related services have not been provided.

Stock-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the award. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on historical data, peer company data and judgment regarding future trends and factors. The fair value of restricted stock awards is based on the intrinsic value of such awards on the date of grant. Compensation cost for stock purchase rights under the employee stock purchase plan is measured and recognized on the date the Company becomes obligated to issue shares of our common stock and is based on the difference between the fair value of the Company’s common stock and the purchase price on such date.

The Company accounts for stock options issued to non-employees in accordance with the provisions of ASC 505-50, Equity-Based Payments to Non-employees, which requires valuing the stock options on their grant date and remeasuring such stock options at their current fair value as they vest.

Fair Value Measurements—The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised

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by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value of the Company’s financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their respective carrying values due to the short-term nature of these instruments. The Company’s assets and liabilities measured at fair value on a recurring basis include its short-term investments, warrant liabilities, convertible notes redemption rights derivative and 2020 Convertible Notes derivative liability (see Note 10). There were no material liability-classified warrants, derivatives or derivative liabilities outstanding in 2016.

Derivative Financial Instruments—All derivatives are recorded as assets or liabilities at fair value, and the changes in fair value are immediately included in earnings. The Company’s derivative financial instruments include bifurcated embedded derivatives that were identified within the 2020 Convertible Notes and the Convertible Bridge Notes (see Notes 5, 7 and 10). There were no material derivative financial instruments outstanding in 2016.

Income taxes—The Company uses the asset and liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded if it is more likely than not that a deferred tax asset will not be realized. The Company has provided a full valuation allowance on its deferred tax assets.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2016 and 2015, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations.

Net loss per share—The Company calculates net loss per share in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share (“EPS”) is calculated by dividing the net income or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration of unissued common stock equivalents. The net loss applicable to common stockholders is determined by the reported net loss for the period and deducting dividends accrued and accretion of preferred stock. Diluted EPS is calculated by adjusting the weighted average common shares outstanding for the dilutive effect of common stock options, warrants, and convertible preferred stock and accrued but unpaid convertible preferred stock dividends. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, as their effect would be anti-dilutive.

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The following table sets forth the computation of basic and diluted EPS attributable to the Company’s common stockholders:

	For the Years Ended December 31,
	2016	2015
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(42,854)	$(67,982)
Accretion and dividends on convertible preferred stock	—	(131)

Net loss applicable to common stockholders	$(42,854)	$(68,113)
Denominator:
Weighted average common shares outstanding—basic and diluted	26,735,175	18,311,333

Net loss per share applicable to common stockholders—basic and diluted	$(1.60)	$(3.72)

The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated as including them would have an anti-dilutive effect:

	For the Years Ended December 31,
	2016	2015
Shares issuable upon conversion of the 2021 Convertible Notes	6,483,791	—
Warrants for common stock	56,408	56,408
Stock options	2,675,458	1,631,677
Restricted Stock Units	470,000	—

Total	9,685,657	1,688,085

Subsequent Events—The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company has completed an evaluation of all subsequent events through the date the financial statements were issued (See Note 12).

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements-Going Concern, which provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for the Company for the annual period ending after December 15, 2016, and for annual and interim periods thereafter, with early adoption permitted. The Company adopted this standard for the year ended December 31, 2016. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current leasing guidance and upon adoption, will require lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. The new standard is effective for the Company for the annual period beginning after December 15, 2018, and can be early adopted by applying a modified retrospective approach for leases existing at, and entered into after, the beginning of the earliest comparable period presented in the financial statements. The Company is currently evaluating the impact of this accounting standard update on the Company’s consolidated financial statements.

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In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation—Stock Compensation, and includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The new standard is effective for the Company for the annual period beginning after December 15, 2016, and for annual and interim periods thereafter, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

3. Property and Equipment

At December 31, 2016 and 2015, the Company’s property and equipment consisted of the following:

	December 31,
	2016	2015
	(in thousands)
Office equipment	$407	$334
Computer hardware and software	263	252
Laboratory equipment	446	43
Leasehold improvements	445	445

Total	$1,561	$1,074
Less: accumulated depreciation	(431)	(262)

Property and equipment, net	$1,130	$812

During the years ended December 31, 2016 and 2015, the Company recognized $169 and $45 of depreciation expense, respectively.

4. Accrued Expenses and Other Current Liabilities

At December 31, 2016 and 2015, the Company’s accrued expenses and other current liabilities consisted of the following:

	December 31,
	2016	2015
	(in thousands)
Compensation and benefits	$2,171	$999
Research and development	1,148	375
Government payable	478	450
Professional fees	311	347
Other	308	337

Total	$4,416	$2,508

5. Debt

2021 Convertible Notes

On August 5, 2016, the Company issued an aggregate of $50,000 of the 2021 Convertible Notes. On August 30, 2016, the Company issued an additional $2,000 of 2021 Convertible Notes pursuant to the exercise of the underwriters’ overallotment option. The 2021 Convertible Notes have a maturity date of August 1, 2021 (“Maturity Date”), are unsecured and accrue interest at a rate of 5.75% per annum, payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2017. In connection with the issuance of the 2021 Convertible Notes, the Company incurred $3,262 of debt issuance costs which were recorded as a discount on the 2021 Convertible Notes.

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Each holder of a 2021 Convertible Note (the “Holder”) has the option until the close of business on the second business day immediately preceding the Maturity Date to convert all, or any portion, of the 2021 Convertible Notes held by it at an initial conversion rate of 124.7505 shares of the Company’s common stock per $1 principal amount of 2021 Convertible Notes (the “Conversion Rate”). The Conversion Rate is subject to adjustment from time to time upon the occurrence of certain events, including the issuance of stock dividends and payment of cash dividends. In addition, in certain circumstances, the Conversion Rate will be increased in respect of a Holder’s conversion of 2021 Convertible Notes in connection with the occurrence of one or more corporate events specified in the indenture (as supplemented, the “Indenture”) governing the 2021 Convertible Notes (each such specified corporate event, a “Make-Whole Fundamental Change”) that occurs prior to the Maturity Date (a “Make-Whole Fundamental Change Conversion”) or in respect of a Holder’s voluntary conversion of 2021 Convertible Notes other than in connection with a Make-Whole Fundamental Change (a “Voluntary Conversion”). In connection with a Make-Whole Fundamental Change Conversion or a Voluntary Conversion, the Company will increase the Conversion Rate for the 2021 Convertible Notes surrendered for conversion by a number of additional shares of the Company’s common stock set forth in the Additional Shares Make-Whole Table in the Indenture, based on the applicable Stock Price (as defined in the Indenture) and Effective Date (as defined in the Indenture) for such conversion. The additional shares potentially issuable in connection with a Make-Whole Fundamental Change Conversion or a Voluntary Conversion range from 0 to 24.95 per $1 principal amount of 2021 Convertible Notes, subject to adjustment. If the Stock Price applicable to any conversion is greater than $40.00 per share, the Conversion Rate will not be increased. If the Stock Price applicable to any conversion is less than $6.68 per share, the Conversion Rate in connection with a Make-Whole Fundamental Change Conversion will not be increased but it will be increased by 24.95 shares in connection with a Voluntary Conversion. Upon conversion, Holders of the 2021 Convertible Notes will receive shares of the Company’s common stock and cash in lieu of fractional shares.

Upon the occurrence of a Fundamental Change, the occurrence of certain change of control transactions or delisting events (as defined in the Indenture), each Holder may require the Company to repurchase for cash all or any portion of the 2021 Convertible Notes held by such Holder at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon.

The Company, at its option, may redeem for cash all or any portion of the 2021 Convertible Notes if the last reported sale price of a share of the Company’s common stock is equal to or greater than 200% of the conversion price for the 2021 Convertible Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the 2021 Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If an Event of Default (as defined in the Indenture), other than certain events of bankruptcy, insolvency or reorganization involving the Company, occurs and is continuing, the trustee under the Indenture (the “Trustee”) or the Holders of at least 25% in principal amount of the outstanding 2021 Convertible Notes may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the 2021 Convertible Notes to be due and payable immediately. Upon the occurrence of an Event of Default relating to bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the 2021 Convertible Notes would become due and payable automatically.

Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture, will (i) for the first 90 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the 2021 Convertible Notes at a rate equal to 0.25% per annum of the principal amount of the 2021 Convertible Notes outstanding for each day during such 90-day period on which such an Event of Default is continuing and (ii) for the period from, and including, the 91st day after the occurrence of such an Event of Default to, and including, the 180th day after the occurrence of such an

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Event of Default, consist exclusively of the right to receive additional interest on the 2021 Convertible Notes at a rate equal to 0.50% per annum of the principal amount of the 2021 Convertible Notes outstanding for each day during such additional 90-day period on which such an Event of Default is continuing (such additional interest, “Additional Interest”). After 180 days, if such Event of Default is not cured or waived, the 2021 Convertible Notes would be subject to acceleration in accordance with the Indenture.

The 2021 Convertible Notes are considered a hybrid financial instrument consisting of a fixed interest rate “host” and various embedded features that required evaluation as potential embedded derivatives under FASB ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion, put and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the Additional Interest was an embedded derivative that contains non-credit related events of default. As a result, the Additional Interest feature required bifurcation and separate accounting under ASC 815. Based on the amount of Additional Interest that would be owed and the likelihood of occurrence, the Company estimated the fair value of the Additional Interest feature to be insignificant upon issuance and as of December 31, 2016.

The issuance costs which were recorded as a discount on the debt are being amortized to interest expense over the life of the 2021 Convertible Notes using the effective interest method. As of December 31, 2016, the stated interest rate, was 5.75%, and the effective interest rate was 7.3%. Interest expense related to the 2021 Convertible Notes for the year ended December 31, 2016, was $1,418, including $222 related to amortization of the debt discount.

The table below summarizes the carrying value of the 2021 Convertible Notes as of December 31, 2016:

December 31, 2016
(in thousands)
Gross proceeds	$52,000
Initial value of issuance costs recorded as debt discount	(3,262)
Amortization of debt discount	222

Carrying value	$48,960

2020 Convertible Notes

On February 23, 2015, the Company issued an aggregate of $20,000 of the 2020 Convertible Notes pursuant to its IPO. On March 24, 2015, the Company issued an additional $1,000 of 2020 Convertible Notes pursuant to the exercise of the underwriters’ overallotment option. The 2020 Convertible Notes had a maturity date of February 15, 2020, were unsecured and accrued interest at a rate of 5.0% per annum, payable semi-annually on February 15 and August 15 of each year. In connection with the issuance of the 2020 Convertible Notes, the Company incurred $2,097 of financing costs which were recorded in other assets on the balance sheet.

Each holder of a 2020 Convertible Note, had the option to convert all or any portion of such note at an initial conversion rate of 158.7302 shares of the Company’s common stock per $1 principal amount of 2020 Convertible Notes. The conversion rate was subject to adjustment from time to time upon the occurrence of certain events, including the issuance of stock dividends and payment of cash dividends. For any conversion that occurred on or after July 23, 2015, the Company would, in addition to the other consideration payable, make an interest make-whole payment to such converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the 2020 Convertible Notes to be converted had such notes remained outstanding from the date of the conversion through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date, if the 2020 Convertible Notes had not been so converted or

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otherwise repurchased. Present values for the interest make-whole payment would be calculated using a discount rate equal to 2%. The Company could satisfy its obligation to pay any interest make-whole payment, at its election, in cash, shares of common stock or a combination thereof.

The 2020 Convertible Notes were convertible, at the holder’s option, upon a fundamental change, as defined in the indenture. If a holder elected to convert its notes upon a fundamental change, the Company would increase the conversion rate for the 2020 convertible notes so surrendered for conversion by a number of additional shares of common stock by which the conversion rate would have increased per $1 principal amount of notes for each stock price and make-whole fundamental change effective date as set forth in the indenture. The additional shares ranged from 7.9364 to 0.

Upon a fundamental change, each holder would have the right to require the Company to repurchase for cash all of such holder’s notes, or any portion thereof that is equal to $1 or an integral multiple of $1. The repurchase price of the 2020 Convertible Notes would equal 100% of the principal amount thereof, plus accrued and unpaid interest thereon. However, if the repurchase occurred after a regular record date for an interest payment, but before the distribution date of that interest payment, the holder would receive the regular interest payment and the repurchase price would equal 100% of the principal amount of the 2020 Convertible Notes to be repurchased.

The 2020 Convertible Notes were redeemable at the holder’s option upon an event of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurred and was continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by written notice to the Company and the trustee, could declare 100% of the principal and accrued and unpaid interest, if any, on all of the 2020 Convertible Notes to be due and payable immediately. Upon the occurrence of certain events of default relating to bankruptcy, insolvency or reorganization involving the Company, 100% of the principal and accrued and unpaid interest, if any, on all of the 2020 Convertible Notes would become due and payable automatically.

The indenture provided that, to the extent the Company elected and for up to 180 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the indenture, consisted exclusively of the right to receive additional interest on the 2020 Convertible Notes. The additional interest consisted of interest at an additional rate of 0.25% per annum for the first 90 days after the event of default. For the 91st to 180th day after the event of default, the additional interest would consist of interest at an additional rate of 0.50% per annum. After 180 days, if the event of default was not cured or waived, the 2020 Convertible Notes were subject to acceleration as provided in Section 6.02 of the indenture.

The Company determined that the conversion option, interest make-whole payments and the additional interest were embedded derivatives that required bifurcation and separate accounting under FASB ASC 815. Based on the characteristics of the (i) conversion option including make-whole provision, (ii) the additional interest, and (iii) the 2020 Convertible Notes, the Company estimated the fair value of the conversion option including the interest make-whole provision and the additional interest using the “with” and “without” method. Using this methodology, the Company first valued the 2020 Convertible Notes with the conversion option including make-whole provision but excluding the additional interest (the “with” scenario) and subsequently valued the 2020 Convertible Notes without the conversion option including make-whole provision and excluding the additional interest (the “without” scenario). The difference between the fair values of the 2020 Convertible Notes in the “with” and “without” scenarios was the concluded fair value of the conversion option including make-whole provision as of the measurement date. The Company developed an estimate of fair value for the 2020 Convertible Notes excluding the additional interest using a binomial lattice model. The Company modeled the decision to convert or hold by considering the maximum of the conversion or hold value at every node of the lattice in which the 2020 Convertible Notes were convertible and choosing the action that would maximize the return to the 2020 Convertible Notes’ holders. The significant assumptions used in the binomial model were: the market yield and the expected volatility.

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The Company estimated the fair value of the additional interest using an income approach, specifically, the risk-neutral debt valuation method that is used to derive the value of a debt instrument using the expected cash flows and the risk-free rate. The significant assumptions used in estimating the expected cash flows were: the market yield used to determine the risk-neutral probability of default and the expected recovery rate upon default.

The Company recorded $11,850 as the fair value of the combined embedded derivative liability on February 23, 2015, with a corresponding amount recorded as a discount to the 2020 Convertible Notes, related to the initial issuance of the 2020 Convertible Notes. The Company recorded approximately $573 of additional derivative liability and discount to the 2020 Convertible Notes as the fair value of the combined embedded derivative on March 24, 2015, upon the issuance of additional 2020 Convertible Notes for the exercise of the underwriters’ overallotment option. The deferred financing costs and the debt discount were recorded in other assets and were being amortized to interest expense over the life of the 2020 Convertible Notes using the effective interest method. Changes in the fair value of the combined embedded derivative liability were recorded in earnings in the period in which the changes occurred.

In July and August 2015, holders of all $21,000 principal amount of the 2020 Convertible Notes elected to convert the principal into 3,333,319 shares of common stock in accordance with the terms of the 2020 Convertible Notes. In addition, the interest make-whole payment was settled with shares of common stock, at the election of the Company, resulting in the issuance of 530,072 additional shares of common stock. As of the conversion dates, the fair value of the combined embedded derivative liability was determined to be $55,216. The change in the estimated fair value of the combined embedded derivative liability from the recognition dates to the conversion dates and for the year ended December 31, 2015, was $42,793. In addition, the Company recorded a charge of $3,716 in the year ended December 31, 2015, related to extinguishment of the 2020 Convertible Notes. As of December 31, 2015, all $21,000 of the 2020 Convertible Notes were extinguished.

Interest expense related to the 2020 Convertible Notes for the year ended December 31, 2015, was $963, including $74 related to amortization of the issuance costs and $440 related to amortization of the debt discount.

Convertible Bridge Notes

In December 2014, the Company sold an aggregate of $2,000 of subordinated convertible promissory notes to existing stockholders (the “Convertible Bridge Notes”). The Convertible Bridge Notes were scheduled to mature on June 30, 2015 and accrued interest at the rate of 8% per annum and were subordinate to all other senior indebtedness of the Company. Upon the closing of an initial public offering of common stock of at least $40,000 in gross proceeds, all outstanding principal and accrued interest thereon would automatically convert into common stock at the initial public offering price.

Pursuant to the IPO in February 2015, the Convertible Bridge Notes were converted into 337,932 shares of common stock based upon the IPO common share offering price of $6.00 per share. During the year ended December 31, 2015, the Company reflected as interest expense related to the Convertible Bridge Notes (i) $23 related to the 8% coupon rate and (ii) $128 of amortization of the initial fair value of the redemption rights derivative and issuance costs. In connection with the conversion of the Convertible Bridge Notes into common stock, the Company recorded a (i) a $480 gain in change in fair value of the of the Convertible Bridge Notes redemption rights derivative from the write off of the derivative and (ii) a loss on extinguishment of debt of $360 from the acceleration of the unamortized balance of the debt discount and issuance costs.

Notes Payable

On June 28, 2013, the Company entered into two Loan and Security Agreements (the “Loan Agreements” or “Loans”) with two financial entities (the “Lenders”) pursuant to which the Company issued Loans for $3,500 to each lender and received proceeds of $6,915 net of costs and fees payable to the lenders. The Loans bore interest at a rate per annum of 11.0%. The Loans would mature on October 1, 2016 and required interest-only payments

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for the initial 12 months and thereafter required repayment of the principal balance with interest in 27 monthly installments. Also, upon full repayment or maturity of the Loans, the Lenders would be due a termination payment of 3.0% of the initial principal amount of the Loans, or $210 (the “Loan Termination Payment”).

In connection with the Loan Agreements, the Company issued to the Lenders fully-vested warrants to purchase either, at the election of the warrant holder, (i) 228,906 shares of the Company’s Series AA preferred stock at an exercise price of $1.529 per share, or (ii) $350 of stock in the next round stock, as defined in the Loan Agreements, at a price that is the lowest effective price per share that is offered in the next round. The warrants expire on the earlier of (i) ten years after the date of grant, or (ii) immediately prior to an acquisition transaction, as defined in the warrants. The Company determined that the warrants should initially be classified as a liability based upon the nature of the underlying Series AA preferred stock.

In connection with the Company’s IPO in February 2015, the Company exercised its right to terminate the Loan Agreements by paying the $5,347 principal balance due, the $210 Loan Termination Payment, a $160 prepayment fee calculated as 3% of the principal balance due at the time of the termination, plus $23 of interest accrued from February 1, 2015 through the payoff date. The Company made a scheduled principal payment of $243 in January 2015.

For the year ended December 31, 2015, interest expense related to the Loan Agreements was $115, including $26 related to accretion of the debt discount and termination payment. Additionally, in the year ended December 31, 2015, the Company recorded a charge for loss on extinguishment of debt of $323 related to the write-off of the unamortized debt discount.

Subsequent to the Company’s IPO, the warrants issued to the lenders became exercisable for 56,408 shares of common stock at $6.204 per share. The Company calculated the fair value of the warrants at the IPO date using a Black Scholes model using the following assumptions: a fair value of $6.00 per share (the IPO price of the Company’s common stock), 8.4 years to maturity, 1.70% risk-free rate, and 60% volatility. The Company determined the fair value of the warrant liability at the IPO date to be $215 and recorded a gain on change in fair value of warrant liabilities of $267 in the statement of operations for the year ended December 31, 2015. The Company determined that subsequent to this change, the warrants were exercisable at a fixed price for a fixed number of shares of common stock and qualified for equity classification under the accounting guidance, and the fair value of $215 was reclassified to additional paid-in capital as of the IPO date in the year ended December 31, 2015.

6. Income Taxes

No provision for federal or state income taxes was recorded during the years ended December 31, 2016 and 2015, as the Company incurred operating losses for each of these years.

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The following table reconciles the statutory rate to the effective tax rates for each of the years ended December 31, 2016 and 2015:

	For the Years Ended December 31,
	2016	2015
Computed at statutory rate	34.00%	34.00%
State income taxes	4.76	1.20
Expiration of capital loss carryforward	—	(2.13)
Tax credits	3.38	0.73
Other	(1.74)	(3.35)
Change in value of convertible notes derivatives and warrant liabilities	—	(21.16)
Valuation allowance	(40.40)	(9.29)

	—%	—%

The tax effect of significant temporary differences representing deferred tax assets and liabilities as of December 31, 2016 and 2015 is as follows:

	December 31,
	2016	2015
	(in thousands)
Net operating loss (“NOL”) and credit carryforwards	$43,765	$35,858
Capitalized research and development costs	22,775	14,406
Other	1,963	927
Valuation allowance	(68,503)	(51,191)

	$—	$—

As required by ASC 740, Income Taxes, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOL carryforwards and capitalized research and development costs. As a result of the fact that the Company has incurred tax losses from inception, management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state net deferred tax assets and, as a result, a full valuation allowance has been established against its net deferred tax assets as of December 31, 2016 and 2015. The Company has offset certain deferred tax liabilities with deferred tax assets that are expected to generate offsetting deductions within the same period. During the years ended December 31, 2016 and 2015, the valuation allowance changed by $17,312 and $6,313, respectively. Realization of deferred tax assets is dependent upon the generation of future taxable income.

As of December 31, 2016, the Company had federal NOL carryforwards for income tax purposes of $105,336 that expire at various dates through 2036, and state NOL carryforwards of $62,653 that expire at various dates through 2036, available to reduce future federal and state income taxes, if any. As of December 31, 2016, the Company had federal research and development tax credits of $4,654, and state research and development tax credits of $717. If substantial changes in the Company’s ownership should occur, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, (the “Code”), there could be annual limitations on the amount of loss carryforwards which can be realized in future periods. The Company has determined that it has experienced prior ownership changes occurring in 2005, 2007 and 2015. The pre-change NOLs, although subject to an annual limitation, can be utilized in future years as well as any post change NOLs, provided that sufficient income is generated and no future ownership changes occur that may limit the Company’s NOLs.

As of December 31, 2016 and 2015, the Company’s total unrecognized tax benefits totaled $488 and $333, respectively, which if recognized would affect the effective tax rate prior to the adjustment for the Company’s

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valuation allowance. The Company files income tax returns in the U.S. federal and Massachusetts tax jurisdictions. Starting in tax year 2016, the Company will file tax returns in the New Jersey tax jurisdiction. Tax years 2013 through 2016 remain open to examination by the tax jurisdictions in which the Company is subject to tax. Since the Company is in a loss carryforward position, the Internal Revenue Service (“IRS”) and state taxing authorities are permitted to audit the earlier tax years and propose adjustments up to the amount of the NOLs generated. The Company is not currently under examination by the IRS or any other jurisdiction for any tax years.

The change in unrecognized tax benefits for each of the years ended December 31, 2016 and 2015 is as follows:

	For the Years Ended December 31,
	2016	2015
	(in thousands)
Balance at January 1,	$333	$284
Additions for prior year tax positions	6	—
Additions for current year tax positions	149	49

	$488	$333

The Company does not expect significant changes in its unrecognized tax benefits over the next twelve months.

7. Equity

Authorized Shares

As of December 31, 2016, the Company’s authorized capital stock consisted of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Reverse Stock Splits

In November 2014, the board of directors and the stockholders of the Company approved a 1-for-3.39 reverse stock split of the Company’s outstanding common stock and in January 2015, the board of directors and the stockholders of the Company approved a 1-for-1.197 reverse stock split of the Company’s outstanding common stock. Shares of common stock underlying outstanding stock options were proportionally reduced and the respective exercise prices were proportionally increased in accordance with the terms of the option agreements. The Company’s historical share and per share information has been retroactively adjusted in the financial statements presented to give effect to these reverse stock splits, including reclassifying an amount equal to the reduction in par value to additional paid-in capital.

Common Stock

All preferences, voting powers, relative, participating, optional, or other specific rights and privileges, limitations, or restrictions of the common stock are expressly subject to those that may be fixed with respect to any shares of preferred stock. Common stockholders are entitled to one vote per share, and to receive dividends, when and if declared by the Board. There were 26,986,318 and 26,423,394 shares of common stock outstanding at December 31, 2016 and 2015, respectively.

Preferred Stock

The Company has evaluated the tranched nature of its Preferred Stock offerings described below, its investor registration rights, as well as the rights, preferences and privileges of each series of Preferred Stock and

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concluded that there were no freestanding derivative instruments or any embedded derivatives requiring bifurcation. Additionally, the Company assessed the conversion terms associated with its Preferred Stock and concluded that there were no beneficial conversion features. As of December 31, 2016 and 2015, there were no shares of preferred stock issued and outstanding.

Series AA Redeemable Convertible Preferred Stock

In connection with the sale of Series AA preferred stock in 2013, the Company issued warrants to purchase 852,230 shares of Series AA preferred stock at a price of $0.01 per share, with an expiration date on the earliest of (i) July 11, 2023, (ii) the closing of the Company’s IPO, or (iii) the closing of a sale event, as defined in the warrant. The Company allocated $1,585 of the proceeds received to the warrants issued, representing the grant date fair value of the warrants, and accounts for these warrants as liabilities. The Company recognized any change in the fair value of the warrant liabilities each reporting period in the consolidated statements of operations (Note 10). These warrants were exercised in full during the year ended December 31, 2014 for total proceeds of $8 which was recorded as Series AA preferred carrying value. The aggregate $2,250 fair value of the warrants as of the date of each exercise was reclassified partially to Series AA preferred stock carrying value and the remainder to accumulated paid-in capital.

Due to the optional redemption feature of the Series AA preferred stock, the Company classified the Series AA preferred stock as temporary equity in the mezzanine section of the balance sheet and accreted the value to the redemption amount. The carrying amount of the Series AA preferred stock at December 31, 2014 was $46,253, including $9,976 of accrued but unpaid and undeclared dividends. All shares of Series AA preferred stock converted to shares of common stock upon the IPO in February 2015. Pursuant to these conversions, the $46,384 carrying value of the Series AA preferred stock at the time of the IPO was reclassified as $75 to common stock par value and $46,309 additional paid-in capital.

Series X Redeemable Convertible Preferred Stock

In June 2010, the Company sold 2,451,184 shares of Series X redeemable convertible preferred stock (“Series X preferred stock”) to employees and consultants to the Company at a purchase price of $0.001 per share, subject to stock purchase and restriction agreements, which included repurchase rights by the Company.

Two employees that purchased Series X preferred stock were terminated by the Company in May 2013. Upon termination, the Company repurchased an aggregate of 558,864 shares of Series X preferred stock and modified the vesting terms on the remaining 558,862 shares of Series X preferred stock held by these employees such that the Company’s repurchase rights would expire upon consummation of an IPO of its common stock occurring prior to June 30, 2015. The Company estimated the fair value of the modified award at the modification date to be $950 and recognized this amount as stock-based compensation expense in 2015 as a result of the Company’s February 2015 IPO.

The following table is a rollforward of unvested Series X preferred stock shares:

Unvested—December 31, 2014	558,862
Vested	(558,862)
Repurchased	—

Unvested—December 31, 2015	—

Due to the redemption feature of the Series X preferred stock, the Company classified the Series X preferred stock as temporary equity in the mezzanine section of the balance sheet at December 31, 2014. Pursuant to the IPO, all Series X preferred stock became vested and converted into common stock. Pursuant to these conversions, the $548 carrying value of the Series X preferred stock at the time of the IPO was reclassified as $5 to common stock par value and $543 additional paid-in capital.

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8. Stock Plans

The Company has granted common stock options pursuant to the 2004 and 2014 Plans (as defined below) at an exercise price that is not less than the fair market value of the Company’s stock as determined by the board of directors, with input from management. Prior to the Company’s IPO, the board of directors had determined the estimated fair value of the Company’s common stock on the date of grant based on a number of objective and subjective factors, including external market conditions, rights and preferences of securities senior to the common stock at the time of each grant, the likelihood of achieving a liquidity event such as an IPO or the sale of the Company, and third party valuations. For stock option grants prior to the IPO, the computation of expected volatility was based on the historical volatilities of peer companies. The peer companies include organizations that are in the same industry, with similar size and stage of growth. The Company estimates that the expected life of the options granted using the simplified method allowable under Staff Accounting Bulletin No. 107, Share Based Payments. The expected life is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post vesting termination behavior among its employee population. The interest rate for grants pursuant to the 2004 and 2014 Plans are based on the U.S. treasury bills rate for U.S. treasury bills with terms commensurate with the expected term of the option grants on the grant date of the option.

2004 Stock Option and Incentive Plan

In July 2004, the Company’s board of directors adopted the 2004 Stock Option and Incentive Plan (the “2004 Plan”) for the issuance of incentive stock options, restricted stock, and other equity awards, all for common stock, as determined by the board of directors to employees, officers, directors, consultants, and advisors of the Company and its subsidiaries. Only stock options were granted under the 2004 Plan. The 2004 Plan expired in February 2014 but remains effective for all outstanding options.

The following table summarizes the option activity for each of the years ended December 31, 2016 and 2015 under the 2004 Plan:

	Number of Shares	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
			(in thousands)
Outstanding as of December 31, 2014	10,958	$40.58
Exercised	—	$—
Expired	(41)	$40.58

Outstanding as of December 31, 2015	10,917	$40.58
Exercised	—	$—
Expired	—	$—
Cancelled	(291)	$40.58

Outstanding as of December 31, 2016	10,626	$40.58	$—

Vested and exercisable as of December 31, 2016	10,626	$40.58	$—

Weighted-average years remaining on contractual life	1.25
Unrecognized compensation cost related to non-vested stock options	$—

The Company recorded no stock compensation expense in the years ended December 31, 2016 and 2015 relating to stock options granted pursuant to the 2004 Plan. At December 31, 2016, all 2004 Plan options were fully vested and there was no unrecognized stock-based compensation expense relating to stock options granted pursuant to the 2004 Plan. Options outstanding as of December 31, 2016 had no intrinsic value, as the option price exceeded the fair value of the underlying shares.

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2014 Stock Option and Incentive Plan

In August 2014, the Company’s board of directors adopted the 2014 Stock Option and Incentive Plan (the “2014 Plan”) for the issuance of incentive and non-qualified stock options, restricted stock, and other equity awards, all for common stock, as determined by the board of directors to employees, officers, directors, consultants, and advisors of the Company and its subsidiaries. Pursuant to the provisions of the 2014 Plan and approval by the board of directors, on January 1, 2017 an additional 1,079,453 shares were added to the 2014 Plan representing 4% of total common shares issued and outstanding at December 31, 2016. There were 3,034 shares available for issuance under the 2014 Plan as of December 31, 2016. The 2014 Plan expires in August 2024.

For the year ended December 31, 2016, the Company recorded aggregate stock-based compensation expense of $2,843 for stock options under the 2014 Plan: $1,521 in general and administrative expense and $1,322 in research and development expense. For the year ended December 31, 2015, the Company recorded aggregate stock-based compensation expense of $1,389 for stock options under the 2014 Plan: $795 in general and administrative expense and $594 in research and development expense.

During the year ended December 31, 2016, the board of directors granted a total of 1,156,500 ten-year term stock options to employees and directors of the Company. The fair value of each stock option granted was estimated on the grant date using a Black-Scholes stock option pricing model based on the following assumptions: an expected term of 5.31 to 6.08 years; expected stock price volatility of 76.9% to 82.4%, a risk free rate of 1.20% to 2.08%, and a dividend yield of 0%. The Company will recognize $5,950 (net of any forfeitures) of stock-based compensation expense for these stock options on a straight-line basis commencing upon the grant dates through the final vesting dates.

During 2015, the Board of Directors granted a total of 730,500 ten-year term stock options to employees and directors of the Company. The fair value of each stock option granted was estimated on the grant date using a Black-Scholes stock option pricing model based on the following assumptions: an expected term of 5.31 to 6.08 years; expected stock price volatility of 80.9% to 101.1%, a risk free rate of 1.55% to 1.85%, and a dividend yield of 0%. The Company will recognize $3,209 (net of any forfeitures) of stock-based compensation expense for these stock options on a straight-line basis commencing upon the grant dates through the final vesting dates.

On August 28, 2014, the Board of Directors granted 840,975, ten-year term, stock options to officers of the Company at an exercise price of $4.342 per share, the fair market value of the common stock as determined by the Board of Directors, on the condition that the options would be of no further force and effect if the Company did not consummate an IPO prior to the one-year anniversary of the grant date (the “IPO Condition”). The IPO Condition was met upon the Company’s February 2015 IPO. These stock options vested 25% on the one-year anniversary of the grant date and the remaining 75% will vest in equal monthly installments over the following 36 months.

The fair value of the stock options granted during 2014 was estimated on the grant date using a Black-Scholes stock option pricing model based on the following assumptions: an expected term of 5 to 6.25 years; expected stock price volatility of 83.3% to 92.5%; a risk free rate of 1.63% to 1.84%; and a dividend yield of 0%. The Company is recognizing $2,798 of stock-based compensation expense for these stock options on a straight-line basis commencing upon the grant date in August 2014 through the final vesting date in August 2018. As a result of the resolution of the IPO Condition, the year ended December 31, 2015 reflects stock compensation expense calculated from the grant date in August 2014 through December 31, 2015.

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The following table summarizes the option activity for each of the years ended December 31, 2016 and 2015 under the 2014 Plan:

	Number of Shares	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
			(in thousands)
Outstanding as of December 31, 2014	900,117	$4.34
Granted	730,500	$5.69
Exercised	(9,857)	$4.34
Cancelled	—	$—

Outstanding as of December 31, 2015	1,620,760	$4.95
Granted	1,156,500	$7.77
Exercised	(84,428)	$4.71
Cancelled	(28,000)	$6.79

Outstanding as of December 31, 2016	2,664,832	$6.16	$2,064

Vested and exercisable as of December 31, 2016	820,884	$4.97	$930

Weighted-average years remaining on contractual life	8.59
Unrecognized compensation cost related to non-vested stock options	$7,692

The weighted-average fair value of all stock options granted for the years ending December 31, 2016 and 2015 was $5.23 and $4.39, respectively. Intrinsic value at December 31, 2016 and 2015 is based on the closing price of the Company’s common stock of $6.10 and $11.33 per share, respectively. As of December 31, 2016, all options granted are expected to vest.

In 2016, 30,118 shares of the 84,428 total options exercised were surrendered to the Company pursuant to a net exercise right.

In December 2016, the board granted to certain executive officers an aggregate of 470,000 Restricted Stock Units (“RSU’s”) pursuant to the 2014 Plan. Each restricted stock unit represents a contingent right to receive one share of Company common stock. Vesting for these RSU’s was based equally on the achievement of two performance-based conditions, subject to continued service through such achievement dates. The intrinsic fair value of these RSU’s as of the date of grant was $3,055 and no stock-based compensation expense was recorded in 2016 as the Company determined that the vesting conditions were not probable of occurring. As of December 31, 2016, there were 470,000 RSU’s outstanding and an aggregate of 3,134,832 RSU’s and stock options for shares of Company common stock pursuant to the 2014 Plan. In January 2017, these RSU’s were modified such that instead of vesting based on the achievement of certain performance-based conditions, they will vest in equal annual installments over four years from the December 2016 date of grant, subject to continued service through such dates.

In January 2017, an additional 916,000 RSU’s were granted to employees of the Company. These RSU’s will vest at various times over the four years following the date of grant.

Employee Stock Purchase Plan

In November 2014, the Company’s board of directors adopted and the stockholders approved the 2014 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that the number of shares reserved and available for issuance under the ESPP shall be cumulatively increased each January 1, beginning on January 1, 2016, by the lesser of (i) 600,000 shares of common stock or (ii) the number of shares necessary to set the

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number of shares of Common Stock under the Plan at 1% percent of the outstanding number of shares as of January 1 of the applicable year. However, the board of directors reserves the right to determine that there will be no increase for any year or that any increase will be for a lesser number of shares. As of January 1, 2017, 31,555 shares were added to the ESPP. As of December 31, 2016, there were 238,308 shares available for issuance under the ESPP.

All employees who are whose customary employment is for more than 20 hours a week are eligible to participate in the ESPP. Any employee who owns 5% or more of the voting power or value of the Company’s shares of common stock is not eligible to purchase shares under the ESPP. Each employee who is a participant in the ESPP may purchase shares by authorizing payroll deductions of up to 10% of his or her base compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares of common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the ordinary shares on the first business day or the last business day of the offering period, whichever is lower, provided that no more than 5,000 shares of common stock may be purchased by any one employee during each offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of stock, valued at the start of the purchase period, under the ESPP in any calendar year.

In 2015, $63 was withheld and used to purchase 13,143 shares of common stock and the Company recorded $41 of stock-based compensation expense pursuant to the ESPP. In 2016, $155 was withheld and used to purchase 25,925 shares of common stock and the Company recorded $66 of stock-based compensation expense pursuant to the ESPP.

9. Commitments and Contingencies

Operating Leases

In May 2015, the Company entered into a lease agreement (the “Office Lease”) for its headquarters in Lexington, Massachusetts. The Company occupied this space in September 2015, at which time its rental obligations commenced. The Company recorded $445 as leasehold improvements for costs incurred to build out the space, and is amortizing those costs to facilities expense over the term of the lease. Rent expense is recognized on a straight-line basis at the average monthly rent over the term of the lease. Deferred rent is included in other current and long-term liabilities on the Company’s consolidated balance sheets.

In February 2016, the Company signed an amendment to the Office Lease, whereby it agreed to rent additional space (the “Lease Amendment”). The Company occupied the additional space on July 1, 2016. The terms of the Lease Amendment follow the terms of the Office Lease. The lease term is 90 months and the Company has the right to extend the term for one period of five years. Annual lease rates vary from $25 per square foot in the first year of the lease to $30.50 per square foot in the last year of the lease.

Rent expense was $275 and $143 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the remaining aggregate annual commitments pursuant to the Office Lease and the Lease Amendment are as follows:

Year	(in thousands)
2017	$402
2018	411
2019	421
2020	429
2021	439
Thereafter	520

Total	$2,622

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Termination of Chief Scientific Officer

In October 2016, the Company entered into a Transition Agreement with its former Chief Scientific Officer, William K. McVicar, Ph.D. (the “Transition Agreement”). Pursuant to the terms of the Transition Agreement, Dr. McVicar will remain an employee of the Company as a Senior Advisor for a six-month period ending April 4, 2017 (the “Transition Period”) and for twelve months thereafter will receive his salary and medical benefits at the same rate in effect as of the date of the Transition Agreement. The Company recorded a charge in research and development expense of approximately $0.9 million in 2016 related to the Transition Agreement, including approximately $0.2 million related to stock options expected to vest during the Transition Period.

Indemnification Arrangements

As permitted under Delaware law, the Company’s bylaws provide that the Company will indemnify any director, officer, employee or agent of the Company or anyone serving in these capacities. The maximum potential amount of future payments the Company could be required to pay is unlimited. The Company has insurance that reduces its monetary exposure and would enable it to recover a portion of any future amounts paid. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

Throughout the normal course of business, the Company has agreements with vendors that provide goods and services required by the Company to run its business. In some instances, vendor agreements include language that requires the Company to indemnify the vendor from certain damages caused by the Company’s use of the vendor’s goods and/or services. The Company has insurance that would allow it to recover a portion of any future amounts that could arise from these indemnifications. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

10. Fair Value of Financial Measurements

Items measured at fair value on a recurring basis include short term investments, derivative instruments and warrant liabilities.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements at December 31, 2016
	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Money market mutual funds (included in cash and cash equivalents)	$20,698	$20,698	$—	$—

Certificates of deposit	$22,046	$—	$22,046	$—
Agency bonds	5,913	—	5,913	—
United States Treasury securities	68,716	68,716	—	—

Short-term investments	$96,675	$68,716	$27,959	$—

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	Fair Value Measurements at December 31, 2015
	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Certificates of deposit	$16,160	$—	$16,160	$—
Agency bonds	10,031	—	10,031	—
United States Treasury securities	5,047	5,047	—	—

Short-term investments	$31,238	$5,047	$26,191	$—

Money market mutual funds

The Company classifies its money market mutual funds as Level 1 assets under the fair value hierarchy as these assets have been valued using quoted market prices in active markets without any valuation adjustment.

Short-term investments

The Company classifies its United States Treasury securities as Level 1 assets under the fair value hierarchy as these assets have been valued using quoted market prices in active markets without any valuation adjustment. The Company classifies its certificates of deposit as Level 2 assets under the fair value hierarchy, as there are no quoted market prices in active markets, and its agency bonds as Level 2 assets under the fair value hierarchy, as these assets are not always valued daily using quoted market prices in active markets.

Convertible preferred stock warrant liability

As previously discussed (see Notes 5 and 7), the Company issued warrants to purchase Series AA preferred stock in connection with the 2013 Series AA preferred stock issuance, which were exercised in full in 2014, and Loan Agreements.

The following table details the assumptions used in the Black-Scholes option pricing model used to estimate the fair value of the Series AA preferred stock warrants as of February 17, 2015, the date upon which the Series AA preferred stock warrants became exercisable for common stock:

February 17, 2015
Volatility	60%
Expected term (years)	8.4
Expected dividend yield	0.0%
Risk-free rate	1.7%

Convertible debt redemption rights derivative

The 2014 Convertible Bridge Notes redemption rights derivative required separate accounting and was valued using a single income valuation approach. Pursuant to the IPO, the Convertible Bridge Notes were converted into 337,932 shares of common stock.

2020 Convertible Notes derivative liability

The fair value methodologies related to the 2020 Convertible Notes derivative liability are discussed in Note 5.

During the periods presented, the Company did not change the manner in which it values liabilities that are measured at fair value using Level 3 inputs. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during any of the years presented.

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The following table reflects the change in the Company’s Level 3 liabilities for the year ended December 31, 2015:

	Convertible preferred stock warrant liabilities	Convertible Bridge Notes redemption rights derivative	2020 Convertible Notes derivative liability
	(in thousands)
Balance at December 31, 2014	$482	$480	$—
Issuance of 2020 Convertible Notes	—	—	12,423
Change in fair value	(267)	(480)	42,793
Reclassification to stockholders’ equity	(215)	—	—
Conversion to common stock	—	—	(55,216)

Balance at December 31, 2015	$—	$—	$—

11. Benefit Plans

Retirement Plan

The Company sponsors a 401(k) savings plan (the “Savings Plan”) for all eligible U.S. employees. The Company reserves the right to modify, amend, or terminate the Savings Plan. Employees may contribute up to the maximum allowed by the IRS, while the Company contributes to the plan at the discretion of the board of directors. The Company’s contributions to the plan for the years ended December 31, 2016 and 2015 were $168 and $35, respectively.

Management Incentive Plan

In August 2014, the Company adopted the Amended and Restated 2014 Management Incentive Plan (the “MIP”) in which certain of our named executive officers participated. Pursuant to the MIP, upon a “change in control” (as defined in the MIP), a bonus pool will be created from the proceeds received in connection with such change in control (ranging from 7 percent to 9.75 percent of transaction proceeds, depending upon the level of transaction proceeds received in the transaction), and each participant is entitled to receive a bonus equal to a certain percentage of such bonus pool. The MIP terminates automatically upon the earliest of (i) March 31, 2015 (unless a change in control has occurred prior to such date), (ii) the closing of our IPO, (iii) the closing of a qualified financing, as defined in the MIP, and (iv) the date all amounts to be paid under the MIP following a change in control have been paid. The MIP terminated upon the closing of our IPO in February 2015.

12. Subsequent Event

On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, against the Company, David Southwell, Rudolf Baumgartner, Dale Ritter, and William McVicar, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding our MATrX-1 phase 3 clinical trial of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages, interest, attorneys’ fees and costs, and unspecified equitable/injunctive relief. The Company intends to vigorously defend itself against this claim.

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Exhibit Index

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated as of August 1, 2016, between Inotek Pharmaceuticals Corporation and Cowen and Company, LLC (7)

3.1	Seventh Amended and Restated Certificate of Incorporation of Inotek Pharmaceuticals Corporation, effective as of February 23, 2015 (1)

3.2	Amended and Restated By-Laws of Inotek Pharmaceuticals Corporation, effective as of February 17, 2015 (1)

4.1	Form of Common Stock Certificate of Inotek Pharmaceuticals Corporation (1)

4.2	Third Amended and Restated Investor Rights Agreement, dated as of June 9, 2010, by and among the Registrant and each of the parties listed on Schedule A thereto (2)

4.3	Indenture between Inotek Pharmaceuticals Corporation, and Wilmington Trust, National Association, as the trustee, relating to the 5.0% Convertible Senior Notes due 2020 (3)

4.4	Base Indenture, dated as of August 5, 2016, by and between Inotek Pharmaceuticals Corporation and Wilmington Trust, National Association (8)

4.5	First Supplemental Indenture, dated as of August 5, 2016, by and between Inotek Pharmaceuticals Corporation and Wilmington Trust, National Association (8)

4.6	Form of 5.75% Convertible Senior Note due 2021 (8)

10.1	2004 Stock Option and Incentive Plan (2)

10.2	2014 Stock Option and Incentive Plan and forms of agreements thereunder, as amended (1)

10.3	Letter Agreement, dated as of July 28, 2014, by and between the Registrant and David P. Southwell (2)

10.4	Letter Agreement, dated as of May 2, 2007, by and between the Registrant and Dr. Rudolf A. Baumgartner, M.D., as amended and currently in effect (2)

10.5	Letter Agreement, dated as of August 23, 2007, by and between the Registrant and Dr. William K. McVicar, Ph.D., as amended and currently in effect (2)

10.6	Transition Agreement, dated as of October 4, 2016, by and between Inotek Pharmaceuticals Corporation and Dr. William K. McVicar, Ph.D., (9)

10.7	Letter Agreement, dated as of August 28, 2014, by and between the Registrant and Dale Ritter (2)

10.8	Inotek Pharmaceuticals Corporation 2014 Employee Stock Purchase Plan, dated as of November 18, 2014 (1)

10.9.1	Form of Indemnification Agreement, to be entered into between the Registrant and its directors (2)

10.9.2	Form of Indemnification Agreement, to be entered into between the Registrant and its officers (2)

10.10.1	Lease, dated as of May 29, 2015, by and between the Registrant and 91 Hartwell Avenue Trust, as amended and currently in effect (4)

10.10.2	First Amendment to Lease, dated as of February 24, 2016, by and between the Registrant and 91 Hartwell Avenue Trust (5)

10.11	Warrant to Purchase Shares of Series Preferred Stock dated as of June 28, 2013, by and among the Inotek Pharmaceuticals Corporation and Horizon Technology Finance Corporation (1)

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Exhibit Number	Description of Exhibit

10.12	Warrant to Purchase Shares of Series Preferred Stock dated as of June 28, 2013, by and among the Inotek Pharmaceuticals Corporation and Fortress Credit Co LLC (1)

10.13	Sales Agreement, dated as of April 4, 2016, by and between Inotek Pharmaceuticals Corporation and Cowen and Company, LLC (6)

21.1*	List of Subsidiaries

23.1*	Consent of RSM US LLP

24.1*	Power of Attorney (included in the signature page)

31.1*	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Link Document.

*	Filed herewith.
(1)	Filed as an Exhibit to the Company’s annual report on Form 10-K (001-36829), filed with the SEC on March 31, 2015, as amended, and incorporated herein by reference.
(2)	Filed as an Exhibit to the Company’s registration statement on Form S-1 (333-199859), filed with the SEC on November 5, 2014, as amended, and incorporated herein by reference.
(3)	Filed as an Exhibit to the Company’s current report on Form 8-K (001-36829), filed with the SEC on February 26, 2015, and incorporated herein by reference.
(4)	Filed as an Exhibit to the Company’s current report on Form 8-K (001-36829), filed with the SEC on June 1, 2015, and incorporated herein by reference.
(5)	Filed as an Exhibit to the Company’s current report on Form 8-K (001-36829), filed with the SEC on February 26, and incorporated herein by reference.
(6)	Filed as an Exhibit to the Company’s registration statement on Form S-3 (333-210585), filed with the SEC on April 4, 2016, as amended, and incorporated herein by reference.
(7)	Filed as an Exhibit to the Company’s current report on Form 8-K (001-36829), filed with the SEC on August 3, 2016, and incorporated herein by reference.
(8)	Filed as an Exhibit to the Company’s current report on Form 8-K (001-36829), filed with the SEC on August 5, 2016, and incorporated herein by reference.
(9)	Filed as an Exhibit to the Company’s quarterly report on Form 10-Q (001-36829), filed with the SEC on November 9, 2016, as amended, and incorporated herein by reference.

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Exhibit 31.1

Certifications under Section 302

I, David P. Southwell, certify that:

1.	I have reviewed this annual report on Form 10-K of Inotek Pharmaceuticals Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 16, 2017	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director (Principal Executive Officer)

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Exhibit 31.2

Certifications under Section 302

I, Dale Ritter, certify that:

1.	I have reviewed this annual report on Form 10-K of Inotek Pharmaceuticals Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 16, 2017	/s/ Dale Ritter
Dale Ritter
Vice President–Finance (Principal Financial Officer)

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Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report on Form 10-K of Inotek Pharmaceuticals Corporation (the “Company”) for the period ended December 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers hereby certify, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that their knowledge:

1) the Report which this statement accompanies fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 16, 2017	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: March 16, 2017	/s/ Dale Ritter
Dale Ritter
Vice President–Finance
(Principal Financial Officer)

The foregoing certifications are not deemed filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), and are not to be incorporated by reference into any filing of Inotek Pharmaceuticals Corporation under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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Annex B-2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 001-36829

Inotek Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	04-3475813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

91 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:

(781) 676-2100

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 9, 2017, there were 26,986,318 shares of common stock, $0.01 par value per share, outstanding.

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FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Quarterly Report on Form 10-Q are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	federal, state, and non-U.S. regulatory requirements, including regulation of our current or any other future product candidates by the U.S. Food and Drug Administration (the “FDA”);

•	the success, timing and cost of our current Phase 3 program for trabodenoson as a monotherapy and planned Phase 3 and other clinical trials and Phase 2 clinical trial for our fixed-dose combination product candidate, including statements regarding the timing of initiation and completion of the trials;

•	the timing of and our ability to submit regulatory filings with the FDA and to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy, including with respect to our potential sales force in the United States and our partnering and collaboration efforts outside the United States;

•	third-party payor reimbursement for our current product candidates or any other potential products;

•	our expectations regarding the clinical safety, tolerability and efficacy of our product candidates and results of our clinical trials;

•	the glaucoma patient market size and the rate and degree of market adoption of our product candidates by ophthalmologists, optometrists and patients;

•	the timing, cost or other aspects of a potential commercial launch of our product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing;

•	our expectations regarding licensing, acquisitions and strategic operations;

•	the potential advantages of our product candidates;

•	our competitors and their product candidates, including our expectations regarding those competing product candidates;

•	our ability to protect and enforce our intellectual property rights, including our patented and trade secret protected proprietary rights in our product candidates; and

•	anticipated trends and challenges in our business and the markets in which we operate.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Quarterly Report on Form 10-Q.

Any forward-looking statements in this Quarterly Report on Form 10-Q reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks,

B-2-2

uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under Part II, Item 1A. Risk Factors in this Quarterly Report on Form 10-Q and elsewhere in this Quarterly Report on Form 10-Q. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This Quarterly Report on Form 10-Q also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

B-2-3

Inotek Pharmaceuticals Corporation

INDEX

Page
PART I—FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements (Unaudited)	B-2-5

Consolidated Balance Sheets	B-2-5
Consolidated Statements of Operations	B-2-6
Consolidated Statements of Comprehensive Loss	B-2-7
Consolidated Statements of Cash Flows	B-2-8
Notes to Consolidated Financial Statements	B-2-9

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	B-2-21

Item 3. Quantitative and Qualitative Disclosures About Market Risk	B-2-28

Item 4. Controls and Procedures	B-2-28

PART II—OTHER INFORMATION

Item 1. Legal Proceedings	B-2-29

Item 1A. Risk Factors	B-2-29

Item 2. Unregistered Sales of Equity Securities	B-2-73

Item 3. Defaults Upon Senior Securities	B-2-73

Item 4. Mine Safety Disclosures	B-2-73

Item 5. Other Information	B-2-73

Item 6. Exhibits	B-2-73

Signatures	B-2-74

B-2-4

PART I—FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements

Inotek Pharmaceuticals Corporation

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$25,273	$29,798
Short-term investments	89,432	96,675
Prepaid expenses and other current assets	1,928	1,876

Total current assets	116,633	128,349
Property and equipment, net	1,122	1,130
Other assets	168	168

Total assets	$117,923	$129,647

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,902	$1,592
Accrued expenses and other current liabilities	2,886	4,416
Accrued interest	480	1,204

Total current liabilities	5,268	7,212
2021 Convertible Notes, net of issuance costs	49,099	48,960
Other long-term liabilities	292	307

Total liabilities	54,659	56,479

Commitments and Contingencies (Note 7)

Stockholders’ equity:
Preferred Stock, $0.001 par value: 5,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.01 par value: 120,000,000 shares authorized at March 31, 2017 and December 31, 2016; 26,986,318 shares issued and outstanding at March 31, 2017 and December 31, 2016	270	270
Additional paid-in capital	312,613	311,829
Accumulated deficit	(249,547)	(238,877)
Accumulated other comprehensive loss	(72)	(54)

Total stockholders’ equity	63,264	73,168

Total liabilities and stockholders’ equity	$117,923	$129,647

The accompanying notes are an integral part of these consolidated financial statements.

B-2-5

Inotek Pharmaceuticals Corporation

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Operating expenses:
Research and development	$(7,097)	$(7,615)
General and administrative	(2,869)	(2,522)

Loss from operations	(9,966)	(10,137)

Interest expense	(876)	—
Interest income	172	69

Net loss	$(10,670)	$(10,068)

Net loss per share attributable to common stockholders—basic and diluted	$(0.40)	$(0.38)

Weighted-average number of shares outstanding—basic and diluted	26,986,318	26,423,394

The accompanying notes are an integral part of these consolidated financial statements.

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Inotek Pharmaceuticals Corporation

Consolidated Statements of Comprehensive Loss

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
Net loss	$(10,670)	$(10,068)
Other comprehensive income:
Net unrealized income (loss) on marketable securities	(18)	11

Total comprehensive loss	$(10,688)	$(10,057)

The accompanying notes are an integral part of these consolidated financial statements.

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Inotek Pharmaceuticals Corporation

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(10,670)	$(10,068)
Adjustments to reconcile net loss to cash used in operating activities:
Noncash interest expense	139	—
Noncash rent expense	(15)	(16)
Amortization of premium on marketable securities	71	43
Depreciation	61	37
Stock-based compensation	784	486
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(45)	52
Accounts payable	310	(257)
Accrued expenses and other current liabilities	(2,254)	730

Net cash used in operating activities	(11,619)	(8,993)

Cash flows from investing activities:
Purchases of short-term investments	(12,722)	(24,161)
Proceeds from the maturities of short-term investments	19,869	11,833
Purchases of property and equipment	(53)	(15)

Net cash provided by (used in) investing activities	7,094	(12,343)

Cash flows from financing activities:

Net cash provided by financing activities	—	—

Net change in cash and cash equivalents	(4,525)	(21,336)
Cash and cash equivalents, beginning of period	29,798	80,042

Cash and cash equivalents, end of period	$25,273	$58,706

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,462	$—

Supplemental disclosure of noncash investing and financing activities:
Net unrealized gain (loss) on marketable securities	$(18)	$11

The accompanying notes are an integral part of these consolidated financial statements.

B-2-8

INOTEK PHARMACEUTICALS CORPORATION

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

1. Organization and Operations

Inotek Pharmaceuticals Corporation (the “Company”) is a clinical-stage biopharmaceutical company advancing molecules with novel mechanisms of action to address significant diseases of the eye. The Company’s business strategy is to develop and progress its product candidates through human clinical trials. The Company’s headquarters are located in Lexington, Massachusetts.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates. The Company has not completed the development of any product candidates. The Company has no current source of revenue to sustain present activities and does not expect to generate revenue until and unless the Company receives regulatory approval of and successfully commercializes its product candidates. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of products candidates, to comply with government regulations, to successfully commercialize its potential products, to protect proprietary technology and to the dependence on key individuals.

In April 2016, the Company filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale of up to $200,000 in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and units; and (ii) a sales agreement prospectus covering the offering, issuance and sale of up to a maximum aggregate offering price of $50,000 of the Company’s common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC (the “ATM”). The $50,000 of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. The Company did not sell any shares of common stock pursuant to the ATM during the three months ended March 31, 2017. At March 31, 2017, $45,599 was available for sale of common stock under the ATM. Additionally, in 2016 the Company issued $52,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2021 pursuant to a Prospectus Supplement to its Form S-3, (the “2021 Convertible Notes”), which further reduces the balance available under the base prospectus to $98,000 as of March 31, 2017.

As of March 31, 2017, the Company had an accumulated deficit of $249,547 and $114,705 of cash and cash equivalents and short-term investments.

The Company will need to expend substantial resources for research and development, including costs associated with the clinical testing of its product candidates and will need to obtain additional financing to fund its operations and to conduct trials for its product candidates. If such products were to receive regulatory approval, the Company would need to prepare for the potential commercialization of its product candidates and fund the commercial launch and continued marketing of its products. The Company expects operating expenses will substantially increase in the future related to additional clinical testing and to support an increased infrastructure to support expanded operations and being a public company.

The Company will require additional funding in the future and may not be able to raise such additional funds. The Company expects losses will continue as it conducts research and development activities. The Company will seek to finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, or any combination thereof. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on the Company’s ability to incur additional debt, limitations on the Company’s ability to acquire, sell

B-2-9

or license intellectual property rights and other operating restrictions that could adversely impact the ability of the Company to conduct its business. If adequate funds are not available, the Company would delay, reduce or eliminate research and development programs and reduce administrative expenses. The Company may seek to access the public or private capital markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. In addition, if the Company raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to it. If the Company is unable to raise sufficient funding, it may be unable to continue to operate. There is no assurance that the Company will be successful in obtaining sufficient financing on acceptable terms and conditions to fund continuing operations, if at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition.

2. Significant Accounting Policies

Basis of Presentation—The Company’s interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the Company has made all necessary adjustments, which include normal recurring adjustments necessary for a fair statement of the Company’s financial position and results of operations for the interim periods presented. Certain information and disclosures normally included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted. These interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K. The results for the three months ended March 31, 2017 are not necessarily indicative of the results to be expected for a full year, any other interim periods or any future year or period.

The accompanying consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, Inotek Securities Corporation and Inotek Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the valuation of stock options used for the calculation of stock-based compensation and calculation of accruals related to research and clinical development.

Comprehensive loss—Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources, and currently consists of net loss and changes in unrealized gains and losses on short-term investments. Accumulated other comprehensive loss consists entirely of unrealized gains and losses from short-term investments as of March 31, 2017 and December 31, 2016.

Cash and Cash Equivalents—Cash and cash equivalents consist of bank deposits, certificates of deposit and money market accounts. Cash equivalents are carried at cost which approximates fair value due to their short-term nature and which the Company believes do not have a material exposure to credit risk. The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

B-2-10

The Company maintains its cash and cash equivalent balances in the form of money market, savings or operating accounts with financial institutions that management believes are creditworthy. The Company’s cash and cash equivalent accounts, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Short-term Investments—Short-term investments consist of investments in certificates of deposit, agency bonds and United States Treasury securities. Management determines the appropriate classification of these securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company classifies its short-term investments as available-for-sale pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 320, Investments—Debt and Equity Securities. Short-term investments are recorded at fair value, with unrealized gains and losses included as a component of accumulated other comprehensive loss in stockholders’ equity and a component of total comprehensive loss in the consolidated statements of comprehensive loss, until realized. Realized gains and losses are included in investment income on a specific-identification basis. There were no realized gains or losses on short-term investments for the three months ended March 31, 2017 and 2016. There was $18 of net unrealized losses on short-term investments for the three months ended March 31, 2017. There was $11 of net unrealized gains on short-term investments for the three months ended March 31, 2016.

The Company reviews short-term investments for other-than-temporary impairment whenever the fair value of a short-term investment is less than the amortized cost and evidence indicates that a short-term investment’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the short-term investment, or if it is more likely than not that the Company will be required to sell the short-term investment before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Short-term investments at March 31, 2017 consist of the following:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Current:
Certificates of deposit	$22,313	$—	$—	$22,313
Agency bonds	5,912	—	(6)	5,906
United States Treasury securities	61,279	—	(66)	61,213

	$89,504	$—	$(72)	$89,432

Short-term investments at December 31, 2016 consist of the following:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Current:
Certificates of deposit	$22,046	$—	$—	$22,046
Agency bonds	5,917	—	(4)	5,913
United States Treasury securities	68,766	1	(51)	68,716

	$96,729	$1	$(55)	$96,675

At March 31, 2017 and December 31, 2016, all short-term investments held by the Company had contractual maturities of less than one year. The Company evaluated its securities for other-than-temporary impairment and determined that no such impairment existed at March 31, 2017 and December 31, 2016.

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Property and Equipment—Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets.

Debt Issuance Costs—Debt issuance costs consist of underwriting discounts and offering-related costs incurred by the Company in connection with the closing of the 2021 Convertible Notes and are included as a direct deduction from the carrying amount of the 2021 Convertible Notes on the Company’s consolidated balance sheets. The Company amortizes debt issuance costs to interest expense over the life of the 2021 Convertible Notes using the effective interest method. (See Note 5). Amortization of debt issuance costs was $139 in the three months ended March 31, 2017.

Research and Development Costs—Research and development costs are charged to expense as incurred and include, but are not limited to:

•	employee-related expenses including salaries, benefits, travel and stock-based compensation expense for research and development personnel;

•	expenses incurred under agreements with contract research organizations that conduct clinical and preclinical studies, contract manufacturing organizations and consultants;

•	costs associated with preclinical and development activities; and

•	costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, and information provided to the Company by its vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and are reflected in the financial statements as accrued expenses, or prepaid expenses and other current assets, if the related services have not been provided.

Stock-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the award. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the trading price of the Company’s stock, historical data, peer company data and judgment regarding future trends and factors. The fair value of restricted stock awards is based on the intrinsic value of such awards on the date of grant. Compensation cost for stock purchase rights under the employee stock purchase plan is measured and recognized on the date the Company becomes obligated to issue shares of our common stock and is based on the difference between the fair value of the Company’s common stock and the purchase price on such date.

The Company accounts for stock options issued to non-employees in accordance with the provisions of FASB ASC 505-50, Equity-Based Payments to Non-employees, which requires valuing the stock options on their grant date and measuring such stock options at their current fair value as they vest.

Fair Value Measurements—The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect

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the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value of the Company’s financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their respective carrying values due to the short-term nature of these instruments. The Company’s assets and liabilities measured at fair value on a recurring basis include its short-term investments.

Net Loss Per Share—The Company calculates net loss per share in accordance with FASB ASC 260, Earnings per Share. Basic earnings (loss) per share (“EPS”) is calculated by dividing the net income or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration of unissued common stock equivalents. The net loss applicable to common stockholders is determined by the reported net loss for the period and deducting dividends accrued and accretion of preferred stock. Diluted EPS is calculated by adjusting the weighted average common shares outstanding for the dilutive effect of common stock options, warrants, and convertible preferred stock and accrued but unpaid convertible preferred stock dividends. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, as their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted EPS attributable to the Company’s common stockholders:

	For the Three Months Ended March 31,
	2017	2016
Numerator:
Net loss applicable to common stockholders	$(10,670)	$(10,068)

Denominator:
Weighted average common shares outstanding—basic and diluted	26,986,318	26,423,394

Net loss per share applicable to common stockholders—basic and diluted	$(0.40)	$(0.38)

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The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated as including them would have an anti-dilutive effect:

	Three Months Ended March 31,
	2017	2016
Shares issuable upon conversion of the 2021 Convertible Notes	6,483,791	—
Warrants exercisable for common stock	56,408	56,408
Stock options	2,571,819	2,400,177
Restricted Stock Units	1,341,000	—

Total	10,453,018	2,456,585

Subsequent Events—The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company has completed an evaluation of all subsequent events through the date the financial statements were issued.

Recent Accounting Pronouncements—In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which supersedes the current leasing guidance and upon adoption, will require lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. The new standard is effective for the Company for the annual period beginning after December 15, 2018, and can be early adopted by applying a modified retrospective approach for leases existing at, and entered into after, the beginning of the earliest comparable period presented in the financial statements. The Company is currently evaluating the impact of this accounting standard update on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), and includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The new standard is effective for the Company for the annual period beginning after December 15, 2016, and for annual and interim periods thereafter, with early adoption permitted. The Company adopted this standard on January 1, 2017.

The update revises requirements in the following areas: minimum statutory withholding, accounting for income taxes, and forfeitures. Prior to adoption, the Company applied a 0% forfeiture rate to share-based compensation, resulting in no cumulative effect adjustment to the opening period. Upon adoption of ASU 2016-09, the Company’s accounting policy is to recognize forfeitures as they occur. The update also requires the Company to recognize the income tax effect of awards in the income statement when the awards vest or are settled. Finally, the update allows the Company to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering a liability. The income tax related items had no effect on the current period presentation and the Company maintains a full valuation allowance against its deferred tax assets.

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3. Property and Equipment

At March 31, 2017 and December 31, 2016, the Company’s property and equipment consisted of the following:

	Useful lives	March 31, 2017	December 31, 2016
Office equipment	5 years	$357	$407
Computer hardware and software	3 - 7 years	96	263
Laboratory equipment	5 years	499	446
Leasehold improvements	7 years	445	445

Total		1,397	1,561
Less: accumulated depreciation		(275)	(431)

Property and equipment, net		$1,122	$1,130

During the three months ended March 31, 2017, the Company recognized $61 of depreciation expense and wrote off $217 of fully depreciated net assets. During the three months ended March 31, 2016, the Company recognized $37 of depreciation expense.

4. Accrued Expenses and Other Current Liabilities

At March 31, 2017 and December 31, 2016, the Company’s accrued expenses and other current liabilities consisted of the following:

	March 31, 2017	December 31, 2016
Compensation and benefits	$1,216	$2,171
Research and development	558	1,148
Government payable	485	478
Professional fees	231	311
Other	396	308

Total	$2,886	$4,416

5. Debt

2021 Convertible Notes

On August 5, 2016, the Company issued an aggregate of $50,000 of the 2021 Convertible Notes. On August 30, 2016, the Company issued an additional $2,000 of 2021 Convertible Notes pursuant to the exercise of the underwriters’ overallotment option. The 2021 Convertible Notes have a maturity date of August 1, 2021 (“Maturity Date”), are unsecured and accrue interest at a rate of 5.75% per annum, payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2017. In connection with the issuance of the 2021 Convertible Notes, the Company incurred $3,262 of debt issuance costs which were recorded as a discount on the 2021 Convertible Notes.

Each holder of a 2021 Convertible Note (the “Holder”) has the option until the close of business on the second business day immediately preceding the Maturity Date to convert all, or any portion, of the 2021 Convertible Notes held by it at an initial conversion rate of 124.7505 shares of the Company’s common stock per $1 principal amount of 2021 Convertible Notes (the “Conversion Rate”). The Conversion Rate is subject to adjustment from time to time upon the occurrence of certain events, including the issuance of stock dividends and payment of cash dividends. In addition, in certain circumstances, the Conversion Rate will be increased in respect of a Holder’s conversion of 2021 Convertible Notes in connection with the occurrence of one or more corporate events specified in the indenture (as supplemented, the “Indenture”) governing the 2021 Convertible

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Notes (each such specified corporate event, a “Make-Whole Fundamental Change”) that occurs prior to the Maturity Date (a “Make-Whole Fundamental Change Conversion”) or in respect of a Holder’s voluntary conversion of 2021 Convertible Notes other than in connection with a Make-Whole Fundamental Change (a “Voluntary Conversion”). In connection with a Make-Whole Fundamental Change Conversion or a Voluntary Conversion, the Company will increase the Conversion Rate for the 2021 Convertible Notes surrendered for conversion by a number of additional shares of the Company’s common stock set forth in the Additional Shares Make-Whole Table in the Indenture, based on the applicable Stock Price (as defined in the Indenture) and Effective Date (as defined in the Indenture) for such conversion. The additional shares potentially issuable in connection with a Make-Whole Fundamental Change Conversion or a Voluntary Conversion range from 0 to 24.95 per $1 principal amount of 2021 Convertible Notes, subject to adjustment. If the Stock Price applicable to any conversion is greater than $40.00 per share, the Conversion Rate will not be increased. If the Stock Price applicable to any conversion is less than $6.68 per share, the Conversion Rate in connection with a Make-Whole Fundamental Change Conversion will not be increased but it will be increased by 24.95 shares in connection with a Voluntary Conversion. Upon conversion, Holders of the 2021 Convertible Notes will receive shares of the Company’s common stock and cash in lieu of fractional shares.

Upon the occurrence of a Fundamental Change, the occurrence of certain change of control transactions or delisting events (as defined in the Indenture), each Holder may require the Company to repurchase for cash all or any portion of the 2021 Convertible Notes held by such Holder at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon.

The Company, at its option, may redeem for cash all or any portion of the 2021 Convertible Notes if the last reported sale price of a share of the Company’s common stock is equal to or greater than 200% of the conversion price for the 2021 Convertible Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the 2021 Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If an Event of Default (as defined in the Indenture), other than certain events of bankruptcy, insolvency or reorganization involving the Company, occurs and is continuing, the trustee under the Indenture (the “Trustee”) or the Holders of at least 25% in principal amount of the outstanding 2021 Convertible Notes may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the 2021 Convertible Notes to be due and payable immediately. Upon the occurrence of an Event of Default relating to bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the 2021 Convertible Notes would become due and payable automatically.

Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture, will (i) for the first 90 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the 2021 Convertible Notes at a rate equal to 0.25% per annum of the principal amount of the 2021 Convertible Notes outstanding for each day during such 90-day period on which such an Event of Default is continuing and (ii) for the period from, and including, the 91st day after the occurrence of such an Event of Default to, and including, the 180th day after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the 2021 Convertible Notes at a rate equal to 0.50% per annum of the principal amount of the 2021 Convertible Notes outstanding for each day during such additional 90-day period on which such an Event of Default is continuing (such additional interest, “Additional Interest”). After 180 days, if such Event of Default is not cured or waived, the 2021 Convertible Notes would be subject to acceleration in accordance with the Indenture.

The 2021 Convertible Notes are considered a hybrid financial instrument consisting of a fixed interest rate “host” and various embedded features that required evaluation as potential embedded derivatives under FASB

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ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion, put and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the Additional Interest was an embedded derivative that contains non-credit related events of default. As a result, the Additional Interest feature required bifurcation and separate accounting under ASC 815. Based on the amount of Additional Interest that would be owed and the likelihood of occurrence, the Company estimated the fair value of the Additional Interest feature to be insignificant as of March 31, 2017 and December 31, 2016.

The issuance costs which were recorded as a discount on the debt are being amortized to interest expense over the life of the 2021 Convertible Notes using the effective interest method. As of March 31, 2017, the stated interest rate was 5.75%, and the effective interest rate was 7.3%. Interest expense related to the 2021 Convertible Notes for the three months ended March 31, 2017, was $876, including $139 related to amortization of the debt discount.

The table below summarizes the carrying value of the 2021 Convertible Notes as of March 31, 2017:

March 31, 2017
Gross proceeds	$52,000
Initial value of issuance costs recorded as debt discount	(3,262)
Amortization of debt discount	361

Carrying value	$49,099

6. Equity

Authorized Shares

As of March 31, 2017, the Company’s authorized capital stock consisted of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Common Stock

All preferences, voting powers, relative, participating, optional, or other specific rights and privileges, limitations, or restrictions of the common stock are expressly subject to those that may be fixed with respect to any shares of preferred stock. Common stockholders are entitled to one vote per share, and to receive dividends, when and if declared by the Company’s board of directors. At March 31, 2017 and December 31, 2016, there were 26,986,318 shares of common stock outstanding.

Equity Plans

The Company maintains three equity compensation plans: the 2014 Stock Option and Incentive Plan (the “2014 Plan”), the 2004 Stock Option and Incentive Plan (the “2004 Plan”) and the 2014 Employee Stock Purchase Plan (“ESPP”).

2014 Stock Option and Incentive Plan

The 2014 Plan provides for the issuance of incentive and non-qualified stock options, restricted stock, and other equity awards, all for common stock, as determined by the board of directors to employees, officers, directors, consultants, and advisors of the Company and its subsidiaries. Pursuant to the provisions of the 2014 Plan and approval by the board of directors, on January 1, 2017 an additional 1,079,453 shares were added to the 2014 Plan representing 4% of total common shares issued and outstanding at December 31, 2016. There were 315,028 shares available for issuance under the 2014 Plan as of March 31, 2017. The 2014 Plan expires in August 2024.

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In December 2016, the board granted to certain executive officers an aggregate of 470,000 RSU’s pursuant to the 2014 Plan. Each restricted stock unit represents a contingent right to receive one share of Company common stock. Vesting for these RSU’s was based equally on the achievement of two performance-based conditions, subject to continued service through such achievement dates. The intrinsic fair value of these RSU’s as of the date of grant was $3,055 and no stock-based compensation expense was recorded in 2016 as the Company determined that the vesting conditions were not probable of occurring. In January 2017, these RSU’s were modified such that instead of vesting based on the achievement of certain performance-based conditions, they will vest in equal annual installments over four years from the December 2016 date of grant, subject to continued service through such dates. This change in vesting criteria was accounted for as a modification under ASC 718 whereby the Company will recognize the $717 fair value of the grants as of the date of modification over the vesting term.

The following table summarizes stock option activity under the 2014 Plan:

	Number of Shares	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Outstanding at December 31, 2016	2,664,832	$6.16
Granted	—
Exercised	—
Cancelled	(103,542)	$7.49

Outstanding at March 31, 2017	2,561,290	$6.11	$—

Exercisable at March 31, 2017	1,146,966	$5.51	$—

Weighted-average years remaining on contractual life	8.24
Unrecognized compensation cost related to non-vested stock options	$7,170

The exercise prices exceed the $2.00 per share closing price of common stock on March 31, 2017, therefore there is no intrinsic value of the outstanding 2014 Plan stock options.

The following table summarizes RSU activity under the 2014 Plan:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at December 31, 2016	470,000	$6.50
Granted	931,000	$1.60
Vested	—
Cancelled	(60,000)	$1.70

Outstanding at March 31, 2017	1,341,000	$1.57

The weighted average grant date fair value per share of outstanding RSU’s as of March 31, 2017 reflects the $1.53 per share fair value of the modified RSU’s as of the date of modification.

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2004 Stock Option and Incentive Plan

The following table summarizes stock option activity under the 2004 Plan:

	Number of Shares	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Outstanding at December 31, 2016	10,626	$40.58
Exercised	—
Expired	(97)	$40.58
Cancelled	—

Outstanding at March 31, 2017	10,529	$40.58	$—

Exercisable at March 31, 2017	10,529	$40.58	$—

Weighted-average years remaining on contractual life	1.01
Unrecognized compensation cost related to non-vested stock options	$—

The exercise prices exceed the $2.00 per share closing price of common stock on March 31, 2017, therefore there is no intrinsic value of the outstanding 2004 Plan stock options.

Employee Stock Purchase Plan

In November 2014, the Company’s board of directors adopted and the stockholders approved the 2014 Employee Stock Purchase Plan (“ESPP”). The ESPP provides that the number of shares reserved and available for issuance under the ESPP shall be cumulatively increased each January 1, beginning on January 1, 2016, by the lesser of (i) 600,000 shares of common stock or (ii) the number of shares necessary to set the number of shares of Common Stock under the Plan at 1% percent of the outstanding number of shares as of January 1 of the applicable year. However, the board of directors reserves the right to determine that there will be no increase for any year or that any increase will be for a lesser number of shares. As of January 1, 2017, 31,555 shares were added to the ESPP. As of March 31, 2017, there were 269,863 shares available for issuance under the ESPP. The Company recorded $18 and $20 of stock-based compensation expense pursuant to the ESPP during the three months ended March 31, 2017 and 2016, respectively.

Stock-Based Compensation

Stock-based compensation expense for options, restricted stock units (“RSU’s”) and the ESPP is reflected in the consolidated statements of operations as follows:

	Three Months Ended March 31,
	2017	2016
Research and development	$303	$209
General and administrative	481	277

Total	$784	$486

7. Commitments and Contingencies

Operating lease

In 2015, the Company entered into a lease agreement (the “Office Lease”) for its headquarters in Lexington, Massachusetts. The Company recorded $445 as leasehold improvements for costs incurred to build out the space, and is amortizing those costs to facilities expense over the term of the lease. Rent expense is recognized on a straight-line basis at the average monthly rent over the term of the lease. Deferred rent is included in other current and long-term liabilities on the Company’s consolidated balance sheets.

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In 2016, the Company signed an amendment to the Office Lease, whereby it agreed to rent additional space (the “Lease Amendment”). The terms of the Lease Amendment follow the terms of the Office Lease. The lease term is 90 months and the Company has the right to extend the term for one period of five years.

Rent expense was $84 and $62 for the three months ended March 31, 2017 and 2016, respectively. As of March 31, 2017, the aggregate annual commitments pursuant to the Office Lease and the Lease Amendment are as follows:

Year	Amount
2017	$302
2018	411
2019	421
2020	429
2021	439
Thereafter	520

Total	$2,522

Securities Litigation

On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, against the Company, David Southwell, Rudolf Baumgartner, Dale Ritter, and William McVicar, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding our MATrX-1 phase 3 clinical trial of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages, interest, attorneys’ fees and costs, and unspecified equitable/injunctive relief. The Company intends to vigorously defend itself against this claim.

Indemnification Arrangements

As permitted under Delaware law, the Company’s bylaws provide that the Company will indemnify any director, officer, employee or agent of the Company or anyone serving in these capacities. The maximum potential amount of future payments the Company could be required to pay is unlimited. The Company has insurance that reduces its monetary exposure and would enable it to recover a portion of any future amounts paid. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

Throughout the normal course of business, the Company has agreements with vendors that provide goods and services required by the Company to run its business. In some instances, vendor agreements include language that requires the Company to indemnify the vendor from certain damages caused by the Company’s use of the vendor’s goods and/or services. The Company has insurance that would allow it to recover a portion of any future amounts that could arise from these indemnifications. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

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8. Fair Value of Financial Measurements

Items measured at fair value on a recurring basis are short-term investments. The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements at March 31, 2017
	Total	Level 1	Level 2	Level 3
Assets:
Money market mutual funds (included in cash and cash equivalents)	$13,090	$13,090	$—	$—

Certificates of deposit	$22,313	$—	$22,313	$—
Agency bonds	5,906	—	5,906	—
United States Treasury securities	61,213	61,213	—	—

Short-term investments	$89,432	$61,213	$28,219	$—

	Fair Value Measurements at December 31, 2016
	Total	Level 1	Level 2	Level 3
Assets:
Money market mutual funds (included in cash and cash equivalents)	$20,698	$20,698	$—	$—

Certificates of deposit	$22,046	$—	$22,046	$—
Agency bonds	5,913	—	5,913	—
United States Treasury securities	68,716	68,716	—	—

Short-term investments	$96,675	$68,716	$27,959	$—

Money market mutual funds

The Company classifies its money market mutual funds as Level 1 assets under the fair value hierarchy as these assets have been valued using quoted market prices in active markets without any valuation adjustment.

Short-term investments

The Company classifies its United States Treasury securities as Level 1 assets under the fair value hierarchy as these assets have been valued using quoted market prices in active markets without any valuation adjustment. The Company classifies its certificates of deposit as Level 2 assets under the fair value hierarchy, as there are no quoted market prices in active markets, and its agency bonds as Level 2 assets under the fair value hierarchy, as these assets are not always valued daily using quoted market prices in active markets.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed financial statements and related notes appearing elsewhere in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other diseases of the eye. Glaucoma is a disease of the eye that

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is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure (“IOP”). Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination (“FDC”) of trabodenoson with latanoprost, a prostaglandin analogue (“PGA”), given once-daily. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost demonstrated IOP-lowering in patients who have previously had inadequate response to latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

On January 3, 3017, we announced top-line results of MATrX-1, the first pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. The trial did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. MATrX-1 did achieve several clinically meaningful secondary endpoints—the 6% dose was significant versus placebo in the daily IOP change from diurnal baseline at all days tested. Additionally, an analysis of responders (subjects with IOP reduction of 5mmHg or greater from baseline) indicated a statistically higher proportion of responders in the 6% trabodenoson group than the placebo group at all visits. There were no significant safety or tolerability events reported. The safety profile of trabodenoson was comparable to placebo and there was minimal drug related hyperemia. The U.S. Food and Drug Administration (the “FDA”) has communicated to us their agreement with these results.

In July 2016, we announced the initiation of a Phase 2 dose-ranging trial of a fixed-dose combination (“FDC”) of trabodenoson and latanoprost. The trial will enroll approximately 200 patients with an IOP greater than or equal to 25 mmHg and less than or equal to 34 mmHg; which represents the patients most likely to receive treatment for glaucoma or ocular hypertension. In April 2017, we announced the completion of active enrollment for this trial. Data from this trial is expected in July 2017.

In April 2016, we filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale by us of up to $200.0 million in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and; and (ii) a sales agreement prospectus covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $50.0 million of our common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC (the “ATM”). The $50.0 million of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. We did not sell any shares of common stock pursuant to the ATM during the three months ended March 31, 2017. At March 31, 2017, $45.6 million was available for sale of common stock under the ATM. Additionally, in 2016 we issued $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021 pursuant to a Prospectus Supplement to our Form S-3, (the “2021 Convertible Notes”), which further reduces the balance available under the base prospectus to $98.0 million as of March 31, 2017.

As of March 31, 2017, we had an accumulated deficit of $249.5 million and cash and cash equivalents and short-term investments aggregating $114.7 million. We estimate we have sufficient funding to sustain operations into 2019. See “Liquidity and Capital Resources.”

Since our inception on July 7, 1999, we have devoted substantially all of our resources to business planning, raising capital, product research and development, applying for and obtaining government and private grants,

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recruiting management, research and technical staff and other personnel, acquiring operating assets, and undertaking preclinical studies and clinical trials of our lead product candidates. We have not completed development of any product candidate and we have therefore not generated any revenues from product sales.

Factors Affecting our Results of Operations

The review of MATrX-1 data is ongoing and results from our ongoing Phase 2 trial with our FDC product candidate are expected in July 2017. We are also analyzing trabodenoson’s utility beyond the lowering of eye pressure, including its neuroprotective activity in the back of the eye. Additionally, we are evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases and to improve the patho-physiology associated with dry eye disease. We do not expect our aggregate research and development expenses to increase in 2017 over 2016. If we successfully develop and launch trabodenoson as a monotherapy or any other product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution of our products.

We will need to obtain additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any potential future commercialization efforts. We will need to generate significant revenues to achieve profitability, and we may never do so. As a result, we expect to incur significant expenses and operating losses for the foreseeable future.

Financial Overview

Revenue

We have not generated any revenue from product sales since our inception and do not expect to generate any revenue from the sale of products in the near future. Our ability to generate revenues will depend on the successful development, regulatory approval and commercialization of trabodenoson and any other future product candidates.

Research and Development Expenses

Research and development expenses consist primarily of the costs associated with our research and development activities, conducting preclinical studies and clinical trials and activities related to regulatory filings. Our research and development expenses consist of:

•	direct clinical and non-clinical expenses which include expenses incurred under agreements with contract research organizations (“CROs”), contract manufacturing organizations, clinical sites and costs associated with preclinical activities and development activities and costs associated with regulatory activities;

•	employee and consultant-related expenses, including compensation, benefits, travel and stock-based compensation expense for research and development personnel as well as consultants that conduct and support clinical trials and preclinical studies; and

•	facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in research and development activities.

We expense research and development costs as incurred. We record costs for some development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or other information our vendors provide to us.

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The following table summarizes our research and development expenses by type of activity for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31,
	2017	2016
	(in thousands)
Trabodenoson—direct clinical and non-clinical	$4,630	$5,823
Personnel and other expenses
Employee and consultant-related expenses	1,769	1,561
Facility expenses	154	124
Target validation expenses	487	—
Other expenses	57	107

Total personnel and other expenses	2,467	1,792

Total research and development expenses	$7,097	$7,615

We do not track trabodenoson-related expenses by product candidate. All expenses related to trabodenoson as a monotherapy also benefit the FDC product candidate trabodenoson with latanoprost. We have expended approximately $79 million for external development costs related to trabodenoson from inception through March 31, 2017.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time consuming and the successful development of our product candidates is highly uncertain, especially considering the MATrX-1 Phase 3 clinical trial’s failure to meet its primary endpoint. Our future research and development expenses will depend on the clinical success of our product candidates, as well as ongoing assessments of the commercial potential of such product candidates. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

The successful development and commercialization of our product candidates is highly uncertain. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

•	the scope, progress, outcome and costs of our clinical trials and other research and development activities;

•	the safety, efficacy and potential advantages of our product candidates compared to alternative treatments, including any standard of care;

•	the market acceptance of our product candidates;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	significant and changing government regulation; and

•	the timing, receipt and terms of any marketing approvals.

A change in the outcome of any of these variables with respect to the development of trabodenoson or any other product candidate that we may develop could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials or other testing beyond those that we currently contemplate for the completion of clinical development of trabodenoson or any other product candidate that we may develop or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

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As a result of the uncertainties discussed above, we are unable to determine with certainty the duration and completion costs of our development programs or precisely when and to what extent we will receive revenue from the commercialization and sale of our product candidates. We may never succeed in achieving regulatory approval for one or more of our product candidates. The duration, costs and timing of clinical trials and development of any product candidates will depend on a variety of factors, including the uncertainties of future preclinical studies and clinical trials, uncertainties in the clinical trial enrollment rate and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including efficacy and tolerability profiles, manufacturing capability, competition, and commercial viability.

General and Administrative Expenses

General and administrative expenses consist of compensation and related benefit costs, including stock-based compensation for administrative personnel. Other significant general and administrative expenses include travel costs, professional fees for legal, patents, consulting, investor and public relations, auditing and tax services as well as other direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in general and administrative activities.

Interest Expense

Interest expense in 2017 relates to our 2021 Convertible Notes which are due in August 2021.

Interest Income

Interest income relates to interest earned from invested funds.

Results of Operations

Comparison of the Three Months Ended March 31, 2017 and 2016

The following table summarizes the results of our operations for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,		Increase (Decrease)
	2017	2016
(in thousands)
Operating expenses:
Research and development	$(7,097)	$(7,615)	$(518)
General and administrative	(2,869)	(2,522)	347

Loss from operations	$(9,966)	$(10,137)	$(171)
Interest expense	(876)	—	876
Interest income	172	69	(103)

Net loss	$(10,670)	$(10,068)	$602

Research and development expenses

Research and development expenses decreased $0.5 million to $7.1 million for the three months ended March 31, 2017, as compared to $7.6 million for the three months ended March 31, 2016. This decrease primarily reflects $3.1 million of decreased clinical expenses related to the completion of our Phase 3 trial, MATrX-1, in January of 2017, partially offset by $1.7 million of increased clinical expenses related to our Phase 2 trial with our FDC product candidate that commenced in October 2016. In addition, we had $0.6 million of increased preclinical activities and $0.2 million of increased employee-related expenses due to increased headcount and additional stock option grants.

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General and administrative expenses

General and administrative expenses increased $0.4 million to $2.9 million for the three months ended March 31, 2017, as compared to $2.5 million for the three months ended March 31, 2016. This increase primarily reflects $0.2 million related to increased employee-related expenses due to increased headcount and additional stock option grants.

Interest expense

Interest expense in 2017 relates to coupon interest and amortization of debt issuance costs related to our 2021 Convertible Notes which are due in August 2021.

Interest income

Interest income increased $0.1 million to $0.2 million for the three months ended March 31, 2017, as compared to $0.1 million for the three months ended March 31, 2016. This increase primarily reflects higher weighted average invested balances and interest rates.

Liquidity and Capital Resources

Since inception, we have incurred accumulated net losses and negative cash flows from our operations. We incurred a net loss of $10.7 million for the three months ended March 31, 2017. As of March 31, 2017, we had an accumulated deficit of $249.5 million and $114.7 million of cash and cash equivalents and short-term investments. We are obligated to pay approximately $1.5 million of interest on the 2021 Convertible Notes on each February 1 and August 1 of 2017 through 2021, and on August 1, 2021 the full outstanding principal, currently $52.0 million, is due and payable.

The following table summarizes our sources and uses of cash for each of the periods presented:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Cash used in operating activities	$(11,619)	$(8,993)
Cash provided by (used in) investing activities	7,094	(12,343)
Cash provided by financing activities	—	—

Net increase (decrease) in cash and cash equivalents	$(4,525)	$(21,336)

Net cash used in operating activities

Net cash used in operating activities was $11.6 million for the three months ended March 31, 2017 and $9.0 million for the three months ended March 31, 2016. Net cash used in operating activities for the three months ended March 31, 2017, principally resulted from our net loss of $10.7 million and a $2.0 million net change in operating assets and liabilities, partially offset by $0.8 million in noncash stock-based compensation.

Net cash used in operating activities for the three months ended March 31, 2016, principally resulted from our net loss of $10.1 million, partially offset by $0.5 million in noncash stock-based compensation, a $0.5 million increase in accrued expenses and accounts payable and a $0.1 million increase in prepaid expenses.

Net cash provided by (used in) investing activities

Net cash provided by investing activities was $7.1 million for the three months ended March 31, 2017, and related primarily to $19.9 million of proceeds from the maturity of short-term investments, partially offset by the purchase of $12.7 million of short-term investments.

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Net cash used in investing activities was $12.3 million for the three months ended March 31, 2016, and related primarily to the purchase of $24.2 million of short-term investments and $11.8 million of proceeds from the maturity of short-term investments.

Operating Capital Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates and begin to commercialize any approved products. Since the closing of our IPO in February 2015, we are incurring additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing and manufacturing. Accordingly, we anticipate that we will need substantial additional funding in connection with our continuing operations.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we are able to raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could cause potential dilution. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of March 31, 2017:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Operating facilities lease(1)	$2,522	$404	$836	$873	$409
2021 Convertible Notes(2)	65,455	2,990	5,980	56,485	—

Total	$67,977	$3,394	$6,816	$57,358	$409

(1)	Represents lease payments for our headquarters in Lexington, Massachusetts.
(2)	Represents principal and interest payments on our 2021 Convertible Notes.

We enter into contracts in the normal course of business with CROs and contract manufacturers to assist in the performance of our research and development activities and other services and products for operating purposes. To the extent that these contracts provide for termination on notice, and therefore are cancelable contracts, they are not included in the table of contractual obligations and commitments.

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JOBS Act

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we will adopt new or revised accounting standards at the same time as other public companies that are not emerging growth companies. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an emerging growth company, we are exempt from Sections 14A(a) and (b) of the Securities Exchange Act of 1934 (the “Exchange Act”) which would otherwise require us to (i) submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “golden parachutes” and (ii) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and the rule requiring us to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements as the auditor discussion and analysis. We will continue to remain an “emerging growth company” until the earliest of the following: December 31, 2020; the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off balance sheet arrangements, as defined under SEC rules.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations. We had cash and cash equivalents of $25.3 million at March 31, 2017, consisting primarily of funds in money market accounts. We also had $89.4 million in short-term investments consisting of certificates of deposit, agency bonds and United States Treasury securities. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 1.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect a sudden change in market interest rates to affect materially our operating results or cash flows.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and our principal financial officer, evaluated, as of the end of the period covered by this Quarterly Report on Form 10-Q, the effectiveness of our disclosure controls and procedures. Based on that evaluation of our disclosure controls and procedures as of March 31, 2017, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures as of such date are effective at the reasonable assurance level. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures

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include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and our management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Inherent Limitations of Internal Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended March 31, 2017, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, against the Company, David Southwell, Rudolf Baumgartner, Dale Ritter, and William McVicar, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding our MATrX-1 phase 3 clinical trial of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages, interest, attorneys’ fees and costs, and unspecified equitable/injunctive relief.

From time to time, we may be subject to other various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, we do not believe we are party to any other claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 1A.	Risk Factors

We operate in an industry that involves numerous risks and uncertainties. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this Form 10-Q for the quarterly period ended March 31, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016, including our financial statements and related notes hereto. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. The risks and uncertainties described below may change over time and other risks and uncertainties, including those that we do not currently consider material, may impair our business. In these circumstances, the market price of our common stock could decline.

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Risks Related to Our Financial Position and Need for Additional Capital

We currently have no source of revenue and may never become profitable.

We are a clinical-stage biopharmaceutical company with a limited operating history. Our ability to generate revenue and become profitable depends upon our ability to successfully complete the development of our product candidates for the treatment of glaucoma and obtain the necessary regulatory approvals for our product candidates. We have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales. Even if we receive regulatory approval for the sale of our product candidates, we do not know when such product candidates will generate revenue, if at all. Our ability to generate product revenue depends on a number of factors, including our ability to:

•	successfully complete clinical development, and receive regulatory approval, for our product candidates, including trabodenoson monotherapy and trabodenoson with latanoprost as a fixed-dose combination, or FDC;

•	set an acceptable price for our product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	establish sales, marketing and distribution systems for our product candidates;

•	add operational, financial and management information systems and personnel, including personnel to support our clinical, manufacturing and planned future commercialization efforts;

•	have commercial quantities of our product candidates manufactured at acceptable cost levels;

•	successfully market and sell our product candidates in the United States and enter into partnerships or other arrangements to commercialize our product candidates outside the United States; and

•	maintain, expand and protect our intellectual property portfolio.

In addition, because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, and comparable non-U.S. regulatory authorities, or other regulatory authorities to perform studies or clinical trials in addition to those that we currently anticipate. Even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of these products.

Our ability to become and remain profitable depends on our ability to generate revenue. Even if we are able to generate revenues from the sale of our product candidates, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business or continue our operations. A decline in the value of our Company could also cause you to lose all or part of your investment.

We have a history of net losses and anticipate that we will continue to incur net losses for the foreseeable future.

We have a history of losses and anticipate that we will continue to incur net losses for the foreseeable future. Our net losses were $42.9 million and $68.0 million for the years ended December 31, 2016 and 2015, respectively. Our net losses were $10.7 million and $10.1 million for the three months ended March 31, 2017 and 2016, respectively. As of March 31, 2017, we had an accumulated deficit of $249.5 million.

Investment in pharmaceutical product development is highly speculative because it entails substantial upfront expenditures and significant risk that a product candidate will fail to gain regulatory approval or become

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commercially viable. We have devoted most of our financial resources to research and development, including our non-clinical development activities and clinical trials. We are not currently generating revenues, and we cannot estimate with precision the extent of our future losses. We do not currently have any products that are available for commercial sale and we may never generate revenue from selling products or achieve profitability. We expect to continue to incur substantial and increasing losses through the projected commercialization of our product candidates. None of our product candidates have been approved for marketing in the United States or elsewhere and may never receive such approval. As a result of these factors, we are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. Our ability to produce revenue and achieve profitability is dependent on our ability to complete the development of our product candidates, obtain necessary regulatory approvals, and have our products manufactured and successfully marketed. We cannot assure you that we will be profitable even if we successfully commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

In February 2015, we completed our initial public offering of 6,667,000 shares of our common stock at a price of $6.00 per share and a concurrent offering of $20.0 million aggregate principal amount of 5.0% Convertible Senior Notes due in 2020, or the 2020 Convertible Notes. In March 2015, the underwriters exercised 299,333 shares of common stock at $6.00 per share and $1.0 million of the 2020 Convertible Notes pursuant to their overallotment options. We received net proceeds of approximately $36.5 million, after deducting underwriting discounts and offering-related costs, from our equity issuances and approximately $18.9 million in net proceeds, after deducting underwriting discounts and offering-related costs, from our debt issuances.

In August 2015, we completed an underwritten public offering of our common stock, or the Follow-on Offering. We issued 6,210,000 shares of our common stock at a price of $12.75 per share, including 810,000 shares from the underwriters’ full exercise of their overallotment option, and we received net proceeds of $74.0 million, after deducting underwriting discounts and offering-related costs.

In 2016, we sold 482,689 shares of common stock pursuant to our ATM and received net proceeds of $4.0 million.

In August 2016, we closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021, including $2.0 million from an exercise of the underwriters’ overallotment option, or the 2021 Convertible Notes, and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs. (See Note 5 in the accompanying notes to the financial statements).

We expect our research and development expenses to continue to be significant in connection with our product development activities, including our Phase 2 clinical trial for our FDC product candidate which commenced in July 2016, and our planned Phase 3 programs. In addition, if we obtain regulatory approval for our product candidates, we expect to incur increased sales and marketing expenses. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ deficit, financial position, cash flows and working capital.

We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates.

Our operations have consumed substantial amounts of cash since inception. As of March 31, 2017, our cash and cash equivalents and short-term investments aggregated $114.7 million. We estimate that these funds will be sufficient to fund our projected operating requirements into 2019. We will need to obtain additional financing to conduct additional trials for the approval of our drug candidates and complete the development of any additional

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product candidates we might acquire. Moreover, our fixed expenses such as rent and other contractual commitments are substantial and may increase in the future.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future potential commercialization efforts. Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this forecast on a number of assumptions that may prove to be wrong, and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, timing, scope, costs and success of our clinical trials, including the ability to enroll patients in our planned and potential future clinical trials in a timely manner;

•	the time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities;

•	our ability to successfully commercialize our product candidates;

•	the amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such product candidates and the availability of coverage and adequate reimbursement from third parties;

•	selling and marketing costs associated with our product candidates, including the cost and timing of expanding our marketing and sales capabilities;

•	the terms and timing of any potential future collaborations, licensing or other arrangements that we may establish;

•	cash requirements of any future acquisitions and/or the development of other product candidates;

•	the costs of operating as a public company;

•	the time and cost necessary to respond to technological and market developments;

•	the costs of maintaining and expanding our existing intellectual property rights; and

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, marketing or distribution arrangements or a combination thereof. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. General market conditions or the market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may be dependent upon our stock being quoted on The NASDAQ Global Market, or NASDAQ, or upon obtaining shareholder approval. There can be no assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.

We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through

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collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding when we need it could seriously harm our business.

Additional capital that we may need to operate or expand our business may not be available.

We may require additional capital to operate or expand our business. If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of holders of our common stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of holders of our common stock. Furthermore, volatility in the credit or equity markets may have an adverse effect on our ability to obtain debt or equity financing or the cost of such financing. If we do not have funds available to enhance our solution, maintain the competitiveness of our technology and pursue business opportunities, this could have an adverse effect on our business, operating results and financial condition.

The indenture governing our 2021 Convertible Notes contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions.

The indenture governing our 2021 Convertible Notes contain covenants that, among other things, restrict our and our subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants include restrictions on our ability and the ability of our future subsidiaries to incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock. In addition, the indenture governing our 2021 Convertible Notes will include a covenant that limits our ability to merge or consolidate with other entities in certain circumstances. These covenants and restrictions limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively.

A breach of any of these covenants or other provisions in our future debt agreements could result in an event of default, which if not cured or waived, could result in the 2021 Convertible Notes or such debt becoming immediately due and payable. This, in turn, could cause any of our other debt existing at such time to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the 2021 Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors, most of which are beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our obligations under our 2021 Convertible Notes and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

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We may not have the ability to raise the funds necessary to repurchase our 2021 Convertible Notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the 2021 Convertible Notes.

Holders of our 2021 Convertible Notes have the right to require us to repurchase their 2021 Convertible Notes upon the occurrence of a fundamental change, the occurrence of certain change of control transactions or delisting events, at a fundamental change repurchase price equal to 100% of the principal amount of the 2021 Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of 2021 Convertible Notes surrendered therefor. In addition, our ability to repurchase the 2021 Convertible Notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase 2021 Convertible Notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the 2021 Convertible Notes.

The fundamental change repurchase feature of our 2021 Convertible Notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of our 2021 Convertible Notes require us to repurchase the 2021 Convertible Notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the 2021 Convertible Notes to require us to repurchase the 2021 Convertible Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the 2021 Convertible Notes.

Risks Related to Development, Potential Regulatory Approval and Commercialization

We depend substantially on the success of our product candidates, particularly trabodenoson monotherapy and trabodenoson FDC, which are still in development. We may be unable to successfully develop and commercialize our product candidates, especially in light of our MATrX-1 clinical trial’s failure to meet its primary endpoint, or may experience significant delays in doing so, which would materially harm our business.

Our business and the ability to generate revenue related to product sales, if ever, will depend on the successful development, formulation and manufacturing, regulatory approval and commercialization of our product candidates trabodenoson monotherapy and trabodenoson FDC, which are still in development, and other potential products we may develop or license. In January 2017, we announced top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. MATrX-1 did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. The review of the MATrX-1 data is ongoing and we expect data from our Phase 2 trial with our FDC product candidate in July 2017. We are also analyzing trabodenoson’s utility beyond the lowering of eye pressure, including its neuroprotective activity in the back of the eye. Additionally, we are evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases and to improve the patho-physiology associated with dry eye disease. However, there can be no assurance that we will be able to pursue further development or obtain regulatory approval for any indications using trabodenoson. While we believe these results, along with further exploratory analyses, will be integral in

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determining the path forward for our trabodenoson monotherapy, there can be no assurance that we will be able to pursue further development efforts or obtain regulatory approval.

We have invested a significant portion of our efforts and financial resources in the development of our existing product candidates. The success of our product candidates will depend on several factors, including:

•	successful completion of clinical trials, and the supporting non-clinical toxicology, formulation development, and manufacturing of supplies for the clinical program in accordance with current Good Manufacturing Practices, or cGMP;

•	receipt of regulatory approvals from the FDA and other applicable regulatory authorities outside the United States;

•	maintenance of existing relationships and establishment of arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

•	protecting our rights in our intellectual property;

•	launching commercial sales of our product candidates, if and when approved;

•	acceptance of any approved product by the medical community and patients;

•	obtaining coverage and adequate reimbursement from third-party payors for product candidates, if and when approved;

•	effectively competing with other products; and

•	achieving a continued acceptable safety and efficacy profile for our product candidates following regulatory approval, if and when received.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which would materially harm our business and we may not be able to earn sufficient revenues and cash flows to continue our operations.

Our product candidates are trabodenoson as a monotherapy and as an FDC consisting of trabodenoson with a prostaglandin analog, or PGA. We have no other product candidates in our near term product pipeline. As a result, we are substantially dependent on the successful development and commercialization of trabodenoson. The results of our chronic toxicology program could identify a safety problem, or potential pivotal trials of trabodenoson monotherapy or our current Phase 2 program for the FDC product candidate could fail to demonstrate efficacy in lowering IOP, especially in light of our Phase 3 results, or could identify safety issues related to trabodenoson, which would materially and adversely affect our development strategy. Given the complexity of the design and multiple arms of our current and on-going Phase 2 trial with our FDC product candidate, with each arm having a modest number of patients who will have been on an IOP-lowering medication, it may be difficult to demonstrate a clear treatment effect.

Our MATrX-1 pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension did not meet the primary endpoint, which could continue to harm our business and further disappoint our stockholders and cause the trading price of our common stock to continue to decrease.

Our lead product candidate in development is trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. In January 2017, we announced top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. Currently, management in conjunction with its clinical and regulatory advisors are evaluating the clinical and regulatory pathway forward, although this is subject to

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ongoing review and evaluation. No assurance can be given that a clinical and regulatory pathway forward will be possible without significantly more capital invested in the Company or will otherwise be successful or possible. Further, no assurance can be given that additional capital would be available or that such capital would be available at acceptable terms.

We have not obtained regulatory approval for any of our product candidates in the United States or in any other country.

We currently do not have any product candidates that have gained regulatory approval for sale in the United States or in any other country, and we cannot guarantee that we will ever have marketable products. Our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for and successfully commercialize product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval to market each product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. We have completed a Phase 2 trial in which we tested trabodenoson co-administered with latanoprost. We attended an End-of-Phase 2 meeting with the FDA for trabodenoson monotherapy in the first half of 2015 and initiated a pivotal Phase 3 program in the fourth quarter of 2015, which consists of two Phase 3 monotherapy pivotal trials and a long-term safety study. We completed our initial Phase 3 trial and reported top-line data on January 3, 2017. The primary endpoint of the trial was not met, and we expect data from our Phase 2 dose-ranging trial of a fixed-dose combination (“FDC”) of trabodenoson and latanoprost in July 2017. We are also analyzing trabodenoson’s utility beyond the lowering of eye pressure, including its neuroprotective activity in the back of the eye. Additionally, we are evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases and to improve the patho-physiology associated with dry eye disease. However, there can be no assurance that we will be able to pursue further development or obtain regulatory approval for any indications using trabodenoson. We cannot predict whether any of our potential future trials will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date or will conduct. Moreover, any determination of changes in a study design and its confirmation with the FDA could result in a significant range of costs for the Phase 3 pivotal and long-term safety trials.

Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In the United States, we have not submitted a New Drug Application, or NDA, for any of our product candidates. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and reviewed by the FDA or, if accepted and reviewed, will be approved.

Regulatory authorities outside of the United States, such as in Europe and Japan and in emerging markets, also have requirements for approval of drugs for commercial sale with which we must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking non-U.S. regulatory approval could require additional non-clinical studies or clinical trials, which could be costly and time consuming. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or additional risks. For all of these reasons, we may not obtain non-U.S. regulatory approvals on a timely basis, if at all.

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The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly both inside and outside of the United States, and approval is never guaranteed. Even if our product candidates were to successfully obtain approval from the regulatory authorities, any approval might significantly limit the approved indications for use, or require that precautions, contraindications, or warnings be included on the product labeling, or require expensive and time-consuming post-approval clinical trials or surveillance as conditions of approval. Following any approval for commercial sale of our product candidates, certain changes to the product, such as changes in manufacturing processes and additional labeling claims, will be subject to additional FDA review and approval. Also, regulatory approval for any of our product candidates may be withdrawn. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed. Furthermore, we may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue the development of any other product candidate in the future.

We are reevaluating our clinical and regulatory pathway forward for our trabodenoson monotherapy product candidate, and our product candidate might not be approved by regulatory authorities or introduced commercially for at least several years, if at all.

In January 2017, we announced disappointing top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. Currently, management in conjunction with its clinical and regulatory advisors are evaluating the clinical and regulatory pathway forward based on the data from the MATrX-1 trial. Going forward, trabodenoson will require further development and clinical testing and investment prior to obtaining required regulatory approvals, if ever, and commercialization in the United States and abroad. We cannot provide assurance that a new clinical and regulatory pathway will be successful or possible or that trabodenoson will be developed successfully or that we will continue development of trabodenoson monotherapy. Even if a viable clinical and regulatory pathway forward is identified, we cannot provide assurance that trabodenoson will:

•	prove to be safe and effective in clinical studies;

•	meet applicable regulatory standards or obtain required regulatory approvals;

•	demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease;

•	be capable of being produced in commercial quantities at reasonable costs;

•	obtain coverage and favorable reimbursement rates from insurers and other third-party payors; or

•	be marketed successfully or achieve market acceptance by physicians and patients.

Regulatory approval may be substantially delayed or may not be obtained for one or all of our product candidates if regulatory authorities require additional time or studies to assess the safety and efficacy of our product candidates.

We may be unable to initiate or complete development of our product candidates on schedule, if at all. To complete the studies for our product candidates, we will require additional funding. In addition, if regulatory authorities require additional time or studies to assess the safety or efficacy of our product candidates, we may not have or be able to obtain adequate funding to complete the necessary steps for approval for any or all of our product candidates. Preclinical studies and clinical trials required to demonstrate the safety and efficacy of our product candidates are time consuming and expensive and together take several years or more to complete and may not be successful. Delays in regulatory approvals or rejections of applications for regulatory approval in the United States, Europe, Japan or other markets may result from many factors, including:

•	our inability to obtain sufficient funds required for a clinical trial;

•	requests from regulatory authorities for additional analyses, reports, data, non-clinical and preclinical studies and clinical trials;

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•	questions from regulatory authorities regarding interpretations of data and results and the emergence of new information regarding our product candidates or other products;

•	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

•	failure to reach agreement with the FDA or comparable non-US regulatory authorities regarding the scope or design of our clinical trials;

•	our inability to manufacture in a timely manner or obtain from third parties sufficient quantities or quality of the product candidates or other materials required for a clinical trial;

•	our inability to enroll a sufficient number of patients who meet the inclusion and exclusion criteria in our clinical trials. For example, we are seeking patients with elevated levels of IOP for our clinical trials, which are more difficult to find;

•	our inability to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	our inability to reach agreements on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	our inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;

•	any determination that a clinical trial presents unacceptable health risks;

•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions;

•	our inability to obtain approval from Institutional Review Boards, or IRBs, to conduct clinical trials at their respective sites;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data; and

•	unfavorable or inconclusive results of clinical trials and supportive non-clinical studies, including unfavorable results regarding the effectiveness of product candidates during clinical trials.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

If the FDA requires us to change the design of our planned pivotal trials, the actual costs of these trials may be greater than what we estimated based on our current expectations regarding the design of these trials. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we initially contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these studies are not positive or are only modestly positive, we may be delayed in obtaining regulatory approval for that product candidate, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals and we may not have sufficient funding to complete the testing and approval process. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products if and when approved. If any of this occurs, our business will be materially harmed.

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We have successfully formulated our fixed-dose combination product candidate in a way that is suitable for Phase 2 clinical use. However, we have not successfully manufactured the product at commercial scale, nor completed stability testing to confirm its acceptability for commercial use. Any such delay or failure could materially harm our commercial prospects, result in higher costs and deprive us of product candidate revenues.

We completed a Phase 2 trial and are currently conducting an additional Phase 2 trial to evaluate the efficacy, tolerability and safety of trabodenoson when co-administered with commercially-available latanoprost eye drops. We have formulated our FDC product candidate to include these two drugs in a single eye drop. However, we may never be able to formulate or manufacture our FDC product candidate at commercial scale, or be able to demonstrate that the product is stable enough to commercialize. Any delay or failure to develop a suitable product formulation or manufacturing process for our FDC product candidate could materially harm our commercial prospects, result in higher costs or deprive us of potential product revenues.

Failure can occur at any stage of clinical development. If the clinical trials for our product candidates are unsuccessful, we could be required to abandon development.

A failure of one or more clinical trials can occur at any stage of testing for a variety of reasons. The outcome of preclinical testing and early clinical trials may not be predictive of the outcome of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, adverse events may occur or other risks may be discovered in any clinical trials that will cause us to suspend or terminate our clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including but not limited to changes in or adherence to trial protocols, differences in size and type of the patient populations and the rates of dropout among clinical trial participants. We have exposed more than 500 clinical trial subjects to trabodenoson. The FDA expects that a total of at least 1,300 patients will be exposed to at least a single dose of trabodenoson before submission of an NDA, and the complete NDA submission package must also contain safety data from at least 300 patients treated with trabodenoson for at least six months, and at least 100 patients treated for at least a year. Our future clinical trial results therefore may not demonstrate safety and efficacy sufficient to obtain regulatory approval for our product candidates. Moreover, we still need to evaluate the long-term safety effects of our product candidates, the results of which could adversely affect our clinical development program.

Flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. In addition, clinical trials often reveal that it is not practical or feasible to continue development efforts. Further, we have never submitted an NDA for any product candidates.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. Further, regulatory agencies and IRBs may at any time order or data safety monitoring boards may at any time recommend to the sponsor the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants.

If the results of our clinical trials for our current product candidates or clinical trials for any future product candidates do not achieve the primary efficacy endpoints or demonstrate unexpected safety issues, the prospects for approval of our product candidates will be materially adversely affected. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have failed to achieve similar results in later clinical trials, including longer term trials, or have failed to obtain regulatory approval of their product candidates. Many compounds that initially showed promise in clinical trials or earlier stage testing have later been found to cause undesirable or unexpected adverse effects that have prevented further development of

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the compound. In addition, we have typically only tested our product candidates in a single eye, which may not accurately predict the efficacy or safety of our product candidates when dosed in both eyes. Our recently completed Phase 3 did not produce the results that we expected, and potential future Phase 3 pivotal trials and long-term safety studies of trabodenoson monotherapy may not produce the results that we expect or desire. Our current and planned clinical trials are also designed to test the use of trabodenoson in combination with latanoprost in a single dosage form. Accordingly, the efficacy of our primary product candidates may not be similar or correspond directly to their efficacy when used as a monotherapy. Our current product candidates remain subject to the risks associated with clinical drug development as indicated above.

In addition to the circumstances noted above, we may experience numerous unforeseen events that could cause our clinical trials to be delayed, suspended or terminated, or which could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	clinical trials of our product candidates including our Phase 2 trial with our FDC product candidate may produce negative or inconclusive results or may not achieve their primary endpoints, and we may decide, or regulators may require us, to conduct additional clinical trials or implement a clinical hold or cease development;

•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	we may elect or be required to suspend or terminate clinical trials of our product candidates based on a finding that the participants are being exposed to health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•	our product candidates may have undesirable adverse effects or other unexpected characteristics.

If we elect or are required to suspend or terminate a clinical trial of any of our product candidates, our commercial prospects will be adversely impacted and our ability to generate product revenues may be delayed or eliminated.

Our product candidates may have undesirable adverse effects, which may delay or prevent regulatory approval or, if approval is received, require our products to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Unforeseen adverse effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. In particular, we are aware of the known potential of adenosine and adenosine-like drugs to affect the heart if present in the systemic circulation at high enough levels.

Any undesirable adverse effects that may be caused by our product candidates could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA and comparable non-U.S.

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regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if any of our product candidates receives regulatory approval and we or others later identify undesirable adverse effects caused by the product, we could face one or more of the following consequences:

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication, or other labeling changes;

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may seize the product;

•	we may be required to change the way that the product is administered, conduct additional clinical trials or recall the product;

•	regulatory authorities nay impose a REMS;

•	we may be subject to litigation or product liability claims, fines, injunctions, or criminal penalties; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing such product, which in turn could delay or prevent us from generating significant revenues from its sale.

Trabodenoson is an adenosine mimetic. Adenosine is used therapeutically to manage cardiovascular arrhythmias, such as paroxysmal supraventricular tachycardia, a type of accelerated heart rate. All of our data to date reflects that trabodenoson does not have systemic effects, including no impact on the cardiovascular system when dosed in the eye. However, we are still conducting additional trials for trabodenoson and systemic effects may arise in current and future trials. Furthermore, if trabodenoson has the perception of having potential adverse effects because it is an adenosine mimetic, it may be negatively viewed by ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community which would adversely affect the market acceptance of our product candidates. In addition, the use of our product candidates outside the indications approved for use, or off-label use, or the use of our product candidate in an inappropriate manner, may increase the risk of injury to patients. If approved, clinicians may use our products for off-label uses, as the FDA does not restrict or regulate a clinician’s choice of treatment within the practice of medicine. Off-label use of our products may increase the risk of product liability claims against us. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If our product candidates receive regulatory approval, we will be subject to ongoing regulatory requirements and we may face future development, manufacturing and regulatory difficulties.

Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and European Medicines Agency, or EMA, requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, we and our potential future contract manufacturers will be subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we and others with whom we work will be required to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, EMA and other similar foreign agencies and to comply with certain requirements concerning advertising and promotion for our product candidates. Promotional communications with respect to prescription drugs also are subject to a variety of legal

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and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Accordingly, once approved, we may not promote our products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	require product recalls;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include shutdown of manufacturing facilities, imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	impose other administrative or judicial civil or criminal penalties or pursue criminal prosecution;

•	withdraw regulatory approval;

•	refuse to approve pending applications or supplements to approved applications filed by us or by our potential future collaborators;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products.

If we are unable to effectively establish a direct sales force in the United States, our business may be harmed.

We currently do not have an established sales organization and do not have a marketing or distribution infrastructure. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing a glaucoma-focused specialty sales force of approximately 150 people targeting high-prescribing ophthalmologists and optometrists throughout the United States. We will need to incur significant additional expenses and commit significant additional time and management resources to establish and train a sales force to market and sell our products. We may not be able to successfully establish these capabilities despite these additional expenditures.

Factors that may inhibit our efforts to successfully establish a sales force include:

•	our inability to compete with other pharmaceutical companies to recruit, hire, train and retain adequate numbers of effective sales and marketing personnel with requisite knowledge of our target market;

•	the inability of sales personnel to obtain access to adequate numbers of ophthalmologists and optometrists to prescribe any future approved products;

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization; and

•	a delay in bringing products to market after efforts to hire and train our sales force have already commenced.

In the event we are unable to successfully market and promote our products, our business may be harmed.

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We currently intend to explore the licensing of commercialization rights or other forms of collaboration outside of the United States, which will expose us to additional risks of conducting business in international markets.

The non-U.S. markets are an important component of our growth strategy. If we fail to obtain licenses or enter into collaboration arrangements with selling parties, or if these parties are not successful, our revenue-generating growth potential will be adversely affected. Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

•	efforts to enter into collaboration or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the acquisition or development of product candidates;

•	changes in a specific country’s or region’s political and cultural climate or economic condition;

•	differing regulatory requirements for drug approvals and marketing internationally, which could result in our being required to conduct additional clinical trials or other studies before being able to successfully commercialize our product candidates in any jurisdiction outside the United States;

•	differing reimbursement regimes and price controls in certain non-U.S. markets;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	potentially reduced protection for intellectual property rights;

•	potential third-party patent rights in countries outside of the United States;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

•	the effects of applicable foreign tax structures and potentially adverse tax consequences;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incidental to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

•	failure of our employees and contracted third parties to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

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We face competition from established branded and generic pharmaceutical companies and if our competitors are able to develop and market products that are preferred over our products, our commercial opportunity will be reduced or eliminated.

The development and commercialization of new drug products is highly competitive. We face competition from established branded and generic pharmaceutical companies, smaller biotechnology and pharmaceutical companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat glaucoma. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Glaukos Corporation recently commercialized a trabecular micro-bypass stent that is implanted in the eye during cataract surgery and allows fluid to flow from the anterior of the eye into the collecting channels, bypassing the TM. In addition, early-stage companies that are also developing glaucoma treatments may prove to be significant competitors, such as Aerie Pharmaceuticals, Inc., which is developing a Rho kinase/norepinephrine transport inhibitor. We expect that our competitors will continue to develop new glaucoma treatments, which may include eye drops, oral treatments, surgical procedures, implantable devices or laser treatments. Other early-stage companies may also compete through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer adverse effects, are more convenient or are less expensive than our product candidates. The market for glaucoma prescriptions is highly competitive and is currently dominated by generic drugs, such as latanoprost and timolol, and additional products are expected to become available on a generic basis over the coming years. If any of our product candidates are approved, we expect that they will be priced at a premium over competitive generic products and consistent with other branded glaucoma drugs.

If our competitors market products that are more effective, safer, have fewer side effects or are less expensive than our product candidates or that reach the market sooner than our potential future products, if any, we may not achieve commercial success.

The commercial success of our product candidates will depend on the degree of market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community.

Our product candidates may not gain market acceptance among ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community. There are a number of available therapies marketed for the treatment of glaucoma. Some of these drugs are branded and subject to patent protection, but most others, including latanoprost and many beta blockers, are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by ophthalmologists and optometrists, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. Additionally, in patients with normal tension glaucoma whose IOP falls into the normal range, IOP is generally much more difficult to reduce. In these patients, trabodenoson may offer little or no clinical benefit, which may ultimately limit its utility in this subpopulation of glaucoma patients. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	the market price, affordability and patient out-of-pocket costs of our product candidates relative to other available products, which are predominantly generics;

•	the degree to which our product candidates obtain coverage and adequate reimbursement;

•	the effectiveness of our product candidates as compared with currently available products and any products that may be approved in the future;

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•	patient willingness to adopt our product candidates in place of current therapies;

•	varying patient characteristics including demographic factors such as age, health, race and economic status;

•	changes in the standard of care for the targeted indications for any of our product candidates;

•	the prevalence and severity of any adverse effects or perception of any potential side effects;

•	limitations or warnings contained in a product candidate’s FDA-approved labeling;

•	limitations in the approved clinical indications for our product candidates;

•	relative convenience and ease of administration;

•	the strength of our selling, marketing and distribution capabilities;

•	the quality of our relationship with patient advocacy groups;

•	sufficient third-party coverage and reimbursement; and

•	product liability claims.

In addition, the potential market opportunity for our product candidates is difficult to precisely estimate. Our estimates of the potential market opportunity for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research reports and other surveys. If any of these assumptions proves to be inaccurate, then the actual market for our product candidates could be smaller than our estimates of our potential market opportunity. If the actual market for our product candidates is smaller than we expect, our product revenue may be limited, and it may be more difficult for us to achieve or maintain profitability. If we fail to achieve market acceptance of our product candidates in the United States and abroad, our revenue will be more limited and it will be more difficult to achieve profitability.

If we fail to obtain and sustain coverage and an adequate level of reimbursement for our product candidates by third-party payors, potential future sales would be materially adversely affected.

The course of treatment for glaucoma patients primarily includes older drugs, and the leading products for the treatment of glaucoma currently in the market, including latanoprost and timolol, are available as generic brands. There will be no commercially viable market for our product candidates without coverage and adequate reimbursement from third-party payors, and any coverage and reimbursement policy may be affected by future healthcare reform measures. We cannot be certain that coverage and adequate reimbursement will be available for our product candidates or any other future product candidates we develop. Additionally, even if there is a commercially viable market, if the level of reimbursement is below our expectations, our anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. A current trend in the U.S. healthcare industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and other similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for our product candidates, which could result in product revenues being lower than anticipated. We believe our drugs will be priced significantly higher than existing generic drugs and consistently with current branded drugs. Patients who

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are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. If we are unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid and private payors may not be willing to cover or provide adequate reimbursement for our drugs, which would significantly reduce the likelihood of them gaining market acceptance. In the United States, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor.

We expect that private insurers will consider the efficacy, cost effectiveness, safety and tolerability of our product candidates in determining whether to approve coverage and set reimbursement levels for such products. Obtaining these approvals can be a time consuming and expensive process. Our business and prospects would be materially adversely affected if we do not receive approval for coverage and reimbursement of our product candidates from private insurers on a timely or satisfactory basis. Limitations on coverage and reimbursement could also be imposed by government payors, such as the local Medicare carriers, fiscal intermediaries, or Medicare Administrative Contractors. Further, Medicare Part D, which provides a pharmacy benefit to certain Medicare patients, does not require participating prescription drug plans to cover all drugs within a class of products. Our business could be materially adversely affected if private or governmental payors, including Medicare Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, our product candidates or other potential products.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. For example, reimbursement in the European Union must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.

If the prices for our product candidates decrease or if governmental and other third-party payors do not provide coverage and adequate reimbursement levels, our revenue, potential for future cash flows and prospects for profitability will suffer.

Recently enacted and future legislation may increase the difficulty and cost of commercializing our product candidates and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, restrict or regulate post-marketing activities and affect our ability to profitably sell our product candidates for which we obtain regulatory approval.

In March 2010, President Obama signed into law the ACA, a sweeping law intended to, among other things, broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Among other changes that affect the pharmaceutical industry, the ACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of average manufacturer price, or AMP, which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates, which previously had been payable only on fee-for-service utilization, to Medicaid managed care

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utilization, and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. Further, the ACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and requires manufacturers to provide a 50% point-of-sale discount off the negotiated price of applicable branded drugs dispensed to beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Substantial new provisions affecting compliance have also been enacted, including the Physician Payments Sunshine Act, as described above. Although it is too early to determine the full effect of the ACA, the new law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach the required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing approval testing and other requirements.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business in the future, or the effect any future legislation or regulation will have on us.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

The pricing of prescription pharmaceuticals is also subject to governmental control outside of the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

If we are found in violation of federal or state “fraud and abuse” laws or other healthcare laws, we may face penalties, which may adversely affect our business, financial condition and results of operation.

In the United States, we are subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in

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federal and state healthcare programs. The Federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, in cash or in kind, that is intended to induce or reward the referral of business, including the purchase, lease, order or arranging for or recommending the purchase, lease or order of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. Although we seek to structure our business arrangements in compliance with all applicable requirements, many healthcare fraud and abuse laws are broadly written, and it may be difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the Federal Anti-Kickback Statute. The federal false claims and civil monetary penalties laws, including the civil False Claims Act prohibits any individual or entity from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. The civil False Claims Act has been interpreted to prohibit presenting claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks have resulted in the submission of false claims to governmental healthcare programs. In addition, private individuals have the ability to bring actions on behalf of the government under the civil False Claims Act as well as under the false claims laws of several states. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, we are prohibited from, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program.

Additionally, the federal Physician Payments Sunshine Act within the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to certain payments or other transfers of value provided to physicians and teaching hospitals, and certain ownership and investment interests held by physicians and their immediate family members.

Many states have adopted laws similar to the aforementioned laws, including state anti-kickback and false claims laws, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 U.S. Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There may be ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information on certain types of individuals and organizations. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general

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new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other and from HIPAA in significant ways and may not have the same effect, thus complicating compliance efforts.

Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that the government could allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we could be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded federal or state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. Were this to occur, our business, financial condition and results of operations and cash flows may be materially adversely affected.

If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues and liquidity may suffer, and our products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

We may not be able to identify additional therapeutic opportunities for our product candidates or to expand our portfolio of products.

We may explore other therapeutic opportunities with trabodenoson and seek to develop and commercialize a portfolio of new ophthalmic drugs or explore non-ophthalmic opportunities in addition to our product candidates that we are currently developing. We have no potential products in our research and development pipeline other than those potential products that are formulations of trabodenoson or that apply trabodenoson for the treatment of glaucoma, other neuropathies and degenerative retinal diseases.

Research programs to pursue the development of our product candidates for additional indications and to identify new potential products or product candidates and disease targets require substantial technical, financial and human resources whether or not we ultimately are successful. Our research programs may initially show promise in identifying potential indications and/or potential products, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications and/or potential products;

•	product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or

•	it may take greater human and financial resources to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs and clinical trials than we will possess, thereby limiting our ability to diversify and expand our product portfolio.

Because we have limited financial and managerial resources, we focus on research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other

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potential products or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs, which could materially adversely affect our future growth and prospects.

If we reallocate our resources to acquire or develop one or more new product candidates, we may not be successful in developing such new product candidates and we will once again be subject to all the risks and uncertainties associated with research and development of products and technologies.

We have explored the possibility of reallocating our resources toward developing, acquiring, by acquisition or in-license, new product candidates. If we decide to acquire one or more new product candidates, we cannot guarantee that any such acquisition would result in the identification and successful development of one or more approved and commercially viable products. The development of products and technologies is subject to a number of risks and uncertainties, including:

•	the time, costs and uncertainty associated with the clinical testing required to demonstrate the safety and effectiveness of a product candidate to obtain regulatory approvals;

•	the ability to raise sufficient funds to fund the research and development of any one or more new product candidates;

•	the ability to find third party strategic partners to assist or share in the costs of product development, and potential dependence on such strategic partners, to the extent Inotek may rely on strategic partners for future sales, marketing or distribution;

•	the ability to protect the intellectual property rights associated with any one or more new product candidates;

•	litigation;

•	competition;

•	ability to comply with ongoing regulatory requirements;

•	government restrictions on the pricing and profitability of products in the United States and elsewhere; and

•	the extent to which third-party payers, including government agencies, private health care insurers and other health care payers, such as health maintenance organizations, and self-insured employee plans, will cover and pay for newly approved therapies.

Risks Related to Our Reliance on Third Parties

We currently depend on third parties to conduct some of the operations of our clinical trials and other portions of our operations, and we may not be able to control their work as effectively as if we performed these functions ourselves.

We rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to oversee and conduct our clinical trials, and to perform data collection and analysis of our product candidates. We expect to rely on these third parties to conduct clinical trials of any other potential products that we develop. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our program. In addition, any CRO that we retain will be subject to the FDA’s regulatory requirements or similar foreign standards and we do not have control over compliance with these regulations by these providers. Our agreements with third-party service providers are on trial-by-trial and

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project-by-project bases. Typically, we may terminate the agreements with notice and occasionally the third party service provider may terminate the agreement without notice. Typically, we are responsible for the third party’s incurred costs and occasionally we have to pay cancellation fees. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or regulatory approval of our product candidates or commercialization of our product candidates, producing additional losses and depriving us of potential product revenue.

Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities, and we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, the protocols for the trial and the FDA’s regulations and international standards, referred to as Good Clinical Practice, or GCP, requirements, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Preclinical studies must also be conducted in compliance with other requirements, such as Good Laboratory Practice, or GLP, and the Animal Welfare Act. Managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers.

Furthermore, these third parties may conduct clinical trials for competing drugs or may have relationships with other entities, some of which may be our competitors. As such, the ability of these third parties to provide services to us may be limited by their work with these other entities. The use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.

If these third parties do not successfully carry out their contractual duties or obligations and meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols according to regulatory requirements or for other reasons, our financial results and the commercial prospects for our current product candidates or our other potential products could be harmed, our costs could increase and our ability to obtain regulatory approval and commence product sales could be delayed.

We have no manufacturing capacity or experience and anticipate continued reliance on third-party manufacturers for the development and commercialization of our product candidates in accordance with manufacturing regulations.

We do not currently, nor currently intend to, operate manufacturing facilities for clinical or commercial production of our product candidates. We have no experience in drug formulation, and we lack the resources and the capabilities to manufacture our product candidates and potential products on a clinical or commercial scale. We do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We currently rely on third-party manufacturers to produce the active pharmaceutical ingredient and final drug product for our clinical trials. We currently have only one supplier of active pharmaceutical ingredient. We manage such production with all our vendors on a purchase order basis in accordance with applicable master service and supply agreements. We do not have long-term agreements with any of these or any other third-party suppliers. To the extent we terminate our existing supplier arrangements in the future and seek to enter into arrangements with alternative suppliers, we might experience a delay in our ability to obtain adequate supply for our clinical trials and commercialization. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if and when they are approved. Our third-party manufacturers have made only a limited number of lots of our product candidates to date and have not made any commercial lots. The manufacturing processes for our product

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candidates have never been tested at commercial scale, and the process validation requirement has not yet been satisfied for any product candidate. These manufacturing processes and the facilities of our third-party manufacturers will be subject to inspection and approval by the FDA before we can commence the manufacture and sale of our product candidates, and thereafter on an ongoing basis. Some of our third-party manufacturers have never been inspected by the FDA and have not been through the FDA approval process for a commercial product. Some of our third-party manufacturers are subject to FDA inspection from time to time. Failure by these third-party manufacturers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidates may result in regulatory actions such as the issuance of FDA Form 483 inspectional observations, warning letters or injunctions or the loss of operating licenses. Based on the severity of the regulatory action, our clinical or commercial supply of our product candidates could be interrupted or limited, which could have a material adverse effect on our business.

With respect to commercial production of our product candidates in the future, we plan on outsourcing production of the active pharmaceutical ingredients and final product manufacturing if and when approved for marketing by the applicable regulatory authorities. This process is difficult and time consuming and we can give no assurance that we will enter commercial supply agreements with any contract manufacturers on favorable terms or at all.

Reliance on third-party manufacturers entails risks, including:

•	manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of their agreements with us;

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

•	the possible breach of the manufacturing agreement by the third party;

•	product loss due to contamination, equipment failure or improper installation or operation of equipment or operator error;

•	the failure of the third-party manufacturer to comply with applicable regulatory requirements; and

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

Our manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our product candidates and potential products could be interrupted, resulting in delays and additional costs. We may also have to incur other charges and expenses for products that fail to meet specifications and undertake remediation efforts.

If third-party manufacturers fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before a third party can begin the commercial manufacturing of our product candidates and potential products, their manufacturing facilities, processes and quality systems must be in compliance with applicable regulations. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, any potential third-party manufacturer may be unable to initially pass federal, state or international regulatory inspections in a cost effective manner. If contract manufacturers fail to pass such inspection, our commercial supply of drug substance will be significantly delayed and may result in significant additional costs. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and comparable non-U.S. regulatory authorities, before and after product approval, and must comply with cGMP. Our contract manufacturers may encounter difficulties in achieving quality control and quality assurance and

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may experience shortages in qualified personnel. In addition, contract manufacturers’ failure to achieve and maintain high manufacturing standards in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in patient injury, product liability claims, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. If a third-party manufacturer with whom we contract is unable to comply with manufacturing regulations, we may also be subject to fines, unanticipated compliance expenses, recall or seizure of our products, product liability claims, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions could materially adversely affect our financial results and financial condition.

Furthermore, changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, will require prior FDA review and/or approval of the manufacturing process and procedures in accordance with the FDA’s regulations, or comparable foreign requirements. This review may be costly and time consuming and could delay or prevent us from conducting our clinical trials or launching a product. The new facility will also be subject to pre-approval inspection. In addition, we have to demonstrate that the product made at the new facility is equivalent to the product made at the former facility by physical and chemical methods, which are costly and time consuming. It is also possible that the FDA may require clinical testing as a way to prove equivalency, which would result in additional costs and delay.

Any collaboration arrangement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and future product candidates.

We plan to seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and future product candidates outside of the United States. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we choose to enter into such arrangements, and the terms of the arrangements may not be favorable to us. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. To the extent such collaborators have programs that are competitive with our product candidates, they may decide to focus time and resources on development of those programs rather than our product candidates.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

If we are not able to establish collaborations, we may have to alter our development and commercialization plans.

The development and potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

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We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our product candidates. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Intellectual Property

We may not be able to protect our proprietary technology in the marketplace.

We depend on our ability to protect our proprietary technology. We rely largely on trade secret and patent laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Our success depends in large part on our ability and any future licensee’s ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We believe we will continue to be able to obtain, through prosecution of our current pending patent applications, adequate patent protection for our proprietary drug technology. If we are compelled to spend significant time and money protecting or enforcing our patents or patent applications, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. If we are unable to effectively protect the intellectual property that we own, other companies may be able to offer the same or similar products for sale, which could materially adversely affect our competitive business position and harm our business prospects. Our patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that we may have for our products.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the United States and many jurisdictions outside of the United States is not consistent. For example, in many jurisdictions the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or create uncertainty. In addition, publication of information related to our current product candidates and potential products may prevent us from obtaining or enforcing patents relating to these product

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candidates and potential products, including, without limitation, composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Our intellectual property consists of issued patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. The trabodenoson polymorph US patent is scheduled to expire in 2033. See “Business—Intellectual Property” included in our Annual Report on Form 10-K for the year ended December 31, 2016, for further information about our issued patents and patent applications.

Patents that we own or may license in the future do not necessarily ensure the protection of our product candidates for a number of reasons, including without limitation the following:

•	we may not have been the first to make the inventions covered by our patents or pending patent applications;

•	we may not have been the first to file patent applications for these inventions;

•	any patents issued to us may not cover our products as ultimately developed;

•	our pending patent applications may not result in issued patents, and even if they issue as patents, they may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	our patents may not be broad or strong enough to prevent competition from other products that are identical or similar to our product candidates;

•	there can be no assurance that the term of a patent can be extended under the provisions of patent term extension afforded by U.S. law or similar provisions in foreign countries, where available;

•	our patents, and patents that we may obtain in the future, may not prevent generic entry into the U.S. market for our trabodenoson and other product candidates;

•	we may be required to disclaim part of the term of one or more patents;

•	there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim;

•	there may be patents issued to third parties that will affect our freedom to operate;

•	if our patents are challenged, a court could determine that they are invalid or unenforceable;

•	there might be significant changes in the laws that govern patentability, validity and infringement of our patents that adversely affects the scope of our patent rights;

•	a court could determine that a competitor’s technology or product does not infringe our patents;

•	our patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing; and

•	we may fail to obtain patents covering important products and technologies in a timely fashion or at all.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act have not yet become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the

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operation of our business. However, the Leahy-Smith Act, in particular the first-to-file provision, and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we encounter delays in our development or clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

Our competitors may seek to invalidate our patents.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may seek to market generic versions of any approved products by submitting Abbreviated New Drug Applications, or ANDAs, to the FDA in which our competitors claim that our patents are invalid, unenforceable and/or not infringed. Alternatively, our competitors may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity or enforceability. In that regard, third parties may challenge our patents in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

A significant portion of our intellectual property portfolio currently includes pending patent applications that have not yet issued as patents. If our pending patent applications fail to issue our business will be adversely affected.

Our commercial success will depend significantly on maintaining and expanding patent protection for our product candidates, as well as successfully defending our current and future patents against third-party challenges. As of March 31, 2017, we own at least 50 issued patents and have at least 40 pending patent applications in the United States and a number of foreign jurisdictions relating to our current product candidates and proprietary technology. See “Business—Intellectual Property” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for further information about our issued patents and patent applications. Our intellectual property consists of patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition of matter patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. The trabodenoson polymorph US patent is scheduled to expire in 2033.

There can be no assurance that our patent applications will issue as patents in the United States or foreign jurisdictions in which such applications are pending. Even if patents do issue on any of these applications, there can be no assurance that a third party will not challenge their validity or that we will obtain sufficient claim scope in those patents to prevent a third party from competing successfully with our products.

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We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent we are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to prevent infringement of our patents or misappropriation of these intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or the USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In this event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our product candidates or potential products infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are accepted or issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that our product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover our product candidates.

Third parties may assert that we are employing their proprietary technology without authorization and may sue us for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect our results of operations and divert the attention of managerial and scientific personnel. If we are sued for patent infringement, we would need to demonstrate that our product candidates, potential products or methods either do

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not infringe the claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we acquire or obtain a license under the applicable patents or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may face claims of infringement, misappropriation or other violations of the rights of third-party intellectual property holders.

Pharmaceutical companies, biotechnology companies and academic institutions may compete with us in the commercialization of trabodenoson for use in ophthalmic indications and filing patent applications potentially relevant to our business. In order to contend with the strong possibility of third-party intellectual property conflicts, we periodically conduct freedom-to-operate studies, but such studies may not uncover all patents relevant to our business.

From time to time, we find it necessary or prudent to obtain licenses from third-party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, we may use the results of freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third-party intellectual property. For example, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. We strive to identify potential third-party intellectual property issues in the early stages of research of our research programs, in order to minimize the cost and disruption of resolving such issues.

In spite of these efforts to avoid obstacles and disruptions arising from third-party intellectual property, it is impossible to establish with certainty that our products will be free of claims that we infringe, misappropriate or otherwise violate the rights of third-party intellectual property holders. Even with modern databases and online search engines, freedom-to-operate searches are imperfect and may fail to identify relevant patents and published applications. Even when a third-party patent is identified, we may conclude that we do not infringe the patent or that the patent is invalid. If the third-party patent owner disagrees with our conclusion and we continue with the business activity in question, patent litigation may result. We might decide to initiate litigation in an attempt to have a court declare the third-party patent invalid or non-infringed by our activity.

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We may be subject to claims that we or our employees have misappropriated the intellectual property, including trade secrets, of a third party, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities, biotechnology companies or other pharmaceutical companies, including our competitors or potential competitors. Some of these employees, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the intellectual property and other proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed such intellectual property, including trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but litigation may be necessary in the future to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we have not filed a patent application or where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets. Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, others may independently discover our trade secrets and proprietary information. Further, the FDA, as part of its Transparency Initiative, a proposal by the FDA to increase disclosure and make data more accessible to the public, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position and financial results.

Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

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Any lawsuits relating to infringement of intellectual property rights brought by or against us will be costly and time consuming and may adversely impact the price of our common stock.

We may be required to initiate litigation to enforce or defend our intellectual property. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, our patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings, and other forms of post-grant review. In the United States, for example, post-grant review has recently been expanded. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel’s time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our common stock.

We will need to obtain FDA approval of any proposed product names, and any failure or delay associated with such approval may adversely affect our business.

Any name we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the USPTO. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies certain medical claims or contributes to an overstatement of efficacy. If the FDA objects to any of our proposed product names, we may be required to adopt an alternative name for our product candidates. If we adopt an alternative name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

If we do not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of our patents and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA regulatory approval for our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price

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Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain earlier approval of competing products, and our ability to generate revenues could be materially adversely affected.

Risks Related to Our Business Operations and Industry

We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

We are currently a small company with nineteen full-time employees as of May 1, 2017, and we outsource to consultants or other organizations a portion of our operations, including but not limited to research and development and conduct of clinical trials and certain administrative functions. In order to commercialize our product candidates, we will need to substantially increase our operations. We expect to significantly expand our employment base when and if we reach the full commercial stages of our current product candidates’ life cycle.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical trials and the regulatory process effectively;

•	manage the manufacturing of product candidates and potential products for clinical and commercial use;

•	integrate current and additional management, administrative, financial and sales and marketing personnel;

•	develop a marketing and sales infrastructure;

•	hire new personnel necessary to effectively commercialize our product candidates;

•	develop our administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

Product candidates that we may acquire or develop in the future may be intended for patient populations that are large. In order to continue development and marketing of these product candidates, if approved, we would need to significantly expand our operations. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third parties. Because we have never had this infrastructure, there may be increased risk that we will not be able to adequately meet these reporting obligations in a timely manner.

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We are a clinical-stage company and it may be difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, conducting research and developing our product candidates. We have not yet demonstrated our ability to successfully complete a pivotal Phase 3 clinical trial, obtain regulatory approval of a product candidate, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history and more experience with late stage development and commercialization of product candidates.

In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. If we market any products, we will need to transition from a company with a product development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We depend upon our key personnel and our ability to attract and retain employees.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. We are highly dependent on our senior management team and our scientific founders, as well as the other principal members of our management and scientific teams. Although we have formal employment agreements with our executive officers, these agreements do not prevent them from terminating their employment with us at any time. The loss of the services of any member of our senior management or scientific team or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of David P. Southwell, our President and Chief Executive Officer, Rudolf A. Baumgartner, M.D., our Executive Vice President and Chief Medical Officer, or Dale Ritter, our Vice President—Finance, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We do not currently carry “key person” insurance on the lives of members of executive management. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, or SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the

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individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If we engage in acquisitions or mergers in the future, we will incur a variety of costs and we may never realize the anticipated benefits of such acquisitions.

We may attempt to acquire companies, businesses, technologies, services, products or other product candidates or merge with other companies in the future that we believe are a strategic fit with our business. We have no present agreement regarding any material acquisitions or other transactions. However, if we do undertake any acquisitions or mergers, the process of integrating an acquired or merged business, technology, service, product candidates or potential products into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management’s attention from our core business. In addition, we may fail to retain key executives and employees of acquired or merged companies, which may reduce the value of the acquisition or merger, or give rise to additional integration costs. Future acquisitions or mergers could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions or mergers could also result in the incurrence of debt, actual or contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition or merger.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payors and distributors to purchase, pay for and effectively distribute our products. Similarly, these macroeconomic factors could affect the ability of our potential future contract manufacturers, sole-source or single-source suppliers or licensees to remain in business or otherwise manufacture or supply product. Failure by any of them to remain in business could affect our ability to manufacture products.

If product liability lawsuits are successfully brought against us, our insurance may be inadequate and we may incur substantial liability.

We face an inherent risk of product liability claims as a result of the clinical testing of our product candidates. We will face an even greater risk if we commercially sell our product candidates or any other potential products that we develop. We maintain product liability insurance with an aggregate limit of $10 million that covers our clinical trials and we plan to maintain insurance against product liability lawsuits for commercial sale of our product candidates. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products or product candidates has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims in connection with our clinical trials and product candidates and, in the future, commercial use of our product candidates, for which our insurance coverage may not be adequate, and the cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial.

For example, we may be sued if any product or product candidate we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product

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liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	reduced resources of our management to pursue our business strategy;

•	decreased demand for our product candidates or potential products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	initiation of investigations by regulators;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant costs to defend resulting litigation;

•	diversion of management and scientific resources from our business operations;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We will need to increase our insurance coverage if our product candidates receive marketing approval and we begin selling them. However, the product liability insurance we will need to obtain in connection with the commercial sales of our product candidates, if and when they receive regulatory approval, may be unavailable in meaningful amounts or at a reasonable cost. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidates, if and when they obtain regulatory approval, which could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Additionally, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, auto, property, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our financial position, cash flows and results of operations.

Business interruptions could delay us in the process of developing our products and could disrupt our sales.

Our headquarters is located in Lexington, Massachusetts. We are vulnerable to natural disasters, such as severe storms and other events that could disrupt our business operations. We do not carry insurance for natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access,

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natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

A breach of the Company’s computer systems and networks could materially adversely affect the Company’s business and financial condition.

Our business requires us, including some of our vendors, to use and store personally identifiable and other sensitive information, such as health and medical data, for employees and patients. The security measures put in place by the Company, and such vendors, cannot provide absolute security, and the Company and our vendors’ information technology infrastructure may be vulnerable to criminal cyber-attacks or data security incidents due to employee error, malfeasance, or other vulnerabilities. The techniques used by criminals to obtain unauthorized access to sensitive data are increasing in sophistication and are often novel, or change frequently. Such attacks now often take the form of phishing, spear-phishing, and other forms of human engineering and impersonation. These attacks could target not only personally identifiable information of the Company’s employees and patients but the Company’s intellectual property, trade secrets (such as drug formulations), and other proprietary information. The Company may be unable to anticipate these techniques or implement adequate preventative measures. As a result, there is no guarantee that despite the Company’s best efforts, the Company will not become the victim of such an attack in the future, that unauthorized parties will not gain access to sensitive data stored on the Company’s systems or the systems of Company’s vendors, or that any such incident will be discovered in a timely manner.

Any such incident could compromise the Company’s or such vendors’ networks, and the information stored by the Company or such vendors could be accessed, misused, shared publicly, corrupted, lost, held for ransom, or stolen, resulting in fraud, including wire fraud related to Company assets, corporate espionage, or other harm. Moreover, if a data security incident or breach affects the Company’s systems or such vendors’ systems or results in the unauthorized release of personally identifiable information, the Company’s reputation could be materially harmed and the Company may be exposed to a risk of loss or litigation and possible liability, which could result in a material adverse effect on the Company’s business, results of operations, and financial condition. In the event clinical or other medical data from patients enrolled in clinical trials is exposed to unauthorized persons, either by the Company or the Company’s vendors, the Company could face challenges enrolling patients in future trials. The Company’s insurance coverage may not cover or may be inadequate to cover the losses it could incur should the Company experience a major data security event.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of fraud or other misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners and vendors. Misconduct by these parties could include failures to comply with the regulations of the FDA and comparable non-U.S. regulatory authorities, provide accurate information to the FDA and comparable non-U.S. regulatory authorities, comply with fraud and abuse and other healthcare laws in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct could also involve the

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improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We adopted a code of ethics, but it is not always possible to identify and deter employee and other third-party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws. If any such actions are instituted against us resulting from such misconduct those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

We and our development partners, third-party manufacturers and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

We and our development partners, third-party manufacturers and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Risks Related to Ownership of Our Common Stock

The availability of our common stock and securities linked to our common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue equity and equity-linked securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute your ownership interest in our company and have an adverse effect on the price of our common stock.

If we fail to maintain the listing of our common stock with a U.S. national securities exchange, the liquidity of our common stock could be adversely affected.

If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, our common stock. In addition, there can be no assurance that our common stock would be eligible for trading on any such alternative exchange or markets.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above your purchase price of our shares.

Our initial public offering was completed in February 2015. Therefore, there has only been a public market for our common stock for a short period of time. Our common stock is listed on NASDAQ. Since shares of our

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common stock were sold in our initial public offering in February 2015 at $6.00 per share, our stock price has reached a high of $19.45 per share and a low of $1.50 per share through May 1, 2017.

The trading price of our common stock is likely to continue to be volatile, and you can lose all or part of your investment in us. In fact, following our announcement of the results of our Phase 3 monotherapy clinical trial on January 3, 2017, the price of our common stock dropped $4.35 per share, or 71%, from $6.10 per share as of the close of business on December 30, 2016, to $1.75 per share as of the close of business on January 3, 3017. The closing price of our common stock was $2.00 on April 28, 2017. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Quarterly Report on Form 10-Q, may have a significant impact on the market price of our common stock:

•	announcements of regulatory approval or a complete response letter, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	announcements of therapeutic innovations or new products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	any adverse changes to our relationship with manufacturers or suppliers;

•	the results of our testing and clinical trials;

•	the results of our efforts to acquire or license additional product candidates;

•	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs;

•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	sales by us of securities linked to our common stock;

•	general economic and market conditions and overall fluctuations in the U.S. equity markets;

•	changes in accounting principles; and

•	the loss of any of our key scientific or management personnel.

In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, a significant decline in the financial markets and other related factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

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We and our management are parties to a lawsuit which, if adversely decided against, could adversely affect our business and cause the price of our common stock to continue to decrease. We may also be subject to other securities litigation in the future, which is expensive and could divert management attention.

Our share price has been and may continue to be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. This risk is especially relevant for us because our stock price declined following our announcement of top-line data from our Phase 3 clinical trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, against the Company, David Southwell, Rudolf Baumgartner, Dale Ritter, and William McVicar, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding our MATrX-1 Phase 3 clinical trial of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages, interest, attorneys’ fees and costs, and unspecified equitable/injunctive relief. The Company will vigorously defend plaintiff’s claims on the factual record, which it believes will prove that the Company is not liable to the plaintiff in any regard. This litigation or future litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in this or future litigation could also subject us to significant liabilities.

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

As of April 14, 2017, our officers and directors, and stockholders who individually own more than 5% of our outstanding common stock, in the aggregate, beneficially owned approximately 57% of our common stock.

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders or noteholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as a stockholder or noteholder, and they may act in a manner that advances their best interests and not necessarily those of other stockholders or noteholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock and 2021 Convertible Notes.

A substantial number of shares of our common stock are eligible for future sale in the public market, and the issuance or sale of equity, convertible or exchangeable securities in the market, including shares issuable upon conversion of our convertible notes, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock.

Any issuance of shares of our common stock or other securities, including for the purposes of raising capital to fund our operations, financing acquisitions and the expansion of our business, will have a dilutive effect on our existing stockholders. In addition, the perceived market risk associated with the possible issuance of a large number of shares of our common stock, including pursuant to the exercise of our currently outstanding stock options, or issuances of securities convertible or exchangeable into a large number of shares of our common stock could cause some of our stockholders to sell their common stock, thus causing the trading price of our common stock to decline. Subsequent sales of our common stock in the open market, exercises of our currently

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outstanding stock options and the subsequent sale of the shares acquired thereunder or the sale by us of shares of our common stock or securities convertible or exchangeable into our common stock for capital raising purposes could also have an adverse effect on the trading price of our common stock. If our common stock price declines, it will be more difficult for us to raise additional capital or we may be unable to raise additional capital at all.

In August 2016, we issued $52.0 million aggregate principal amount of our 5.75% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”). The 2021 Convertible Notes are convertible at the option of the holder at an initial conversion rate of approximately 124.7505 shares of our common stock per $1,000 principal amount of 2021 Convertible Notes, which is equivalent to an initial conversion price of approximately $8.02 per share of our common stock, and is subject to adjustment upon certain events and conditions, including the issuance of stock dividends and payment of cash dividends. In addition, in certain circumstances, the conversion rate will also be increased with respect to a holder’s conversion of 2021 Convertible Notes in connection with the occurrence of one or more corporate events. A substantial number of shares of our common stock are reserved for issuance upon conversion of the 2021 Convertible Notes. The issuance of shares of our common stock upon conversion of the 2021 Convertible Notes would dilute the ownership interest of our common stockholders and may materially adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In April 2016, we entered into a sales agreement with Cowen and Company, LLC to sell shares of our common stock up to a maximum aggregate offering price of $50.0 million, from time to time, through an “at the market” equity offering program under which Cowen acts as sales agent (the “ATM”). We did not sell any shares of common stock pursuant to the ATM during the three months ended March 31, 2017. At March 31, 2017, $45.6 million was available for sale of common stock under the ATM.

In connection with other collaborations, joint ventures, license agreements or future financings that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our existing and future common stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to holders of our common stock for the foreseeable future.

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If we are unable to substantially utilize our net operating loss carryforward, our financial results will be adversely affected.

As of December 31, 2016 we had federal and state net operating losses of approximately $105.3 million and $62.7 million, respectively, which may be utilized against future federal and state income taxes, respectively. In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than fifty percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). Purchases of our common stock in amounts greater than specified levels, which are beyond our control, or prior issuances of our common stock, could create a limitation on our ability to utilize our NOLs for tax purposes in the future. Limitations imposed on our ability to utilize NOLs could cause federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, or have occurred in the past, we may not derive some or all of the expected benefits from our NOLs. We have determined that we have experienced prior ownership changes occurring in 2005, 2007, and 2015. NOLs generated prior to these changes, although subject to an annual limitation, can be utilized in future years as well as any post change NOLs. In addition, at the state level there may be periods during which the use of NOLs is suspended or otherwise limited, which would accelerate or may permanently increase state taxes owed.

The requirements associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our common stock is traded and other applicable securities rules and regulations. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC and NASDAQ may also impose various additional requirements on public companies. As a result, we incur substantial legal, accounting and other expenses. Further, the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We will incur increased costs as a result of operating as a public company, and our management team will be required to devote substantial time to new compliance initiatives.

Now that we are a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and The NASDAQ Stock Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However,

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while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) December 31, 2020; (ii) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” For example, we have irrevocably elected under Section 107 of the JOBS Act not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our

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internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

Some provisions of our charter document, Delaware law and the indenture that governs our 2021 Convertible Notes may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•	allowing the authorized number of our directors to be changed only by resolution of our board of directors;

•	limiting the removal of directors by the stockholders;

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	requiring the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal our bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

In addition, the terms of our 2021 Convertible Notes require us to repurchase the 2021 Convertible Notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the 2021 Convertible Notes to require us to repurchase the 2021 Convertible Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the 2021 Convertible Notes.

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Item 2.	Unregistered Sales of Equity Securities

None.

Item 3.	Defaults upon Senior Securities

None.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

None.

Item 6.	Exhibits

The exhibits filed as part of this Quarterly Report on Form 10-Q are set forth on the Exhibit Index, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOTEK PHARMACEUTICALS CORPORATION

May 10, 2017	By:	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director (Principal Executive Officer)

May 10, 2017	By:	/s/ Dale Ritter
Dale Ritter
Vice President—Finance (Principal Financial and Accounting Officer)

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EXHIBIT INDEX

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	10-K	3.1	3/31/15	001-36829

3.2	Amended and Restated By-Laws of the Registrant.	10-K	3.2	3/31/15	001-36829

4.1	Specimen Common Stock Certificate of the Registrant.	10-K	4.1	3/31/15	001-36829

4.2	Base Indenture, dated as of August 5, 2016, by and between the Registrant and Wilmington Trust, National Association	8-K	4.1	8/5/2016	001-36829

4.3	First Supplemental Indenture, dated as of August 5, 2016, by and between the Registrant and Wilmington Trust, National Association	8-K	4.2	8/5/2016	001-36829

4.4	Form of 5.75% Convertible Senior Note due 2021	8-K	4.3	8/5/2016	001-36829

31.1*	Certification of Principal Executive Officer pursuant to Exchange Act rules 13a-14 or 15d-14.

31.2*	Certification of Principal Financial Officer pursuant to Exchange Act rules 13a-14 or 15d-14.

32.1*	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Exchange Act rules 13a-14(b) or 15d-14(b) and 18 U.S.C. Section 1350.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Link Document.

*	Filed herewith.

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Exhibit 31.1

CERTIFICATIONS

I, David P. Southwell, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended March 31, 2017 of Inotek Pharmaceuticals Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 10, 2017	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director
(Principal Executive Officer)

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Exhibit 31.2

CERTIFICATIONS

I, Dale Ritter, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended March 31, 2017 of Inotek Pharmaceuticals Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 10, 2017	/s/ Dale Ritter
Dale Ritter
Vice President–Finance
(Principal Financial Officer)

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Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report on Form 10-Q of Inotek Pharmaceuticals Corporation (the “Company”) for the period ended March 31, 2017, as filed with the United States Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that to his knowledge:

1)	the Report which this statement accompanies fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 10, 2017	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: May 10, 2017	/s/ Dale Ritter
Dale Ritter
Vice President–Finance
(Principal Financial Officer)

B-2-78

Annex B-3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number: 001-36829

Inotek Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	04-3475813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

91 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:

(781) 676-2100

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes   ☒    No   ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes ☒    No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐    No ☒

As of August 3, 2017, there were 27,010,202 shares of common stock, $0.01 par value per share, outstanding.

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FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Quarterly Report on Form 10-Q are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	our ability to successfully identify or consummate a strategic alternative;

•	federal, state, and non-U.S. regulatory requirements, including regulation of our current or any other future product candidates by the U.S. Food and Drug Administration (the “FDA”);

•	successful potential future development of trabodenoson for any indications;

•	our expectations regarding reporting top-line data of our trials;

•	the potential sale of trabodenoson or license to a potential licensee; the timing of and our ability to submit regulatory filings with the FDA and to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, any of our current or future product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy, including with respect to our potential sales force in the United States and our partnering and collaboration efforts outside the United States;

•	third-party payor reimbursement for our current or future product candidates or any other potential products;

•	our expectations regarding the clinical safety, tolerability and efficacy of our product candidates and results of our clinical trials;

•	the timing, cost or other aspects of a potential commercial launch of any of our product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing;

•	our expectations regarding licensing, acquisitions and strategic operations or alternatives;

•	the potential advantages of our product candidates;

•	our competitors and their product candidates, including our expectations regarding those competing product candidates;

•	our ability to protect and enforce our intellectual property rights, including our patented and trade secret protected proprietary rights in our product candidates; and

•	anticipated trends and challenges in our business and the markets in which we operate.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Quarterly Report on Form 10-Q.

B-3-2

Any forward-looking statements in this Quarterly Report on Form 10-Q reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under Part II, Item 1A. Risk Factors in this Quarterly Report on Form 10-Q and elsewhere in this Quarterly Report on Form 10-Q. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This Quarterly Report on Form 10-Q also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

B-3-3

Inotek Pharmaceuticals Corporation

B-3-4

PART I — FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements

Inotek Pharmaceuticals Corporation

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$27,610	$29,798
Short-term investments	81,144	96,675
Prepaid expenses and other current assets	1,067	1,876

Total current assets	109,821	128,349
Property and equipment, net	1,076	1,130
Other assets	168	168

Total assets	$111,065	$129,647

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$368	$1,592
Accrued expenses and other current liabilities	2,423	4,416
Accrued interest	1,225	1,204

Total current liabilities	4,016	7,212
2021 Convertible Notes, net of issuance costs	49,242	48,960
Other long-term liabilities	277	307

Total liabilities	53,535	56,479

Commitments and Contingencies (Note 7)
Stockholders’ equity:
Preferred Stock, $0.001 par value: 5,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.01 par value: 120,000,000 shares authorized at June 30, 2017 and December 31, 2016; 27,010,202 and 26,986,318 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	270	270
Additional paid-in capital	313,441	311,829
Accumulated deficit	(256,109)	(238,877)
Accumulated other comprehensive loss	(72)	(54)

Total stockholders’ equity	57,530	73,168

Total liabilities and stockholders’ equity	$111,065	$129,647

The accompanying notes are an integral part of these consolidated financial statements.

B-3-5

Inotek Pharmaceuticals Corporation

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$(3,624)	$(6,465)	$(10,721)	$(14,080)
General and administrative	(2,232)	(2,315)	(5,101)	(4,837)

Loss from operations	(5,856)	(8,780)	(15,822)	(18,917)
Interest expense	(889)	—	(1,765)	—
Interest income	183	96	355	165

Net loss	$(6,562)	$(8,684)	$(17,232)	$(18,752)

Net loss per share attributable to common stockholders—basic and diluted	$(0.24)	$(0.33)	$(0.64)	$(0.71)

Weighted-average number of shares outstanding—basic and diluted	26,994,454	26,623,280	26,990,409	26,523,337

The accompanying notes are an integral part of these consolidated financial statements.

B-3-6

Inotek Pharmaceuticals Corporation

Consolidated Statements of Comprehensive Loss

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(6,562)	$(8,684)	$(17,232)	$(18,752)
Other comprehensive income:
Net unrealized income (loss) on marketable securities	—	17	(18)	28

Total comprehensive loss	$(6,562)	$(8,667)	$(17,250)	$(18,724)

The accompanying notes are an integral part of these consolidated financial statements.

B-3-7

Inotek Pharmaceuticals Corporation

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(17,232)	$(18,752)
Adjustments to reconcile net loss to cash used in operating activities:
Noncash interest expense	282	—
Noncash rent expense	(30)	(31)
Amortization of premium on marketable securities	133	112
Depreciation	124	72
Stock-based compensation	1,577	1,173
Changes in operating assets and liabilities:
Prepaid expenses and other assets	803	500
Accounts payable	(1,224)	(712)
Accrued expenses and other current liabilities	(1,972)	642

Net cash used in operating activities	(17,539)	(16,996)

Cash flows from investing activities:
Purchases of short-term investments	(27,204)	(57,414)
Proceeds from the maturities of short-term investments	42,590	28,941
Purchases of property and equipment	(70)	(236)

Net cash provided by (used in) investing activities	15,316	(28,709)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	4,049
Proceeds from issuance of common stock pursuant to stock option plans	—	88
Proceeds from issuance of common stock pursuant to employee stock purchase plan	35	45

Net cash provided by financing activities	35	4,182

Net change in cash and cash equivalents	(2,188)	(41,523)
Cash and cash equivalents, beginning of period	29,798	80,042

Cash and cash equivalents, end of period	$27,610	$38,519

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,462	$—

Supplemental disclosure of noncash investing and financing activities:
Net unrealized gain (loss) on marketable securities	$(18)	$28

The accompanying notes are an integral part of these consolidated financial statements.

B-3-8

INOTEK PHARMACEUTICALS CORPORATION

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

1. Organization and Operations

Inotek Pharmaceuticals Corporation (the “Company”) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, including glaucoma. The Company has been developing trabodenoson in a monotherapy and in a fixed-dose combination therapy (“FDC”) to treat glaucoma. On January 3, 2017, the Company announced that MATrX-1, its first pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension did not meet its primary endpoint. On July 7, 2017, the Company announced its Phase 2 FDC clinical trial of trabodenoson and latanoprost for the treatment of glaucoma also did not meet its primary endpoint. The Company has voluntarily discontinued its development of trabodenoson, in view of the results of these clinical trials and engaged a financial advisor to assist in pursuing strategic alternatives. There can be no assurance a transaction will result from this process. The Company’s headquarters are located in Lexington, Massachusetts.

The Company has devoted substantially all of its efforts to research and development, including clinical trials of its product candidates, primarily trabodenoson. The Company has not completed the development of any product candidates. The Company has no current source of revenue to sustain future development activities and does not expect to generate revenue until and unless the Company receives regulatory approval of and successfully commercializes its product candidates. The Company is subject to a number of risks and uncertainties similar to those of other life science companies developing new products, including, among others, the risks related to the necessity to obtain adequate additional financing, to successfully develop product candidates, to obtain regulatory approval of products candidates, to comply with government regulations, to successfully commercialize its potential products, to protect proprietary technology and to the dependence on key individuals.

In April 2016, the Company filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale of up to $200,000 in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and units; and (ii) a sales agreement prospectus covering the offering, issuance and sale of up to a maximum aggregate offering price of $50,000 of the Company’s common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC (the “ATM”). The $50,000 of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. The Company did not sell any shares of common stock pursuant to the ATM during the three and six months ended June 30, 2017. At June 30, 2017, $45,599 was available for sale of common stock under the ATM. Additionally, in 2016 the Company issued $52,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2021 pursuant to a Prospectus Supplement to its Form S-3, (the “2021 Convertible Notes”), which further reduces the balance available under the base prospectus to $98,000 as of June 30, 2017.

As of June 30, 2017, the Company had an accumulated deficit of $256,109 and $108,754 of cash and cash equivalents and short-term investments.

Although the Company has suspended its research and development activities, if the Company resumes the development of any product candidates, it will need to expend substantial resources for research and development, including costs associated with the clinical testing of its product candidates and will need to obtain additional financing to fund its operations and to conduct trials for its product candidates. If such products were to receive regulatory approval, the Company would need to prepare for the potential commercialization of its product candidates and fund the commercial launch and continued marketing of its products. The Company expects operating expenses may increase or decrease depending upon whether a strategic transaction is entered into, but expects aggregate operating expenses will not increase in 2017 over 2016.

B-3-9

2. Significant Accounting Policies

Basis of Presentation—The Company’s interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the Company has made all necessary adjustments, which include normal recurring adjustments necessary for a fair statement of the Company’s financial position and results of operations for the interim periods presented. Certain information and disclosures normally included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted. These interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K. The results for the three and six months ended June 30, 2017 are not necessarily indicative of the results to be expected for a full year, any other interim periods or any future year or period.

The accompanying consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, Inotek Securities Corporation and Inotek Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the valuation of stock options used for the calculation of stock-based compensation and calculation of accruals related to research and clinical development.

Comprehensive loss—Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources, and currently consists of net loss and changes in unrealized gains and losses on short-term investments. Accumulated other comprehensive loss consists entirely of unrealized gains and losses from short-term investments as of June 30, 2017 and December 31, 2016.

Cash and Cash Equivalents—Cash and cash equivalents consist of bank deposits, certificates of deposit and money market accounts. Cash equivalents are carried at cost which approximates fair value due to their short-term nature and which the Company believes do not have a material exposure to credit risk. The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

The Company maintains its cash and cash equivalent balances in the form of money market, savings or operating accounts with financial institutions that management believes are creditworthy. The Company’s cash and cash equivalent accounts, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Short-term Investments—Short-term investments consist of investments in certificates of deposit, agency bonds and United States Treasury securities. Management determines the appropriate classification of these securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company classifies its short-term investments as available-for-sale pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 320, Investments—Debt and Equity Securities. Short-term investments are recorded at fair value, with unrealized gains and losses included as

B-3-10

a component of accumulated other comprehensive loss in stockholders’ equity and a component of total comprehensive loss in the consolidated statements of comprehensive loss, until realized. Realized gains and losses are included in investment income on a specific-identification basis. There were no realized gains or losses on short-term investments for the three and six months ended June 30, 2017 and 2016. There were no unrealized gains or losses on short term investments for the three months ended June 30, 2017, and $18 of net unrealized losses on short-term investments for the six months ended June 30, 2017. There were $17 and $28 of net unrealized gains on short-term investments for the three and six months ended June 30, 2016.

The Company reviews short-term investments for other-than-temporary impairment whenever the fair value of a short-term investment is less than the amortized cost and evidence indicates that a short-term investment’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the short-term investment, or if it is more likely than not that the Company will be required to sell the short-term investment before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Short-term investments at June 30, 2017 consist of the following:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Current:
Certificates of deposit	$17,039	$—	$—	$17,039
Agency bonds	5,915	—	(3)	5,912
United States Treasury securities	58,262	—	(69)	58,193

	$81,216	$—	$(72)	$81,144

Short-term investments at December 31, 2016 consist of the following:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Current:
Certificates of deposit	$22,046	$—	$—	$22,046
Agency bonds	5,917	—	(4)	5,913
United States Treasury securities	68,766	1	(51)	68,716

	$96,729	$1	$(55)	$96,675

At June 30, 2017 and December 31, 2016, all short-term investments held by the Company had contractual maturities of less than one year. The Company evaluated its securities for other-than-temporary impairment and determined that no such impairment existed at June 30, 2017 and December 31, 2016.

Property and Equipment—Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets.

Debt Issuance Costs—Debt issuance costs consist of underwriting discounts and offering-related costs incurred by the Company in connection with the closing of the 2021 Convertible Notes and are included as a direct deduction from the carrying amount of the 2021 Convertible Notes on the Company’s consolidated balance sheets. The Company amortizes debt issuance costs to interest expense over the life of the 2021 Convertible Notes using the effective interest method. (See Note 5). Amortization of debt issuance costs was $143 and $282 in the three and six months ended June 30, 2017.

B-3-11

Research and Development Costs—Research and development costs are charged to expense as incurred and include, but are not limited to:

•	employee-related expenses including salaries, benefits, travel and stock-based compensation expense for research and development personnel;

•	expenses incurred under agreements with contract research organizations that conduct clinical and preclinical studies, contract manufacturing organizations and consultants;

•	costs associated with preclinical and development activities; and

•	costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, and information provided to the Company by its vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and are reflected in the financial statements as accrued expenses, or prepaid expenses and other current assets, if the related services have not been provided.

Stock-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the award. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the trading price of the Company’s stock, historical data, peer company data and judgment regarding future trends and factors. The fair value of restricted stock awards is based on the intrinsic value of such awards on the date of grant. Compensation cost for stock purchase rights under the employee stock purchase plan is measured and recognized on the date the Company becomes obligated to issue shares of our common stock and is based on the difference between the fair value of the Company’s common stock and the purchase price on such date.

The Company accounts for stock options issued to non-employees in accordance with the provisions of FASB ASC 505-50, Equity-Based Payments to Non-employees, which requires valuing the stock options on their grant date and measuring such stock options at their current fair value as they vest.

Fair Value Measurements—The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised

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by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value of the Company’s financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their respective carrying values due to the short-term nature of these instruments. The Company’s assets and liabilities measured at fair value on a recurring basis include its short-term investments.

Net Loss Per Share—The Company calculates net loss per share in accordance with FASB ASC 260, Earnings per Share. Basic earnings (loss) per share (“EPS”) is calculated by dividing the net income or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration of unissued common stock equivalents. The net loss applicable to common stockholders is determined by the reported net loss for the period and deducting dividends accrued and accretion of preferred stock. Diluted EPS is calculated by adjusting the weighted average common shares outstanding for the dilutive effect of common stock options, warrants, and convertible preferred stock and accrued but unpaid convertible preferred stock dividends. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, as their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted EPS attributable to the Company’s common stockholders:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Numerator:
Net loss applicable to common stockholders	$(6,562)	$(8,684)	$(17,232)	$(18,752)
Denominator:
Weighted average common shares outstanding - basic and diluted	26,994,454	26,623,280	26,990,409	26,523,337

Net loss per share applicable to common stockholders - basic and diluted	$(0.24)	$(0.33)	$(0.64)	$(0.71)

The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated as including them would have an anti-dilutive effect:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Shares issuable upon conversion of the 2021 Convertible Notes	6,483,791	—	6,483,791	—
Warrants exercisable for common stock	56,408	56,408	56,408	56,408
Stock options	2,586,351	2,538,320	2,586,351	2,538,320
Restricted Stock Units	1,312,500	—	1,312,500	—

Total	10,439,050	2,594,728	10,439,050	2,594,728

Subsequent Events—The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company has completed an evaluation of all subsequent events through the date the financial statements were issued (see Note 9).

Recent Accounting Pronouncements—In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which supersedes the current leasing guidance and upon adoption, will require lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with terms

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longer than 12 months. The new standard is effective for the Company for the annual period beginning after December 15, 2018, and can be early adopted by applying a modified retrospective approach for leases existing at, and entered into after, the beginning of the earliest comparable period presented in the financial statements. The Company is currently evaluating the impact of this accounting standard update on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”), and includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The new standard is effective for the Company for the annual period beginning after December 15, 2016, and for annual and interim periods thereafter, with early adoption permitted. The Company adopted this standard on January 1, 2017.

The update revises requirements in the following areas: minimum statutory withholding, accounting for income taxes, and forfeitures. Prior to adoption, the Company applied a 0% forfeiture rate to share-based compensation, resulting in no cumulative effect adjustment to the opening period. Upon adoption of ASU 2016-09, the Company’s accounting policy is to recognize forfeitures as they occur. The update also requires the Company to recognize the income tax effect of awards in the income statement when the awards vest or are settled. Finally, the update allows the Company to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering a liability. The income tax related items had no effect on the current period presentation and the Company maintains a full valuation allowance against its deferred tax assets.

3. Property and Equipment

At June 30, 2017 and December 31, 2016, the Company’s property and equipment consisted of the following:

	Useful lives	June 30, 2017	December 31, 2016
Office equipment	5 years	$357	$407
Computer hardware and software	3 -7 years	96	263
Laboratory equipment	5 years	516	446
Leasehold improvements	7 years	445	445

Total		1,414	1,561
Less: accumulated depreciation		(338)	(431)

Property and equipment, net		$1,076	$1,130

During the three and six months ended June 30, 2017, the Company recognized $63 and $124 of depreciation expense, respectively, and wrote off $217 of fully depreciated net assets. During the three and six months ended June 30, 2016, the Company recognized $36 and $72 of depreciation expense, respectively.

4. Accrued Expenses and Other Current Liabilities

At June 30, 2017 and December 31, 2016, the Company’s accrued expenses and other current liabilities consisted of the following:

	June 30, 2017	December 31, 2016
Compensation and benefits	$1,098	$2,171
Research and development	367	1,148
Government payable	492	478
Professional fees	208	311
Other	258	308

Total	$2,423	$4,416

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5. Debt

2021 Convertible Notes

On August 5, 2016, the Company issued an aggregate of $50,000 of the 2021 Convertible Notes. On August 30, 2016, the Company issued an additional $2,000 of 2021 Convertible Notes pursuant to the exercise of the underwriters’ overallotment option. The 2021 Convertible Notes have a maturity date of August 1, 2021 (“Maturity Date”), are unsecured and accrue interest at a rate of 5.75% per annum, payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2017. In connection with the issuance of the 2021 Convertible Notes, the Company incurred $3,262 of debt issuance costs which were recorded as a discount on the 2021 Convertible Notes.

Each holder of a 2021 Convertible Note (the “Holder”) has the option until the close of business on the second business day immediately preceding the Maturity Date to convert all, or any portion, of the 2021 Convertible Notes held by it at an initial conversion rate of 124.7505 shares of the Company’s common stock per $1 principal amount of 2021 Convertible Notes (the “Conversion Rate”). The Conversion Rate is subject to adjustment from time to time upon the occurrence of certain events, including the issuance of stock dividends and payment of cash dividends. In addition, in certain circumstances, the Conversion Rate will be increased in respect of a Holder’s conversion of 2021 Convertible Notes in connection with the occurrence of one or more corporate events specified in the indenture (as supplemented, the “Indenture”) governing the 2021 Convertible Notes (each such specified corporate event, a “Make-Whole Fundamental Change”) that occurs prior to the Maturity Date (a “Make-Whole Fundamental Change Conversion”) or in respect of a Holder’s voluntary conversion of 2021 Convertible Notes other than in connection with a Make-Whole Fundamental Change (a “Voluntary Conversion”). In connection with a Make-Whole Fundamental Change Conversion or a Voluntary Conversion, the Company will increase the Conversion Rate for the 2021 Convertible Notes surrendered for conversion by a number of additional shares of the Company’s common stock set forth in the Additional Shares Make-Whole Table in the Indenture, based on the applicable Stock Price (as defined in the Indenture) and Effective Date (as defined in the Indenture) for such conversion. The additional shares potentially issuable in connection with a Make-Whole Fundamental Change Conversion or a Voluntary Conversion range from 0 to 24.95 per $1 principal amount of 2021 Convertible Notes, subject to adjustment. If the Stock Price applicable to any conversion is greater than $40.00 per share, the Conversion Rate will not be increased. If the Stock Price applicable to any conversion is less than $6.68 per share, the Conversion Rate in connection with a Make-Whole Fundamental Change Conversion will not be increased but it will be increased by 24.95 shares in connection with a Voluntary Conversion. Upon conversion, Holders of the 2021 Convertible Notes will receive shares of the Company’s common stock and cash in lieu of fractional shares.

Upon the occurrence of a Fundamental Change, the occurrence of certain change of control transactions or delisting events (as defined in the Indenture), each Holder may require the Company to repurchase for cash all or any portion of the 2021 Convertible Notes held by such Holder at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon.

The Company, at its option, may redeem for cash all or any portion of the 2021 Convertible Notes if the last reported sale price of a share of the Company’s common stock is equal to or greater than 200% of the conversion price for the 2021 Convertible Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the 2021 Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If an Event of Default (as defined in the Indenture), other than certain events of bankruptcy, insolvency or reorganization involving the Company, occurs and is continuing, the trustee under the Indenture (the “Trustee”) or the Holders of at least 25% in principal amount of the outstanding 2021 Convertible Notes may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the 2021 Convertible Notes to be due and

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payable immediately. Upon the occurrence of an Event of Default relating to bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the 2021 Convertible Notes would become due and payable automatically.

Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture, will (i) for the first 90 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the 2021 Convertible Notes at a rate equal to 0.25% per annum of the principal amount of the 2021 Convertible Notes outstanding for each day during such 90-day period on which such an Event of Default is continuing and (ii) for the period from, and including, the 91st day after the occurrence of such an Event of Default to, and including, the 180th day after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the 2021 Convertible Notes at a rate equal to 0.50% per annum of the principal amount of the 2021 Convertible Notes outstanding for each day during such additional 90-day period on which such an Event of Default is continuing (such additional interest, “Additional Interest”). After 180 days, if such Event of Default is not cured or waived, the 2021 Convertible Notes would be subject to acceleration in accordance with the Indenture.

The 2021 Convertible Notes are considered a hybrid financial instrument consisting of a fixed interest rate “host” and various embedded features that required evaluation as potential embedded derivatives under FASB ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion, put and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the Additional Interest was an embedded derivative that contains non-credit related events of default. As a result, the Additional Interest feature required bifurcation and separate accounting under ASC 815. Based on the amount of Additional Interest that would be owed and the likelihood of occurrence, the Company estimated the fair value of the Additional Interest feature to be insignificant as of June 30, 2017 and December 31, 2016.

The issuance costs which were recorded as a discount on the debt are being amortized to interest expense over the life of the 2021 Convertible Notes using the effective interest method. As of June 30, 2017, the stated interest rate was 5.75%, and the effective interest rate was 7.3%. For the three months ended June 30, 2017, interest expense related to the 2021 Convertible Notes was $889, including $143 related to amortization of the debt discount. For the six months ended June 30, 2017, interest expense related to the 2021 Convertible Notes was $1,765, including $282 related to amortization of the debt discount.

The table below summarizes the carrying value of the 2021 Convertible Notes as of June 30, 2017:

June 30, 2017
Gross proceeds	$52,000
Initial value of issuance costs recorded as debt discount	(3,262)
Amortization of debt discount	504

Carrying value	$49,242

6. Equity

Authorized Shares

As of June 30, 2017, the Company’s authorized capital stock consisted of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

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Common Stock

All preferences, voting powers, relative, participating, optional, or other specific rights and privileges, limitations, or restrictions of the common stock are expressly subject to those that may be fixed with respect to any shares of preferred stock. Common stockholders are entitled to one vote per share, and to receive dividends, when and if declared by the Company’s board of directors. At June 30, 2017 and December 31, 2016, there were 27,010,202 and 26,986,318 shares of common stock outstanding, respectively.

Equity Plans

The Company maintains three equity compensation plans: the 2014 Stock Option and Incentive Plan (the “2014 Plan”), the 2004 Stock Option and Incentive Plan (the “2004 Plan”) and the 2014 Employee Stock Purchase Plan (“ESPP”).

2014 Stock Option and Incentive Plan

The 2014 Plan provides for the issuance of incentive and non-qualified stock options, restricted stock, and other equity awards, all for common stock, as determined by the board of directors to employees, officers, directors, consultants, and advisors of the Company and its subsidiaries. Pursuant to the provisions of the 2014 Plan and approval by the board of directors, on January 1, 2017 an additional 1,079,453 shares were added to the 2014 Plan representing 4% of total common shares issued and outstanding at December 31, 2016. There were 326,812 shares available for issuance under the 2014 Plan as of June 30, 2017. The 2014 Plan expires in August 2024.

In December 2016, the board granted to certain executive officers an aggregate of 470,000 RSU’s pursuant to the 2014 Plan. Each restricted stock unit represents a contingent right to receive one share of Company common stock. Vesting for these RSU’s was based equally on the achievement of two performance-based conditions, subject to continued service through such achievement dates. The intrinsic fair value of these RSU’s as of the date of grant was $3,055 and no stock-based compensation expense was recorded in 2016 as the Company determined that the vesting conditions were not probable of occurring. In January 2017, these RSU’s were modified such that instead of vesting based on the achievement of certain performance-based conditions, they will vest in equal annual installments over four years from the December 2016 date of grant, subject to continued service through such dates. This change in vesting criteria was accounted for as a modification under ASC 718 whereby the Company will recognize the $717 fair value of the grants as of the date of modification over the vesting term.

The following table summarizes stock option activity under the 2014 Plan:

	Number of Shares	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Outstanding at December 31, 2016	2,664,832	$6.16
Granted	315,000	$1.80
Exercised	—
Cancelled	(401,826)	$6.95
Outstanding at June 30, 2017	2,578,006	$5.50	$31,500

Exercisable at June 30, 2017	1,279,252	$5.57	$—

Weighted-average years remaining on contractual life	8.27
Unrecognized compensation cost related to non-vested stock options	$6,108

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The weighted-average fair value of all stock options granted for the three and six months ended June 30, 2017 was $1.80 per share. Aggregate intrinsic value at June 30, 2017, is based on $1.90 per share, the closing price of common stock on June 30, 2017.

The following table summarizes RSU activity under the 2014 Plan:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at December 31, 2016	470,000	$6.50
Granted	931,000	$1.60
Vested	—
Cancelled	(88,500)	$1.70

Outstanding at June 30, 2017	1,312,500	$1.57

The weighted average grant date fair value per share of outstanding RSU’s as of June 30, 2017 reflects the $1.53 per share fair value of the modified RSU’s as of the date of modification.

2004 Stock Option and Incentive Plan

The following table summarizes stock option activity under the 2004 Plan:

	Number of Shares	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Outstanding at December 31, 2016	10,626	$40.58
Exercised	—
Expired	(2,281)	$40.58
Cancelled	—
Outstanding at June 30, 2017	8,345	$40.58	$—

Exercisable at June 30, 2017	8,345	$40.58	$—

Weighted-average years remaining on contractual life	1.03
Unrecognized compensation cost related to non-vested stock options	$—

The exercise prices exceed the $1.90 per share closing price of common stock on June 30, 2017, therefore there is no intrinsic value of the outstanding 2004 Plan stock options.

Employee Stock Purchase Plan

In November 2014, the Company’s board of directors adopted and the stockholders approved the 2014 Employee Stock Purchase Plan (“ESPP”). The ESPP provides that the number of shares reserved and available for issuance under the ESPP shall be cumulatively increased each January 1, beginning on January 1, 2016, by the lesser of (i) 600,000 shares of common stock or (ii) the number of shares necessary to set the number of shares of Common Stock under the Plan at 1% percent of the outstanding number of shares as of January 1 of the applicable year. However, the board of directors reserves the right to determine that there will be no increase for any year or that any increase will be for a lesser number of shares. As of January 1, 2017, 31,555 shares were added to the ESPP. As of June 30, 2017, there were 245,979 shares available for issuance under the ESPP.

On May 31, 2017, 23,884 shares of common stock were purchased pursuant to the ESPP, resulting in proceeds to the Company of $35. The Company recorded $0 and $25 of stock-based compensation expense pursuant to the ESPP during the three and six months ended June 30, 2017, respectively, and $0 and $20 of stock-based compensation expense pursuant to the ESPP during the three and six months ended June 30, 2016, respectively.

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Stock-Based Compensation

Stock-based compensation expense for options, restricted stock units (“RSU’s”) and the ESPP is reflected in the consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Research and development	$292	$316	$595	$525
General and administrative	501	370	982	648

Total	$793	$686	$1,577	$1,173

7. Commitments and Contingencies

Operating lease

In 2015, the Company entered into a lease agreement (the “Office Lease”) for its headquarters in Lexington, Massachusetts. The Company recorded $445 as leasehold improvements for costs incurred to build out the space, and is amortizing those costs to facilities expense over the term of the lease. Rent expense is recognized on a straight-line basis at the average monthly rent over the term of the lease. Deferred rent is included in other current and long-term liabilities on the Company’s consolidated balance sheets.

In 2016, the Company signed an amendment to the Office Lease, whereby it agreed to rent additional space (the “Lease Amendment”). The terms of the Lease Amendment follow the terms of the Office Lease. The lease term is 90 months and the Company has the right to extend the term for one period of five years.

The Company recorded rent expense of $84 and $169 for the three and six months ended June 30, 2017, respectively, and $62 and $124 for the three and six months ended June 30, 2016, respectively. As of June 30, 2017, the aggregate annual commitments pursuant to the Office Lease and the Lease Amendment are as follows:

Year	Amount
2017	$202
2018	411
2019	421
2020	430
2021	439
Thereafter	520

Total	$2,423

Securities Litigation

On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. An amended complaint was filed on July 10, 2017. The amended complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 against the Company, David Southwell, and Rudolf Baumgartner based on allegedly false and misleading statements and omissions regarding our phase 2 and phase 3 clinical trials of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages for purchasers of the Company’s common stock between July 23, 2015 and December 30, 2016, as well as interest and attorneys’ fees and costs. The Company intends to vigorously defend itself against this claim.

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Indemnification Arrangements

As permitted under Delaware law, the Company’s bylaws provide that the Company will indemnify any director, officer, employee or agent of the Company or anyone serving in these capacities. The maximum potential amount of future payments the Company could be required to pay is unlimited. The Company has insurance that reduces its monetary exposure and would enable it to recover a portion of any future amounts paid. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

Throughout the normal course of business, the Company has agreements with vendors that provide goods and services required by the Company to run its business. In some instances, vendor agreements include language that requires the Company to indemnify the vendor from certain damages caused by the Company’s use of the vendor’s goods and/or services. The Company has insurance that would allow it to recover a portion of any future amounts that could arise from these indemnifications. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal.

8. Fair Value of Financial Measurements

Items measured at fair value on a recurring basis are short-term investments. The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements at
	June 30, 2017
	Total	Level 1	Level 2	Level 3
Assets:
Money market mutual funds (included in cash and cash equivalents)	$21,581	$21,581	$—	$—

Certificates of deposit	$17,039	$—	$17,039	$—
Agency bonds	5,912	—	5,912	—
United States Treasury securities	58,193	58,193	—	—

Short-term investments	$81,144	$58,193	$22,951	$—

	Fair Value Measurements at
	December 31, 2016
	Total	Level 1	Level 2	Level 3
Assets:
Money market mutual funds (included in cash and cash equivalents)	$20,698	$20,698	$—	$—

Certificates of deposit	$22,046	$—	$22,046	$—
Agency bonds	5,913	—	5,913	—
United States Treasury securities	68,716	68,716	—	—

Short-term investments	$96,675	$68,716	$27,959	$—

Money market mutual funds

The Company classifies its money market mutual funds as Level 1 assets under the fair value hierarchy as these assets have been valued using quoted market prices in active markets without any valuation adjustment.

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Short-term investments

The Company classifies its United States Treasury securities as Level 1 assets under the fair value hierarchy as these assets have been valued using quoted market prices in active markets without any valuation adjustment. The Company classifies its certificates of deposit as Level 2 assets under the fair value hierarchy, as there are no quoted market prices in active markets, and its agency bonds as Level 2 assets under the fair value hierarchy, as these assets are not always valued daily using quoted market prices in active markets.

9. Subsequent Event

On January 3, 2017, the Company announced that MATrX-1, its first pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension did not meet its primary endpoint. On July 7, 2017, the Company announced its Phase 2 FDC clinical trial of trabodenoson and latanoprost for the treatment of glaucoma also did not meet its primary endpoint. In view of the results of these clinical trials, the Company has voluntarily discontinued its development of trabodenoson. The Company owns certain equipment to produce clinical supplies of trabodenoson. As of June 30, 2017, this equipment has a net book value of $437. The Company believes the value of this equipment has been impaired as a result of the Company’s decision to discontinue development of trabodenoson and expects to take a charge to operations for a write-down of this equipment to net realizable value in the three months ending September 30, 2017.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed financial statements and related notes appearing elsewhere in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, including glaucoma. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure (“IOP”). Our lead product candidate has been trabodenoson, a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. We have been developing trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination (“FDC”) of trabodenoson with latanoprost, a prostaglandin analogue (“PGA”), given once-daily.

On January 3, 2017, we announced top-line results of MATrX-1, the first pivotal Phase 3 trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. The trial did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). During analysis of the IOP data from the trial, a treatment-by-site interaction was found where a small number of sites (4 sites out of a total of 55) caused an important change in the expected vehicle results. MATrX-1 did achieve several clinically meaningful secondary endpoints - the 6% dose was significant versus placebo in the daily IOP change from diurnal baseline at all days tested. Additionally, an analysis of responders (subjects with IOP reduction of 5mmHg or greater from baseline) indicated a statistically higher proportion of responders in the 6% trabodenoson group than the placebo group at all visits. There were no significant safety or tolerability events reported. The safety profile of trabodenoson was comparable to placebo and there was minimal drug related hyperemia. The U.S. Food and Drug Administration (the “FDA”) has communicated to us their agreement with these results.

On July 7, 2017, we announced top-line results of our Phase 2 FDC trial of trabodenoson and latanoprost for the treatment of glaucoma. This trial was designed to assess the benefit/risk profile of the different fixed-dose combinations being evaluated. It was not powered for statistical differences among doses. After 28 Days of once-daily morning treatment, the fixed combination of trabodenoson 3% and latanoprost 0.005% showed a 1.2 mmHg improvement in IOP reduction compared to the latanoprost 0.005% alone (p=0.061 for the mean comparison, p=0.020 for the median comparison). However, at Day 56, after 4 additional weeks of treatment and night-time dosing, no meaningful clinical advantage in IOP reduction for the fixed dose combinations over latanoprost alone was observed.

In July 2017, we voluntarily discontinued our development of trabodenoson, in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. We have engaged Perella Weinberg Partners as a financial advisor to assist us in pursuing strategic alternatives. There can be no assurance that a transaction will result from this process and we do not intend to disclose additional details unless and until we have entered into a specific transaction or otherwise determined that further disclosure is appropriate.

In April 2016, we filed a registration statement on Form S-3 containing two prospectuses: (i) a base prospectus which covers the offering, issuance and sale by us of up to $200.0 million in the aggregate of an indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of

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debt securities and such indeterminate number of warrants and; and (ii) a sales agreement prospectus covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $50.0 million of our common stock that may be issued and sold under an at-the-market sales agreement with Cowen and Company, LLC (the “ATM”). The $50.0 million of common stock that may be issued and sold under the ATM reduces the available balance under the base prospectus by the amount issued. We did not sell any shares of common stock pursuant to the ATM during the six months ended June 30, 2017. At June 30, 2017, $45.6 million was available for sale of common stock under the ATM. Additionally, in 2016 we issued $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021 pursuant to a Prospectus Supplement to our Form S-3, (the “2021 Convertible Notes”), which further reduces the balance available under the base prospectus to $98.0 million as of June 30, 2017.

As of June 30, 2017, we had an accumulated deficit of $256.1 million and cash and cash equivalents and short-term investments aggregating $108.8 million. Based on current assumptions, we estimate we have sufficient funding to sustain operations into 2019. See “Liquidity and Capital Resources.”

Since our inception on July 7, 1999, we have devoted substantially all of our resources to business planning, raising capital, product research and development, applying for and obtaining government and private grants, recruiting management, research and technical staff and other personnel, acquiring operating assets, and undertaking preclinical studies and clinical trials of our lead product candidates. We have not completed development of any product candidate and we have therefore not generated any revenues from product sales.

Factors Affecting our Results of Operations

We are not currently developing trabodenoson. We are exploring strategic alternatives and have engaged Perella Weinberg Partners as a financial advisor to assist with the strategic review process. If we do enter into a strategic transaction, our future operating expenses will depend upon the specifics of that strategic transaction. There can be no assurance that we will enter into a strategic transaction. Based upon our current operating assumptions, we do not expect our aggregate operating expenses, excluding strategic transaction-specific expenses, to increase in 2017 over 2016. We may incur significant additional costs related to finalizing and closing a strategic transaction. If we successfully develop and launch any product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution of our products.

We may need to obtain additional funding in connection with our continuing operations or the result of the strategic review process. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any potential future commercialization efforts. We will need to generate significant revenues to achieve profitability, and we may never do so. As a result, we expect to incur significant expenses and operating losses for the foreseeable future.

Financial Overview

Revenue

We have not generated any revenue from product sales since our inception and do not expect to generate any revenue from the sale of products in the near future.

Research and Development Expenses

Research and development expenses consist primarily of the costs associated with our research and development activities, conducting preclinical studies and clinical trials and activities related to regulatory filings. Our research and development expenses consist of:

•	direct clinical and non-clinical expenses which include expenses incurred under agreements with contract research organizations (“CROs”), contract manufacturing organizations, clinical sites and

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costs associated with preclinical activities and development activities and costs associated with regulatory activities;

•	employee and consultant-related expenses, including compensation, benefits, travel and stock-based compensation expense for research and development personnel as well as consultants that conduct and support clinical trials and preclinical studies; and

•	facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in research and development activities.

We expense research and development costs as incurred. We record costs for some development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or other information our vendors provide to us. We expect research and development expenses to decrease in the second half of 2017 compared to the first half of 2017 due to our decision in July 2017 to discontinue development of trabodenoson.

The following table summarizes our research and development expenses by type of activity for the three and six months ended June 30, 2017 and 2016:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Trabodenoson - direct clinical and non-clinical	$2,319	$4,753	$6,949	$10,575
Personnel and other expenses
Employee and consultant-related expenses	1,072	1,463	2,841	3,024
Facility expenses	125	114	279	238
Target validation expenses	81	—	568	—
Other expenses	27	135	84	243

Total personnel and other expenses	1,305	1,712	3,772	3,505

Total research and development expenses	$3,624	$6,465	$10,721	$14,080

We do not track trabodenoson-related expenses by product candidate. All expenses related to trabodenoson as a monotherapy also benefit the FDC product candidate trabodenoson with latanoprost. We have expended approximately $81 million for external development costs related to trabodenoson from inception through June 30, 2017.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time consuming and the successful development of our product candidates is highly uncertain. For example, we are not currently developing trabodenoson in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. Our future research and development expenses will depend on the clinical success of our product candidates, as well as ongoing assessments of the commercial potential of such product candidates. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

The successful development and commercialization of our product candidates is highly uncertain. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

•	the scope, progress, outcome and costs of our clinical trials and other research and development activities;

•	the safety, efficacy and potential advantages of our product candidates compared to alternative treatments, including any standard of care;

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•	the market acceptance of our product candidates;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	significant and changing government regulation; and

•	the timing, receipt and terms of any marketing approvals.

A change in the outcome of any of these variables with respect to the development of any product candidate that we may develop could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials or other testing beyond those that we would contemplate for the completion of clinical development of any product candidate that we may develop or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

As a result of the uncertainties discussed above, we are unable to determine with certainty the duration and completion costs of our development programs or precisely when, if or to what extent we will receive revenue from the commercialization and sale of our product candidates. We may never succeed in achieving regulatory approval for one or more of our product candidates. The duration, costs and timing of clinical trials and development of any product candidates will depend on a variety of factors, including the uncertainties of future preclinical studies and clinical trials, uncertainties in the clinical trial enrollment rate and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including efficacy and tolerability profiles, manufacturing capability, competition, and commercial viability.

General and Administrative Expenses

General and administrative expenses consist of compensation and related benefit costs, including stock-based compensation for administrative personnel. Other significant general and administrative expenses include travel costs, professional fees for legal, patents, consulting, investor and public relations, auditing and tax services as well as other direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in general and administrative activities. General and administrative expense may increase in the second half of 2017 compared to the first half of 2017 as we incur costs related to our assessment of strategic alternatives and our defense of the putative class action filed against us on January 6, 2017, and amended on July 10, 2017 (see Part II – Other Information, Item 1. Legal Proceedings).

Interest Expense

Interest expense in 2017 relates to our 2021 Convertible Notes which are due in August 2021.

Interest Income

Interest income relates to interest earned from invested funds.

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Results of Operations

Comparison of the Three Months Ended June 30, 2017 and 2016

The following table summarizes the results of our operations for the three months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Increase
	2017	2016	(Decrease)
(in thousands)
Operating expenses:
Research and development	$(3,624)	$(6,465)	$(2,841)
General and administrative	(2,232)	(2,315)	(83)

Loss from operations	(5,856)	(8,780)	(2,924)
Interest expense	(889)	—	889
Interest income	183	96	(87)

Net loss	$(6,562)	$(8,684)	$(2,122)

Research and development expenses

Research and development expenses decreased $2.8 million to $3.6 million for the three months ended June 30, 2017, as compared to $6.5 million for the three months ended June 30, 2016. This decrease primarily reflects $2.5 million of decreased clinical expenses related to our Phase 3 trial, MATrX-1, for which top-line results were announced in January of 2017, partially offset by $1.0 million of increased clinical supplies and $0.5 million of increased clinical expenses related to our Phase 2 FDC clinical trial that commenced in October of 2016, for which top-line results were announced in July 2017. In addition, preclinical expense decreased $1.5 million due to reduced activity, consulting costs decreased $0.2 million and employee-related expenses decreased $0.2 million.

General and administrative expenses

General and administrative expenses remained relatively consistent at $2.2 million for the three months ended June 30, 2017, as compared to $2.3 million for the three months ended June 30, 2016.

Interest expense

Interest expense in 2017 consists of coupon interest and amortization of debt issuance costs related to our 2021 Convertible Notes which are due in August 2021.

Interest income

Interest income increased $0.1 million to $0.2 million for the three months ended June 30, 2017, as compared to $0.1 million for the three months ended June 30, 2016. This increase primarily reflects higher weighted average invested balances and interest rates.

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Comparison of the Six Months Ended June 30, 2017 and 2016

The following table summarizes the results of our operations for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,		Increase
	2017	2016	(Decrease)
(in thousands)
Operating expenses:
Research and development	$(10,721)	$(14,080)	$(3,359)
General and administrative	(5,101)	(4,837)	264

Loss from operations	(15,822)	(18,917)	(3,095)
Interest expense	(1,765)	—	1,765
Interest income	355	165	(190)

Net loss	$(17,232)	$(18,752)	$(1,520)

Research and development expenses

Research and development expenses decreased $3.4 million to $10.7 million for the six months ended June 30, 2017, as compared to $14.1 million for the six months ended June 30, 2016. This decrease primarily reflects $5.0 million of decreased clinical expenses related to our Phase 3 trial, MATrX-1, for which top-line results were announced in January of 2017, partially offset by $2.2 million of increased clinical expenses related to our Phase 2 FDC clinical trial, which was not enrolling patients in the 2016 period, and $0.3 million of increased clinical supplies. In addition, preclinical expense decreased $0.7 million due to reduced activity and consulting expense decreased $0.3 million.

General and administrative expenses

General and administrative expenses increased $0.3 million to $5.1 million for the six months ended June 30, 2017, as compared to $4.8 million for the six months ended June 30, 2016. This increase primarily reflects $0.3 million related to increased stock-based compensation expense primarily related to restricted stock units granted during the fourth quarter of 2016 and the first quarter of 2017.

Interest expense

Interest expense in 2017 consists of coupon interest and amortization of debt issuance costs related to our 2021 Convertible Notes which are due in August 2021.

Interest income

Interest income increased $0.2 million to $0.4 million for the six months ended June 30, 2017, as compared to $0.2 million for the six months ended June 30, 2016. This increase primarily reflects higher weighted average invested balances and interest rates.

Liquidity and Capital Resources

Since inception, we have incurred accumulated net losses and negative cash flows from our operations. We incurred a net loss of $17.2 million for the six months ended June 30, 2017. As of June 30, 2017, we had an accumulated deficit of $256.1 million and $108.8 million of cash and cash equivalents and short-term investments. We are obligated to pay approximately $1.5 million of interest on the 2021 Convertible Notes on each February 1 and August 1 of 2017 through 2021, and on August 1, 2021 the full outstanding principal, currently $52.0 million, is due and payable.

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The following table summarizes our sources and uses of cash for each of the periods presented:

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Cash used in operating activities	$(17,539)	$(16,996)
Cash provided by (used in) investing activities	15,316	(28,709)
Cash provided by financing activities	35	4,182

Net decrease in cash and cash equivalents	$(2,188)	$(41,523)

Net cash used in operating activities

Net cash used in operating activities was $17.5 million for the six months ended June 30, 2017 and $17.0 million for the six months ended June 30, 2016. Net cash used in operating activities for the six months ended June 30, 2017, principally resulted from our net loss of $17.2 million and a $2.4 million net decrease in operating assets and liabilities, partially offset by $1.6 million in noncash stock-based compensation and $0.3 million of noncash interest expense.

Net cash used in operating activities for the six months ended June 30, 2016, principally resulted from our net loss of $18.8 million, partially offset by $1.2 million in noncash stock-based compensation and a $0.4 million net increase in operating assets and liabilities.

Net cash provided by (used in) investing activities

Net cash provided by investing activities was $15.3 million for the six months ended June 30, 2017, and related primarily to $42.6 million of proceeds from the maturity of short-term investments, partially offset by the purchase of $27.2 million of short-term investments.

Net cash used in investing activities was $28.7 million for the six months ended June 30, 2016, and related primarily to the purchase of $57.4 million of short-term investments and $28.9 million of proceeds from the maturity of short-term investments. Additionally, we purchased $0.2 million of property and equipment in the six months ended June 30, 2016.

Net cash provided by financing activities

Net cash provided by financing activities was $4.2 million for the six months ended June 30, 2016, and primarily reflects the net proceeds from the issuance of common stock pursuant to our ATM of $4.0 million.

Operating Capital Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales, especially considering that we are not currently developing trabodenoson. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future and we expect the losses to increase as we explore strategic alternatives, continue the development of, and seek regulatory approvals for, our product candidates and begin to commercialize any approved products. Since the closing of our IPO in February 2015, we are incurring additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing and manufacturing. We also expect to incur significant expenses in connection with our strategic alternative assessment process and implementation of an alternative, if we complete a transaction. Accordingly, we anticipate that we will need substantial additional funding in connection with our continuing operations.

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Until such time, if ever, as we can generate substantial product revenue or complete a strategic transaction, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we are able to raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could cause potential dilution. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves. Based on current assumptions, we estimate we have sufficient funding to sustain operations into 2019.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of June 30, 2017:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Operating facilities lease (1)	$2,423	$304	$943	$878	$298
2021 Convertible Notes (2)	65,455	2,990	5,980	56,485	—

Total	$67,878	$3,294	$6,923	$57,363	$298

(1)	Represents lease payments for our headquarters in Lexington, Massachusetts.
(2)	Represents principal and interest payments on our 2021 Convertible Notes.

We enter into contracts in the normal course of business with CROs and contract manufacturers to assist in the performance of our research and development activities and other services and products for operating purposes. To the extent that these contracts provide for termination on notice, and therefore are cancelable contracts, they are not included in the table of contractual obligations and commitments.

JOBS Act

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we will adopt new or revised accounting standards at the same time as other public companies that are not emerging growth companies. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an emerging growth company, we are exempt from Sections 14A(a) and (b) of the Securities Exchange Act of 1934 (the “Exchange Act”) which would otherwise require us to (i) submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “golden parachutes” and (ii) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and the rule requiring us to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional

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information about the audit and the financial statements as the auditor discussion and analysis. We will continue to remain an “emerging growth company” until the earliest of the following: December 31, 2020; the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations. We had cash and cash equivalents of $27.6 million at June 30, 2017, consisting primarily of funds in money market accounts. We also had $81.1 million in short-term investments consisting of certificates of deposit, agency bonds and United States Treasury securities. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 1.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect a sudden change in market interest rates to affect materially our operating results or cash flows.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and our principal financial officer, evaluated, as of the end of the period covered by this Quarterly Report on Form 10-Q, the effectiveness of our disclosure controls and procedures. Based on that evaluation of our disclosure controls and procedures as of June 30, 2017, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures as of such date are effective at the reasonable assurance level. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and our management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Inherent Limitations of Internal Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

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Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended June 30, 2017, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. An amended complaint was filed on July 10, 2017. The amended complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 against the Company, David Southwell, and Rudolf Baumgartner based on allegedly false and misleading statements and omissions regarding our phase 2 and phase 3 clinical trials of trabodenoson. The lawsuit seeks among other things, unspecified compensatory damages for purchasers of the Company’s common stock between July 23, 2015 and December 30, 2016, as well as interest and attorneys’ fees and costs.

From time to time, we may be subject to other various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, we do not believe we are party to any other claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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Item 1A.	Risk Factors

We operate in an industry that involves numerous risks and uncertainties. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this Form 10-Q for the quarterly period ended June 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016, including our financial statements and related notes hereto. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. The risks and uncertainties described below may change over time and other risks and uncertainties, including those that we do not currently consider material, may impair our business. In these circumstances, the market price of our common stock could decline.

Risks Related to Our Evaluation of Strategic Alternatives

Our activities to evaluate and pursue strategic alternatives may not be successful.

In July 2017, we voluntarily discontinued our development of our product candidate, trabodenoson, in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. We have engaged Perella Weinberg Partners as a financial advisor to assist us in pursuing strategic alternatives. We are evaluating strategic alternatives in order to enhance stockholder value, including the possibility of a merger or sale of the Company, and we have suspended further research and development activities to reduce operating expenses while we evaluate these opportunities. We expect to devote significant time and resources to identifying and evaluating a strategic transaction, however, there can be no assurance that such activities will result in any agreements or transactions that will enhance shareholder value. In addition, potential strategic transactions that require stockholder approval may not be approved by our stockholders. Further, any strategic transaction that is completed ultimately may not deliver the anticipated benefits or enhance shareholder value.

We also may acquire additional businesses, products or product candidates. Integrating any newly acquired business, product or product candidate could be expensive and time-consuming. We may not be able to integrate any acquired business, product or product candidate successfully. Our future financial performance will depend, in part, on our ability to manage any future growth effectively and our ability to integrate any acquired businesses.

Any strategic transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

•	higher than expected acquisition and integration costs;

•	write downs of assets or goodwill or impairment charges;

•	increased amortization expenses;

•	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•	inability to retain key employees of our company or any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any strategic transactions of the nature described above, any transactions that we do complete may be subject to the

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foregoing or other risks and could have a material adverse effect on our business, financial condition and prospects. Additionally, a strategic transaction that we may enter into could constitute a fundamental change, as defined in the indenture to our $52.0 million of outstanding 2021 Convertible Notes, causing them to become immediately due and payable, including accrued and unpaid interest thereon.

If we do not successfully consummate a strategic transaction, our board of directors may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the process to identify a strategic transaction will result in a successfully consummated transaction. If no transaction is completed, our board of directors may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as we fund our operations while we evaluate our strategic alternatives. In addition, if our board of directors were to approve and recommend, and our stockholders were to approve, a dissolution and liquidation of our company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our stockholders. Our commitments and contingent liabilities may include (i) regulatory and clinical obligations; (ii) obligations under our employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of our company; (iii) potential litigation against us, and other various claims and legal actions arising in the ordinary course of business; (iv) non-cancelable facility lease obligations and (v) obligations to holders of our 2021 Convertible Notes (as defined below). As a result of this requirement, a portion of our assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our company. If a dissolution and liquidation were pursued, our board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of our company.

Our business to date has been almost entirely dependent on the success of trabodenoson, and we have recently decided to discontinue further development of trabodenoson and devote significant time and resources to identifying and evaluating strategic alternatives, which may not be successful.

To date, we have invested substantially all of our efforts and financial resources in the research and development of trabodenoson, which was our only product candidate to enter clinical trials. In July 2017, we voluntarily discontinued our development of trabodenoson in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost.

We are evaluating strategic alternatives with a goal to enhance stockholder value, including the possibility of a merger or sale of the Company, and have suspended further research and development activities to reduce operating expenses while we evaluate these opportunities.

There can be no assurance that our process to identify and evaluate potential strategic alternatives will result in any definitive offer to consummate a strategic transaction, or if made, what the terms thereof will be or that any transaction will be approved or consummated. If any definitive offer to consummate a strategic transaction is received, there can be no assurance that a definitive agreement will be executed or that, if a definitive agreement is executed, the transaction will be consummated. In addition, there can be no assurance that any transaction, involving our company and/or assets, that is consummated would enhance shareholder value. There also can be no assurance that we will conduct further drug research or development activities in the future.

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We are substantially dependent on our remaining employees to facilitate the consummation of a strategic transaction.

Our ability to successfully complete a strategic transaction depends in large part on our ability to retain certain of our remaining personnel, particularly David P. Southwell, our President and Chief Executive Officer, Rudolf A. Baumgartner, M.D., our Executive Vice President and Chief Medical Officer, and Dale Ritter, our Vice President—Finance. Despite our efforts to retain these employees, one or more may terminate their employment with us on short notice. The loss of the services of any of these employees could potentially harm our ability to evaluate and pursue strategic alternatives, as well as fulfill our reporting obligations as a public company.

Risks Related to Our Financial Position and Need for Additional Capital

We currently have no source of revenue and may never become profitable.

We are a clinical-stage biopharmaceutical company with a limited operating history. Our ability to generate revenue and become profitable has depended upon our ability to successfully complete the development of our product candidates for the treatment of ocular diseases, including glaucoma, and obtain the necessary regulatory approvals for our product candidates. In July 2017, we voluntarily discontinued our development of our product candidate, trabodenoson, in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. We have engaged Perella Weinberg Partners as a financial advisor to assist us in pursuing strategic alternatives. We have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales. Even if we resume the development of product candidates and receive regulatory approval for the sale of our product candidates, we do not know when such product candidates will generate revenue, if at all, especially considering the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. Our ability to generate product revenue depends on a number of factors, including our ability to:

•	successfully complete clinical development, and receive regulatory approval, for our product candidates;

•	set an acceptable price for our product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	establish sales, marketing and distribution systems for our product candidates;

•	add operational, financial and management information systems and personnel, including personnel to support our clinical, manufacturing and planned future commercialization efforts;

•	have commercial quantities of our product candidates manufactured at acceptable cost levels;

•	successfully market and sell our product candidates in the United States and enter into partnerships or other arrangements to commercialize our product candidates outside the United States; and

•	maintain, expand and protect our intellectual property portfolio.

In addition, because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, and comparable non-U.S. regulatory authorities, or other regulatory authorities to perform studies or clinical trials in addition to those that we currently anticipate. Even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of these products.

Our ability to become and remain profitable depends on our ability to generate revenue. Even if we are able to generate revenues from the sale of our product candidates, we may not become profitable and may need to

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obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business or continue our operations. A decline in the value of our Company could also cause you to lose all or part of your investment.

We have a history of net losses and anticipate that we will continue to incur net losses for the foreseeable future.

We have a history of losses and anticipate that we will continue to incur net losses for the foreseeable future. Our net losses were $42.9 million and $68.0 million for the years ended December 31, 2016 and 2015, respectively. Our net losses were $17.2 million and $18.8 million for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, we had an accumulated deficit of $256.1 million.

To date, we have raised capital through both equity and debt financings. In February 2015, we completed our initial public offering of 6,667,000 shares of our common stock at a price of $6.00 per share and a concurrent offering of $20.0 million aggregate principal amount of 5.0% Convertible Senior Notes due in 2020, or the 2020 Convertible Notes. In March 2015, the underwriters exercised 299,333 shares of common stock at $6.00 per share and $1.0 million of the 2020 Convertible Notes pursuant to their overallotment options. We received net proceeds of approximately $36.5 million, after deducting underwriting discounts and offering-related costs, from our equity issuances and approximately $18.9 million in net proceeds, after deducting underwriting discounts and offering-related costs, from our debt issuances. In August 2015, we completed an underwritten public offering of our common stock, or the Follow-on Offering. We issued 6,210,000 shares of our common stock at a price of $12.75 per share, including 810,000 shares from the underwriters’ full exercise of their overallotment option, and we received net proceeds of $74.0 million, after deducting underwriting discounts and offering-related costs. In 2016, we sold 482,689 shares of common stock pursuant to our ATM and received net proceeds of $4.0 million. In August 2016, we closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021, including $2.0 million from an exercise of the underwriters’ overallotment option, or the 2021 Convertible Notes, and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs. (See Note 5 in the accompanying notes to the financial statements).

Investment in pharmaceutical product development is highly speculative because it entails substantial upfront expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. We have devoted most of our financial resources to research and development, including our pre-clinical development activities and clinical trials. We are not currently generating revenues, and we cannot estimate with precision the extent of our future losses. We do not currently have any products that are available for commercial sale, we may never generate significant revenue from selling products or achieve profitability and we may never resume the development of any product candidates. None of our product candidates have been approved for marketing in the United States or elsewhere and may never receive such approval. We are not currently developing any product candidates and cannot predict if we will develop any product candidates, making it more unlikely we will ever have product sales. If we do develop any product candidates we would expect our research and development expenses to be continue to be significant. If we do acquire a new product candidate and successfully develop it and obtain regulatory approval for it, we expect to incur significant sales and marketing expenses.

We are evaluating strategic alternatives with a goal to enhance stockholder value, including the possibility of a merger or sale of the Company, and have suspended further research and development activities to reduce operating expenses while we evaluate these opportunities. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we evaluate strategic alternatives with a goal to enhance stockholder value, including the possibility of a merger or sale of the Company.

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As a result of these factors, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ deficit, financial position, cash flows and working capital. We are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. Our ability to produce revenue and achieve profitability is dependent on our ability to complete the development of our product candidates, obtain necessary regulatory approvals, and have our products manufactured and successfully marketed. We cannot assure you that we will be profitable even if we successfully enter into a strategic transaction or commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

Although we have suspended our research and development activities, if we resume the development of any product candidates, we would need to obtain additional financing to fund our operations and, if we were then unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates.

Our operations have consumed substantial amounts of cash since inception. As of June 30, 2017, our cash and cash equivalents and short-term investments aggregated $108.8 million. We estimate that these funds will be sufficient to fund our projected operating requirements into 2019. If we resume the development of any product candidates, we would need to obtain additional financing to conduct additional trials for the approval of our drug candidates and complete the development of any additional product candidates we might acquire. Moreover, our fixed expenses such as rent and other contractual commitments are substantial and may increase in the future.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future potential commercialization efforts. Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this forecast on a number of assumptions that may prove to be wrong, and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, timing, scope, costs and success of our clinical trials, including the ability to enroll patients in our potential future clinical trials in a timely manner;

•	the time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities;

•	our ability to successfully commercialize our product candidates;

•	the amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such product candidates and the availability of coverage and adequate reimbursement from third parties;

•	selling and marketing costs associated with our product candidates, including the cost and timing of expanding our marketing and sales capabilities;

•	the terms and timing of any potential future collaborations, licensing or other arrangements that we may establish;

•	cash requirements of any future acquisitions and/or the development of other product candidates;

•	the costs of operating as a public company;

•	the time and cost necessary to respond to technological and market developments;

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•	the costs of maintaining and expanding our existing intellectual property rights; and

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, marketing or distribution arrangements or a combination thereof. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. General market conditions or the market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may be dependent upon our stock being quoted on The NASDAQ Global Market, or NASDAQ, or upon obtaining shareholder approval. There can be no assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If adequate funds are not available, we may be required to close our operations.

We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding when we need it could seriously harm our business.

Additional capital that we may need to operate or expand our business may not be available.

We may require additional capital to operate or expand our business. If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of holders of our common stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of holders of our common stock. Furthermore, volatility in the credit or equity markets may have an adverse effect on our ability to obtain debt or equity financing or the cost of such financing. If we do not have funds available to enhance our solution, maintain the competitiveness of our technology and pursue business opportunities, this could have an adverse effect on our business, operating results and financial condition.

The indenture governing our 2021 Convertible Notes contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions.

The indenture governing our 2021 Convertible Notes contain covenants that, among other things, restrict our and our subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants include restrictions on our ability and the ability of our future subsidiaries to incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock. In addition, the indenture governing our 2021 Convertible Notes includes a covenant that limits our ability to merge or consolidate with other entities in certain circumstances, and may impact our ability to enter into a strategic transaction. These covenants and restrictions limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively.

A breach of any of these covenants or other provisions in our future debt agreements could result in an event of default, which if not cured or waived, could result in the 2021 Convertible Notes or such debt becoming immediately due and payable. This, in turn, could cause any of our other debt existing at such time to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

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Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the 2021 Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors, most of which are beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our obligations under our 2021 Convertible Notes and any future indebtedness we may incur and to make necessary capital expenditures. Our ability to service our obligations is diminished considering we voluntarily discontinued our development of our product candidate, trabodenoson, in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may not have the ability to raise the funds necessary to repurchase our 2021 Convertible Notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the 2021 Convertible Notes.

Holders of our 2021 Convertible Notes have the right to require us to repurchase their 2021 Convertible Notes upon the occurrence of a fundamental change, the occurrence of certain change of control transactions or delisting events, at a fundamental change repurchase price equal to 100% of the principal amount of the 2021 Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of 2021 Convertible Notes surrendered therefor. In addition, our ability to repurchase the 2021 Convertible Notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase 2021 Convertible Notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the 2021 Convertible Notes.

The fundamental change repurchase feature of our 2021 Convertible Notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of our 2021 Convertible Notes require us to repurchase the 2021 Convertible Notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the 2021 Convertible Notes to require us to repurchase the 2021 Convertible Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the 2021 Convertible Notes.

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Risks Related to Development, Potential Regulatory Approval and Commercialization

Although we have suspended our research and development activities, if we resume development of any product candidates, we will depend substantially on the success of our product candidates. We may be unable to successfully develop and commercialize our product candidates, especially trabodenoson, considering the results of our MATrX-1 clinical trial and Phase 2 clinical trial of our FDC product candidate, or may experience significant delays in doing so, which would materially harm our business.

Our business and the ability to generate revenue related to product sales, if ever, will depend on the successful development, formulation and manufacturing, regulatory approval and commercialization of our product candidates. In January 2017, we announced top-line data from our MATrX-1 pivotal Phase 3 clinical trial, which failed to meet its primary endpoint. MATrX-1 did not meet its primary endpoint because it did not demonstrate a statistically significant difference in absolute IOP from placebo at every single one of the 12 time points comprising the primary endpoint. This was due to a larger than expected treatment effect in the placebo/vehicle group, as compared to both our prior Phase 2 data and a recent meta-analysis examining placebo responses from 10 placebo-controlled trials, which showed a placebo/vehicle result of -2.01 mmHg (Raber, et al). On July 7, 2017, we announced top-line results of our Phase 2 FDC trial of trabodenoson and latanoprost for the treatment of glaucoma. This trial was designed to assess the benefit/risk profile of the different fixed-dose combinations being evaluated. It was not powered for statistical differences among doses. After 28 Days of once-daily morning treatment, the fixed combination of trabodenoson 3% and latanoprost 0.005% showed a 1.2 mmHg improvement in IOP reduction compared to the latanoprost 0.005% alone (p=0.061 for the mean comparison, p=0.020 for the median comparison). However, at Day 56, after 4 additional weeks of treatment and night-time dosing, no meaningful clinical advantage in IOP reduction for the fixed dose combinations over latanoprost alone was observed. There can be no assurance that we will resume or be able to pursue further development or obtain regulatory approval for any indications using trabodenoson.

We have invested a significant portion of our efforts and financial resources in the development of our existing product candidates. The success of any product candidates will depend on several factors, including:

•	successful completion of clinical trials, and the supporting pre-clinical toxicology, formulation development, and manufacturing of supplies for the clinical program in accordance with current Good Manufacturing Practices, or cGMP;

•	receipt of regulatory approvals from the FDA and other applicable regulatory authorities outside the United States;

•	maintenance of existing relationships and establishment of arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

•	protecting our rights in our intellectual property;

•	launching commercial sales of our product candidates, if and when approved;

•	acceptance of any approved product by the medical community and patients;

•	obtaining coverage and adequate reimbursement from third-party payors for product candidates, if and when approved;

•	effectively competing with other products; and

•	achieving a continued acceptable safety and efficacy profile for our product candidates following regulatory approval, if and when received.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which would materially harm our business and we may not be able to earn sufficient revenues and cash flows to continue our operations. We have no other product candidates in our near-term product pipeline.

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We have not obtained regulatory approval for any of our product candidates in the United States or in any other country.

We currently do not have any product candidates that have gained regulatory approval for sale in the United States or in any other country, and we cannot guarantee that we will ever have marketable products. Our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for and successfully commercialize product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval to market each product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities.

Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In the United States, we have not submitted a New Drug Application, or NDA, for any of our product candidates. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and reviewed by the FDA or, if accepted and reviewed, will be approved.

Regulatory authorities outside of the United States, such as in Europe and Japan and in emerging markets, also have requirements for approval of drugs for commercial sale with which we must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking non-U.S. regulatory approval could require additional pre-clinical studies or clinical trials, which could be costly and time consuming. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or additional risks. For all of these reasons, we may not obtain non-U.S. regulatory approvals on a timely basis, if at all.

The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly both inside and outside of the United States, and approval is never guaranteed. Even if our product candidates were to successfully obtain approval from the regulatory authorities, any approval might significantly limit the approved indications for use, or require that precautions, contraindications, or warnings be included on the product labeling, or require expensive and time-consuming post-approval clinical trials or surveillance as conditions of approval. Following any approval for commercial sale of our product candidates, certain changes to the product, such as changes in manufacturing processes and additional labeling claims, will be subject to additional FDA review and approval. Also, regulatory approval for any of our product candidates may be withdrawn. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed. Furthermore, we may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue the development of any other product candidate in the future.

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Although we have suspended our research and development activities, if we resume the development of any product candidates, regulatory approval may be substantially delayed or may not be obtained for one or all of our product candidates if regulatory authorities require additional time or studies to assess the safety and efficacy of our product candidates.

Although we have suspended our research and development activities, if we resume the development of any of our product candidates, we may be unable to initiate or complete development of our product candidates on schedule, if at all. To complete the studies for our product candidates, we will require additional funding. In addition, if regulatory authorities require additional time or studies to assess the safety or efficacy of our product candidates, we may not have or be able to obtain adequate funding to complete the necessary steps for approval for any or all of our product candidates. Preclinical studies and clinical trials required to demonstrate the safety and efficacy of our product candidates are time consuming and expensive and together take several years or more to complete and may not be successful. Delays in regulatory approvals or rejections of applications for regulatory approval in the United States, Europe, Japan or other markets may result from many factors, including:

•	our inability to obtain sufficient funds required for a clinical trial;

•	requests from regulatory authorities for additional analyses, reports, data, pre-clinical and preclinical studies and clinical trials;

•	questions from regulatory authorities regarding interpretations of data and results and the emergence of new information regarding our product candidates or other products;

•	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

•	failure to reach agreement with the FDA or comparable non-US regulatory authorities regarding the scope or design of our clinical trials;

•	our inability to manufacture in a timely manner or obtain from third parties sufficient quantities or quality of the product candidates or other materials required for a clinical trial;

•	our inability to enroll a sufficient number of patients who meet the inclusion and exclusion criteria in our clinical trials. For example, we are seeking patients with elevated levels of IOP for our clinical trials, which are more difficult to find;

•	our inability to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	our inability to reach agreements on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	our inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;

•	any determination that a clinical trial presents unacceptable health risks;

•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions;

•	our inability to obtain approval from Institutional Review Boards, or IRBs, to conduct clinical trials at their respective sites;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data; and

•	unfavorable or inconclusive results of clinical trials and supportive pre-clinical studies, including unfavorable results regarding the effectiveness of product candidates during clinical trials.

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Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

If the FDA requires us to change the design of our planned pivotal trials, the actual costs of these trials may be greater than what we estimated based on our current expectations regarding the design of these trials. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we initially contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these studies are not positive or are only modestly positive, we may be delayed in obtaining regulatory approval for that product candidate, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals and we may not have sufficient funding to complete the testing and approval process. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products if and when approved. If any of this occurs, our business will be materially harmed.

Although we have suspended our research and development activities, if we resume the development of any product candidates, failure can occur at any stage of clinical development. If the clinical trials for our future product candidates are unsuccessful, we could be required to abandon development.

Although we have suspended our research and development activities, if we resume the development of any product candidates, a failure of one or more clinical trials can occur at any stage of testing for a variety of reasons. The outcome of preclinical testing and early clinical trials may not be predictive of the outcome of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, adverse events may occur or other risks may be discovered in any clinical trials that will cause us to suspend or terminate our clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including but not limited to changes in or adherence to trial protocols, differences in size and type of the patient populations and the rates of dropout among clinical trial participants. Any future clinical trial results therefore may not demonstrate safety and efficacy sufficient to obtain regulatory approval for our product candidates. Moreover, we still need to evaluate the long-term safety effects of our product candidates, the results of which could adversely affect our clinical development program.

Flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. In addition, clinical trials often reveal that it is not practical or feasible to continue development efforts. Further, we have never submitted an NDA for any product candidates.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. Further, regulatory agencies and IRBs may at any time order or data safety monitoring boards may at any time recommend to the sponsor the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants.

If the results of our clinical trials for our current product candidates or clinical trials for any future product candidates do not achieve the primary efficacy endpoints or demonstrate unexpected safety issues, the prospects for approval of our product candidates will be materially adversely affected. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have failed to achieve similar results in later clinical trials, including longer term trials, or have failed to obtain regulatory approval of their

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product candidates. Many compounds that initially showed promise in clinical trials or earlier stage testing have later been found to cause undesirable or unexpected adverse effects that have prevented further development of the compound. In addition, we have typically only tested our product candidates in a single eye, which may not accurately predict the efficacy or safety of our product candidates when dosed in both eyes. Our recently completed Phase 2 and 3 trials with trabodenoson did not produce the results that we expected, and potential future Phase 3 pivotal trials and long-term safety studies of trabodenoson or other future product candidates may not produce the results that we expect or desire.

In addition to the circumstances noted above, we may experience numerous unforeseen events that could cause our clinical trials to be delayed, suspended or terminated, or which could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	clinical trials of our product candidates may produce negative or inconclusive results or may not achieve their primary endpoints, and we may decide, or regulators may require us, to conduct additional clinical trials or implement a clinical hold or cease development;

•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	we may elect or be required to suspend or terminate clinical trials of our product candidates based on a finding that the participants are being exposed to health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•	our product candidates may have undesirable adverse effects or other unexpected characteristics.

If we elect or are required to suspend or terminate a clinical trial of any of our product candidates, our commercial prospects will be adversely impacted and our ability to generate product revenues may be delayed or eliminated.

Although we have suspended our research and development activities, if we resume the development of any product candidates, our product candidates may have undesirable adverse effects, which may delay or prevent regulatory approval or, if approval is received, require our products to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Although we have suspended our research and development activities, if we resume the development of any product candidates, unforeseen adverse effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed.

Any undesirable adverse effects that may be caused by our product candidates could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA and comparable non-U.S. regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if any of our product candidates receives

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regulatory approval and we or others later identify undesirable adverse effects caused by the product, we could face one or more of the following consequences:

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication, or other labeling changes;

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may seize the product;

•	we may be required to change the way that the product is administered, conduct additional clinical trials or recall the product;

•	regulatory authorities nay impose a REMS;

•	we may be subject to litigation or product liability claims, fines, injunctions, or criminal penalties; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing such product, which in turn could delay or prevent us from generating significant revenues from its sale.

Although we have suspended our research and development activities, if we resume the development of any product candidates and if our product candidates receive regulatory approval, we will be subject to ongoing regulatory requirements and we may face future development, manufacturing and regulatory difficulties.

In the future, our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and European Medicines Agency, or EMA, requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, we and our potential future contract manufacturers will be subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we and others with whom we work will be required to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, EMA and other similar foreign agencies and to comply with certain requirements concerning advertising and promotion for our product candidates. Promotional communications with respect to prescription drugs also are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Accordingly, once approved, we may not promote our products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	require product recalls;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

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•	require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include shutdown of manufacturing facilities, imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	impose other administrative or judicial civil or criminal penalties or pursue criminal prosecution;

•	withdraw regulatory approval;

•	refuse to approve pending applications or supplements to approved applications filed by us or by our potential future collaborators;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products.

If we are unable to effectively establish a direct sales force in the United States, our business may be harmed.

We currently do not have an established sales organization and do not have a marketing or distribution infrastructure. To achieve commercial success for any potential future approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. We will need to incur significant additional expenses and commit significant additional time and management resources to establish and train a sales force to market and sell our products. We may not be able to successfully establish these capabilities despite these additional expenditures.

Factors that may inhibit our efforts to successfully establish a sales force include:

•	our inability to compete with other pharmaceutical companies to recruit, hire, train and retain adequate numbers of effective sales and marketing personnel with requisite knowledge of our target market;

•	the inability of sales personnel to obtain access to adequate numbers of ophthalmologists and optometrists to prescribe any future approved products;

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization; and

•	a delay in bringing products to market after efforts to hire and train our sales force have already commenced.

In the event we are unable to successfully market and promote our products, our business may be harmed.

Although we have suspended our research and development activities, if we resume the development of any product candidates, we may in the future explore the licensing of commercialization rights or other forms of collaboration outside of the United States, which will expose us to additional risks of conducting business in international markets.

The non-U.S. markets may become an important component of our growth strategy. If we fail to obtain licenses or enter into collaboration arrangements with selling parties, or if these parties are not successful, our revenue-generating growth potential may be adversely affected. Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

•	efforts to enter into collaboration or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the acquisition or development of product candidates;

•	changes in a specific country’s or region’s political and cultural climate or economic condition;

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•	differing regulatory requirements for drug approvals and marketing internationally, which could result in our being required to conduct additional clinical trials or other studies before being able to successfully commercialize our product candidates in any jurisdiction outside the United States;

•	differing reimbursement regimes and price controls in certain non-U.S. markets;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	potentially reduced protection for intellectual property rights;

•	potential third-party patent rights in countries outside of the United States;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

•	the effects of applicable foreign tax structures and potentially adverse tax consequences;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incidental to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

•	failure of our employees and contracted third parties to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

We have in the past, and may in the future, face competition from established branded and generic pharmaceutical companies and if our competitors are able to develop and market products that are preferred over our products, our commercial opportunity will be reduced or eliminated.

The development and commercialization of new drug products is highly competitive. We have in the past, and may in the future, face competition from established branded and generic pharmaceutical companies, smaller biotechnology and pharmaceutical companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat ocular diseases, including glaucoma. Although we have suspended our research and development activities, if we resume the development of any product candidates, any product candidates that we may successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Other early-stage companies may also compete through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity will be reduced or eliminated if our competitors develop and

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commercialize products that are safer, more effective, have fewer adverse effects, are more convenient or are less expensive than our product candidates. If any of our product candidates are approved, we expect that they will be priced at a premium over competitive generic products and consistent with other branded glaucoma drugs.

If our competitors market products that are more effective, safer, have fewer side effects or are less expensive than our product candidates or that reach the market sooner than our potential future products, if any, we may not achieve commercial success.

Although we have suspended our research and development activities, if we resume the development of any product candidates, the commercial success of our product candidates will depend on the degree of market acceptance among doctors, including ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community.

Although we have suspended our research and development activities, if we resume the development of any product candidates, these product candidates may not gain market acceptance among doctors, including ophthalmologists and optometrists, patients, patient advocacy groups, third-party payors and the medical community. For example, there are a number of available therapies marketed for the treatment of glaucoma. Some of these drugs are branded and subject to patent protection, but most others, including latanoprost and many beta blockers, are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by ophthalmologists and optometrists, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	the market price, affordability and patient out-of-pocket costs of our product candidates relative to other available products, which are predominantly generics;

•	the degree to which our product candidates obtain coverage and adequate reimbursement;

•	the effectiveness of our product candidates as compared with currently available products and any products that may be approved in the future;

•	patient willingness to adopt our product candidates in place of current therapies;

•	varying patient characteristics including demographic factors such as age, health, race and economic status;

•	changes in the standard of care for the targeted indications for any of our product candidates;

•	the prevalence and severity of any adverse effects or perception of any potential side effects;

•	limitations or warnings contained in a product candidate’s FDA-approved labeling;

•	limitations in the approved clinical indications for our product candidates;

•	relative convenience and ease of administration;

•	the strength of our selling, marketing and distribution capabilities;

•	the quality of our relationship with patient advocacy groups;

•	sufficient third-party coverage and reimbursement; and

•	product liability claims.

In addition, the potential market opportunity for our product candidates has been, and may in the future be, difficult to precisely estimate. Our estimates of the potential market opportunity for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research reports and other surveys. If any of these assumptions proves to be inaccurate, then the actual market for our product candidates could be smaller than our estimates of our potential market opportunity. If the actual market

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for our product candidates is smaller than we expect, our product revenue may be limited, and it may be more difficult for us to achieve or maintain profitability. If we fail to achieve market acceptance of our product candidates in the United States and abroad, our revenue will be more limited and it will be more difficult to achieve profitability.

Although we have suspended our research and development activities, if we resume the development of any product candidates, if we fail to obtain and sustain coverage and an adequate level of reimbursement for our product candidates by third-party payors, potential future sales would be materially adversely affected.

There will be no commercially viable market for our product candidates without coverage and adequate reimbursement from third-party payors, and any coverage and reimbursement policy may be affected by future healthcare reform measures. Although we have suspended our research and development activities, if we resume the development of product candidates, we cannot be certain that coverage and adequate reimbursement will be available for our product candidates or any other future product candidates we develop. Additionally, even if there is a commercially viable market, if the level of reimbursement is below our expectations, our anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. A current trend in the U.S. healthcare industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and other similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for our product candidates, which could result in product revenues being lower than anticipated. We believe our drugs will be priced significantly higher than existing generic drugs and consistently with current branded drugs. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. If we are unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid and private payors may not be willing to cover or provide adequate reimbursement for our drugs, which would significantly reduce the likelihood of them gaining market acceptance. In the United States, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor.

We expect that private insurers will consider the efficacy, cost effectiveness, safety and tolerability of our product candidates in determining whether to approve coverage and set reimbursement levels for such products. Obtaining these approvals can be a time consuming and expensive process. Our business and prospects would be materially adversely affected if we do not receive approval for coverage and reimbursement of our product candidates from private insurers on a timely or satisfactory basis. Limitations on coverage and reimbursement could also be imposed by government payors, such as the local Medicare carriers, fiscal intermediaries, or Medicare Administrative Contractors. Further, Medicare Part D, which provides a pharmacy benefit to certain Medicare patients, does not require participating prescription drug plans to cover all drugs within a class of products. Our business could be materially adversely affected if private or governmental payors, including Medicare Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, our product candidates or other potential products.

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Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. For example, reimbursement in the European Union must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.

If the prices for our product candidates decrease or if governmental and other third-party payors do not provide coverage and adequate reimbursement levels, our revenue, potential for future cash flows and prospects for profitability will suffer.

Recently enacted and future legislation may increase the difficulty and cost of commercializing our product candidates, if we resume the development of any product candidates, and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, if we resume the development of any product candidates, restrict or regulate post-marketing activities and affect our ability to profitably sell our product candidates for which we obtain regulatory approval.

In March 2010, President Obama signed into law the ACA, a sweeping law intended to, among other things, broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Among other changes that affect the pharmaceutical industry, the ACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of average manufacturer price, or AMP, which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates, which previously had been payable only on fee-for-service utilization, to Medicaid managed care utilization, and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. Further, the ACA imposed a significant annual fee on companies that manufacture or import branded prescription drug products and requires manufacturers to provide a 50% point-of-sale discount off the negotiated price of applicable branded drugs dispensed to beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Substantial new provisions affecting compliance have also been enacted, including the Physician Payments Sunshine Act, as described above. Although it is too early to determine the full effect of the ACA, the new law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach the required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to

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five years. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing approval testing and other requirements.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business in the future, or the effect any future legislation or regulation will have on us.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

The pricing of prescription pharmaceuticals is also subject to governmental control outside of the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. If we resume the development of any product candidates, to obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

If we are found in violation of federal or state “fraud and abuse” laws or other healthcare laws, we may face penalties, which may adversely affect our business, financial condition and results of operation.

In the United States, we are subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The Federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, in cash or in kind, that is intended to induce or reward the referral of business, including the purchase, lease, order or arranging for or recommending the purchase, lease or order of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. Although we seek to structure our business arrangements in compliance with all applicable requirements, many healthcare fraud and abuse laws are broadly written, and it may be difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the Federal Anti-Kickback Statute. The federal false claims and civil monetary penalties laws, including the civil False Claims Act prohibits any individual or entity from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. The civil False Claims Act has been interpreted to prohibit presenting claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks have resulted in the submission of false claims to governmental healthcare programs. In addition, private individuals have the ability to bring actions on behalf of the government under the civil False Claims Act as well as under the false claims laws of several states. Under the Health Insurance Portability and

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Accountability Act of 1996, or HIPAA, we are prohibited from, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program.

Additionally, the federal Physician Payments Sunshine Act within the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act, or collectively the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to certain payments or other transfers of value provided to physicians and teaching hospitals, and certain ownership and investment interests held by physicians and their immediate family members.

Many states have adopted laws similar to the aforementioned laws, including state anti-kickback and false claims laws, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 U.S. Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There may be ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information on certain types of individuals and organizations. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other and from HIPAA in significant ways and may not have the same effect, thus complicating compliance efforts.

Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that the government could allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we could be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded federal or state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. Were this to occur, our business, financial condition and results of operations and cash flows may be materially adversely affected.

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If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues and liquidity may suffer, and our products, if we resume the development of any product candidates, could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

Although we have suspended our research and development activities, if we resume the development of any product candidates, we may not be able to identify additional therapeutic opportunities for our product candidates or to expand our portfolio of products.

Although we have suspended our research and development activities, if we resume the development of product candidates, we may explore other therapeutic opportunities for our product candidates and seek to develop and commercialize a portfolio of new product candidates.

Research programs to pursue the development of our product candidates for additional indications and to identify new potential products or product candidates and disease targets require substantial technical, financial and human resources whether or not we ultimately are successful. Our research programs may initially show promise in identifying potential indications and/or potential products, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications and/or potential products;

•	product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or

•	it may take greater human and financial resources to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs and clinical trials than we will possess, thereby limiting our ability to diversify and expand our product portfolio.

Because we have in the past, and may in the future, have limited financial and managerial resources, we may focus on research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other potential products or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential products through internal research programs, which could materially adversely affect our future growth and prospects.

If we reallocate our resources to acquire or develop one or more new product candidates, we may not be successful in developing such new product candidates and we will once again be subject to all the risks and uncertainties associated with research and development of products and technologies.

We have explored the possibility of reallocating our resources toward developing, acquiring, by acquisition or in-license, new product candidates. If we decide to acquire one or more new product candidates, we cannot guarantee that any such acquisition would result in the identification and successful development of one or more

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approved and commercially viable products. The development of products and technologies is subject to a number of risks and uncertainties, including:

•	the time, costs and uncertainty associated with the clinical testing required to demonstrate the safety and effectiveness of a product candidate to obtain regulatory approvals;

•	the ability to raise sufficient funds to fund the research and development of any one or more new product candidates;

•	the ability to find third party strategic partners to assist or share in the costs of product development, and potential dependence on such strategic partners, to the extent Inotek may rely on strategic partners for future sales, marketing or distribution;

•	the ability to protect the intellectual property rights associated with any one or more new product candidates;

•	litigation;

•	competition;

•	ability to comply with ongoing regulatory requirements;

•	government restrictions on the pricing and profitability of products in the United States and elsewhere; and

•	the extent to which third-party payers, including government agencies, private health care insurers and other health care payers, such as health maintenance organizations, and self-insured employee plans, will cover and pay for newly approved therapies.

Risks Related to Our Reliance on Third Parties

We currently depend on third parties to conduct some of the operations of our clinical trials and other portions of our operations, and we may not be able to control their work as effectively as if we performed these functions ourselves.

We rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to oversee and conduct our clinical trials, and to perform data collection and analysis of our product candidates. We have expected in the past, and may in the future expect, to rely on these third parties to conduct clinical trials of any other potential products that we develop. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our program. In addition, any CRO that we retain will be subject to the FDA’s regulatory requirements or similar foreign standards and we do not have control over compliance with these regulations by these providers. Our agreements with third-party service providers are on trial-by-trial and project-by-project bases. Typically, we may terminate the agreements with notice and occasionally the third party service provider may terminate the agreement without notice. Typically, we are responsible for the third party’s incurred costs and occasionally we have to pay cancellation fees. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or regulatory approval of our product candidates or commercialization of our product candidates, producing additional losses and depriving us of potential product revenue.

Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities, and we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, the protocols for the trial and the FDA’s regulations and international standards, referred to as Good Clinical Practice, or GCP, requirements, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.

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Preclinical studies must also be conducted in compliance with other requirements, such as Good Laboratory Practice, or GLP, and the Animal Welfare Act. Managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers.

Furthermore, these third parties may conduct clinical trials for competing drugs or may have relationships with other entities, some of which may be our competitors. As such, the ability of these third parties to provide services to us may be limited by their work with these other entities. The use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.

If these third parties do not successfully carry out their contractual duties or obligations and meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols according to regulatory requirements or for other reasons, our financial results and the commercial prospects for our current product candidates or our other potential products could be harmed, our costs could increase and our ability to obtain regulatory approval and commence product sales could be delayed.

We have no manufacturing capacity or experience and have relied in the past, and may in the future rely, on third-party manufacturers for the development and commercialization of our product candidates, if we resume development of any product candidates, in accordance with manufacturing regulations.

We do not currently, nor currently intend to, operate manufacturing facilities for clinical or commercial production of our product candidates, if we resume the development of any product candidates. We have no experience in drug formulation, and we lack the resources and the capabilities to manufacture any potential product candidates and potential products on a clinical or commercial scale. We do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We have relied in the past, and may in the future rely, on third-party manufacturers to produce the active pharmaceutical ingredient and final drug product for our clinical trials. In the past, we only had one supplier of active pharmaceutical ingredient. We managed such production with all our vendors on a purchase order basis in accordance with applicable master service and supply agreements. We do not have long-term agreements with any of these or any other third-party suppliers. To the extent we terminate our existing supplier arrangements in the future and seek to enter into arrangements with alternative suppliers, we might experience a delay in our ability to obtain adequate supply for our clinical trials and commercialization. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if and when they are approved. Our third-party manufacturers have made only a limited number of lots of our product candidates to date and have not made any commercial lots. The manufacturing processes for our product candidates have never been tested at commercial scale, and the process validation requirement has not yet been satisfied for any product candidate. These manufacturing processes and the facilities of our third-party manufacturers will be subject to inspection and approval by the FDA before we can commence the manufacture and sale of our product candidates, and thereafter on an ongoing basis. Some of our third-party manufacturers have never been inspected by the FDA and have not been through the FDA approval process for a commercial product. Some of our third-party manufacturers are subject to FDA inspection from time to time. Failure by these third-party manufacturers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidates may result in regulatory actions such as the issuance of FDA Form 483 inspectional observations, warning letters or injunctions or the loss of operating licenses. Based on the severity of the regulatory action, our clinical or commercial supply of our product candidates could be interrupted or limited, which could have a material adverse effect on our business.

With respect to commercial production of our product candidates in the future, to the extent we resume the development of any product candidates, we plan on outsourcing production of the active pharmaceutical

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ingredients and final product manufacturing if and when approved for marketing by the applicable regulatory authorities. This process is difficult and time consuming and we can give no assurance that we will enter commercial supply agreements with any contract manufacturers on favorable terms or at all.

Reliance on third-party manufacturers entails risks, including:

•	manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of their agreements with us;

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

•	the possible breach of the manufacturing agreement by the third party;

•	product loss due to contamination, equipment failure or improper installation or operation of equipment or operator error;

•	the failure of the third-party manufacturer to comply with applicable regulatory requirements; and

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

Our manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our product candidates and potential products could be interrupted, resulting in delays and additional costs. We may also have to incur other charges and expenses for products that fail to meet specifications and undertake remediation efforts.

If third-party manufacturers fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before a third party can begin the commercial manufacturing of our product candidates and potential products, if we resume the development of any product candidates, their manufacturing facilities, processes and quality systems must be in compliance with applicable regulations. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, any potential third-party manufacturer may be unable to initially pass federal, state or international regulatory inspections in a cost effective manner. If contract manufacturers fail to pass such inspection, our commercial supply of drug substance will be significantly delayed and may result in significant additional costs. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and comparable non-U.S. regulatory authorities, before and after product approval, and must comply with cGMP. Our contract manufacturers may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. In addition, contract manufacturers’ failure to achieve and maintain high manufacturing standards in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in patient injury, product liability claims, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. If a third-party manufacturer with whom we contract is unable to comply with manufacturing regulations, we may also be subject to fines, unanticipated compliance expenses, recall or seizure of our products, product liability claims, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions could materially adversely affect our financial results and financial condition.

Furthermore, changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, will require prior FDA review and/or approval of the manufacturing process and procedures in accordance with the FDA’s regulations, or comparable foreign requirements. This review may be costly and time consuming and could delay or prevent us from

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conducting clinical trials or launching a product. The new facility will also be subject to pre-approval inspection. In addition, we have to demonstrate that the product made at the new facility is equivalent to the product made at the former facility by physical and chemical methods, which are costly and time consuming. It is also possible that the FDA may require clinical testing as a way to prove equivalency, which would result in additional costs and delay.

Any collaboration arrangement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our future product candidates.

We plan to seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our future product candidates outside of the United States if we resume development of any product candidates. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we choose to enter into such arrangements, and the terms of the arrangements may not be favorable to us. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. To the extent such collaborators have programs that are competitive with our product candidates, they may decide to focus time and resources on development of those programs rather than our product candidates.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

Although we have suspended our research and development activities, if we resume the development of any product candidates and are not able to establish collaborations, we may have to alter our development and commercialization plans.

Although we have suspended our research and development activities, if we resume the development of any product candidates, the development and potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such

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collaboration could be more attractive than the one with us for our product candidates. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Intellectual Property

We may not be able to protect our proprietary technology in the marketplace.

We depend on our ability to protect our proprietary technology. We rely largely on trade secret and patent laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Our success depends in large part on our ability and any future licensee’s ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We believe we will continue to be able to obtain, through prosecution of our current pending patent applications, adequate patent protection for our proprietary drug technology. If we are compelled to spend significant time and money protecting or enforcing our patents or patent applications, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. If we are unable to effectively protect the intellectual property that we own, other companies may be able to offer the same or similar products for sale, which could materially adversely affect our competitive business position and harm our business prospects. Our patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that we may have for our products.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the United States and many jurisdictions outside of the United States is not consistent. For example, in many jurisdictions the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or create uncertainty. In addition, publication of information related to our current product candidates and potential products may prevent us from obtaining or enforcing patents relating to these product candidates and potential products, including, without limitation, composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Our intellectual property consists of issued patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. The trabodenoson polymorph US patent is scheduled to expire in 2033. See “Business—Intellectual Property” included in our Annual Report on Form 10-K for the year ended December 31, 2016, for further information about our issued patents and patent applications.

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Patents that we own or may license in the future do not necessarily ensure the protection of our product candidates for a number of reasons, including without limitation the following:

•	we may not have been the first to make the inventions covered by our patents or pending patent applications;

•	we may not have been the first to file patent applications for these inventions;

•	any patents issued to us may not cover our products as ultimately developed;

•	our pending patent applications may not result in issued patents, and even if they issue as patents, they may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	our patents may not be broad or strong enough to prevent competition from other products that are identical or similar to our product candidates;

•	there can be no assurance that the term of a patent can be extended under the provisions of patent term extension afforded by U.S. law or similar provisions in foreign countries, where available;

•	our patents, and patents that we may obtain in the future, may not prevent generic entry into the U.S. market for our trabodenoson and other product candidates;

•	we may be required to disclaim part of the term of one or more patents;

•	there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim;

•	there may be patents issued to third parties that will affect our freedom to operate;

•	if our patents are challenged, a court could determine that they are invalid or unenforceable;

•	there might be significant changes in the laws that govern patentability, validity and infringement of our patents that adversely affects the scope of our patent rights;

•	a court could determine that a competitor’s technology or product does not infringe our patents;

•	our patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing; and

•	we may fail to obtain patents covering important products and technologies in a timely fashion or at all.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act have not yet become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act, in particular the first-to-file provision, and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we encounter delays in our development or clinical trials, to the extent we resume the development of any product candidates, the period of time during which we could market our product candidates under patent protection would be reduced.

Our competitors may seek to invalidate our patents.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may seek to market generic versions of any approved

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products by submitting Abbreviated New Drug Applications, or ANDAs, to the FDA in which our competitors claim that our patents are invalid, unenforceable and/or not infringed. Alternatively, our competitors may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity or enforceability. In that regard, third parties may challenge our patents in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

A significant portion of our intellectual property portfolio currently includes pending patent applications that have not yet issued as patents. If our pending patent applications fail to issue our business will be adversely affected.

Our commercial success may depend significantly on maintaining and expanding patent protection for our product candidates, especially to the extent that we resume the development of any product candidates, as well as successfully defending our current and future patents against third-party challenges. As of June 30, 2017, we own at least 50 issued patents and have at least 40 pending patent applications in the United States and a number of foreign jurisdictions relating to our current product candidates and proprietary technology. See “Business—Intellectual Property” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for further information about our issued patents and patent applications. Our intellectual property consists of patents and pending patent applications related to our product candidates and other proprietary technology which cover compositions of matter, methods of use, combinations with other glaucoma products, formulations, polymorphs and the protection of the optic nerve. For trabodenoson, the composition of matter patents are scheduled to expire in 2025 and 2026, in Europe and the United States, respectively. The trabodenoson polymorph US patent is scheduled to expire in 2033.

There can be no assurance that our patent applications will issue as patents in the United States or foreign jurisdictions in which such applications are pending. Even if patents do issue on any of these applications, there can be no assurance that a third party will not challenge their validity or that we will obtain sufficient claim scope in those patents to prevent a third party from competing successfully with our products.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent we are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to prevent infringement of our patents or misappropriation of these intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

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Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or the USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In this event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may infringe the intellectual property rights of others, which, to the extent we resume the development of any product candidates, may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success may depend significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our product candidates or potential products have infringed or may in the future, to the extent we resume the development of any product candidates, infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are accepted or issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that our product candidates or potential products have infringed or may in the future, to the extent we resume the development of any product candidates, infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover our product candidates.

Third parties may assert that we are employing their proprietary technology without authorization and may sue us for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect our results of operations and divert the attention of managerial and scientific personnel. If we are sued for patent infringement, we would need to demonstrate that our product candidates, potential products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products, to the extent we resume development of any product candidates, unless we acquire or obtain a license under the applicable patents or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. To the extent we resume

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development of any product candidates, any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates, to the extent we resume the development of any product candidates, or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may face claims of infringement, misappropriation or other violations of the rights of third-party intellectual property holders.

Although we have suspended our research and development activities, if we resume the development of any product candidates, pharmaceutical companies, biotechnology companies and academic institutions may compete with us in the commercialization of our product candidates, including trabodenoson for use in ophthalmic indications and filing patent applications potentially relevant to our business. In order to contend with the strong possibility of third-party intellectual property conflicts, we periodically conduct freedom-to-operate studies, but such studies may not uncover all patents relevant to our business.

From time to time, we find it necessary or prudent to obtain licenses from third-party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, we may use the results of freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third-party intellectual property. For example, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. We strive to identify potential third-party intellectual property issues in the early stages of research of our research programs, in order to minimize the cost and disruption of resolving such issues.

In spite of these efforts to avoid obstacles and disruptions arising from third-party intellectual property, it is impossible to establish with certainty that our products will be free of claims that we infringe, misappropriate or otherwise violate the rights of third-party intellectual property holders. Even with modern databases and online search engines, freedom-to-operate searches are imperfect and may fail to identify relevant patents and published applications. Even when a third-party patent is identified, we may conclude that we do not infringe the patent or that the patent is invalid. If the third-party patent owner disagrees with our conclusion and we continue with the business activity in question, patent litigation may result. We might decide to initiate litigation in an attempt to have a court declare the third-party patent invalid or non-infringed by our activity.

We may be subject to claims that we or our employees have misappropriated the intellectual property, including trade secrets, of a third party, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities, biotechnology companies or other pharmaceutical companies, including our competitors or potential competitors. Some of these employees, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the intellectual property and other proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed such intellectual property, including trade secrets or other proprietary information. Litigation may be necessary to defend against

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these claims. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but litigation may be necessary in the future to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we have not filed a patent application or where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets. Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, others may independently discover our trade secrets and proprietary information. Further, the FDA, as part of its Transparency Initiative, a proposal by the FDA to increase disclosure and make data more accessible to the public, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products, to the extent we resume the development of any product candidates, or cause additional, material adverse effects upon our competitive business position and financial results.

Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Any lawsuits relating to infringement of intellectual property rights brought by or against us will be costly and time consuming and may adversely impact the price of our common stock.

We may be required to initiate litigation to enforce or defend our intellectual property. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for the operation of our business and, to the extent we resume the development of any product candidates, development activities or any future sales, marketing or distribution activities.

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In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, our patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings, and other forms of post-grant review. In the United States, for example, post-grant review has recently been expanded. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel’s time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our common stock.

Although we have suspended our research and development activities, if we resume the development of any product candidates, we will need to obtain FDA approval of any proposed product names, and any failure or delay associated with such approval may adversely affect our business.

Although we have suspended our research and development activities, if we resume the development of any product candidates, any name we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the USPTO. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies certain medical claims or contributes to an overstatement of efficacy. If the FDA objects to any of our proposed product names, we may be required to adopt an alternative name for our product candidates. If we adopt an alternative name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

If we do not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of our patents and obtaining data exclusivity for our product candidates, to the extent we resume development of any product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA regulatory approval for our product candidates, to the extent we resume development of any product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. We may not be

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granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain earlier approval of competing products, and our ability to generate revenues could be materially adversely affected.

Risks Related to Our Business Operations and Industry

In the event we increase the size of our organization, we may experience difficulties in managing growth.

We are currently a small company with seventeen full-time employees as of August 1, 2017, and we outsource to consultants or other organizations a portion of our operations, including but not limited to research and development and conduct of clinical trials and certain administrative functions. If we resume the research and development of product candidates, or in order to commercialize product candidates, we will need to substantially increase our operations.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our management, personnel and systems currently in place may not be adequate to support any future growth. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical trials and the regulatory process effectively;

•	manage the manufacturing of product candidates and potential products for clinical and commercial use;

•	integrate current and additional management, administrative, financial and sales and marketing personnel;

•	develop a marketing and sales infrastructure;

•	hire new personnel necessary to effectively commercialize our product candidates;

•	develop our administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

Product candidates that we may acquire or develop in the future may be intended for patient populations that are large. In order to continue development and marketing of these product candidates, if approved, we would need to significantly expand our operations. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third parties. Because we have never had this infrastructure, there may be increased risk that we will not be able to adequately meet these reporting obligations in a timely manner.

We are a clinical-stage company and it may be difficult for you to evaluate the success of our business to date and to assess our future viability, especially considering we voluntarily discontinued our development of our product candidate, trabodenoson, in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost.

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, including glaucoma. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, conducting research and developing

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our product candidates. We have not yet demonstrated our ability to successfully complete a pivotal Phase 3 clinical trial, obtain regulatory approval of a product candidate, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. In July 2017, we voluntarily discontinued our development of our product candidate, trabodenoson, in view of the results of our MATrX-1 Phase 3 clinical trial and Phase 2 FDC clinical trial of trabodenoson and latanoprost. We have engaged Perella Weinberg Partners as a financial advisor to assist us in pursuing strategic alternatives. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history and more experience with late stage development and commercialization of product candidates.

In addition, as a new business, we have and may continue to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. If we market any products, we will need to transition from a company with a product development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We depend upon our key personnel and our ability to attract and retain employees.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. We are highly dependent on our senior management team and our scientific founders, as well as the other principal members of our management and scientific teams. Although we have formal employment agreements with our executive officers, these agreements do not prevent them from terminating their employment with us at any time. The loss of the services of any member of our senior management or scientific team or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of David P. Southwell, our President and Chief Executive Officer, Rudolf A. Baumgartner, M.D., our Executive Vice President and Chief Medical Officer, or Dale Ritter, our Vice President—Finance, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We do not currently carry “key person” insurance on the lives of members of executive management. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. In addition, we rely on consultants and advisors, including scientific and clinical advisors. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, or SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

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If we engage in acquisitions or mergers in the future, we will incur a variety of costs and we may never realize the anticipated benefits of such transactions.

We may attempt to acquire companies, businesses, technologies, services, products or other product candidates or merge with other companies in the future that we believe are a strategic fit with our business. We have no present agreement regarding any material acquisitions or other transactions. However, if we do undertake any acquisitions or mergers, the process of integrating an acquired or merged business, technology, service, product candidates or potential products into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management’s attention from our core business. In addition, we may fail to retain key executives and employees of acquired or merged companies, which may reduce the value of the acquisition or merger, or give rise to additional integration costs. Future acquisitions or mergers could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions or mergers could also result in our stockholders owning less than 50% of the surviving entity, the incurrence of debt, actual or contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition or merger.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payors and distributors to purchase, pay for and effectively distribute our products. Similarly, these macroeconomic factors could affect the ability of our potential future contract manufacturers, sole-source or single-source suppliers or licensees to remain in business or otherwise manufacture or supply product. Failure by any of them to remain in business could affect our ability to manufacture products.

If product liability lawsuits are successfully brought against us, our insurance may be inadequate and we may incur substantial liability.

We face an inherent risk of product liability claims as a result of the clinical testing of our product candidates. We will face an even greater risk if we commercially sell our product candidates or any other potential products that we develop. We maintain product liability insurance with an aggregate limit of $10 million that covers our clinical trials and we plan to maintain insurance against product liability lawsuits for commercial sale of our product candidates. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products or product candidates has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims in connection with our clinical trials and product candidates and, potentially in the future, commercial use of our product candidates, for which our insurance coverage may not be adequate, and the cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial.

For example, we may be sued if any product or product candidate we have developed or will develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Large

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judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	reduced resources of our management to pursue our business strategy;

•	decreased demand for our product candidates or potential products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	initiation of investigations by regulators;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant costs to defend resulting litigation;

•	diversion of management and scientific resources from our business operations;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We will need to increase our insurance coverage if our product candidates receive marketing approval and we begin selling them. However, the product liability insurance we will need to obtain in connection with the commercial sales of our product candidates, if and when they receive regulatory approval, may be unavailable in meaningful amounts or at a reasonable cost. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidates, if and when they obtain regulatory approval, which could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Additionally, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, auto, property, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our financial position, cash flows and results of operations.

We may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters could severely disrupt our operations, and have a material adverse effect on our business, financial condition and results of operations. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business

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Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

A breach of the Company’s computer systems and networks could materially adversely affect the Company’s business and financial condition.

Our business requires us, including some of our vendors, to use and store personally identifiable and other sensitive information, such as health and medical data, for employees and patients. The security measures put in place by the Company, and such vendors, cannot provide absolute security, and the Company and our vendors’ information technology infrastructure may be vulnerable to criminal cyber-attacks or data security incidents due to employee error, malfeasance, or other vulnerabilities. The techniques used by criminals to obtain unauthorized access to sensitive data are increasing in sophistication and are often novel, or change frequently. Such attacks now often take the form of phishing, spear-phishing, and other forms of human engineering and impersonation. These attacks could target not only personally identifiable information of the Company’s employees and patients but the Company’s intellectual property, trade secrets (such as drug formulations), and other proprietary information. The Company may be unable to anticipate these techniques or implement adequate preventative measures. As a result, there is no guarantee that despite the Company’s best efforts, the Company will not become the victim of such an attack in the future, that unauthorized parties will not gain access to sensitive data stored on the Company’s systems or the systems of Company’s vendors, or that any such incident will be discovered in a timely manner.

Any such incident could compromise the Company’s or such vendors’ networks, and the information stored by the Company or such vendors could be accessed, misused, shared publicly, corrupted, lost, held for ransom, or stolen, resulting in fraud, including wire fraud related to Company assets, corporate espionage, or other harm. Moreover, if a data security incident or breach affects the Company’s systems or such vendors’ systems or results in the unauthorized release of personally identifiable information, the Company’s reputation could be materially harmed and the Company may be exposed to a risk of loss or litigation and possible liability, which could result in a material adverse effect on the Company’s business, results of operations, and financial condition. In the event clinical or other medical data from patients enrolled in clinical trials is exposed to unauthorized persons, either by the Company or the Company’s vendors, the Company could face challenges enrolling patients in future trials. The Company’s insurance coverage may not cover or may be inadequate to cover the losses it could incur should the Company experience a major data security event.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of fraud or other misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners and vendors. Misconduct by these parties could include failures to comply with the regulations of the FDA and comparable non-U.S. regulatory authorities, provide accurate information to the FDA and comparable non-U.S. regulatory authorities, comply with fraud and abuse and other healthcare laws in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, misconduct, kickbacks, self-dealing

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and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We adopted a code of ethics, but it is not always possible to identify and deter employee and other third-party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws. If any such actions are instituted against us resulting from such misconduct those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

We and our development partners, third-party manufacturers and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

We and our development partners, third-party manufacturers and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Risks Related to Ownership of Our Common Stock

The availability of our common stock and securities linked to our common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue equity and equity-linked securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute your ownership interest in our company and have an adverse effect on the price of our common stock.

Our common stock may be delisted from the NASDAQ Global Market if we are unable to maintain compliance with NASDAQ’s continued listing standards.

NASDAQ imposes, among other requirements, continued listing standards including minimum bid and public float requirements. The price of our common stock must trade at or above $1.00 to comply with NASDAQ’s minimum bid requirement for continued listing on the NASDAQ. If our stock trades at bid prices of less than $1.00 for a period in excess of 30 consecutive business days, the NASDAQ could send a deficiency notice to us for not remaining in compliance with the minimum bid listing standards. During the third quarter of fiscal year 2017, our common stock has traded below $1.00. If the closing bid price of our common stock fails to meet NASDAQ’s minimum closing bid price requirement, or if we otherwise fail to meet any other applicable requirements of the NASDAQ and we are unable to regain compliance, NASDAQ may make a determination to delist our common stock.

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If we fail to maintain the listing of our common stock with a U.S. national securities exchange, the liquidity of our common stock could be adversely affected and the delisting could constitute a fundamental change under the indenture governing our 2021 Convertible Notes.

If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, our common stock. In addition, there can be no assurance that our common stock would be eligible for trading on any such alternative exchange or markets.

If a delisting occurs and we are unable to list such shares on any of on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Capital Market or other exchange such event would constitute a “fundamental change” under the indenture governing our 2021 Convertible Notes. If a fundamental change were to occur, we would be required to make an offer to purchase our convertible notes at a price equal to 100% of the aggregate principal amount outstanding plus accrued and unpaid interest, and complete such purchase within a couple of months after the effective date of the fundamental change. We cannot provide assurance that a delisting will not occur under the above-mentioned circumstances. The occurrence of delisting would have a material adverse effect upon our business, results of operations, financial condition and liquidity, and would substantially adversely impact the trading price of our common stock and other securities, and would require us to refinance our convertible notes which could result in a voluntary or involuntary bankruptcy proceeding if such a refinancing is unsuccessful.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above your purchase price of our shares.

Our initial public offering was completed in February 2015. Therefore, there has only been a public market for our common stock for a short period of time. Our common stock is listed on NASDAQ. Since shares of our common stock were sold in our initial public offering in February 2015 at $6.00 per share, our stock price has reached a high of $19.45 per share and a low of $0.85 per share through August 1, 2017.

The trading price of our common stock is likely to continue to be volatile, and you can lose all or part of your investment in us. In fact, following our announcement of the results of our Phase 3 monotherapy clinical trial on January 3, 2017, the price of our common stock dropped $4.35 per share, or 71%, from $6.10 per share as of the close of business on December 30, 2016, to $1.75 per share as of the close of business on January 3, 2017. Also, following our announcement of the results of our Phase 2 FDC clinical trial on July 7, 2017, the price of our common stock dropped $0.78 per share, or 45%, from $1.73 per share as of the close of business on July 7, 2017, to $0.95 per share as of the close of business on July 10, 2017. The closing price of our common stock was $0.92 on August 1, 2017. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Quarterly Report on Form 10-Q, may have a significant impact on the market price of our common stock:

•	announcements of regulatory approval or a complete response letter, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	announcements of therapeutic innovations or new products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	any adverse changes to our relationship with manufacturers or suppliers;

•	the results of our testing and clinical trials;

•	the results of our efforts to acquire or license additional product candidates;

•	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs;

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•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	sales by us of securities linked to our common stock;

•	general economic and market conditions and overall fluctuations in the U.S. equity markets;

•	changes in accounting principles; and

•	the loss of any of our key scientific or management personnel.

In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, a significant decline in the financial markets and other related factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We and our management are parties to a lawsuit which, if adversely decided against, could adversely affect our business and cause the price of our common stock to continue to decrease. We may also be subject to other securities litigation in the future, which is expensive and could divert management attention.

Our share price has been and may continue to be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. This risk is especially relevant for us because our stock price declined following our announcement of the results of our Phase 3 clinical trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension and the results of our Phase 2 FDC clinical trial. On January 6, 2017, a purported stockholder of the Company filed a putative class action in the U.S. District Court for the District of Massachusetts, captioned Whitehead v. Inotek Pharmaceuticals Corporation, et al., No. 1:17-cv-10025. An amended complaint was filed on July 10, 2017. The amended complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 against the Company, David Southwell, and Rudolf Baumgartner based on allegedly false and misleading statements and omissions regarding our Phase 2 and Phase 3 clinical trials of trabodenoson. The lawsuit seeks, among other things, unspecified compensatory damages for purchasers of the Company’s common stock between July 23, 2015 and December 30, 2016, as well as interest and attorneys’ fees and costs. The Company will vigorously defend plaintiff’s claims on the factual record, which it believes will prove that the Company is not liable to the plaintiff in any regard. This litigation or future litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in this or future litigation could also subject us to significant liabilities.

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

As of June 30, 2017, our officers and directors, and stockholders who individually own more than 5% of our outstanding common stock, in the aggregate, beneficially owned approximately 51% of our common stock.

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This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders or noteholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as a stockholder or noteholder, and they may act in a manner that advances their best interests and not necessarily those of other stockholders or noteholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock and 2021 Convertible Notes.

A substantial number of shares of our common stock are eligible for future sale in the public market, and the issuance or sale of equity, convertible or exchangeable securities in the market, including shares issuable upon conversion of our convertible notes, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock.

Any issuance of shares of our common stock or other securities, including for the purposes of raising capital to fund our operations, financing acquisitions and the expansion of our business, will have a dilutive effect on our existing stockholders. In addition, the perceived market risk associated with the possible issuance of a large number of shares of our common stock, including pursuant to the exercise of our currently outstanding stock options, or issuances of securities convertible or exchangeable into a large number of shares of our common stock could cause some of our stockholders to sell their common stock, thus causing the trading price of our common stock to decline. Subsequent sales of our common stock in the open market, exercises of our currently outstanding stock options and the subsequent sale of the shares acquired thereunder or the sale by us of shares of our common stock or securities convertible or exchangeable into our common stock for capital raising purposes could also have an adverse effect on the trading price of our common stock. If our common stock price declines, it will be more difficult for us to raise additional capital or we may be unable to raise additional capital at all.

In August 2016, we issued $52.0 million aggregate principal amount of our 5.75% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”). The 2021 Convertible Notes are convertible at the option of the holder at an initial conversion rate of approximately 124.7505 shares of our common stock per $1,000 principal amount of 2021 Convertible Notes, which is equivalent to an initial conversion price of approximately $8.02 per share of our common stock, and is subject to adjustment upon certain events and conditions, including the issuance of stock dividends and payment of cash dividends. In addition, in certain circumstances, the conversion rate will also be increased with respect to a holder’s conversion of 2021 Convertible Notes in connection with the occurrence of one or more corporate events. A substantial number of shares of our common stock are reserved for issuance upon conversion of the 2021 Convertible Notes. The issuance of shares of our common stock upon conversion of the 2021 Convertible Notes would dilute the ownership interest of our common stockholders and may materially adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In April 2016, we entered into a sales agreement with Cowen and Company, LLC to sell shares of our common stock up to a maximum aggregate offering price of $50.0 million, from time to time, through an “at the market” equity offering program under which Cowen acts as sales agent (the “ATM”). We did not sell any shares of common stock pursuant to the ATM during the six months ended June 30, 2017. At June 30, 2017, $45.6 million was available for sale of common stock under the ATM.

In connection with other collaborations, joint ventures, license agreements or future financings that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our existing and future common stockholders.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to holders of our common stock for the foreseeable future.

If we are unable to substantially utilize our net operating loss carryforward, our financial results will be adversely affected.

As of December 31, 2016, we had federal and state net operating losses of approximately $105.3 million and $62.7 million, respectively, which may be utilized against future federal and state income taxes, respectively. In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than fifty percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). Purchases of our common stock in amounts greater than specified levels, which are beyond our control, or prior or future issuances of our common stock, could create a limitation on our ability to utilize our NOLs for tax purposes in the future. NOL limitations could result from a change-in-control where a merger partner could own greater than 50% of our common stock after the merger transaction. Limitations imposed on our ability to utilize NOLs could cause federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, or have occurred in the past, we may not derive some or all of the expected benefits from our NOLs. We have determined that we have experienced prior ownership changes occurring in 2005, 2007, and 2015. NOLs generated prior to these changes, although subject to an annual limitation, can be utilized in future years as well as any post change NOLs. In addition, at the state level there may be periods during which the use of NOLs is suspended or otherwise limited, which would accelerate or may permanently increase state taxes owed.

The requirements associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our common stock is traded and other applicable securities rules and regulations. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules

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implemented by the SEC and NASDAQ may also impose various additional requirements on public companies. As a result, we incur substantial legal, accounting and other expenses. Further, the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.
We will incur increased costs as a result of operating as a public company, and our management team will be required to devote substantial time to new compliance initiatives.

Now that we are a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and The NASDAQ Stock Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

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•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) December 31, 2020; (ii) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” For example, we have irrevocably elected under Section 107 of the JOBS Act not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

Some provisions of our charter document, Delaware law and the indenture that governs our 2021 Convertible Notes may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•	allowing the authorized number of our directors to be changed only by resolution of our board of directors;

•	limiting the removal of directors by the stockholders;

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

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•	requiring the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal our bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

In addition, the terms of our 2021 Convertible Notes require us to repurchase the 2021 Convertible Notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the 2021 Convertible Notes to require us to repurchase the 2021 Convertible Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the 2021 Convertible Notes.

Item 2.	Unregistered Sales of Equity Securities

None.

Item 3.	Defaults upon Senior Securities

None.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

None.

Item 6.	Exhibits

The exhibits filed as part of this Quarterly Report on Form 10-Q are set forth on the Exhibit Index, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOTEK PHARMACEUTICALS CORPORATION

August 3, 2017	By:	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director (Principal Executive Officer)

August 3, 2017	By:	/s/ Dale Ritter
Dale Ritter
Vice President–Finance (Principal Financial and Accounting Officer)

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EXHIBIT INDEX

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	10-K	3.1	3/31/15	001-36829

3.2	Amended and Restated By-Laws of the Registrant.	10-K	3.2	3/31/15	001-36829

4.1	Specimen Common Stock Certificate of the Registrant.	10-K	4.1	3/31/15	001-36829

4.2	Base Indenture, dated as of August 5, 2016, by and between the Registrant and Wilmington Trust, National Association	8-K	4.1	8/5/2016	001-36829

4.3	First Supplemental Indenture, dated as of August 5, 2016, by and between the Registrant and Wilmington Trust, National Association	8-K	4.2	8/5/2016	001-36829

4.4	Form of 5.75% Convertible Senior Note due 2021	8-K	4.3	8/5/2016	001-36829

31.1*	Certification of Principal Executive Officer pursuant to Exchange Act rules 13a-14 or 15d-14.

31.2*	Certification of Principal Financial Officer pursuant to Exchange Act rules 13a-14 or 15d-14.

32.1*	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Exchange Act rules 13a-14(b) or 15d-14(b) and 18 U.S.C. Section 1350.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Link Document.

*	Filed herewith.

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Exhibit 31.1

CERTIFICATIONS

I, David P. Southwell, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2017 of Inotek Pharmaceuticals Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 3, 2017	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director (Principal Executive Officer)

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Exhibit 31.2

CERTIFICATIONS

I, Dale Ritter, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2017 of Inotek Pharmaceuticals Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 3, 2017	/s/ Dale Ritter
Dale Ritter
Vice President—Finance
(Principal Financial Officer)

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Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report on Form 10-Q of Inotek Pharmaceuticals Corporation (the “Company”) for the period ended June 30, 2017, as filed with the United States Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that to his knowledge:

1)	the Report which this statement accompanies fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 3, 2017	/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer and Director (Principal Executive Officer)

Date: August 3, 2017	/s/ Dale Ritter
Dale Ritter
Vice President—Finance (Principal Financial Officer)

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Annex C

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com

September 12, 2017

STRICTLY PRIVATE & CONFIDENTIAL

Board of Directors of Inotek Pharmaceuticals Corporation

91 Hartwell Avenue

Lexington, MA 02421

Members of the Board:

We understand that Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), and Rocket Pharmaceuticals, Ltd, a Cayman Islands exempted company (the “Company”), propose to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”) with the Company as the surviving corporation in the Merger, and (ii) upon effectiveness of the Merger, (a) each issued and outstanding Ordinary Share, $0.01 par value per share (a “Company Ordinary Share”), of the Company, other than the Dissenting Shares (as defined in the Merger Agreement) and Company Ordinary Shares owned by the Company (or held in the Company’s treasury) or Merger Sub, will be converted into the right to receive a number of shares of common stock, par value $0.001 per share (the “Parent Common Stock”), of Parent equal to the Exchange Ratio (as defined in the Merger Agreement) and (b) each Series A Preferred Share, $0.01 par value per share (a “Company Series A Preferred Share”), of the Company and each Series B Preferred Share, $0.01 par value per share (a “Company Series B Preferred Share” and, together with the Company Ordinary Shares and Company Series A Preferred Shares, the “Company Shares”), of the Company, other than the Dissenting Shares and Company Series A Preferred Shares and Company Series B Preferred Shares owned by the Company (or held in the Company’s treasury) or Merger Sub, will be converted into Company Ordinary Shares which will have the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, all as more fully described in the Merger Agreement (the “Transaction”). We understand that the Exchange Ratio is intended to result in holders of Company Shares and Parent Common Stock immediately prior to the effective time of the Merger holding 81% and 19% of the outstanding Parent Common Stock, respectively, on a pro forma basis immediately following the effective time of the Merger and that the Exchange Ratio and, accordingly, such percentages are subject to adjustment based upon Parent’s Net Cash (as defined in the Merger Agreement) as of the closing of the Transaction.

You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Exchange Ratio provided for in the Merger Agreement.

For purposes of the opinion set forth herein, we have, among other things:

1. reviewed certain publicly available financial statements and other business and financial information with respect to the Company and Parent, including research analyst reports for Parent;

2. reviewed certain internal information, primarily related to expense forecasts, furnished to us by the managements of Parent and the Company, respectively, and approved for our use by Parent;

3. discussed the past and current business, operations, financial condition and prospects of Parent with senior executives of Parent;

Partners have limited liability status.

4. discussed the past and current business, operations, financial condition and prospects of the Company with senior executives of Parent and the Company;

5. reviewed publicly available market capitalization data regarding companies in the biopharmaceutical industry that we believe to be comparable in certain respects to the Company;

6. reviewed the publicly available financial terms of certain initial public offerings and business combination transactions involving companies in the biopharmaceutical industry that we believe to be comparable in certain respects to the Company;

7. reviewed the historical trading prices and trading activity for the Parent Common Stock;

8. participated in discussions among representatives of the Company and Parent and their respective advisors;

9. reviewed a draft, dated September 10, 2017, of the Merger Agreement (the “Draft Agreement”); and

10. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of Parent that such information does not contain any material omissions or misstatements of material fact. With respect to information provided to us by Parent and the Company, we have been advised by the management of Parent and the Company, respectively, and have assumed, with your consent, that such information has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent and the Company, as applicable, and we express no view as to the assumptions on which such information is based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Parent, the Company or any of their respective subsidiaries, nor have we been furnished with any such valuations or appraisals nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Parent, the Company or any of their respective subsidiaries. In addition, we have not evaluated the solvency of any party to the Merger Agreement (or the impact of the Transaction thereon) under any applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement will not differ from the Draft Agreement reviewed by us in any respect material to our analysis, and that the Transaction will be consummated on the terms set forth in the Merger Agreement, without any modification, waiver or delay that would be material to our analysis. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the Transaction, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction. We have also assumed that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

As you are aware, the Company’s management did not provide us with, and we did not otherwise have access to, financial forecasts regarding the Company’s business, other than certain expense forecasts, and, accordingly, we did not perform either a discounted cash flow analysis or any multiples-based analyses with respect to the Company.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, to Parent of the Exchange Ratio provided for in the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other related document or the form or structure of the Transaction or the likely timeframe in which the Transaction will be consummated. We express no view or opinion as to any such matters. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio provided for in the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the Transactions or any related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand Parent has received such advice as it deems necessary from qualified professionals. We express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of Parent or as to the underlying decision by Parent to engage in the Transaction. Furthermore, we express no opinion as to the price at which the shares of Parent Common Stock will trade at any future time.

We have acted as financial advisor to Parent with respect to the Transaction and will receive a fee from Parent for our services in connection with the Transaction, a portion of which became payable upon the delivery of this opinion (or would have been payable if we had advised the Board of Directors that we were unable to render this opinion) and the remainder of which is contingent upon consummation of the Transaction. In addition, Parent has agreed to indemnify us for certain liabilities and other items arising out of our engagement. During the two year period prior to the date hereof, Perella Weinberg Partners LP and its affiliates have provided services to and received compensation from Parent in connection with Parent’s convertible bond offering in August 2016. During the two-year period prior to the date hereof, Perella Weinberg Partners LP and its affiliates have not provided any investment banking services to the Company for which they have received compensation; provided, however Perella Weinberg Partners LP and its affiliates in the future may provide services to the Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Parent or any of its affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Board of Directors of Parent in connection with, and for the purposes of its evaluation of, the Transaction. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. The preparation of this opinion was a complex process in which Perella Weinberg Partners LP considered the results of all of our analyses and did not attribute any particular weight to any factor or analysis, but rather made our determination as to fairness on the basis of our experience and professional judgment after considering the results of all of our analyses.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Exchange Ratio provided for in the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

PERELLA WEINBERG PARTNERS LP

Annex D-1

EXECUTION VERSION

INOTEK PHARMACEUTICALS CORPORATION

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of September 12, 2017, is made by and among Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, Parent, Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options, restricted stock units (“Company RSUs”) or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s, Merger Sub’s and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1.    Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger, the Merger Agreement or any Parent Acquisition Proposal, Stockholder shall:

(a)    appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)    from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of (A) the issuance of the shares of Parent Common Stock by virtue of the Merger, (B) the adoption of the Merger Agreement and approval of the Merger, and (C) an amendment to the Certificate of Incorporation of Parent to effect the Reverse Stock Split; (ii) against any action or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Parent’s or any of its Subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Parent Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

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2.    Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.    Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.    Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (b) with respect to such Stockholder’s Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Stockholder’s Company Options and (ii) taxes applicable to the exercise of such Stockholder’s Company Options, (c) with respect to Stockholder’s Company RSUs, (i) transfers for the net settlement of Stockholder’s Company RSUs settled in Shares (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of Stockholder’s Company RSUs, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement, (d) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (e) transfers to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof, and (f) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion.

5.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

(a)    Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b)    this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to the Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)    Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other

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encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)    to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e)    to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6.    Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

7.    No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Parent Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Parent Acquisition Proposal, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Parent Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a stockholders’ vote or action by consent of the Parent’s stockholders with respect to a Parent Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of a Parent Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 7.

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8.    Waiver of Appraisal Rights; No Legal Actions.

(a)    The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 262 of the DGCL in connection with the Merger.

(b)    The Stockholder will not in its capacity as a stockholder of Parent bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by the Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of Parent, constitutes a breach of any fiduciary duty of the Board of Directors of Parent or any member thereof.

9.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.    Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and/or holder of options, warrants and/or RSUs to purchase shares of Parent Common Stock and not in such Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

13.    Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14.    Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any resale registration statement relating thereto (including all documents and schedules

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filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Parent or the Company as required by law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

15.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.7 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17.    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue

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in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.    Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Certificate of Incorporation of Parent, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23.    Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

24.    Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Stockholder, or (b) have been agreed to in writing by Stockholder.

25.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[SHAREHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

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EXECUTED as of the date first above written.

ROCKET PHARMACEUTICALS, LTD.

By:
Name:
Title:

INOTEK PHARMACEUTICALS CORPORATION

By:
Name:
Title:

Signature Page to Voting Agreement

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SCHEDULE 1

Name and Address of Shareholder	Shares	Options	RSUs	Other Rights

Signature Page to Voting Agreement

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Annex D-2

EXECUTION VERSION

ROCKET PHARMACEUTICALS, LTD.

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of September 12, 2017, is made by and among Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company (the “Company”), and the undersigned holders (“each a Shareholder”) of shares of the share capital (the “Shares”) of the Company.

WHEREAS, Parent, Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds share options or other rights to acquire the number of Shares indicated opposite Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s, Merger Sub’s and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Shareholder, Parent and the Company agree as follows:

1.    Agreement to Vote Shares. Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting (whether a general meeting or a class or series meeting, as applicable) of the shareholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the shareholders (or any class or series of shareholders, as applicable) of the Company, with respect to the Merger, the Merger Agreement or any Company Acquisition Proposal, Shareholder shall:

(a)    appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)    from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Shareholder shall be entitled to so vote: (i) in favor of adoption and approval of the adoption of the Merger Agreement and approval of the Merger; (ii) against any action or agreement that, to the knowledge of Shareholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its Subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; (iii) against any Company Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement; and (iv) where applicable, in favour of an election to convert all of the Company Preferred Shares held by the Shareholder into Company Ordinary Shares. The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

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2.    Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.    Additional Purchases. Shareholder agrees that any shares of the share capital or other equity securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any share options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.    Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, Shareholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (b) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of Shareholder or to an affiliated corporation, trust or other business entity under common control with Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (c) transfers to another holder of the share capital of the Company that has signed a voting agreement in substantially the form hereof and (d) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion.

5.    Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and the Company as follows:

(a)    Shareholder has the full power and authority to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder;

(b)    this Agreement has been duly executed and delivered by or on behalf of Shareholder and, to the Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)    Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)    to the knowledge of Shareholder, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the compliance by

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Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any law, statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Shareholder; and

(e)    to the knowledge of Shareholder, the execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Shareholder of his or her obligations under this Agreement in any material respect.

6.    Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Shareholder does hereby appoint the Parent with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Shareholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Shareholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

7.    No Solicitation. From and after the date hereof until the Expiration Date, Shareholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Company Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to a Company Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Shareholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or affiliates to, nor shall it authorize any officer, director or representative of Shareholder, or any of its Subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 7.

8.    Waiver of Appraisal Rights; No Legal Actions.

(a)    The Shareholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 238 of Cayman Law in connection with the Merger.

(b)    The Shareholder will not in its capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and

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delivery of this agreement by the Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of the Company, constitutes a breach of any fiduciary duty of the Board of Directors of the Company or any member thereof.

9.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.    Intentionally Omitted.

11.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent does not have authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein.

12.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

13.    Further Assurances. Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14.    Disclosure. Shareholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by law, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Parent or the Company as required by law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Shareholder’s counsel.

15.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.7 of the Merger Agreement and to each Shareholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of

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this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17.    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Shareholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except as otherwise required by Cayman Law. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.    Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of Cayman Law, any applicable anti-takeover laws and regulations and any applicable provision of the memorandum and articles of association, the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and

D-2-5

understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23.    Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

24.    Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Shareholder, or (b) have been agreed to in writing by Shareholder.

25.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

D-2-6

EXECUTED as of the date first above written.

[SHAREHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

D-2-7

EXECUTED as of the date first above written.

ROCKET PHARMACEUTICALS, LTD.

By:
Name:
Title:

INOTEK PHARMACEUTICALS CORPORATION

By:
Name:
Title:

Signature Page to Voting Agreement

D-2-8

SCHEDULE 1

Name and Address of Shareholder	Shares	Options	Other Rights

D-2-9

Annex D-3

FORM OF LOCK-UP AGREEMENTS

EXECUTION VERSION

LOCK-UP AGREEMENT

September 12, 2017

Inotek Pharmaceuticals Corporation

91 Hartwell Avenue

Lexington, MA 02421

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”) has entered into an Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017 (as the same may be amended from time to time, the “Merger Agreement”) with Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent, and Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to each of the Parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit (“RSU”)) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; or

(iii)	make any demand for or exercise any right with respect to the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable

D-3-1

EXECUTION VERSION

organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed;

(b)    the exercise of an option (including a net or cashless exercise of an option) to purchase shares of Parent Common Stock, and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)    transfers for the net settlement of RSUs settled in Parent Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d)      the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period; or

(e)    transfers by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market following the Closing Date;

and provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock following such individual’s termination of employment with Parent that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Parent prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer

D-3-2

EXECUTION VERSION

restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent is proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

D-3-3

EXECUTION VERSION

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by Inotek Pharmaceuticals Corporation:

By
Name:
Title:

[Signature Page to Lock-up Agreement]

D-3-4

Annex E

CERTIFICATE OF AMENDMENT OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INOTEK PHARMACEUTICALS CORPORATION

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board of Directors”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Corporation’s seventh amended and restated certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE IV of the Certificate of Incorporation is hereby amended so that the following paragraph be inserted at the end of second full paragraph of such Article to read as follows:

“That, at 5:00 p.m., Eastern time, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [●]1 Shall be a number greater than one and up to 10 and shall include not more than three decimal digits. By approving the Reverse Stock Split, the stockholders of the Corporation are approving the Amendment to the Certificate of Incorporation for each possible Conversion Number within such range, and authorizing the Board of Directors to file such Amendment(s) as the Board of Directors deems advisable and in the best interest of the Corporation and its stockholders either prior to or after the merger, with any such Amendment not filed on or prior to the end of trading hours on the third trading day after the closing date under the merger agreement being abandoned and of no further force and effect. (the “Conversion Number”) shares of the Common Stock (including treasury shares) issued and outstanding as of the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and

[1]	Shall be a number greater than one and up to 10 and shall include not more than three decimal digits. By approving the Reverse Stock Split, the stockholders of the Corporation are approving the Amendment to the Certificate of Incorporation for each possible Conversion Number within such range, and authorizing the Board of Directors to file such Amendment(s) as the Board of Directors deems advisable and in the best interest of the Corporation and its stockholders either prior to or after the merger, with any such Amendment not filed on or prior to the end of trading hours on the third trading day after the closing date under the merger agreement being abandoned and of no further force and effect.

outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this day      of, 201    .

Inotek Pharmaceuticals Corporation

By:
David P. Southwell
President and Chief Executive Officer

E-2

PRELIMINARY PROXY CARD DATED OCTOBER 12, 2017—SUBJECT TO COMPLETION

Inotek Pharmaceuticals Corporation ATTN: Corporate Secretary 91 Hartwell Avenue Lexington, MA 02421	VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.				For	Against	Abstain

1.     To approve the issuance of Inotek’s common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, by and among Inotek Pharmaceuticals Corporation (“Inotek”), Rome Merger Sub, a wholly-owned subsidiary of Inotek, and Rocket Pharmaceuticals, Ltd., and the resulting change of control of Inotek under NASDAQ rules.

				☐	☐	☐
2. To approve an amendment to Inotek’s seventh amended and restated certificate of incorporation to effect a reverse stock split of Inotek’s common stock.				☐	☐	☐
3. To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.				☐	☐	☐
NOTE: To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement is available at www.proxyvote.com

Inotek Pharmaceuticals Corporation
Special Meeting of Stockholders
TBD at TBD EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David P. Southwell and Dale Ritter, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Inotek Pharmaceuticals Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholder(s) to be held at TBD, EST on TBD, at the TBD, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The Board of Directors recommends that stockholders vote FOR proposals 1, 2 and 3.

Continued and to be signed on reverse side